UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

RF Micro Devices, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount previously paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

RF Micro Devices, Inc.	TriQuint Semiconductor, Inc.

TO THE STOCKHOLDERS OF RF MICRO DEVICES, INC. AND TRIQUINT SEMICONDUCTOR, INC.

MERGER PROPOSAL — YOUR VOTE IS VERY IMPORTANT

July 30, 2014

Dear Stockholders:

RF Micro Devices, Inc. (“RFMD”) and TriQuint Semiconductor, Inc. (“TriQuint”) have entered into a merger agreement providing for the combination of RFMD and TriQuint in a merger of equals under a new holding company currently named Rocky Holding, Inc. We believe the combination will create a new leader in radio frequency solutions, with new growth opportunities and a broad portfolio of enabling technologies. Robert A. Bruggeworth will serve as President and Chief Executive Officer of the combined company and Ralph G. Quinsey will serve as the non-executive Chairman of the Board of Directors. The combined company’s board will consist of ten directors, with five directors from the existing boards of each company, and eight of the ten directors will be independent.

Upon completion of the mergers, RFMD shareholders will receive 0.2500 of a share of common stock of the new holding company for each share of RFMD common stock, and TriQuint stockholders will receive 0.4187 of a share of common stock of the new holding company for each share of TriQuint common stock. We anticipate that RFMD shareholders, on the one hand, and TriQuint stockholders, on the other hand, will each hold approximately 50% of the shares of common stock of the new holding company issued and outstanding immediately after completion of the mergers. The actual relative ownership percentages of the TriQuint stockholders and the RFMD shareholders in Rocky Holding immediately after completion of the mergers will vary based on the number of shares of common stock of TriQuint and RFMD outstanding immediately prior to completion of the mergers. Shares of common stock of TriQuint and RFMD issued after execution of the merger agreement and before the closing date, consisting of shares issued upon the exercise of stock options and the issuance of shares related to the vesting of restricted stock units and other restricted stock awards, will affect the relative ownership percentages of the TriQuint stockholders and the RFMD shareholders in Rocky Holding immediately following completion of the mergers. We estimate that (a) the maximum percentage of Rocky Holding shares that TriQuint stockholders could receive immediately following the mergers is 54% (RFMD shareholders would receive the remaining 46%), and (b) the maximum percentage of Rocky Holding shares that RFMD shareholders could receive immediately following the mergers is 51% (TriQuint stockholders would receive the remaining 49%).

Rocky Holding, Inc. has applied to list its common stock on the NASDAQ Global Select Market, subject to official notice of issuance. Prior to completion of the mergers, we anticipate that Rocky Holding, Inc. will change its name, adopt a NASDAQ symbol for its common stock, and register a new trade name and logo that reflect the key attributes of the combined company.

Completion of the mergers requires, among other things, the separate approvals of both RFMD shareholders and TriQuint stockholders. To obtain these required approvals, RFMD will hold a special meeting of RFMD shareholders on September 5, 2014 and TriQuint will hold a special meeting of TriQuint stockholders on September 5, 2014.

THE RFMD AND TRIQUINT BOARDS OF DIRECTORS UNANIMOUSLY RECOMMEND THAT YOU VOTE “FOR” THE PROPOSALS TO APPROVE OR ADOPT THE MERGER AGREEMENT, AS APPLICABLE.

Information about the special meetings, the mergers and the other business to be considered by RFMD shareholders and TriQuint stockholders is contained in this document and the documents incorporated by reference, which we urge you to read carefully. In particular, see “Risk Factors” beginning on page 33.

Your vote is very important. Whether or not you plan to attend the special meeting of RFMD shareholders or the special meeting of TriQuint stockholders, as applicable, please submit a proxy to vote your shares as soon as possible to make sure your shares are represented at the applicable special meeting. Your failure to vote will have the same effect as voting against the proposal to approve or adopt the merger agreement, as applicable.

Robert A. Bruggeworth	Ralph G. Quinsey
President and Chief Executive Officer	President and Chief Executive Officer
RF Micro Devices, Inc.	TriQuint Semiconductor, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities to be issued in connection with the mergers or determined if the accompanying joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The accompanying joint proxy statement/prospectus is dated July 30, 2014, and is first being mailed or otherwise delivered to shareholders of RFMD and stockholders of TriQuint on or about August 4, 2014.

ADDITIONAL INFORMATION

The accompanying joint proxy statement/prospectus incorporates by reference important business and financial information about RFMD and TriQuint from documents that are not included in or delivered with the joint proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in the joint proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the addresses and telephone numbers listed below. To obtain timely delivery, you must request the information no later than five business days before you must make your investment decision.

RF Micro Devices, Inc.	TriQuint Semiconductor, Inc.
7628 Thorndike Road	2300 N.E. Brookwood Parkway
Greensboro, North Carolina 27409-9421	Hillsboro, Oregon 97124
Attention: Investor Relations	Attention: Investor Relations
(336) 678-7088	(503) 615-9413
www.rfmd.com (“Investor Relations” page)	www.triquint.com (“Investor Relations” page)

In addition, if you have questions about the mergers or the special meetings, or if you need to obtain copies of the accompanying joint proxy statement/prospectus, proxy cards, election forms or other documents incorporated by reference in the joint proxy statement/prospectus, you may contact the appropriate contact listed below. You will not be charged for any of the documents you request.

If you are an RFMD shareholder:	If you are a TriQuint stockholder:
Innisfree M&A Incorporated	The Proxy Advisory Group, LLC ®
501 Madison Avenue, 20th Floor	18 East 41st Street, 20th Floor
New York, NY 10022	New York, NY 10017
Shareholders call toll free: (888) 750-5834	Call toll free: (888) 557-7699
Banks and brokers call collect: (212) 750-5833	or (888) 55-PROXY

If you would like to request documents, you must do so by August 28, 2014, in order to receive them before the special meetings.

For a more detailed description of the information incorporated by reference in the accompanying joint proxy statement/prospectus and how you may obtain it, see “Where You Can Find More Information” beginning on page 217 of the accompanying joint proxy statement/prospectus.

RF MICRO DEVICES, INC.

7628 Thorndike Road

Greensboro, North Carolina 27409-9421

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS OF RF MICRO DEVICES, INC.

September 5, 2014

To the Shareholders of RF Micro Devices, Inc.:

A special meeting of the shareholders of RF Micro Devices, Inc., a North Carolina corporation (“RFMD”), will be held on September 5, 2014, at 9:00 a.m. Eastern time at the office of Womble Carlyle Sandridge & Rice, LLP, One West Fourth Street, Winston-Salem, North Carolina 27101 (the “RFMD special meeting”) to consider and vote upon the following matters:

1.	to approve the Agreement and Plan of Merger and Reorganization, dated as of February 22, 2014 and amended as of July 15, 2014 (the “merger agreement”), by and among RFMD, TriQuint Semiconductor, Inc., a Delaware corporation (“TriQuint”), and Rocky Holding, Inc., a newly formed Delaware corporation (“Rocky Holding”);

2.	to approve the adjournment of the RFMD special meeting (if necessary or appropriate to solicit additional proxies if there are not sufficient votes to approve the merger agreement);

3.	to approve, by non-binding advisory vote, the compensation arrangements for RFMD’s named executive officers in connection with the mergers; and

4.	to transact any other business that may properly come before the RFMD special meeting or any adjournment thereof.

THE RFMD BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT RFMD SHAREHOLDERS VOTE “FOR” EACH PROPOSAL.

The above matters are more fully described in this document, which also includes, as Annex A and Annex AA, a copy of the merger agreement. The record date for the determination of the shareholders entitled to notice of, and to vote at, the RFMD special meeting, or any adjournment or postponement of the RFMD special meeting, was the close of business on July 16, 2014. At least 10 days prior to the RFMD special meeting, a complete list of shareholders of record as of July 16, 2014 will be available for inspection by any shareholder for any purpose germane to the RFMD special meeting, during ordinary business hours, at the office of the Secretary of the Company at 7628 Thorndike Road, Greensboro, North Carolina. As a shareholder of record, you are cordially invited to attend the RFMD special meeting in person. Regardless of whether you expect to be present at the RFMD special meeting, please either complete, sign and date the enclosed proxy card and mail it promptly in the enclosed envelope or vote electronically via the Internet or telephone as described in greater detail in the joint proxy statement/prospectus and on the enclosed proxy card. Returning the enclosed proxy card, or voting electronically or telephonically, will not affect your right to vote in person if you attend the RFMD special meeting. You should NOT send certificates representing RFMD common stock with the proxy.

By Order of the Board of Directors,

William A. Priddy, Jr.
Chief Financial Officer, Vice President of Administration and Secretary
July 30, 2014

YOUR VOTE IS VERY IMPORTANT. PLEASE VOTE YOUR SHARES PROMPTLY, WHETHER OR NOT YOU EXPECT TO ATTEND THE RFMD SPECIAL MEETING. YOU CAN FIND INSTRUCTIONS FOR VOTING ON THE ENCLOSED PROXY CARD. IF YOU HAVE QUESTIONS ABOUT THE MERGERS OR THE RFMD SPECIAL MEETING, PLEASE CONTACT RF MICRO DEVICES, INC., ATTENTION: INVESTOR RELATIONS, 7628 THORNDIKE ROAD, GREENSBORO, NORTH CAROLINA 27409, (336) 678-7088. IF YOU HAVE QUESTIONS ABOUT VOTING YOUR SHARES, PLEASE FOLLOW THE CONTACT INSTRUCTIONS ON YOUR PROXY CARD.

TRIQUINT SEMICONDUCTOR, INC.

2300 N.E. Brookwood Parkway

Hillsboro, Oregon 97124

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS OF TRIQUINT SEMICONDUCTOR, INC.

September 5, 2014

To the Stockholders of TriQuint Semiconductor, Inc.:

A special meeting of the stockholders of TriQuint Semiconductor, Inc., a Delaware corporation (“TriQuint”), will be held at the principal executive offices of TriQuint, 2300 NE Brookwood Parkway, Hillsboro, Oregon 97124 on September 5, 2014, at 1:00 p.m., Pacific time (the “TriQuint special meeting”), for the following purposes:

1.	to adopt the Agreement and Plan of Merger and Reorganization, dated as of February 22, 2014 and amended as of July 15, 2014 (the “merger agreement”), by and among TriQuint, RF Micro Devices, Inc., a North Carolina corporation (“RFMD”), and Rocky Holding, Inc., a newly formed Delaware corporation (“Rocky Holding”) — THE MERGERS WILL ONLY OCCUR IF PROPOSAL NO. 2 IS ALSO APPROVED;

2.	to approve the absence of a provision in Rocky Holding’s amended and restated certificate of incorporation that would provide for directors of Rocky Holding to be elected by majority vote, which provision is instead located in Rocky Holding’s amended and restated bylaws;

3.	to approve the adjournment of the TriQuint special meeting (if necessary or appropriate to solicit additional proxies if there are not sufficient votes to adopt the merger agreement or to approve the absence of a majority voting provision in Rocky Holding’s amended and restated certificate of incorporation);

4.	to approve, by non-binding advisory vote, the compensation arrangements for TriQuint’s named executive officers in connection with the mergers;

5.	to approve the amended TriQuint 2013 Incentive Plan; and

6.	to transact any other business that may properly come before the TriQuint special meeting or any adjournment thereof.

THE TRIQUINT BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT TRIQUINT STOCKHOLDERS VOTE “FOR” EACH PROPOSAL.

Holders of TriQuint common stock of record at the close of business on July 16, 2014 are entitled to vote at the TriQuint special meeting, or any adjournment or postponement of the TriQuint special meeting. At least 10 days prior to the TriQuint special meeting, a complete list of stockholders of record as of July 16, 2014 will be available for inspection by any stockholder for any legally valid purpose relating to the TriQuint special meeting, during ordinary business hours, at our headquarters located at 2300 N.E. Brookwood Parkway, Hillsboro, Oregon 97124. As a stockholder of record, you are cordially invited to attend the TriQuint special meeting in person. Regardless of whether you expect to be present at the TriQuint special meeting, please either complete, sign and date the enclosed proxy card and mail it promptly in the enclosed envelope or vote electronically via the Internet or telephone as described in greater detail in the joint proxy statement/prospectus and on the enclosed proxy card. Returning the enclosed proxy card, or voting electronically or telephonically, will not affect your right to vote in person if you attend the TriQuint special meeting. You should NOT send certificates representing TriQuint common stock with the proxy.

For the Board of Directors of
TRIQUINT SEMICONDUCTOR, INC.

Steven J. Buhaly
Chief Financial Officer, Vice President of Finance and Information Technology, and Secretary
July 30, 2014

YOUR VOTE IS VERY IMPORTANT. PLEASE VOTE YOUR SHARES PROMPTLY, WHETHER OR NOT YOU EXPECT TO ATTEND THE TRIQUINT SPECIAL MEETING. YOU CAN FIND INSTRUCTIONS FOR VOTING ON THE ENCLOSED PROXY CARD. IF YOU HAVE QUESTIONS ABOUT THE MERGERS OR THE TRIQUINT SPECIAL MEETING, PLEASE CONTACT TRIQUINT SEMICONDUCTOR, INC., ATTENTION: INVESTOR RELATIONS, 2300 N.E. BROOKWOOD PARKWAY, HILLSBORO, OREGON 97124, (503) 615-9413. IF YOU HAVE QUESTIONS ABOUT VOTING YOUR SHARES, PLEASE FOLLOW THE CONTACT INSTRUCTIONS ON YOUR PROXY CARD.

JOINT PROXY STATEMENT/PROSPECTUS TABLE OF CONTENTS

i

ii

Merger Consideration to be Received by RFMD Shareholders	137
Merger Consideration to be Received by TriQuint Stockholders	137
Treatment of RFMD Stock Options, Other Stock Awards and Restricted Stock	137
Treatment of TriQuint Stock Options, Other Stock Awards and Restricted Stock	138
Conversion of Shares; Exchange of Certificates; No Fractional Shares	139
Representations and Warranties	141
Covenants of the Parties	143
Conditions to the Merger	156
Termination	158
Effect of Termination	160
Termination Fees; Expenses	160
Amendment and Waiver	161
Specific Performance; Third-Party Beneficiaries	162
Treatment of RFMD Equity Compensation Plans Following the Mergers	162
Treatment of the TriQuint Employee Stock Purchase Plan Following the Mergers	172
TRIQUINT PROPOSAL NO. 2: APPROVAL OF THE ABSENCE OF A MAJORITY VOTING PROVISION IN ROCKY HOLDING’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION (WHICH PROVISION IS INSTEAD LOCATED IN ROCKY HOLDING’S AMENDED AND RESTATED BYLAWS)	176
RFMD PROPOSAL NO. 3: ADVISORY VOTE TO APPROVE MERGER-RELATED COMPENSATION FOR RFMD NAMED EXECUTIVE OFFICERS	177
Golden Parachute Compensation	177
Merger-Related Compensation Proposal	180
Vote Required and RFMD Board Recommendation	180
TRIQUINT PROPOSAL NO. 4: ADVISORY VOTE TO APPROVE MERGER-RELATED COMPENSATION FOR TRIQUINT NAMED EXECUTIVE OFFICERS	181
Golden Parachute Compensation	181
Merger-Related Compensation Proposal	183
Vote Required and TriQuint Board Recommendation	183
DESCRIPTION OF ROCKY HOLDING’S CAPITAL STOCK	184
CERTAIN BENEFICIAL OWNERS OF RFMD COMMON STOCK	185
CERTAIN BENEFICIAL OWNERS OF TRIQUINT COMMON STOCK	187
COMPARISON OF STOCKHOLDER RIGHTS	189
TRIQUINT PROPOSAL NO. 5: APPROVE THE AMENDED TRIQUINT 2013 INCENTIVE PLAN	205
TRIQUINT EQUITY COMPENSATION PLAN INFORMATION	213
EXPERTS	216
LEGAL MATTERS	216
FUTURE STOCKHOLDER PROPOSALS	216
WHERE YOU CAN FIND MORE INFORMATION	217

ANNEX A — Agreement and Plan of Merger and Reorganization	A-1
ANNEX AA — First Amendment to Agreement and Plan of Merger and Reorganization	AA-1
ANNEX B — Opinion of Goldman, Sachs & Co.	B-1
ANNEX C — Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated	C-1
ANNEX D — Amended and Restated Certificate of Incorporation of Rocky Holding, Inc.	D-1
ANNEX E — Amended and Restated Bylaws of Rocky Holding, Inc.	E-1
ANNEX F — TriQuint 2013 Incentive Plan, as amended	F-1

iii

QUESTIONS AND ANSWERS ABOUT THE MERGERS AND THE SPECIAL MEETINGS

The following questions and answers are intended to briefly address some commonly asked questions regarding the mergers and the special meetings. These questions and answers may not address all questions that may be important to you as a stockholder. To better understand these matters, and for a description of the legal terms governing the mergers, you should carefully read this entire joint proxy statement/prospectus, including the annexes, as well as the documents that have been incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 217. All references in this joint proxy statement/prospectus to “RFMD” refer to RF Micro Devices, Inc., a North Carolina corporation; all references to “TriQuint” refer to TriQuint Semiconductor, Inc., a Delaware corporation; all references to “Rocky Holding” refer to Rocky Holding, Inc. (which we anticipate will change its name prior to completion of the mergers), a Delaware corporation and a direct wholly owned subsidiary of RFMD; all references to “Rocky Merger Sub” refer to a to-be-formed direct wholly owned subsidiary of Rocky Holding, which will be used to effect the RFMD merger; all references to “Trident Merger Sub” refer to a to-be-formed direct wholly owned subsidiary of Rocky Holding, which will be used to effect the TriQuint merger; and all references to the “Merger Subs” refer to Rocky Merger Sub and Trident Merger Sub, collectively. Unless otherwise indicated or as the context requires, all references in this joint proxy statement/prospectus to “we” refer to RFMD and TriQuint, and all references to the “merger agreement” refer to the Agreement and Plan of Merger and Reorganization, dated as of February 22, 2014, and amended as of July 15, 2014, as it may be further amended from time to time, by and among RFMD, TriQuint and Rocky Holding, a copy of which is attached as Annex A and Annex AA to this joint proxy statement/prospectus.

About the Mergers

Q:	What is the proposed transaction on which I am being asked to vote?

A:	RFMD, TriQuint and Rocky Holding, a new Delaware holding company, have entered into the merger agreement providing for the business combination of RFMD and TriQuint. Prior to the closing, Rocky Holding will form two direct subsidiaries, Trident Merger Sub and Rocky Merger Sub. Pursuant to the merger agreement, Trident Merger Sub will merge with and into TriQuint, and Rocky Merger Sub will merge with and into RFMD. We refer to these mergers as the TriQuint merger and the RFMD merger, respectively, and together as the mergers. As a result of the mergers, TriQuint and RFMD will each become a wholly owned subsidiary of Rocky Holding. As a result of the transactions contemplated by the merger agreement, former TriQuint stockholders and former RFMD shareholders will own common stock in Rocky Holding, which will be listed for trading on the NASDAQ Global Select Market, which we refer to as NASDAQ.

Q:	Why am I receiving this joint proxy statement/prospectus?

A:	TriQuint is holding a special meeting of stockholders, which we refer to as the TriQuint special meeting, in order to obtain the stockholder approval necessary to adopt the merger agreement, which we refer to as the TriQuint stockholder approval. In addition, TriQuint stockholders will be asked to approve the absence of a provision in Rocky Holding’s amended and restated certificate of incorporation that would provide for directors of Rocky Holding to be elected by majority vote, which provision is instead located in Rocky Holding’s amended and restated bylaws. TriQuint stockholders will also be asked to approve the adjournment of the TriQuint special meeting (if necessary or appropriate to solicit additional proxies if there are not sufficient votes to adopt the merger agreement or to approve the absence of a majority voting provision in Rocky Holding’s amended and restated certificate of incorporation), to approve, by non-binding advisory vote, the compensation arrangements for TriQuint’s named executive officers in connection with the mergers, and to approve the amended TriQuint 2013 Incentive Plan.

RFMD is holding a special meeting of shareholders, which we refer to as the RFMD special meeting, in order to obtain the shareholder vote necessary to approve the merger agreement, which we refer to as the RFMD shareholder approval. RFMD shareholders will also be asked to approve the adjournment of the

RFMD special meeting (if necessary or appropriate to solicit additional proxies if there are not sufficient votes to approve the merger agreement) and to approve, by non-binding advisory vote, the compensation arrangements for RFMD’s named executive officers in connection with the mergers.

We will be unable to complete the mergers unless (a) both the RFMD shareholder approval and the TriQuint stockholder approval are obtained at the respective special meetings and (b) the TriQuint stockholders approve the absence of a majority voting provision in Rocky Holding’s amended and restated certificate of incorporation, which provision is instead located in Rocky Holding’s amended and restated bylaws, in addition to other conditions and required approvals.

We have included in this joint proxy statement/prospectus important information about the mergers, the merger agreement (a copy of which is attached as Annex A and Annex AA) and the RFMD and TriQuint special meetings. You should read this information carefully and in its entirety. The enclosed voting materials allow you to vote your shares without attending the applicable special meeting. Your vote is very important and we encourage you to submit your proxy as soon as possible.

Q:	What will TriQuint stockholders receive in the TriQuint merger?

A:	Upon completion of the TriQuint merger, each share of common stock of TriQuint, par value $0.001 per share, which we refer to as TriQuint common stock, other than TriQuint excluded shares, will be converted into the right to receive 0.4187 (which we refer to as the TriQuint Exchange Ratio) of a share of validly issued, fully paid and non-assessable Rocky Holding common stock, par value $0.0001 per share, which we refer to as the TriQuint merger consideration. Shares of TriQuint common stock held by TriQuint or Trident Merger Sub, which we refer to as TriQuint excluded shares, will be canceled and will not be converted into any shares of Rocky Holding common stock or other consideration.

TriQuint stockholders will not receive any fractional shares of Rocky Holding common stock in the TriQuint merger. Instead of receiving any fractional shares, each holder of TriQuint common stock will be paid an amount in cash, without interest, rounded to the nearest cent, determined by (a) dividing that fraction by the TriQuint Exchange Ratio and (b) multiplying the result by the average closing price of a share of TriQuint common stock on NASDAQ for the 10 most recent trading days that the TriQuint common stock has traded, ending on the trading day one day prior to the date on which the closing of the mergers takes place, which we refer to as the closing date.

Q:	What will RFMD shareholders receive in the RFMD merger?

A:	Upon completion of the RFMD merger, each share of common stock of RFMD, no par value, which we refer to as RFMD common stock, other than RFMD excluded shares, will be converted into the right to receive 0.2500 (which we refer to as the RFMD Exchange Ratio) of a share of validly issued, fully paid and non-assessable Rocky Holding common stock, par value $0.0001 per share, which we refer to as the RFMD merger consideration. Shares of RFMD common stock held by RFMD or Rocky Merger Sub, which we refer to as RFMD excluded shares, will be canceled and will not be converted into any shares of Rocky Holding common stock or other consideration.

RFMD shareholders will not receive any fractional shares of Rocky Holding common stock in the RFMD merger. Instead of receiving any fractional shares, each holder of RFMD common stock will be paid an amount in cash, without interest, rounded to the nearest cent, determined by (a) dividing that fraction by the RFMD Exchange Ratio and (b) multiplying the result by the average closing price of a share of RFMD common stock on NASDAQ for the 10 most recent trading days that the RFMD common stock has traded, ending on the trading day one day prior to the closing date.

Q:	Should I send in my share certificates now for the exchange?

A:	No. RFMD shareholders and TriQuint stockholders should keep any share certificates they hold at this time. After the mergers are completed, TriQuint stockholders and RFMD shareholders will each receive from Rocky Holding’s exchange agent a letter of transmittal and instructions on how to obtain the TriQuint merger consideration or RFMD merger consideration, as applicable.

Q:	What equity stake will former TriQuint stockholders and former RFMD shareholders hold in Rocky Holding?

A:	Upon completion of the mergers, it is anticipated that RFMD shareholders, on the one hand, and TriQuint stockholders, on the other hand, will each hold approximately 50% of the shares of Rocky Holding common stock issued and outstanding immediately after completion of the mergers. The actual relative ownership percentages of the TriQuint stockholders and the RFMD shareholders in Rocky Holding immediately after completion of the mergers will vary based on the number of shares of common stock of TriQuint and RFMD outstanding immediately prior to completion of the mergers. Shares of common stock of TriQuint and RFMD issued after execution of the merger agreement and before the closing date, consisting of shares issued upon the exercise of stock options and the issuance of shares related to the vesting of restricted stock units and other restricted stock awards, will affect the relative ownership percentages of the TriQuint stockholders and the RFMD shareholders in Rocky Holding immediately following completion of the mergers. We estimate that (a) the maximum percentage of Rocky Holding shares that TriQuint stockholders could receive immediately following the mergers is 54% (RFMD shareholders would receive the remaining 46%), and (b) the maximum percentage of Rocky Holding shares that RFMD shareholders could receive immediately following the mergers is 51% (TriQuint stockholders would receive the remaining 49%).

Q:	How do I calculate the value of the TriQuint merger consideration?

A:	Because Rocky Holding will issue a fixed number of shares of Rocky Holding common stock in exchange for each share of TriQuint common stock, the value of the TriQuint merger consideration that TriQuint stockholders will receive in the TriQuint merger for each share of TriQuint common stock will depend on the price per share of RFMD common stock at the time the merger is completed. That price will not be known at the time of the TriQuint special meeting and may be greater or less than the current price of RFMD common stock or the price of RFMD common stock at the time of the TriQuint special meeting.

Based on the closing price of $5.81 per share of RFMD common stock on NASDAQ on February 21, 2014, the last trading day before the execution of the merger agreement, the TriQuint merger consideration represented approximately $9.73 per share of TriQuint common stock, a premium of 5.4% over the closing price of $9.23 per share of TriQuint common stock on NASDAQ on February 21, 2014. Based on the closing price of $11.77 per share of RFMD common stock on NASDAQ on July 30, 2014, the latest practicable date before the printing of this joint proxy statement/prospectus, the TriQuint merger consideration represented approximately $19.71 per share of TriQuint common stock. Because the TriQuint Exchange Ratio is fixed, variations in the relative equity stake of TriQuint stockholders and RFMD shareholders immediately following the closing will not affect the implied value of the merger consideration per share of TriQuint common stock. Instead, the implied value of the merger consideration per share of TriQuint common stock is based solely on the fixed TriQuint Exchange Ratio and the per share market value of RFMD common stock at closing.

Q:	How do I calculate the value of the RFMD merger consideration?

A:	Because Rocky Holding will issue a fixed number of shares of Rocky Holding common stock in exchange for each share of RFMD common stock, the value of the RFMD merger consideration that RFMD shareholders will receive in the RFMD merger for each share of RFMD common stock will depend on the price per share of RFMD common stock at the time the merger is completed. That price will not be known at the time of the RFMD special meeting and may be greater or less than the current price or the price at the time of the RFMD special meeting.

Based on the closing price of $5.81 per share of RFMD common stock on NASDAQ on February 21, 2014, the last trading day before the execution of the merger agreement, the RFMD merger consideration represented $5.81 per share of RFMD common stock. Based on the closing price of $11.77 per share of RFMD common stock on NASDAQ on July 30, 2014, the latest practicable date before the printing of this joint proxy statement/prospectus, the RFMD merger consideration represented $11.77 per share of RFMD common stock. Because the RFMD

Exchange Ratio is fixed, variations in the relative equity stake of RFMD shareholders and TriQuint stockholders immediately following the closing will not affect the implied value of the merger consideration per share of RFMD common stock. Instead, the implied value of the merger consideration per share of RFMD common stock is based solely on the fixed RFMD Exchange Ratio and will be equal to the per share market value of RFMD common stock at closing.

Q:	When do you expect the mergers to be completed?

A:	RFMD and TriQuint are working to complete the mergers as quickly as possible, and we anticipate they will be completed in the second half of calendar 2014. The mergers are subject to various regulatory approvals and other conditions, however, that are described in more detail in this joint proxy statement/prospectus, and it is possible that factors outside the control of either company could result in the mergers being completed at a later time, or not at all.

Q:	What effects will the proposed mergers have on RFMD and TriQuint?

A:	Upon completion of the proposed mergers, each of RFMD and TriQuint will cease to be a publicly traded company and will be wholly owned by Rocky Holding, which means that Rocky Holding will be the only shareholder of RFMD and the only stockholder of TriQuint. As a result, you will own shares in Rocky Holding only and will not directly own any shares in RFMD or TriQuint. Following completion of the mergers, the registration of RFMD’s and TriQuint’s common stock and their reporting obligations with respect to their common stock under the Securities Exchange Act of 1934 (as amended), which we refer to as the Exchange Act, will be terminated. In addition, upon completion of the proposed mergers, shares of RFMD common stock and TriQuint common stock will no longer be quoted on NASDAQ or any other stock exchange or quotation system. Although you will no longer be a shareholder of RFMD or a stockholder of TriQuint, as applicable, you will have an indirect interest in both RFMD and TriQuint through your ownership of Rocky Holding common stock. If you become a Rocky Holding stockholder, you can expect that the value of your investment will depend, among other things, on the performance of both RFMD and TriQuint and Rocky Holding’s ability to integrate the two companies.

Q:	What effects will the proposed mergers have on Rocky Holding?

A:	Upon completion of the proposed mergers, Rocky Holding will become the holding company of RFMD and TriQuint and will become a new public company. As a condition to closing, the shares of Rocky Holding common stock issued in connection with the mergers will be approved for listing on NASDAQ.

Q:	What happens if the mergers are not completed?

A:	If the merger agreement is not approved by the RFMD shareholders or adopted by the TriQuint stockholders, or if the mergers are not completed for any other reason, neither RFMD shareholders nor TriQuint stockholders will receive any merger consideration for their shares of RFMD common stock or TriQuint common stock pursuant to the merger agreement or otherwise. Instead, RFMD and TriQuint will remain separate public companies, and each company expects that its common stock will continue to be registered under the Exchange Act and traded on NASDAQ. In specified circumstances, either RFMD or TriQuint may be required to pay to the other party a termination fee, as described in “The Merger Agreement — Termination Fees; Expenses” beginning on page 160.

Q:	Where can I find information about RFMD and TriQuint?

A:	You can find information about RFMD and TriQuint by reading this joint proxy statement/prospectus and the documents described in the section entitled “Where You Can Find More Information” beginning on page 217.

Q:	What will happen to stock options and other stock awards to acquire TriQuint common stock?

A:	Generally, each TriQuint stock option that is outstanding (whether or not vested or exercisable) and each TriQuint restricted stock unit or market-based restricted unit with respect to shares of TriQuint common stock that remain unvested, in each case as of the initial effective time of the TriQuint merger, will be converted automatically into a substantially similar option to purchase, or award for, Rocky Holding common stock and will remain subject to the same terms, conditions and restrictions as the original option or award, subject to specified adjustments to reflect the effect of the TriQuint Exchange Ratio. In addition, for individuals participating in TriQuint’s employee stock purchase plan (which we refer to as an ESPP), the current ESPP offering will end no later than the closing date, and each participant’s accumulated contributions under the TriQuint ESPP will be used to purchase shares of TriQuint common stock in accordance with the terms of the ESPP. More information on the effects of the TriQuint merger on TriQuint stock options and other stock awards may be found under the section entitled “The Merger Agreement — Treatment of TriQuint Stock Options, Other Stock Awards and Restricted Stock” beginning on page 138 and “The Merger Agreement — Treatment of the TriQuint Employee Stock Purchase Plan Following the Mergers” beginning on page 172.

Q:	What will happen to stock options and other stock awards to acquire RFMD common stock?

A:	Generally, each RFMD stock option that is outstanding (whether or not vested or exercisable) and each RFMD restricted stock unit or performance stock unit with respect to which shares of RFMD common stock remain unvested or unissued, in each case as of the effective time of the RFMD merger, will be converted automatically into a substantially similar option to purchase, or award for, Rocky Holding common stock and will remain subject to the same terms, conditions and restrictions as the original option or award, subject to specified adjustments to reflect the effect of the RFMD Exchange Ratio. In addition, for individuals participating in RFMD’s ESPP, the current ESPP offering will end no later than the closing date, and each participant’s accumulated contributions under the ESPP will be used to purchase shares of RFMD common stock in accordance with the terms of the ESPP. More information on the effects of the RFMD merger on RFMD stock options and other stock awards may be found under the section entitled “The Merger Agreement — Treatment of RFMD Stock Options, Other Stock Awards and Restricted Stock” beginning on page 137 and “The Merger Agreement — Treatment of RFMD Equity Compensation Plans Following the Mergers” beginning on page 162.

Q:	What vote is required to approve each TriQuint proposal?

A:	Proposal to Adopt the Merger Agreement by TriQuint Stockholders: Adopting the merger agreement requires the affirmative vote of holders of a majority of the shares of TriQuint common stock outstanding and entitled to vote. Accordingly, a TriQuint stockholder’s failure to submit a proxy card or to vote in person at the TriQuint special meeting, an abstention from voting, or the failure of a TriQuint stockholder who holds his, her or its shares in “street name” through a broker or other nominee to give voting instructions to the broker or other nominee, will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

Proposal to Approve the Absence of a Majority Voting Provision by TriQuint Stockholders: Approving the absence of a provision in Rocky Holding’s amended and restated certificate of incorporation that would provide for directors of Rocky Holding to be elected by majority vote (which provision is instead located in Rocky Holding’s amended and restated bylaws) requires the affirmative vote of holders of a majority of the shares of TriQuint common stock present, in person or represented by proxy, at the special meeting and entitled to vote. Accordingly, abstentions will have the same effect as a vote “AGAINST” the proposal to approve the absence of a majority voting provision in Rocky Holding’s amended and restated certificate of incorporation, while broker non-votes and shares not in attendance at the special meeting will have no effect on the outcome of any vote to approve the absence of a majority voting provision in Rocky Holding’s amended and restated certificate of incorporation. If this TriQuint Proposal No. 2 to approve the absence of a majority voting provision in Rocky Holding’s amended and restated certificate of incorporation

(which provision is instead located in Rocky Holding’s amended and restated bylaws) is not approved by TriQuint stockholders, the mergers will not be completed, even if the proposal to adopt the merger agreement (TriQuint Proposal No. 1) is approved.

Proposal to Adjourn the TriQuint Special Meeting by TriQuint Stockholders: Approving the adjournment of the special meeting (if necessary or appropriate to solicit additional proxies if there are not sufficient votes to adopt the merger agreement or to approve the absence of a majority voting provision in Rocky Holding’s amended and restated certificate of incorporation) requires the affirmative vote of holders of a majority of the shares of TriQuint common stock present, in person or represented by proxy, at the TriQuint special meeting and entitled to vote on the adjournment proposal. Accordingly, abstentions will have the same effect as a vote “AGAINST” the proposal to adjourn the TriQuint special meeting, while broker non-votes and shares not in attendance at the TriQuint special meeting will have no effect on the outcome of any vote to adjourn the TriQuint special meeting.

Proposal Regarding TriQuint Merger-Related Executive Compensation Arrangements: In accordance with Section 14A of the Exchange Act, TriQuint is providing stockholders with the opportunity to approve, by non-binding advisory vote, compensation payments for TriQuint’s named executive officers in connection with the mergers, as reported in the section of this joint proxy statement/prospectus entitled “TriQuint Proposal No. 4: Advisory Vote to Approve Merger-Related Compensation for TriQuint Named Executive Officers” beginning on page 181. Approving this merger-related executive compensation, on a non-binding advisory basis, requires the affirmative vote of holders of a majority of the shares of TriQuint common stock present, in person or represented by proxy, at the TriQuint special meeting and entitled to vote on the merger-related compensation proposal. Accordingly, abstentions will have the same effect as a vote “AGAINST” the proposal to approve the merger-related executive compensation, while broker non-votes and shares not in attendance at the TriQuint special meeting will have no effect on the outcome of any vote to approve, on a non-binding advisory basis, the merger-related executive compensation proposal.

Proposal to Approve the Amended TriQuint 2013 Incentive Plan by TriQuint Stockholders: Approving the amended TriQuint 2013 Incentive Plan requires the affirmative vote of holders of a majority of the shares of TriQuint common stock present, in person or represented by proxy, at the TriQuint special meeting and entitled to vote. Accordingly, abstentions will have the same effect as a vote “AGAINST” the proposal to approve the amended TriQuint 2013 Incentive Plan, while broker non-votes and shares not in attendance at the TriQuint special meeting will have no effect on the outcome of any vote to approve the amended TriQuint 2013 Incentive Plan.

Q:	What vote is required to approve each RFMD proposal?

A:	Proposal to Approve the Merger Agreement by RFMD Shareholders: Approving the merger agreement requires the affirmative vote of holders of a majority of the shares of RFMD common stock outstanding and entitled to vote. Accordingly, an RFMD shareholder’s failure to submit a proxy card or to vote in person at the RFMD special meeting, an abstention from voting, or the failure of an RFMD shareholder who holds his, her or its shares in “street name” through a broker or other nominee to give voting instructions to the broker or other nominee, will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement.

Proposal to Adjourn the RFMD Special Meeting by RFMD Shareholders: Approving the adjournment of the RFMD special meeting (if necessary or appropriate to solicit additional proxies if there are not sufficient votes to approve the merger agreement) requires that the votes “FOR” the proposal to adjourn the RFMD special meeting exceed the votes “AGAINST” such proposal. Accordingly, abstentions, broker non-votes and shares not in attendance at the RFMD special meeting will have no effect on the outcome of any vote to adjourn the RFMD special meeting.

Proposal Regarding Certain RFMD Merger-Related Executive Compensation Arrangements: In accordance with Section 14A of the Exchange Act, RFMD is providing shareholders with the opportunity to approve, by non-binding advisory vote, compensation payments for RFMD’s named executive officers in connection with the mergers, as reported in the section of this joint proxy statement/prospectus entitled “RFMD Proposal No. 3: Advisory Vote to Approve Merger-Related Compensation for RFMD Named Executive Officers” beginning on page 177. Approving this merger-related executive compensation, on a non-binding advisory basis, requires that the votes “FOR” the merger-related compensation proposal exceed the votes “AGAINST” the merger-related compensation proposal. Accordingly, abstentions, broker non-votes and shares not in attendance at the RFMD special meeting will have no effect on the outcome of any vote to approve, on a non-binding advisory basis, the merger-related executive compensation proposal.

Q:	What are the recommendations of the TriQuint board of directors?

A:	The TriQuint board has unanimously (a) approved the merger agreement and the TriQuint merger and the transactions contemplated by the merger agreement upon the terms and subject to the conditions set forth in the merger agreement, (b) determined that the mergers are fair to, advisable and in the best interests of TriQuint and its stockholders, (c) authorized management to submit the merger agreement to the TriQuint stockholders for adoption at the TriQuint special meeting, and (d) recommended that TriQuint’s stockholders adopt the merger agreement.

The TriQuint board unanimously recommends that TriQuint stockholders vote:

“FOR” the proposal to adopt the merger agreement;

“FOR” the proposal to approve the absence of a majority voting provision in Rocky Holding’s amended and restated certificate of incorporation, which provision is instead located in Rocky Holding’s amended and restated bylaws;

“FOR” the proposal to approve the adjournment of the TriQuint special meeting (if necessary or appropriate to solicit additional proxies if there are not sufficient votes to adopt the merger agreement or to approve the absence of a majority voting provision in Rocky Holding’s amended and restated certificate of incorporation);

“FOR” the proposal to approve, by non-binding advisory vote, the compensation arrangements for TriQuint’s named executive officers in connection with the mergers contemplated by the merger agreement; and

“FOR” the proposal to approve the amended TriQuint 2013 Incentive Plan.

See “The Mergers — Recommendation of the TriQuint Board; TriQuint’s Reasons for the Merger” beginning on page 84.

Q:	What are the recommendations of the RFMD board of directors?

A:	The RFMD board has unanimously (a) adopted the merger agreement and approved the completion of the RFMD merger upon the terms and subject to the conditions set forth in the merger agreement, (b) determined that the terms of the merger agreement, the RFMD merger and the other transactions contemplated by the merger agreement are fair to, and in the best interests of, RFMD and its shareholders, (c) directed that the merger agreement be submitted to RFMD shareholders for approval at the RFMD special meeting, (d) recommended that RFMD’s shareholders approve the merger agreement, and (e) declared that the merger agreement is advisable.

The RFMD board unanimously recommends that RFMD shareholders vote:

“FOR” the proposal to approve the merger agreement;

“FOR” the proposal to approve the adjournment of the RFMD special meeting (if it is necessary or appropriate to solicit additional proxies if there are not sufficient votes to adopt the merger agreement); and

“FOR” the proposal to approve, by non-binding advisory vote, certain compensation arrangements for RFMD’s named executive officers in connection with the mergers contemplated by the merger agreement.

See “The Mergers — Recommendation of the RFMD Board; RFMD’s Reasons for the Mergers” beginning on page 100.

Q:	What are my material U.S. federal income tax consequences as a result of the mergers?

A:	We anticipate that each of the TriQuint merger and the RFMD merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, and each of TriQuint’s counsel, Perkins Coie LLP, which we refer to as Perkins Coie, and RFMD’s counsel, Weil, Gotshal & Manges LLP, which we refer to as Weil Gotshal, is of the opinion that, based on the Code, Treasury regulations, judicial authorities, published positions of the Internal Revenue Service, other applicable authorities and representations contained in letters and certificates received by each of them from TriQuint and RFMD, each of the TriQuint merger and the RFMD merger will constitute a reorganization within the meaning of Section 368(a) of the Code and, as a result, U.S. holders (as defined in the section entitled “The Mergers — Material U.S. Federal Income Tax Consequences” beginning on page 131) of TriQuint common stock and RFMD common stock generally will not recognize gain or loss for U.S. federal income tax purposes as a result of the exchange of TriQuint common stock and RFMD common stock, respectively, for Rocky Holding common stock except for any cash received in lieu of a fractional share of Rocky Holding common stock.

You are strongly urged to consult with a tax advisor to determine the particular U.S. federal, state or local or foreign income or other tax consequences of the mergers to you. See “The Mergers — Material U.S. Federal Income Tax Consequences” beginning on page 131.

Q:	Are TriQuint stockholders entitled to appraisal rights?

A:	No. Under Delaware corporate law, holders of TriQuint common stock are not entitled to an appraisal in connection with the TriQuint merger.

Q:	Are RFMD shareholders entitled to appraisal rights?

A:	No. Under North Carolina corporate law, holders of RFMD common stock are not entitled to an appraisal in connection with the RFMD merger.

Q:	If the mergers are completed, when can I expect to receive the TriQuint merger consideration for my shares of TriQuint common stock?

A:	As soon as reasonably practicable after the effective time of the TriQuint merger, Rocky Holding will cause an exchange agent to mail to each record holder of TriQuint common stock immediately prior to the effective time a form of letter of transmittal and instructions for use in effecting the exchange of TriQuint common stock for the TriQuint merger consideration. After receiving the proper documentation from a holder of TriQuint common stock, the exchange agent will deliver the Rocky Holding common stock (and cash in lieu of any fractional share of Rocky Holding common stock) to which the holder is entitled under the merger agreement. More information on the exchange of TriQuint common stock may be found under the section entitled “The Mergers — Conversion of Shares; Exchange of Certificates; No Fractional Shares” beginning on page 127.

Q:	If the mergers are completed, when can I expect to receive the RFMD merger consideration for my shares of RFMD common stock?

A:

As soon as reasonably practicable after the effective time of the RFMD merger, Rocky Holding will cause an exchange agent to mail to each record holder of RFMD common stock immediately prior to the effective time a form of letter of transmittal and instructions for use in effecting the exchange of RFMD common stock for the RFMD merger consideration. After receiving the proper documentation from a holder of RFMD common stock, the exchange agent will deliver the Rocky Holding common stock (and cash in lieu of any fractional share of Rocky Holding common stock) to which the holder is entitled under the merger agreement. More information on the exchange of RFMD common stock may be found under the section entitled “The Mergers — Conversion of Shares; Exchange of Certificates; No Fractional Shares” beginning on page 127.

Q:	What happens if I sell my shares of TriQuint common stock or RFMD common stock before the applicable special meeting?

A:	The record date for the TriQuint special meeting, which we refer to as the TriQuint record date, and the record date for the RFMD special meeting, which we refer to as the RFMD record date, are earlier than the date of the special meetings and the date that the mergers are expected to be completed. If you transfer your shares after the applicable record date, but before the applicable special meeting, unless the transferee requests a proxy, you will retain your right to vote at the special meeting, but will have transferred to the transferee the right to receive the TriQuint merger consideration or the RFMD merger consideration, as applicable, in the mergers. In order to receive the TriQuint merger consideration or the RFMD merger consideration, as applicable, you must hold your shares through the completion of the mergers.

Q:	What happens if I sell my shares of TriQuint common stock or RFMD common stock after the applicable special meeting, but before the effective time of the applicable merger?

A:	If you transfer your shares after the applicable special meeting, but before the effective time of the applicable merger, you will have transferred the right to receive the TriQuint merger consideration or the RFMD merger consideration, as applicable, in the applicable merger. In order to receive the TriQuint merger consideration or the RFMD merger consideration, as applicable, you must hold your shares of TriQuint common stock or RFMD common stock, as applicable, through the completion of the applicable merger.

About the Special Meetings

Q:	When and where will the TriQuint and RFMD special meetings be held?

A:	TriQuint: The TriQuint special meeting will be held at the principal executive offices of TriQuint, 2300 NE Brookwood Parkway, Hillsboro, Oregon 97124 on September 5, 2014, at 1:00 p.m., Pacific time, unless the special meeting is adjourned or postponed.

RFMD: The RFMD special meeting will be held at the office of Womble Carlyle Sandridge & Rice, LLP, One West Fourth Street, Winston-Salem, North Carolina 27101 on September 5, 2014, at 9:00 a.m., Eastern time, unless the special meeting is adjourned or postponed.

Q:	What constitutes a quorum?

A:	TriQuint Special Meeting: The presence, in person or represented by proxy, of holders of a majority in voting power of the TriQuint common stock issued and outstanding and entitled to vote at the TriQuint special meeting constitutes a quorum. In the absence of a quorum, the chairman of the special meeting will have power to adjourn the special meeting. As of the TriQuint record date, 87,071,685 shares of TriQuint common stock will be required to achieve a quorum.

RFMD Special Meeting: The presence, in person or represented by proxy, of holders of a majority in voting power of the RFMD common stock issued and outstanding and entitled to vote at the RFMD special meeting constitutes a quorum. As of the RFMD record date, 143,733,979 shares of RFMD common stock will be required to achieve a quorum.

Q:	Who is entitled to vote at the TriQuint and RFMD special meetings?

A:	TriQuint Special Meeting: TriQuint has fixed July 16, 2014 as the TriQuint record date. If you were a TriQuint stockholder at the close of business on the TriQuint record date, you are entitled to vote on matters that come before the TriQuint special meeting. A TriQuint stockholder may vote his, her or its shares, however, only if he, she or it is present in person or is represented by proxy at the TriQuint special meeting.

RFMD Special Meeting: RFMD has fixed July 16, 2014 as the RFMD record date. If you were an RFMD shareholder at the close of business on the RFMD record date, you are entitled to vote on matters that come before the RFMD special meeting. An RFMD shareholder may vote his, her or its shares, however, only if he, she or it is present in person or is represented by proxy at the RFMD special meeting.

Q:	How many votes do I have?

A:	TriQuint: TriQuint stockholders are entitled to one vote at the TriQuint special meeting for each share of TriQuint common stock held of record as of the TriQuint record date. As of the close of business on the TriQuint record date, there were 174,143,368 outstanding shares of TriQuint common stock.

RFMD: RFMD shareholders are entitled to one vote at the RFMD special meeting for each share of RFMD common stock held of record as of the RFMD record date. As of the close of business on the RFMD record date, there were 287,467,957 outstanding shares of RFMD common stock.

Q:	What if I hold shares in both RFMD and TriQuint?

A:	If you are a stockholder of both RFMD and TriQuint, you will receive two separate packages of proxy materials. A vote as a TriQuint stockholder for the proposal to adopt the merger agreement will not constitute a vote as an RFMD shareholder for the proposal to approve the merger agreement, or vice versa. Therefore, please mark, sign, date and return all proxy cards that you receive, whether from RFMD or TriQuint, or submit proxies as both an RFMD shareholder and a TriQuint stockholder over the internet or by telephone.

Q:	May I attend the TriQuint special meeting?

A:	Yes. You are entitled to attend the TriQuint special meeting if you were a TriQuint stockholder of record, or a beneficial owner of TriQuint common stock, as of the close of business on the TriQuint record date, or you hold a valid proxy for the TriQuint special meeting. You should be prepared to present a form of photo identification, such as a driver’s license, or your proxy card. For additional information, see “The TriQuint Special Meeting — Attending the Special Meeting” on page 64.

Q:	May I attend the RFMD special meeting?

A:	Yes. You are entitled to attend the RFMD special meeting if you were an RFMD shareholder of record, or a beneficial owner of RFMD common stock, as of the close of business on the RFMD record date, or you hold a valid proxy for the RFMD special meeting. You should be prepared to present a form of photo identification, such as a driver’s license, or your proxy card. For additional information, see “The RFMD Special Meeting — Attending the Special Meeting” on page 69.

Q:	My shares are held in “street name” by my broker. Will my broker automatically vote my shares for me?

A:

No. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of the shares held for you in what is known as “street name.” If this is the case, this joint proxy statement/prospectus has been forwarded to you by your brokerage firm, bank or other nominee, or its agent. As the beneficial owner, you have the right to direct your broker, bank or other nominee as to how to vote your shares. If you do not provide voting instructions to your broker on a particular proposal on which your broker does not have discretionary authority to vote, your shares will not be voted on that proposal. This is called a “broker non-vote.”

We believe that (a) under the General Corporation Law of the State of Delaware, which we refer to as the DGCL, and the North Carolina Business Corporation Act, which we refer to as the NCBCA, any broker non-votes represented at the applicable meeting will be counted for purposes of determining the presence or absence of a quorum at the TriQuint special meeting and the RFMD special meeting and (b) under the current rules of NASDAQ, brokers do not have discretionary authority to vote on any of the RFMD proposals or any of the TriQuint proposals. To the extent there are any broker non-votes, a broker non-vote will have the same effect as a vote “AGAINST” the proposals to approve and adopt the merger agreement, as applicable, but will have no effect on the other proposals.

Q:	What do I need to do now?

A:	Read and consider the information contained in this joint proxy statement/prospectus carefully, and then please vote your shares as soon as possible so that your shares may be represented at the applicable special meeting.

Q:	How do I vote?

A:	If you are a registered holder of record, you can vote in person by completing a ballot at your company’s special meeting, or you can vote by proxy before the special meeting. Even if you plan to attend your company’s special meeting, we encourage you to vote your shares by proxy as soon as possible. After carefully reading and considering the information contained in this joint proxy statement/prospectus, please submit your proxy by telephone or over the Internet in accordance with the instructions set forth on the enclosed proxy card, or mark, sign and date the proxy card and return it in the enclosed postage-paid envelope as soon as possible so that your shares may be voted at your company’s special meeting.

If you hold shares of TriQuint common stock or RFMD common stock in “street name,” you may vote by following the instructions provided by the bank, broker or other nominee holding your shares.

For detailed information, see “The RFMD Special Meeting — How to Vote” beginning on page 68 and “The TriQuint Special Meeting — How to Vote” beginning on page 63. YOUR VOTE IS VERY IMPORTANT.

Q:	What happens if I do not indicate how to vote on my proxy card?

A:	If you are a registered holder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by that proxy as recommended by the RFMD board, in the case of RFMD common stock, or the TriQuint board, in the case of TriQuint common stock.

Q:	Can I change my vote after I have submitted a proxy by telephone or over the Internet or submitted my completed proxy card?

A:	Yes. If you are a registered holder of record, you can change your vote by revoking your proxy at any time before it is voted at the TriQuint special meeting or RFMD special meeting, as applicable. You can do this in one of four ways: (a) submit a proxy again by telephone or over the Internet prior to midnight on the night before the applicable special meeting; (b) sign another proxy card with a later date and return it prior to midnight on the night before the applicable special meeting; (c) attend the applicable special meeting and complete a ballot; or (d) send a written notice of revocation to the corporate secretary of TriQuint or RFMD, as applicable, so that it is received prior to midnight on the night before the applicable special meeting.

If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.

Q:	What should stockholders or shareholders do if they receive more than one set of voting materials for a special meeting?

A:	You may receive more than one set of voting materials for a special meeting, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. Please complete, sign, date and return each proxy card and voting instruction card that you receive. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card.

Q:	How can I find out the results of the votes?

A:	Each of RFMD and TriQuint will publicly announce final voting results as promptly as practicable after the applicable special meeting is completed. Preliminary voting results may be announced at the special meetings.

Q:	Who is paying for this proxy solicitation?

A:	RFMD will bear the entire cost of soliciting proxies from RFMD shareholders and TriQuint will bear the entire cost of soliciting proxies from TriQuint stockholders, except that TriQuint and RFMD will share equally the expenses incurred in connection with the printing and mailing of this joint proxy statement/prospectus and filing all soliciting materials with the Securities and Exchange Commission, which we refer to as the SEC. In addition to this mailing, each of RFMD’s and TriQuint’s directors, officers and employees (who will not receive any additional compensation for those services) may solicit proxies. Solicitation of proxies will be undertaken through the mail, in person, by telephone, via the Internet and video conference. Each of RFMD and TriQuint may also reimburse brokerage houses and other custodians, nominees and fiduciaries for their expenses incurred in forwarding proxy and solicitation materials to the beneficial owners of TriQuint common stock and RFMD common stock, as applicable, and in obtaining voting instructions from those beneficial owners.

Q:	Whom should I call if I have questions about the proxy materials or voting procedures?

A:	If you have questions about the mergers, or if you need assistance in submitting your proxy or voting your shares or need additional copies of this joint proxy statement/prospectus or the enclosed proxy card, you should contact the proxy solicitation agent for the company in which you hold shares.

If you are a TriQuint stockholder, you should contact The Proxy Advisory Group, LLC®, the proxy solicitation agent for TriQuint, by mail at 18 East 41st Street, 20th Floor, New York, New York 10017, by telephone at (888) 557-7699 or (888) 55-PROXY (toll free) or (212) 616-2180.

If you are an RFMD shareholder, you should contact Innisfree M&A Incorporated, the proxy solicitation agent for RFMD, by mail at 501 Madison Avenue, 20th Floor, New York, NY 10022, by telephone at (888) 750-5834 (shareholders call toll free) or (212) 750-5833 (banks and brokers call collect).

If your shares are held in a stock brokerage account or by a bank or other nominee, you should contact your broker, bank or other nominee for additional information.

SUMMARY

The following summary highlights selected information from this joint proxy statement/prospectus and may not contain all of the information that may be important to you. Accordingly, stockholders and shareholders are encouraged to carefully read this entire joint proxy statement/prospectus, its annexes and the documents referred to or incorporated by reference in this joint proxy statement/prospectus. Each item in this summary includes a page reference directing you to a more complete description of that item. Please see “Where You Can Find More Information” beginning on page 217.

Information About the Companies

RF Micro Devices, Inc.

RF Micro Devices, Inc., which we refer to as RFMD, was incorporated in North Carolina in 1991. RFMD designs and manufactures high-performance radio frequency solutions. RFMD’s products enable worldwide mobility, provide enhanced connectivity and support advanced functionality in the mobile device, wireless infrastructure, wireless local area network (WLAN or WiFi), cable television/broadband, Smart Energy/advanced metering infrastructure and aerospace and defense markets. RFMD’s principal executive offices are located at 7628 Thorndike Road, Greensboro, North Carolina 27409-9421. RFMD’s telephone number is (336) 664-1233 and its website is www.rfmd.com.

TriQuint Semiconductor, Inc.

TriQuint Semiconductor, Inc., which we refer to as TriQuint, was incorporated in California in 1981 and reincorporated in Delaware in 1997. TriQuint designs, develops and manufactures high-performance active and passive technologies, including power amplifier, switch and filter modules for the mobile device, network infrastructure and defense and aerospace markets. TriQuint has core competencies in gallium arsenide (“GaAs”), gallium nitride (“GaN”), surface acoustic wave (“SAW”) and bulk acoustic wave (“BAW”) technologies. TriQuint’s principal executive offices are located at 2300 N.E. Brookwood Parkway, Hillsboro, Oregon 97124. TriQuint’s telephone number is (503) 615-9000 and its website is www.triquint.com.

Rocky Holding, Inc.

Rocky Holding, Inc., which we refer to as Rocky Holding, was incorporated in Delaware in December 2013 as a wholly owned subsidiary of RFMD solely for the purpose of effecting the mergers and has not conducted any business activities other than in connection with the mergers. As described below in “— The Mergers” and more fully in “The Mergers” and “The Merger Agreement,” following the completion of the mergers, RFMD and TriQuint will each become wholly owned subsidiaries of Rocky Holding. We anticipate that, prior to completion of the mergers, Rocky Holding will change its name, adopt a NASDAQ symbol for its common stock, and register a new trade name and logo that reflect the key attributes of the combined company. Rocky Holding’s principal executive offices are currently located at 7628 Thorndike Road, Greensboro, North Carolina 27409-9421 and its telephone number is (336) 664-1233.

The Mergers

RFMD, Rocky Holding and TriQuint have entered into the merger agreement providing for the combination of RFMD and TriQuint under a new holding company, Rocky Holding. As a result of the transactions contemplated by the merger agreement, former RFMD shareholders and former TriQuint stockholders will own stock in Rocky Holding, which shares are expected to be listed for trading on NASDAQ. Pursuant to the merger agreement, Rocky Merger Sub will be merged with and into RFMD, and Trident Merger Sub will be merged with and into TriQuint. As a result, RFMD and TriQuint will each become wholly owned subsidiaries of Rocky Holding.

The organization of RFMD, TriQuint and Rocky Holding before and after the mergers is illustrated on the following pages:

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Prior to the Mergers

The Mergers

After the Mergers

Merger Consideration Received by TriQuint Stockholders

Upon completion of the TriQuint merger, each outstanding share of TriQuint common stock, other than TriQuint excluded shares, will be converted into the right to receive 0.4187 of a share of validly issued, fully paid and non-assessable Rocky Holding common stock. Shares of TriQuint common stock held by TriQuint or Trident Merger Sub (which we refer to as the TriQuint excluded shares) will be canceled and will not be converted into any shares of Rocky Holding common stock or other consideration.

TriQuint stockholders will not receive any fractional shares of Rocky Holding common stock in the TriQuint merger. Instead of receiving any fractional shares, each holder of TriQuint common stock will be paid an amount in cash, without interest, rounded to the nearest cent, determined by (a) dividing that fraction by the TriQuint Exchange Ratio, and (b) multiplying the result by the average closing price of a share of TriQuint common stock on NASDAQ for the 10 most recent trading days that the TriQuint common stock has traded, ending on the trading day one day prior to the date on which the closing of the mergers takes place, which we refer to as the closing date.

Merger Consideration Received by RFMD Shareholders

Upon completion of the RFMD merger, each outstanding share of RFMD common stock, other than RFMD excluded shares, will be converted into the right to receive 0.2500 of a share of validly issued, fully paid and non-assessable Rocky Holding common stock. Shares of RFMD common stock held by RFMD or Rocky Merger Sub (which we refer to as the RFMD excluded shares) will be canceled and will not be converted into any shares of Rocky Holding common stock or other consideration.

RFMD shareholders will not receive any fractional shares of Rocky Holding common stock in the RFMD merger. Instead of receiving any fractional shares, each holder of RFMD common stock will be paid an amount in cash, without interest, rounded to the nearest cent, determined by (a) dividing that fraction by the RFMD Exchange Ratio, and (b) multiplying the result by the average closing price of a share of RFMD common stock on NASDAQ for the 10 most recent trading days that the RFMD common stock has traded, ending on the trading day one day prior to the closing date.

Total Rocky Holding Shares to Be Issued

Based on the number of shares of TriQuint common stock outstanding as of July 29, 2014 and the number of shares of RFMD common stock outstanding as of July 29, 2014, the latest practicable date before the printing of this joint proxy statement/prospectus, and assuming no TriQuint stock options or RFMD stock options are exercised between July 29, 2014 and the effective times of the mergers, the total number of shares of Rocky Holding common stock to be issued immediately following the mergers will be approximately 145,099,751.

Comparative Per Share Market Price and Dividend Information

Rocky Holding common stock is not traded or quoted on a stock exchange or quotation system and, therefore, its common stock does not have a historical market value. As discussed below in “— Listing of Rocky Holding Common Stock on NASDAQ,” Rocky Holding has applied to have its common stock listed on NASDAQ upon completion of the mergers.

RFMD common stock trades on NASDAQ under the symbol “RFMD,” and TriQuint common stock trades on NASDAQ under the symbol “TQNT.” The table below shows the historical and pro forma equivalent per share value of RFMD and TriQuint common stock at the close of the regular trading session on February 21, 2014, the last trading day before the public announcement of the signing of the merger agreement, on July 16, 2014, the record date, and on July 29, 2014, the last trading day before the printing of this joint proxy statement/prospectus.

Date	RFMD Closing Price	TriQuint Closing Price	RFMD Pro Forma Equivalent(1)	TriQuint Pro Forma Equivalent(2)
February 21, 2014	$5.81	$9.23	$23.24	$22.04
July 16, 2014	$9.89	$16.40	$39.56	$39.17
July 29, 2014	$11.38	$18.35	$45.52	$43.83

(1)	The pro forma equivalent per share value of RFMD common stock is calculated by dividing the RFMD closing price by the RFMD Exchange Ratio of 0.2500.
(2)	The pro forma equivalent per share value of TriQuint common stock is calculated by dividing the TriQuint closing price by the TriQuint Exchange Ratio of 0.4187.

Because the 0.2500 and 0.4187 exchange ratios for the RFMD merger and TriQuint merger, respectively, are fixed and will not be adjusted as a result of changes in market prices, the implied value of the merger consideration will fluctuate with the changes in the market prices of RFMD common stock and TriQuint common stock between the time of the execution of the merger agreement and the closing of the mergers. You should obtain current market quotations for the shares of both companies.

Neither RFMD nor TriQuint has paid dividends on common stock during their last two fiscal years, and neither company has any current intention of doing so.

TriQuint Special Meeting

Date, Time and Place

The TriQuint special meeting will be held at the principal executive offices of TriQuint, 2300 NE Brookwood Parkway, Hillsboro, Oregon 97124 on September 5, 2014, at 1:00 p.m., Pacific time, unless the special meeting is adjourned or postponed.

Quorum

The presence, in person or represented by proxy, of holders of a majority in voting power of the TriQuint common stock issued and outstanding and entitled to vote at the TriQuint special meeting constitutes a quorum.

In the absence of a quorum, the chairman of the TriQuint special meeting will have power to adjourn the TriQuint special meeting. As of the TriQuint record date, 87,071,685 shares of TriQuint common stock will be required to achieve a quorum.

Purpose of the TriQuint Special Meeting

At the TriQuint special meeting, TriQuint stockholders will be asked to consider and vote upon the following matters:

•	a proposal to adopt the merger agreement — THE MERGERS WILL ONLY OCCUR IF TRIQUINT PROPOSAL NO. 2 IS ALSO APPROVED;

•	a proposal to approve the absence of a majority voting provision in Rocky Holding’s amended and restated certificate of incorporation, which provision is instead located in Rocky Holding’s amended and restated bylaws;

•	a proposal to approve the adjournment of the TriQuint special meeting (if necessary or appropriate to solicit additional proxies if there are not sufficient votes to adopt the merger agreement or to approve the absence of a majority voting provision in Rocky Holding’s amended and restated certificate of incorporation);

•	a proposal to approve, by non-binding advisory vote, the compensation arrangements for TriQuint’s named executive officers in connection with the mergers; and

•	a proposal to approve the amended TriQuint 2013 Incentive Plan.

Record Date; Shares Entitled to Vote

Only holders of record of shares of TriQuint common stock at the close of business on the TriQuint record date (July 16, 2014) will be entitled to vote shares held at that date at the TriQuint special meeting or any adjournments or postponements of the TriQuint special meeting. Each outstanding share of TriQuint common stock entitles its holder to cast one vote.

As of the TriQuint record date, 174,143,368 shares of TriQuint common stock were outstanding and entitled to vote at the TriQuint special meeting.

Vote Required

Proposal to Adopt the Merger Agreement by TriQuint Stockholders: Adopting the merger agreement requires the affirmative vote of holders of a majority of the shares of TriQuint common stock outstanding and entitled to vote. Accordingly, a TriQuint stockholder’s failure to submit a proxy card or to vote in person at the TriQuint special meeting, an abstention from voting, or the failure of a TriQuint stockholder who holds his, her or its shares in “street name” through a broker or other nominee to give voting instructions to the broker or other nominee, will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

Proposal to Approve the Absence of a Majority Voting Provision by TriQuint Stockholders: Approving the absence of a provision in Rocky Holding’s amended and restated certificate of incorporation that would provide for directors of Rocky Holding to be elected by majority vote (which provision is instead located in Rocky Holding’s amended and restated bylaws) requires the affirmative vote of holders of a majority of the shares of TriQuint common stock present, in person or represented by proxy, at the special meeting and entitled to vote. Accordingly, abstentions will have the same effect as a vote “AGAINST” the proposal to approve the absence of a majority voting provision in Rocky Holding’s amended and restated certificate of incorporation, while broker non-votes and shares not in attendance at the special meeting will have no effect on the outcome of any vote to approve the absence of a majority voting provision in Rocky Holding’s amended and restated certificate of incorporation. If this TriQuint Proposal No. 2 to approve the absence of a majority voting provision in Rocky Holding’s amended and restated certificate of incorporation (which provision is instead located in Rocky Holding’s amended and restated bylaws) is not approved by TriQuint stockholders, the mergers will not be completed, even if the proposal to adopt the merger agreement (TriQuint Proposal No. 1) is approved.

Proposal to Adjourn the TriQuint Special Meeting by TriQuint Stockholders: Approving the adjournment of the TriQuint special meeting (if necessary or appropriate to solicit additional proxies if there are not sufficient votes to adopt the merger agreement or to approve the absence of a majority voting provision in Rocky Holding’s amended and restated certificate of incorporation) requires the affirmative vote of holders of a majority of the shares of TriQuint common stock present, in person or represented by proxy, at the TriQuint special meeting and entitled to vote on the adjournment proposal. Accordingly, abstentions will have the same effect as a vote “AGAINST” the proposal to adjourn the TriQuint special meeting, while broker non-votes and shares not in attendance at the TriQuint special meeting will have no effect on the outcome of any vote to adjourn the TriQuint special meeting.

Proposal Regarding Certain TriQuint Merger-Related Executive Compensation Arrangements: In accordance with Section 14A of the Exchange Act, TriQuint is providing stockholders with the opportunity to approve, by non-binding advisory vote, compensation payments for TriQuint’s named executive officers in connection with the mergers, as reported in the section of this joint proxy statement/prospectus entitled “TriQuint Proposal No. 4: Advisory Vote to Approve Merger-Related Compensation for TriQuint Named Executive Officers” beginning on page 181. Approving this merger-related executive compensation, on a non-binding advisory basis, requires the affirmative vote of holders of a majority of the shares of TriQuint common stock present, in person or represented by proxy, at the TriQuint special meeting and entitled to vote on the merger-related compensation proposal. Accordingly, abstentions will have the same effect as a vote “AGAINST” the proposal to approve the merger-related executive compensation, while broker non-votes and shares not in attendance at the TriQuint special meeting will have no effect on the outcome of any vote to approve, on a non-binding advisory basis, the merger-related executive compensation proposal.

Proposal to Approve the amended TriQuint 2013 Incentive Plan by TriQuint Stockholders: Approving the amended TriQuint 2013 Incentive Plan requires the affirmative vote of holders of a majority of the shares of TriQuint common stock present, in person or represented by proxy, at the TriQuint special meeting and entitled to vote. Accordingly, abstentions will have the same effect as a vote “AGAINST” the proposal to approve the amended TriQuint 2013 Incentive Plan, while broker non-votes and shares not in attendance at the TriQuint special meeting will have no effect on the outcome of any vote to approve the amended TriQuint 2013 Incentive Plan.

Voting by TriQuint’s Directors and Executive Officers

As of the TriQuint record date, TriQuint’s directors and executive officers beneficially owned 925,886 shares of TriQuint common stock entitled to vote at the TriQuint special meeting. This represents approximately 0.5% in voting power of the outstanding shares of TriQuint common stock entitled to be cast at the TriQuint special meeting. Each TriQuint director and executive officer has indicated his or her present intention to vote, or cause to be voted, the shares of TriQuint common stock owned by him or her for the proposal to adopt the merger agreement.

RFMD Special Meeting

Date, Time and Place

The RFMD special meeting will be held at the office of Womble Carlyle Sandridge & Rice, LLP, One West Fourth Street, Winston-Salem, North Carolina 27101 on September 5, 2014, at 9:00 a.m., Eastern time, unless the RFMD special meeting is adjourned or postponed.

Purpose of the RFMD Special Meeting

At the RFMD special meeting, RFMD shareholders will be asked to consider and vote upon the following matters:

•	a proposal to approve the merger agreement;

•	a proposal to approve the adjournment of the RFMD special meeting (if necessary or appropriate to solicit additional proxies if there are not sufficient votes to adopt the merger agreement); and

•	a proposal to approve, by non-binding advisory vote, the compensation arrangements for RFMD’s named executive officers in connection with the mergers.

Record Date; Shares Entitled to Vote

Only holders of record of shares of RFMD common stock at the close of business on the RFMD record date (July 16, 2014) will be entitled to vote shares held at that date at the RFMD special meeting or any adjournments or postponements of the RFMD special meeting. Each outstanding share of RFMD common stock entitles its holder to cast one vote.

As of the RFMD record date, 287,467,957 shares of RFMD common stock were outstanding and entitled to vote at the RFMD special meeting.

Vote Required

Proposal to Approve the Merger Agreement by RFMD Shareholders: Approving the merger agreement requires the affirmative vote of holders of a majority of the shares of RFMD common stock outstanding and entitled to vote. Accordingly, an RFMD shareholder’s failure to submit a proxy card or to vote in person at the RFMD special meeting, an abstention from voting, or the failure of an RFMD shareholder who holds his or her shares in “street name” through a broker or other nominee to give voting instructions to the broker or other nominee, will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

Proposal to Adjourn the RFMD Special Meeting by RFMD Shareholders: Approving the adjournment of the RFMD special meeting (if necessary or appropriate to solicit additional proxies if there are not sufficient votes to approve the merger agreement) requires that the votes “FOR” the proposal to adjourn the RFMD special meeting exceed the votes “AGAINST” such proposal. Accordingly, abstentions, broker non-votes and shares not in attendance at the RFMD special meeting will have no effect on the outcome of any vote to adjourn the RFMD special meeting.

Proposal Regarding Certain RFMD Merger-Related Executive Compensation Arrangements: In accordance with Section 14A of the Exchange Act, RFMD is providing shareholders with the opportunity to approve, by non-binding advisory vote, compensation payments for RFMD’s named executive officers in connection with the mergers, as reported in the section of this joint proxy statement/prospectus entitled “RFMD Proposal No. 3: Advisory Vote to Approve Merger-Related Compensation for RFMD Named Executive Officers” beginning on page 177. Approving this merger-related executive compensation, on a non-binding advisory basis, requires that the votes “FOR” the merger-related compensation proposal exceed the votes “AGAINST” the merger-related compensation proposal. Accordingly, abstentions, broker non-votes and shares not in attendance at the RFMD special meeting will have no effect on the outcome of any vote to approve, on a non-binding advisory basis, the merger-related executive compensation proposal.

Voting by RFMD’s Directors and Executive Officers

As of the RFMD record date, RFMD’s directors and executive officers beneficially owned 5,243,601 shares of RFMD common stock entitled to vote at the RFMD special meeting. This represents approximately 1.6% in voting power of the outstanding shares of RFMD common stock entitled to be cast at the RFMD special meeting. Each RFMD director and executive officer has indicated his or her present intention to vote, or cause to be voted, the shares of RFMD common stock owned by him or her for the proposal to approve the merger agreement.

Recommendation of the TriQuint Board

The TriQuint board has unanimously (a) approved the merger agreement and the TriQuint merger and the transactions contemplated by the merger agreement upon the terms and subject to the conditions set forth in the merger agreement, (b) determined that the mergers are fair to, advisable and in the best interests of TriQuint and its stockholders, (c) authorized management to submit the merger agreement to the TriQuint stockholders for adoption at the TriQuint special meeting, and (d) recommended that TriQuint’s stockholders adopt the merger agreement.

The TriQuint board unanimously recommends that TriQuint stockholders vote:

•	“FOR” the proposal to adopt the merger agreement;

•	“FOR” the proposal to approve the absence of a majority voting provision in Rocky Holding’s amended and restated certificate of incorporation, which provision is instead located in Rocky Holding’s amended and restated bylaws;

•	“FOR” the proposal to approve the adjournment of the TriQuint special meeting (if necessary or appropriate to solicit additional proxies if there are not sufficient votes to adopt the merger agreement or to approve the absence of a majority voting provision in Rocky Holding’s amended and restated certificate of incorporation);

•	“FOR” the proposal to approve, by non-binding advisory vote, the compensation arrangements for TriQuint’s named executive officers in connection with the mergers; and

•	“FOR” the proposal to approve the amended TriQuint 2013 Incentive Plan.

We refer to the recommendation that TriQuint stockholders vote “FOR” the proposal to adopt the merger agreement as the TriQuint Recommendation. See “The Mergers — Recommendation of the TriQuint Board; TriQuint’s Reasons for the Merger” beginning on page 84.

Recommendation of the RFMD Board

The RFMD board has unanimously (a) adopted the merger agreement and approved the completion of the RFMD merger upon the terms and subject to the conditions set forth in the merger agreement, (b) determined that the terms of the merger agreement, the RFMD merger and the other transactions contemplated by the merger agreement are fair to, and in the best interests of, RFMD and its shareholders, (c) directed that the merger agreement be submitted to RFMD shareholders for approval at the RFMD special meeting, (d) recommended that RFMD’s shareholders approve the merger agreement, and (e) declared that the merger agreement is advisable.

The RFMD board unanimously recommends that RFMD shareholders vote:

•	“FOR” the proposal to approve the merger agreement;

•	“FOR” the proposal to approve the adjournment of the RFMD special meeting (if necessary or appropriate to solicit additional proxies if there are not sufficient votes to approve the merger agreement); and

•	“FOR” the proposal to approve, by non-binding advisory vote, the compensation arrangements for RMFD’s named executive officers in connection with the mergers.

We refer to the recommendation that RFMD shareholders vote “FOR” the proposal to approve the merger agreement as the RFMD Recommendation. See “The Mergers — Recommendation of the RFMD Board; RFMD’s Reasons for the Merger” beginning on page 100.

Opinion of Financial Advisor to TriQuint

Goldman, Sachs & Co. (which we refer to as Goldman Sachs) delivered its opinion to the TriQuint board that, as of February 22, 2014 and based upon and subject to the factors and assumptions set forth therein and taking into account the RFMD merger, the TriQuint Exchange Ratio pursuant to the merger agreement was fair from a financial point of view to the holders (other than RFMD and its affiliates) of shares of TriQuint common stock.

The full text of the written opinion of Goldman Sachs, dated February 22, 2014, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Goldman Sachs provided its opinion for the information and assistance of the TriQuint board in connection with its consideration of the mergers. The Goldman Sachs opinion is not a recommendation as to how any holder of TriQuint common stock should vote with respect to the mergers or any other matter. Pursuant to an engagement letter between TriQuint and Goldman Sachs, TriQuint has agreed to pay Goldman Sachs a transaction fee of approximately $23 million plus an additional amount in TriQuint’s sole discretion of up to approximately $3 million, all of which is payable upon completion of the mergers.

Opinion of Financial Advisor to RFMD

In connection with the RFMD merger and the TriQuint merger, which we refer to in this section as the “Transaction,” Merrill Lynch, Pierce, Fenner & Smith Incorporated (which we refer to as BofA Merrill Lynch), RFMD’s financial advisor, delivered to the RFMD board a written opinion, dated February 22, 2014, as to, taking into account the Transaction, the fairness, from a financial point of view and as of the date of the opinion, of the RFMD Exchange Ratio provided for in the merger agreement to the holders of RFMD common stock (excluding RFMD, TriQuint and their respective affiliates). The full text of the written opinion, dated February 22, 2014, of BofA Merrill Lynch, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex C to this document and is incorporated by reference herein in its entirety. BofA Merrill Lynch provided its opinion to the RFMD board (in its capacity as such) for the benefit and use of the RFMD board in connection with and for purposes of its evaluation, taking into account the Transaction, of the RFMD Exchange Ratio from a financial point of view. BofA Merrill Lynch’s opinion does not address any other aspect of the Transaction and no opinion or view was expressed as to the relative fairness of the RFMD Exchange Ratio as compared with the TriQuint Exchange Ratio or the relative merits of the Transaction in comparison to other strategies or transactions that might be available to RFMD or in which RFMD might engage or as to the underlying business decision of RFMD to proceed with or effect the Transaction. BofA Merrill Lynch’s opinion does not address any other aspect of the Transaction and does not constitute a recommendation to any shareholder as to how to vote or act in connection with the Transaction or any related matter.

Interests of Officers and Directors in the Mergers

Certain of RFMD’s and TriQuint’s executive officers and directors have financial interests in the mergers that are different from, or in addition to, the interests of RFMD’s shareholders and TriQuint’s stockholders, respectively. The members of the RFMD board and the TriQuint board were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the mergers and in recommending to RFMD shareholders and TriQuint stockholders that the merger agreement be approved or adopted, as applicable. These interests are described in more detail in “The Mergers — Interests of Officers and Directors in the Mergers” beginning on page 116.

Governmental and Regulatory Approvals

RFMD and TriQuint are not required to complete the mergers unless a number of regulatory conditions are satisfied or waived. These conditions include: (a) absence of any temporary restraining order, preliminary or permanent injunction or other order that would prevent the completion of the mergers, (b) absence of any legal requirement that makes the completion of the mergers illegal, (c) any waiting period applicable to the completion of the mergers under any applicable antitrust law, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (which we refer to as the HSR Act), having expired or been terminated, and (d) any governmental authorization or other consent required to be obtained with respect to the mergers under any applicable antitrust law or other legal requirement having been obtained and remaining in full force and effect (other than any governmental authorization or consent under legal requirements other than antitrust laws, the failure to obtain which would not reasonably be expected to have a material adverse effect with respect to either RFMD or TriQuint), and no such governmental authorization or other consent so obtained requiring, containing or contemplating any term, limitation, condition or restriction that has or would reasonably be expected to have or result in a material adverse effect with respect to either RFMD or TriQuint. The waiting period under the HSR Act with respect to the mergers expired at 11:59 p.m., Eastern time, on June 13, 2014. RFMD and TriQuint did not receive a request for additional information from the Federal Trade Commission, which we refer to as the FTC, before the waiting period under the HSR Act expired. See “The Mergers — Governmental and Regulatory Approvals” beginning on page 129 for more information about these conditions, filings and each party’s obligations related to governmental and regulatory approvals.

No Solicitation

Subject to specified exceptions, each of TriQuint and RFMD has agreed not to solicit, initiate, knowingly encourage or knowingly facilitate the making of any acquisition proposal (as defined in the section entitled “The Merger Agreement — Covenants of the Parties — No Solicitation” beginning on page 149) or acquisition inquiry (as defined in the section entitled “The Merger Agreement — Covenants of the Parties — No Solicitation” beginning on page 149), furnish information to any person in connection with or in response to an acquisition proposal or acquisition inquiry or engage in discussions or negotiations regarding any acquisition proposal or acquisition inquiry. Notwithstanding these restrictions, prior to the approval or adoption of the merger agreement by a party’s shareholders or stockholders, the party may furnish information to, or enter into discussions and negotiations with, any person in response to an acquisition proposal that the party’s board of directors concludes in good faith, after consulting with its outside legal counsel and financial advisors, is reasonably expected to result in a superior offer (as defined in the merger agreement), among other things, if the party’s board of directors, concludes in good faith, after having consulted with its outside legal counsel, that failure to take such action would be a breach of the fiduciary duties of the board of directors to its shareholders or stockholders under applicable legal requirements.

Restrictions on Recommendation Withdrawal

The merger agreement generally restricts the ability of each of TriQuint and RFMD from withdrawing its recommendation that its stockholders or shareholders, as applicable, adopt or approve the merger agreement, as applicable. However, each of the TriQuint board and the RFMD board may change its recommendation (a) in response to a superior offer, if, among other things, such board of directors concludes that a failure to change its recommendation would be a breach of its fiduciary duties to its stockholders or shareholders, as applicable, under applicable laws and, if requested by the other party, its representatives shall have negotiated in good faith with the other party for five business days regarding any amendment to the merger agreement that would cause the superior offer to no longer constitute a superior offer; or (b) if an unknown or unforeseeable material development or change in circumstances not involving or relating to an acquisition proposal occurs or arises, if, among other things, such board concludes in good faith, after consultation with its outside legal counsel, that the failure to take such an action would be a breach of its fiduciary duties to its stockholders or shareholders, as applicable, under applicable laws.

Conditions to Completion of the Mergers

The obligations of each party to cause the mergers to be effected and otherwise cause the transactions contemplated by the merger agreement to be completed are subject to the satisfaction or waiver of the following conditions:

•	the merger agreement has been approved by the RFMD shareholders and adopted by the TriQuint stockholders;

•	TriQuint stockholders have approved the absence of a majority voting provision in Rocky Holding’s amended and restated certificate of incorporation;

•	the shares of Rocky Holding common stock issuable pursuant to the merger agreement have been approved for listing on NASDAQ subject to official notice of issuance;

•	the absence of any order preventing the completion of the mergers, and no legal requirement has been enacted or deemed applicable to the mergers that makes completion of the mergers illegal;

•	the effectiveness of the registration statement for the Rocky Holding common stock being issued in the mergers and the absence of any stop order suspending such effectiveness;

•	any waiting period applicable to the completion of the mergers under any applicable antitrust law (including the HSR Act) has expired or been terminated;

•	any governmental authorization or other consent required to be obtained with respect to the mergers has been obtained and remains in full force and effect (other than any governmental authorization or consent under legal requirements other than antitrust laws, the failure of which to obtain would not reasonably be expected to have a material adverse effect with respect to either RFMD or TriQuint), and no such governmental authorization or other consent so obtained requires, contains or contemplates any term, limitation, condition or restriction that has or would reasonably be expected to have or result in a material adverse effect with respect to either RFMD or TriQuint;

•	the representations and warranties of the other party set forth in the merger agreement are accurate, subject to various materiality or “material adverse effect” qualifications described in the merger agreement;

•	the party has received a certificate executed by an executive officer of the other party confirming that specified conditions have been satisfied;

•	the other party has complied with or performed in all material respects all of its covenants and obligations under the merger agreement required to be complied with or performed at or prior to the closing;

•	the party has received a legal opinion to the effect that the mergers will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

•	since the date of the merger agreement, a material adverse effect with respect to the other party has not occurred and not been cured, and no other event exists that, in combination with any other events or circumstances, is reasonably expected to have or result in a material adverse effect with respect to the other party;

•	the absence of any pending legal proceeding brought by, or overtly threatened by, a governmental body (a) challenging or seeking to restrain, prohibit, rescind or unwind any of the transactions contemplated by the merger agreement; (b) seeking to prohibit or limit in any material respect Rocky Holding’s ability to vote, transfer, receive dividends or otherwise exercise ownership rights with respect to the stock of either surviving corporation; (c) relating to the transactions contemplated by the merger agreement and that would reasonably be expected to materially and adversely affect the right or ability of TriQuint, RFMD or any of their respective subsidiaries to own any material asset or materially limit the operation of their respective businesses; (d) seeking to compel RFMD, TriQuint or any of their respective subsidiaries to dispose of or hold separate any material asset or business as a result of the mergers or any of the other transactions contemplated by the merger agreement; or (e) relating to the mergers or the other transactions contemplated by the merger agreement and seeking to impose (or that would reasonably be expected to result in the imposition of) any criminal sanctions or criminal liability on Rocky Holding, RFMD, TriQuint or any of their respective subsidiaries; and

•	the other party has filed all statements, reports, schedules, forms and other documents required to be filed with the SEC since the date of the merger agreement.

Closing

The closing of the mergers will occur on a date to be designated jointly by RFMD and TriQuint, which will be as soon as practicable (and, in any event, within five business days) after the satisfaction or, to the extent permitted under the merger agreement, waiver of the last to be satisfied or waived of all conditions to the mergers, other than conditions that by their nature are to be satisfied at the closing and will in fact be satisfied or waived at the closing, unless another time or date is agreed to in writing by RFMD and TriQuint.

Termination

The merger agreement may be terminated prior to the effective time of the mergers, whether before or after approval or adoption of the merger agreement by RFMD’s shareholders or TriQuint’s stockholders, under specified circumstances. See “The Merger Agreement — Termination” beginning on page 158 for more information about the circumstances in which either RFMD or TriQuint could terminate the merger agreement.

Termination Fees; Expenses

All fees and expenses incurred by the parties are to be paid by the party that has incurred the fees and expenses except that the parties have agreed to share equally the fees and expenses associated with (a) the filing, printing and mailing of this joint proxy statement/prospectus and any amendments or supplements to this document, and (b) the filing of any notice or other document under any applicable antitrust law.

The merger agreement provides that RFMD or TriQuint, as applicable, will pay the other a cash termination fee in specified circumstances. For more information about the circumstances in which one or both of RFMD or TriQuint must pay a termination fee and the amount of the potential fees, see “The Merger Agreement — Termination Fees; Expenses” beginning on page 160.

Material U.S. Federal Income Tax Consequences

We anticipate that each of the TriQuint merger and the RFMD merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and each of TriQuint’s counsel, Perkins Coie, and RFMD’s counsel, Weil Gotshal, is of the opinion that, based on the Code, Treasury regulations, judicial authorities, published positions of the Internal Revenue Service, other applicable authorities and representations contained in letters and certificates received by each of them from TriQuint and RFMD, each of the TriQuint merger and the RFMD merger will constitute a reorganization within the meaning of Section 368(a) of the Code and, as a result, U.S. holders (as defined in the section entitled “The Mergers — Material U.S. Federal Income Tax Consequences” beginning on page 131) of TriQuint common stock and RFMD common stock generally will not recognize gain or loss for U.S. federal income tax purposes as a result of the exchange of TriQuint common stock and RFMD common stock, respectively, for Rocky Holding’s common stock except for any cash received in lieu of a fractional share of Rocky Holding common stock.

You are strongly urged to consult with a tax advisor to determine the particular U.S. federal, state or local or foreign income or other tax consequences of the mergers to you. See “The Mergers — Material U.S. Federal Income Tax Consequences” on page 131.

Appraisal Rights

Under North Carolina corporate law, holders of RFMD common stock are not entitled to an appraisal in connection with the RFMD merger. Under Delaware corporate law, holders of TriQuint common stock are not entitled to an appraisal in connection with the TriQuint merger. See “The Mergers — Appraisal Rights” on page 134.

Listing of Rocky Holding Common Stock on NASDAQ

Rocky Holding common stock received by RFMD shareholders in the RFMD merger and TriQuint stockholders in the TriQuint merger is expected to be listed on NASDAQ. After completion of the mergers, RFMD common stock and TriQuint common stock will no longer be listed or traded on NASDAQ and will no longer be registered under the Exchange Act.

Comparison of Stockholder Rights

The rights of RFMD shareholders are governed by the NCBCA, RFMD’s restated articles of incorporation, as amended, and RFMD’s amended and restated bylaws. The rights of TriQuint stockholders are governed by the DGCL, TriQuint’s amended and restated certificate of incorporation, and TriQuint’s second amended and restated bylaws. Because TriQuint stockholders and RFMD shareholders will receive shares of Rocky Holding common stock in the mergers, the rights of both RFMD shareholders and TriQuint stockholders will be governed by the DGCL, Rocky Holding’s amended and restated certificate of incorporation and Rocky Holding’s amended and restated bylaws upon completion of the mergers. Rocky Holding’s amended and restated certificate of incorporation and amended and restated bylaws are attached as Annex D and Annex E, respectively, to this joint proxy statement/prospectus. For a description of how the rights of a Rocky Holding stockholder will be different than the rights of either an RFMD shareholder or a TriQuint stockholder, see “Comparison of Stockholder Rights” on page 189.

Litigation Relating to the Mergers

Five putative stockholder class action lawsuits have been filed against TriQuint, its directors, RFMD, and other defendants in connection with TriQuint and RFMD entering into the merger agreement. Each lawsuit was filed on behalf of a putative class of TriQuint stockholders against TriQuint, the individual members of TriQuint’s board of directors, and RFMD; some also name Rocky Holding and/or the Merger Subs as defendants. See “The Mergers — Litigation Relating to the Mergers” beginning on page 134 for more information.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF RFMD

The tables below present summary selected historical consolidated financial data of RFMD prepared in accordance with accounting principles generally accepted in the United States of America, which we refer to as GAAP. You should read the following tables in conjunction with RFMD’s consolidated financial statements and related notes, and management’s discussion and analysis of consolidated financial condition, results of operations, and other financial information in RFMD’s Annual Report on Form 10-K for the fiscal year ended March 29, 2014 as filed with the SEC on May 21, 2014, which is incorporated by reference into this joint proxy statement/prospectus.

The selected consolidated statements of operations data set forth below for each of the years in the five-year period ended March 29, 2014 and the five-year selected consolidated balance sheet data as of March 29, 2014 are derived from, and qualified by reference to, the audited financial statements of RFMD and the related notes thereto, including the consolidated balance sheets as of March 29, 2014 and March 30, 2013 and the related consolidated statements of operations, comprehensive income (loss), shareholders’ equity, and cash flows for each of the three years in the period ended March 29, 2014 that are incorporated by reference into this joint proxy statement/prospectus.

	Fiscal Year End
	2014	2013		2012		2011		2010
(in thousands, except per share data)
Revenue	$1,148,231	$964,147		$871,352		$1,051,756		$978,393
Operating costs and expenses:
Cost of goods sold	743,304	658,332		582,586		662,085		623,224
Research and development	197,269	178,793		151,697		141,097		138,960
Marketing and selling	74,672	68,674		63,217		59,470		56,592
General and administrative	76,732	64,242		50,107		48,003		48,316
Other operating expense (income)	28,913 (4)	9,786		(898)		1,582		4,895

Total operating costs and expenses	1,120,890	979,827		846,709		912,237		871,987

Income (loss) from operations	27,341	(15,680)		24,643		139,519		106,406
Interest expense	(5,983)	(6,532)		(10,997)		(17,140)		(23,997)
Interest income	179	249		468		787		1,291
Other income (expense), net	2,336	(3,936)		1,514		339		1,134

Income (loss) before income taxes	23,873	(25,899)		15,628		123,505		84,834
Income tax (expense) benefit	(11,231)	(27,100	)(3)	(14,771	)(2)	1,053	(1)	(13,815)

Net income (loss)	$12,642	$(52,999)		$857		$124,558		$71,019

Net income (loss) per share:
Basic	$0.04	$(0.19)		$0.00		$0.46		$0.27

Diluted	$0.04	$(0.19)		$0.00		$0.44		$0.25

Shares used in per share calculation:
Basic	281,996	278,602		276,289		272,575		267,349

Diluted	288,074	278,602		282,576		280,394		289,429

	As of Fiscal Year Ended
	2014	2013	2012	2011	2010
Cash and cash equivalents	$171,898	$101,662	$135,524	$131,760	$104,778
Short-term investments	72,067	77,987	164,863	159,881	134,882
Working capital	317,445	330,523	421,182	465,222	396,091
Total assets	920,312	931,999	964,584	1,025,393	1,014,008
Long-term debt and capital lease obligations, less current portion	18	82,123	119,102	177,557	289,837
Shareholders’ equity	676,351	639,014	672,331	676,355	530,084

(1)	Income tax benefit for fiscal 2011 included the effects of a reduction of a valuation reserve against deferred tax assets.
(2)	Income tax expense for fiscal 2012 included the effects of an increase of a valuation reserve against foreign and domestic deferred tax assets.
(3)	Income tax expense for fiscal 2013 included the effects of an increase of a valuation reserve against the U.K. net deferred tax asset as a result of the decision to phase out manufacturing at the U.K. facility.
(4)	Other operating expense for fiscal 2014 included the impairment of intangible assets of $11.3 million and restructuring expenses of $11.1 million, as well as acquisition and integration related expenses of $5.1 million.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF TRIQUINT

The following statements of operations data and balance sheet data for the five years ended December 31, 2013 were derived from TriQuint’s audited consolidated financial statements which were prepared in accordance with GAAP. You should read the following data in conjunction with TriQuint’s consolidated financial statements and related notes, and management’s discussion and analysis of consolidated financial condition, results of operations and other financial information in TriQuint’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 as filed with the SEC on February 21, 2014 and Quarterly Report on Form 10-Q for the three months ended March 29, 2014 as filed with the SEC on May 2, 2014, which are incorporated by reference into this joint proxy statement/prospectus.

The following statements of operations data and balance sheet data for the five years ended December 31, 2013 were derived from, and are qualified by reference to, the audited consolidated financial statements of TriQuint and the related notes thereto, including the consolidated balance sheets as of December 31, 2013 and December 31, 2012 and the related consolidated statements of operations and comprehensive (loss) income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2013 that are incorporated by reference into this joint proxy statement/prospectus.

The following selected statements of operations data for the three months ended March 29, 2014 and March 30, 2013 and the selected consolidated balance sheet data as of March 29, 2014 are unaudited but include, in the opinion of management of TriQuint, all adjustments, including normal recurring adjustments, necessary for a fair statement of such information. Results for the three months ended March 29, 2014 and March 30, 2013, are not necessarily indicative of the results that may be expected for any other interim periods or for the year as a whole.

(in thousands, except per share data)	Three Months Ended,		Year Ended December 31,
	March 29, 2014	March 30, 2013	2013(1)	2012	2011	2010	2009
	(unaudited)
Statements of Operations Data:
Revenue	$177,606	$184,209	$892,879	$829,174	$896,083	$878,703	$654,301
Cost of goods sold	118,556	145,437	635,194	591,578	574,152	527,865	445,721

Gross profit	59,050	38,772	257,685	237,596	321,931	350,838	208,580
Research, development and engineering	49,870	46,071	189,967	160,483	146,902	129,248	109,445
Selling, general and administrative	29,163	27,241	108,410	106,642	96,779	96,090	78,399
Litigation expense(5)	—	—	—	7,547	19,224	9,360	1,159
Settlement of lawsuit(4)	—	—	—	—	—	—	2,950

(Loss) income from operations	$(19,983)	$(34,540)	$(40,692)	$(37,076)	$59,026	$116,140	$16,627

Interest expense, net	(828)	(1,101)	(4,369)	(1,871)	(1,274)	(739)	(176)
Recovery (impairment) of investments in other companies(3)	—	—	421	6,957	1,363	1,340	(116)
Other, net	45	(309)	(426)	116	(143)	(212)	315

(Loss) income before income tax	(20,766)	(35,950)	(45,066)	(31,874)	58,972	116,529	16,650
Income tax (benefit) expense(2)	(1,697)	(8,001)	(7,058)	(5,705)	10,822	(74,308)	405

Net (loss) income	$(19,069)	$(27,949)	$(38,008)	$(26,169)	$48,150	$190,837	$16,245

(Loss) earnings per common share data:
Basic —
Net (loss) income	$(0.12)	$(0.17)	$(0.24)	$(0.16)	$0.29	$1.22	$0.11
Diluted —
Net (loss) income	$(0.12)	$(0.17)	$(0.24)	$(0.16)	$0.28	$1.17	$0.11
Common equivalent shares:
Basic	164,386	160,758	159,349	164,366	164,256	155,870	149,759
Diluted	164,386	160,758	159,349	164,366	172,510	163,486	152,326

	As of		As of December 31,
(in thousands)	March 29, 2014	March 30, 2013	2013	2012	2011	2010	2009
	(unaudited)
Balance Sheet Data:
Cash, cash equivalents and marketable securities	$163,522	$141,140	$79,026	$138,958	$162,311	$223,656	$153,935
Accounts receivable, net	$124,038	$106,076	$177,114	$132,729	$129,103	$138,989	$88,090
Inventories	$162,969	$136,177	$159,488	$138,246	$151,577	$101,457	$89,964
Total assets	$1,067,111	$1,048,747	$1,033,257	$1,053,678	$1,055,268	$978,102	$680,041
Working capital	$408,135	$329,593	$373,884	$366,009	$391,423	$419,224	$275,463
Long-term liabilities(6)	$30,956	$32,936	$30,596	$31,505	$11,748	$16,836	$20,156
Total stockholders’ equity	$929,422	$888,408	$894,553	$908,399	$937,288	$834,019	$577,162

(1)	During the fourth quarter of 2013, TriQuint incurred restructuring, impairment and other charges related to the disposal of assets, totaling $27,120, in relation to actions taken to reduce GaAs capacity and associated costs.
(2)	During the third quarter of 2010, TriQuint recorded a tax benefit of $73,367 due to the release of the valuation allowance. Also, during the fourth quarter of 2010, TriQuint recorded a tax benefit of $4,436 primarily due to the recognition of a deferred tax asset related to research and development credits resulting from a change in tax legislation that was passed at the end of 2010.
(3)	During 2013, 2012, 2011 and 2010, TriQuint received $421, $6,957, $1,363 and $1,340 for the recovery of previously impaired investments.
(4)	During the second quarter of 2009, TriQuint incurred $2,950 in costs associated with the settlement of a derivative lawsuit.
(5)	Litigation expense incurred in relation to the litigation with Avago Technologies Ltd., which was settled on May 15, 2012 when TriQuint and Avago entered into a confidential agreement to end all outstanding legal disputes related to the pending litigation between the two parties.
(6)	During the second quarter of 2012, TriQuint entered into a cross-licensing agreement and recorded a liability. The liability had a balance of $15,125 at March 29, 2014.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The following selected unaudited pro forma condensed combined financial data was prepared using the acquisition method of accounting with RFMD considered the accounting acquirer of TriQuint. The selected unaudited pro forma condensed combined financial data is based on the respective historical consolidated financial statements and the accompanying notes of RFMD and TriQuint, which have different fiscal year periods. RFMD reports its financial results using a 52- or 53-week fiscal year, with each of its fiscal quarters ending on the Saturday closest to the last day of the calendar quarter and its fiscal year ending on the Saturday closest to March 31 of each year. TriQuint reports its financial results on a fiscal year basis, with each of its fiscal quarters ending on the Saturday closest to the last day of the calendar quarter and its fiscal year ending on December 31 of each year. The selected unaudited pro forma condensed combined balance sheet data is based on historical consolidated balance sheets of RFMD and TriQuint and have been prepared to reflect the mergers as if they were completed on March 29, 2014. The selected unaudited pro forma condensed combined statements of operations data assume that the mergers were completed as of the beginning of RFMD’s fiscal year 2014 (March 31, 2013). RFMD’s audited consolidated statement of operations for the fiscal year ended March 29, 2014 has been combined with TriQuint’s audited consolidated statement of operations for the year ended December 31, 2013.

The information presented below should be read in conjunction with those historical consolidated financial statements and related notes of RFMD and TriQuint filed by each company with the SEC, and incorporated by reference in this document, and with the unaudited pro forma condensed combined financial statements of RFMD and TriQuint, including the related notes. See “RFMD and TriQuint Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 43 and “Where You Can Find More Information” beginning on page 217. The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and are not necessarily indicative of results that actually would have occurred or that may occur in the future had the mergers been completed on the dates indicated, or the future operating results or financial position of the combined company following the mergers. Future results may vary significantly from the results reflected because of various factors, including those discussed under the heading “Risk Factors” beginning on page 33.

Unaudited Pro Forma Condensed Combined Balance Sheet Data:	As of March 29, 2014
(in thousands)
Cash and cash equivalents	$335,420
Short-term investments	72,067
Working capital	745,163
Total assets	4,069,574
Other long-term liabilities	99,048
Shareholders’ equity	3,606,597

Unaudited Pro Forma Condensed Combined Statements of Operations Data:	Fiscal Year Ended March 29, 2014
(in thousands, except per share data)
Revenue	$2,037,466
Loss from operations	(192,128)
Loss before income taxes	(199,970)
Net loss	(199,447)
Net loss per share: basic and diluted	$(1.39)
Weighted average number of shares used in computing earnings per share:
Basic and diluted	143,330

COMPARATIVE PER SHARE DATA

Presented below are RFMD’s and TriQuint’s historical per share data and unaudited pro forma combined per share data. You should read this information together with the consolidated financial statements and related notes of RFMD and TriQuint that are incorporated by reference in this joint proxy statement/prospectus and with the unaudited pro forma combined financial data included under “Selected Unaudited Pro Forma Combined Financial Information.” The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the mergers had been completed as of the beginning of the periods presented, nor is it necessarily indicative of the future operating results or financial position of the combined company. The pro forma earnings per share of the combined company are computed by dividing the pro forma net income by the pro forma weighted-average number of shares outstanding. The pro forma book values per share of the combined company are computed by dividing total pro forma stockholders’ equity by the pro forma number of shares of common stock outstanding at the end of the period.

Year Ended March 29, 2014
RFMD historical data
Earnings per share:
Basic	$0.04
Diluted	0.04
Book value per share	2.37

Year Ended December 31, 2013
TriQuint historical data
Earnings per share:
Basic	$(0.24)
Diluted	(0.24)
Book value per share	5.53

Year Ended March 29, 2014
Unaudited Pro Forma Combined
Earnings per share:
Basic	$(1.39)
Diluted	(1.39)
Book value per share	N/A

COMPARATIVE PER SHARE MARKET PRICE DATA AND DIVIDEND INFORMATION

RFMD common stock is traded on NASDAQ under the symbol “RFMD.” TriQuint common stock is traded on NASDAQ under the symbol “TQNT.” The following table sets forth, for the calendar quarters indicated, the high and low sales prices per share of RFMD common stock and TriQuint common stock on NASDAQ.

	RFMD Common Stock		TriQuint Common Stock

For the calendar quarter ended:	High	Low	High	Low
2014
September 30, 2014 (through July 29, 2014)	$11.50	$9.24	$18.73	$15.32
June 30, 2014	10.24	7.41	17.06	12.54
March 31, 2014	7.96	4.50	13.62	7.96
2013
December 31, 2013	6.20	4.80	8.98	6.80
September 30, 2013	5.90	4.71	8.49	6.72
June 30, 2013	5.75	4.88	7.29	4.72
March 31, 2013	5.43	4.30	5.54	4.31
2012
December 31, 2012	4.89	3.50	5.50	4.30
September 30, 2012	4.44	3.47	6.10	4.80
June 30, 2012	4.96	3.45	6.92	4.56
March 31, 2012	5.69	4.41	7.26	4.75
2011
December 31, 2011	7.89	4.97	7.76	3.97
September 30, 2011	7.41	4.95	10.84	4.98
June 30, 2011	6.73	5.14	14.13	9.90
March 31, 2011	8.48	6.01	15.20	11.50

Neither RFMD nor TriQuint has paid dividends on common stock during its last two fiscal years, and neither company has any current intention to do so.

RISK FACTORS

In addition to the other information included in, or incorporated by reference in, and found in the annexes attached to, this joint proxy statement/prospectus, including the matters addressed in “Cautionary Note Concerning Forward-Looking Statements” beginning on page 58, you should carefully consider the risks described below before deciding how to vote. You should also read and consider the risk factors associated with each of the businesses of RFMD and TriQuint because these risk factors may affect the operations and financial results of the combined company. These risk factors may be found under Part I, Item 1A of RFMD’s Annual Report on Form 10-K for the year ended March 29, 2014, and Part I, Item 1A of TriQuint’s Annual Report on Form 10-K for the year ended December 31, 2013, each of which is on file with the SEC and all of which are incorporated by reference into this joint proxy statement/prospectus. Furthermore, you should read and consider the other information in this joint proxy statement/prospectus and the other documents incorporated by reference herein. See “Where You Can Find More Information” beginning on page 217 for the location of information incorporated by reference into this joint proxy statement/prospectus. Additional risks and uncertainties not presently known to RFMD or TriQuint or that are not now believed to be important also may adversely affect the mergers and Rocky Holding following the mergers.

Risk Factors Relating to the Mergers

The market value of the shares of Rocky Holding common stock to be issued to RFMD shareholders and TriQuint stockholders is uncertain, and may be lower than the market value of the shares of RFMD common stock and/or TriQuint common stock to be surrendered in the mergers by RFMD shareholders and/or TriQuint stockholders, respectively.

RFMD shareholders and TriQuint stockholders will receive a fixed number of shares of Rocky Holding common stock in the mergers rather than a number of shares with a particular fixed market value. The market values of RFMD common stock and TriQuint common stock at the time of the mergers may vary significantly from their prices on the date the merger agreement was executed, the date of this joint proxy statement/prospectus or the date on which RFMD shareholders and TriQuint stockholders vote on the mergers. Because neither the RFMD Exchange Ratio nor the TriQuint Exchange Ratio will be adjusted to reflect any changes in the market prices of RFMD common stock or TriQuint common stock, respectively, the market value of the shares of Rocky Holding common stock issued in the mergers may be higher or lower than the value attributed to them on earlier dates. For the same reason, the respective market values of the shares of RFMD common stock and TriQuint common stock to be surrendered in the mergers may be higher or lower than the values of these shares on earlier dates.

Changes in the market prices of RFMD common stock and TriQuint common stock may result from a variety of factors that are beyond the control of RFMD or TriQuint, including changes in their respective businesses, operations and prospects, regulatory considerations, governmental actions, and legal proceedings and developments. Market assessments of the benefits of the mergers, the likelihood that the mergers will be completed, and general and industry-specific market and economic conditions may also have an effect on the market price of RFMD common stock and TriQuint common stock. Changes in market prices of RFMD common stock and TriQuint common stock may also be caused by fluctuations and developments affecting domestic and global securities markets.

Obtaining required regulatory approvals may prevent or delay completion of the mergers or reduce the anticipated benefits of the mergers or may require changes to the structure or terms of the mergers.

Completion of the mergers is conditioned upon, among other things, the expiration or termination of the waiting period (and any extensions thereof) applicable to the mergers under the HSR Act, the approval for listing of Rocky Holding common stock on NASDAQ, and receipt of all required clearances or approvals applicable to the completion of the mergers under the antitrust laws of the People’s Republic of China by the Ministry of Commerce of the People’s Republic of China (which we refer to as MOFCOM). The time it takes to obtain these approvals may delay the completion of the mergers.

The waiting period under the HSR Act with respect to the mergers expired at 11:59 p.m., Eastern time, on June 13, 2014. RFMD and TriQuint did not receive a request for additional information from the FTC before the waiting period expired under the HSR Act.

The parties submitted a regulatory notification to MOFCOM on May 6, 2014. MOFCOM formally accepted the notification on June 6, 2014 and is currently in Phase II of its formal review of the mergers, which may include requests for clarification and supplemental information from the parties. The parties do not anticipate any hurdles during MOFCOM’s review of the mergers. The parties estimate that they will receive MOFCOM clearance for the mergers during the second half of calendar 2014.

Regulatory authorities may place certain conditions on their approval of the mergers. Satisfying these conditions may also delay the completion of the mergers and/or may reduce the anticipated benefits of the mergers, which could have a material adverse effect on Rocky Holding’s business and cash flows, financial condition and results of operations. Additionally, notwithstanding the expiration of the waiting period under the HSR Act, at any time before or after the mergers are completed, the DOJ, the FTC or U.S. state attorneys general could take action under the antitrust laws in opposition to the mergers, including seeking to enjoin completion of the mergers, condition completion of the mergers upon the divestiture of assets of RFMD or TriQuint or their respective subsidiaries or impose restrictions on Rocky Holding’s post-merger operations. These could negatively affect the results of operations and financial condition of Rocky Holding following completion of the mergers. Any of these requirements or restrictions may prevent or delay completion of the mergers or may reduce the anticipated benefits of the mergers, which could also have a material adverse effect on Rocky Holding’s business and cash flows, financial condition and results of operations.

Rocky Holding may never realize the anticipated benefits from the mergers.

The mergers involve the integration of two companies that will have operated independently until the time the mergers are completed and that are geographically remote from each other. Although the parties believe that the combination of RFMD and TriQuint has the potential to result in substantial financial and operating benefits, including increased revenues, cost savings and other benefits, it is speculative when, whether and to what extent Rocky Holding will be able to realize increased revenues, cost savings or other benefits, if at all. In this regard, see also the additional risk factors set forth under “— Risk Factors Relating to Rocky Holding After Completion of the Mergers” beginning on page 38.

RFMD and TriQuint will be subject to business uncertainties and contractual restrictions while the mergers are pending.

Uncertainty about the effect of the mergers on employees and customers may have an adverse effect on RFMD or TriQuint and consequently on Rocky Holding. These uncertainties may impair the ability of RFMD and TriQuint to retain and motivate key personnel and could cause customers and others that deal with the companies to defer entering into contracts with either of them or making other decisions concerning either of them or seek to change existing business relationships with them. RFMD and TriQuint both have agreements with their respective customers containing provisions that may allow those customers to terminate their agreements with RFMD or TriQuint, as applicable, if the mergers are completed. If key employees of RFMD or TriQuint depart because of uncertainty about their future roles and the potential complexities of the mergers, RFMD’s and TriQuint’s businesses could be harmed. In addition, the merger agreement restricts RFMD and TriQuint from making various acquisitions and taking other specified actions until the mergers occur without the consent of the other party. These restrictions may prevent RFMD and/or TriQuint from pursuing attractive business opportunities that may arise prior to the completion of the mergers. See “The Merger Agreement — Covenants of the Parties” beginning on page 143 for a description of the restrictive covenants applicable to RFMD and TriQuint.

The merger agreement limits RFMD’s and TriQuint’s ability to pursue alternatives to the mergers.

Each of RFMD and TriQuint has agreed that it will not solicit, initiate, knowingly encourage or knowingly facilitate inquiries or proposals, or engage in discussions or negotiations, regarding transactions in which a party other than RFMD or TriQuint could obtain ownership of more than 15% of the voting securities of RFMD or TriQuint, subject to limited exceptions. We discuss these exceptions below in “The Merger Agreement — Covenants of the Parties” beginning on page 143. Each party has also agreed that its board of directors will not change its recommendation to its shareholders or stockholders, as the case may be, or approve or enter into any alternative agreement, subject to limited exceptions, which we also discuss below in the section titled “The Merger Agreement — Covenants of the Parties” beginning on page 143. The merger agreement also requires each party to call, give notice of and hold a meeting of its shareholders or stockholders, as the case may be, for the purpose of obtaining the approval of their respective shareholders or stockholders, as applicable. This special meeting requirement does not apply to a party if the merger agreement is terminated in accordance with its terms. See “The Merger Agreement — Covenants of the Parties — Shareholder Meetings” beginning on page 151. In addition, under specified circumstances, RFMD or TriQuint may be required to pay a termination fee to the other of either $17.1 million or $66.7 million (depending on the specific circumstances) if the mergers are not completed. For example, in specified circumstances, if the merger agreement is terminated due to the failure of the shareholders of RFMD or the stockholders of TriQuint to approve the respective RFMD merger or TriQuint merger, RFMD or TriQuint, as the case may be, will be required to pay the other a fee of $17.1 million. In addition, TriQuint or RFMD may be required to pay a termination fee of $66.7 million if (a) the merger agreement is terminated in connection with specified triggering events, which include a change in board recommendation in favor of the mergers, (b) if that party terminates the merger agreement in order to enter into a contract with respect to a superior offer, or (c) if either (i) the mergers have not been completed by November 22, 2014 (which may be extended by either party to February 22, 2015 under specified circumstances) or (ii) that party’s shareholders fail to approve the mergers, and, in the case of each of clauses “(i)” and “(ii)” of this clause “(c),” both (A) an alternative acquisition proposal was made with respect to that party prior to the termination of the merger agreement and (B) that party has entered into an acquisition transaction with another party within nine months following the termination of the merger agreement. See “The Merger Agreement — Termination Fees; Expenses” beginning on page 160 for a more detailed description of the circumstances under which termination fees are payable. These provisions might discourage a potential acquirer that might be interested in acquiring all or a significant part of RFMD or TriQuint from considering or proposing an acquisition, even if it were prepared to pay consideration with greater value than that proposed in the merger agreement, or these provisions might result in a potential competing acquirer proposing to pay less to acquire RFMD or TriQuint than it might otherwise have been willing to pay.

Certain directors and executive officers of RFMD and TriQuint may have interests in the mergers that are different from, in addition to, or in conflict with your interests.

Executive officers of RFMD and TriQuint negotiated the terms of the merger agreement and the boards of RFMD and TriQuint approved the merger agreement and unanimously recommend that you vote in favor of the proposals to approve and adopt the merger agreement, as applicable. These directors and executive officers may have interests in the mergers that are different from, in addition to, or in conflict with your interests. These interests include the continued employment of various executive officers of RFMD and TriQuint by Rocky Holding, the continued positions of specified directors of RFMD and TriQuint as directors of Rocky Holding, and the indemnification of former RFMD directors and TriQuint directors by the surviving corporations. With respect to directors and executive officers of both RFMD and TriQuint, these interests also include the treatment in the respective mergers of employment agreements, change of control severance agreements, cash compensation arrangements, equity compensation arrangements, including restricted stock units, deferred stock units, stock options and other rights held by these directors and executive officers. You should be aware of these interests when you consider your board of directors’ recommendation that you vote in favor of the applicable merger. For a discussion of the interests of executive officers and directors in the mergers, see “The Mergers — Interests of Officers and Directors in the Mergers” beginning on page 116.

Both RFMD shareholders and TriQuint stockholders will have a reduced ownership and voting interest after the mergers and will exercise less influence over management.

After the completion of the mergers, the RFMD shareholders and TriQuint stockholders will own a smaller percentage of Rocky Holding than they now own of RFMD and TriQuint, respectively. Immediately upon completion of the mergers, we anticipate that RFMD shareholders and TriQuint stockholders will each hold approximately 50% of the shares of Rocky Holding common stock then issued and outstanding. Consequently, RFMD shareholders, as a group, and TriQuint stockholders, as a group, will each have reduced ownership and voting power in the combined company compared to their ownership and voting power in RFMD and TriQuint, respectively. The actual relative ownership percentages of the TriQuint stockholders and the RFMD shareholders in Rocky Holding immediately after completion of the mergers will vary based on the number of shares of common stock of TriQuint and RFMD outstanding immediately prior to completion of the mergers. Shares of common stock of TriQuint and RFMD issued after execution of the merger agreement and before the closing date, consisting of shares issued upon the exercise of stock options and the issuance of shares related to the vesting of restricted stock units and other restricted stock awards, will affect the relative ownership percentages of the TriQuint stockholders and the RFMD shareholders in Rocky Holding immediately following completion of the mergers. We estimate that (a) the maximum percentage of Rocky Holding shares that TriQuint stockholders could receive immediately following the mergers is 54% (RFMD shareholders would receive the remaining 46%), and (b) the maximum percentage of Rocky Holding shares that RFMD shareholders could receive immediately following the mergers is 51% (TriQuint stockholders would receive the remaining 49%).

The mergers may not be completed, which could negatively affect the ongoing businesses of RFMD and TriQuint in several ways.

If the mergers are not completed, the ongoing businesses of RFMD and TriQuint may be adversely affected and RFMD and TriQuint will be subject to several risks and consequences, including the following:

•	TriQuint may be required, in specified circumstances, to pay RFMD a termination fee of either $66.7 million or $17.1 million (depending on the specific circumstances); likewise, RFMD may be required, in specified circumstances, to pay TriQuint a termination fee of either $66.7 million or $17.1 million (depending on the specific circumstances);

•	RFMD and TriQuint will be required to pay various costs relating to the mergers, whether or not the mergers are completed, such as significant fees and expenses relating to legal, accounting, financial advisor and printing services;

•	under the merger agreement, each of RFMD and TriQuint is subject to specified restrictions on the conduct of its business prior to completing the mergers that may adversely affect its ability to execute its business strategies; and

•	matters relating to the mergers may require substantial commitments of time and resources by RFMD and TriQuint management, which could otherwise have been devoted to other opportunities that, had they been pursued, might have been beneficial to RFMD and TriQuint as independent companies.

In addition, if the mergers are not completed, RFMD and TriQuint may experience negative reactions from the financial markets and from their respective customers, suppliers and employees. RFMD and TriQuint also could be subject to litigation related to a failure to complete the mergers or to enforce their respective obligations under the merger agreement. These risks could materially affect the business, financial results and stock prices of the respective companies, even if the mergers are not completed.

RFMD, TriQuint and Rocky Holding will incur significant transaction and merger-related transition costs in connection with the mergers.

RFMD and TriQuint expect that they and Rocky Holding will incur significant costs in connection with completing the mergers and integrating the operations of the two companies. RFMD and TriQuint may incur additional costs to maintain employee morale and to retain key employees. RFMD and TriQuint will also incur significant legal, accounting and other transaction fees and other costs associated with the mergers. Some of these costs are payable regardless of whether the mergers are completed. Moreover, in specified circumstances, RFMD or TriQuint may be required to pay a termination fee of either $66.7 million or $17.1 million (depending on the specific circumstances) if the mergers are not completed. See “The Merger Agreement — Termination Fees; Expenses” beginning on page 160.

The unaudited pro forma financial data included in this joint proxy statement/prospectus may not be indicative of what Rocky Holding’s actual financial position or results of operations would have been.

The unaudited pro forma financial data included in this joint proxy statement/prospectus are presented solely for illustrative purposes and are not necessarily indicative of what Rocky Holding’s actual financial position or results of operations would have been had the mergers been completed on the dates indicated. The pro forma financial data reflect adjustments that were developed using preliminary estimates based on available information and various assumptions and that may be revised as additional information becomes available. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this joint proxy statement/prospectus. In addition, the pro forma financial data have not been adjusted to give effect to either the various expected financial benefits of the mergers or the anticipated costs to achieve these benefits. The various expected financial benefits of the mergers include, among others, operational cost savings, and annual savings in compensation and benefits costs. The anticipated costs to achieve the financial benefits of the mergers include, among others, charges against earnings or increases in tax expense resulting from integration or restructuring activities after the mergers close. Additionally, the final application of purchase accounting may cause Rocky Holding’s financial position or results of operations to differ from the financial position or results of operations, as applicable, reflected in the pro forma financial data. Neither the pro forma financial data nor any interim period financial data included in this joint proxy statement/prospectus upon which the pro forma financial data are based have been audited.

Several lawsuits have been filed against TriQuint, its board members, RFMD, Rocky Holding and the Merger Subs challenging the mergers, and an adverse ruling in any of these lawsuits may prevent the mergers from becoming effective or delay their completion.

TriQuint, its board members, RFMD, Rocky Holding and the Merger Subs have been named as defendants in lawsuits brought by and on behalf of TriQuint stockholders challenging the mergers, and seeking, among other things, to enjoin the defendants from completing the mergers on the agreed-upon terms or to rescind the mergers if they are completed. See “The Mergers — Litigation Relating to the Mergers” for more information about these lawsuits. Other similar lawsuits challenging the mergers may be filed against TriQuint, RFMD, their respective boards of directors, Rocky Holding, Trident Merger Sub or Rocky Merger Sub.

One of the conditions to the closing of the mergers is that no order preventing the completion of the mergers has been issued by a court of competent jurisdiction. If the plaintiffs in these lawsuits are successful in obtaining an injunction from a court of competent jurisdiction prohibiting the defendants from completing the mergers on the agreed-upon terms, then the mergers may not be completed within the expected timeframe, or at all.

RFMD and TriQuint must continue to retain, motivate and recruit executives and other key employees, which may be difficult in light of uncertainty regarding the mergers, and failure to do so could negatively affect Rocky Holding.

For the mergers to be successful, during the period before the mergers are completed both RFMD and TriQuint must continue to retain, motivate and recruit executives and other key employees. Moreover, Rocky Holding must be successful at retaining and motivating key employees following the completion of the mergers. Experienced employees in the industries in which RFMD and TriQuint operate are in high demand, and competition for their talents can be intense. Employees of both RFMD and TriQuint may experience uncertainty about their future role with Rocky Holding until, or even after, strategies with regard to Rocky Holding are announced or executed. The potential distractions of the mergers may adversely affect the ability of RFMD, TriQuint or, following completion of the mergers, Rocky Holding to retain, motivate and recruit executives and other key employees and keep them focused on applicable strategies and goals. A failure by RFMD, TriQuint or, following the completion of the mergers, Rocky Holding to attract, retain and motivate executives and other key employees during the period prior to or after the completion of the mergers could have a negative effect on the business of RFMD, TriQuint or Rocky Holding.

Risk Factors Relating to Rocky Holding After Completion of the Mergers

Unless the context requires otherwise, references to “Rocky Holding” in this section are to Rocky Holding, Inc. as directly or indirectly affected by, acting through, or having the attributes of, one or more of RFMD, TriQuint and their respective direct and indirect subsidiaries, in each case, by virtue of Rocky Holding’s direct or indirect ownership thereof following completion of the mergers.

The loss of key employees or the inability to recruit and retain qualified employees could adversely affect Rocky Holding’s profitability, results of operations and ability to compete.

Rocky Holding’s success will depend on its ability to attract, retain and motivate qualified personnel generally, including key management and employees. Losing or being unable to recruit and retain employees who possess substantial experience or expertise could materially and adversely affect Rocky Holding’s ability to compete in the semiconductor industry, thereby materially and adversely affecting Rocky Holding’s results of operations and prospects. In addition, the mergers could result in current and prospective employees experiencing uncertainty about their future with Rocky Holding following the mergers. These uncertainties may impair the ability of Rocky Holding to retain, recruit or motivate key personnel.

Current customers of RFMD and TriQuint may cease doing business with RFMD or TriQuint, which could adversely affect Rocky Holding’s profitability and results of operations.

Current customers of RFMD and TriQuint, who are expected to become customers of Rocky Holding, may cease doing business with RFMD or TriQuint prior to the effective time of the mergers for various reasons, including as a result of the announcement of the mergers or because of perceived conflicts resulting from the combination of the two companies. If a sufficient number of customers reduce the quantities of, or terminate, their purchase or use of RFMD or TriQuint’s products prior to the effective time of the mergers, these events could adversely affect Rocky Holding’s profitability and results of operations. Likewise, the failure of Rocky Holding to retain the customers of RFMD and TriQuint following the mergers could adversely affect Rocky Holding’s profitability and results of operations.

Demand for Rocky Holding’s services and products could decrease for various reasons, including a general economic downturn or a decline in a customer’s or an industry’s financial condition or prospects.

Rocky Holding gives no assurance that the demand for its products or services will grow or that Rocky Holding will compete successfully with existing or new competitors. The demand of Rocky Holding’s customers for its products or services may change based on their own needs and financial conditions. In addition, Rocky Holding’s results of operations will be affected directly by the level of business activity of Rocky Holding’s customers, as well as end market customers. Further, economic slowdowns in some markets, particularly in the United States and China, may cause reduction in discretionary spending or otherwise reduce demand for Rocky Holding’s products, increased price competition and negatively affect Rocky Holding’s growth and profit margins.

Rocky Holding will be subject to risks of doing business internationally.

A sizeable portion of Rocky Holding’s business and operations will be located outside of the United States. As a result, Rocky Holding’s business operations will be subject to foreign financial, tax and business risks, which could arise in the event of:

•	currency exchange fluctuations;

•	unexpected increases in taxes or changes in U.S. or foreign tax laws;

•	compliance with a variety of international laws, such as data privacy, employment, trade barriers and restrictions on the import and export of technologies, as well as U.S. laws affecting the activities of U.S. companies abroad, including the Foreign Corrupt Practices Act of 1977 and sanctions programs administered by the U.S. Department of Treasury’s Office of Foreign Assets Control;

•	absence in some jurisdictions of effective laws to protect Rocky Holding’s intellectual property rights;

•	new regulatory requirements or changes in policies and local laws that directly affect Rocky Holding’s foreign operations;

•	local economic and political conditions, including unusual, severe or protracted recessions in foreign economies;

•	unusual and unexpected monetary exchange controls; or

•	civil disturbance or other catastrophic events that reduce business activity in other parts of the world.

These factors may lead to decreased sales or profits and therefore have a material adverse effect on Rocky Holding’s business, financial condition and operating results.

The market price for shares of Rocky Holding common stock may be affected by factors different from those affecting the market price for shares of RFMD common stock and TriQuint common stock.

Upon completion of the mergers, holders of RFMD common stock and TriQuint common stock will become holders of Rocky Holding common stock. Although as a combined company operating in the semiconductor industry Rocky Holding will generally be subject to the same risks that each of RFMD and TriQuint currently face, those risks may affect the results of operations of Rocky Holding differently than they could affect the results of operations of each of RFMD and TriQuint as separate companies. Additionally, the results of operations of Rocky Holding may be affected by additional or different factors than those that currently affect the results of operations of RFMD and TriQuint, including, but not limited to, complexities associated with managing the larger, more complex, combined business; integrating personnel from the two companies while maintaining focus on providing consistent, high-quality products and services; and potential performance shortfalls resulting from the diversion of management’s attention caused by integrating the companies’ operations.

For a discussion of the businesses of RFMD and TriQuint and of various factors to consider in connection with those businesses, see the documents incorporated by reference in this joint proxy statement/prospectus and referred to under the section entitled “Where You Can Find More Information” beginning on page 217.

There has been no prior public market for Rocky Holding common stock, and an active public market may not develop after the completion of the mergers.

No public market currently exists for Rocky Holding common stock. Rocky Holding has applied to list its common stock on NASDAQ. Neither RFMD, TriQuint or Rocky Holding can predict the extent to which an active trading market for Rocky Holding common stock will develop or how liquid that market might become.

The market price of Rocky Holding common stock may decline if it does not achieve the anticipated benefits of the mergers.

The market price of Rocky Holding common stock may decline if, among other factors, the integration of RFMD and TriQuint is unsuccessful, the operational cost savings estimates are not realized or the transaction costs related to the mergers are greater than expected. The market price of Rocky Holding common stock also may decline if it does not achieve the perceived benefits of the mergers as rapidly as or to the extent anticipated by financial or industry analysts or if the effect of the mergers on Rocky Holding’s financial results is not consistent with the expectations of financial or industry analysts.

The future results of Rocky Holding will suffer if Rocky Holding does not effectively manage its expanded operations following the mergers.

Following the mergers, the size of Rocky Holding’s business will increase significantly beyond the current size of either RFMD’s or TriQuint’s business. Rocky Holding’s future success depends, in part, upon its ability to manage this expanded business, which will pose substantial challenges for management, including challenges related to the management and monitoring of new operations and associated increased costs and complexity. There can be no assurances that Rocky Holding will be successful or that it will realize the expected operating efficiencies, cost savings, revenue enhancements and other benefits currently anticipated from the mergers.

The price of Rocky Holding common stock may be volatile.

The price of Rocky Holding common stock may be volatile and subject to wide fluctuations. In addition, the trading volume of Rocky Holding common stock may fluctuate and cause significant price variations to occur. Some of the factors that could cause fluctuations in the stock price or trading volume of Rocky Holding’s common stock include:

•	general market and economic conditions, including market conditions in the radio frequency engineering, integrated circuit design, and technical marketing and support industries;

•	actual or expected variations in quarterly operating results;

•	differences between actual operating results and those expected by investors and analysts;

•	changes in recommendations by securities analysts;

•	operations and stock performance of competitors;

•	accounting charges, including charges relating to the impairment of goodwill;

•	significant acquisitions or strategic alliances by Rocky Holding or by its competitors;

•	sales of Rocky Holding common stock, including sales by Rocky Holding’s directors and officers or significant investors;

•	recruitment or departure of key personnel; and

•	loss of key customers.

Rocky Holding does not assure you that the price of Rocky Holding common stock will not fluctuate or decline significantly in the future. In addition, the stock market in general can experience considerable price and volume fluctuations that may be unrelated to Rocky Holding’s performance.

Rocky Holding has not yet determined its dividend policy and may not pay dividends.

Rocky Holding has not yet determined its dividend policy. Any determination to pay dividends in the future will be at the discretion of the Rocky Holding board and will depend upon Rocky Holding’s results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law, rule or regulation, business and investment strategy, and other factors that the Rocky Holding board deems relevant. The Rocky Holding board may determine not to pay periodic or other dividends to holders of Rocky Holding common stock. If Rocky Holding does not pay dividends, then the return on an investment in its common stock will depend entirely upon any future appreciation in its stock price. There is no guarantee that Rocky Holding’s common stock will appreciate in value or maintain its value.

Rocky Holding may engage in future acquisitions that dilute its stockholders’ ownership and cause it to incur debt and assume contingent liabilities.

As part of its business strategy, Rocky Holding expects to continue to review potential acquisitions that could complement its current product offerings, augment its market coverage or enhance its technical capabilities, or that may otherwise offer growth, accretion or margin improvement opportunities. While Rocky Holding has no definitive agreements providing for any acquisitions (other than the mergers contemplated by this joint proxy statement/prospectus), it may acquire businesses, products or technologies in the future. In the event of future acquisitions, Rocky Holding could issue equity securities that would dilute its then-existing stockholders’ ownership, incur substantial debt or other financial obligations or assume contingent liabilities. Any of these actions by Rocky Holding could seriously harm its results of operations or the price of its common stock. Acquisitions also entail numerous other risks that could adversely affect Rocky Holding’s business, results of operations and financial condition, including:

•	unanticipated costs, capital expenditures or working capital requirements associated with the acquisition;

•	acquisition-related charges and amortization of acquired technology and other intangibles;

•	diversion of management’s attention from its business;

•	injury to existing business relationships with suppliers and customers;

•	failure to successfully integrate acquired businesses, operations, products, technologies and personnel; and

•	unrealized expected synergies.

Rocky Holding’s certificate of incorporation and bylaws and the DGCL may discourage takeovers and business combinations that Rocky Holding’s stockholders might consider in their best interests.

Certain provisions in Rocky Holding’s amended and restated certificate of incorporation and amended and restated bylaws may have the effect of delaying, deterring, preventing or rendering more difficult a change in control of Rocky Holding that its stockholders might consider in their best interests. These provisions include:

•	granting to the board of directors sole power to set the number of directors and to fill any vacancy on the board of directors, whether such vacancy occurs as a result of an increase in the number of directors or otherwise;

•	limitations on the ability of stockholders to remove directors;

•	the ability of the board of directors to designate and issue one or more series of preferred stock without stockholder approval, the terms of which may be determined at the sole discretion of the board of directors;

•	the inability of stockholders to call special meetings of stockholders;

•	establishment of advance notice requirements for stockholder proposals and nominations for election to the board of directors at stockholder meetings; and

•	the inability of stockholders to act by written consent.

In addition, the DGCL contains provisions that regulate “business combinations” between corporations and interested stockholders who own 15% or more of the corporation’s voting stock, except under certain circumstances. These provisions, which we discuss below in “Comparison of Stockholder Rights—State Anti-Takeover Statutes,” could also discourage potential acquisition proposals and delay or prevent a change in control.

These provisions may prevent the stockholders of Rocky Holding from receiving the benefit of any premium to the market price of its common stock offered by a bidder in a takeover context, and may also make it more difficult for a third party to replace directors on Rocky Holding’s board of directors. Further, the existence of these provisions may adversely affect the prevailing market price of Rocky Holding’s common stock if they are viewed as discouraging takeover attempts in the future.

RFMD AND TRIQUINT UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements are based on the respective historical consolidated financial statements and the accompanying notes of RFMD and TriQuint and are adjusted given the effect of the mergers. The unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting with RFMD considered the accounting acquirer of TriQuint. RFMD reports its financial results using a 52- or 53-week fiscal year, with each of its fiscal quarters ending on the Saturday closest to the last day of the calendar quarter and its fiscal year ending on the Saturday closest to March 31 of each year. TriQuint reports its financial results on a fiscal year basis, with each of its fiscal quarters ending on the Saturday closest to the last day of the calendar quarter and its fiscal year ending on December 31 of each year. The unaudited pro forma condensed combined balance sheet is based on historical balance sheets of RFMD and TriQuint as of March 29, 2014, and has been prepared to reflect the mergers as if they were completed on March 29, 2014. The unaudited pro forma condensed combined statements of operations assume that the mergers were completed as of the beginning of RFMD’s fiscal year 2014 (March 31, 2013). The unaudited pro forma condensed combined statements of operations are based on RFMD’s audited consolidated statement of operations for the fiscal year ended March 29, 2014 and TriQuint’s audited consolidated statement of operations for the fiscal year ended December 31, 2013.

The pro forma adjustments are preliminary and have been made solely for purposes of developing the pro forma financial information for illustrative purposes necessary to comply with the requirements of the SEC. The actual results reported by the combined company in periods following the mergers may differ significantly from those reflected in these unaudited pro forma condensed combined financial statements for a number of reasons, including cost saving synergies from operating efficiencies and the effect of the incremental costs incurred in integrating the two companies. As a result, the pro forma financial information is not necessarily indicative of what the combined company’s financial condition or results of operations would have been had the mergers been completed on the applicable dates of this pro forma financial information. In addition, the pro forma financial information does not purport to project the future financial condition and results of operations of the combined company.

The unaudited pro forma condensed combined financial statements are based on various assumptions, including assumptions related to the purchase price, and the preliminary allocation of the purchase price to the assets acquired and the liabilities assumed from TriQuint based on preliminary estimates of fair value. The pro forma assumptions and adjustments are described in the accompanying notes which should be read in conjunction with the unaudited pro forma condensed combined financial statements. Pro forma adjustments are those that are directly attributable to the transaction, are factually supported and, with respect to the unaudited pro forma condensed combined statements of operations, are expected to have a continuing effect on consolidated results of operations of the combined company.

The pro forma adjustments for the mergers are based on preliminary purchase price allocations and management’s estimates. Actual allocations will be based on final valuations, appraisals and other analyses of the fair value of the acquired assets and assumed liabilities. The allocations will be finalized after the data necessary to complete the valuations, appraisals and other analyses of the fair values of the acquired assets and assumed liabilities are obtained and evaluated. Differences between the preliminary and final allocations could have a material effect on the unaudited pro forma condensed combined financial statements. The actual amounts recorded as of the completion of the mergers may differ materially from the information presented in these unaudited pro forma condensed combined financial statements as a result of several factors, including the timing of completion of the mergers and changes in net assets that may occur prior to completion of the mergers.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS — (Continued)

The unaudited pro forma condensed combined financial statements, although helpful in illustrating the financial characteristics of the combined company under one set of assumptions, do not reflect the benefits of any expected cost savings (or associated costs to achieve such savings), opportunities to earn additional revenue, or other factors that may result from the mergers and, accordingly, do not attempt to predict or suggest future results. Specifically, the unaudited pro forma condensed combined statements of operations exclude projected operating efficiencies and synergies expected to be achieved as a result of the mergers. The unaudited pro forma condensed combined financial statements also exclude the effects of costs associated with any restructuring or integration activities or asset dispositions resulting from the mergers, as they are currently not known, and to the extent they occur, are expected to be non-recurring and will not have been incurred at the closing date of the mergers. However, such costs could affect the combined company following the mergers in the period the costs are incurred or recorded. Further, the unaudited pro forma condensed combined financial statements do not reflect the effect of any regulatory actions that may impact the results of the combined company following the mergers.

The unaudited pro forma condensed combined financial statements are based on and should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma condensed combined financial statements;

•	the historical audited consolidated balance sheet and consolidated statement of operations of RFMD for the year ended March 29, 2014, included in RFMD’s Annual Report on Form 10-K and incorporated by reference in this joint proxy statement/prospectus;

•	the historical audited consolidated statement of operations of TriQuint for the year ended December 31, 2013, included in TriQuint’s Annual Report on Form 10-K for the year ended December 31, 2013 and incorporated by reference in this joint proxy statement/prospectus, and the unaudited condensed balance sheet of TriQuint as of March 29, 2014, included in TriQuint’s Quarterly Report on Form 10-Q for the quarter ended March 29, 2014, and incorporated by reference in this joint proxy statement/prospectus; and

•	other information relating to RFMD and TriQuint contained in or incorporated by reference into this joint proxy statement/prospectus.

See “Where You Can Find More Information” beginning on page 217, “Selected Consolidated Historical Financial Data of RFMD” beginning on page 26, and “Selected Consolidated Historical Financial Data of TriQuint” beginning on page 28.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

(In thousands)

	RFMD as of March 29, 2014	TriQuint as of March 29, 2014 (*)	Pro Forma Adjustments		Pro Forma Combined
ASSETS

Current Assets:
Cash and cash equivalents	$171,898	$163,522	$—		$335,420
Short-term investments	72,067	—	—		72,067
Accounts receivable, net	137,417	124,038	(255)	(1)	261,200
Inventories	125,703	162,969	37,031	(2)	325,703
Prepaid expenses	12,721	12,442	—		25,163
Other receivables	13,181	18,469	—		31,650
Other current assets	4,431	33,428	20,030	(5)	57,889

Total current assets	537,418	514,868	56,806		1,109,092

Property and equipment, net	195,996	419,829	27,171	(3)	642,996
Goodwill	103,901	13,519	1,247,261	(4)	1,364,681
Intangible assets, net	54,990	21,826	817,174	(4)	893,990
Long-term investments	3,841	—	—		3,841
Other non-current assets	24,166	97,069	(66,261)	(5)	54,974

Total assets	$920,312	$1,067,111	$2,082,151		$4,069,574

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$79,783	$53,665	$(255)	(6)	$133,193
Accrued liabilities	51,824	53,068	36,227	(7)	141,119
Current portion of long-term debt, net of unamortized discount	87,263	—	—		87,263
Other current liabilities	1,103	—	1,251	(8)	2,354

Total current liabilities	219,973	106,733	37,223		363,929
Other long-term liabilities	23,988	30,956	44,104	(9)	99,048

Total liabilities	243,961	137,689	81,327		462,977

Total shareholders’ equity	676,351	929,422	2,000,824	(10)	3,606,597

Total liabilities and shareholders’ equity	$920,312	$1,067,111	$2,082,151		$4,069,574

*	See Note 5 for an explanation of the reclassification adjustments to TriQuint’s unaudited balance sheet as of March 29, 2014.

See accompanying notes to the unaudited pro forma condensed combined financial statements

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

(In thousands, except per share data)

	RFMD Year Ended March 29, 2014	TriQuint Year Ended December 31, 2013 (**)	Pro Forma Adjustments		Pro Forma Combined
Revenue	$1,148,231	$892,879	$(3,644)	(a)	$2,037,466
Cost of goods sold	743,304	635,194	84,566	(a), (b)	1,463,064

Gross profit	404,927	257,685	(88,210)		574,402
Operating expenses:
Research and development	197,269	189,967	11,580	(b)	398,816
Marketing and selling	74,672	59,671	76,400	(b)	210,743
General and administrative	76,732	52,250	6,228	(b)	135,210
Other operating expense (income)	28,913	(3,511)	(3,641)	(c)	21,761

Total operating expenses	377,586	298,377	90,567		766,530

Income (loss) from operations	27,341	(40,692)	(178,777)		(192,128)
Interest expense	(5,983)	(4,476)	—		(10,459)
Interest income	179	107	—		286
Other income (expense)	2,336	(5)	—		2,331

Income (loss) before income taxes	23,873	(45,066)	(178,777)		(199,970)
Income tax (expense) benefit	(11,231)	7,058	4,696	(d)	523

Net income (loss)	$12,642	$(38,008)	$(174,081)		$(199,447)

Net income (loss) per share:
Basic	$0.04	$(0.24)			$(1.39)

Diluted	$0.04	$(0.24)			$(1.39)

Shares used in per share calculations:
Basic	281,996	159,349			143,330	(e)

Diluted	288,074	159,349			143,330	(e)

**	See Note 5 for an explanation of the reclassification adjustments to TriQuint’s statement of operations for the year ended December 31, 2013.

See accompanying notes to the unaudited pro forma condensed combined financial statements

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF TRANSACTION

On February 22, 2014, RFMD and TriQuint entered into the merger agreement providing for the business combination of RFMD and TriQuint. A new Delaware holding company named Rocky Holding, Inc. has been formed. Rocky Holding will form two direct subsidiaries prior to the closing (Trident Merger Sub and Rocky Merger Sub). Pursuant to the merger agreement, Trident Merger Sub will merge with and into TriQuint, and Rocky Merger Sub will merge with and into RFMD. As a result of the mergers, TriQuint and RFMD will each become a wholly owned subsidiary of Rocky Holding.

Upon completion of the RFMD merger, each share of RFMD common stock will be converted into the right to receive 0.25 of a share of Rocky Holding common stock. Shares of RFMD common stock held by RFMD or Rocky Merger Sub will be canceled and will not receive the RFMD merger consideration. Generally, each RFMD stock option that is outstanding (whether or not vested or exercisable) and each RFMD restricted stock unit or performance stock unit for which shares of RFMD common stock remain unvested or unissued, in each case as of the effective time of the RFMD merger, will be converted automatically into a substantially similar option or award for Rocky Holding common stock and will remain subject to the same terms, conditions and restrictions as the original option or award, subject to specified adjustments to reflect the effect of the RFMD Exchange Ratio.

Upon completion of the TriQuint merger, each outstanding share of TriQuint common stock will be converted into the right to receive 0.4187 of a share of Rocky Holding common stock. Shares of TriQuint common stock held by TriQuint or Trident Merger Sub will be canceled and will not receive the TriQuint merger consideration. Generally, each TriQuint stock option that is outstanding (whether or not vested or exercisable) and each TriQuint restricted stock unit or market-based restricted unit for which shares of TriQuint common stock remain unvested or unissued, in each case as of the effective time of the TriQuint merger, will be converted automatically into a substantially similar option or award for Rocky Holding common stock and will remain subject to the same terms, conditions and restrictions as the original option or award, subject to specified adjustments to reflect the effect of the TriQuint Exchange Ratio.

NOTE 2. BASIS OF PRO FORMA PRESENTATION

The unaudited pro forma condensed combined balance sheet is based on historical balance sheets of RFMD and TriQuint and has been prepared to reflect the mergers as if they were completed on March 29, 2014. The unaudited pro forma condensed combined statement of operations assumes that the mergers were completed as of the beginning of RFMD’s fiscal year 2014 (March 31, 2013). The unaudited pro forma condensed combined statement of operations is based on RFMD’s audited consolidated statement of operations for the fiscal year ended March 29, 2014 and TriQuint’s audited consolidated statement of operations for the fiscal year ended December 31, 2013. To the extent identified, certain reclassifications have been reflected in the historical financial statements of TriQuint to conform to RFMD’s presentation, as described in Note 5 below.

The unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 805 “Business Combinations” (“ASC 805”). Although the business combination of RFMD and TriQuint is a “merger of equals,” generally accepted accounting principles require that one of the two companies in the mergers be designated as the acquirer for accounting purposes based on the available evidence. RFMD and TriQuint have evaluated the provisions of ASC 805 and concluded that RFMD should be the acquirer for accounting purposes. In reaching such conclusion, the companies considered, among other things, the relative outstanding share ownership, the composition of the governing body of Rocky Holding and the designation of certain senior management positions of Rocky Holding.

Under the acquisition method of accounting, the assets and liabilities of TriQuint, as of the effective date of the mergers, will be recorded by RFMD at their respective fair values and the excess of the merger consideration over the fair value of TriQuint’s net assets will be allocated to goodwill.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS — (Continued)

The pro forma adjustments described below have been developed based on management’s assumptions and estimates, including assumptions relating to the consideration to be paid and the allocation thereof to the assets acquired and liabilities assumed from TriQuint based on preliminary estimates of fair value. The final purchase price and the allocation of the purchase price will differ from that reflected in the pro forma financial statements after final valuation procedures are performed and amounts are finalized following the completion of the mergers.

The unaudited pro forma condensed combined financial statements are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of the combined company would have been had the mergers occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or financial position.

The unaudited pro forma condensed combined financial statements do not reflect any integration activities or cost savings from operating efficiencies, synergies, asset dispositions or other restructurings that could result from the mergers. Additionally, no adjustments were made to reflect employee termination costs to be incurred in connection with the mergers, since those costs are not yet factually supportable.

RFMD performed a preliminary review of TriQuint’s accounting policies, based primarily on publicly available information, to determine whether any adjustments were necessary to ensure comparability in the pro forma condensed combined financial statements. At this time, RFMD is not aware of any differences that would have a material effect on the unaudited pro forma condensed combined financial statements; therefore, the unaudited pro forma condensed combined financial statements do not reflect any differences in accounting policies. Upon completion of the mergers, or as more information becomes available, RFMD will perform a more detailed review of TriQuint’s accounting policies. As a result of that review, differences may be identified between the accounting policies of the two companies that, when conformed, could have a material effect on the unaudited pro forma condensed combined financial statements.

NOTE 3. PRELIMINARY ESTIMATED PURCHASE PRICE

Preliminary Estimated Purchase Price

The total preliminary estimated purchase price for the transaction is approximately $2,966,117, as follows (in thousands):

Value of shares of Rocky Holding common stock to be issued to TriQuint stockholders	(1)	$2,840,566
Value of Rocky Holding restricted stock units to be issued to holders of TriQuint restricted stock units and market-based restricted stock units	(2),(3)	2,820
Value of Rocky Holding options to be issued to holders of TriQuint stock options	(2),(4)	122,731

Total consideration to be transferred		$2,966,117

(1)	Equals TriQuint outstanding shares as of June 9, 2014 multiplied by the exchange ratio (before giving effect to the one-for-four reverse stock split) of 1.6749, multiplied by the RFMD closing share price on June 9, 2014 of $9.75.
(2)

The fair value of replacement awards attributable to precombination service is recorded as part of the consideration transferred in the mergers, while the fair value of replacement awards attributable to postcombination service is recorded separately from the business combination and recognized as compensation cost over the remaining postcombination service period. The portion of TriQuint equity awards attributable to precombination and postcombination service is estimated based on the ratio of the service period rendered as of June 9, 2014 to the total service period. The fair value of awards attributed to

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL

STATEMENTS — (Continued)

precombination service was recognized as a component of the purchase price. The impact of postcombination compensation costs has been recorded as adjustments to the unaudited pro forma condensed combined statement of operations for the year ended March 29, 2014. See Note 6 for adjustment amounts related to share-based compensation. RFMD will recalculate the fair values of the TriQuint equity awards as of the closing date to determine the excess fair value amounts, if any, to be recorded as compensation expense by Rocky Holding. Various estimates were used in this calculation, which could differ significantly from actual amounts calculated at the closing date of the mergers, and such differences could have a material impact on the total purchase price.
(3)	The fair value of Rocky Holding equivalent restricted stock units and market-based restricted stock units was estimated based on the closing price of TriQuint common stock on June 9, 2014. The equivalent number of market-based restricted stock units was estimated based upon TriQuint’s total shareholder return relative to the performance of companies in the S&P Semiconductor Index for the applicable measurement period. These estimates are subject to change with market conditions and other circumstances, and these changes may have a material impact on the fair value of restricted stock units and market-based restricted stock units used to calculate the total purchase price.
(4)	The fair value of the Rocky Holding equivalent stock options was estimated as of June 9, 2014 using the Black-Scholes valuation model utilizing various assumptions. The expected volatility of the Rocky Holding common stock price is based on the average implied volatility over the expected term based on daily closing stock prices of RFMD and TriQuint common stock. The expected term of the option is based on TriQuint historical employee stock option exercise behavior as well as the remaining contractual exercise term. The stock price volatility and expected term are based on RFMD’s best estimates at this time, both of which impact the fair value of the option calculated under the Black-Scholes methodology and, ultimately, the total consideration that will be recorded at the effective time of the mergers. These estimates are subject to change with market conditions and other circumstances, and these changes may have a material impact on the fair value of stock options used to calculate the total purchase price.

TriQuint’s and RFMD’s outstanding equity awards include a provision for acceleration of vesting in certain circumstances involving termination in connection with a change in control. No adjustments have been made to the unaudited pro forma condensed combined financial statements as a result of this provision, as RFMD cannot currently predict the nature and extent of terminations to be made in connection with the mergers.

The portion of the purchase price to be paid in shares of Rocky Holding common stock will be valued based on the number of TriQuint shares outstanding immediately prior to the TriQuint merger multiplied by the exchange ratio (before giving effect to the one-for-four reverse stock split) of 1.6749 and the RFMD share price on that date estimated based on shares outstanding on June 9, 2014. A 10% change in RFMD’s stock price would change the purchase price by approximately $284,057, with a corresponding change to goodwill. The actual purchase price will fluctuate with the price of RFMD’s common stock until the effective date of the mergers, and the final valuation could differ significantly from the current estimate.

NOTE 4. PRELIMINARY ESTIMATED PURCHASE PRICE ALLOCATION

Under the acquisition method of accounting, the total purchase price is allocated to the tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair values as of the date of the mergers. The pro forma purchase price allocation below has been developed based on preliminary estimates of fair value using the historical financial statements of TriQuint as of March 29, 2014. As of the date of this joint proxy statement/prospectus, RFMD has not completed the detailed valuation studies necessary to arrive at the required estimates of the fair value of TriQuint’s assets to be acquired and the liabilities to be assumed and the related allocations of purchase price. Therefore, the allocation of the purchase price to acquired intangible

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL

STATEMENTS — (Continued)

assets is based on preliminary fair value estimates and subject to final management analysis, with the assistance of third party valuation advisors, following the completion of the mergers. The estimated intangible asset values and their useful lives could be affected by a variety of factors that may become known to RFMD only upon access to additional information and/or changes in these factors that may occur prior to the effective time of the mergers.

The preliminary estimated intangible assets consist of customer relationships, developed technology, purchase order backlog, trade name and in-process research and development. The estimated useful lives range between one year and six years and are detailed in the schedule below. The estimated fair values of the intangibles were based primarily on current estimates of TriQuint’s expected future cash flows and may change as estimates and assumptions are refined. Additional intangible asset classes may be identified as the valuation process continues.

The excess of the purchase price over the tangible and identifiable intangible assets acquired and liabilities assumed has been allocated to goodwill.

The preliminary allocation of the purchase price as of March 29, 2014 is estimated as follows (in thousands):

Total preliminary purchase price		$2,966,117
Estimated fair value of net tangible assets acquired and liabilities assumed
Cash and cash equivalents	$163,522
Accounts receivable	124,038
Inventories	200,000
Prepaid expenses and other current assets	84,369
Property and equipment	447,000
Other non-current assets, net	30,808
Accounts payable, accrued liabilities and other current liabilities	(107,089)
Current deferred tax liabilities, net	(1,251)
Long-term deferred tax liabilities, net	(48,094)
Other long-term liabilities	(26,966)

		866,337
Estimated fair value of identifiable intangible assets acquired:
Customer relationships	349,000
Developed technology	260,000
Purchase order backlog	27,000
Trade name	13,000
In-process research and development	190,000
		839,000

Estimated goodwill		$1,260,780

Tangible assets acquired and liabilities assumed

RFMD has estimated the fair value of tangible assets acquired and liabilities assumed. These estimates are based on a preliminary valuation performed as of March 29, 2014 and are subject to further review by management. See Note 6 below for a further explanation of the assumptions related to certain of the assets assumed.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL

STATEMENTS — (Continued)

Identifiable intangible assets

The preliminary fair value of the acquired developed technology was determined based on an income approach using the “excess earnings method.” The preliminary fair value of the acquired customer relationships was determined based on an income approach using the “with and without method.” The preliminary fair value of the acquired trade name was determined based on an income approach using the “relief from royalty method.” These estimates are based on a preliminary valuation and are subject to further review by management. The following table sets forth the components of these intangible assets and their estimated useful lives (dollars in thousands):

	Fair Value	Estimated Useful Life
Customer relationships	$349,000	4-6 years
Developed technology	260,000	5-6 years
Purchase order backlog	27,000	1 year
Trade name	13,000	3 years
In-process research and development	190,000	Indefinite

Acquired in-process research and development (“IPRD”) is an intangible asset classified as an indefinite-lived asset until the completion or abandonment of the associated research and development effort. IPRD will be amortized over an estimated useful life to be determined at the date the associated research and development effort is completed, or expensed immediately when, and if, the project is abandoned. Acquired IPRD is not amortized during the period that it is considered indefinite-lived, but rather is subject to annual testing for impairment or when there are indicators of impairment.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL

STATEMENTS — (Continued)

NOTE 5. RECLASSIFICATION ADJUSTMENTS

The purpose of the following reclassification adjustments is to conform TriQuint’s historical balance sheet presentation to RFMD’s balance sheet presentation. TriQuint historically presented “Deferred tax assets-current,” “Deferred tax assets-non-current,” “Accrued payroll,” and “Other accrued liabilities” as separate financial statement line items. However, as these amounts are below the threshold requirements of Rule 11-02(b)(3) of Regulation S-X , we have condensed these balances into “Other current assets,” “Other non-current assets,” “Accrued liabilities,” and “Accrued liabilities,” respectively, to be consistent with RFMD’s presentation. TriQuint historically presented miscellaneous other receivables in “Other current assets,” while RFMD presents miscellaneous other receivables in “Other receivables.” This amount has been reclassified in order to conform to RFMD’s presentation.

As of March 29, 2014
(in thousands)
Deferred tax assets, net, as reported by TriQuint	$13,467
Reclassify to Other current assets	(13,467)

Adjusted TriQuint Deferred tax assets, net, to conform to RFMD	$—

Other receivables, as reported by TriQuint	$—
Reclassified from Other current assets	18,469

Adjusted TriQuint Other receivables to conform to RFMD	$18,469

Other current assets, as reported by TriQuint	$38,430
Reclassified from Deferred tax assets, net	13,467
Reclassify to Other receivables	(18,469)

Adjusted TriQuint Other current assets to conform to RFMD	$33,428

Deferred tax assets — non-current, net, as reported by TriQuint	$63,154
Reclassify to Other non-current assets	(63,154)

Adjusted TriQuint Deferred tax assets — non-current, net, to conform to RFMD	$—

Other non-current assets, net, as reported by TriQuint	$33,915
Reclassified from Deferred tax assets — non-current, net	63,154

Adjusted Other non-current assets, net, to conform to RFMD	$97,069

Accrued payroll, as reported by TriQuint	$37,024
Reclassify to Accrued liabilities	(37,024)

Adjusted TriQuint Accrued payroll to conform to RFMD	$—

Other accrued liabilities, as reported by TriQuint	$16,044
Reclassify to Accrued liabilities	(16,044)

Adjusted TriQuint Other accrued liabilities to conform to RFMD	$—

Accrued liabilities, as reported by TriQuint	$—
Reclassified from Accrued payroll	37,024
Reclassified from Other accrued liabilities	16,044

Adjusted TriQuint Accrued liabilities to conform to RFMD	$53,068

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL

STATEMENTS — (Continued)

The purpose of the following reclassification adjustments is to conform TriQuint’s statement of operations presentation to RFMD’s statement of operations presentation. TriQuint historically presented combined selling, marketing, general and administrative expenses as one financial statement line item, while RFMD presents separate functional categories for these expenses as two financial statement line items (“Marketing and selling” and “General and administrative”). Additionally, TriQuint historically presented “Recovery of investments in other companies” as a separate financial statement line item; however, we have condensed “Recovery of investments in other companies” into “Other (expense) income” to conform to RFMD’s presentation. RFMD classifies expenses related to acquisitions in “Other operating expense (income),” while TriQuint classifies these types of expenses in “Selling, general and administrative;” therefore, acquisition-related expenses were reclassified to conform to RFMD’s presentation.

Twelve Months Ended December 31, 2013
(in thousands)
Selling, general and administrative, as reported by TriQuint	$108,410
Reclassify to General and administrative	(52,250)
Reclassify to Marketing and selling	(59,671)
Reclassify to Other operating expense (income)	3,511

Adjusted TriQuint Selling, general and administrative to conform to RFMD	$—

Marketing and selling, as reported by TriQuint	$—
Reclassified from Selling, general and administrative	59,671

Adjusted TriQuint Marketing and selling to conform to RFMD	$59,671

General and administrative, as reported by TriQuint	$—
Reclassified from Selling, general and administrative	52,250

Adjusted TriQuint General and administrative to conform to RFMD	$52,250

Other operating expense (income), as reported by TriQuint	$—
Reclassified from Selling, general and administrative (acquisition-related expenses)	(3,511)

Adjusted TriQuint Other operating expense (income) to conform to RFMD	$(3,511)

Recovery of investments in other companies, as reported by TriQuint	$421
Reclassify to Other income (expense)	(421)

Adjusted TriQuint Recovery of investments in other companies to conform to RFMD	$—

Other, net, as reported by TriQuint	$(426)
Reclassified from Recovery of investments in other companies	421

Adjusted TriQuint Other income (expense) to conform to RFMD	$(5)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL

STATEMENTS — (Continued)

NOTE 6. UNAUDITED PRO FORMA ADJUSTMENTS (in thousands)

The following is a description of the unaudited pro forma adjustments reflected in the unaudited pro forma condensed combined financial statements:

Balance Sheet

1.	Accounts Receivable

During the twelve months ended March 29, 2014, RFMD purchased various products from TriQuint. The pro forma adjustment of $255 relates to the elimination of the RFMD accounts receivable balance on TriQuint’s March 29, 2014 balance sheet.

2.	Inventories

Raw material inventory is measured at fair value (current replacement cost), which is estimated to be the current carrying value. Work-in-process inventory is estimated at the fair market value, which is the estimated selling price less the sum of (a) costs to complete the manufacturing process, (b) costs of selling effort, and (c) a reasonable profit margin for the completion of the manufacturing process and selling effort. Finished goods inventory is estimated at the fair market value, which is the estimated selling price less the sum of (a) costs of selling effort, and (b) a reasonable profit margin for the selling effort.

The pro forma adjustment of $37,031 reflects the step-up in value of the acquired work-in-process and finished goods inventory. The increased valuation of the inventory will increase cost of revenue as the acquired inventory is sold after the closing date of the mergers. There is no continuing effect of the acquired inventory adjustment on the combined operating results and, as such, this adjustment is not addressed in the unaudited pro forma condensed combined statements of operations.

3.	Property and Equipment

The pro forma adjustment of $27,171 reflects the step-up in value of property and equipment based upon a preliminary valuation analysis. The real property analysis was based on the cost approach and the personal property analysis was based on the indirect cost approach. Adjustments may be required when additional information is obtained and a more detailed review is performed over the fair value of property and equipment. The actual amounts recorded when the mergers are completed may differ materially from the preliminary estimate of fair value of property and equipment.

4.	Goodwill and Other Intangible Assets

The net pro forma adjustment to goodwill includes the elimination of TriQuint’s pre-merger goodwill balance and is calculated as follows (in thousands):

Purchase price allocation to goodwill (Note 4)	$1,260,780
Elimination of pre-merger TriQuint goodwill	(13,519)

Total pro forma adjustment to goodwill	$1,247,261

The net pro forma adjustment to intangible assets, net, includes the elimination of TriQuint pre-merger intangible assets and is calculated as follows (in thousands):

Value assigned to intangible assets acquired (Note 4)	$839,000
Elimination of pre-merger TriQuint intangible assets	(21,826)

Total pro forma adjustment to intangible assets	$817,174

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL

STATEMENTS — (Continued)

See Note 4 for the estimated purchase price allocation. The final valuation could differ significantly from the current estimate. The pro forma purchase price allocation is preliminary as the mergers have not yet been completed. The pro forma presentation assumes that the historical values of TriQuint’s tangible assets and liabilities approximate fair value, except for the preliminary estimate of fair value of property and equipment discussed above. Additionally, the allocation of the purchase price to acquired intangible assets is preliminary and subject to the final outcome of management’s analysis.

5.	Other Current Assets and Other Non-Current Assets

TriQuint has a long-term asset related to a non-qualified deferred compensation plan that requires a lump-sum payout upon change in control at the election of the eligible employees and members of the TriQuint board. The pro forma adjustment includes $3,990 related to the portion of deferred compensation assets that is required to be reclassified as a current asset as a result of the mergers.

The historical current deferred tax assets have increased $16,040 and the historical non-current deferred tax assets have decreased $62,271. The pro forma adjustments reflect an increase in deferred tax liabilities related to step-up in value of intangible assets allocated to the U.S. and an increase of the valuation reserve against net U.S. deferred tax assets based on a preliminary estimate of realizability of the deferred tax assets subsequent to completion of the mergers, which result in a nil remaining deferred tax asset position in the U.S. The incremental valuation allowance is not reflected as a pro forma adjustment to the statement of operations as the application of the valuation allowance will not have a continuing impact in the statement of operations of the combined entity.

On a combined basis, based upon the weight of available evidence as of this filing, it is expected that the new combined company will record a full valuation allowance for its net U.S. deferred tax assets.

6.	Accounts Payable

During the twelve months ended March 29, 2014, RFMD purchased various products from TriQuint. The pro forma adjustment of $255 relates to the elimination of the TriQuint accounts payable balance on RFMD’s March 29, 2014 balance sheet.

7.	Accrued Liabilities

The pro forma accrued liabilities include an adjustment of $35,871 reflecting the estimated unpaid non-recurring merger-related costs (that are not reflected in the historical financial statements of either RFMD or TriQuint) such as investment banking fees, legal fees, accounting fees, valuation fees and other expenses associated with the mergers, which RFMD and TriQuint either have incurred or expect to incur (estimated). While presented in the unaudited pro forma condensed combined balance sheet, these costs have been excluded from the unaudited pro forma condensed combined statements of operations as there is no continuing effect of such costs.

TriQuint has a non-qualified deferred compensation plan that requires a lump-sum payout upon change in control at the election of the eligible employees and members of the TriQuint board. The accrued liabilities pro forma adjustment includes $3,990 related to the portion of deferred compensation obligation that is being reclassified from other long-term liabilities as a result of the mergers.

TriQuint’s income tax payable has been reduced in the amount of $3,634. This reduction relates to the expected decrease in federal income taxes payable as of the March 29, 2014 balance sheet date for the combined company.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL

STATEMENTS — (Continued)

8.	Other Current Liabilities

The pro forma adjustment of $1,251 reflects the deferred tax liabilities associated with the estimated fair market value of the intangible assets in Singapore at a 5% tax rate. Singapore has granted a 10-year tax holiday to TriQuint through 2021 for a reduction in the statutory rate of 17% to 5%.

9.	Other Long-Term Liabilities

TriQuint has a non-qualified deferred compensation plan that requires a lump-sum payout upon change in control at the election of the eligible employees and members of the TriQuint board. The pro forma adjustment includes $3,990 related to the portion of deferred compensation obligation that is being reclassified to accrued liabilities as a result of the mergers.

The pro forma adjustment includes $48,094 reflecting the deferred tax liabilities associated with the estimated fair market value of the intangible assets in Singapore at a 5% tax rate and the U.S. at a 36% rate. Singapore has granted a 10-year tax holiday to TriQuint through 2021 for a reduction in the statutory rate of 17% to 5%.

10.	Stockholders’ Equity

The historical stockholders’ equity of TriQuint will be eliminated upon the completion of the mergers. The total stockholders’ equity of the combined company will be increased over the pre-merger RFMD shareholders’ equity by the value of the common stock issued in connection with the mergers. Rocky Holding will be issuing approximately $2,840,566 of common stock as part of the purchase price consideration, and estimates the value of replacement stock options, restricted stock units and other equity-based awards to be $125,551. The number of shares ultimately to be issued in connection with the mergers is dependent on the number of TriQuint shares, stock options, restricted stock units and other equity-based awards outstanding on the date of the mergers. Refer to Note 3 for a discussion of the determination of the estimated preliminary purchase price, which includes how the common stock to be issued and stock based awards outstanding at the date of the mergers were valued.

The calculation of the pro forma adjustments to total stockholders’ equity is as follows (in thousands):

Elimination of pre-merger TriQuint equity balances	$(929,422)
Impact of shares to be issued to TriQuint stockholders	2,966,117
Estimated transaction costs	(35,871)

Total pro forma adjustment	$2,000,824

Statements of Operations

a.	Intercompany Transactions

During the twelve months ended March 29, 2014, RFMD purchased various products from TriQuint. The following amounts have been eliminated in the pro forma statements of operations (in thousands):

Twelve months ended March 29, 2014
TriQuint Sales to RFMD	$3,644
Decrease to Cost of goods sold for items sold to third parties	(3,030)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL

STATEMENTS — (Continued)

b.	Cost of Goods Sold, Research and Development, Marketing and Selling, and General and Administrative

The pro forma adjustments reflect the amortization for acquired intangibles (Note 4), postcombination stock compensation expense (Note 3), and additional depreciation for the preliminary fair value assessment of property and equipment (Note 6).

The pro forma adjustments are as follows (in thousands):

Twelve months ended March 29, 2014:	Cost of Goods Sold	Research and Development	Marketing and Selling	General and Administrative
Elimination of TriQuint historical amortization expense	$(4,642)	$(441)	$(1,422)	$(249)
Amortization of intangible assets acquired, net	74,667	—	72,458	—
Incremental postcombination stock compensation expense	9,710	12,021	5,364	6,477
Incremental depreciation expense	7,861	—	—	—

Pro forma adjustment	$87,596	$11,580	$76,400	$6,228

c.	Transaction Costs

The adjustment represents the elimination of merger-related transaction costs that were recognized in RFMD’s statement of operations for the twelve months ended March 29, 2014, and TriQuint’s statement of operations for the twelve months ended December 31, 2013, as they have no continuing impact on the combined results of operations.

d.	Income Taxes

The pro forma adjustments to tax expense relate to the recognition of deferred tax benefit in Singapore at a 5% tax rate. Singapore has granted a 10-year tax holiday to TriQuint through 2021 for a reduction in the statutory rate of 17% to 5%. There is no adjustment to income tax expense in the U.S. as a result of the pro forma adjustments, as the U.S. is expected to have a full valuation allowance against its net deferred tax asset.

The pro forma combined provision for income taxes does not reflect the amounts that would have resulted had RFMD and TriQuint filed consolidated income tax returns during the periods presented.

e.	Basic and Diluted Shares

(shares in thousands)	RFMD Twelve months ended March 29, 2014	TriQuint Twelve months ended December 31, 2013		Combined
Historical basic weighted average shares outstanding	281,996	173,945	*
Exchange ratio	0.25	0.4187
Adjusted basic and diluted weighted average shares outstanding	70,499	72,831	**	143,330

*	Represents outstanding shares of TriQuint stockholders as of June 9, 2014.
**	Represents shares of Rocky Holding common stock to be issued to TriQuint stockholders estimated as of June 9, 2014.

CAUTIONARY NOTE CONCERNING FORWARD-LOOKING STATEMENTS

This material may include forward-looking statements, both with respect to us and our industry, that reflect our current views with respect to future events and financial performance. Statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “will,” “may,” “would” and similar statements of a future or forward-looking nature may be used to identify forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. For example, forward-looking statements include projections of earnings, revenues, synergies, accretion or other financial items; any statements of the plans, strategies and objectives of management for future operations, including the execution of integration and restructuring plans and the anticipated timing of filings and approvals related to the mergers or the closing of the mergers; any statements regarding future economic conditions or performance; any statements of belief; and any statements of assumptions underlying any of the foregoing. All forward-looking statements address matters that involve risks and uncertainties, many of which are beyond our control. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in those statements, and therefore, you should not place undue reliance on any of those statements. In particular, you should consider the risks and uncertainties described under “Risk Factors” beginning on page 33. The following factors, among others, could also cause actual results to differ from those set forth in the forward-looking statements:

STANDARD OPERATING FACTORS

•	Fluctuations in our operating results, which may be influenced by, among other things, changes in semiconductor industry conditions;

•	Our inability to accurately predict market needs, our failure to achieve design wins with our customers, or the market’s failure to accept our new products and technologies and the products of our customers;

•	Our inability to achieve, maintain or improve manufacturing yields and margins or to increase utilization levels of our manufacturing capacity;

•	Customer concentration risks, including the gain or loss of significant customers;

•	Risks associated with our reliance on certain suppliers;

•	Continued downward pressure on average selling prices of our products;

•	Results in pending and future litigation or other proceedings that would subject us to significant monetary damages or penalties and/or require us to change our business practices, or the costs incurred in connection with those proceedings;

•	Our inability to effectively execute on strategic transactions, or to integrate or achieve anticipated benefits from any acquired businesses; and

•	Our failure to attract and retain talented employees or to manage succession and retention for our Chief Executive Officer or other key executives.

TRANSACTION-RELATED FACTORS

•	Uncertainty as to whether TriQuint and RFMD will be able to complete the mergers on the terms set forth in the merger agreement;

•	The ability to obtain governmental approvals of the mergers;

•	Failure to realize the anticipated benefits of the mergers, including as a result of a delay in completing the mergers or a delay or difficulty in integrating the businesses of RFMD and TriQuint;

•	Uncertainty as to the long-term value of Rocky Holding common stock;

•	The expected amount and timing of cost savings and operating synergies; and

•	Failure to receive the approval of TriQuint stockholders or RFMD shareholders for the mergers.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and elsewhere, including the risk factors set forth in this joint proxy statement/prospectus and the risk factors included in TriQuint’s most recent annual report on Form 10-K and the risk factors included in RFMD’s most recent annual report on Form 10-K and other documents of TriQuint, RFMD and Rocky Holding on file with the SEC. Any forward-looking statements made in this material are qualified in their entirety by the cautionary statements contained or referred to in this section, and there is no assurance that the actual results or developments anticipated by us will be realized or that, even if substantially realized, they will have the expected consequences to, or effects on, us or our business or operations. Except to the extent required by applicable law, we undertake no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

INFORMATION ABOUT THE COMPANIES

RF Micro Devices, Inc.

RF Micro Devices, Inc., which we refer to as RFMD, was incorporated in North Carolina in 1991. RFMD designs and manufactures high-performance radio frequency solutions. RFMD’s products enable worldwide mobility, provide enhanced connectivity and support advanced functionality in the mobile device, wireless infrastructure, wireless local area network (WLAN or WiFi), cable television/broadband, Smart Energy/advanced metering infrastructure and aerospace and defense markets. RFMD’s principal executive offices are located at 7628 Thorndike Road, Greensboro, North Carolina 27409-9421. RFMD’s telephone number is (336) 664-1233, and its website is www.rfmd.com.

TriQuint Semiconductor, Inc.

TriQuint Semiconductor, Inc., which we refer to as TriQuint, was incorporated in California in 1981 and reincorporated in Delaware in 1997. TriQuint designs, develops and manufactures high-performance active and passive technologies, including power amplifier, switch and filter modules for the mobile device, network infrastructure and defense and aerospace markets. TriQuint has core competencies in gallium arsenide (“GaAs”), gallium nitride (“GaN”), surface acoustic wave (“SAW”) and bulk acoustic wave (“BAW”) technologies. TriQuint’s principal executive offices are located at 2300 N.E. Brookwood Parkway, Hillsboro, Oregon 97124. TriQuint’s telephone number is (503)  615-9000, and its website is www.triquint.com.

Rocky Holding, Inc.

Rocky Holding, Inc., which we refer to as Rocky Holding, was incorporated in Delaware in December 2013 as a wholly owned subsidiary of RFMD solely for the purpose of effecting the mergers and has not conducted any business activities other than in connection with the mergers. As described in “The Mergers” and “The Merger Agreement,” following the completion of the mergers, RFMD and TriQuint will each become wholly owned subsidiaries of Rocky Holding. We anticipate that, prior to completion of the mergers, Rocky Holding will change its name, adopt a NASDAQ symbol for its common stock, and register a new trade name and logo that reflect the key attributes of the combined company. Rocky Holding’s principal executive offices are currently located at 7628 Thorndike Road, Greensboro, North Carolina 27409-9421, and its telephone number is (336) 664-1233.

THE TRIQUINT SPECIAL MEETING

This section contains information about the special meeting of TriQuint stockholders that has been called to consider and adopt the merger agreement, to approve the absence of a provision in Rocky Holding’s amended and restated certificate of incorporation that would provide for directors of Rocky Holding to be elected by majority vote, which provision is instead located in Rocky Holding’s amended and restated bylaws, to approve the adjournment of the TriQuint special meeting (if necessary or appropriate to solicit additional proxies if there are not sufficient votes to adopt the merger agreement or to approve the absence of a majority voting provision in Rocky Holding’s amended and restated certificate of incorporation), to approve, by non-binding advisory vote, the compensation arrangements for TriQuint’s named executive officers in connection with the mergers, and to approve the amended TriQuint 2013 Incentive Plan.

This joint proxy statement/prospectus is being furnished to the stockholders of TriQuint in connection with the solicitation of proxies by the TriQuint board for use at the TriQuint special meeting. TriQuint is first mailing this joint proxy statement/prospectus and accompanying proxy card to its stockholders on or about August 4, 2014.

Date, Time and Place

A special meeting of the stockholders of TriQuint will be held at the principal executive offices of TriQuint, 2300 NE Brookwood Parkway, Hillsboro, Oregon 97124 on September 5, 2014, at 1:00 p.m., Pacific time, unless the special meeting is adjourned or postponed.

Purpose

At the special meeting, TriQuint stockholders will be asked to consider and vote upon the following matters:

•	a proposal to adopt the merger agreement — THE MERGERS WILL ONLY OCCUR IF TRIQUINT PROPOSAL NO. 2 IS ALSO APPROVED;

•	a proposal to approve the absence of a majority voting provision in Rocky Holding’s amended and restated certificate of incorporation, which provision is instead located in Rocky Holding’s amended and restated bylaws;

•	a proposal to approve the adjournment of the TriQuint special meeting (if necessary or appropriate to solicit additional proxies if there are not sufficient votes to adopt the merger agreement or to approve the absence of a majority voting provision in Rocky Holding’s amended and restated certificate of incorporation);

•	a proposal to approve, by non-binding advisory vote, the compensation arrangements for TriQuint’s named executive officers in connection with the mergers contemplated by the merger agreement; and

•	a proposal to approve the amended TriQuint 2013 Incentive Plan.

Recommendation of the TriQuint Board

The TriQuint board has unanimously (a) approved the merger agreement and the TriQuint merger and the transactions contemplated by the merger agreement upon the terms and subject to the conditions set forth in the merger agreement, (b) determined that the mergers are fair to, advisable and in the best interests of TriQuint and its stockholders, (c) authorized management to submit the merger agreement to the TriQuint stockholders for adoption at the TriQuint special meeting, and (d) recommended that TriQuint’s stockholders adopt the merger agreement.

The TriQuint board unanimously recommends that TriQuint stockholders vote:

“FOR” the proposal to adopt the merger agreement;

“FOR” the proposal to approve the absence of a majority voting provision in Rocky Holding’s amended and restated certificate of incorporation, which provision is instead located in Rocky Holding’s amended and restated bylaws;

“FOR” the proposal to approve the adjournment of the special meeting (if necessary or appropriate to solicit additional proxies if there are not sufficient votes to adopt the merger agreement or to approve the absence of a majority voting provision in Rocky Holding’s amended and restated certificate of incorporation);

“FOR” the proposal to approve, by non-binding advisory vote, the compensation arrangements for TriQuint’s named executive officers in connection with the mergers contemplated by the merger agreement; and

“FOR” the proposal to approve the amended TriQuint 2013 Incentive Plan.

See “The Mergers — Recommendation of the TriQuint Board; TriQuint’s Reasons for the Mergers” beginning on page 84.

TriQuint stockholders should carefully read this joint proxy statement/prospectus in its entirety for more detailed information concerning the merger agreement, the proposed transactions and certain compensation arrangements for TriQuint’s named executive officers in connection with the mergers. In addition, TriQuint stockholders are directed to the merger agreement, which is attached as Annex A and Annex AA to this joint proxy statement/prospectus.

Record Date; Shares Entitled to Vote

Only holders of record of shares of TriQuint common stock at the close of business on the TriQuint record date (July 16, 2014) will be entitled to vote shares held at that date at the TriQuint special meeting or any adjournments or postponements of the TriQuint special meeting. Each outstanding share of TriQuint common stock entitles its holder to cast one vote.

As of the TriQuint record date, 174,143,368 shares of TriQuint common stock, par value $0.001 per share, were outstanding and entitled to vote at the TriQuint special meeting.

Quorum; Broker Non-Votes

The presence, in person or represented by proxy, of holders of a majority in voting power of the TriQuint common stock issued and outstanding and entitled to vote at the TriQuint special meeting constitutes a quorum. In the absence of a quorum, the chairman of the special meeting will have power to adjourn the special meeting. As of the TriQuint record date, 87,071,685 shares of TriQuint common stock will be required to achieve a quorum.

Holders of shares of TriQuint common stock present in person at the TriQuint special meeting but not voting, and shares of TriQuint common stock for which TriQuint has received proxies indicating that their holders have abstained, will be counted as present at the TriQuint special meeting for purposes of determining whether a quorum is established. Broker non-votes, if any, will be counted for purposes of determining whether a quorum exists at the special meeting.

Under the rules that govern brokers who have record ownership of shares that are held in “street name” for their clients, the beneficial owners of the shares, brokers have discretion to vote these shares on routine matters but not on non-routine matters. The adoption of the merger agreement is not considered a routine matter, nor are any of the other matters being proposed at the TriQuint special meeting. Accordingly, brokers will not have discretionary voting authority to vote your shares on any matter at the TriQuint special meeting. A broker non-vote occurs when brokers do not have discretionary voting authority and have not received instructions from the beneficial owners of the shares on a particular non-routine matter. A broker will not be permitted to vote on the proposal to adopt the merger agreement, or any other proposal being presented, without instruction from the beneficial owner of the shares of TriQuint common stock held by that broker. As a result, shares of TriQuint common stock beneficially owned that have been designated on proxy cards by the broker, bank or nominee as not voted on the proposal to adopt the merger agreement (broker non-vote) will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. Broker non-votes will have no effect, however, on the proposal to approve the absence of a majority voting provision in Rocky Holding’s amended and restated certificate of incorporation, the proposal to adjourn the special meeting (if necessary or appropriate to solicit additional proxies if there are not sufficient votes to adopt the merger agreement or to approve the absence of a majority voting provision in Rocky Holding’s amended and restated certificate of incorporation), the proposal to approve, by non-binding advisory vote, the compensation arrangements for TriQuint’s named executive officers in connection with the mergers, or the proposal to approve the amended TriQuint 2013 Incentive Plan. If you hold shares of TriQuint stock through a broker, bank or other organization with custody of your shares, follow the voting instructions you receive from that organization.

Vote Required

Proposal to Adopt the Merger Agreement by TriQuint Stockholders: Adopting the merger agreement requires the affirmative vote of holders of a majority of the shares of TriQuint common stock outstanding and entitled to vote. Accordingly, a TriQuint stockholder’s failure to submit a proxy card or to vote in person at the special meeting, an abstention from voting, or the failure of a TriQuint stockholder who holds his, her or its shares in “street name” through a broker or other nominee to give voting instructions to the broker or other nominee, will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

Proposal to Approve the Absence of a Majority Voting Provision by TriQuint Stockholders: Approving the absence of a provision in Rocky Holding’s amended and restated certificate of incorporation that would provide for directors of Rocky Holding to be elected by majority vote, which provision is instead located in Rocky Holding’s amended and restated bylaws requires the affirmative vote of holders of a majority of the shares of TriQuint common stock present, in person or represented by proxy, at the special meeting and entitled to vote. Accordingly, abstentions will have the same effect as a vote “AGAINST” the proposal to approve the absence of a majority voting provision in Rocky Holding’s amended and restated certificate of incorporation, while broker non-votes and shares not in attendance at the special meeting will have no effect on the outcome of any vote to approve the absence of a majority voting provision in Rocky Holding’s amended and restated certificate of incorporation. If this TriQuint Proposal No. 2 to approve the absence of a majority voting provision in Rocky Holding’s amended and restated certificate of incorporation (which provision is instead located in Rocky Holding’s amended and restated bylaws) is not approved by TriQuint stockholders, the mergers will not be completed, even if the proposal to adopt the merger agreement (TriQuint Proposal No. 1) is approved.

Proposal to Adjourn the TriQuint Special Meeting by TriQuint Stockholders: Approving the adjournment of the special meeting (if necessary or appropriate to solicit additional proxies if there are not sufficient votes to adopt the merger agreement or to approve the absence of a majority voting provision in Rocky Holding’s amended and restated certificate of incorporation) requires the affirmative vote of holders of a majority of the shares of TriQuint common stock present, in person or represented by proxy, at the special meeting and entitled to vote on the adjournment proposal. Accordingly, abstentions will have the same effect as a vote “AGAINST” the proposal to adjourn the special meeting, while broker non-votes and shares not in attendance at the special meeting will have no effect on the outcome of any vote to adjourn the special meeting.

Proposal Regarding Certain TriQuint Merger-Related Executive Compensation Arrangements: In accordance with Section 14A of the Exchange Act, TriQuint is providing stockholders with the opportunity to approve, by non-binding advisory vote, compensation payments for TriQuint’s named executive officers in connection with the mergers, as reported in the section of this joint proxy statement/prospectus entitled “TriQuint Proposal No. 4: Advisory Vote to Approve Merger-Related Compensation for TriQuint Named Executive Officers” beginning on page 181. Approving this merger-related executive compensation, on a non-binding advisory basis, requires the affirmative vote of holders of a majority of the shares of TriQuint common stock present, in person or represented by proxy, at the special meeting and entitled to vote on the merger-related compensation proposal. Accordingly, abstentions will have the same effect as a vote “AGAINST” the proposal to approve the merger-related executive compensation, while broker non-votes and shares not in attendance at the special meeting will have no effect on the outcome of any vote to approve, on a non-binding advisory basis, the merger-related executive compensation proposal.

Proposal to Approve the Amended TriQuint 2013 Incentive Plan by TriQuint Stockholders: Approving the amended TriQuint 2013 Incentive Plan requires the affirmative vote of holders of a majority of the shares of TriQuint common stock present, in person or represented by proxy, at the special meeting and entitled to vote. Accordingly, abstentions will have the same effect as a vote “AGAINST” the proposal to approve the amended TriQuint 2013 Incentive Plan, while broker non-votes and shares not in attendance at the special meeting will have no effect on the outcome of any vote to approve the amended TriQuint 2013 Incentive Plan.

Voting by TriQuint’s Directors and Executive Officers

As of the TriQuint record date, TriQuint’s directors and executive officers beneficially owned 925,886 shares of TriQuint common stock entitled to vote at the TriQuint special meeting. This represents approximately 0.5% in voting power of the outstanding shares of TriQuint common stock entitled to be cast at the TriQuint special meeting. Each TriQuint director and executive officer has indicated his or her present intention to vote, or cause to be voted, the shares of TriQuint common stock owned by him or her for the proposal to adopt the merger agreement.

How to Vote

Stockholders may vote using any of the following methods:

By telephone or on the Internet

You can vote by calling the toll-free telephone number on your proxy card. Please have your proxy card handy when you call. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

The website for Internet voting is www.proxyvote.com. Please have your proxy card handy when you go online. As with telephone voting, you can confirm that your instructions have been properly recorded.

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day beginning on or about August 4, 2014, and will close at 11:59 p.m. Eastern time on September 4, 2014. The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank or other holder of record. Therefore, TriQuint recommends that you follow the voting instructions in the materials you receive.

If you vote by telephone or on the Internet, you do not need to return your proxy card.

By mail

If you received your special meeting materials by mail, you may complete, sign and date the proxy card or voting instruction card and return it in the prepaid envelope. If you are a stockholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by that proxy as recommended by the TriQuint board.

In person at the special meeting

All TriQuint stockholders as of the TriQuint record date may vote in person at the special meeting. You may also be represented by another person at the TriQuint special meeting by executing a proper proxy designating that person. If you are a beneficial owner of TriQuint shares, but not the stockholder of record, you must obtain a legal proxy from your broker, bank or other stockholder of record and present it to the inspectors of election with your ballot to be able to vote at the TriQuint special meeting.

By granting a proxy or submitting voting instructions

You may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your bank, broker or other holder of record.

Voting of Proxies

If you vote by Internet, by telephone or by completing, signing, dating and mailing your proxy card or voting instruction card, your shares will be voted in accordance with your instructions. If you are a stockholder of record and you sign, date and return your proxy card but do not indicate how you want to vote or do not indicate that you wish to abstain, your shares will be voted “FOR” the proposal to adopt the merger agreement, “FOR” the proposal to approve the absence of a majority voting provision in Rocky Holding’s amended and restated certificate of incorporation (which provision is instead located in Rocky Holding’s amended and restated bylaws), “FOR” the proposal to adjourn the special meeting (if necessary or appropriate to solicit additional proxies if there are not sufficient votes to adopt the merger agreement or to approve the absence of a majority voting provision in Rocky Holding’s amended and restated certificate of incorporation), “FOR” the proposal to approve, by non-binding advisory vote, certain compensation arrangements for TriQuint’s named executive officers in connection with the mergers, “FOR” the proposal to approve the amended TriQuint 2013 Incentive Plan and in the discretion of the proxyholders on any other matter that may properly come before the meeting at the discretion of the TriQuint board.

Revoking Your Proxy

If you are a stockholder of record, you may revoke your proxy at any time before it is voted at the TriQuint special meeting. To do this, you must:

•	enter a new vote by telephone, over the Internet, or by signing and returning another proxy card at a later date;

•	provide written notice of the revocation to our Corporate Secretary or deliver another duly executed proxy or voter instruction form dated subsequent to the date thereof to the addressee named in the proxy or voter instruction form; or

•	attend the TriQuint special meeting and vote in person.

If your shares are held in “street name,” you must contact your broker or nominee to revoke and vote your proxy.

Attending the Special Meeting

Only TriQuint stockholders of record, or beneficial owners of TriQuint common stock, as of the record date, may attend the special meeting in person. If you plan to attend the TriQuint special meeting, please vote your proxy in advance as described above so that your vote will be counted if you later decide not to attend the special meeting.

If your shares are held beneficially in the name of a broker, bank or other stockholder of record and you plan to attend the TriQuint special meeting in person and would like to vote there, you will need to bring a legal proxy from your broker, bank or other stockholder of record, as explained above.

Stockholders should be prepared to present a form of photo identification, such as a driver’s license, or their proxy card.

Confidential Voting

Proxy instructions, ballots and voting tabulations that identify individual TriQuint stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within TriQuint or to third parties, except (a) as necessary to meet applicable legal requirements, (b) to allow for the tabulation of votes and certification of the vote, and (c) to facilitate a successful proxy solicitation.

Stockholders Sharing an Address; Householding

TriQuint has adopted a procedure approved by the SEC called “householding.” Under this procedure, beneficial stockholders who have the same address and last name will receive only one copy of stockholder documents unless one or more of these stockholders notifies TriQuint that they wish to continue receiving individual copies. This procedure is designed to reduce duplicate mailings and save significant printing and processing costs, as well as natural resources. Each stockholder who participates in householding will continue to receive a separate proxy card. Your consent to householding is perpetual unless you withhold or revoke it. You may revoke your consent at any time by contacting Broadridge Financial Solutions, Inc., either by calling toll-free at (800) 542-1061, or by writing to Broadridge Financial Solutions, Inc. Householding Department, 51 Mercedes Way, Edgewood, New York 11717. You will be removed from the householding program within 30 days of receipt of your response, after which you will receive an individual copy of the stockholder documents.

Solicitation of Proxies

TriQuint is soliciting proxies for the TriQuint special meeting from TriQuint stockholders. TriQuint has also engaged The Proxy Advisory Group, LLC®, to assist in the solicitation of proxies and provide related advice and informational support, for a services fee and the reimbursement of customary disbursements that are not expected to exceed $35,000 in the aggregate. TriQuint will bear the entire cost of soliciting proxies from TriQuint stockholders, except that TriQuint and RFMD will share equally the expenses incurred in connection with the printing and mailing of this joint proxy statement/prospectus and filing all soliciting materials with the SEC. In addition to this mailing, TriQuint’s directors, officers and employees may solicit proxies, but they will not receive any additional compensation for those services. Solicitation of proxies will be undertaken through the mail, in person, by telephone, and via the Internet and video conference.

TriQuint may also reimburse brokerage houses and other custodians, nominees and fiduciaries for their expenses for forwarding proxy and solicitation materials to the beneficial owners of TriQuint common stock and in obtaining voting instructions from the beneficial owners.

Other Business

There are no other matters that the TriQuint board intends to present, or has reason to believe others will present, at the TriQuint special meeting. If you have returned your signed and completed proxy card and other matters are properly presented for voting at the special meeting, the proxy committee appointed by the TriQuint board (the persons named in your proxy card if you are a stockholder of record) will have the discretion to vote on those matters for you. For additional information on how business can be brought before a meeting, see Section 2.5 of TriQuint’s Second Amended and Restated Bylaws.

Assistance

If you need assistance in completing your proxy card or have questions regarding the TriQuint special meeting, please contact The Proxy Advisory Group, LLC®, the proxy solicitation agent for TriQuint, by mail at 18 East 41st Street, 20th Floor, New York, New York 10017, by telephone at (888) 557-7699 or (888) 55-PROXY (toll free) or (212) 616-2180.

THE RFMD SPECIAL MEETING

This section contains information about the special meeting of RFMD shareholders that has been called to consider and approve the merger agreement, to approve the adjournment of the RFMD special meeting (if necessary or appropriate to solicit additional proxies if there are not sufficient votes to approve the merger agreement), and to approve, by non-binding advisory vote, the compensation arrangements for RFMD’s named executive officers in connection with the mergers.

This joint proxy statement/prospectus is being furnished to the shareholders of RFMD in connection with the solicitation of proxies by the RFMD board for use at the RFMD special meeting. RFMD is first mailing this joint proxy statement/prospectus and accompanying proxy card to its shareholders on or about August 4, 2014.

Date, Time and Place

A special meeting of the shareholders of RFMD will be held at the office of Womble Carlyle Sandridge & Rice, LLP, One West Fourth Street, Winston-Salem, North Carolina 27101 on September 5, 2014, at 9:00 a.m., Eastern time, unless the special meeting is adjourned or postponed.

Purpose

At the special meeting, RFMD shareholders will be asked to consider and vote upon the following matters:

•	a proposal to approve the merger agreement;

•	a proposal to approve the adjournment of the RFMD special meeting (if necessary or appropriate to solicit additional proxies if there are not sufficient votes to approve the merger agreement); and

•	a proposal to approve, by non-binding advisory vote, the compensation arrangements for RFMD’s named executive officers in connection with the mergers contemplated by the merger agreement.

Recommendation of the RFMD Board

The RFMD board has unanimously (a) adopted the merger agreement and approved the completion of the RFMD merger upon the terms and subject to the conditions set forth in the merger agreement, (b) determined that the terms of the merger agreement, the RFMD merger and the other transactions contemplated by the merger agreement are fair to, and in the best interests of, RFMD and its shareholders, (c) directed that the merger agreement be submitted to RFMD shareholders for approval at the RFMD special meeting, (d) recommended that RFMD’s shareholders approve the merger agreement, and (e) declared that the merger agreement is advisable.

The RFMD board unanimously recommends that RFMD shareholders vote:

“FOR” the proposal to approve the merger agreement;

“FOR” the proposal to approve any adjournment of the special meeting (if necessary or appropriate to solicit additional proxies if there are not sufficient votes to approve the merger agreement); and

“FOR” the proposal to approve, by non-binding advisory vote, the compensation arrangements for RFMD’s named executive officers in connection with the mergers contemplated by the merger agreement.

See “The Mergers — Recommendation of the RFMD Board; RFMD’s Reasons for the Mergers” beginning on page 100.

RFMD shareholders should carefully read this joint proxy statement/prospectus in its entirety for more detailed information concerning the merger agreement, the proposed transactions and certain compensation arrangements for RFMD’s named executive officers in connection with the mergers. In addition, RFMD shareholders are directed to the merger agreement, which is attached as Annex A and Annex AA to this joint proxy statement/prospectus.

Record Date; Shares Entitled to Vote

Only holders of record of shares of RFMD common stock at the close of business on the RFMD record date (July 16, 2014) will be entitled to vote shares held at that date at the RFMD special meeting or any adjournments or postponements of the RFMD special meeting. Each outstanding share of RFMD common stock entitles its holder to cast one vote.

As of the RFMD record date, 287,467,957 shares of RFMD common stock were outstanding and entitled to vote at the RFMD special meeting.

Quorum; Broker Non-Votes

The presence, in person or represented by proxy, of holders of a majority in voting power of the RFMD common stock issued and outstanding and entitled to vote at the RFMD special meeting constitutes a quorum. As of the RFMD record date, 143,733,979 shares of RFMD common stock will be required to achieve a quorum.

Holders of shares of RFMD common stock present in person at the RFMD special meeting but not voting, and shares of RFMD common stock for which RFMD has received proxies indicating that their holders have abstained, will be counted as present at the RFMD special meeting for purposes of determining whether a quorum is established. Broker non-votes, if any, will be counted for purposes of determining whether a quorum exists at the special meeting.

Under the rules that govern brokers who have record ownership of shares that are held in “street name” for their clients, the beneficial owners of the shares, brokers have discretion to vote these shares on routine matters but not on non-routine matters. The approval of the merger agreement is not considered a routine matter, nor are any of the other matters being proposed at the RFMD special meeting. Accordingly, brokers will not have discretionary voting authority to vote your shares on any matter at the RFMD special meeting. A broker non-vote occurs when brokers do not have discretionary voting authority and have not received instructions from the beneficial owners of the shares on a particular non-routine matter. A broker will not be permitted to vote on the proposal to approve the merger agreement, or any other proposal being presented, without instruction from the beneficial owner of the shares of RFMD common stock held by that broker. As a result, shares of RFMD common stock beneficially owned that have been designated on proxy cards by the broker, bank or nominee as not voted on the proposal to approve the merger agreement (broker non-vote) will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement. Broker non-votes will have no effect, however, on the proposal to adjourn the special meeting (if necessary or appropriate to solicit additional proxies if there are not sufficient votes to approve the merger agreement), or the proposal to approve, by non-binding advisory vote, the compensation arrangements for RFMD’s named executive officers in connection with the mergers. If you hold shares of RFMD stock through a broker, bank or other organization with custody of your shares, follow the voting instructions you receive from that organization.

Vote Required

Proposal to Approve the Merger Agreement by RFMD Shareholders: Approving the merger agreement requires the affirmative vote of holders of a majority of the shares of RFMD common stock outstanding and entitled to vote. Accordingly, an RFMD shareholder’s failure to submit a proxy card or to vote in person at the RFMD special meeting, an abstention from voting, or the failure of an RFMD shareholder who holds his, her or its shares in “street name” through a broker or other nominee to give voting instructions to the broker or other nominee, will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement.

Proposal to Adjourn the RFMD Special Meeting by RFMD Shareholders: Approving the adjournment of the RFMD special meeting (if necessary or appropriate to solicit additional proxies if there are not sufficient votes to approve the merger agreement) requires that the votes “FOR” the proposal to adjourn the RFMD special meeting exceed the votes “AGAINST” such proposal. Accordingly, abstentions, broker non-votes and shares not in attendance at the RFMD special meeting will have no effect on the outcome of any vote to adjourn the RFMD special meeting.

Proposal Regarding Certain RFMD Merger-Related Executive Compensation Arrangements: In accordance with Section 14A of the Exchange Act, RFMD is providing shareholders with the opportunity to approve, by non-binding advisory vote, compensation payments for RFMD’s named executive officers in connection with the mergers, as reported in the section of this joint proxy statement/prospectus entitled “RFMD Proposal No. 3: Advisory Vote to Approve Merger-Related Compensation for RFMD Named Executive Officers” beginning on page 177. Approving this merger-related executive compensation, on a non-binding advisory basis, requires that the votes “FOR” the merger-related compensation proposal exceed the votes “AGAINST” the merger-related compensation proposal. Accordingly, abstentions, broker non-votes and shares not in attendance at the RFMD special meeting will have no effect on the outcome of any vote to approve, on a non-binding advisory basis, the merger-related executive compensation proposal.

Voting by RFMD’s Directors and Executive Officers

As of the RFMD record date, RFMD’s directors and executive officers beneficially owned 5,243,601 shares of RFMD common stock entitled to vote at the RFMD special meeting. This represents approximately 1.6% in voting power of the outstanding shares of RFMD common stock entitled to be cast at the RFMD special meeting. Each RFMD director and executive officer has indicated his or her present intention to vote, or cause to be voted, the shares of RFMD common stock owned by him or her for the proposal to approve the merger agreement.

How to Vote

Registered holders who have shares registered in the owner’s name through our transfer agent may vote only by returning a completed proxy card in the enclosed postage-paid envelope. If your shares are held in “street name,” that is, shares held in the name of a brokerage firm, bank or other nominee, you may receive a voting instruction form from that institution in lieu of a proxy card. The voting instruction form will provide information, if applicable, regarding the process for beneficial owners to vote over the Internet, by telephone or by mail. A large number of banks and brokerage firms provide eligible beneficial owners the opportunity to vote over the Internet or by telephone. The Internet and telephone voting facilities will close at 11:59 p.m. Eastern time on September 4, 2014. The Internet and telephone voting procedures are designed to authenticate the shareholder’s identity and to allow shareholders to vote their shares and confirm that their instructions have been properly recorded. If a voting instruction form does not reference Internet or telephone information, or if you prefer to vote by mail, you may complete and return the paper voting instruction form in the self-addressed, postage-paid envelope provided.

Shareholders who vote over the Internet or by telephone need not return a proxy card or voting instruction form by mail, but a shareholder may incur costs, such as usage charges, from telephone companies or Internet service providers, for which the shareholder is responsible.

RFMD shareholders of record may also vote their shares in person at the RFMD special meeting. In order to vote shares held in street name in person at the meeting, a proxy issued in the owner’s name must be obtained from the record shareholder (typically the bank, broker or other nominee) and presented at the RFMD special meeting.

Voting of Proxies

If you vote by Internet, by telephone or by completing, signing, dating and mailing your proxy card or voting instruction card, your shares will be voted in accordance with your instructions. If you are a shareholder of record and you sign, date and return your proxy card but do not indicate how you want to vote or do not indicate that you wish to abstain, your shares will be voted “FOR” the proposal to approve the merger agreement, “FOR” the proposal to adjourn the RFMD special meeting (if necessary or appropriate to solicit additional proxies if there are not sufficient votes to approve the merger agreement) and “FOR” the proposal to approve, by non-binding advisory vote, certain compensation arrangements for RFMD’s named executive officers in connection with the mergers, and in the discretion of the proxyholders on any other matter that may properly come before the RFMD special meeting at the discretion of the RFMD board.

Revoking Your Proxy

You may revoke your proxy at any time before it is exercised by filing with our corporate secretary an instrument revoking it, filing a duly executed proxy bearing a later date (including a proxy given over the Internet or by telephone) or by attending the RFMD special meeting and electing to vote in person.

Attending the Special Meeting

Only RFMD shareholders of record, or beneficial owners of RFMD common stock, as of the RFMD record date, may attend the RFMD special meeting in person.

If you decide to attend the RFMD special meeting in person, upon your arrival at the One West Fourth Street building, you will need to take the elevator to the 12th floor to access the office of Womble Carlyle Sandridge & Rice, LLP. You will need to have picture identification with you to register with the receptionist. After a determination that you are a registered shareholder of RFMD common stock as of the RFMD record date, you will be allowed to attend the RFMD special meeting. If you are not a registered holder, please be sure that you bring a proxy issued to you in your name by your brokerage firm, bank or other nominee, as well as your picture identification, to present at the time of registration.

Householding of Shareholder Materials

Some banks, brokers or other nominee record holders may be participating in the practice of “householding” shareholder documents. This means that only one copy of this joint proxy statement/prospectus may have been sent to multiple shareholders in the same household. RFMD will promptly deliver a separate copy of this joint proxy statement/prospectus to any shareholder upon request submitted in writing to RFMD at the following address: RF Micro Devices, Inc., 7628 Thorndike Road, Greensboro, North Carolina 27409-9421, Attention: Investor Relations Department, or by calling (336) 664-1233. Any shareholder who wants to receive separate copies of RFMD shareholder documents, including annual reports, proxy statements or notice of Internet availability of proxy materials in the future, or who is currently receiving multiple copies and would like to receive only one copy for his or her household, should contact his or her bank, broker or other nominee record holder, or contact RFMD at the above address and telephone number.

Solicitation of Proxies

RFMD is soliciting proxies for the RFMD special meeting from RFMD shareholders. This solicitation is being made by mail and may also be made in person or by fax, telephone or Internet by our officers or employees. We will pay all expenses incurred in this solicitation except that RFMD and TriQuint will share equally the expenses incurred in connection with the printing and mailing of this joint proxy statement/prospectus and filing all solicitation materials with the SEC. RFMD will request banks, brokerage houses and other institutions, nominees and fiduciaries to forward the soliciting material to beneficial owners and to obtain authorization for the execution of proxies. RFMD will, upon request, reimburse these parties for their reasonable expenses in forwarding proxy materials to beneficial owners. We have retained the services of Innisfree M&A Incorporated for a fee of $20,000 plus out-of-pocket expenses to aid in the distribution of the proxy materials as well as to solicit proxies from institutional investors via telephone on behalf of RFMD.

Other Business

The RFMD board is not aware of any other matters that will be presented for action at the RFMD special meeting. If other matters are properly presented at the RFMD special meeting for consideration, the agents named on the proxy card will have the discretion to vote on those matters for you.

Assistance

If you need assistance in completing your proxy card or have questions regarding the RFMD special meeting, please contact Innisfree M&A Incorporated, the proxy solicitation agent for RFMD, by mail at 501 Madison Avenue, 20th Floor, New York, NY 10022, by telephone at (888) 750-5834 (toll free) or (212) 750-5833 (collect).

THE MERGERS

General

On February 22, 2014, the RFMD board and the TriQuint board each approved the merger agreement, attached hereto as Annex A and Annex AA, which provides for two separate mergers involving RFMD and TriQuint, respectively. First, the merger agreement provides for Trident Merger Sub, Inc., a to-be-formed, wholly owned subsidiary of Rocky Holding, to merge with and into TriQuint, with TriQuint surviving the merger as a wholly owned subsidiary of Rocky Holding. Second, immediately following the completion of the TriQuint merger, the merger agreement provides for the merger of Rocky Merger Sub, Inc., another to-be-formed, wholly owned subsidiary of Rocky Holding, with and into RFMD, with RFMD surviving the merger as a wholly owned subsidiary of Rocky Holding. As a result of the mergers, both of the surviving entities of the TriQuint merger and the RFMD merger will become wholly owned subsidiaries of Rocky Holding, which will be a publicly traded corporation. You are encouraged to read the merger agreement in its entirety, a copy of which is attached as Annex A and Annex AA to this joint proxy statement/prospectus.

At the effective time of the TriQuint merger, which we refer to as the initial effective time, all shares of TriQuint common stock that are held by TriQuint or Trident Merger Sub immediately prior to the initial effective time will be cancelled and cease to exist and no consideration will be paid or payable for those shares. Subject to various restrictions, each share of TriQuint common stock that is outstanding immediately prior to the initial effective time, other than TriQuint excluded shares, will be converted into the right to receive 0.4187 of a share of Rocky Holding common stock. Each share of Trident Merger Sub common stock issued and outstanding immediately prior to the initial effective time will be converted into one share of common stock of the TriQuint surviving corporation.

At the effective time of the RFMD merger, which we refer to as the effective time, all shares of RFMD common stock that are held by RFMD or Rocky Merger Sub immediately prior to the effective time will be cancelled and cease to exist and no consideration will be paid or payable for those shares. Subject to various restrictions, each share of RFMD common stock that is outstanding immediately prior to the effective time, other than RFMD excluded shares, will be converted into the right to receive 0.2500 of a share of Rocky Holding common stock. Each share of Rocky Merger Sub common stock issued and outstanding immediately prior to the effective time will be converted into one share of common stock of the RFMD surviving corporation.

Background of the Mergers

The management and boards of directors of RFMD and TriQuint have regularly reviewed their respective companies’ results of operations and competitive positions in the markets in which they operate as well as their respective strategic options in light of company-specific and industry conditions, among other things, including whether the continued execution of their respective strategies as stand-alone companies or the possible combination with a third party offers the best avenue to enhance stockholder value.

RFMD and TriQuint were familiar with each other both as participants in the RF market and through a series of foundry services arrangements dating back to the early 1990s and continuing today under which TriQuint has provided RFMD with GaAs MESFET and pHEMT products for various RFMD-designed products. More recently, the two companies have preliminarily explored the possibility of TriQuint supplying various filter products to RFMD. Over the years of the two companies’ association, executives from the companies periodically discussed the RF market generally.

Between spring 2009 and early 2013, representatives of TriQuint and RFMD, primarily Bob Bruggeworth, President and Chief Executive Officer of RFMD, and Ralph Quinsey, Chief Executive Officer of TriQuint, communicated by telephone and met informally on approximately eight occasions. Their meetings included informal breakfast, lunch or dinner meetings in various cities at which they discussed their respective views on trends in the RF market and potential opportunities for a strategic business combination between the two companies. They also exchanged overviews of each company’s businesses, including manufacturing facilities and capabilities, and they discussed possible cost saving synergies that might be realized from a business combination.

On February 25, 2013, Mr. Quinsey and Mr. Bruggeworth met at the Mobile World Congress in Barcelona, Spain and decided to reopen some of their earlier discussions and meet again to discuss a potential strategic transaction. Mr. Quinsey broached the concept of a transaction that would create two separate companies, one focused on the mobile market and one focused on the infrastructure and defense markets.

During the same week, also at Mobile World Congress, Mr. Quinsey met with the CEO of a third party, referred to as Company B, and mentioned a similar transaction concept. At that time, Mr. Quinsey and the CEO of Company B had a preexisting general business relationship and had participated in several informal conversations over the years.

On March 18, 2013, Mr. Bruggeworth and Mr. Quinsey met in Los Angeles, California for approximately one hour. Following their discussion, each confirmed a continued interest in a potential transaction, but also that points of disagreement, including the relative value of the two companies, prevented any serious discussion of a potential transaction at this time.

At its regularly scheduled board of directors meeting on March 20-21, 2013, Mr. Bruggeworth briefed the RFMD board on his recent meetings with Mr. Quinsey, the strategic advantages to completing a business combination of the two companies and the current impediments, including disagreement on the relative value of each company, to reaching an agreement to complete such a business combination. Based on this briefing, the RFMD board authorized Mr. Bruggeworth to deliver a private letter to the TriQuint board outlining RFMD’s interest in a strategic transaction and the financial case for a business combination of the two companies.

On April 3, 2013, RFMD delivered a letter from Mr. Bruggeworth to Mr. Quinsey formally communicating RFMD’s interest in pursuing a strategic transaction with TriQuint and outlining the potential structure and terms of a proposed transaction. In this letter, RFMD proposed an all stock acquisition of TriQuint via merger at an exchange ratio of 0.9226 shares of RFMD stock for each share of TriQuint common stock, which reflected the then market price of TriQuint common stock relative to RFMD common stock without any discount or premium, and proposed the creation of two market-focused companies. The letter requested a meeting with Mr. Quinsey and Mr. Bruggeworth and Walter Wilkinson, Jr., RFMD’s Chairman of the Board, and also requested a response by April 17, 2013.

Mr. Quinsey provided a copy of the RFMD letter to the TriQuint board via email on April 6, 2013. On April 12, 2013, at a telephonic special meeting of the TriQuint board, the TriQuint board discussed the proposal set forth in RFMD’s letter. Following a presentation by Steven Buhaly, TriQuint’s Chief Financial Officer, the TriQuint board discussed TriQuint’s current market valuation, factors likely to affect valuation, market dynamics and TriQuint’s position relative to its major competitors. The TriQuint board also discussed a response to RFMD’s letter and determined that the proposal did not appropriately reflect TriQuint’s relative value and, in particular, did not ascribe appropriate value to TriQuint’s infrastructure and defense business.

On April 16, 2013, Mr. Quinsey called and informed Mr. Bruggeworth that the TriQuint board had considered the proposal outlined in the April 3 letter and declined to move forward for the reasons identified by the TriQuint board.

On May 14, 2013, at a regular meeting of the TriQuint board, representatives of Goldman Sachs, who were present at the meeting at the invitation of TriQuint management, presented a general overview, and participated in a discussion with the TriQuint board, TriQuint management and Perkins Coie LLP, who we refer to as Perkins Coie, regarding TriQuint’s historical financial performance, valuation, potential strategic alternatives and stockholder activism issues. A representative of Perkins Coie provided legal advice regarding potential strategic alternatives and advised the TriQuint board of its fiduciary duties.

At the regularly scheduled RFMD board meeting on May 15-16, 2013, Mr. Bruggeworth briefed the RFMD board on TriQuint’s response to the April 3 letter and his conversations with Mr. Quinsey regarding the same. Mr. Bruggeworth reported he had an upcoming dinner with Mr. Quinsey at which he planned to discuss the response in more detail.

On May 28, 2013, Mr. Quinsey and Mr. Bruggeworth met for dinner in New York and reviewed the points of disagreement between the parties, including TriQuint’s views with respect to the value of its infrastructure and defense business. The meeting concluded with an understanding that the parties would renew contact after each company had announced its June quarterly earnings results in July.

On June 5, 2013, the CEO of Company B delivered an unsolicited letter to Mr. Quinsey and the TriQuint board, setting forth Company B’s offer to acquire TriQuint in an all-cash transaction at a per share price of $8.25 per share of TriQuint common stock, reflecting an 18% premium to TriQuint’s then-current market price. Mr. Quinsey provided the letter to the TriQuint board via email on June 6, 2013.

At a telephonic special meeting of the TriQuint board held on June 11, 2013, Mr. Quinsey presented Company B’s proposal to the TriQuint board. The TriQuint board discussed Company B’s proposal and the proposed valuation relative to ranges of potential value for TriQuint, and also discussed the prior proposal from RFMD as well as TriQuint’s strategic plan on a stand-alone basis. A representative of Perkins Coie provided legal advice regarding the TriQuint board’s fiduciary duties with respect to the proposal. The TriQuint board discussed the relative risks and challenges to execution of either proposed transaction and to TriQuint’s implementation of its strategic plan on an independent, stand-alone basis. Following its discussion, the TriQuint board determined not to pursue a sale at that time because it believed that both of the proposals undervalued TriQuint and that pursuit of a sale of TriQuint at that time would not be in the interests of TriQuint’s stockholders. Following the meeting, Mr. Quinsey called Company B’s CEO and informed him of the TriQuint board’s decision.

On June 19, 2013, while attending a semiconductor industry conference sponsored by McKinsey & Co. at the CordeValle Resort in California, Mr. Bruggeworth had an unscheduled discussion with Wally Rhines, a TriQuint director, regarding their respective views concerning the RF industry trends and the potential strategic merits of a business combination between the two companies.

On July 26, 2013, Mr. Quinsey and Mr. Bruggeworth spoke briefly by telephone and agreed to set up a meeting in order to reopen discussions regarding a potential strategic transaction between RFMD and TriQuint.

On August 7, 2013, at a regular meeting of the TriQuint board, the TriQuint board discussed, with management and representatives of Perkins Coie, potential strategic alternatives available to TriQuint as well as various considerations with respect to these alternatives, and Mr. Rhines briefed the TriQuint board regarding his discussion with Mr. Bruggeworth. A representative of Perkins Coie advised the TriQuint board of its fiduciary duties with respect to potential strategic alternatives. Following these discussions, the TriQuint board authorized management to take additional steps to assess the viability and possible advantages of potential transactions.

At its regularly scheduled board of directors meeting on August 14-15, 2013, Mr. Bruggeworth briefed the RFMD board on his recent conversations with Mr. Quinsey and Mr. Rhines, and Dean Priddy, RFMD’s Chief Financial Officer, briefed the RFMD board on certain financial aspects of a potential transaction with TriQuint. Mr. Bruggeworth reported that he had an upcoming meeting with Mr. Quinsey in order to continue discussions, which the RFMD board encouraged.

On August 22, 2013, Mr. Quinsey and Mr. Bruggeworth met for dinner in Portland and continued their discussions regarding a potential business combination of RFMD and TriQuint, and, based on progress regarding relative valuation, agreed to schedule a more formal meeting involving several members of the boards of directors of each company to discuss a potential transaction during that dinner. Mr. Quinsey and

Mr. Bruggeworth also discussed a potential “merger of equals” structure in which each company’s stockholders would own approximately 50% of a combined company. They had subsequent phone conversations regarding the agenda, ground rules and format for this meeting and agreed to execute a mutual nondisclosure agreement to facilitate the free exchange of information at this meeting, which was signed on September 9, 2013.

On September 9, 2013, Mr. Quinsey, Mr. Buhaly, Steven Sharp, TriQuint’s Chairman of the Board, and Scott Gibson, another member of the TriQuint board, met in San Francisco with Mr. Bruggeworth, Mr. Priddy, Mr. Wilkinson, RFMD’s Chairman of the Board, and Jack Harding, another member of the RFMD board, over a social introductory dinner. The following day, the same parties met for approximately three hours, during which time each group gave presentations regarding its company and the parties then discussed the merits of a potential combination of the two companies. The parties agreed to continue their discussions, and TriQuint indicated it would be engaging Goldman Sachs to assist it as its financial advisor. The parties also agreed to authorize their financial advisors to begin a dialogue regarding the overall framework for a potential business combination of the two companies.

At its regularly scheduled board of directors meeting on September 19, 2013, Messrs. Bruggeworth, Wilkinson and Harding briefed RFMD’s other board members regarding the San Francisco meeting.

On October 10, 2013, at the direction of the boards of directors of RFMD and TriQuint, respectively, representatives of BofA Merrill Lynch, RFMD’s financial advisor, and Goldman Sachs, TriQuint’s financial advisor, held an introductory call and developed a framework for next steps. The representatives agreed to schedule an in-person meeting in San Francisco between the parties and their financial advisors to coincide with RFMD’s upcoming November board meeting in Palo Alto, California.

On October 16, 2013, at the direction of the boards of directors of RFMD and TriQuint, respectively, representatives of BofA Merrill Lynch and Goldman Sachs began discussing key terms of a potential transaction, including the concept of structuring the transaction as a “merger of equals” in which the shareholders of each party would own approximately 50% of the combined company. Although the board of each company had considered the possible merits of a merger followed by a spin-off of either the mobile or infrastructure and defense products businesses of the combined company as a way to increase potential shareholder value, both RFMD and TriQuint had concluded that a concurrent spin-off would add unnecessary complexity to the transaction. Accordingly, it was understood that any transaction should be structured from a legal and tax perspective to avoid creating any impediments to a potential future spin-off of either the mobile or infrastructure and defense products businesses of the combined company, but such a spin-off would not be a condition to completing a combination transaction.

On October 18, 2013, Messrs. Bruggeworth, Priddy, Quinsey and Buhaly participated in a conference call in which they developed an agenda for the upcoming meeting to be held in San Francisco, and on October 23, 2013, the financial advisors to TriQuint and RFMD discussed by telephone the agreed agenda for the meeting.

On October 25 and November 1, 2013, Messrs. Quinsey, Buhaly, Bruggeworth and Priddy met by telephone to discuss preparation for the upcoming meeting in San Francisco.

On October 28, 2013, RFMD signed an engagement letter with BofA Merrill Lynch covering financial advisory services for the potential business combination with TriQuint.

Following the delivery of the publicly released letter from Starboard Value LP, which we refer to as Starboard, to TriQuint on October 29, 2013, Mr. Quinsey called Mr. Bruggeworth the same day to inform him of the letter. At the time, Starboard was TriQuint’s largest stockholder, but Starboard did not have a relationship with RFMD. The letter from Starboard outlined the value Starboard perceived in TriQuint’s businesses as well as opportunities Starboard identified as having the potential to increase value to TriQuint’s stockholders. Representatives of BofA Merrill Lynch and Goldman Sachs, at the direction of the boards of directors of RFMD and TriQuint, respectively, participated in a conference call on October 31, 2013 to discuss the potential ramifications of the letter on a possible transaction between RFMD and TriQuint.

At a special telephonic meeting of the RFMD board held on November 6, 2013, the RFMD board ratified the execution of the engagement letter with BofA Merrill Lynch and Mr. Bruggeworth briefed the RFMD board on his recent contacts with Mr. Quinsey and the ongoing conversations between Messrs. Bruggeworth, Priddy, Quinsey and Buhaly regarding the upcoming San Francisco meeting. The RFMD board reviewed the potential structure of the potential business combination and discussed the status of the resolution of various management issues related to such a transaction.

At a regularly scheduled meeting of the TriQuint board held on November 6-7, 2013, representatives of Goldman Sachs discussed strategic alternatives available to TriQuint and the potential factors likely to affect those alternatives over the near-to-intermediate term, as well as the potential structure, and a framework for comparing the value, of a potential transaction with RFMD (both with and without post-transaction implementation of a separation of certain of TriQuint’s businesses) compared to TriQuint’s stand-alone value (including TriQuint’s potential stand-alone value in the event that Starboard’s suggestions were followed). Goldman Sachs representatives also addressed the potential interest of other parties in an acquisition of TriQuint, though at that time no other party had expressed any contemporaneous indication of interest in a strategic transaction with or an acquisition of TriQuint. A representative of Perkins Coie reviewed the TriQuint board’s fiduciary duties under various scenarios, including a potential combination with RFMD. The TriQuint board discussed the potential benefits to TriQuint’s stockholders that could be achieved in a combination with RFMD, as well as potential alternatives for enhancing stockholder value, such as a transaction with Company B or a different potentially interested party, or a potential spin-off of one or more of TriQuint’s existing businesses.

On November 11, 2013, Mr. Bruggeworth and Mr. Quinsey met in San Francisco to discuss the proposed structure and terms of the potential business combination. Mr. Bruggeworth and Mr. Quinsey discussed several key points of the transaction including relative value, key management positions and board composition of the combined entity, and reached a general consensus on these key points, including equal relative ownership of each company’s stockholders, equal representation of each company on the board and the proposed members of the combined company’s senior management team.

On November 12, 2013, Messrs. Bruggeworth, Priddy, Quinsey and Buhaly, together with representatives of Goldman Sachs and BofA Merrill Lynch, had a conference call on which they discussed the points of preliminary agreement reached at the November 11 meeting and preparations for the San Francisco meeting scheduled for November 15, 2013.

On November 12, 2013, at a telephonic special meeting of the TriQuint board, Mr. Quinsey reported on his recent conversations with Mr. Bruggeworth and the parties’ general concurrence on specified fundamental terms of the potential combination, including relative ownership of each company’s stockholders and the board structure and management team composition. The TriQuint board discussed with representatives of Goldman Sachs and Perkins Coie a potential process pursuant to which TriQuint would contact Company B to determine its potential interest in a transaction with TriQuint. The TriQuint board discussed TriQuint’s prior history with Company B and the proposed process, timing, advantages and risks of contacting additional parties or broadening the market check. The TriQuint board agreed to authorize representatives of Goldman Sachs to contact Company B, but determined that the risks to a potential RFMD transaction, and risks to TriQuint within the commercial marketplace, of broader communication to parties other than Company B outweighed the potential advantages of such a broader communication plan. A representative of Perkins Coie discussed the TriQuint board’s fiduciary duties in the context of the potential transaction with RFMD and alternative transactions.

At RFMD’s regularly scheduled board of directors meeting in Palo Alto, California on November 13, 2013, Mr. Bruggeworth briefed the RFMD board on his most recent conversations with Mr. Quinsey, including the general consensus reached with Mr. Quinsey on November 11, 2013 on relative ownership, structure of the transaction as a merger of equals and the board structure and management team composition of a combined company. During the second day of the RFMD board meeting on November 14, 2013, representatives of BofA Merrill Lynch reviewed certain financial aspects of the potential transaction, including in particular the potential means of financing the transaction if it were necessary to structure the transaction such that TriQuint stockholders received a combination of cash and stock in the combined company as merger consideration, instead of the all stock transaction that had been discussed prior to the meeting and which was ultimately agreed to by the parties. In that regard, BofA Merrill Lynch reviewed the pro forma effect of a transaction involving the payment by RFMD of cash as part of the consideration on RFMD’s earnings per share based on different financing alternatives, including term loan and high yield debt financing, and both with and without certain cost savings and operating synergies. BofA Merrill Lynch also reviewed (i) recent changes in the relative market capitalizations of RFMD and TriQuint and the exchange ratio implied by those market capitalizations, (ii) longer-term trends in the implied exchange ratio over the preceding two years, (iii) publicly available financial and stock market information for RFMD, TriQuint and certain publicly traded companies in the mobile and multi-market semiconductor sectors that for purposes of the analysis were considered similar to certain operations of RFMD and TriQuint and (iv) market practice with respect to exclusivity periods and break-up fees in similar transactions. At the conclusion of its two-day board meeting and these presentations, the RFMD board determined to move forward with the process towards agreeing on the terms of a potential all stock transaction.

On the evening of November 14, 2013, Messrs. Bruggeworth, Priddy, Wilkinson and Harding representing RFMD and Messrs. Quinsey, Buhaly, Sharp and Gibson representing TriQuint met for dinner in San Francisco in preparation for a joint meeting the following day.

On November 15, 2013, the same individuals, together with representatives of their respective financial advisors, met in San Francisco to discuss the rationale for the potential transaction, an analysis of potential synergies developed by the respective management teams and other benefits and related preliminary financial analysis of the combination. At this meeting, Mr. Quinsey informed Messrs. Bruggeworth and Wilkinson that the TriQuint board determined to inquire about a third party’s (Company B) potential interest in a transaction in light of its prior interest.

On November 17, 2013, RFMD delivered a proposed term sheet to TriQuint prepared by its legal counsel, Weil Gotshal, outlining the proposed terms of a business combination and requesting an exclusive right to negotiate the transaction for a period of 30 days. The proposed term sheet, among other things (a) contemplated a merger in which RFMD would be the issuer and, post-merger, RFMD would be owned approximately 50% by RFMD stockholders and 50% by TriQuint stockholders and (b) proposed the following terms: (i) the new board of directors of the combined company would consist of half of its directors appointed by each of RFMD and TriQuint, with the current TriQuint CEO appointed as non-executive chairman and a RFMD designee appointed as lead outside director; (ii) the CEO of the combined company would be RFMD’s current CEO; (iii) the boards of both parties would be obligated to recommend that their shareholders approve the merger agreement, subject to customary exceptions relating to their fiduciary duties; (iv) customary conditions to signing a definitive merger agreement, including the completion of due diligence review, successful negotiation of the transaction documentation and approval by each party’s board; and (v) the definitive merger agreement would provide for customary reciprocal representations, warranties, and covenants as well as customary closing conditions including, among other things, receipt of requisite shareholder approval of the transaction, receipt of requisite governmental approvals and the absence of any material adverse changes in the business or financial condition or operations of either party.

Also on November 17, 2013, Mr. Quinsey had a telephone conversation with the CEO of Company B regarding Company B’s potential interest in re-engaging in acquisition discussions, with another brief follow-up telephone call between the two on November 18, 2013.

On November 18, 2013, representatives of RFMD and TriQuint and their respective financial and legal advisors participated in an organizational conference call regarding the potential transaction, including a discussion regarding the proposed timeline for the overall transaction and the due diligence process to be followed by the parties, including areas of focus.

On November 19, 2013, Mr. Quinsey and Mr. Bruggeworth had a brief telephone conversation regarding the proposed term sheet and potential issues from TriQuint’s perspective regarding granting exclusive negotiation rights to RFMD.

Also on November 19, 2013, Mr. Quinsey received a letter dated November 18, 2013 from Company B, which included a non-binding indication of interest to acquire TriQuint for a purchase price of $10.00 per share of TriQuint common stock, comprised of a mix of 50% cash and 50% stock, which price represented a 33% premium to TriQuint’s then-current market price. Mr. Quinsey provided the letter to the TriQuint board via email on the same day.

At a special telephonic meeting of the RFMD board held on November 19, 2013, Mr. Bruggeworth briefed the RFMD board on the results of the meeting held on November 15, 2013 between representatives of RFMD and TriQuint and their financial advisors and summarized his follow-up conversations with Mr. Quinsey over the weekend of November 15-17, the results of the organizational call between the two companies, the proposed due diligence process and the proposed timeline for the transaction.

Also on November 19, at a telephonic special meeting of the TriQuint board, Mr. Quinsey described his recent conversation with Company B’s CEO and the resulting proposal from Company B. He also described the organizational call with RFMD and the parties’ financial advisors and the proposed due diligence process and timeline. Representatives of Goldman Sachs discussed various considerations related to TriQuint’s potential response with respect to Company B’s most recent proposal and a framework for the TriQuint board’s consideration and comparison of the proposals from RFMD and Company B based on a comparative value analysis for the combined company to calculate indications of the implied value to be received per share of TriQuint common stock (i) in the case of the proposal from RFMD, assuming 50% pro forma ownership and taking into account the then current market capitalizations of TriQuint and RFMD and (ii) in the case of the proposal from Company B, based on potential cash consideration comprising varying percentages of the total transaction consideration and taking into account the then current market capitalizations of TriQuint and Company B, in each case taking into account a range of estimates of potential transaction synergies provided by TriQuint management (which range was the subject of continuing assessment by TriQuint management, but remained generally consistent, throughout the period of the TriQuint board’s consideration of transaction alternatives described in the “Background of the Mergers” section — see also the discussion of TriQuint’s management’s estimates of potential transaction synergies on page 92 of this joint proxy statement/prospectus). The TriQuint board discussed various scenarios that could develop with RFMD and Company B, and representatives of Goldman Sachs and Perkins Coie responded to the board’s questions. A representative of Perkins Coie also advised the TriQuint board of its fiduciary duties in the context of the potential transactions. The TriQuint board also discussed RFMD’s request for exclusivity and determined it was not appropriate to grant exclusivity at that time.

On November 20, 2013, Mr. Quinsey reported to Mr. Bruggeworth that TriQuint was unwilling to grant exclusivity to RFMD.

Also on November 20, 2013, Mr. Quinsey and the CEO of Company B had a telephone conversation during which Mr. Quinsey answered follow up questions about TriQuint from the previous call and asked for more specific information regarding some areas of Company B’s proposal, including the status of legal and financial due diligence, additional detail on the fundamental terms of the proposed transaction, potential financial plans and synergies. On November 21, 2013, TriQuint signed a non-disclosure agreement with Company B containing standstill restrictions that would terminate upon the occurrence of specified events, including TriQuint’s entry into an agreement that would result in the acquisition of 50% or more of its voting securities by any third party, and received an updated non-binding indication of interest from Company B. The updated letter re-affirmed the prior offer of $10.00 per share of TriQuint common stock, comprised of a mix of 50% cash and 50% stock, and included additional proposed terms, including specified closing conditions and a proposed timeline. The offer letter also requested a 30-day exclusivity period.

Commencing on November 21, 2013, TriQuint and RFMD began posting due diligence materials into separate virtual data rooms, and on November 26 the parties provided access to each other’s data room and began conducting due diligence investigations of each other. The due diligence review, which included numerous calls and meetings between representatives of the two companies and their respective financial advisors and legal advisors, continued until the potential transaction was initially abandoned on December 13, 2013. On December 4 and December 5, 2013, representatives of TriQuint and RFMD, together with their respective financial advisors, attended due diligence meetings in Dallas, Texas.

On November 22, 2013, Mr. Quinsey and Mr. Buhaly met by telephone with the CEO and CFO of Company B regarding an overview of TriQuint’s business and operations, with a follow-up telephone conversation between Mr. Quinsey and Company B’s CEO on November 23, 2013. Representatives of Goldman Sachs had a telephone conference with Company B’s financial advisor on November 23, 2013 to discuss process and next steps for a potential transaction with Company B.

On November 24-26, 2013, Company B’s financial advisor provided representatives of Goldman Sachs with a summary of key due diligence points, Company B’s legal counsel provided Perkins Coie with an initial due diligence request, and Company B was provided initial access to another TriQuint virtual data site. Additional due diligence materials were disclosed by TriQuint to Company B during the week of December 2, 2013.

On November 24, 2013, representatives of Goldman Sachs provided Company B’s financial advisor with an initial draft of the definitive agreement for a potential transaction between TriQuint and Company B, as prepared by Perkins Coie. The proposed definitive agreement included (a) a reverse triangular merger structure pursuant to which TriQuint would become a wholly owned subsidiary of Company B, (b) a fixed amount per share of cash and stock consideration, (c) the acceleration and cashing out of all equity incentive awards, (d) a requirement that Company B provide an executed debt commitment letter and would not have a financing condition, (e) a termination right for TriQuint in favor of a superior proposal, subject to a standard termination fee, in addition to standard exceptions to a non-solicitation provision, and (f) a requirement that Company B use reasonable best efforts to take all actions necessary to obtain all regulatory approvals.

At a telephonic special meeting of the TriQuint board held on November 26, 2013, representatives of Goldman Sachs reviewed the status of discussions with RFMD and the terms of the proposal from Company B, and a discussion ensued regarding a framework to assist in evaluating the two potential transactions. A representative of Perkins Coie reviewed the TriQuint board’s fiduciary duties with respect to the exclusivity requests. The TriQuint board discussed the exclusivity request from RFMD and the proposed consideration mix of Company B’s offer. Mr. Quinsey also presented information to the TriQuint board regarding analyses of potential synergies under both transactions.

At a special telephonic meeting of the RFMD board held on November 26, 2013, representatives of Weil Gotshal and Womble Carlyle Sandridge & Rice, LLP, which we refer to as Womble Carlyle, gave a presentation to the RFMD board on its fiduciary duties in the context of the potential transaction with TriQuint. Mr. Bruggeworth briefed the board on his recent conversations with Mr. Quinsey, including board composition and personnel-related matters. Mr. Bruggeworth also briefed the board on the status of ongoing due diligence. A representative of Weil Gotshal gave an overview of the terms of the proposed definitive merger agreement with TriQuint and representatives of Weil Gotshal and Womble Carlyle briefed the board on intellectual property due diligence matters.

On November 27, 2013, representatives of Weil Gotshal distributed to representatives of Perkins Coie a draft definitive agreement for the potential transaction with RFMD. The draft definitive agreement, among other things, (a) contained reciprocal customary representations, warranties and pre-closing operational covenants of each of RFMD and TriQuint; (b) contained reciprocal covenants of each of RFMD and TriQuint that would restrict its ability to solicit and respond to other acquisition proposals, subject to fiduciary exceptions, including a prohibition on each party’s ability to waive any standstill, confidentiality, non-solicitation, no hire or similar provisions in any contracts to which it is a party; (c) contained reciprocal covenants requiring the boards of directors of each of RFMD and TriQuint to recommend that their respective shareholders approve the proposed transaction, subject to certain fiduciary exceptions, and each of RFMD and TriQuint to submit the proposed transaction to its shareholders for approval; (d) provided that all outstanding options would be assumed by the surviving parent company; and (e) contained a number of reciprocal conditions precedent to each party’s obligation to complete the proposed transaction, including: (i) the accuracy of the other party’s representations and warranties, (ii) the performance of covenants by the other party, (iii) receipt of the requisite shareholder and stockholder approvals, (iv) the absence of a material adverse effect on the business or financial condition or operations of the other party, (v) receipt of governmental approvals, and (vi) the absence of any pending or overtly threatened governmental litigation. The definitive agreement also set forth the circumstances and terms under which each party could terminate the agreement, including providing for: (A) the payment by a party of a termination fee equal to 1% of the equity value of RFMD in the event that the agreement was terminated due to the failure of such party’s shareholders or stockholders to approve the proposed transaction in the absence of any acquisition proposal made by a third party with respect such party, and (B) the payment by a party of a termination fee equal to 4% of the equity value of RFMD under certain other circumstances involving, among other things, a change in such party’s recommendation in favor of the proposed transaction and/or an acquisition proposal made by a third party with respect to such party. The draft definitive agreement did not provide either party with the right to terminate the agreement to accept another acquisition proposal.

On December 2, 2013, Company B’s financial advisor provided representatives of Goldman Sachs with a high-level summary of key issues regarding the proposed transaction between Company B and TriQuint, including Company B’s tentative agreement with the proposed structure of the transaction and the form of consideration, and ongoing negotiations regarding (a) antitrust covenants, (b) employee benefits and compensation arrangements, (c) qualification of various representations and warranties and (d) termination rights and fees. On the same day representatives of Goldman Sachs and Company B’s financial advisor had a telephone conference regarding a transaction timeline and process.

At a special telephonic meeting of the RFMD board held on December 3, 2013, Mr. Bruggeworth provided an update on the status of the proposed definitive merger agreement and ongoing due diligence efforts and representatives of Weil Gotshal and Womble Carlyle led a discussion of the key due diligence matters.

On December 3, 2013, at a telephonic special meeting of the TriQuint board, representatives of Goldman Sachs, Perkins Coie and management and the TriQuint board engaged in a discussion regarding the two potential transactions, including valuation, potential synergies identified by TriQuint management, potential future upside to stockholders, deal certainty, regulatory issues, financing, and closing timelines. The TriQuint board also reviewed TriQuint’s stand-alone financial plan, and authorized management to formally engage Goldman Sachs pursuant to an engagement letter, which was executed that day. A representative of Perkins Coie also advised the TriQuint board of its fiduciary duties in the context of the potential transactions.

On December 4, 2013, Company B’s financial advisors provided representatives of Goldman Sachs with a supplemental due diligence request, and on December 6, 2013, representatives of TriQuint and Company B and their respective financial advisors met in San Francisco for a day of in-person due diligence meetings.

At a telephonic special meeting of the TriQuint board held on December 7, 2013, representatives of Goldman Sachs, Perkins Coie and management and the TriQuint board engaged in a discussion regarding the two potential transactions, including the results of the most recent due diligence meetings with RFMD and Company B, the potential synergies identified by TriQuint management (including both the magnitude and the timing of realization), and the general impressions of and potential fit with each company. The TriQuint board also discussed, with input from representatives of Goldman Sachs and management, and with legal advice from representatives of Perkins Coie, the advantages and risks of inquiries to other potentially interested parties.

Between December 9 and December 12, 2013, representatives of Perkins Coie, Weil Gotshal and Womble Carlyle participated in negotiation conversations via telephone and exchanged several drafts of the proposed definitive agreement between TriQuint and RFMD.

At a special telephonic meeting of the RFMD board held on December 10, 2013, Mr. Bruggeworth briefed the board on the results to date of RFMD’s due diligence investigation of TriQuint, the proposed timing for completion and announcement of the transaction and potential issues that could interfere with completion of the transaction. Both companies expected to disclose that anticipated calendar first quarter results would be below market expectations, and the RFMD board was concerned that any decline in TriQuint’s and RFMD’s stock prices in reaction to such disclosure could hinder obtaining shareholder approval of the transaction or encourage a third party to make a superior offer to acquire TriQuint. At this meeting, a representative of Weil Gotshal summarized the status of negotiations of the definitive merger agreement, including the terms of the proposed deal protection provisions and how those provisions would operate under hypothetical scenarios.

Between December 8 and December 10, 2013, representatives of Goldman Sachs discussed timing and process with Company B’s financial advisor by telephone, Company B’s legal counsel provided representatives of Perkins Coie with a markup of the proposed definitive agreement between TriQuint and Company B, and representatives of Perkins Coie returned a further revised definitive agreement draft to Company B’s legal counsel. Representatives of Perkins Coie also participated in negotiation discussions with Company B’s legal counsel via telephone during the same time period.

At a telephonic special meeting of the TriQuint board held on December 10, 2013, Mr. Quinsey presented TriQuint’s long-range financial forecast and also briefed the TriQuint board on the recent meetings with representatives of both RFMD and Company B. Mr. Quinsey shared TriQuint management’s view that the potential synergies to be obtained from a transaction with RFMD likely would be higher than previously believed. Representatives of Goldman Sachs discussed further updates to the framework under which the TriQuint board could consider and compare the alternatives of TriQuint continuing on a stand-alone basis and the potential transactions with RFMD (taking into consideration the views of TriQuint’s management with respect to potential synergies) and Company B. These updates included the utilization of illustrative discounted cash flow analysis and present value of future stock price analysis for the combined company to calculate indications of implied value to be received per share of TriQuint common stock taking into account (i) in the case of the potential transaction with RFMD, TriQuint and RFMD management forecasts and TriQuint management views of a range of potential transaction synergies, and (ii) in the case of the potential transaction with Company B, transaction consideration comprised of 50% cash and the views of TriQuint management with respect to TriQuint and Company B forecasts and a range of potential transaction synergies. The TriQuint board also discussed with management and representatives of Goldman Sachs other potentially interested parties, business considerations likely to affect those parties’ level of interest, and the risks and benefits of contacting one or more of those parties. The TriQuint board also discussed the potential alternative of not pursuing a current transaction with any party and instead waiting until the market had greater visibility into TriQuint’s anticipated performance in 2014. Representatives of Perkins Coie provided legal advice to the TriQuint board on related matters.

On December 11-12, 2013, representatives of TriQuint, Company B and their respective advisors met in Palo Alto regarding supplemental due diligence, and Perkins Coie provided an initial disclosure schedule to Company B’s legal counsel. On December 13, 2013, Company B provided Mr. Quinsey with an updated letter, which re-affirmed the prior non-binding indication of interest of $10.00 per share of TriQuint common stock, comprised of a mix of 50% cash and 50% stock. The letter also requested a 10-day exclusivity period.

At a telephonic special meeting of the TriQuint board held on December 13, 2013, Mr. Quinsey reviewed the background of, and rationale for, a potential transaction with RFMD, including the then currently proposed terms of the transaction, and reasons for having made the inquiry to Company B, as well as the status of, and opportunities presented by, both transactions. Representatives of Goldman Sachs discussed further updates to the framework under which the TriQuint board could consider and compare the alternatives of TriQuint continuing on a stand-alone basis and the potential transactions with RFMD (taking into consideration the views of TriQuint’s management with respect to potential synergies) and Company B, which updates primarily involved the utilization of updated TriQuint management forecasts for TriQuint and RFMD. Representatives of Perkins Coie discussed the terms of both proposed definitive agreements and the relative risks and potential issues of the transactions from an antitrust regulatory perspective. The TriQuint board discussed these analyses along with numerous other considerations, including the potential of revisiting a transaction with RFMD at a future time if and when such a transaction would represent an attractive value proposition to TriQuint’s stockholders as compared with remaining a stand-alone company or other strategic alternatives. The TriQuint board concluded that it was unwilling to approve the proposed transaction with RFMD based, in part, on the potential market reaction to the transaction in light of both RFMD’s and TriQuint’s expected near-term financial results. Both companies expected to disclose that anticipated calendar first quarter results would be below market expectations, and the TriQuint board was concerned that any decline in TriQuint’s and RFMD’s stock prices in reaction to such disclosure would imply a valuation to the proposed transaction that was less favorable than other potential alternatives, including remaining independent or, potentially, a transaction with Company B. The TriQuint board also directed Mr. Quinsey to request Company B to improve its existing offer.

At a special telephonic meeting of the RFMD board held in the evening of December 13, 2013, the RFMD board met to discuss approval of the proposed transaction. Members of RFMD management and representatives of RFMD’s legal advisors and financial advisors participated at the meeting. Representatives of Weil Gotshal updated the RFMD board on the terms of the proposed definitive merger agreement, including changes since December 10. At that meeting, BofA Merrill Lynch reviewed certain financial analyses regarding the proposed transaction and rendered its oral opinion to the RFMD board to the effect that as of December 13, 2013 and based on and subject to various assumptions and limitations described in its draft opinion, taking into account the RFMD merger and the TriQuint merger provided for in the proposed merger agreement, the RFMD exchange ratio provided for in the proposed merger agreement was fair, from a financial point of view, to the holders of RFMD common stock (excluding RFMD, TriQuint and their respective affiliates). After discussion, the RFMD board, acting unanimously, determined that the proposed business combination with TriQuint, including the RFMD merger, was advisable and fair to, and in the best interests of, RFMD and its shareholders, approved the merger agreement, the RFMD merger and other contemplated transactions and resolved to recommend that RFMD shareholders vote in favor of the merger.

Following the RFMD board meeting, later on the evening of December 13, 2013, Mr. Quinsey contacted Mr. Bruggeworth and reported the decision of the TriQuint board, which had been meeting that day and evening to consider the proposed business combination. Following this communication, the parties abandoned all discussions and work on the transaction and closed the due diligence data sites.

Following the TriQuint board meeting on December 13, 2013, Mr. Quinsey placed a telephone call to the CEO of Company B, indicating that Company B must increase its offer in order for the TriQuint board to consider moving forward with its proposal.

On December 14, 2013, at a telephonic special meeting of the TriQuint board, Mr. Quinsey discussed the recent communications with each of RFMD and Company B following the prior TriQuint board meeting. The TriQuint board discussed, with input from Mr. Quinsey and representatives of Goldman Sachs, potential changes to the structure of a transaction with Company B and an increase in the proposed price, in each case that might represent a more attractive value to TriQuint’s stockholders. The TriQuint board continued to discuss the proposed transaction with Company B compared with continued implementation of TriQuint’s strategic plan, including potentially pursuing a different transaction in the future.

On December 15, 2013, Company B’s financial advisor verbally indicated to representatives of Goldman Sachs that Company B would be willing to increase its offer to $10.10 per share of TriQuint common stock, with all other aspects of the offer remaining the same. Later on December 15, the TriQuint board held a telephonic special meeting to discuss the revised offer from Company B. The TriQuint board discussed at length, utilizing the framework that the TriQuint board had been discussing with representatives of Goldman Sachs during prior meetings, different valuation outcomes based on current market expectations for TriQuint and RFMD as well as information from management regarding the anticipated results of both companies. During this special meeting, the TriQuint board discussed TriQuint’s ability to pursue a transaction with RFMD sometime in the first half of 2014.

The TriQuint board held a telephonic special meeting on December 17, 2013, to continue its discussions regarding revisiting the potential transaction with RFMD, the last offer received from Company B, and TriQuint’s current prospects and business. A representative of Perkins Coie provided legal advice to the TriQuint board on related matters. The TriQuint board determined to continue to review TriQuint’s strategic alternatives, but not to proceed with either the RFMD or Company B transactions at that time.

At a special telephonic meeting of the RFMD board held on December 17, 2013, Mr. Bruggeworth reviewed additional feedback from RFMD’s legal and financial advisors regarding the decision by TriQuint not to proceed with a business combination.

Between December 17, 2013 and late January 2014, Company B’s financial advisor contacted representatives of Goldman Sachs twice to inquire whether the TriQuint board’s views had changed, and during this period the TriQuint board continued generally to discuss strategic alternatives available to TriQuint.

On January 28, 2014, RFMD announced its financial results for the fiscal quarter ended December 28, 2013, and provided updated guidance to the market for its March 2014 fiscal quarter.

At a telephonic special meeting of the TriQuint board on January 28, 2014, the TriQuint board again discussed with representatives of Goldman Sachs and Perkins Coie the potential strategic alternatives available to TriQuint. The TriQuint board discussed approaching RFMD and Company B to gauge potential interest in recommencing discussions following TriQuint’s anticipated earnings release on February 5, 2014, after the market had an opportunity to react to TriQuint’s near-term forecast.

On January 28, 2014, representatives of Goldman Sachs received an unsolicited inquiry from a third party, expressing potential interest in acquiring the networking portion of TriQuint’s current business, but without any indication of price or other terms. Representatives of Goldman Sachs received a subsequent unsolicited inquiry from a different third party, Company C, on January 31, 2014, expressing preliminary interest in an acquisition of TriQuint in its entirety.

On January 31, 2014, at the request of Starboard, representatives of Starboard met with Mr. Priddy and Mr. Bruggeworth at RFMD’s facilities in Greensboro, North Carolina. Following a tour of RFMD’s wafer fabrication facilities, representatives of Starboard gave a presentation to Mr. Bruggeworth and Mr. Priddy endorsing the strategic rationale for a merger of RFMD and TriQuint. In this presentation, Starboard outlined three potential transaction structures and the benefits of each structure. Because RFMD was subject to a written nondisclosure agreement with TriQuint, Mr. Bruggeworth and Mr. Priddy did not disclose to Starboard any information regarding RFMD’s previous negotiations with TriQuint regarding the transaction that was abandoned in December 2013.

On February 3, 2014, Mr. Bruggeworth called Mr. Quinsey to inform him of the meeting with Starboard on January 31, 2014.

On February 4, 2014, Mr. Quinsey called the CEO of Company B to schedule a general business update for the following week, and on February 5, 2014, a representative of Company C contacted Mr. Quinsey to set up an introductory meeting.

On February 5, 2014, TriQuint announced its financial results for the quarter and year ended December 31, 2013, and provided updated guidance to the market for 2014.

On February 7, 2014, at the direction of the boards of directors of TriQuint and RFMD, respectively, representatives of Goldman Sachs spoke with RFMD’s financial advisor by telephone regarding readiness to re-engage in transaction discussions and also spoke with Company B’s financial advisor regarding the re-engagement process and the status of due diligence.

On February 11, 2014, Mr. Quinsey and Mr. Buhaly participated in a telephone call with representatives of Company C to discuss TriQuint’s business and a potential transaction process, and Mr. Quinsey also requested that Company C submit any offer no later than February 18, 2014. Also on February 11, 2014, a media report indicated that TriQuint was rumored to have hired Goldman Sachs as a financial advisor.

At a regular meeting of the TriQuint board held on February 12, 2014, representatives of Goldman Sachs updated the TriQuint board on conversations with potential strategic counterparties, including separate discussions with the financial advisors of both RFMD and Company B and a due diligence telephone conference with Company C. The Goldman Sachs representatives also reviewed with the TriQuint board the informal inquiries received from Company C and the other strategic party. A representative of Perkins Coie advised the TriQuint board regarding its fiduciary duties.

On February 12, 2014, representatives of Goldman Sachs received two separate unsolicited inquiries from third parties regarding potential interest in acquiring portions of TriQuint’s business. The following day, representatives of Goldman Sachs received a further unsolicited inquiry from another third party regarding potential interest in acquiring a portion of TriQuint’s business. On February 17, 2014, representatives of Goldman Sachs received an unsolicited inquiry from another third party who expressed general interest in hearing more about anything that might happen with TriQuint, and they received a similar unsolicited inquiry of general interest the following day from another third party. Representatives of Goldman Sachs informed TriQuint management and the TriQuint board of each inquiry. Each inquiry was general in nature and did not include any indication of price or potential terms.

On February 12, 2014, Mr. Quinsey contacted Mr. Bruggeworth and indicated an interest in resuming discussions regarding a potential business combination of the two companies on the same terms as previously pursued. On February 14, 2014, following consultation with RFMD’s legal advisors and financial advisors, Mr. Bruggeworth contacted Mr. Quinsey and reported that RFMD was unwilling to move forward with negotiating a transaction absent a mutual agreement by the parties to negotiate with each other on an exclusive basis until February 28, 2014. On the same day, at the direction of the RFMD board, BofA Merrill Lynch delivered to representatives of Goldman Sachs a proposed mutual non-solicitation agreement embodying this concept.

On February 13, 2014, representatives of TriQuint and Company B attended a telephone conference to refresh each company’s prior due diligence.

On February 14, 2014, TriQuint and Company C signed a non-disclosure agreement containing standstill restrictions that would terminate upon the occurrence of specified events, including TriQuint’s entry into an agreement that would result in the acquisition of 50% or more of its voting securities by any third party, and on the following day, Mr. Quinsey and representatives of Goldman Sachs called a representative of Company C and emphasized that any offer made by Company C should be detailed and specific in light of TriQuint’s involvement in another negotiation. On February 18, 2014, Company C delivered a letter to TriQuint that did not contain an offer and only indicated an interest in completing at least 30 days of due diligence.

At a special telephonic meeting of the RFMD board held on February 15, 2014, Mr. Bruggeworth briefed the board on his recent conversations with Mr. Quinsey regarding potentially restarting negotiations. A representative of Weil Gotshal discussed the terms of a potential exclusivity agreement with TriQuint and the RFMD board considered whether any intervening circumstances since December 2013 should cause RFMD to reconsider moving forward with the transaction as a whole or seek additional or different terms. Based on the discussion, the RFMD board supported moving forward on the previously discussed terms, subject to obtaining exclusive negotiating rights.

On February 18, 2014, Company B’s financial advisor informed representatives of Goldman Sachs that it would not re-affirm its last offer from December 15, 2013 and had determined to withdraw from the process, but did not indicate any specific reason for the withdrawal.

At a telephonic special meeting of the TriQuint board held on February 18, 2014, representatives of Goldman Sachs reviewed the results of recent discussions with representatives of RFMD and recent developments with Company B and Company C, as well as the inquiries received from other parties, all of which were of a tentative and preliminary nature. The TriQuint board discussed, with input from representatives of Goldman Sachs and management, and legal advice from representatives of Perkins Coie, the potential risks and benefits of continued discussions with Company C, the anticipated regulatory risks associated with a potential transaction with Company C, the risks of losing the ability to pursue a transaction with RFMD, and potential additional synergies between RFMD and TriQuint. Representatives of Goldman Sachs and Perkins Coie reviewed with the TriQuint board the open issues in negotiations with RFMD, which included the ability to terminate the merger agreement in favor of a superior offer, the extent of termination fees, the requirement that a board recommendation be unanimous, the timing of identifying the remaining directors of Rocky Holding, and the actions required to obtain regulatory approvals, and the TriQuint board determined to pursue a business combination with RFMD.

At RFMD’s regularly scheduled board of directors meeting on February 19, 2014, representatives of BofA Merrill Lynch reported on their discussions with representatives of Goldman Sachs from earlier that day, in which the Goldman Sachs representatives indicated TriQuint was willing to move forward with completing a transaction on the previously agreed terms, but would not grant RFMD exclusive negotiation rights and would require a right to terminate the merger agreement if it received a superior offer. Later that day, following additional conversations between the parties’ financial advisors, at the direction of the respective boards of directors of RFMD and TriQuint, the RFMD board reconvened with its financial advisors and legal advisors and discussed a response to TriQuint’s new conditions. Following discussion with its advisors, the RFMD board accepted TriQuint’s proposed terms, subject to negotiation of a termination fee that would fairly compensate RFMD for the increased risk that a transaction would not close.

Beginning February 20, 2014, the parties began active work to complete the transaction. The parties reopened the due diligence data sites and posted updated materials, conducted a joint due diligence call on February 20, 2014 and exchanged final disclosure schedules on February 22, 2014. Following a telephone conversation among representatives of Perkins Coie and Weil Gotshal to discuss the remaining open issues, a revised merger agreement was distributed on February 20, 2014 by Perkins Coie and responsive comments were delivered later that day by Weil Gotshal. Representatives of Weil Gotshal provided a further revised draft on February 21, 2014. Because the merger agreement was nearly complete in December, the parties were able to complete negotiation of the remaining open issues in several days.

At a telephonic special meeting of the TriQuint board held on February 21, 2014, management and representatives of Goldman Sachs briefed the TriQuint board on the status of financial due diligence, negotiations, and synergy opportunities related to the potential transaction with RFMD. A representative of Perkins Coie advised the TriQuint board regarding its fiduciary duties. Representatives of Goldman Sachs also updated the TriQuint board on the lack of additional communication from Company C and from other parties that had previously expressed preliminary interest.

At a telephonic special meeting of the TriQuint board held on the morning of February 22, 2014, representatives of Perkins Coie reviewed the terms of the merger agreement and responded to the TriQuint board’s inquiries regarding specific terms. Representatives of Goldman Sachs made a presentation to the TriQuint board and rendered its oral opinion to the TriQuint board, subsequently confirmed in writing by delivery of a written opinion dated February 22, 2014, that, as of that date and based upon and subject to the factors and assumptions set forth therein and taking into account the RFMD merger, the TriQuint Exchange Ratio pursuant to the Merger Agreement was fair from a financial point of view to the holders (other than RFMD and its affiliates) of TriQuint’s shares. Following a discussion by the TriQuint board, in which it considered the factors discussed further in “— Recommendation of the TriQuint Board; TriQuint’s Reasons for the Merger,” the TriQuint board unanimously approved the merger agreement, the TriQuint merger, and the transactions contemplated by the merger agreement on the terms and subject to the conditions set forth in the merger agreement. The TriQuint board also determined that the mergers were fair to, advisable and in the best interests of TriQuint and its stockholders, authorized management to submit the merger agreement to the TriQuint stockholders for adoption at the TriQuint special meeting, and recommended that TriQuint’s stockholders adopt the merger agreement.

At a special telephonic meeting of the RFMD board held on the evening of February 22, 2014, and following notification from Mr. Quinsey that the TriQuint board had met earlier that day and unanimously approved the merger agreement and the transactions contemplated thereby, the RFMD board met to discuss approval of the proposed transaction. Members of RFMD management and representatives of RFMD’s legal advisors and financial advisors participated at the meeting. Representatives of Weil Gotshal updated the RFMD board on the final terms of the merger agreement, including resolution of the remaining open issues. At that meeting, BofA Merrill Lynch reviewed with RFMD’s board its financial analysis of the RFMD Exchange Ratio and delivered to RFMD’s board an oral opinion, which was confirmed by delivery of a written opinion dated February 22, 2014, to the effect that, as of such date and based on and subject to various assumptions and limitations described in its opinion, taking into account the RFMD merger and the TriQuint merger, the RFMD Exchange Ratio was fair, from a financial point of view, to the holders of RFMD common stock (excluding RFMD, TriQuint and their respective affiliates). After discussion in which the RFMD board considered the factors discussed further in “— Recommendation of the RFMD Board; RFMD’s Reasons for the Merger,” the RFMD board, acting unanimously, determined that the proposed business combination with TriQuint, including the RFMD Merger, was advisable and fair to, and in the best interests of, RFMD and its shareholders, approved the merger agreement, the RFMD Merger and other transactions contemplated by the merger agreement and resolved to recommend that RFMD shareholders vote in favor of the mergers and to approve the merger agreement.

On February 22, 2014, RFMD and TriQuint executed the merger agreement. RFMD and TriQuint issued a joint press release announcing the execution of the merger agreement before the opening of trading on February 24, 2014.

On July 15, 2014, RFMD, TriQuint and Rocky Holding amended the merger agreement in order to (i) permit Rocky Holding to continue either or both of RFMD’s or TriQuint’s employee stock purchase plan following the closing, (ii) permit, but not require, Rocky Holding to adopt a new equity incentive plan following the closing, and (iii) reflect the requirement that TriQuint stockholders separately approve the absence of a majority voting provision from Rocky Holding’s amended and restated certificate of incorporation, including making the completion of the mergers contingent upon the approval of such stockholder proposal.

Recommendation of the TriQuint Board; TriQuint’s Reasons for the Mergers

Following a review and discussion of all relevant information regarding the mergers, at a meeting held on February 22, 2014, the TriQuint board unanimously (a) approved the merger agreement and the TriQuint merger and the transactions contemplated by the merger agreement upon the terms and subject to the conditions set forth in the merger agreement, (b) determined that the mergers are fair to, advisable and in the best interests of TriQuint and its stockholders, (c) authorized management to submit the merger agreement to the TriQuint stockholders for adoption at the TriQuint special meeting, and (d) recommended that TriQuint’s stockholders adopt the merger agreement.

ACCORDINGLY, THE TRIQUINT BOARD UNANIMOUSLY RECOMMENDS THAT TRIQUINT STOCKHOLDERS VOTE “FOR” THE PROPOSAL TO ADOPT THE MERGER AGREEMENT, “FOR” THE PROPOSAL TO APPROVE THE ABSENCE OF A MAJORITY VOTING PROVISION IN ROCKY HOLDING’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION (WHICH

PROVISION IS INSTEAD LOCATED IN ROCKY HOLDING’S AMENDED AND RESTATED BYLAWS), “FOR” THE PROPOSAL TO APPROVE THE ADJOURNMENT OF THE TRIQUINT SPECIAL MEETING (IF NECESSARY OR APPROPRIATE TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES TO ADOPT THE MERGER AGREEMENT OR TO APPROVE THE ABSENCE OF A MAJORITY VOTING PROVISION IN ROCKY HOLDING’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION) AND “FOR” THE PROPOSAL TO APPROVE, BY NON-BINDING ADVISORY VOTE, THE COMPENSATION ARRANGEMENTS FOR TRIQUINT’S NAMED EXECUTIVE OFFICERS IN CONNECTION WITH THE MERGERS CONTEMPLATED BY THE MERGER AGREEMENT.

The TriQuint board believes that the mergers present a strategic opportunity to expand value through a combination with the complementary business of RFMD. In reaching its decision to approve the merger agreement and recommend the adoption of the merger agreement to its stockholders, the TriQuint board consulted with management, as well as its legal advisors and financial advisors, and considered a number of factors, including, among others, the following:

•	The TriQuint board’s knowledge of TriQuint’s business, operations, financial condition, earnings and stock performance, and its understanding of RFMD’s business, operations, financial condition and prospects. In reviewing these factors, including the information obtained through due diligence, the TriQuint board considered that RFMD’s business and operations complement those of TriQuint, and that RFMD’s earnings, and the synergies potentially available in the mergers, create the opportunity for the combined company to have superior future earnings and prospects compared to TriQuint’s future earnings and prospects on a stand-alone basis. In particular, the TriQuint board considered the following:

•	current financial market conditions and historical market prices, volatility and trading information with respect to TriQuint’s common stock and RFMD’s common stock;

•	the value of the consideration to be received by TriQuint stockholders and RFMD shareholders as a result of the transaction and the relationship between the current and historical market values of TriQuint common stock and RFMD common stock;

•	the fact that the exchange ratios used for the purpose of determining the respective ownership interest of TriQuint’s and RFMD’s securityholders implied a premium to the trading price of TriQuint common stock at the time the merger agreement was signed;

•	the expectation that the mergers represent a unique strategic opportunity to create a new leader in high-performance radio frequency solutions, well positioned for sustained growth and profitability across its geographies and business segments, and in turn create value for its stockholders, customers, suppliers and employees;

•	the expectation that the mergers would result in at least $150 million in cost synergies by the end of the second year following the closing;

•	the expectation that the mergers would be accretive to non-GAAP earnings per share in the first full fiscal year following the closing;

•	the potential that the value of Rocky Holding common stock would increase after the completion of the mergers and that TriQuint stockholders would share in any increase in that value; and

•	current industry, economic and market conditions and the various alternatives to the mergers, including TriQuint continuing to operate as an independent enterprise, and the risks associated with those alternatives, including TriQuint’s size, financial resources and business operations compared to the size, financial resources and business operations of its competitors.

•	Its conclusion after its analysis that the businesses of TriQuint and RFMD are a complementary fit and that the mergers will provide expanded product offerings, greater opportunities for innovation, cost savings opportunities, scale advantages, and enhanced opportunities for growth, including in the mobile devices, network infrastructure and aerospace/defense global markets.

•	The structure of the transaction as a “merger of equals” in which TriQuint stockholders would have substantial participation in the value of cost synergies and long-term strategic opportunities and the TriQuint board and management would provide support for the combined company, including, among other things:

•	that TriQuint stockholders will own approximately 50% of the combined company following the closing;

•	that the board of directors of the combined company will consist of an equal number of directors selected by TriQuint and by RFMD;

•	that TriQuint’s President and Chief Executive Officer, Ralph G. Quinsey, will serve as the non-executive Chairman of the Board of Directors of the combined company; and

•	the significant participation of other TriQuint officers in senior management of the combined company.

•	The perceived similarity in corporate cultures, which would facilitate integration and implementation of the mergers.

•	The ability and likelihood of TriQuint and RFMD to complete the mergers, including their ability to obtain necessary regulatory approvals and the obligations to attempt to obtain those approvals, and measures taken by TriQuint and RFMD to provide reasonable assurance to each other that the mergers will occur, including the provisions of the merger agreement that require TriQuint or RFMD to compensate the other in some circumstances if the mergers do not occur.

•	The fact that the mergers are not subject to any financing condition.

•	The expectation that the transaction will be treated as a tax-free reorganization for U.S. federal income tax purposes.

•	The fact that TriQuint stockholders who receive Rocky Holding common stock will receive registered shares of Rocky Holding common stock pursuant to the TriQuint merger.

•	Its review and discussions with TriQuint management concerning the due diligence examination of RFMD’s business, operations, financial condition and prospects.

•	The opinion of Goldman Sachs, rendered to the TriQuint board to the effect that, as of February 22, 2014 and based upon and subject to the factors and assumptions set forth therein and taking into account the RFMD merger, the TriQuint Exchange Ratio was fair from a financial point of view to the holders (other than RFMD and its affiliates) of TriQuint shares (see “— Opinion of Financial Advisor to TriQuint”).

•	The terms and conditions of the merger agreement and the course of negotiations of the merger agreement, including, among other things:

•	the ability of the TriQuint board, under specified circumstances, to withdraw or modify its recommendation to TriQuint stockholders concerning the transactions contemplated by the merger agreement, as described under “The Merger Agreement — Covenants of the Parties —Shareholder Meetings” beginning on page 151; and

•	the ability of the TriQuint board to terminate the merger agreement to enter into a contract for a superior offer, subject to specified conditions (including various rights of RFMD to have an opportunity to match the superior offer) and the payment of a termination fee, as described under “The Merger Agreement — Covenants of the Parties — No Solicitation” beginning on page 149 and “The Merger Agreement — Termination Fees; Expenses” beginning on page 160.

•	Other terms of the merger agreement, including the representations, warranties and covenants, and the conditions to each party’s obligations to complete the mergers.

The TriQuint board also weighed the factors described above against certain factors and potential risks associated with entering into the merger agreement, including, among others, the following:

•	the difficulty inherent in integrating the businesses, assets and workforces of two large companies and the risk that the cost savings, synergies and other benefits expected to be obtained in the transactions contemplated by the merger agreement might not be fully realized, if at all;

•	the possibility of customer, supplier, management and employee disruption associated with the mergers and integrating the operations of the companies;

•	the risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the mergers;

•	the risk that the cultures of the two companies may not be as compatible as anticipated;

•	the fact that the TriQuint Exchange Ratio is fixed and will not be adjusted at closing based on the relative market values of TriQuint or RFMD common stock;

•	the restrictions on the conduct of TriQuint’s business prior to the completion of the proposed mergers, which may delay or prevent TriQuint from undertaking business opportunities that may arise or other actions it would otherwise take or refrain from taking with respect to the operations of TriQuint pending completion of the proposed mergers;

•	the fact that the termination fee to be paid to RFMD under the circumstances specified in the merger agreement may discourage other parties that might otherwise have an interest in a business combination with, or an acquisition of, TriQuint (see “The Merger Agreement — Termination Fees; Expenses” beginning on page 160);

•	the terms of the merger agreement placing limitations on TriQuint’s ability to solicit alternative business combination transactions and to provide confidential due diligence information to, or engage in discussions with, a third party interested in pursuing an alternative business combination transaction (see “The Merger Agreement — Covenants of the Parties — No Solicitation” beginning on page 149);

•	the ability of the RFMD board, under specified circumstances, to withdraw or modify its recommendation to RFMD’s shareholders concerning the transactions contemplated by the merger agreement (see “The Merger Agreement — Covenants of the Parties — Shareholder Meetings” beginning on page 151);

•	the ability of the RFMD board to terminate the merger agreement to enter into a contract for a superior offer, subject to specified conditions (which mirror those related to TriQuint’s similar ability) (see “The Merger Agreement — Covenants of the Parties — Shareholder Meetings” beginning on page 151);

•	the amount of time it could take to complete the mergers, including the fact that completion of the mergers depends on factors outside TriQuint’s control;

•	the risk that either RFMD shareholders may fail to approve or TriQuint stockholders may fail to adopt the merger agreement;

•	the possibility of significant costs and delays resulting from seeking regulatory approvals necessary to complete the transactions contemplated by the merger agreement, the possibility that the transactions may not be completed if such approvals are not obtained, and the potential negative impacts on TriQuint, its business and its stock price if such approvals are not obtained;

•	the fact that if the proposed mergers are not completed, TriQuint will have expended significant human and financial resources on a failed transaction, and may also be required to pay a termination fee in various circumstances, as described under “The Merger Agreement — Termination Fees; Expenses” beginning on page 160; and

•	the risks described in the section entitled “Cautionary Note Concerning Forward-Looking Information” beginning on page 58.

In considering the recommendation of the TriQuint board with respect to the proposal to adopt the merger agreement, you should be aware that some of TriQuint’s directors and executive officers may have interests in the merger that are different from, or in addition to, yours. The TriQuint board was aware of and considered these interests, among other matters, in evaluating the merger agreement and the transactions contemplated by the merger agreement, and in recommending that the merger agreement be adopted by TriQuint stockholders. See “— Interests of Officers and Directors in the Mergers” beginning on page 116.

The foregoing discussion of the information and factors considered by the TriQuint board in reaching its conclusions and recommendations is not intended to be exhaustive, but includes the material factors considered by the TriQuint board. In view of the wide variety of factors considered in connection with its evaluation of the merger agreement and the transactions contemplated by the merger agreement, and the complexity of these matters, the TriQuint board did not find it practicable to, and did not attempt to, quantify, rank or assign any relative or specific weights to the various factors considered in reaching its determination and making its recommendation. In addition, individual directors may have given different weights to different factors. The TriQuint board considered all of the foregoing factors as a whole and based its recommendation on the totality of the information presented.

The foregoing discussion also contains forward-looking statements with respect to future events that may have an effect on TriQuint’s financial performance or the future financial performance of the combined company. See the sections entitled “Cautionary Note Concerning Forward-Looking Statements” beginning on page 58 and “Risk Factors” beginning on page 33.

Financial Projections Reviewed by the TriQuint Board and TriQuint’s Financial Advisor

Nature of Financial Projections Reviewed by the TriQuint Board and TriQuint’s Financial Advisor

Although TriQuint has publicly issued limited short-term guidance concerning various aspects of its expected financial performance, TriQuint does not make public disclosure of detailed forecasts or projections of its expected financial performance for extended periods because of, among other things, the inherent difficulty of accurately predicting future periods and the likelihood that the underlying assumptions and estimates may prove incorrect. In connection with its evaluation of the mergers, however, TriQuint management prepared and provided to the TriQuint board and Goldman Sachs some non-public internal financial projections regarding TriQuint’s anticipated future operations and estimated synergies arising in connection with the mergers. In addition, TriQuint management prepared and provided to the TriQuint board and Goldman Sachs some non-public internal financial projections for RFMD, which were derived from forecasts for RFMD that RFMD prepared and provided to TriQuint management in connection with TriQuint’s evaluation of the mergers, as adjusted by TriQuint management. Based on TriQuint management’s judgment, the TriQuint-Prepared RFMD Projections (as defined below) reflect a 10% increase in RFMD’s operating expenses beginning in 2017. A summary of these financial projections and estimated synergies is included below to provide TriQuint stockholders and RFMD shareholders access to specific non-public information that was considered by the TriQuint board for purposes of evaluating the mergers and provided to Goldman Sachs.

The financial projections and estimated synergies summarized below were not prepared for purposes of public disclosure, nor were they prepared on a basis designed to comply with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of projections, or U.S. GAAP. TriQuint’s independent auditor, which is listed as an expert in the section entitled “Experts” beginning on page 216 did not compile, examine or perform any procedures with respect to the projections or estimated synergies summarized below, and has not expressed any opinion or any other form of assurance on this information or its achievability, and assumes no responsibility for, and disclaims any association with, these projections and estimated synergies. The independent auditor’s reports incorporated by reference in this document relate to historical financial statements. They do not extend to any prospective financial information and should not be seen to do so.

Although presented with numerical specificity, the projections and estimated synergies were prepared in the context of numerous variables, estimates and assumptions that are inherently uncertain and may be beyond the control of TriQuint, and which may prove not to have been, or to no longer be, accurate. The projections and the estimated synergies are subject to many risks and uncertainties. Important factors that may affect actual results and cause actual results to differ materially from these projections and synergies include risks and uncertainties relating to TriQuint’s and RFMD’s businesses (including their ability to achieve strategic goals, objectives and targets over the applicable periods), industry performance, the regulatory environment, general business and economic conditions, market and financial conditions, various risks set forth in TriQuint’s reports filed with the SEC, and other factors described or referenced under “Cautionary Note Concerning Forward-Looking Statements” beginning on page 58 of this joint proxy statement/prospectus. The projections and estimated synergies also reflect assumptions that are subject to change and are susceptible to multiple interpretations and periodic revisions based on actual results, revised prospects for TriQuint’s and RFMD’s businesses, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the projections and estimated synergies were prepared. In addition, other than with respect to the estimated synergies discussed below, the projections do not take into account any of the transactions contemplated by the merger agreement, including the mergers and associated expenses, or TriQuint’s and RFMD’s compliance with their respective covenants under the merger agreement. Moreover, the projections and estimated synergies do not take into account any circumstances, transactions or events occurring after the date the projections and estimated synergies were prepared. Accordingly, actual results will likely differ, and may differ materially, from those contained in the projections and estimated synergies. We do not assure you that these projections and estimated synergies will be realized or that future financial results of Rocky Holding, TriQuint or RFMD will not materially vary from these projections and estimated synergies.

The inclusion of a summary of the projections and estimated synergies in this joint proxy statement/prospectus should not be regarded as an indication that any of TriQuint, RFMD or their respective affiliates, officers, directors or other representatives consider the projections or estimated synergies to be necessarily predictive of actual future events, and neither the projections nor the estimated synergies should be relied upon as such. None of TriQuint, RFMD or their respective affiliates, officers, directors or other representatives gives any stockholder of TriQuint, shareholder of RFMD or other person any assurance that actual results will not differ materially from the projections and estimated synergies, and, except as otherwise required by law, none of them undertakes any obligation to update or otherwise revise or reconcile the projections or estimated synergies to reflect circumstances existing after the date the projections and estimated synergies were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions and estimates underlying the projections or estimated synergies are shown to be in error.

No one has made or makes any representation to any stockholder or anyone else regarding, nor assumes any responsibility for the validity, reasonableness, accuracy or completeness of, the information included in the projections and estimated synergies set forth below. Readers of this joint proxy statement/prospectus are cautioned not to rely on the projections and estimated synergies. TriQuint has not updated and, except as otherwise required by law, does not intend to update or otherwise revise the projections or estimated synergies, even in the short term, to reflect circumstances existing after the date when made or to reflect the occurrence of future events, including the mergers. Moreover, the projections and estimated synergies do not take into account the effect of any failure of the mergers to occur and should not be viewed as accurate or continuing in that context.

A summary of these financial projections and estimated synergies is included solely to give TriQuint stockholders and RFMD shareholders access to the information that was made available to the TriQuint board and Goldman Sachs, as described below, and is not included in this document in order to influence your decision whether to vote for or against the proposal to adopt the merger agreement. The inclusion of this information should not be regarded as an indication that the TriQuint board, its advisors or any other person considered, or now considers, it to be material or to be a reliable prediction of actual future results. TriQuint management’s internal financial projections upon which the TriQuint Projections (as defined below) and the TriQuint-Prepared RFMD Projections (as defined below) were based, as well as the estimated synergies that may result from the mergers, are subjective in many respects. We do not assure you that these projections or estimated synergies will be realized or that actual results will not be significantly higher or lower than forecasted. The projections included below cover multiple years, and this information by its nature becomes subject to greater uncertainty with each successive year. The financial projections and summary information should be evaluated, if at all, in conjunction with the historical financial statements and other information contained in TriQuint’s and RFMD’s respective public filings with the SEC.

Summary of Financial Projections Reviewed by the TriQuint Board and TriQuint’s Financial Advisor

As part of its evaluation of the mergers, TriQuint’s management prepared the unaudited financial projections regarding TriQuint’s future operations for TriQuint’s fiscal years ending December 31, 2014 through 2018 that are summarized below (which projections are referred to in this document as the “TriQuint Projections”). In addition, RFMD’s management provided various unaudited financial projections to TriQuint’s management (which are summarized under “The Mergers—Financial Projections Reviewed by the RFMD Board and RFMD’s Financial Advisor” beginning on page 103 of this joint proxy statement/prospectus and referred to in this section as the “RFMD-Prepared RFMD Projections”). As part of its evaluation of the mergers, TriQuint’s management prepared its own financial projections, based on the RFMD-Prepared RFMD Projections, regarding RFMD’s future operations for the fiscal years ending March 31, 2014 through 2018 (which projections are referred to in this section as the “TriQuint-Prepared RFMD Projections”). Both the TriQuint Projections and the TriQuint-Prepared RFMD Projections, which are collectively referred to as the “Forecasts” under “The Mergers — Opinion of Financial Advisor to TriQuint” beginning on page 92 of this document, were provided to the TriQuint board for use in its evaluation of the mergers and, in connection therewith, also provided to Goldman Sachs. TriQuint’s management also provided the TriQuint Projections to RFMD’s management.

The following tables present a summary of the TriQuint Projections and the TriQuint-Prepared RFMD Projections:

Summary of the TriQuint Projections

	Projected Fiscal Year Ending December 31,
	2014	2015	2016	2017	2018
	(in millions of U.S. dollars, except per share data)
Revenue	$929	$1,040	$1,165	$1,305	$1,462
Cost of Goods Sold	$(574)	$(610)	$(680)	$(757)	$(848)
Gross Profit	$355	$431	$486	$548	$614
Operating Expenses	$(263)	$(260)	$(272)	$(274)	$(278)
Non-GAAP EBIT(1)(2)	$92	$171	$214	$274	$336
Non-GAAP EBITDA(1)(3))	$196	$274	$317	$355	$417
Non-GAAP Net Income(1)(4)	$89	$164	$195	$236	$290
Non-GAAP EPS(1)	$0.52	$0.92	$1.06	$1.25	$1.48

(1)	TriQuint’s non-GAAP adjusted projections exclude the effects of the following, where applicable: stock-based compensation charges, non-cash tax (benefit) expense, certain charges associated with acquisitions, restructuring and impairment charges and other specifically identified non-routine transactions. These non-GAAP measures are not in accordance with GAAP and may differ from non-GAAP methods of accounting and reporting used by other companies.
(2)	“Non-GAAP EBIT” is defined as estimated earnings before interest and income taxes excluding the pre-tax non-GAAP adjustments described in Note 1 above.
(3)	“Non-GAAP EBITDA” is defined as estimated earnings before interest, taxes, depreciation and amortization expense excluding the pre-tax non-GAAP adjustments described in Note 1 above.
(4)	“Non-GAAP Net Income” is defined as net income excluding the after-tax non-GAAP adjustments described in Note 1 above.

Summary of the TriQuint-Prepared RFMD Projections

	Projected Year Ending December 31,
	2014	2015	2016	2017	2018
	(in millions of U.S. dollars, except per share data)
Revenue	$1,188	$1,354	$1,464	$1,596	$1,739
Cost of Goods Sold	$(700)	$(788)	$(840)	$(896)	$(971)
Gross Profit	$488	$566	$624	$700	$769
Operating Expenses	$(290)	$(298)	$(313)	$(361)	$(399)
Non-GAAP EBIT(1)	$198	$268	$311	$339	$370
Non-GAAP EBITDA(1)	$249	$318	$368	$407	$445
Non-GAAP Net Income(1)	$168	$220	$251	$274	$300
Non-GAAP EPS(1)	$0.58	$0.76	$0.87	$0.95	$1.03

(1)	Represent non-GAAP adjusted projections and exclude stock-based compensation charges, non-cash tax (benefit) expense, restructuring and impairment charges, and certain charges associated with acquisitions and other specifically identified non-routine transactions, including the mergers.

In addition to the TriQuint Projections and the TriQuint-Prepared RFMD Projections, TriQuint’s management also prepared projections of the unlevered free cash flow for each of TriQuint and RFMD and provided these projections to the TriQuint board and to Goldman Sachs for use in its financial analyses. The following table represents a summary of these projections:

Unlevered Free Cash Flow(1)

	Projected Fiscal Year Ending December 31,
	2014	2015	2016	2017	2018
	(in millions of U.S. dollars)
TriQuint	$185	$133	$180	$164	$214

	Projected Fiscal Year Ending March 31,
	2014	2015	2016	2017	2018
	(in millions of U.S. dollars)
RFMD	$65	$202	$190	$222	$250

(1)	Unlevered Free Cash Flow is defined as: EBIT; minus taxes, capital expenditures, and changes in working capital; plus depreciation and amortization. EBIT estimates include the effect of stock-based compensation expenses.

TriQuint’s management also prepared estimates of synergies and dis-synergies that Rocky Holding would realize in each of the five years following completion of the mergers and provided these estimates to the TriQuint board and to Goldman Sachs for use in its financial analyses. These estimates are referred to as the “Synergies” under “The Mergers — Opinion of Financial Advisor to TriQuint” beginning on page 92 of this joint proxy statement/prospectus and are summarized in the following table. TriQuint’s management estimated that Rocky Holding would realize approximately $75 million in annualized run-rate cost synergies by the end of Rocky Holding’s first full year after closing and an additional approximately $75 million in run-rate cost synergies exiting Rocky Holding’s second full year after closing (which were used by Goldman Sachs and are referred to under “The Mergers — Opinion of Financial Advisor to TriQuint” beginning on page 92).

	Projected Fiscal Year Ending December 31,
	2014	2015	2016	2017	2018
	(in millions of U.S. dollars)
EBIT Effect of Operating Synergies(1)	$1	$53	$137	$150	$150
Free Cash Flow Effect of Synergies	$(44)	$46	$109	$115	$115
EBIT Effect of Dis-synergies	$(8)	$(23)	$(28)	$(30)	$(33)
Free Cash Flow Effect of Dis-synergies	$(7)	$(20)	$(23)	$(25)	$(27)

(1)	Includes the effect of projected cost synergies.

See “Risk Factors — Rocky Holding may never realize the anticipated benefits from the mergers.” beginning on page 34 of this joint proxy statement/prospectus for further information regarding the uncertainties associated with realizing synergies in connection with the mergers.

Opinion of Financial Advisor to TriQuint

Goldman Sachs rendered its opinion to the TriQuint board that, as of February 22, 2014, based upon and subject to the factors and assumptions set forth therein and taking into account the RFMD merger, the TriQuint Exchange Ratio pursuant to the merger agreement was fair from a financial point of view to the holders (other than RFMD and its affiliates) of shares of TriQuint common stock.

The full text of the written opinion of Goldman Sachs, dated February 22, 2014, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Goldman Sachs provided its opinion for the information and assistance of the TriQuint board in connection with its consideration of the merger agreement. The Goldman Sachs opinion is not a recommendation as to how any holder of TriQuint common stock should vote with respect to the merger agreement or any other matter.

In connection with rendering the opinion described above and performing its related analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	annual reports to stockholders and Annual Reports on Form 10-K of TriQuint for the five fiscal years ended December 31, 2013;

•	annual reports to shareholders and Annual Reports on Form 10-K of RFMD for the five fiscal years ended March 30, 2013;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of TriQuint and RFMD;

•	certain other communications from TriQuint and RFMD to their respective stockholders;

•	certain publicly available research analyst reports for TriQuint and RFMD;

•	certain internal financial analyses and forecasts for RFMD prepared by its management; and

•	certain internal financial analyses and forecasts for TriQuint and certain financial analyses and forecasts for RFMD, in each case as prepared by the management of TriQuint and approved for Goldman Sachs’ use by TriQuint (the “Forecasts”), and certain cost savings and operating synergies projected by the management of TriQuint to result from the transaction contemplated by the merger agreement (for purposes of this section, the “Transaction”), as approved for Goldman Sachs’ use by TriQuint (the “Synergies”).

Goldman Sachs also held discussions with members of the senior managements of TriQuint and RFMD regarding their assessment of the strategic rationale for, and the potential benefits of, the Transaction and the past and current business operations, financial condition and future prospects of TriQuint and RFMD; reviewed the reported price and trading activity for shares of TriQuint common stock and shares of RFMD common stock; compared certain financial and stock market information for TriQuint and RFMD with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the semiconductor industry and in other industries; and performed such other studies and analyses, and considered such other factors, as Goldman Sachs deemed appropriate.

For purposes of rendering the opinion described above, Goldman Sachs, with TriQuint’s consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, Goldman Sachs, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with TriQuint’s consent that the Forecasts and the Synergies had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of TriQuint. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of TriQuint, RFMD or Rocky Holding or any of their respective subsidiaries and it was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the completion of the Transaction will be obtained without any adverse effect on TriQuint, RFMD or Rocky Holding or on the expected benefits of the Transaction in any way meaningful to its analysis. Goldman Sachs has also assumed that the Transaction will be completed on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

Goldman Sachs’ opinion does not address the underlying business decision of TriQuint to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to TriQuint; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addresses only the fairness from a financial point of view to the holders (other than RFMD and its affiliates) of shares of TriQuint common stock, as of the date thereof and taking into account the RFMD merger, of the TriQuint Exchange Ratio pursuant to the merger agreement. Goldman Sachs’ opinion does not express any view on, and does not address, any other term or aspect of the merger agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the Transaction, including, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of TriQuint; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of TriQuint or RFMD, or class of such persons, in connection with the Transaction, whether relative to the TriQuint Exchange Ratio pursuant to the merger agreement or otherwise. Goldman Sachs is not expressing any opinion as to the prices at which shares of Rocky Holding common stock will trade at any time or as to the impact of the Transaction on the solvency or viability of TriQuint, RFMD or Rocky Holding or the ability of TriQuint, RFMD or Rocky Holding to pay their respective obligations when they come due. Goldman Sachs’ opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date of its opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date of its opinion. Goldman Sachs’ opinion was approved by a fairness committee of Goldman, Sachs & Co.

The following is a summary of the material financial analyses delivered by Goldman Sachs to the TriQuint board in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before February 21, 2014, the last trading day before the public announcement of the merger agreement, and is not necessarily indicative of current market conditions.

Historical Exchange Ratio Analysis

Goldman Sachs reviewed the reported prices for TriQuint common stock and RFMD common stock over the three year period ended February 21, 2014. Goldman Sachs noted that based on the closing price of TriQuint common stock of $9.23 per share on February 21, 2014, and the closing price of RFMD common stock of $5.81 per share, the TriQuint Exchange Ratio of 1.6749 pursuant to the merger agreement (prior to the 1:4 share split contemplated in the transaction) represented a premium of 5.4% to the implied at market exchange ratio of 1.589 shares of RFMD common stock to a share of TriQuint common stock. Goldman Sachs calculated historical average exchange ratios over various periods by first dividing the closing price per share of TriQuint common stock on each trading day during the period by the closing price per share of RFMD common stock on the same trading day, and subsequently taking the average of these daily historical exchange ratios over such periods, which is referred to as the average exchange ratio for such period. Goldman Sachs then calculated the premiums implied by the TriQuint Exchange Ratio to the historical average exchange ratios over various periods. Additionally, Goldman Sachs compared the 50.0% TriQuint stockholders’ ownership in the combined company implied by the TriQuint Exchange Ratio to the ownership implied by the historical average exchange ratios over such periods. This analysis was undertaken to assist the TriQuint board in understanding how the TriQuint Exchange Ratio compared to the at-market exchange ratio and historical average exchange ratios and how TriQuint’s stockholders’ ownership in the combined company implied by the TriQuint Exchange Ratio compared to the ownership implied by the at-market exchange ratio and historical average exchange ratios. The following table presents the results of this analysis:

Historical Date or Period	Exchange Ratio Pre-1:4 Share Split	Premium of TriQuint Exchange Ratio To Historical Average Exchange Ratio	Implied TriQuint Stockholder Ownership

TriQuint Exchange Ratio	1.675x		50.0%

February 21, 2014	1.589x	5.4%	48.6%

30 calendar days ended February 21, 2014	1.620x	3.4%	49.3%

60 calendar days ended February 21, 2014	1.654x	1.3%	49.2%

90 calendar days ended February 21, 2014	1.621x	3.4%	48.4%

Six-month period ended February 21, 2014	1.538x	8.9%	47.1%

One-year period ended February 21, 2014	1.365x	22.7%	43.8%

Three-year period ended February 21, 2014	1.343x	24.7%	43.9%

As noted above, the TriQuint Exchange Ratio implied TriQuint’s stockholders’ ownership of 50.0% in the combined company.

Selected Companies Analysis

Goldman Sachs reviewed and compared certain financial information, ratios and public market multiples for TriQuint and RFMD to corresponding financial information, ratios and public market multiples for the following publicly traded corporations in the semiconductor industry:

Mobile Peers

•	TriQuint

•	RFMD

•	Avago Technologies

•	muRata Manufacturing Co., Ltd.

•	Peregrine Semiconductor Corporation

•	RDA Microelectronics, Inc.

•	Skyworks Solutions

IDP Peers

•	Avago Technologies

•	Hittite Microwave Corporation

•	M/A-COM Technology Solutions

•	Microsemi Corporation

This analysis was undertaken in order to assist Goldman Sachs and the TriQuint board of directors in understanding how the various companies within the semiconductor industry were then currently trading with respect to certain commonly used financial metrics and in understanding if the shares of TriQuint and RFMD were trading at a relative premium or discount to such companies. Although none of the selected companies is directly comparable to RFMD or TriQuint, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of RFMD and TriQuint.

Goldman Sachs also calculated and compared various financial multiples and ratios based on information it obtained from publicly available historical data and Institutional Brokers’ Estimate System, or “IBES,” estimates. The multiples and ratios were calculated using the applicable closing market prices as of February 21, 2014. The multiples and ratios of TriQuint and RFMD were based on IBES estimates. The multiples and ratios for each of the selected companies were based on IBES estimates. With respect to the selected companies and TriQuint and RFMD, Goldman Sachs calculated:

•	enterprise value as a multiple of projected 2014 revenue, and

•	enterprise value as a multiple of projected 2014 EBITDA.

The following table presents the results of this analysis:

Enterprise value as a multiple of:	Mobile Peers		IDP Peers
	Range	Median	Range	Median	TriQuint	RFMD
CY2014E Revenue	0.9x-4.8x	1.6x	2.2x-4.8x	3.4x	1.6x	1.3x
CY2014E EBITDA	6.8x-12.7x	8.4x	9.0x-12.7x	10.2x	8.1x	6.8x

Goldman Sachs calculated the selected companies’ estimated calendar year 2014 price/earnings ratio using the applicable closing market prices as of February 21, 2014, and compared them to the same ratios for RFMD and TriQuint based on IBES estimates. In addition, Goldman Sachs calculated the selected companies’ estimated calendar year 2014 cash adjusted price/earnings ratio, which is calculated by dividing fully diluted market capitalization excluding cash by earnings excluding interest on cash (assuming 0.5% interest earned on cash). The following table presents the results of these analyses:

	Mobile Peers		IDP Peers		TriQuint	RFMD
	Range	Median	Range	Median
CY2014E P/E Ratio	10.3x-20.0x	14.8x	9.9x-24.7x	15.0x	18.8x	10.6x
CY2014E Cash Adjusted P/E Ratio	8.5x-16.7x	13.7x	9.0x-18.4x	14.0x	18.0x	9.3x

Goldman Sachs also considered calendar year 2014 to calendar year 2015 revenue growth, EBIT growth, EBITDA growth, and EPS growth and calendar year 2014 gross margin, EBIT margin, and gross margin based on IBES estimates for the selected companies and IBES estimates and the Forecasts for TriQuint and RFMD.

	Mobile Peers		IDP Peers		TriQuint		RFMD
	Range	Median	Range	Median	IBES	Mgmt	IBES	Mgmt
CY2014-15 Revenue Growth	4.9% - 24.0%	9.6%	6.9% - 10.9%	9.7%	9.6%	11.9%	7.7%	14.0%
CY2014-15 EBIT Growth	11.7% - 39.4%	20.7%	13.1% -19.2%	16.1%	31.0%	85.8%	26.6%	35.3%
CY2014-15 EBITDA Growth	8.3% -50.9%	14.6%	10.9% -32.5%	16.9%	22.6%	39.9%	17.4%	27.3%
CY2014-15 EPS Growth	10.0% -54.1%	17.9%	13.0% -26.1%	16.1%	24.5%	78.2%	22.1%	30.9%
CY2014E Gross Margin	33.2% -50.7%	38.9%	50.7% -69.3%	53.4%	37.9%	38.2%	39.6%	41.1%
CY2014E EBIT Margin	(12.5%) - 30.8%	15.2%	20.7% -37.9%	26.8%	8.9%	9.9%	15.2%	16.7%
CY2014E EBITDA Margin	(5.1%) - 38.0%	20.3%	23.1% - 40.9%	32.3%	20.3%	21.1%	19.0%	21.0%

Illustrative Financial Contribution Analysis

Goldman Sachs first analyzed the Transaction, which implied that TriQuint’s stockholders would own 50.0% of the outstanding equity of the combined company. Goldman Sachs then compared this to the implied equity contribution based on specific historical and estimated future financial metrics, namely revenue, EBITDA, EBIT, and net income for TriQuint and RFMD before taking into account any of the possible net financial benefits or detriments, such as the Synergies (which term, when referenced in this summary, includes synergies and dis-synergies except where otherwise indicated), that may be realized following completion of the merger, for actual 2013 and estimated years 2014 through 2016, based on the Forecasts. This analysis was undertaken to assist the TriQuint board in understanding how TriQuint stockholders’ ownership of 50.0% in the combined company implied by the Transaction compared with the implied equity contribution for TriQuint based on specific historical and estimated future financial metrics including revenue, EBITDA, EBIT, and net income for TriQuint and RFMD.

To calculate the implied equity contribution for TriQuint and RFMD, Goldman Sachs first calculated a weighted average valuation multiple for each respective financial metric in each applicable year and then applied the weighted average valuation multiple to each company’s respective financial metric in such year to obtain, for each of TriQuint and RFMD, an implied standalone enterprise value, for revenue, EBITDA and EBIT-based multiples, and an implied standalone equity market capitalization for net income-based multiples. Goldman Sachs then adjusted each implied standalone enterprise value by each company’s respective net debt position to arrive at each company’s implied standalone equity market capitalization, which it then used to calculate the implied equity contribution based on each particular operating metric in a given year. This analysis resulted in the following illustrative ranges of the implied equity contribution of TriQuint and RFMD, respectively, to the combined entity, in each case for each particular financial metric and for calendar years 2013 through 2016:

	TriQuint Implied Equity Contribution	RFMD Implied Equity Contribution

Revenue	42.5% - 44.0%	56.0% - 57.5%

EBITDA	40.2% -45.9%	54.1% -59.8%

EBIT	14.4% -40.7%	59.3% -85.6%

Net Income	11.1% -43.7%	56.3% -88.9%

As noted above, in the Transaction, the TriQuint Exchange Ratio implied TriQuint’s stockholders’ ownership of 50.0% in the combined company.

Illustrative Discounted Cash Flow Analysis

Goldman Sachs performed an illustrative discounted cash flow analysis on the Synergies and on Rocky Holding and TriQuint, to calculate the uplift per share of TriQuint common stock in the Transaction, defined as the illustrative value indication for that number of shares of Rocky Holding common stock equal to the TriQuint Exchange Ratio taking into account the Synergies less the illustrative per share value indication for TriQuint standalone and on each of each of TriQuint and RFMD. These analyses were undertaken to assist the TriQuint Board in understanding (i) how the implied present values per share of TriQuint, on a standalone basis, compared to implied present values per share of Rocky Holding to be held by stockholders of TriQuint following consummation of the Transaction and (ii) how TriQuint stockholders’ ownership of 50.0% in the combined company, implied by the TriQuint Exchange Ratio, compared to TriQuint stockholders’ ownership implied by the equity contribution for TriQuint based on the discounted cash flow analysis for TriQuint and RFMD. These analyses were based on the Forecasts, the Synergies and assumed a December 31, 2013 base date.

Synergies

Goldman Sachs calculated indications of net present value of free cash flows for the Synergies for calendar years 2014 through 2018 and illustrative terminal values based on perpetuity growth rates ranging from 0.0% to 4.0%, using illustrative discount rates ranging from 13.6% to 15.6%. This analysis resulted in illustrative value indications of the Synergies per share of TriQuint common stock of $1.22 to $1.95.

Value Uplift

Goldman Sachs also performed an illustrative discounted cash flow analysis for Rocky Holding to calculate indications of the implied value to be received by holders of TriQuint common stock taking into account the Synergies and subtracted from such implied value the implied value per share of TriQuint common stock (based on an illustrative discounted cash flow analysis for TriQuint) to calculate uplift per share of TriQuint common stock in the Transaction. Goldman Sachs calculated indications of net present value of free cash flows, including the Synergies, for Rocky Holding and for TriQuint standalone, in each case for calendar years 2014 through 2018 using illustrative discount rates ranging from 13.6% to 15.6%, reflecting estimates of the weighted average cost of capital of each of Rocky Holding and TriQuint. Goldman Sachs calculated implied prices per share of Rocky Holding common stock and for TriQuint common stock using illustrative terminal values based on perpetuity growth rates ranging from 2.0% to 4.0%. These terminal values were then discounted to calculate implied indications of present value using illustrative discount rates ranging from 13.6% to 15.6%. This analysis resulted in a range of implied present values of the uplift per share of TriQuint common stock of $1.68 to $2.61.

DCF-Based Relative Equity Contribution

Goldman Sachs calculated indications of relative equity contribution to the pro forma combined company, excluding the Synergies, using the discounted cash flow analysis described above, at illustrative perpetuity growth rates ranging from 2.0% to 4.0% and weighted average cost of capital ranging from 13.6% to 15.6%. This analysis resulted in illustrative DCF-based relative equity contribution for TriQuint of 48.6% to 48.9%. As noted above, the TriQuint Exchange Ratio implied TriQuint’s stockholders’ ownership of 50.0% in the combined company.

Illustrative Pro Forma Accretion / Dilution Analysis

Goldman Sachs performed illustrative pro forma analyses of the potential financial impact of the Transaction using earnings estimates for TriQuint and RFMD set forth in the Forecasts. For each of the estimated years 2015 through 2017 Goldman Sachs compared the projected earnings per share of RFMD common stock, on a standalone basis, to the projected earnings per share of Rocky Holding common stock (based on RFMD being the acquiring entity for accounting purposes in the Transaction), in each case taking into account a range of potential Synergies (including 50%, 100%, and 150% of potential synergies and 0%, 50% and 100% of potential dis-synergies) realized. In each of the above scenarios, the market price for RFMD common stock was as of February 21, 2014. This analysis was undertaken to assist the TriQuint board in understanding whether the proposed Transaction would be dilutive or accretive to TriQuint stockholders on an earnings per share basis.

Based on such analyses, the proposed Transaction would be (a) dilutive in 2015 to Rocky Holding’s stockholders on an earnings per share basis except in the scenario in which no potential dis-synergies and the maximum potential synergies are realized, (b) accretive in 2016 to Rocky Holding’s stockholders on an earnings per share basis except in the scenarios in which the minimum potential Synergies are realized and (c) accretive in 2017 to Rocky Holding’s stockholders on an earnings per share basis except in the scenario in which the minimum potential Synergies are realized and the maximum potential dis-synergies are realized.

Illustrative Present Value of Future Stock Price Analysis

Goldman Sachs performed an illustrative analysis of the implied uplift per share of TriQuint common stock in the Transaction, defined as the implied present value of the future price for that number of shares of Rocky Holding equal to the TriQuint Exchange Ratio on a pro forma basis less the present value of the future price per share of TriQuint common stock, on a standalone basis. This analysis was designed to provide an indication of the present value of a theoretical future value of a company’s equity as a function of such company’s estimated future earnings and its assumed price to future earnings per share multiple. For this analysis, Goldman Sachs used the Forecasts for TriQuint, RFMD, and the Synergies for each of the fiscal years 2015 through 2017. Goldman Sachs applied a forward price to earnings per share multiple range of 10.0x to 14.0x to estimated earnings per share of TriQuint common stock and to estimated earnings per share for Rocky Holding common stock including the Synergies. In each case, Goldman Sachs then discounted 2015, 2016 and 2017 values back to December 31, 2013 using an illustrative range of discount rates of 14.6% to 16.3%, reflecting estimates of each of TriQuint’s and Rocky Holding’s cost of equity. Based on this analysis, Goldman Sachs calculated an implied per share value uplift in the range of $2.13 to $3.03 for 2015, $3.48 to $5.03 for 2016, and $3.11 to $4.55 for 2017.

General

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to TriQuint, RFMD or Rocky Holding or the Transaction.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to the TriQuint board that, based upon and subject to the factors and assumptions set forth therein, as of February 21, 2014 and taking into account the RFMD merger, the TriQuint Exchange Ratio pursuant to the merger agreement was fair from a financial point of view to holders (other than RFMD and its affiliates) of shares of TriQuint common stock. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of TriQuint, RFMD, Rocky Holding, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The TriQuint Exchange Ratio was determined through arm’s-length negotiations between TriQuint and RFMD and was approved by the TriQuint board. Goldman Sachs provided advice to TriQuint during these negotiations. Goldman Sachs did not, however, recommend any specific exchange ratio to TriQuint or the TriQuint board or that any specific exchange ratio constituted the only appropriate exchange ratio for the Transaction.

As described above, Goldman Sachs’ opinion to the TriQuint board was one of many factors taken into consideration by the TriQuint board in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B to this joint proxy statement/prospectus.

Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities in which they invest or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of TriQuint, RFMD, Rocky Holding, and any of their respective affiliates and third parties, or any currency or commodity that may be involved in the Transaction for the accounts of Goldman Sachs and its affiliates and employees and their customers. Goldman Sachs acted as financial advisor to TriQuint in connection with, and has participated in certain of the negotiations leading to the Transaction. During the two year period ended February 22, 2014, Goldman Sachs has not been engaged by TriQuint, RFMD, Rocky Holding or their respective affiliates to provide financial advisory or underwriting services for which the Investment Banking Division of Goldman Sachs has received compensation. Goldman Sachs may also in the future provide investment banking services to TriQuint, RFMD, Rocky Holding and their respective affiliates for which the Investment Banking Division of Goldman Sachs may receive compensation.

The TriQuint board selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Transaction. Pursuant to a letter agreement dated December 3, 2013, TriQuint engaged Goldman Sachs to act as its financial advisor in connection with the contemplated merger agreement. Pursuant to the terms of the engagement letter, TriQuint has agreed to pay Goldman Sachs a transaction fee of approximately $23 million plus an additional amount in TriQuint’s sole discretion of up to approximately $3 million, all of which is payable upon completion of the mergers. In addition, TriQuint has agreed to reimburse Goldman Sachs for certain of its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Recommendation of the RFMD Board; RFMD’s Reasons for the Mergers

At its meeting held on February 22, 2014, the RFMD board unanimously (a) adopted the merger agreement and approved the completion of the RFMD merger upon the terms and subject to the conditions set forth in the merger agreement, (b) determined that the terms of the merger agreement, the RFMD merger and the other transactions contemplated by the merger agreement are fair to, and in the best interests of, RFMD and its shareholders, (c) directed that the merger agreement be submitted to RFMD shareholders for approval at the RFMD special meeting, (d) recommended that RFMD’s shareholders approve the merger agreement and (e) declared that the merger agreement is advisable.

ACCORDINGLY, THE RFMD BOARD UNANIMOUSLY RECOMMENDS THAT RFMD SHAREHOLDERS VOTE “FOR” THE PROPOSAL TO APPROVE THE MERGER AGREEMENT, “FOR” THE PROPOSAL TO APPROVE THE ADJOURNMENT OF THE RFMD SPECIAL MEETING (IF NECESSARY OR APPROPRIATE TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES TO APPROVE THE MERGER AGREEMENT) AND “FOR” THE PROPOSAL TO APPROVE, BY NON-BINDING ADVISORY VOTE, THE COMPENSATION ARRANGEMENTS FOR RFMD’S NAMED EXECUTIVE OFFICERS IN CONNECTION WITH THE MERGERS CONTEMPLATED BY THE MERGER AGREEMENT.

The RFMD board considered the following factors in reaching its conclusion that the business combination with TriQuint is advisable, fair to and in the best interests of RFMD and its shareholders and to recommend that the RFMD shareholders approve the merger agreement, all of which it viewed as generally supporting its decision to approve the business combination with TriQuint:

•	the assessment of the RFMD board and RFMD’s senior management that the combination of RFMD and TriQuint would create an expanded radio frequency solutions product portfolio and would provide the combined company with increased scale efficiencies and integration capabilities across both the mobile and infrastructure and defense segments; the parties’ complementary product lines also have the potential to expand sales and profitability and create shareholder value greater than the two companies could achieve independently, by, among other things, leveraging the combined companies’ world class global manufacturing assets, intellectual property, design expertise and customer relationships, offering a more complete product portfolio across the entire radio frequency front end to an increasingly competitive mobile products industry and consolidating a customer base, expanding the scale of the high value infrastructure and defense business and combining the complementary innovation, technological and operational capacities of the two companies;

•	the assessment of the RFMD board and RFMD’s senior management that the business combination with TriQuint would create meaningful opportunities for substantial cost savings synergies that are expected to be at least $150 million by the end of the second year following the closing, and the belief that the combined company’s senior management team will achieve cost synergies of at least $150 million;

•	the strategic importance of having a stable, low-cost source of supply for SAW, TC-SAW and BAW filters, which RFMD currently sources from third parties and which are increasingly important to enable delivery of complex, highly integrated, low-cost solutions to the smartphone market, and the fact that a business combination with TriQuint would provide access to TriQuint’s industry-leading SAW, TC-SAW and BAW filter products and technology and address this critical supply issue for RFMD;

•	the opportunity to diversify overall revenue through an expanded presence in the high value infrastructure and defense market;

•	the potential opportunity for the two companies to combine their technological resources and research and development capabilities to develop new, more highly integrated products with industry-leading performance;

•	the fact that Robert Bruggeworth, RFMD’s President and Chief Executive Officer, would serve as Chief Executive Officer of the combined company;

•	the fact that the combined company would be led by a combination of the most experienced senior management from both RFMD and TriQuint, including significant participation from RFMD management, which is expected to provide continuity to support the integration of the two companies and the realization of potential synergies and facilitate future growth opportunities;

•	the fact that the combined company would have an experienced board of directors comprised of five representatives from each company, which would include a majority of non-employee directors with RFMD’s current Chairman of the Board serving as Lead Outside Director, and which would contribute to continuity of management oversight and an understanding of best practices at both companies that would facilitate successful integration of the two companies;

•	the importance of scale in the increasingly competitive radio frequency industry in which RFMD and TriQuint operate, the increasing trend for a smaller number of key customers to source a larger portion of their radio frequency needs from select suppliers, and the potential for the business combination to improve the combined company’s ability to compete effectively in those environments;

•	historical and current information about each of the companies and their business prospects, financial performance and condition, technology, management and competitive positions, before and after giving effect to the mergers and the potential effect of the business combination on shareholder value, including public reports filed with the SEC, analyst estimates, market data and management knowledge of the radio frequency;

•	the expectation that the mergers would be accretive to non-GAAP earnings per share in the first full fiscal year following the closing;

•	the potential that the value of Rocky Holding common stock would increase after the completion of the mergers and that RFMD shareholders would share in any increase in that value;

•	the opinion of BofA Merrill Lynch, dated February 22, 2014, to RFMD’s board of directors as to, taking into account the RFMD merger and the TriQuint merger, the fairness, from a financial point of view and as of the date of the opinion, of the RFMD Exchange Ratio provided for in the merger agreement to the holders of RFMD common stock (excluding RFMD, TriQuint and their respective affiliates) as more fully described below in the section entitled “— Opinion of Financial Advisor to RFMD”;

•	the results of the business, operational, financial, accounting and legal due diligence investigations of TriQuint’s businesses and operations by RFMD’s management, legal advisors and financial advisors;

•	the terms and conditions of the merger agreement, including the following related factors:

•	the determination that it is appropriate that the exchange ratios for both RFMD common stock and TriQuint common stock are fixed and not subject to adjustment to reflect the strategic purpose of the business combination as a “merger of equals” and consistent with market practice for transactions of this type and that a fixed exchange ratio fairly captures the respective ownership interests of the RFMD shareholders and TriQuint stockholders in the combined company based on valuations of RFMD and TriQuint at the time of the RFMD board’s approval of the merger agreement and mitigates fluctuations caused by near–term market volatility;

•	the reciprocal requirement that the merger agreement be submitted to a vote of the stockholders of TriQuint and the shareholders of RFMD unless terminated in accordance with its terms;

•	the fact that the merger agreement is not subject to termination solely as a result of any change in the trading price of either RFMD’s or TriQuint’s stock between signing of the merger agreement and completion of the mergers;

•	the nature of the conditions to the parties’ respective obligations to complete the mergers and the limited risk of non-satisfaction of such conditions;

•	the no-solicitation provisions governing TriQuint’s ability to engage in negotiations with, provide any confidential information or data to, and otherwise have discussions with, any person relating to an alternative acquisition proposal, and the right of RFMD to match any superior acquisition proposal; and

•	the limited ability of TriQuint to terminate the merger agreement and the fees payable to RFMD with respect to specified events of termination, namely the payment of a $66.7 million termination fee to RFMD in specified circumstances where the merger agreement is terminated (although the RFMD board understood that this limitation and similar fees would also apply to RFMD);

•	the likelihood that the mergers will be completed on a timely basis, including the likelihood that the mergers will receive all necessary regulatory approvals;

•	the likelihood of retaining key RFMD and TriQuint employees to help manage, within the combined entity, the businesses conducted by RFMD and TriQuint prior to the completion of the mergers; and

•	the expectation that the transaction will be treated as a tax-free reorganization for U.S. federal income tax purposes.

The RFMD board also considered a number of potentially negative factors in its consideration of the business combination, including the following:

•	the risks, challenges and costs inherent in combining the operations of two public companies and the substantial expenses to be incurred in connection with the mergers, including the possibility that delays or difficulties in completing the integration could adversely affect the combined company’s operating results and preclude the achievement of some benefits anticipated from the mergers;

•	the risks unique to a “merger of equals” transaction, including a governance structure for the combined company that includes an equal number of directors from each party, which will necessitate close cooperation between both companies in order to achieve the expected benefits of the business combination;

•	the possible volatility, at least in the short term, of the trading price of RFMD’s common stock resulting from the announcement of the transaction;

•	the possible loss of key management, technical or other personnel of either RFMD or TriQuint as a result of the management and other changes that will be implemented in integrating the businesses of the respective companies;

•	the risk of diverting the attention of management of each of the respective companies from other strategic priorities or operational matters to implement merger integration efforts;

•	the potential loss of business from one or more large customers or channel partners of either company as a result of any such customer’s or partner’s unwillingness to do business at the same levels with the combined company;

•	the possibility that the reactions of existing and potential competitors to the combination of the two businesses could adversely affect the competitive environment in which the companies operate;

•	the possibility of significant costs and delays resulting from seeking regulatory approvals necessary to complete the transactions contemplated by the merger agreement;

•	the risk that the mergers might not be completed in a timely manner or at all, including the fact that if the mergers are not completed, RFMD will have expended significant human and financial resources on a failed transaction;

•	the risk to RFMD’s business, sales, operations and financial results if the mergers are not completed;

•	the risk that the anticipated benefits of manufacturing integration, product integration and interoperability and cost savings will not be realized;

•	the potential incompatibility of the two companies’ business cultures;

•	the risks associated with litigation challenging the transaction; and

•	various other applicable risks associated with the combined company and the mergers, including the risks described in “Cautionary Note Concerning Forward-Looking Statements” beginning on page 58 and “Risk Factors” beginning on page 33.

In considering the recommendation of the RFMD board with respect to the proposal to approve the merger agreement, you should be aware that some of RFMD’s directors and executive officers may have interests in the merger that are different from, or in addition to, yours. The RFMD board was aware of and considered these interests, among other matters, in evaluating the merger agreement and the transactions contemplated by the merger agreement, and in recommending that the merger agreement be approved by RFMD shareholders. See “— Interests of Officers and Directors in the Mergers” beginning on page 116.

The foregoing information and factors considered by the RFMD board are not intended to be exhaustive, but are believed to include all of the material factors considered by the RFMD board. In view of the wide variety of factors considered in connection with its evaluation of the business combination and the complexity of these matters, the RFMD board did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, individual members of the RFMD board may have given different weight to different factors. The RFMD board conducted an overall analysis of the factors described above, including discussions with RFMD’s management and RFMD’s legal advisors and financial advisors.

The foregoing discussion also contains forward-looking statements with respect to future events that may have an effect on RFMD’s financial performance or the future financial performance of the combined company. See “Cautionary Note Concerning Forward-Looking Statements” beginning on page 58 and “Risk Factors” beginning on page 33.

Financial Projections Reviewed by the RFMD Board and RFMD’s Financial Advisor

Nature of Financial Projections Reviewed by the RFMD Board and RFMD’s Financial Advisor

Although RFMD has publicly issued limited short-term guidance concerning various aspects of its expected financial performance on a routine basis, RFMD does not make public disclosure of detailed forecasts or projections of its expected financial performance for extended periods because of, among other things, the inherent difficulty of accurately predicting future periods and the likelihood that the underlying assumptions and estimates may prove incorrect. In connection with its evaluation of the mergers, however, RFMD management prepared and provided to the RFMD board and BofA Merrill Lynch some non-public internal financial projections regarding RFMD’s anticipated future operations and estimated synergies arising in connection with the mergers. In addition, RFMD management prepared and provided to BofA Merrill Lynch and the RFMD board certain non-public internal financial projections for TriQuint that were derived from forecasts for TriQuint that TriQuint prepared and provided to RFMD management in connection with RFMD’s evaluation of the mergers, as adjusted by RFMD management. A summary of these financial projections and estimated synergies is included below to provide RFMD shareholders and TriQuint stockholders access to specific non-public information that was considered by the RFMD board for purposes of evaluating the mergers and provided to BofA Merrill Lynch.

The financial projections and estimated synergies summarized below were not prepared for purposes of public disclosure, nor were they prepared on a basis designed to comply with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of projections, or U.S. GAAP. RFMD’s independent auditor, which is listed as an expert below in “Experts,” did not compile, examine or perform any procedures with respect to the projections or estimated synergies summarized below, and has not expressed any opinion or any other form of assurance on this information or its achievability, and assumes no responsibility for, and disclaims any association with, these projections and estimated synergies. The independent auditor’s reports included or incorporated by reference in this joint proxy statement/prospectus relate to historical financial statements. They do not extend to any prospective financial information and should not be seen to do so.

Although presented with numerical specificity, the projections and estimated synergies were prepared in the context of numerous variables, estimates and assumptions that are inherently uncertain and may be beyond the control of RFMD, and which may prove not to have been, or to no longer be, accurate. The projections and the estimated synergies are subject to many risks and uncertainties. Important factors that may affect actual results and cause actual results to differ materially from these projections and synergies include risks and uncertainties relating to RFMD’s and TriQuint’s businesses (including their ability to achieve strategic goals, objectives and targets over the applicable periods), industry performance, the regulatory environment, general business and economic conditions, market and financial conditions, various risks set forth in RFMD’s reports filed with the SEC, and other factors described or referenced under “Cautionary Note Concerning Forward-Looking Statements” beginning on page 58 of this joint proxy statement/prospectus. The projections and estimated synergies also reflect assumptions that are subject to change and are susceptible to multiple interpretations and periodic revisions based on actual results, revised prospects for RFMD’s and TriQuint’s businesses, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the projections and estimated synergies were prepared. In addition, other than with respect to the estimated synergies discussed below, the projections do not take into account any of the transactions contemplated by the merger agreement, including the mergers and associated expenses, or RFMD’s and TriQuint’s compliance with their respective covenants under the merger agreement. Moreover, the projections and estimated synergies do not take into account any circumstances, transactions or events occurring after the date the projections and estimated synergies were prepared. Accordingly, actual results will likely differ, and may differ materially, from those contained in the projections and estimated synergies. We do not assure you that these projections and estimated synergies will be realized or that future financial results of the Company, RFMD or TriQuint will not materially vary from these projections and estimated synergies.

The inclusion of a summary of the projections and estimated synergies in this joint proxy statement/prospectus should not be regarded as an indication that any of RFMD, TriQuint or their respective affiliates, officers, directors, financial advisors or other representatives consider the projections or estimated synergies to be necessarily predictive of actual future events, and neither the projections nor the estimated synergies should be relied upon as such. None of RFMD, TriQuint or their respective affiliates, officers, directors, financial advisors or other representatives gives any shareholder of RFMD, stockholder of TriQuint or other person any assurance that actual results will not differ materially from the projections and estimated synergies, and, except as otherwise required by law, none of them undertakes any obligation to update or otherwise revise or reconcile the projections or estimated synergies to reflect circumstances existing after the date the projections and estimated synergies were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions and estimates underlying the projections or estimated synergies are shown to be in error.

No one has made or makes any representation to any shareholder or anyone else regarding, nor assumes any responsibility for the validity, reasonableness, accuracy or completeness of, the information included in the projections and estimated synergies set forth below. Readers of this joint proxy statement/prospectus are cautioned not to rely on the projections and estimated synergies. RFMD has not updated and, except as otherwise required by law, does not intend to update or otherwise revise the projections or estimated synergies, even in the short term, to reflect circumstances existing after the date when made or to reflect the occurrence of future events, including the mergers. Moreover, the projections and estimated synergies do not take into account the effect of any failure of the mergers to occur and should not be viewed as accurate or continuing in that context.

A summary of these financial projections and estimated synergies is included solely to give RFMD shareholders and TriQuint stockholders access to the information that was made available to the RFMD board and BofA Merrill Lynch, as described below, and is not included in this document in order to influence your decision whether to vote for or against the proposal to adopt the merger agreement. The inclusion of this information should not be regarded as an indication that the RFMD board, its advisors or any other person considered, or now considers, this information to be material or to be a reliable prediction of actual future results. RFMD management’s internal financial projections upon which the RFMD Projections (as defined below) and the RFMD-Prepared TriQuint Projections (as defined below) were based, as well as the estimated synergies that may result from the mergers, are subjective in many respects. We do not assure you that these projections or estimated synergies will be realized or that actual results will not be significantly higher or lower than forecasted. The projections included below cover multiple years, and this information by its nature becomes subject to greater uncertainty with each successive year. The financial projections and summary information should be evaluated, if at all, in conjunction with the historical financial statements and other information contained in RFMD’s and TriQuint’s respective public filings with the SEC.

Summary of Financial Projections Reviewed by the RFMD Board and RFMD’s Financial Advisor

As part of its evaluation of the mergers, RFMD’s management prepared the unaudited financial projections regarding RFMD’s future operations for calendar years ending December 31, 2014 through 2017 that are summarized below (which projections are referred to in this document as the “RFMD Projections”). The RFMD Projections were derived from RFMD’s internal fiscal year projections and were converted to a calendar year format to facilitate comparative financial analysis of TriQuint, which has a December 31 fiscal year. In addition, TriQuint’s management provided various unaudited financial projections to RFMD’s management (which are summarized under “The Mergers — Financial Projections Reviewed by the TriQuint Board and TriQuint’s Financial Advisor” beginning on page 88 of this joint proxy statement/prospectus and referred to in this section as the “TriQuint-Prepared TriQuint Projections”). As part of its evaluation of the mergers, RFMD’s management prepared its own financial projections, based on the TriQuint-Prepared TriQuint Projections, regarding TriQuint’s future operations for the years ending December 31, 2014 through 2018 (which projections are referred to in this section as the “RFMD-Prepared TriQuint Projections”). The RFMD-Prepared TriQuint Projections reflect a 9% projected annual revenue growth rate for TriQuint for 2016-2018, which was a reduction from the 12% rate contained in the TriQuint-Prepared TriQuint Projections and was made to conform TriQuint’s revenue growth rate with the rate RFMD used in the RFMD Projections. In addition, TriQuint’s gross margin as a percent of sales assumption was used while operating expenses were reduced to maintain TriQuint’s operating margin assumptions for 2016-2018 after giving effect to the adjustments to forecasted revenue. Both the RFMD Projections and the RFMD-Prepared TriQuint Projections, which are referred to as the “RFMD Forecasts” and the “TriQuint Forecasts,” respectively, under “The Mergers — Opinion of Financial Advisor to RFMD” beginning on page 108 of this document, were provided to the RFMD board for use in its evaluation of the mergers and provided to BofA Merrill Lynch.

The following tables present a summary of the RFMD Projections and the RFMD-Prepared TriQuint Projections:

Summary of the RFMD Projections(1)

	Projected Year Ending December 31,
	2014	2015	2016	2017
	(in millions of U.S. dollars, except per share data)
Revenue	$1,188.0	$1,351.7	$1,463.9	$1,595.9
Gross Profit	$487.9	$565.4	$623.7	$700.0
Operating Expenses	$289.6	$298.0	$312.7	$328.3
Operating Income	$198.3	$267.4	$311.0	$371.7
Net Income	$173.8	$218.3	$248.8	$297.4
EPS	$0.60	$0.75	$0.86	$1.03
Depreciation	$51.1	$48.4	$56.5	$67.9
EBITDA(2)	$249.4	$315.8	$367.5	$439.6
Annual Revenue Growth	1.3%	13.8%	8.3%	9.0%
Gross Margin	41.1%	41.8%	42.6%	43.9%
Operating Margin	16.7%	19.8%	21.2%	23.3%
EBITDA Margin	21.0%	23.4%	25.1%	27.5%

(1)	All of the projections are presented on a non-GAAP basis. RFMD’s non-GAAP adjusted projections exclude the effects of the following, where applicable: share-based compensation charges; amortization of intangibles; acquisition-related costs; intellectual property rights (IPR) litigation costs; start-up costs; restructuring and disposal costs; income from equity investment; non-cash interest expense on convertible subordinated notes; and tax adjustments. These non-GAAP measures are not in accordance with GAAP and may differ from non-GAAP methods of accounting and reporting used by other companies.
(2)	“EBITDA” is defined as estimated earnings before interest, taxes, depreciation and amortization expense excluding the pre-tax non-GAAP adjustments described in Note 1 above.

Summary of the RFMD-Prepared TriQuint Projections(1)

	Projected Year Ending December 31,
	2014	2015	2016	2017	2018
	(in millions of U.S. dollars, except per share data)
Revenue	$929.3	$1,040.4	$1,134.0	$1,236.0	$1,347.3
Gross Profit	$355.3	$430.6	$472.8	$519.1	$565.9
Operating Expenses	$263.2	$259.6	$264.4	$259.6	$256.0
Operating Income	$92.1	$171.1	$208.4	$259.6	$309.9
Net Income	$86.3	$160.0	$185.2	$220.6	$263.4
EPS	$0.50	$0.90	$1.01	$1.17	$1.35
Depreciation	$104.0	$103.2	$99.8	$98.9	$94.3
EBITDA	$196.1	$274.3	$308.2	$358.5	$404.2
Annual Revenue Growth	4.1%	11.9%	9.0%	9.0%	9.0%
Gross Margin	38.2%	41.4%	41.7%	42.0%	42.0%
Operating Margin	9.9%	16.4%	18.4%	21.0%	23.0%
EBITDA Margin	21.1%	26.4%	27.2%	29.0%	30.0%

(1)	All of the projections are presented on a non-GAAP basis. TriQuint’s adjusted projections exclude charges for the following, where applicable: stock-based compensation charges; non-cash tax (benefit) expenses; certain charges associated with acquisitions; restructuring and impairment charges; and other specifically identified non-routine transactions.

In addition to the RFMD Projections and the RFMD-Prepared TriQuint Projections, RFMD’s management also prepared projections of the unlevered free cash flow for each of RFMD and TriQuint and provided these projections to the RFMD board and to BofA Merrill Lynch for purposes of its financial analyses. The following table represents a summary of these projections:

Unlevered Free Cash Flow(1)

	Projected Year Ending December 31,
	2014(2)	2015	2016	2017	2018
	(in millions of U.S. dollars)
RFMD	$72.1	$204.8	$186.0	$248.6	$278.9

	Projected Year Ending December 31,
	2014(2)	2015	2016	2017	2018
	(in millions of U.S. dollars)
TriQuint	$139.2	$133.3	$177.4	$202.0	$237.9

(1)	Unlevered Free Cash Flow is defined as non-GAAP operating income minus taxes, capital expenditures, tax-affected stock based compensation, and changes in working capital, plus depreciation and amortization (other than amortization of intangibles).
(2)	Represents the last three quarters and not full fiscal year.

RFMD’s management also prepared estimates of cost savings synergies that Rocky Holding would realize in each of the first two years following completion of the mergers and provided these estimates to the RFMD board and to BofA Merrill Lynch for purposes of its financial analyses. These estimates are referred to as the “Cost Savings” under “The Mergers — Opinion of Financial Advisor to RFMD” beginning on page 108 of this joint proxy statement/prospectus and are summarized in the following table. Based on these synergies, RFMD’s management estimated that Rocky Holding would realize approximately $150.3 million in cost savings, with approximately $87.7 million annualized run-rate cost synergies by the end of Rocky Holding’s first full year after closing.

Potential Annual Cost Savings

(in millions of U.S. Dollars)

	Operating Expenses	COGS(1)	Total
Manufacturing Work Centers(2)	$6.8	$45.0	$51.8
Material Procurement	$—	$25.0	$25.0
Support Group Consolidation(3)	$3.0	$5.3	$8.3
Corporate	$65.3	$—	$65.3

Total Cost Savings	$75.1	$75.3	$150.3

(1)	Costs of goods sold.
(2)	Includes wafer fabrication, assembly, test, tape and reel.
(3)	Includes Planning / Supply Chain, Quality and Test and Packaging R&D functions.

Estimated Cost Savings Achievement Timing

(in millions of U.S. Dollars)

	Years After Closing
	First	Second
Costs Savings
Manufacturing Work Centers	$—	$33.8
Material Procurement	$8.1	$23.2
Support Group Consolidation	$2.0	$5.3

Total Cost of Goods Sold Savings	$10.0	$62.2
Manufacturing Work Centers	$—	$5.1
Support Group Consolidation	$1.1	$3.0
Corporate	$28.7	$65.3

Total Operating Expenses Cost Savings	$29.8	$73.4

Total Cost Savings	$39.9	$135.6

Run-Rate Cost Savings(1)	$87.7	$150.3

(1)	Represents annualized cost savings based on realized cost savings in the last quarter of period.

See “Risk Factors — Rocky Holding may never realize the anticipated benefits from the mergers” beginning on page 34 of this joint proxy statement/prospectus for further information regarding the uncertainties associated with realizing synergies in connection with the mergers.

Opinion of Financial Advisor to RFMD

RFMD has retained BofA Merrill Lynch to act as RFMD’s financial advisor in connection with the transaction. BofA Merrill Lynch is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. RFMD selected BofA Merrill Lynch to act as RFMD’s financial advisor in connection with the RFMD merger and the TriQuint merger (for purposes of this section, the “Transaction”) on the basis of BofA Merrill Lynch’s experience in similar transactions, its reputation in the investment community and its familiarity with RFMD and its business.

On February 22, 2014, at a meeting of the RFMD board held to evaluate the Transaction, BofA Merrill Lynch delivered to the RFMD board an oral opinion, which was confirmed by delivery of a written opinion dated February 22, 2014, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in its opinion, taking into account the Transaction, the RFMD Exchange Ratio provided for in the merger agreement was fair, from a financial point of view, to the holders of RFMD common stock (excluding RFMD, TriQuint and their respective affiliates).

The full text of BofA Merrill Lynch’s written opinion, dated February 22, 2014, to the RFMD board, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex C to this joint proxy statement/prospectus and is incorporated by reference herein in its entirety. The following summary of BofA Merrill Lynch’s opinion is qualified in its entirety by reference to the full text of the opinion. BofA Merrill Lynch delivered its opinion to the RFMD board for the benefit and use of the RFMD board (in its capacity as such) in connection with and for purposes of its evaluation, taking into account the Transaction, of the RFMD Exchange Ratio from a financial point of view. BofA Merrill Lynch’s opinion did not address any other aspect of the Transaction and no opinion or view was expressed as to the relative fairness of the RFMD Exchange Ratio as compared with the TriQuint Exchange Ratio or the relative merits of the Transaction in comparison to other strategies or transactions that might be available to RFMD or in which RFMD might engage or as to the underlying business decision of RFMD to proceed with or effect the Transaction. BofA Merrill Lynch’s opinion does not address any other aspect of the Transaction and does not constitute a recommendation to any shareholder as to how to vote or act in connection with the proposed Transaction or any related matter.

In connection with rendering its opinion, BofA Merrill Lynch, among other things:

•	reviewed certain publicly available business and financial information relating to RFMD and TriQuint;

•	reviewed certain internal financial and operating information with respect to the business, operations and prospects of RFMD furnished to or discussed with BofA Merrill Lynch by the management of RFMD, including certain financial forecasts relating to RFMD prepared by the management of RFMD (such forecasts, “RFMD Forecasts”);

•	reviewed certain internal financial and operating information with respect to the business, operations and prospects of TriQuint furnished to or discussed with BofA Merrill Lynch by the management of TriQuint, including certain financial forecasts relating to TriQuint prepared by the management of TriQuint, as adjusted by the management of RFMD (such forecasts, “TriQuint Forecasts”);

•	reviewed certain publicly available financial forecasts relating to RFMD (the “RFMD Street Forecasts”) and certain publicly available financial forecasts relating to TriQuint (the “TriQuint Street Forecasts”);

•	reviewed certain estimates as to the amount and timing of cost savings (collectively, the “Cost Savings”) anticipated by the management of RFMD to result from the Transaction;

•	discussed the past and current business, operations, financial condition and prospects of RFMD with members of senior managements of RFMD and TriQuint, and discussed the past and current business, operations, financial condition and prospects of TriQuint with members of senior managements of RFMD and TriQuint;

•	reviewed the trading histories for RFMD common stock and TriQuint common stock and a comparison of such trading histories with each other and with the trading histories of other companies BofA Merrill Lynch deemed relevant;

•	compared certain financial and stock market information of RFMD and TriQuint with similar information of other companies BofA Merrill Lynch deemed relevant;

•	reviewed the relative financial contributions of RFMD and TriQuint to the future financial performance of the combined company on a pro forma basis;

•	reviewed a draft, dated February 21, 2014, of the merger agreement (the “Draft Agreement”); and

•	performed such other analyses and studies and considered such other information and factors as BofA Merrill Lynch deemed appropriate.

In arriving at its opinion, BofA Merrill Lynch assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it and relied upon the assurances of the managements of RFMD and TriQuint that they were not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the RFMD Forecasts, BofA Merrill Lynch was advised by RFMD and assumed, with RFMD’s consent, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of RFMD as to the future financial performance of RFMD. With respect to the TriQuint Forecasts, BofA Merrill Lynch was advised by TriQuint and RFMD and assumed, with RFMD’s consent, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the managements of TriQuint and RFMD as to the future financial performance of TriQuint. With respect to the RFMD Street Forecasts and TriQuint Street Forecasts, BofA Merrill Lynch was advised by RFMD and assumed that the RFMD Street Forecasts were a reasonable basis upon which to evaluate the future financial performance of RFMD and that the TriQuint Street Forecasts were a reasonable basis upon which to evaluate the future financial performance of TriQuint. With respect to the Cost Savings, BofA Merrill Lynch was advised by RFMD and assumed, with the consent of RFMD, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of RFMD as to such Cost Savings. BofA Merrill Lynch relied, at the direction of RFMD, on the assessment of the management of RFMD as to RFMD’s and TriQuint’s ability to achieve the Cost Savings and was advised by RFMD and assumed, with the consent of RFMD, that the Cost Savings would be realized in the amounts and at the times projected. BofA Merrill Lynch did not make and was not provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of RFMD, TriQuint or any other entity, nor did BofA Merrill Lynch make any physical inspection of the properties or assets of RFMD, TriQuint or any other entity, and BofA Merrill Lynch assumed, with the consent of RFMD, that there were no material undisclosed liabilities of or relating to RFMD, TriQuint or any other entity for which appropriate reserves or other provisions had not been made. BofA Merrill Lynch did not evaluate the solvency or fair value of RFMD, TriQuint or any other entity under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. BofA Merrill Lynch assumed, at the direction of RFMD, that the Transaction would be completed in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transaction, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, would be imposed that would have an adverse effect on RFMD, TriQuint or any other entity or the Transaction (including the contemplated benefits thereof) in any respect meaningful to its analyses or opinion. BofA Merrill Lynch also assumed, at the direction of RFMD, that the Transaction would qualify for federal income tax purposes as a reorganization under the provisions of Section 368(a) of the Code. BofA Merrill Lynch further assumed, at the direction of RFMD, that the final executed merger agreement would not differ in any material respect from the Draft Agreement reviewed by BofA Merrill Lynch.

BofA Merrill Lynch expressed no view or opinion as to any terms or other aspects or implications of the Transaction (other than the RFMD Exchange Ratio to the extent expressly specified in its opinion), including, without limitation, the form or structure of the Transaction or any terms, aspects or implications of any other agreement, arrangement or understanding entered into in connection with or related to the Transaction or otherwise. BofA Merrill Lynch’s opinion was limited to, taking into account the Transaction, the fairness, from a financial point of view, to the holders of RFMD common stock (excluding RFMD, TriQuint and their respective affiliates) of the RFMD Exchange Ratio provided for in the merger agreement and no opinion or view was expressed with respect to any consideration received in connection with the Transaction by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view was expressed with respect to the relative fairness of the RFMD Exchange Ratio as compared with the TriQuint Exchange Ratio. Furthermore, no opinion or view was expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Transaction, or class of such persons, relative to the RFMD Exchange Ratio or otherwise. Furthermore, no opinion or view was expressed as to the relative merits of the Transaction in comparison to other strategies or transactions that might be available to RFMD or in which RFMD might engage or as to the underlying business decision of RFMD to proceed with or to effect the Transaction. In addition, BofA Merrill Lynch did not express any view or opinion with respect to, and relied, with the consent of RFMD, upon the assessments of representatives of RFMD regarding, legal, regulatory, accounting, tax and similar matters related to RFMD, TriQuint or any other entity and the Transaction (including the contemplated benefits thereof) as to which BofA Merrill Lynch understands that RFMD obtained such advice as it deemed necessary from qualified professionals. BofA Merrill Lynch did not express any opinion as to what the value of Rocky Holding common stock actually would be when issued or the prices at which RFMD common stock, TriQuint common stock or Rocky Holding common stock would trade at any time, including following announcement or completion of the Transaction. In addition, BofA Merrill Lynch expressed no opinion or recommendation as to how any stockholder or shareholder should vote or act in connection with the Transaction or any related matter. Except as described above, RFMD imposed no other limitations on the investigations made or procedures followed by BofA Merrill Lynch in rendering its opinion.

BofA Merrill Lynch’s opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to BofA Merrill Lynch as of, the date of its opinion. It should be understood that subsequent developments may affect its opinion, and BofA Merrill Lynch does not have any obligation to update, revise or reaffirm its opinion. The issuance of BofA Merrill Lynch’s opinion was approved by BofA Merrill Lynch’s Americas Fairness Opinion Review Committee.

The following represents a brief summary of the material financial analyses presented by BofA Merrill Lynch to the RFMD board in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by BofA Merrill Lynch, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by BofA Merrill Lynch. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by BofA Merrill Lynch.

RFMD Financial Analyses

Selected Publicly Traded Companies Analysis. BofA Merrill Lynch reviewed publicly available financial and stock market information for RFMD and the following seven publicly traded companies in the mobile and multi-market semiconductor sectors, which were chosen because they have operations that for purposes of this analysis were considered similar to certain operations of RFMD:

•	Avago Technologies Ltd.

•	Hittite Microwave Corporation

•	M/A-COM Technology Solutions Holdings, Inc.

•	Microsemi Corporation

•	Murata Manufacturing Co., Ltd.

•	Peregrine Semiconductor Corporation

•	Skyworks Solutions, Inc.

•	TriQuint Semiconductor, Inc.

BofA Merrill Lynch reviewed enterprise values of the selected publicly traded companies, calculated as market values based on fully-diluted shares outstanding using the treasury stock method, plus debt, preferred stock and minority interest, less cash and cash equivalents, short-term investments and long-term investments, as a multiple of calendar year 2014 estimated earnings before interest, taxes, depreciations and amortization, commonly referred to as EBITDA, and price as a multiple of 2015 estimated earnings per share, commonly referred to as EPS. BofA Merrill Lynch then applied calendar year 2014 multiples of 7.0x to 9.5x after considering the selected publicly traded companies to RFMD’s calendar year 2014 estimated EBITDA, based on each of the RFMD Street Forecasts and the RFMD Forecasts, and applied calendar year 2015 multiples of 8.5x to 12.5x derived from the selected publicly traded companies to RFMD’s calendar year 2015 estimated EPS. The range of EBITDA multiples for the selected publicly traded companies (excluding TriQuint) was 8.5x to 13.3x and the mean and median EBITDA multiples for the selected publicly traded companies (excluding TriQuint) were 9.7x and 9.0x, respectively. The range of EPS multiples for the selected publicly traded companies (excluding TriQuint) was 11.5x to 18.7x and the mean and median EPS multiples for the selected publicly traded companies (excluding TriQuint) were 15.8x and 16.5x, respectively. Estimated financial data of the selected publicly traded companies were based on publicly available research analysts’ estimates, and estimated financial data of RFMD were based on the RFMD Forecasts and publicly available research analysts’ estimates. This analysis indicated the following approximate implied per share equity value reference ranges for RFMD, as compared to RFMD’s closing stock price as of February 21, 2014:

Implied Per Share Equity Value Reference Ranges for RFMD (Rounded to the Nearest $0.05)
2014E EBITDA (RFMD Street Forecasts)	2014E EBITDA (RFMD Forecasts)	2015E EPS (RFMD Forecasts)	RFMD Closing Stock Price as of February 21, 2014
$6.00 - $7.95	$6.35 - $8.40	$6.40 - $9.40	$5.81

No company used in this analysis is identical or directly comparable to RFMD. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which RFMD was compared.

Discounted Cash Flow Analysis. BofA Merrill Lynch performed a discounted cash flow analysis of RFMD to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that RFMD was forecasted to generate during RFMD’s calendar quarters ended June 30, 2014, September 30, 2014 and December 31, 2014 and calendar years 2015 through 2018 based on the RFMD Forecasts. BofA Merrill Lynch calculated terminal values for RFMD by applying terminal forward multiples of 7.0x to 9.5x to RFMD’s calendar year 2019 estimated EBITDA. The cash flows and terminal values were then discounted to present value as of March 31, 2014 using discount rates ranging from 10.5% to 13.5%, which were based on an estimate of RFMD’s weighted average cost of capital. As part of this analysis, BofA Merrill Lynch accounted for stock based compensation as a cash expense. This analysis indicated the following approximate implied per share equity value reference ranges for RFMD as compared to RFMD’s closing stock price as of February 21, 2014:

Implied Per Share Equity Value Reference Range for RFMD (Rounded to the Nearest $0.05)	RFMD Closing Stock Price as of February 21, 2014
$9.60 - $13.35	$5.81

TriQuint Financial Analyses

Selected Publicly Traded Companies Analysis. BofA Merrill Lynch reviewed publicly available financial and stock market information for TriQuint and the following seven publicly traded companies in the mobile and multi-market semiconductor sectors which were chosen because they have operations that for the purposes of this analysis were considered similar to certain operations of TriQuint:

•	Avago Technologies Ltd.

•	Hittite Microwave Corporation

•	M/A-COM Technology Solutions Holdings, Inc.

•	Microsemi Corporation

•	Murata Manufacturing Co., Ltd.

•	Peregrine Semiconductor Corporation

•	Skyworks Solutions, Inc.

•	RF Micro Devices, Inc.

BofA Merrill Lynch reviewed enterprise values of the selected publicly traded companies, calculated as market values based on fully-diluted shares outstanding using the treasury stock method, plus debt, preferred stock and minority interest, less cash and cash equivalents, short-term investments and long-term investments, as a multiple of calendar year 2014 estimated EBITDA and EPS. BofA Merrill Lynch then applied calendar year 2014 multiples of 7.0x to 9.5x after considering the selected publicly traded companies to TriQuint’s calendar year 2014 estimated EBITDA, based on each of the TriQuint Street Forecasts and the TriQuint Forecasts, and applied calendar year 2015 multiples of 8.5x to 12.5x derived from the selected publicly traded companies to TriQuint’s calendar year 2015 estimated EPS. The range of EBITDA multiples for the selected publicly traded companies (excluding RFMD) was 8.5x to 13.3x and the mean and median EBITDA multiples for the selected publicly traded companies (excluding RFMD) were 9.7x and 9.0x, respectively. The range of EPS multiples for the selected publicly traded companies (excluding RFMD) was 11.5x to 18.7x and the mean and median EPS multiples for the selected publicly traded companies (excluding RFMD) were 15.8x and 16.5x, respectively. Estimated financial data of the selected publicly traded companies were based on publicly available research analysts’ estimates, and estimated financial data of TriQuint were based on the TriQuint Forecasts and publicly available research analysts’ estimates. This analysis indicated the following approximate implied per share equity value reference ranges for TriQuint, as compared to TriQuint’s closing stock price as of February 21, 2014:

Implied Per Share Equity Value Reference Ranges for TriQuint (Rounded to the Nearest $0.05)
2014E EBITDA (TriQuint Street Forecasts)	2014E EBITDA (TriQuint Forecasts)	2015E EPS (TriQuint Forecasts)	TriQuint Closing Stock Price as of February 21, 2014
$7.75 -$10.10	$8.40 - $10.95	$7.60 - $11.20	$9.23

No company used in this analysis is identical or directly comparable to TriQuint. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which TriQuint was compared.

Discounted Cash Flow Analysis. BofA Merrill Lynch performed a discounted cash flow analysis of TriQuint to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that TriQuint was forecasted to generate during TriQuint’s calendar quarters ended June 30, 2014, September 30, 2014 and December 31, 2014 and fiscal years 2015 through 2018 based on the TriQuint Forecasts. BofA Merrill Lynch calculated terminal values for TriQuint by applying terminal forward multiples of 7.0x to 9.5x to TriQuint’s calendar year 2019 estimated EBITDA. The cash flows and terminal values were then discounted to present value as of March 31, 2014 using discount rates ranging from 10.5% to 13.5%, which were based on an estimate of TriQuint’s weighted average cost of capital. As part of this analysis, BofA Merrill Lynch accounted for stock based compensation as a cash expense. This analysis indicated the following approximate implied per share equity value reference ranges for TriQuint as compared to TriQuint’s closing stock price as of February 21, 2014:

Implied Per Share Equity Value Reference Range for TriQuint (Rounded to the Nearest $0.05)	TriQuint Closing Stock Price as of February 21, 2014
$13.80 - $18.65	$9.23

RFMD Exchange Ratio Financial Analyses

Selected Publicly Traded Companies Analysis. BofA Merrill Lynch then applied the implied per share equity value reference ranges derived from the selected publicly traded companies analysis for each of RFMD and TriQuint to derive an implied RFMD exchange ratio, taking into account the Transaction. This analysis indicated the following approximate implied exchange ratio reference ranges for RFMD:

Implied RFMD Exchange Ratio Ranges			RFMD Exchange Ratio
2014E EBITDA (RFMD Street Forecasts and TriQuint Street Forecasts)	2014E EBITDA (RFMD Forecasts and TriQuint Forecasts)	2015E EPS (RFMD Forecasts and TriQuint Forecasts)
0.1455x – 0.2513x	0.1493x – 0.2574x	0.1207x – 0.2612x	0.2500x

Discounted Cash Flow Analysis. BofA Merrill Lynch then applied the implied per share equity value reference ranges derived from the discounted cash flow analysis for each of RFMD and TriQuint to derive an implied RFMD exchange ratio, taking into account the Transaction. This analysis indicated the following approximate implied exchange ratio reference ranges for RFMD:

Implied RFMD Exchange Ratio Ranges	RFMD Exchange Ratio
0.1543x – 0.2900x	0.2500x

Other Factors

In rendering its opinion, BofA Merrill Lynch also reviewed and considered other factors, including:

•	historical trading prices of RFMD common stock and TriQuint common stock during the one-year period ended February 21, 2014, noting that the high and low closing prices for RFMD common stock during such period were $6.16 and $4.39 per share, and the high and low closing prices for TriQuint common stock during such period were $9.39 and $4.32 per share;

•	the implied historical RFMD exchange ratios during the one-year period ended February 21, 2014, noting that the high and low implied RFMD exchange ratios during such period were 0.2829x and 0.1367x;

•	stock price targets for RFMD common stock and TriQuint common stock in recently published, publicly available Wall Street research analyst reports, noting that the high and low stock price targets for RFMD common stock, discounted to present value utilizing a selected discount rate of 12.0%, which was based on an estimate of RFMD’s cost of equity and rounded to the nearest $0.05, ranged from approximately $7.15 to $4.45 per share and the high and low stock price targets for TriQuint common stock, discounted to present value utilizing a selected discount rate of 12.0%, which was based on an estimate of TriQuint’s cost of equity and rounded to the nearest $0.05, ranged from approximately $8.95 to $5.80 per share;

•	the implied RFMD exchange ratio based on such stock price targets, noting that the high and low implied RFMD exchange ratios were 0.3002x and 0.1211x;

•	the relationship between movements in RFMD common stock and TriQuint common stock during the one-year period ended February 21, 2014, including the average of the daily ratio of the closing price of TriQuint common stock to the closing price of RFMD common stock calculated over various periods ended February 21, 2014;

•	the potential pro forma financial effect of the Transaction on estimated pro forma EPS after taking into account the Cost Savings, based on the TriQuint Forecasts for estimated financial data of TriQuint and the RFMD Forecasts for estimated financial data of RFMD, which indicated that the Transaction could be dilutive to estimated pro forma EPS for fiscal quarters ended December 31, 2014 and March 31, 2015 by approximately 5.3% and 36.5%, respectively, and accretive to estimated pro forma EPS for fiscal years 2016 through 2018 by approximately 4.2%, 9.7% and 5.6%, respectively; however, the actual results achieved by the combined company may vary from projected results and the variations may be material;

•	the implied contribution percentages of RFMD and TriQuint to the combined company, unaffected by any pro forma adjustments, in terms of calendar years 2014 and 2015 revenues, gross profit and EBITDA, based upon the RFMD Forecasts, the TriQuint Forecasts and publicly available information, which, without taking into account the Cost Savings or other transaction adjustments, indicated an implied RFMD contribution range in the combined company of approximately 54% to 58%, compared with an implied ownership percentage of RFMD shareholders in the pro forma entity of 50.0% using the treasury stock method; and

•	the present values of the estimated pro forma future share prices based on multiples of calendar years 2016 and 2017 estimated EBITDA and EPS, applying multiples of 7.0x to 9.5x to pro forma EBITDA and multiples of 11.0x to 13.0x to pro forma EPS, in each case for calendar years 2016 and 2017, along with a discounted cash flow analysis, which analyses indicated an approximate future value reference range of the pro forma share price of $11.95 to $14.85 and an approximate present value reference range of the pro forma share price of $9.25 to $11.80.

Miscellaneous

As noted above, the discussion set forth above is a summary of the material financial analyses presented by BofA Merrill Lynch to the RFMD board in connection with its opinion and is not a comprehensive description of all analyses undertaken by BofA Merrill Lynch in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. BofA Merrill Lynch believes that its analyses summarized above must be considered as a whole. BofA Merrill Lynch further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying BofA Merrill Lynch’s analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing its analyses, BofA Merrill Lynch considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of RFMD, TriQuint or any other entity. The estimates of the future performance of RFMD and TriQuint in or underlying BofA Merrill Lynch’s analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by BofA Merrill Lynch’s analyses. These analyses were prepared solely as part of BofA Merrill Lynch’s analysis, taking into account the Transaction, of the fairness, from a financial point of view, of the RFMD Exchange Ratio and were provided to the RFMD board in connection with the delivery of BofA Merrill Lynch’s opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or acquired or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be BofA Merrill Lynch’s view of the actual value of RFMD or TriQuint.

The type and amount of consideration payable in the Transaction was determined through negotiations between RFMD and TriQuint, rather than by any financial advisor, and was approved by the RFMD board. The decision to enter into the merger agreement was solely that of the RFMD board. As described above, BofA Merrill Lynch’s opinion and analyses were only one of many factors considered by the RFMD board in its evaluation of the proposed Transaction and should not be viewed as determinative of the views of the RFMD board or management with respect to the Transaction or the RFMD Exchange Ratio.

In connection with BofA Merrill Lynch’s services as RFMD’s financial advisor, RFMD has agreed to pay BofA Merrill Lynch an aggregate fee of $8 million, $1.5 million of which was payable upon the rendering of its opinion and $6.5 million of which is contingent upon the completion of the Transaction. RFMD also has agreed to reimburse BofA Merrill Lynch for its expenses incurred in connection with BofA Merrill Lynch’s engagement and to indemnify BofA Merrill Lynch, any controlling person of BofA Merrill Lynch and each of their respective directors, officers, employees, agents and affiliates against specified liabilities, including liabilities under the federal securities laws.

BofA Merrill Lynch and its affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of their businesses, BofA Merrill Lynch and its affiliates invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in the equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of RFMD, TriQuint and certain of their respective affiliates.

BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide investment banking, commercial banking and other financial services to RFMD and certain of its affiliates and have received or in the future may receive compensation for the rendering of these services, including having acted or acting as administrative agent, book manager and lead arranger for, and/or as a lender under, certain credit facilities, letters of credit and other credit arrangements of RFMD and certain of its affiliates. From January 1, 2012 through January 31, 2014, BofA Merrill Lynch and its affiliates received aggregate revenues from RFMD and certain of its affiliates of approximately $1 million for corporate, commercial and investment banking services.

In addition, BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide investment banking, commercial banking and other financial services to TriQuint and certain of its affiliates and have received or in the future may receive compensation for the rendering of these services, including (a) having acted or acting as administrative agent, book manager and lead arranger for, and/or as a lender under, certain term loans, credit and leasing facilities, letters of credit and other credit arrangements of TriQuint and certain of its affiliates, (b) having provided or providing certain foreign exchange trading services to TriQuint and certain of its affiliates and (c) having provided or providing certain treasury management services and products to TriQuint and certain of its affiliates. From January 1, 2012 through January 31, 2014, BofA Merrill Lynch and its affiliates received aggregate revenues from TriQuint and certain of its affiliates of approximately $3 million for corporate, commercial and investment banking services.

Interests of Officers and Directors in the Mergers

Interests of TriQuint Executive Officers and Directors in the Mergers

In considering the recommendation of the TriQuint board that you vote to adopt the merger agreement, TriQuint stockholders should be aware that some of TriQuint’s directors and executive officers have interests in the TriQuint merger that are different from, or in addition to, their interests as TriQuint stockholders generally. The TriQuint board was aware of these interests and considered them, among other matters, in reaching its decision to adopt the merger agreement and approve the TriQuint merger and to recommend that you vote in favor of adopting the merger agreement. These interests are discussed below.

Appointment of Certain TriQuint Directors and Executive Officers as Directors or Executive Officers of Rocky Holding

The Rocky Holding board after the mergers will include Mr. Quinsey, who will serve as the non-executive chairman of the board, and four other individuals who served as directors of TriQuint as of the date the merger agreement was signed. These four directors will be designated as Rocky Holding board members by TriQuint before completion of the mergers. As of the date of this joint proxy statement/prospectus, Rocky Holding has not yet established any compensation arrangements with any of the directors or executive officers of TriQuint who are expected to become directors or executive officers of Rocky Holding. For a discussion of the Rocky Holding board, see “— Rocky Holding’s Board of Directors and Management After the Mergers.”

Indemnification and Insurance

The merger agreement provides that, for a period of six years following the effective times of the mergers, Rocky Holding shall cause the TriQuint surviving corporation and its subsidiaries to indemnify their current or former directors and officers and any person who becomes a director or officer of TriQuint and any of its subsidiaries prior to the effective time to the fullest extent that applicable legal requirements permit a company to indemnify its own directors and officers. The merger agreement also provides that, for a period of six years following the effective time, Rocky Holding and the TriQuint surviving corporation shall cause to be maintained in effect the existing policy of TriQuint’s directors’ and officers’ liability insurance (or a comparable replacement policy) covering claims arising from facts or events that occurred at or prior to the effective time of the mergers to the extent that the claims are of the type covered by the existing directors’ and officers’ liability policy (including for acts or omissions occurring in connection with the merger agreement and the completion of the transactions contemplated by the merger agreement to the extent such acts or omissions are covered by such insurance policies) and covering each indemnified party who is covered as of the effective time of the mergers by the TriQuint policy, in any case on terms with respect to coverage and amounts that are at least as favorable as those in effect on the date of the merger agreement; provided that the costs of such policy may not exceed a specified amount, no less favorable in the aggregate than those terms in effect on the date of the merger agreement, up to a maximum annual amount. Additionally, in lieu of maintaining the existing directors’ and officers’ liability policy, Rocky Holding may purchase a six-year prepaid “tail” policy on TriQuint’s policy on terms with respect to coverage and amounts no less favorable than the existing TriQuint policy. The indemnification and insurance obligations described above may not be terminated, amended or otherwise modified in a manner that would adversely affect any indemnified party or any other person who is a beneficiary under the existing TriQuint policy or the tail policy referenced above without the prior written consent of such person. For a discussion of these interests, see “The Merger Agreement — Covenants of the Parties — Indemnification of Officers and Directors” beginning on page 154.

Stock Options

TriQuint has granted stock options to its directors and executive officers from time to time under various of its equity compensation plans. As discussed in “The Merger Agreement — Treatment of TriQuint Stock Options; Other Stock Awards and Restricted Stock,” each of these stock options will automatically be converted to options to purchase shares of Rocky Holding common stock upon completion of the mergers.

Pursuant to the terms of the merger agreement and the determination of TriQuint’s compensation committee and board, the mergers will constitute a “change of control” under TriQuint’s equity compensation plans. As a result, all outstanding and unexercised options to purchase shares of TriQuint common stock held by TriQuint’s non-employee directors (which were granted under TriQuint’s Automatic Stock Option Grant Program for Non-Employee Directors) will automatically accelerate in full. Mr. Quinsey’s outstanding and unexercised stock options granted in 2013 or earlier will accelerate in full when he ceases to serve as Chief Executive Officer of TriQuint, and will remain exercisable for the remainder of their original terms, and Mr. Quinsey’s stock options granted in 2014 will accelerate with respect to the portion that would be equal to an annual non-employee director option award under TriQuint’s non-employee director stock option grant program (and the remainder will terminate). Further, all outstanding and unexercised options to purchase shares of TriQuint’s common stock held by TriQuint’s other executive officers will generally accelerate in full, becoming fully vested and exercisable, if — in addition to the completion of the mergers — such executive officer terminates employment without cause or for good reason on or before the date that is 12 months after the completion of the mergers (or for any reason on or before the date that is 24 months after the completion of the mergers for Mr. Buhaly), and will generally remain exercisable for 12 months (except that stock options held by executive officers who are eligible for retirement will remain exercisable for the remainder of their original terms).

As of June 30, 2014, TriQuint’s nonemployee directors and executive officers held the following numbers of unvested stock options to purchase TriQuint common stock, which will become vested in connection with the completion of the mergers under the circumstances described above: Mr. Quinsey, 406,096, with a weighted-average exercise price of $6.08; Mr. Buhaly, 264,137, with a weighted-average exercise price of $6.82; Mr. DeBonis, 214,320, with a weighted-average exercise price of $6.92; Mr. Klein, 229,903, with a weighted-average exercise price of $7.08; Mr. Grant, 214,320, with a weighted-average exercise price of $6.92; the three other executive officers (as a group), 396,367, with a weighted-average exercise price of $7.18; and the seven non-employee directors (as a group), 32,851, with a weighted-average exercise price of $5.70. These numbers may increase prior to the completion of the mergers, because TriQuint intends to grant additional stock options to its executive officers that will be effective following stockholder approval of the amended TriQuint 2013 Incentive Plan.

Restricted Stock Units

TriQuint has granted restricted stock units to its executive officers from time to time under the terms of various of its equity compensation plans that represent the right to acquire TriQuint shares of common stock. As discussed in “The Merger Agreement — Treatment of TriQuint Stock Options; Other Stock Awards and Restricted Stock,” each of these awards of restricted stock units that remain unvested as of the initial effective time will automatically be converted to substantially similar equity awards with respect to Rocky Holding common stock upon completion of the mergers. Pursuant to the terms of the merger agreement and the determination of TriQuint’s compensation committee and board, the mergers will constitute a “change of control” for purposes of these awards. The restricted stock unit awards held by executive officers other than Mr. Quinsey will generally become fully vested and payable if the executive officer terminates employment without cause or for good reason on or before the date that is 12 months after the completion of the mergers (or for any reason on or before the date that is 24 months after the completion of the mergers for Mr. Buhaly). Mr. Quinsey’s restricted stock unit awards granted in 2013 or earlier will likewise become fully vested and payable when he ceases to serve as Chief Executive Officer of TriQuint.

As of June 30, 2014, TriQuint’s executive officers held the following numbers of unvested restricted stock units (including performance-vesting restricted stock units that will convert to time-vesting restricted stock units as a result of the mergers) that will become vested and payable in connection with the completion of the mergers under the circumstances described above: Mr. Quinsey, 93,662; Mr. Buhaly, 53,257; Mr. DeBonis, 43,107; Mr. Klein, 41,944; Mr. Grant, 43,107; and the three other executive officers (as a group), 83,659. These numbers may increase prior to the completion of the mergers, because TriQuint intends to grant its executive officers additional restricted stock units that will be effective following stockholder approval of the amended TriQuint 2013 Incentive Plan.

Change of Control Policy

All of TriQuint’s executive officers are also covered by TriQuint’s Change of Control Policy. Under the policy, if a change of control occurs while the policy is in effect (which, pursuant to the terms of the merger agreement and the determination of TriQuint’s compensation committee will happen upon the completion of the mergers) and an eligible executive officer’s employment is terminated within a prescribed period of time surrounding the mergers by TriQuint for reasons other than cause or the officer’s death or disability, or by the executive officer for good reason, then the executive officer, subject to various restrictions, will be entitled to the following benefits: (i) continuation of base salary for twelve months; (ii) payment of an amount equal to the executive officer’s target bonus for the previous twelve months, payable in 26 equal installments; and (iii) payment of COBRA premiums for twelve months, as long as the executive officer is eligible for, and properly elects, COBRA coverage.

Potential Payments Upon Termination or Change of Control

In the table below, we describe potential payments to TriQuint’s executive officers, assuming that (i) a change of control of TriQuint occurred on June 30, 2014, when the closing price per share of TriQuint’s common stock was $15.81 per share, and (ii) each such officer’s employment was terminated (without cause or for good reason) on that date:

Name		Ralph G. Quinsey	Steven J. Buhaly	Todd A. DeBonis	James L. Klein	Steven R. Grant	Other Executive Officers
Base Salary		$453,000	$350,000	$309,000	$324,000	$324,000	$862,000
Bonus	(1)	$453,000	$245,000	$309,000	$194,400	$226,800	$461,900
Option Awards	(2)	$3,951,292	$2,375,667	$1,905,401	$2,007,765	$1,905,401	$3,421,688
Stock Awards	(3)	$2,221,194	$1,262,990	$1,022,283	$994,702	$1,022,283	$1,983,973
Benefits Continuation	(4)	$17,975	$22,709	$25,206	$25,206	$28,686	$73,503
Total		$6,416,293	$4,081,110	$3,420,819	$3,392,543	$3,357,099	$6,803,064

(1)	The amount is equivalent to the officer’s target bonus for the previous 12 months, payable in 26 equal installments.
(2)	The amount listed represents the estimated potential incremental value of accelerated vesting of the stock options under the applicable termination scenario as described above, which is calculated as the difference between the aggregate exercise price of all accelerated stock options and the aggregate market value of the underlying shares calculated based on the closing market price of TriQuint stock on June 30, 2014, which was $15.81 per share.
(3)	The amount listed represents the estimated potential value of the portion of the MSUs that would vest and become payable in connection with the applicable triggering event as described above, which is calculated based on the number of shares vesting multiplied by the closing market price of TriQuint stock on June 30, 2014, which was $15.81 per share.
(4)	The amount listed represents the total annual obligation for premiums, to be paid monthly, for a maximum of 12 months following termination.

Non-Qualified Deferred Compensation Plan

TriQuint sponsors a non-qualified deferred compensation plan to provide the executive officers (and various other highly compensated employees) with an opportunity to defer receipt of their cash compensation. Non-employee directors are also eligible to defer their director’s fees under the plan. (Only one director, Mr. Rhines, has elected to participate in the plan.) TriQuint makes no matching or other contributions under the plan. The mergers will constitute a change of control under the non-qualified deferred compensation plan. Upon the change of control, all deferrals to the plan will cease and each participant’s accounts under the plan will be treated as specified in the participant’s election form.

Compensation Actions Between Signing of Merger Agreement and Completion of Mergers

Pursuant to the merger agreement or as previously agreed by RFMD and TriQuint, TriQuint may take certain compensation actions prior to the closing of the TriQuint merger that may affect its executive officers and non-employee directors. These actions include, subject to specified limitations, as applicable: (a) making stock option, restricted stock unit, and restricted stock grants in the ordinary course of business and consistent with past practice to newly hired employees and to current employees in connection with TriQuint’s ordinary course equity award grant process; (b) issuing shares of TriQuint common stock upon the valid exercise of TriQuint options, upon the vesting of TriQuint restricted stock units outstanding as of the date of the merger agreement or pursuant to awards described in (a) above, and pursuant to the TriQuint employee stock purchase plan; (c) providing routine, reasonable salary increases in the ordinary course of business and in accordance with past practice; (d) making customary bonus payments and profit sharing payments consistent with past practice in accordance with bonus and profit sharing plans; (e) accelerating the vesting of up to one million additional shares of TriQuint common stock in the aggregate, in addition to any double-trigger acceleration as described above; (f) establishing performance goals and performance periods for cash incentive awards pursuant to TriQuint’s Management Incentive Plan (MIP) and Sales Incentive Plan (SIP), and selecting and approving awards for participating employees; (g) determining the extent to which the applicable performance goals established under the MIP and SIP have been achieved and making the resulting cash payments to participating employees; (h) implementing retention programs for key employees and certain executives, including the potential grant of new equity awards covering up to two million shares of TriQuint common stock in the aggregate, executive level employment agreements, and additional retention benefits for TriQuint’s chief financial officer.

Interests of RFMD Executive Officers and Directors in the Mergers

In considering the recommendation of the RFMD board that you vote to approve the merger agreement, RFMD shareholders should be aware that certain members of the RFMD board and executive officers of RFMD have interests in the RFMD merger that are different from, or in addition to, their interests as RFMD shareholders generally. The RFMD board was aware of these interests and considered them, among other matters, in reaching its decision to adopt the merger agreement and approve the RFMD merger and to recommend you vote in favor of approving the merger agreement. These interests are discussed below.

Appointment of Certain RFMD Directors and Executive Officers as Directors or Executive Officers of Rocky Holding

After the mergers, the Rocky Holding board will include five individuals who, as of the date the merger agreement was approved by the RFMD board, served as directors of RFMD. The merger agreement provides that Walter H. Wilkinson, Jr. will serve as Lead Outside Director of Rocky Holding. In addition, the merger agreement provides that RFMD’s current President and Chief Executive Officer, Robert A. Bruggeworth, will become the Chief Executive Officer of Rocky Holding and a board member. The remaining three individuals will be designated as Rocky Holding board members by RFMD before completion of the mergers. For a discussion of the Rocky Holding board, see “— Rocky Holding’s Board of Directors and Management after the Mergers.”

Rocky Holding has not yet paid any compensation to any of the directors or executive officers of RFMD who are expected to become directors or executive officers of Rocky Holding. It is expected that the compensation to be paid to directors and executive officers of Rocky Holding will be substantially similar to the compensation paid to RFMD and TriQuint directors and executive officers immediately prior to the completion of the mergers. Mr. Bruggeworth’s employment agreement with RFMD contemplates that the successor entity in any merger or consolidation transaction involving RFMD will assume the employment agreement and become obligated to perform the terms and conditions thereof. See “— Employment Agreement with Robert A. Bruggeworth” beginning on page 123. Likewise, the change in control agreements between RFMD and its executive officers provide that the successor entity in any merger or consolidation transaction involving RFMD will assume such agreements and become obligated to perform the terms and conditions thereof. See “— Change in Control Agreements” beginning on page 123. The merger agreement similarly provides that Rocky Holding will assume certain outstanding RFMD equity award rights and agreements. See “— Stock Options, Restricted Stock Units and Other Stock-Based Awards” beginning on page 121.

Indemnification and Insurance

The merger agreement provides that, for a period of six years following the effective time of the mergers, Rocky Holding shall cause the RFMD surviving corporation and its subsidiaries to indemnify their current or former directors and officers and any person who becomes a director or officer of the RFMD surviving corporation and any of its subsidiaries prior to the effective time to the fullest extent that applicable legal requirements permit a company to indemnify its own directors and officers. The merger agreement also provides that, for a period of six years following the effective time, Rocky Holding and the RFMD surviving corporation shall cause to be maintained in effect the existing policy of RFMD’s directors’ and officers’ liability insurance

(or a comparable replacement policy) covering claims arising from facts or events that occurred at or prior to the effective time of the mergers to the extent that such claims are of the type covered by the existing directors’ and officers’ liability policy (including for acts or omissions occurring in connection with the merger agreement and the completion of the transactions contemplated by the merger agreement to the extent such acts or omissions are covered by such insurance policies) and covering each indemnified party who is covered as of the effective time of the mergers by the existing RFMD policy, in any case on terms with respect to coverage and amounts that are at least as favorable as those in effect on the date of the merger agreement; provided that the costs of such policy may not exceed a specified amount. Additionally, in lieu of maintaining the existing directors’ and officers’ liability policy, Rocky Holding may purchase a six-year prepaid “tail” policy on the RFMD policy on terms with respect to coverage and amounts no less favorable than the existing RFMD policy. The indemnification and insurance obligations described above may not be terminated, amended or otherwise modified in a manner that would adversely affect any indemnified party or any other person who is a beneficiary under the existing RFMD policy or the tail policy referenced above without the prior written consent of such person. For a discussion of these interests, see “The Merger Agreement — Covenants of the Parties — Indemnification of Officers and Directors” beginning on page 154.

Stock Options, Restricted Stock Units and Other Stock-Based Awards

Upon completion of the mergers, (a) each outstanding option to purchase RFMD common stock, whether or not then vested or exercisable, will be converted into an equivalent option to purchase Rocky Holding common stock on substantially the same terms and conditions applicable to the corresponding RFMD stock option immediately before the mergers (except to the extent that the vesting schedule applicable to any such RFMD stock option is accelerated or otherwise affected as a result of the mergers), (b) each restricted stock unit with respect to which shares of RFMD common stock remain unvested or unissued, which we refer to as an RSU, will be converted into a substantially similar RSU award for Rocky Holding common stock (except to the extent that the vesting schedule applicable to any such RFMD RSU is accelerated or otherwise affected as a result of the mergers), and (c) each performance stock unit with respect to which shares of RFMD common stock remain unvested or unissued, which we refer to as a PSU, will be converted into a substantially similar PSU award for Rocky Holding common stock (except to the extent that the vesting schedule applicable to any such RFMD PSU is accelerated or otherwise affected as a result of the mergers). As described further in the section titled “The Merger Agreement — Treatment of RFMD Stock Options, Other Stock-Based Awards and Restricted Stock” beginning on page 137, the outstanding options, RSUs and PSUs will be converted into Rocky Holding awards based on the RFMD Exchange Ratio, which is equal to 0.2500. The applicable exercise prices will also be appropriately adjusted, in a manner designed to maintain the intrinsic value of options.

Pursuant to the terms of the 2012 Stock Incentive Plan (the “2012 Plan”), if within six months prior to (but contingent on) or one year following a “change in control” event (as defined in the 2012 Plan) an executive’s employment is involuntarily terminated by RFMD or Rocky Holding for any reason other than for “cause” (as defined in the 2012 Plan) or by the executive for “good reason” (as defined in the 2012 Plan), then all of such executive officer’s outstanding equity awards which have not vested will immediately vest and become exercisable (if applicable). On May 15, 2014, the RFMD board amended RFMD’s 2003 Stock Incentive Plan (the “2003 Plan”) to ensure that the terms of awards under the 2003 Plan are treated the same as the 2012 Plan awards as described in this paragraph. See RFMD’s Current Report on Form 8-K filed with the SEC on May 20, 2014 for further information.

In addition, RFMD has entered into change in control agreements with each of its executive officers, the terms of which provide that, if within two years following shareholder approval of the merger agreement, an executive’s employment is voluntarily terminated by Rocky Holding for any reason other than for death, disability or cause or by the executive for “good reason” (as defined in the applicable change in control agreement), then all of the executive officer’s RFMD stock options, stock appreciation rights or similar stock-based awards will be accelerated and exercisable in full, and all restrictions on any restricted stock, performance stock or similar stock-based awards granted by RFMD will be removed and the awards will be fully vested. See “— Change in Control Agreements” beginning on page 123.

RFMD’s equity compensation plans provide that, unless an individual’s award agreement provides otherwise, in the event that a plan participant has entered into a change in control agreement, employment agreement or similar agreement with RFMD, the participant shall be entitled to the greater of the benefits provided upon a change in control of RFMD under the respective plan, change in control agreement, employment agreement or similar agreement, and that the change in control agreement, employment agreement or similar agreement shall not be construed to reduce in any way the benefits otherwise provided to a participant upon the occurrence of a change in control as defined in the respective plan.

RFMD has granted equity compensation awards to its non-employee directors pursuant to its 2012 Plan, its 2006 Directors Stock Option Plan (the “2006 Plan”), its 2003 Plan and its Director Compensation Plan. Prior to RFMD’s fiscal year 2010, non-employee directors who were first elected or appointed to the RFMD board received equity awards in the form of 100% non-qualified options to purchase shares of RFMD common stock (“initial options”) or 100% RSUs (“initial RSUs”), and non-employee directors who were re-elected to the RFMD board received equity awards in the form of 100% non-qualified options to purchase shares of RFMD common stock (“annual options”) or 100% RSUs (“annual RSUs”). Prior to August 19, 2012, initial options and annual options were granted pursuant to the 2006 Plan and initial RSUs and annual RSUs were granted pursuant to the 2003 Plan.

Beginning in RFMD’s fiscal year 2010, any non-employee director who is first elected or appointed to the RFMD board is eligible to receive equity awards in the form of 100% initial options, 100% initial RSUs, or 50% initial options and 50% initial RSUs, and any non-employee director who is re-elected to the RFMD board is eligible to receive equity awards in the form of 100% annual options, 100% annual RSUs, or 50% annual options and 50% annual RSUs, in each case pursuant to the 2012 Plan, 2006 Plan or 2003 Plan.

Initial options vest in three equal installments on the date of grant and on each of the first and second anniversaries of the date of grant, subject to continued service on each vesting date. Annual options vest and become exercisable immediately on the date of grant. Initial and annual options have a term of 10 years and vested options may be exercised at any time during that period. However, both initial options and annual options terminate if a participant’s service as a director is terminated for cause. Initial RSUs vest in three equal installments on the date of grant and on each of the first and second anniversaries of the date of grant, subject to continued service on each vesting date. Annual RSUs vest one year after the date of grant, subject to continued service on the vesting date.

Pursuant to the terms of the equity awards granted under the 2012 Plan, if the service of the non-employee director is involuntarily terminated for any reason other than for “cause” (as defined in the 2012 Plan) or by the non-employee director for “good reason” (as defined in the 2012 Plan) within a specified time period upon a “change in control” (as defined in the 2012 Plan), then all of the non-employee director’s outstanding equity awards which have not vested will immediately vest and become exercisable (if applicable) with the full remaining term to exercise, and all restrictions on the equity awards will immediately lapse. Upon completion of the mergers, which will result in a “change in control” under the 2012 Plan, the 2006 Plan and the 2003 Plan, each non-employee director will continue to hold equity awards granted under the 2012 Plan, the 2006 Plan and the 2003 Plan, and any vested portion of options may be exercised at any time during the original 10-year term of the award.

Based upon equity compensation holdings as of June 30, 2014, none of RFMD’s executive officers or non-employee directors held unvested stock options to purchase RFMD common stock.

Based upon equity compensation holdings as of June 30, 2014, the number of unvested RSUs to acquire RFMD common stock held by the executive officers and non-employee directors are as follows: Mr. Bruggeworth, 547,800; Mr. Priddy, 219,300; Mr. Creviston, 284,600; Mr. Stilson, 139,100; Mr. Hilgendorf, 130,686; the two other executive officers (as a group), 185,200; and the six non-employee directors (as a group), 98,800.

Based upon equity compensation holdings as of June 30, 2014, the number of unvested PSUs to acquire RFMD common stock held by the executive officers and non-employee directors are as follows: Mr. Bruggeworth, 478,205; Mr. Priddy, 186,803; Mr. Creviston, 248,390; Mr. Stilson, 121,402; Mr. Hilgendorf, 112,130; and the two other executive officers (as a group), 114,068.

Employment Agreement with Robert A. Bruggeworth

RFMD entered into an employment agreement with its President and Chief Executive Officer, Robert A. Bruggeworth, in 2008. Completion of the mergers will not result in payments or enhanced benefits under the terms of this employment agreement. However, the employment agreement provides Mr. Bruggeworth with various severance protections in the event of a termination of employment for reasons other than for “cause” or by Mr. Bruggeworth with “good reason” (which includes a material reduction in duties and responsibilities or salary, or the failure of RFMD to continue certain benefits and certain relocations). See the discussion of Mr. Bruggeworth’s employment agreement in RFMD’s Annual Report on Form 10-K for the year ended March 29, 2014 under the captions “Executive Compensation” and “Potential Payments upon Termination or Change-in-Control.” See “Where You Can Find More Information” beginning on page 217.

Change in Control Agreements

RFMD has entered into change in control agreements with each of its executive officers. RFMD entered into these agreements in order to acknowledge the respective employee’s importance to RFMD and its shareholders and to attempt to avoid the distraction and loss of key management personnel that may occur in connection with rumored or actual fundamental corporate organizational changes. All of the change in control agreements were entered into prior to the transactions contemplated by the merger agreement.

Under each change in control agreement, if a change in control of RFMD occurs while the executive officer is an employee of RFMD, and a qualifying termination of his or her employment with RFMD occurs within the two-year period following the change in control, the executive officer is entitled to specified compensation payments and benefits. A “qualifying termination” means RFMD’s termination of the executive officer’s employment for a reason other than death, disability, retirement or cause, or resignation by the executive for “good reason” (which includes a material reduction in duties and responsibilities or salary, or the failure of RFMD to continue specified benefits and certain relocations).

A “change in control” is deemed to have taken place upon the occurrence of certain events, including (a) the acquisition by a person or entity of 40% or more of the outstanding common stock of RFMD, (b) the approval of a definitive agreement by the shareholders of RFMD to merge or consolidate RFMD with or into another corporation in which the holders of RFMD common stock immediately prior to the merger or consolidation have voting control over less than 60% of the voting securities of the surviving corporation outstanding immediately after the merger or consolidation, and (c) the sale of all or substantially all of the assets of RFMD or a change in the composition of a majority of the RFMD board within a 12-month period unless the nomination for election by RFMD’s shareholders of each new director was approved by the vote of two-thirds of the directors then still in office who were in office at the beginning of the 12-month period. The RFMD board has determined that the mergers will constitute a “change in control” under each change in control agreement. Therefore, executive officers who are employed by RFMD at the time shareholder approval of the merger agreement is obtained and who experience a “qualifying termination” within two years thereafter will be entitled to specified compensation payments and benefits.

The change in control agreements for Mr. Bruggeworth and Mr. Priddy provide that, upon a qualifying termination after a change in control, RFMD will pay a severance benefit equal to the sum of (a) two times the highest annual rate of base salary during the 12-month period before termination and (b) two times the target annual bonus opportunity as defined in RFMD’s Cash Bonus Plan for the year in which the termination occurs. The change in control agreements for the remaining executive officers provide that, upon a qualifying termination after a change in control, RFMD will pay a severance benefit equal to the sum of (a) one times the highest annual rate of base salary during the 12-month period before termination and (b) one times the target annual bonus opportunity as defined in RFMD’s Cash Bonus Plan for the year in which the termination occurs.

All of the change in control agreements also provide that, in the event of a qualifying termination after a change in control, the individual will receive a lump-sum cash amount equal to accrued salary and bonus payments, a pro rata portion of the annual bonus for the year of termination and any accrued vacation pay. In addition, the change in control agreements provide that upon a qualifying termination after a change in control, all RFMD stock options, stock appreciation rights or similar stock-based awards held by the executive officer will be accelerated and exercisable in full, and all restrictions on any restricted stock, performance stock or similar stock-based awards granted by RFMD will be removed and the awards will be fully vested. These individuals also would be entitled to “excise tax payments” equal to the amount of excise taxes, income taxes, interest and penalties if payments owed under the change in control agreement are deemed excess parachute payments for federal income tax purposes. In the event the excise tax would not apply if the total payments to the executive were reduced by an amount less than 5%, then the amounts payable will be so reduced and excise tax payments would not be made to the executive. The change in control agreements also provide that RFMD will continue to provide for one year (two years for Mr. Bruggeworth and Mr. Priddy) the same level of medical, dental, vision, accident, disability and life insurance benefits upon substantially the same terms and conditions as existed prior to termination and will provide one additional year (or two additional years for Mr. Bruggeworth and Mr. Priddy) of service credit under all non-qualified retirement plans and excess benefits plans in which the individual participated at termination.

The change in control agreements also provide that the executive officers are subject to various confidentiality, non-solicitation and non-competition provisions. If the individual fails to comply with any of these provisions, he or she will not be entitled to receive any payment or benefits under his or her change in control agreement. The change in control agreements are each subject to a general right of offset for any claim, right or action of RFMD against the executive officer, and obligations under the change in control agreements must be assumed by and be binding on any successor to RFMD.

The following table sets forth information about potential payments to the executive officers, assuming that their employment was terminated following a change in control of RFMD as of June 30, 2014 and that the price per share of RFMD’s common stock on that date was $9.59. The table also assumes prior payment of any remaining accrued annual bonus in accordance with the terms of RFMD’s Cash Bonus Plan and any portion of base salary that would have been accrued but not yet paid as of June 30, 2014.

Name		Robert A. Bruggeworth	William A. Priddy, Jr.	Steven E. Creviston	James D. Stilson	Norman A. Hilgendorf	Other Executive Officers
Base Salary	(1)	$1,406,612	$760,950	$434,457	$334,941	$317,307	$535,852
Bonus	(2)	$1,617,604	$570,713	$325,843	$251,206	$190,384	$401,890
Option Awards	(3)	—	—	—	—	—	—
Stock Awards	(4)	$11,707,434	$4,624,202	$6,081,527	$2,972,468	$2,766,753	$3,110,670
Benefits Continuation	(5)	$31,338	$20,194	$10,226	$9,707	$15,193	$24,912
Accrued Vacation	(6)	$67,663	$36,605	$35,374	$32,227	$28,147	$50,374
Total		$14,830,651	$6,012,664	$6,887,427	$3,600,549	$3,317,784	$4,123,698

(1)	For Messrs. Bruggeworth and Priddy, the amount represents two times the highest annual rate of base salary during the 12-month period before termination. For the other executive officers, the amount represents one times the highest annual rate of base salary during the 12-month period before termination.
(2)	For Messrs. Bruggeworth and Priddy, the amount represents two times the target annual bonus opportunity as defined in RFMD’s Cash Bonus Plan for the year of termination. For the other executive officers, the amount represents one times the target annual bonus opportunity as defined in RFMD’s Cash Bonus Plan for the year of termination.

(3)	Represents the intrinsic value of unvested options as of June 30, 2014.
(4)	Represents the intrinsic value of unvested performance- and service-based restricted stock units as of June 30, 2014.
(5)	Represents the value of continuing health, welfare and other benefits, based on the monthly premiums paid by RFMD at June 30, 2014 (for two years with respect to Messrs. Bruggeworth and Priddy, and one year with respect to the other executive officers).
(6)	Represents accrued vacation earned but not utilized, which would be payable in a lump sum within 30 days following the date of termination.

Compensation Actions between Signing of the Merger Agreement and the Effective Time of the Mergers; RFMD Retention Arrangements

Pursuant to the merger agreement or as previously agreed by RFMD and TriQuint, RFMD may take certain compensation actions prior to the closing of the RFMD merger that will affect its executive officers and non-employee directors. These actions include, subject to specified limitations, as applicable: (a) making stock option, RSU and PSU grants in the ordinary course of business and consistent with past practices to newly hired employees and to current employees in connection with RFMD’s ordinary course equity award grant process; (b) issuing shares of RFMD common stock upon the valid exercise of RFMD options, upon the vesting of RFMD RSUs and PSUs outstanding as of the date of the merger agreement or pursuant to awards described in (a) herein, and pursuant to the RFMD Employee Stock Purchase Plan; (c) providing routine, reasonable salary increases in the ordinary course of business and in accordance with past practices; (d) making customary bonus payments and profit-sharing payments consistent with past practices and in accordance with bonus and profit sharing plans; (e) accelerating the vesting of up to one million additional shares of RFMD common stock in the aggregate, in addition to any change in control acceleration as described above; (f) determining the extent to which target goals established under the RFMD cash bonus plan have been met and taking action to make the resulting cash payment to eligible employees; and (g) establishing performance goals and performance periods for RFMD’s cash bonus plan, and selecting and approving bonuses for eligible employees in RFMD’s ordinary course of business and consistent with past practices. In addition, to provide retention and performance incentives for certain RFMD employees to continue to work diligently for RFMD through the completion of the mergers and the successful integration of the parties to the merger agreement, RFMD may enter into retention arrangements or agreements under which it expects designated employees to become eligible to receive retention and incentive benefits, including the potential grant of new equity awards covering up to two million shares of RFMD common stock in the aggregate. As of the date of this joint proxy statement/prospectus, RFMD has provided retention awards to certain employees. However, none of RFMD’s executive officers or directors have received such awards.

Rocky Holding’s Board of Directors and Management After the Mergers

Board of Directors

Pursuant to the merger agreement, RFMD and TriQuint shall take all actions necessary to ensure that, effective immediately prior to the mergers, the directors of Rocky Holding shall consist of five appointees of each of RFMD and TriQuint, each of whom shall be a member of the RFMD board or the TriQuint board on the date the merger agreement was approved by the RFMD and TriQuint boards and, subject to the immediately following sentence, each of whom shall be an “independent director” as such term is defined under NASDAQ listing standards. The merger agreement further provides that RFMD’s current President and Chief Executive Officer, Robert A. Bruggeworth, shall serve as the Chief Executive Officer of Rocky Holding; TriQuint’s current President and Chief Executive Officer, Ralph G. Quinsey, shall serve as the non-executive Chairman of the Board of Directors of Rocky Holding; and the current Chairman of RFMD’s board, Walter H. Wilkinson, Jr., shall serve as the Lead Outside Director of the Rocky Holding board.

Rocky Holding directors that have been designated as of the date of this joint proxy statement/prospectus and their ages as of June 30, 2014 are as follows:

Name	Age	Current Director and Designee of:
Walter H. Wilkinson, Jr.	68	RFMD
Robert A. Bruggeworth	53	RFMD
Ralph G. Quinsey	58	TriQuint

Biographical information for the RFMD designees is contained in RFMD’s Annual Report on Form 10-K for the year ended March 29, 2014 and is incorporated by reference in this joint proxy statement/prospectus. Biographical information for the TriQuint designees is contained in TriQuint’s amendment to its Annual Report for the year ended December 31, 2013 on Form 10-K/A and is incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 217.

Committees of the Rocky Holding Board of Directors

Upon completion of the mergers, it is expected that the Rocky Holding board will have the following three committees: audit committee, compensation committee, and nominating and governance committee. Each committee will be composed entirely of directors deemed to be, in the judgment of the Rocky Holding board, independent in accordance with NASDAQ listing standards.

After the complete board of directors of Rocky Holding is determined, the board will assign directors to serve on committees in accordance with SEC and NASDAQ requirements.

Management

Pursuant to the merger agreement, RFMD’s current President and Chief Executive Officer, Robert A. Bruggeworth, shall serve as the Chief Executive Officer of Rocky Holding. Members of Rocky Holding’s senior management that have been designated as of the date of this joint proxy statement/prospectus and their ages as of June 30, 2014 are as follows:

Name	Age	Title
Robert A. Bruggeworth	53	Chief Executive Officer
Steven J. Buhaly	57	Chief Financial Officer
William A. Priddy, Jr.	53	Executive Vice President of Administration
Steven E. Creviston	50	President of Mobile Products
James L. Klein	49	President of Infrastructure and Defense Products
Steven R. Grant	55	Corporate Vice President for Fab Technology & Manufacturing
James D. Stilson	67	Corporate Vice President for Assembly/Test Technology & Manufacturing

Information on the members of the senior management team of Rocky Holding who will also serve as directors of Rocky Holding is provided above under “—Board of Directors.”

Compensation of Directors and Other Management

Rocky Holding has not yet paid any compensation to its directors, executive officers or other managers. It is expected that the compensation to be paid to directors, executive officers or other managers of Rocky Holding will be substantially similar to the compensation paid to RFMD and TriQuint directors, executive officers or other managers immediately prior to completion of the mergers. In addition, Mr. Bruggeworth’s employment agreement and change in control agreement with RFMD and RFMD’s change in control agreements with certain executives, including Mr. Priddy, Mr. Creviston, and Mr. Stilson, each contemplate that, in the event of a consolidation or merger between RFMD and another entity, the successor entity will assume these agreements. See “— Interests of Officers and Directors in the Mergers — Interests of RFMD Executive Officers and Directors in the Mergers” beginning on page 120.

Information concerning the compensation paid to, and the employment agreements with, the Chief Executive Officer, the Chief Financial Officer and the other three most highly compensated executive officers of RFMD is contained in RFMD’s Annual Report on Form 10-K for the year ended March 29, 2014 and is incorporated by reference in this joint proxy statement/prospectus. Information concerning the compensation paid to the Chief Executive Officer, Chief Financial Officer and the other three most highly compensated executive officers of TriQuint for the 2013 fiscal year is contained in TriQuint’s amendment to its Annual Report for the year ended December 31, 2013 on Form 10-K/A and is incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 217.

Conversion of Shares; Exchange of Certificates; No Fractional Shares

Conversion and Exchange of TriQuint Common Stock

Each share of TriQuint common stock that is outstanding immediately prior to the initial effective time (other than the TriQuint excluded shares) will be converted into the right to receive 0.4187 of a share of Rocky Holding common stock (subject to adjustment in accordance with the merger agreement). Each share of Trident Merger Sub common stock issued and outstanding immediately before the initial effective time will be converted into one share of common stock of the TriQuint surviving corporation.

Promptly after the initial effective time, Rocky Holding’s exchange agent will mail to the persons who were record holders of TriQuint stock certificates or TriQuint book entry shares immediately before the initial effective time a letter of transmittal and instructions for use in effecting the surrender of TriQuint stock certificates or TriQuint book entry shares in exchange for certificates representing Rocky Holding common stock, cash in lieu of any fractional shares and any dividends or other distributions. Upon surrender of a TriQuint stock certificate or TriQuint book entry shares to Rocky Holding’s exchange agent for exchange, together with a duly executed letter of transmittal and any other documents that may be reasonably required by Rocky Holding’s exchange agent, the holder of the TriQuint stock certificate or TriQuint book entry shares will be entitled to receive in exchange therefor a certificate representing the number of whole shares of Rocky Holding common stock that the holder has the right to receive, and the TriQuint stock certificate or TriQuint book entry shares so surrendered will be canceled.

Until surrendered, each TriQuint stock certificate or TriQuint book entry shares will be deemed, from and after the initial effective time, to represent only the right to receive shares of Rocky Holding common stock (and cash in lieu of any fractional share of Rocky Holding common stock and any dividends or other distributions). If any TriQuint stock certificate has been lost, stolen or destroyed, Rocky Holding may, in its reasonable discretion and as a condition to the issuance of any certificate representing Rocky Holding common stock, require the owner of the lost, stolen or destroyed TriQuint stock certificate to provide an appropriate affidavit and to deliver a bond (in a sum that Rocky Holding may reasonably direct) as indemnity against any claim that may be made against Rocky Holding’s exchange agent, Rocky Holding or the TriQuint surviving corporation with respect to the TriQuint stock certificate.

No dividends or other distributions declared or made with respect to Rocky Holding common stock with a record date after the initial effective time will be paid or otherwise delivered to the holder of any unsurrendered TriQuint stock certificate or TriQuint book entry shares with respect to the shares of Rocky Holding common stock that the holder has the right to receive in the TriQuint merger until the holder surrenders such TriQuint stock certificate or TriQuint book entry shares (at which time the holder will be entitled, subject to the effect of applicable abandoned property, escheat or similar laws, to receive all the dividends and distributions, without interest).

Any holder of TriQuint common stock who would otherwise be entitled to receive a fraction of a share of Rocky Holding common stock (after aggregating all fractional shares of Rocky Holding common stock issuable to the holder) will, in lieu of such fraction of a share and upon surrender of the holder’s TriQuint stock certificate(s) or non-certificated shares of TriQuint common stock represented by book entry, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by dividing such fraction by the TriQuint Exchange Ratio, and multiplying the result by the average closing price of a share of TriQuint common stock on NASDAQ for the 10 most recent trading days that TriQuint common stock has traded ending on the trading day one day before the closing date.

The TriQuint surviving corporation will be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to the merger agreement to any holder or former holder of TriQuint common stock or TriQuint book entry shares, as applicable, the amounts that may be required to be deducted or withheld from the consideration under the Code or any provision of state, local or foreign tax law or under any other applicable legal requirement.

Conversion and Exchange of RFMD Common Stock

Each share of RFMD common stock that is outstanding immediately prior to the effective time (other than the RFMD excluded shares) will be converted into the right to receive 0.2500 of a share of Rocky Holding common stock (subject to adjustment in accordance with the merger agreement). Each share of Rocky Merger Sub common stock issued and outstanding immediately before the effective time will be converted into one share of common stock of the RFMD surviving corporation.

Promptly after the effective time, Rocky Holding’s exchange agent will mail to the persons who were record holders of RFMD stock certificates or RFMD book entry shares immediately before the effective time a letter of transmittal and instructions for use in effecting the surrender of RFMD stock certificates or RFMD book entry shares in exchange for certificates representing Rocky Holding common stock, cash in lieu of any fractional shares and any dividends or other distributions. Upon surrender of an RFMD stock certificate or RFMD book entry shares to Rocky Holding’s exchange agent for exchange, together with a duly executed letter of transmittal and any other documents that may be reasonably required by Rocky Holding’s exchange agent, the holder of the RFMD stock certificate or RFMD book entry shares will be entitled to receive in exchange therefor a certificate representing the number of whole shares of Rocky Holding common stock that the holder has the right to receive, and the RFMD stock certificate or RFMD book entry shares so surrendered will be canceled.

Until surrendered, each RFMD stock certificate or RFMD book entry shares will be deemed, from and after the effective time, to represent only the right to receive shares of Rocky Holding common stock (and cash in lieu of any fractional share of Rocky Holding common stock and any dividends or other distributions). If any RFMD stock certificate has been lost, stolen or destroyed, Rocky Holding may, in its reasonable discretion and as a condition to the issuance of any certificate representing Rocky Holding common stock, require the owner of the lost, stolen or destroyed RFMD stock certificate to provide an appropriate affidavit and to deliver a bond (in a sum that Rocky Holding may reasonably direct) as indemnity against any claim that may be made against Rocky Holding’s exchange agent, Rocky Holding or the RFMD surviving corporation with respect to the RFMD stock certificate.

No dividends or other distributions declared or made with respect to Rocky Holding common stock with a record date after the effective time will be paid or otherwise delivered to the holder of any unsurrendered RFMD stock certificate or RFMD book entry shares with respect to the shares of Rocky Holding common stock that the holder has the right to receive in the RFMD merger until the holder surrenders such RFMD stock certificate or RFMD book entry shares (at which time the holder will be entitled, subject to the effect of applicable abandoned property, escheat or similar laws, to receive all the dividends and distributions, without interest).

Any holder of RFMD common stock who would otherwise be entitled to receive a fraction of a share of Rocky Holding common stock (after aggregating all fractional shares of Rocky Holding common stock issuable to the holder) will, in lieu of the fraction of a share and upon surrender of the holder’s RFMD stock certificate(s) or non-certificated shares of RFMD common stock represented by book entry, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by dividing the fraction by the RFMD Exchange Ratio, and multiplying the result by the average closing price of a share of RFMD common stock on NASDAQ for the 10 most recent trading days that RFMD common stock has traded ending on the trading day one day before the closing date.

The RFMD surviving corporation will be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to the merger agreement to any holder or former holder of RFMD common stock or RFMD book entry shares, as applicable, any amounts that may be required to be deducted or withheld from the consideration under the Code or any provision of state, local or foreign tax law or under any other applicable legal requirement.

Governmental and Regulatory Approvals

Each party has agreed to use reasonable best efforts to file, as soon as practicable after the date of the merger agreement, all notices, reports and other documents required to be filed by the party with any governmental body with respect to the mergers and the other transactions contemplated by the merger agreement, and to submit promptly any additional information requested by any governmental body, including under applicable antitrust laws. RFMD and TriQuint have agreed to use reasonable best efforts to respond as promptly as practicable to any inquiries or requests received from any state attorney general, antitrust authority or other governmental body in connection with antitrust matters.

Subject to compliance with applicable legal requirements, each of TriQuint and RFMD has agreed to use its reasonable best efforts to provide to the other, as promptly as practicable, any information that is required in order to effect any filings or applications by the other party pursuant to the merger agreement. Except where prohibited by applicable legal requirements or applicable agreements, each of RFMD and TriQuint has also agreed to use its reasonable best efforts to:

•	consult with and consider the views of the other regarding material positions being taken in material filings to be made under antitrust laws in connection with the transactions contemplated by the merger agreement;

•	provide the other (and its counsel) as promptly as practicable with copies of all material filings and material written submissions made by the party with any governmental body under any antitrust law in connection with the transactions contemplated by the merger agreement; and

•	consult with the other in advance of any meeting or conference with any governmental body under any antitrust law in connection with the transactions contemplated by the merger agreement and give the other the opportunity to attend and participate in the meeting or conference.

Notwithstanding the foregoing, the parties have also agreed that none of TriQuint, Trident Merger Sub, Rocky Holding, RFMD or Rocky Merger Sub (or any of their respective subsidiaries) will have any obligation under the merger agreement or in connection with the transactions contemplated by the merger agreement:

•	to divest or agree to divest (or cause any of their respective subsidiaries to divest or agree to divest) any of their respective businesses, product lines or assets, or to take or agree to take (or cause any of their respective subsidiaries to take or agree to take) any other action or agree (or cause any of their respective subsidiaries to agree) to any limitation or restriction on any of their respective businesses, product lines or assets; or

•	to license or otherwise make available (or cause any of their respective subsidiaries to license or otherwise make available) to any person, any technology, software or other intellectual property or intellectual property right.

The merger agreement provides, however, that the parties will be required to take (and to cause their respective subsidiaries to take) the actions set forth in the immediately preceding paragraph, only if those actions, considered collectively, are not reasonably expected to result in a reduction of the combined annual consolidated revenues of the parties and their subsidiaries, collectively, of more than $50,000,000 (using revenues for the 12 months ending December 31, 2013 in determining whether the threshold set forth in this sentence is reasonably expected to be exceeded), and would not reasonably be expected to result in a material and adverse effect on the benefits TriQuint and RFMD intend to achieve through the transactions contemplated by the merger agreement.

The parties have also agreed, subject to the proviso in the immediately preceding paragraph, to use their reasonable best efforts to take all actions necessary to complete the mergers and the transactions contemplated by the merger agreement, including using reasonable best efforts to defend against, lift or rescind any injunction or restraining order or other legal bar to the mergers.

U.S. Antitrust Filing

Under the HSR Act and the rules and regulations promulgated thereunder, certain transactions, including the mergers, may not be completed unless specified waiting period requirements have expired or been terminated. The HSR Act provides that each party must file a pre-merger notification form with the FTC and the Antitrust Division of the Department of Justice, which we refer to as the DOJ. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30-calendar-day waiting period following the parties’ filing of their respective HSR Act notification forms or the early termination of that waiting period. RFMD and TriQuint submitted their pre-merger notification forms with the FTC and DOJ on April 11, 2014. In order to provide the FTC and DOJ additional time to review the mergers, on May 12, 2014, RFMD and TriQuint voluntarily withdrew their respective pre-merger notification forms. RFMD and TriQuint resubmitted their respective pre-merger notification forms on May 14, 2014, initiating another 30-day waiting period. The waiting period under the HSR Act with respect to the mergers expired at 11:59 p.m., Eastern time, on June 13, 2014. RFMD and TriQuint did not receive a request for additional information from the FTC before the waiting period under the HSR Act expired.

Notwithstanding the expiration of the statutory waiting period, at any time before or after the mergers are completed, either or both of the DOJ and the FTC could take action under the antitrust laws in opposition to the mergers, including seeking to enjoin completion of the mergers, conditioning completion of the mergers upon the divestiture of assets of RFMD, TriQuint or their subsidiaries or imposing restrictions on Rocky Holding’s post-merger operations. In addition, U.S. state attorneys general could take action under the antitrust laws as they deem necessary or desirable in the public interest, including seeking to enjoin the completion of the mergers or permitting completion subject to regulatory concessions or conditions. Private parties may also seek to take legal action under the antitrust laws in some circumstances.

Other Governmental Approvals

Competition and regulatory notifications to, and approvals in, various jurisdictions outside the United States are also required in connection with the mergers. The obligation of each party to effect the mergers is subject to any governmental authorization or other consent required to be obtained with respect to the mergers under any applicable antitrust law or other legal requirement having been obtained and remaining in full force and effect (other than any governmental authorization or consent under legal requirements other than antitrust laws, the failure to obtain which would not reasonably be expected to have a material adverse effect with respect to either RFMD or TriQuint) and that no such governmental authorization or other consent so obtained requires, contains or contemplates any term, limitation, condition or restriction that has or would reasonably be expected to have or result in a material adverse effect with respect to either RFMD or TriQuint. Under the Chinese Anti-Monopoly Law of 2008, transactions involving parties with sales above specified revenue levels cannot be completed until they are reviewed and approved by the Ministry of Commerce of the People’s Republic of China (which is referred to as “MOFCOM”).

The parties submitted a regulatory notification to MOFCOM on May 6, 2014. MOFCOM formally accepted the notification on June 6, 2014 and is currently in Phase II of its formal review of the mergers, which may include requests for clarification and supplemental information from the parties. The parties do not anticipate any hurdles during MOFCOM’s review of the mergers. The parties estimate that they will receive MOFCOM clearance for the mergers during the second half of calendar 2014.

Timing

RFMD and TriQuint do not assure you that all of the regulatory approvals described above will be obtained and, if obtained, RFMD and TriQuint do not assure you as to the timing of any approvals, the ability to obtain the approvals on satisfactory terms or the absence of any litigation challenging the approvals. RFMD and TriQuint also do not assure you that the DOJ, the FTC or any state attorney general will not attempt to challenge the merger on antitrust grounds, and if such a challenge is made, RFMD and TriQuint do not assure you as to its result.

Merger Expenses, Fees and Costs

All fees and expenses incurred by RFMD and TriQuint in connection with the merger agreement and the related transactions will be paid by the party incurring those fees or expenses, except that the parties have agreed to share equally the fees and expenses, other than attorneys’ fees, associated with the filing, printing and mailing of this joint proxy statement/prospectus and any amendments or supplements to either document and the filing of any notice or other document under any applicable antitrust law. Under specified circumstances, RFMD or TriQuint may be required to pay a termination fee of $66.7 million or $17.1 million (depending on the specific circumstances) if the mergers are not completed or in connection with the termination of the merger agreement. See “The Merger Agreement — Termination Fees; Expenses” beginning on page 160.

Material U.S. Federal Income Tax Consequences

The following is a summary of the material U.S. federal income tax consequences of the mergers applicable to holders of TriQuint common stock and RFMD common stock. This discussion is based upon the Code, Treasury regulations, judicial authorities, published positions of the Internal Revenue Service, which we refer to as the IRS, and other applicable authorities, all as currently in effect and all of which are subject to change or differing interpretations (possibly with retroactive effect). This discussion is limited to U.S. holders (as defined below) that hold their shares of TriQuint common stock or RFMD common stock as capital assets for U.S. federal income tax purposes. This discussion does not address all of the tax consequences that may be relevant to a particular stockholder or to stockholders that are subject to special treatment under U.S. federal income tax laws, such as:

•	stockholders that are not U.S. holders;

•	financial institutions;

•	insurance companies;

•	tax-exempt organizations;

•	dealers in securities or currencies;

•	persons whose functional currency is not the U.S. dollar;

•	traders in securities that elect to use a mark to market method of accounting;

•	persons who own more than 5% of the outstanding TriQuint common stock or RFMD common stock;

•	persons that hold TriQuint common stock or RFMD common stock as part of a straddle, hedge, constructive sale or conversion transaction; and

•	U.S. holders who acquired their shares of TriQuint common stock or RFMD common stock through the exercise of an employee stock option or otherwise as compensation.

If a partnership or other entity taxed as a partnership holds TriQuint common stock or RFMD common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships and partners in such a partnership should consult their tax advisors about the tax consequences of the mergers to them.

This discussion does not address the tax consequences of the mergers under state, local or foreign tax laws or the application of the Medicare tax on certain investment income. No assurance is given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below.

We urge all holders to consult with their tax advisors as to the tax consequences of the mergers in their particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign or other tax laws.

For purposes of this section, the term “U.S. holder” means a beneficial owner of TriQuint common stock or RFMD common stock, as applicable, that for U.S. federal income tax purposes is:

•	a citizen or resident of the United States;

•	a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any State or the District of Columbia;

•	an estate that is subject to U.S. federal income tax on its income regardless of its source; or

•	a trust, the substantial decisions of which are controlled by one or more U.S. persons and which is subject to the primary supervision of a U.S. court, or a trust that validly has elected under applicable Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes.

General

TriQuint and RFMD intend that each of the TriQuint merger and the RFMD merger will constitute a reorganization within the meaning of Section 368(a) of the Code. It is a condition to TriQuint’s obligation to complete the TriQuint merger that TriQuint receive a written opinion of its counsel, Perkins Coie, to the effect that each of the TriQuint merger and the RFMD merger will constitute a reorganization within the meaning of Section 368(a) of the Code. It is a condition to RFMD’s obligation to complete the RFMD merger that RFMD receive an opinion of its counsel, Weil Gotshal, to the effect that each of the TriQuint merger and the RFMD merger will constitute a reorganization within the meaning of Section 368(a) of the Code. In rendering these opinions, counsel will require and rely upon representations contained in letters and certificates to be received from TriQuint and RFMD. If the letters or certificates are incorrect, the conclusions reached in the tax opinions could be jeopardized. In addition, the opinions will be subject to various qualifications and limitations set forth in the opinions. Neither TriQuint nor RFMD intends to waive this opinion condition to its obligation to complete the mergers. If either TriQuint or RFMD waives this opinion condition after the registration statement of which this proxy statement/prospectus is a part is declared effective by the SEC, and the change in tax consequences is material, TriQuint and RFMD will recirculate an updated version of this proxy statement/prospectus and resolicit proxies from their respective stockholders.

None of the tax opinions given in connection with the mergers will be binding on the IRS. Neither TriQuint nor RFMD will request any ruling from the IRS as to the U.S. federal income tax consequences of the mergers. Consequently, no assurance is given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below. In addition, if any of the representations or assumptions upon which those opinions are based is inconsistent with the actual facts, the U.S. federal income tax consequences of the mergers could be adversely affected.

Tax Consequences to TriQuint Stockholders and RFMD Shareholders

Based upon the facts and representations contained in the representation letters received from TriQuint and RFMD substantially similar to those described above under “—General,” in the opinion of Perkins Coie (to TriQuint) and Weil Gotshal (to RFMD):

•	each of the TriQuint merger and the RFMD merger will constitute a reorganization within the meaning of Section 368(a) of the Code; and as a result:

•	a U.S. holder of TriQuint common stock or RFMD common stock will not recognize gain or loss upon the exchange of its TriQuint common stock or RFMD common stock, as applicable, for Rocky Holding common stock; and

•	the aggregate tax basis of the Rocky Holding common stock the U.S. holder of TriQuint common stock or RFMD common stock receives (including any fractional share of Rocky Holding common stock deemed received (as discussed below)) will be equal to the aggregate tax basis of the TriQuint common stock or RFMD common stock, as applicable, exchanged therefor, and the holding period of the Rocky Holding common stock will include the U.S. holder’s holding period of the TriQuint common stock or RFMD common stock, as applicable, surrendered in exchange therefor.

Cash received in lieu of fractional shares. A U.S. holder that receives cash in lieu of a fractional share of Rocky Holding common stock in the TriQuint merger or the RFMD merger will be treated as having received a fractional share and then as having received cash in redemption of the fractional share interest. A U.S. holder will recognize gain or loss measured by the difference between the amount of cash received and the portion of the basis of the shares of Rocky Holding common stock allocable to the fractional interest. The gain or loss will constitute capital gain or loss and will be long-term capital gain or loss if the U.S. holder’s holding period in the TriQuint common stock or RFMD common stock, as applicable, exchanged therefor was greater than one year as of the date of the exchange. Deductions for capital losses are subject to limitations.

Reporting Requirements

U.S. holders of TriQuint common stock or RFMD common stock who receive Rocky Holding common stock and, upon completion of the mergers, own Rocky Holding common stock representing at least 5% of the total combined voting power or value of the total outstanding Rocky Holding common stock, are required to attach to their tax returns for the year in which the mergers are completed, and maintain a permanent record of, a complete statement of all the facts relating to the exchange of stock in connection with the mergers containing the information listed in Treasury regulations section 1.368-3. The facts to be disclosed by a U.S. holder include the aggregate fair market value of, and the U.S. holder’s basis in, the TriQuint common stock or the RFMD common stock, as applicable, exchanged pursuant to the mergers.

Accounting Treatment of the Mergers

The mergers will be accounted for using the acquisition method of accounting in accordance with accounting principles generally accepted in the United States in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 805, “Business Combinations.” Although the business combination of RFMD and TriQuint is a “merger of equals”, generally accepted accounting principles require that one of the two companies in the mergers be designated as the acquirer for accounting purposes based on the evidence available. RFMD will be treated as the acquiring entity for accounting purposes. In identifying RFMD as the acquiring entity, the companies took into account the relative outstanding share ownership, the composition of the governing body of Rocky Holding and the designation of certain senior management positions of Rocky Holding. Accordingly, the historical financial statements of RFMD will become the historical financial statements of Rocky Holding.

Appraisal Rights

RFMD Shareholders

Under North Carolina corporate law, holders of RFMD common stock are not entitled to an appraisal in connection with the RFMD merger.

TriQuint Stockholders

Under Delaware corporate law, holders of TriQuint common stock are not entitled to an appraisal in connection with the TriQuint merger.

Listing of Rocky Holding Common Stock on NASDAQ

Each of RFMD and TriQuint have agreed to use their respective reasonable best efforts to cause the shares of Rocky Holding common stock to be issued in connection with the mergers and shares of Rocky Holding to be reserved upon exercise of options to purchase shares of Rocky Holding common stock to be listed on NASDAQ, subject to official notice of issuance, before the respective effective times of the mergers, and the approval for listing of such shares is a condition to the completion of the mergers. Additionally, the effectiveness of the registration statement for the Rocky Holding common stock is a condition to the completion of the mergers. Rocky Holding has applied to list its common stock on NASDAQ, subject to official notice of issuance.

Delisting and Deregistration of TriQuint Common Stock

If the TriQuint merger is completed, TriQuint common stock will be delisted from NASDAQ and will no longer be registered under the Exchange Act.

Delisting and Deregistration of RFMD Common Stock

If the RFMD merger is completed, the RFMD common stock will be delisted from NASDAQ and will no longer be registered under the Exchange Act.

Litigation Relating to the Mergers

Since the public announcement of the mergers on February 24, 2014, five putative stockholder class action lawsuits have been filed against TriQuint, its directors, RFMD, and other defendants in connection with TriQuint and RFMD entering into the merger agreement. Two of the five actions were filed in the Multnomah County Circuit Court in the State of Oregon: (1) Roberts vs. TriQuint Semiconductor, Inc. et al., Case No. 1402-02441, filed on February 28, 2014; and (2) Lam v. Steven J. Sharp et al., Case No. 1403-02757, filed on March 6, 2014. The other three actions were filed in the Court of Chancery of the State of Delaware: (1) Philemon v. TriQuint Semiconductor, Inc. et al., Case No. 9415-VCN, filed on March 5, 2014; (2) Schmitz v. TriQuint Semiconductor, Inc. et al., Case No. 9427-VCN, filed on March 7, 2014; and (3) Wallace v. TriQuint Semiconductor, Inc. et al., Case No. 9429-VCN, filed on March 10, 2014.

Each of the foregoing lawsuits was filed on behalf of a putative class of TriQuint stockholders against TriQuint, the individual members of TriQuint’s board of directors, RFMD, Rocky Holding and/or the Merger Subs (the Roberts action does not name Rocky Holding or the Merger Subs as defendants and the Wallace and Schmitz actions do not name the Merger Subs as defendants). The lawsuits allege variously that the individual members of TriQuint’s board of directors breached their fiduciary duties owed to TriQuint’s stockholders by approving the proposed mergers for inadequate consideration; approving the mergers to obtain benefits not shared equally with other TriQuint stockholders; failing to take steps to maximize the value paid to TriQuint stockholders; failing to take steps to ensure a fair process; agreeing to preclusive deal protection devices in the merger agreement; failing to ensure that no conflicts exist between individual directors’ own interests and their fiduciary obligations to TriQuint’s stockholders; and failing to disclose material information necessary for TriQuint stockholders to make a fully informed decision about the proposed mergers. The lawsuits also state claims against RFMD, Rocky Holding and/or TriQuint and/or the Merger Subs for aiding and abetting these alleged breaches of fiduciary duties.

The plaintiffs in each of the lawsuits generally seek, among other things, declaratory and injunctive relief concerning the alleged breaches of fiduciary duties, injunctive relief prohibiting completion of the mergers, rescission of the mergers if they are completed, an accounting by defendants, rescissionary damages, attorney’s fees and costs, and other relief. TriQuint and RFMD believe the lawsuits to be without merit and intend to defend the lawsuits vigorously.

TriQuint and RFMD have moved to dismiss the Roberts and Lam actions filed in Oregon. Those motions to dismiss have been fully briefed and argued and are under advisement with the court. On April 29, 2014, the court orally granted the plaintiffs’ motions to consolidate the Oregon actions.

On April 29, 2014, the Delaware Court of Chancery consolidated the actions filed in Delaware under the caption In re TriQuint Semiconductor, Inc. Stockholders Litigation, C.A. No. 9415-VCN. On May 1, 2014, the plaintiffs filed a consolidated amended class action complaint in the consolidated action. On May 12, 2014, the plaintiffs filed a motion for expedited proceedings and a motion for preliminary injunction seeking to enjoin defendants from taking any action to complete the proposed mergers. TriQuint and RFMD opposed the motion for expedited proceedings, and the court denied the motion for expedited proceedings on June 13, 2014.

THE MERGER AGREEMENT

The following is a summary of the material terms and conditions of the merger agreement. This summary may not contain all the information about the merger agreement that is important to you. This summary is qualified in its entirety by reference to the merger agreement attached as Annex A and Annex AA to, and incorporated by reference into, this joint proxy statement/prospectus. We encourage you to read the merger agreement in its entirety because it is the legal document that governs the mergers.

Explanatory Note Regarding the Merger Agreement and the Summary of the Merger Agreement: Representations, Warranties and Covenants in the Merger Agreement Are Not Intended to Function or Be Relied on as Public Disclosures

The merger agreement and the summary of its terms in this joint proxy statement/prospectus have been included to provide information about the terms and conditions of the merger agreement. The terms and information in the merger agreement are not intended to provide any other public disclosure of factual information about TriQuint, RFMD, Rocky Holding and the Merger Subs or any of their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the merger agreement are made by TriQuint and RFMD solely for the purposes of the merger agreement and were qualified and subject to various limitations and exceptions agreed to by TriQuint and RFMD in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were made solely for the benefit of the parties to the merger agreement and were negotiated for the purpose of allocating contractual risk among the parties to the merger agreement rather than to establish matters as facts. The representations and warranties may also be subject to a contractual standard of materiality or material adverse effect different from those generally applicable to stockholders and reports and documents filed with the SEC, and in some cases may be qualified by disclosures made by one party to the other that are not necessarily reflected in the merger agreement or this summary. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this joint proxy statement/prospectus, may have changed since the date of the merger agreement, and subsequent developments or new information qualifying a representation or warranty may have been included in or incorporated by reference into this joint proxy statement/prospectus, but are not expressly described in this summary.

For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone or relied upon as characterizations of the actual state of facts or condition of TriQuint, RFMD, Rocky Holding or the Merger Subs or any of their respective subsidiaries or affiliates. Instead, these provisions or descriptions should be read only in conjunction with the other information provided elsewhere in this document or incorporated by reference into this joint proxy statement/prospectus.

Structure of the Mergers

The merger agreement provides, upon the terms and subject to the conditions thereof, for two separate mergers involving TriQuint and RFMD, respectively. First, Trident Merger Sub, a Delaware corporation and wholly owned subsidiary of Rocky Holding, will merge with and into TriQuint in accordance with the DGCL, whereupon the separate existence of Trident Merger Sub will cease and TriQuint will be the surviving corporation (which we refer to as the “TriQuint surviving corporation”). Second, Rocky Merger Sub, a North Carolina corporation and wholly owned subsidiary of Rocky Holding, will merge with and into RFMD in accordance with the NCBCA, whereupon the separate existence of Rocky Merger Sub will cease and RFMD will be the surviving corporation (which we refer to as the “RFMD surviving corporation”). As a result of the mergers, both of the surviving corporations will become wholly owned subsidiaries of Rocky Holding, which is expected to be listed for trading on NASDAQ.

Closing

The completion of the mergers, which we refer to in this document as the “closing,” will occur on a date to be designated jointly by RFMD and TriQuint, which will be as soon as practicable (and, in any event, within five business days) after the satisfaction or, to the extent permitted under the merger agreement, waiver of the last to be satisfied or waived of all conditions to the mergers, other than conditions that by their nature are to be satisfied at the closing and will in fact be satisfied or waived at the closing, unless another time or date is agreed to in writing by RFMD and TriQuint. For a description of the conditions to the closing of the mergers, see “— Conditions to the Merger” beginning on page 156.

Effective Times

Subject to the provisions of the merger agreement, concurrently with or as soon as practicable following the closing, TriQuint will duly execute and file a certificate of merger with the Delaware Secretary of State and make all other filings or recordings required by the DGCL in connection with the TriQuint merger and RFMD will duly execute and file articles of merger with the North Carolina Secretary of State and make all other filings or recordings required by the NCBCA in connection with the RFMD merger. The TriQuint merger will become effective on the date and at the time set forth in the TriQuint merger certificate (which we refer to as the “initial effective time”), which will be no later than 11:58 p.m. Eastern time on the date of the closing, or at any other time indicated therein and mutually agreed to by TriQuint and RFMD. The RFMD merger will become effective on the date and at the time set forth in the RFMD articles of merger (which we refer to as the “effective time”), which will be one minute later than the initial effective time, or at any other later time indicated therein and mutually agreed to by RFMD and TriQuint.

Merger Consideration to be Received by RFMD Shareholders

The merger agreement provides that each share of RFMD common stock that is outstanding immediately before the effective time, other than the RFMD excluded shares, will be converted into the right to receive 0.2500 of a share of Rocky Holding common stock (subject to adjustment in accordance with the merger agreement and which we refer to as the “RFMD Exchange Ratio”).

Merger Consideration to be Received by TriQuint Stockholders

The merger agreement provides that each share of TriQuint common stock that is outstanding immediately before the initial effective time, other than the TriQuint excluded shares, will be converted into the right to receive 0.4187 of a share of Rocky Holding common stock (subject to adjustment in accordance with the merger agreement and referred to in this document as the “TriQuint Exchange Ratio”).

Treatment of RFMD Stock Options, Other Stock Awards and Restricted Stock

Outstanding RFMD Stock Options

The merger agreement provides that, effective as of the effective time, each RFMD stock option that is outstanding immediately prior to the effective time, whether or not then vested or exercisable, will cease to represent a right to acquire RFMD common stock and will be converted automatically into an option to purchase shares of Rocky Holding common stock, on substantially the same terms and conditions (including the vesting schedule, except to the extent that the vesting schedule is accelerated or otherwise affected as a result of the transactions contemplated by the merger agreement) as applied to the RFMD stock option immediately before the effective time, except that

•	the number of shares of Rocky Holding common stock subject to each assumed RFMD stock option will be determined by multiplying (a) the number of shares of RFMD common stock subject to the RFMD stock option by (b) the RFMD Exchange Ratio, and rounding that product down to the nearest whole share, and

•	the per share exercise price for the Rocky Holding common stock issuable upon exercise of each assumed RFMD stock option will be determined by dividing (a) the per share exercise price for the shares of RFMD common stock otherwise purchasable pursuant to the RFMD stock option, by (b) the RFMD Exchange Ratio, and rounding that quotient up to the nearest whole cent.

Outstanding RFMD Restricted Stock Units and Performance Stock Units

The merger agreement provides that, effective as of the effective time, each RFMD RSU and RFMD PSU with respect to which shares of RFMD common stock remain unvested or unissued as of the effective time will be converted automatically into a substantially similar award for Rocky Holding common stock and will remain subject to the vesting and other conditions in effect at the effective time with respect to the award, except to the extent that the vesting schedule is accelerated or otherwise affected as a result of the transactions contemplated by the merger agreement and except that the number of shares of Rocky Holding common stock subject to each assumed award will be determined by multiplying (a) the number of shares of RFMD common stock subject to the RFMD RSU and RFMD PSU, as applicable, by (b) the RFMD Exchange Ratio, and rounding that product down to the nearest whole share.

Outstanding RFMD Restricted Stock

The merger agreement provides that, effective as of the effective time, if any shares of RFMD common stock outstanding immediately before the effective time are unvested or are subject to a repurchase option, risk of forfeiture or other condition, then (except to the extent provided in any binding agreement between RFMD and the holder thereof) the shares of Rocky Holding common stock issued in exchange for the shares of RFMD common stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition.

Treatment of TriQuint Stock Options, Other Stock Awards and Restricted Stock

Outstanding TriQuint Stock Options

The merger agreement provides that, effective as of the initial effective time, each TriQuint stock option that is outstanding immediately before the initial effective time, whether or not then vested or exercisable, will cease to represent a right to acquire TriQuint common stock and will be converted automatically into an option to purchase shares of Rocky Holding common stock on substantially the same terms and conditions (including the vesting schedule except to the extent the vesting schedule is accelerated or otherwise affected as a result of the transactions contemplated by the merger agreement) as applied to the TriQuint stock option immediately before the initial effective time, except that:

•	the number of shares of Rocky Holding common stock subject to each assumed TriQuint stock option will be determined by multiplying (a) the number of shares of TriQuint common stock subject to the TriQuint stock option by (b) the TriQuint Exchange Ratio, and rounding that product down to the nearest whole share, and

•	the per share exercise price for the Rocky Holding common stock issuable upon exercise of each assumed TriQuint stock option will be determined by dividing (a) the per share exercise price for the shares of TriQuint common stock otherwise purchasable pursuant to the TriQuint stock option by (b) the TriQuint Exchange Ratio, and rounding that quotient up to the nearest whole cent.

Outstanding TriQuint Restricted Stock Units and Market-Based Restricted Stock Units

The merger agreement provides that, effective as of the initial effective time, each TriQuint RSU and TriQuint market-based restricted stock unit with respect to which shares of TriQuint common stock remain unvested or unissued as of the initial effective time will be converted automatically into a substantially similar award for Rocky Holding common stock and will remain subject to the vesting and other conditions in effect on such date with respect to the award, except to the extent the vesting schedule is accelerated or otherwise affected as a result of the transactions contemplated by the merger agreement, and that the number of shares of Rocky Holding common stock subject to each assumed award will be determined by multiplying (a) the number of shares of TriQuint common stock subject to the TriQuint RSU and TriQuint market-based restricted stock unit, as applicable, by (b) the TriQuint Exchange Ratio, and rounding that product down to the nearest whole share.

Outstanding TriQuint Restricted Stock

The merger agreement provides that, effective as of the initial effective time, if any shares of TriQuint common stock outstanding immediately prior to the initial effective time are unvested or are subject to a repurchase option, risk of forfeiture or other condition, then (except to the extent provided in any binding agreement between TriQuint and the holder thereof) the shares of Rocky Holding common stock issued in exchange for those shares of TriQuint common stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition.

Conversion of Shares; Exchange of Certificates; No Fractional Shares

Conversion and Exchange of TriQuint Common Stock

The merger agreement provides that each share of TriQuint common stock that is outstanding immediately prior to the initial effective time (other than the TriQuint excluded shares) will be converted into the right to receive 0.4187 of a share of Rocky Holding common stock (subject to adjustment in accordance with the merger agreement). Each share of Trident Merger Sub common stock issued and outstanding immediately prior to the initial effective time will be converted into one share of common stock of the TriQuint surviving corporation.

Promptly after the initial effective time, Rocky Holding’s exchange agent will mail to the persons who were record holders of TriQuint stock certificates or TriQuint book entry shares immediately prior to the initial effective time a letter of transmittal and instructions for use in effecting the surrender of TriQuint stock certificates or TriQuint book entry shares in exchange for certificates representing Rocky Holding common stock, cash in lieu of any fractional shares and any dividends or other distributions. Upon surrender of a TriQuint stock certificate or TriQuint book entry shares to Rocky Holding’s exchange agent for exchange, together with a duly executed letter of transmittal and any other documents that may be reasonably required by Rocky Holding’s exchange agent, the holder of the TriQuint stock certificate or TriQuint book entry shares will be entitled to receive in exchange therefor a certificate representing the number of whole shares of Rocky Holding common stock that the holder has the right to receive, and the TriQuint stock certificate or TriQuint book entry shares so surrendered will be canceled.

Until surrendered, each TriQuint stock certificate or TriQuint book entry share will be deemed, from and after the initial effective time, to represent only the right to receive shares of Rocky Holding common stock (and cash in lieu of any fractional share of Rocky Holding common stock and any dividends or other distributions). If any TriQuint stock certificate has been lost, stolen or destroyed, Rocky Holding may, in its reasonable discretion and as a condition to the issuance of any certificate representing Rocky Holding common stock, require the owner of the lost, stolen or destroyed TriQuint stock certificate to provide an appropriate affidavit and to deliver a bond (in the sum that Rocky Holding may reasonably direct) as indemnity against any claim that may be made against Rocky Holding’s exchange agent, Rocky Holding or the TriQuint surviving corporation with respect to the TriQuint stock certificate.

No dividends or other distributions declared or made with respect to Rocky Holding common stock with a record date after the initial effective time will be paid or otherwise delivered to the holder of any unsurrendered TriQuint stock certificate or TriQuint book entry shares with respect to the shares of Rocky Holding common stock that the holder has the right to receive in the TriQuint merger until the holder surrenders the TriQuint stock certificate or TriQuint book entry shares (at which time the holder will be entitled, subject to the effect of applicable abandoned property, escheat or similar laws, to receive all those dividends and distributions, without interest).

Any holder of TriQuint common stock who would otherwise be entitled to receive a fraction of a share of Rocky Holding common stock (after aggregating all fractional shares of Rocky Holding common stock issuable to the holder) will, in lieu of the fraction of a share and upon surrender of the holder’s TriQuint stock certificate(s) or TriQuint book entry shares, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by dividing the fraction by the TriQuint Exchange Ratio, and multiplying the result by the average closing price of a share of TriQuint common stock on NASDAQ for the 10 most recent trading days that the TriQuint common stock has traded ending on the trading day one day prior to the closing date.

The TriQuint surviving corporation will be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to the merger agreement to any holder or former holder of TriQuint common stock or TriQuint book entry shares, as applicable, those amounts that may be required to be deducted or withheld from the consideration under the Code or any provision of state, local or foreign tax law or under any other applicable legal requirement.

Conversion and Exchange of RFMD Common Stock

The merger agreement provides that each share of RFMD common stock that is outstanding immediately prior to the effective time (other than the RFMD excluded shares) will be converted into the right to receive 0.2500 of a share of Rocky Holding common stock (subject to adjustment in accordance with the merger agreement). Each share of Rocky Merger Sub common stock issued and outstanding immediately prior to the effective time will be converted into one share of common stock of the RFMD surviving corporation.

Promptly after the effective time, Rocky Holding’s exchange agent will mail to the persons who were record holders of RFMD stock certificates or RFMD book entry shares immediately prior to the effective time a letter of transmittal and instructions for use in effecting the surrender of RFMD stock certificates or RFMD book entry shares in exchange for certificates representing Rocky Holding common stock, cash in lieu of any fractional shares and any dividends or other distributions. Upon surrender of an RFMD stock certificate or RFMD book entry shares to Rocky Holding’s exchange agent for exchange, together with a duly executed letter of transmittal and any other documents that may be reasonably required by Rocky Holding’s exchange agent, the holder of the RFMD stock certificate or RFMD book entry shares will be entitled to receive in exchange therefor a certificate representing the number of whole shares of Rocky Holding common stock that the holder has the right to receive, and the RFMD stock certificate or RFMD book entry shares so surrendered will be canceled.

Until surrendered, each RFMD stock certificate or RFMD book entry share will be deemed, from and after the effective time, to represent only the right to receive shares of Rocky Holding common stock (and cash in lieu of any fractional share of Rocky Holding common stock and any dividends or other distributions). If any RFMD stock certificate has been lost, stolen or destroyed, Rocky Holding may, in its reasonable discretion and as a condition to the issuance of any certificate representing Rocky Holding common stock, require the owner of the lost, stolen or destroyed RFMD stock certificate to provide an appropriate affidavit and to deliver a bond (in the sum that Rocky Holding may reasonably direct) as indemnity against any claim that may be made against Rocky Holding’s exchange agent, Rocky Holding or the RFMD surviving corporation with respect to the RFMD stock certificate.

No dividends or other distributions declared or made with respect to Rocky Holding common stock with a record date after the effective time will be paid or otherwise delivered to the holder of any unsurrendered RFMD stock certificate or RFMD book entry shares with respect to the shares of Rocky Holding common stock that the holder has the right to receive in the RFMD merger until the holder surrenders the RFMD stock certificate or RFMD book entry shares (at which time the holder will be entitled, subject to the effect of applicable abandoned property, escheat or similar laws, to receive all those dividends and distributions, without interest).

Any holder of RFMD common stock who would otherwise be entitled to receive a fraction of a share of Rocky Holding common stock (after aggregating all fractional shares of Rocky Holding common stock issuable to the holder) will, in lieu of the fraction of a share and upon surrender of the holder’s RFMD stock certificate(s)

or RFMD book entry shares, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by dividing the fraction by the RFMD Exchange Ratio, and multiplying the result by the average closing price of a share of RFMD common stock on NASDAQ for the 10 most recent trading days that the RFMD common stock has traded ending on the trading day one day prior to the closing date.

The RFMD surviving corporation will be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to the merger agreement to any holder or former holder of RFMD common stock or RFMD book entry shares, as applicable, those amounts that may be required to be deducted or withheld from the consideration under the Code or any provision of state, local or foreign tax law or under any other applicable legal requirement.

Representations and Warranties

The merger agreement contains a number of representations and warranties made by RFMD and TriQuint that are subject in some cases to exceptions and qualifications (including exceptions that do not result in, and would not reasonably be expected to have, a “material adverse effect”). See also the definition of “material adverse effect” beginning on page 142 of this joint proxy statement/prospectus. The representations and warranties of each party in the merger agreement relate to, among other things:

•	the due organization, valid existence, good standing and qualification to do business, the corporate power and authority of the party and its subsidiaries;

•	the capitalization of the party, including the number of shares of common stock, stock options and other stock-based awards outstanding and the ownership of the capital stock of each of its subsidiaries;

•	corporate authorization of the merger agreement and the transactions contemplated by the merger agreement and the valid and binding nature of the merger agreement as to the party;

•	the unanimous approval and recommendation by the party’s board of directors of the merger agreement and the transactions contemplated by the merger agreement and the inapplicability of anti-takeover statutes;

•	the consents and approvals required from governmental entities and other persons or entities in connection with the transactions contemplated by the merger agreement;

•	the absence of any conflicts with the party’s organizational documents, applicable laws, governmental orders, governmental authorizations or specified contracts and the absence of the imposition of any lien on the party’s assets or the requirement to disclose or transfer any intellectual property of the party to any person, as a result of the party entering into the merger agreement, complying with its terms or completing the transactions contemplated by the merger agreement;

•	the proper filing or furnishing of required documents with the SEC since January 1, 2011; the accuracy of information contained in those documents; the compliance of the consolidated financial statements contained in those documents with the rules and regulations of the SEC applicable thereto and with GAAP;

•	the party’s compliance with the Sarbanes-Oxley Act of 2002; the party’s disclosure controls and procedures relating to financial reporting; the absence of various undisclosed liabilities;

•	the absence of a material adverse effect (as described below) with respect to the party prior to the date of the merger agreement;

•	the accuracy of information supplied by the party in connection with this joint proxy statement/prospectus and the associated registration statement;

•	the absence of various legal proceedings, investigations and governmental orders;

•	compliance with applicable laws and governmental orders since January 1, 2012;

•	compliance with the Foreign Corrupt Practices Act of 1977;

•	the possession of and compliance with required governmental authorizations necessary for the conduct of the party’s business;

•	the absence of specified changes relating to the party’s business and operations before the date of the merger agreement, including among other things, changes in its assets, expenditures and indebtedness;

•	Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and other employee benefits matters; specified compensation, severance and termination pay related to the execution of the merger agreement and the completion of the transactions contemplated by the merger agreement;

•	employment and labor matters, including matters relating to collective bargaining agreements, agreements with works councils and labor practices;

•	compliance with environmental laws since January 1, 2012; the absence of various environmental claims or conditions that could result in those claims; matters relating to materials of environmental concern;

•	real property;

•	tax matters;

•	personal property;

•	intellectual property;

•	insurance policies with respect to the party’s business and assets;

•	indebtedness and customers;

•	related party matters;

•	the applicable shareholder vote required in connection with the transactions contemplated by the merger agreement;

•	brokers’ and financial advisors’ fees related to the mergers;

•	the validity of, enforceability of and compliance with, various material contracts and government contracts; and

•	the receipt of the opinions from the party’s financial advisors.

Some of the representations and warranties made by the parties are qualified as to a “material adverse effect.” For purposes of the merger agreement, “material adverse effect,” when used in reference to RFMD or TriQuint, means any effect, change, claim, event or circumstance (which are collectively referred to in this document as “Effects”) that, considered together with all other Effects, is or would reasonably be expected to be or to become materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on:

a.	the business, financial condition or results of operations of the referenced party, taken as a whole; provided, however, that, in no event will any Effects resulting from any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has occurred, a material adverse effect:

i.	conditions generally affecting the industries in which the party participates or the U.S. or global economy as a whole, to the extent that those conditions do not have a disproportionate impact on the party and its subsidiaries, taken as a whole;

ii.	general conditions in the financial markets and any changes therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events), to the extent that those conditions do not have a disproportionate impact on the party and its subsidiaries, taken as a whole;

iii.	changes in the trading price or trading volume of the party’s common stock, or the suspension of trading in or delisting of the party’s securities on NASDAQ (it being understood, however, that, except as otherwise provided in clauses “i.,” “ii.,” “iv.,” “v.,” “vi.” or “vii.,” any Effect giving rise to or contributing to those changes in the trading price or trading volume, or suspension or delisting, of the party’s common stock may give rise to a material adverse effect and may be taken into account in determining whether a material adverse effect has occurred);

iv.	changes in GAAP (or any interpretations of GAAP) applicable to the party or any of its subsidiaries;

v.	the failure by the party to meet public estimates or forecasts of revenues, earnings or other financial metrics, in and of itself, or the failure to meet internal projections, forecasts or budgets of revenues, earnings or other financial metrics, in and of itself (it being understood, however, that, except as otherwise provided in clauses “i.,” “ii.,” “iii.,” “iv.,” “vi.,” or “vii.”, any Effect giving rise to or contributing to any failure may give rise to a material adverse effect and may be taken into account in determining whether a material adverse effect has occurred);

vi.	any lawsuit commenced by a shareholder or stockholder of the party (in his, her or its capacity as a shareholder or stockholder) resulting from the execution of the merger agreement or the performance of the transactions contemplated by the merger agreement; or

vii.	loss of employees, suppliers or customers (including customer orders or contracts) resulting from the announcement or pendency of the merger agreement or the transactions contemplated by the merger agreement; or

b.	the ability of TriQuint or RFMD to complete the RFMD merger or TriQuint merger, respectively, or any of the other transactions contemplated by the merger agreement or to perform any of their respective covenants or obligations under the merger agreement.

The representations and warranties of each of RFMD and TriQuint will not survive the mergers.

Covenants of the Parties

Operation of the Business of TriQuint and its Subsidiaries

TriQuint has agreed that, before the completion of the TriQuint merger, unless RFMD gives its written consent or as otherwise required by applicable law or expressly contemplated or permitted by the merger agreement, it will and will cause its subsidiaries to:

•	conduct its business and operations in the ordinary course and in accordance in all material respects with past practices; and

•	use commercially reasonable efforts to attempt to ensure that it preserves intact the material components of its current business organization, keeps available the services of its current officers and key employees and maintains its relations and goodwill with all material suppliers, material customers, material licensors, and governmental bodies.

TriQuint has also agreed that, before the completion of the TriQuint merger, unless RFMD gives its written consent, or as otherwise required by applicable law or expressly contemplated or permitted by the merger agreement, and except as previously agreed by TriQuint and RFMD, it will not and will not permit any of its subsidiaries to:

•	declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities, other than (a) dividends or distributions between or among TriQuint and any of its subsidiaries to the extent consistent with past practices; (b) pursuant to TriQuint’s net share settlement program; or (c) pursuant to TriQuint’s right to repurchase shares of TriQuint restricted stock held by an employee of TriQuint upon termination of the employee’s employment;

•	sell, issue, grant or authorize the sale, issuance or grant of: (a) any capital stock or other security; (b) any option, call, warrant or right to acquire any capital stock or other security (or whose value is directly related to shares of TriQuint common stock); or (c) any instrument convertible into or exchangeable for any capital stock or other security, except that (i) TriQuint may issue shares of TriQuint common stock (A) upon the valid exercise of TriQuint stock options or upon the vesting of any TriQuint restricted stock units and TriQuint market-based restricted stock units, in each case outstanding as of the date of the merger agreement and (B) pursuant to the TriQuint ESPP; and (ii) TriQuint may, in the ordinary course of business and consistent with past practices, grant TriQuint stock options, TriQuint restricted stock units and TriQuint market-based restricted stock units (and issue shares of TriQuint restricted stock) (1) to any newly hired employee or service provider of TriQuint or its subsidiaries under the TriQuint equity plans commensurate with his or her position with TriQuint or the subsidiary of TriQuint, and (2) to current TriQuint associates in connection with TriQuint’s ordinary course equity award grant process as described in the TriQuint disclosure schedule; provided, however, that (A) any TriQuint stock options will have an exercise price equal to the fair market value of the TriQuint common stock covered by those TriQuint stock options determined as of the time of the grant of the options; (B) except as set forth in any TriQuint equity plan or TriQuint employee agreement in effect as of the date of the merger agreement, no such TriQuint stock options, TriQuint restricted stock units, TriQuint market-based restricted stock units or shares of TriQuint restricted stock will contain any “single-trigger,” “double-trigger” or other vesting acceleration provisions or will otherwise be subject to acceleration (in whole or in part) as a result of the mergers, any of the other transactions contemplated by the merger agreement or any other similar transaction (whether alone or in combination with any termination of employment or other event); (C) subject to the foregoing, the TriQuint stock options, TriQuint restricted stock units, TriQuint market-based restricted stock units and shares of TriQuint restricted stock will be granted or issued pursuant to TriQuint’s applicable standard agreement and will contain TriQuint’s standard vesting schedule; and (D) no such TriQuint stock options will be “non-plan” options;

•	amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the TriQuint equity plans or any provision of any agreement evidencing any outstanding TriQuint equity award, or otherwise modify any of the terms of any outstanding TriQuint equity award, warrant or other security or any related contract, other than any acceleration of vesting that is contemplated in any TriQuint equity plan or TriQuint employee agreement in effect as of the date of the merger agreement;

•	amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents;

•	(a) except in the ordinary course of business and consistent with past practices, acquire any equity interest or other interest in any other entity or entities other than those acquisition(s) for which consideration paid, individually or in the aggregate, does not exceed $5,000,000; (b) except in the ordinary course of business and consistent with past practices, form any subsidiary; or (c) effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;

•	make any capital expenditure (except that TriQuint and its subsidiaries may make any capital expenditure that: (a) is provided for in TriQuint’s calendar year 2014 projected cash flows made available to RFMD prior to the date of the merger agreement; or (b) when added to all other capital expenditures made on behalf of TriQuint and its subsidiaries since the date of the merger agreement, but not provided for in TriQuint’s calendar year 2014 projected cash flows made available to RFMD prior to the date of the merger agreement, does not exceed $10,000,000 in the aggregate);

•

other than in the ordinary course of business and consistent with past practices (A) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any TriQuint material contract or any other contract that is material to TriQuint and its subsidiaries (taken as a whole); or

(B) amend, terminate, or waive any material right or remedy under any TriQuint material contract or any other contract that is material to TriQuint and its subsidiaries (taken as a whole);

•	acquire, lease or license any right or other asset from any other person or sell or otherwise dispose of, or lease or license, any right or other asset to any other person (except in each case for assets (a) acquired, leased, licensed or disposed of by TriQuint in the ordinary course of business and consistent with past practices; or (b) that are, in the aggregate, immaterial to the business of TriQuint and its subsidiaries);

•	make any pledge of any of its material assets or permit any of its material assets to become subject to any encumbrances, except for encumbrances (a) that are required by or automatically effected by contracts in place as of the date hereof, (b) that do not materially detract from the value of those assets or (c) that do not materially impair the operations of TriQuint and any of its subsidiaries;

•	lend money to any person (other than extensions of credit to trade creditors, intercompany indebtedness and routine travel and business expense advances made to directors or employees in the ordinary course of business), forgive any loan to any employee, officer or director of TriQuint and any of its subsidiaries or, except in the ordinary course of business and consistent with past practices, incur or guarantee any indebtedness;

•	establish, adopt, enter into or amend any TriQuint employee plan or TriQuint employee agreement, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation (including equity-based compensation, whether payable in stock, cash or other property) or remuneration payable to, or adopt or agree to any retention arrangements with or for the benefit of, any of its directors or any of its officers or other employees (except that TriQuint may (a) provide routine, reasonable salary increases to employees in the ordinary course of business and in accordance with past practices in connection with TriQuint’s customary employee review process; (b) make customary bonus payments and profit sharing payments consistent with past practices in accordance with bonus and profit sharing plans existing on the date of the merger agreement; and (c) enter into offer letters with any newly hired employees in the ordinary course of business and consistent with past practices);

•	hire any employee at the level of Vice President or above or with an annual base salary in excess of $200,000, or promote any employee to the level of Vice President or above (except in order to fill a position vacated after the date of the merger agreement);

•	other than in the ordinary course of business and consistent with past practices or as required by concurrent changes in GAAP or SEC rules and regulations, change any of its methods of accounting or accounting practices in any respect;

•	make any material tax election;

•	commence any legal proceeding, except with respect to (a) routine matters in the ordinary course of business and consistent with past practices; (b) in those cases where TriQuint reasonably determines in good faith that the failure to commence suit would result in a material impairment of a valuable aspect of its business (provided that TriQuint consults with RFMD and considers the views and comments of RFMD with respect to those legal proceedings prior to commencing them); or (c) in connection with a breach of the merger agreement or other agreements executed in connection with the transactions contemplated by the merger agreement;

•	settle any legal proceeding or other material claim, other than pursuant to a settlement (a) that results solely in a monetary obligation involving payment by TriQuint and its subsidiaries of up to the amount specifically reserved in accordance with GAAP with respect to those legal proceedings or claims on the TriQuint balance sheet; or (b) that results solely in a monetary obligation involving only the payment of monies by TriQuint and its subsidiaries of not more than $5,000,000 in the aggregate;

•	enter into any contract covering any TriQuint employee, or make any payment to any TriQuint employee, that, considered individually or considered collectively with any other such contracts or payments, will, or would reasonably be expected to, be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code or give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 162(m) of the Code (or any comparable provision under state or foreign tax laws);

•	except as otherwise set forth in the merger agreement, take any action that would reasonably be expected to cause the mergers to fail to qualify as a “reorganization” under Section 368(a) of the Code or fail to take any commercially reasonable action necessary to cause the mergers to so qualify;

•	convene any special meeting (or any adjournment or postponement thereof) of TriQuint’s stockholders other than the TriQuint special meeting; or

•	agree or commit to take any of the foregoing summarized actions.

Operation of the Business of RFMD and its Subsidiaries

RFMD has agreed that, before the completion of the RFMD merger, unless TriQuint gives its written consent or as otherwise required by applicable law or expressly contemplated or permitted by the merger agreement, it will and will cause its subsidiaries to:

•	conduct its business and operations in the ordinary course and in accordance in all material respects with past practices; and

•	use commercially reasonable efforts to attempt to ensure that it preserves intact the material components of its current business organization, keeps available the services of its current officers and key employees and maintains its relations and goodwill with all material suppliers, material customers, material licensors, and governmental bodies.

RFMD has also agreed that, before the completion of the RFMD merger, unless TriQuint gives its written consent, or as otherwise required by applicable law or expressly contemplated or permitted by the merger agreement, and except as previously agreed by RFMD and TriQuint, it will not and will not permit any of its subsidiaries to:

•	declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities, other than (a) dividends or distributions between or among RFMD or its subsidiaries to the extent consistent with past practices; (b) pursuant to RFMD’s net share settlement program; or (c) pursuant to RFMD’s right to repurchase RFMD restricted stock held by an employee of RFMD upon termination of the employee’s employment;

•

sell, issue, grant or authorize the sale, issuance or grant of (a) any capital stock or other security; (b) any option, call, warrant or right to acquire any capital stock or other security (or whose value is directly related to shares of RFMD common stock); or (c) any instrument convertible into or exchangeable for any capital stock or other security, except that: (i) RFMD may issue shares of RFMD common stock (A) upon the valid exercise of RFMD stock options or upon the vesting of RFMD restricted stock units and RFMD performance stock units, in each case outstanding as of the date of the merger agreement; (B) pursuant to the RFMD ESPP; and (C) upon the conversion of any of its 1.00% convertible subordinated notes due 2014; and (ii) RFMD may, in the ordinary course of business and consistent with past practices grant RFMD stock options, RFMD performance stock units and RFMD restricted stock units (and issue shares of RFMD restricted stock) (1) to any newly hired employee or service provider of RFMD or its subsidiaries under an RFMD equity plan commensurate with his or her position with RFMD or the RFMD subsidiary, and (2) to current RFMD associates in connection with RFMD’s ordinary course equity award grant process as described in the RFMD disclosure schedule; provided, however, that (A) any RFMD stock options will have an exercise price equal to the fair market value of RFMD common stock covered by those RFMD stock options determined as of the time of the grant of the options; (B) except as set forth in any RFMD equity plan or RFMD employee agreement in effect as of the date of the merger agreement, no such RFMD stock options, RFMD performance stock units, RFMD restricted stock units or shares of RFMD restricted stock will contain any “single-trigger,” “double-trigger” or other vesting acceleration provisions or will otherwise be subject to acceleration (in whole or in part) as a result of the mergers, any of the other transactions contemplated by the merger agreement or any other similar transaction (whether alone or in combination with any termination of employment or other event); (C) subject to the foregoing, the RFMD stock options, RFMD performance stock units, RFMD restricted stock units and shares of RFMD restricted stock will be granted or issued pursuant to RFMD’s applicable standard agreement and will contain RFMD’s standard vesting schedule; and (D) no such RFMD stock options will be “non-plan” options;

•	amend or waive any of its rights under, or accelerate the vesting under, any provision of any RFMD equity plan or any provision of any agreement evidencing any outstanding RFMD equity award, or otherwise modify any of the terms of any outstanding RFMD equity award, warrant or other security or any related contract, other than any acceleration of vesting that is contemplated in any RFMD equity plan or RFMD employee agreement in effect as of the date of the merger agreement;

•	amend or permit the adoption of any amendment to its articles of incorporation or bylaws or other charter or organizational documents;

•	(a) except in the ordinary course of business and consistent with past practices, acquire any equity interest or other interest in any other entity or entities other than those acquisition(s) for which consideration paid, individually or in the aggregate, does not exceed $5,000,000; (b) except in the ordinary course of business and consistent with past practices, form any subsidiary; or (c) effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;

•	make any capital expenditure (except that RFMD and its subsidiaries may make any capital expenditure that (a) is provided for in RFMD’s calendar year 2014 projected cash flows made available to TriQuint prior to the date of the merger agreement; or (b) when added to all other capital expenditures made on behalf of RFMD and its subsidiaries since the date of the merger agreement, but not provided for in RFMD’s calendar year 2014 projected cash flows made available to TriQuint prior to the date of the merger agreement, does not exceed $10,000,000 in the aggregate);

•	other than in the ordinary course of business and consistent with past practices (a) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any RFMD material contract or any other contract that is material to RFMD and its subsidiaries (taken as a whole); or (b) amend, terminate, or waive any material right or remedy under any RFMD material contract or any other contract that is material to RFMD and its subsidiaries (taken as a whole);

•	acquire, lease or license any right or other asset from any other person or sell or otherwise dispose of, or lease or license, any right or other asset to any other person (except in each case for assets (a) acquired, leased, licensed or disposed of by RFMD in the ordinary course of business and consistent with past practices; or (b) that are, in the aggregate, immaterial to the business of RFMD and its subsidiaries);

•	make any pledge of any of its material assets or permit any of its material assets to become subject to any encumbrances, except for encumbrances (a) that are required by or automatically effected by contracts in place as of the date hereof, (b) that do not materially detract from the value of those assets or (c) that do not materially impair the operations of RFMD and any of its subsidiaries;

•	lend money to any person (other than extensions of credit to trade creditors, intercompany indebtedness and routine travel and business expense advances made to directors or employees, in each case in the ordinary course of business), forgive any loan to any employee, officer or director of RFMD and any of its subsidiaries or, except in the ordinary course of business and consistent with past practices, incur or guarantee any indebtedness;

•	establish, adopt, enter into or amend any RFMD employee plan or RFMD employee agreement, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation (including equity-based compensation, whether payable in stock, cash or other property) or remuneration payable to, or adopt or agree to any retention arrangements with or for the benefit of, any of its directors or any of its officers or other employees (except that RFMD may (a) provide routine, reasonable salary increases to employees in the ordinary course of business and in accordance with past practices in connection with RFMD’s customary employee review process; (b) make customary bonus payments and profit sharing payments consistent with past practices in accordance with bonus and profit sharing plans existing on the date of the merger agreement; and (c) enter into offer letters with any newly hired employees in the ordinary course of business and consistent with past practices);

•	hire any employee at the level of Vice President or above or with an annual base salary in excess of $200,000, or promote any employee to the level of Vice President or above (except in order to fill a position vacated after the date the merger agreement);

•	other than in the ordinary course of business and consistent with past practices or as required by concurrent changes in GAAP or SEC rules and regulations, change any of its methods of accounting or accounting practices in any respect;

•	make any material tax election;

•	commence any legal proceeding, except with respect to (a) routine matters in the ordinary course of business and consistent with past practices; (b) in those cases where RFMD reasonably determines in good faith that the failure to commence suit would result in a material impairment of a valuable aspect of its business (provided that RFMD consults with TriQuint and considers the views and comments of TriQuint with respect to those legal proceedings prior to commencing them); or (c) in connection with a breach of the merger agreement or other agreements executed in connection with the transactions contemplated by the merger agreement;

•	settle any legal proceeding or other material claim, other than pursuant to a settlement (a) that results solely in a monetary obligation involving payment by RFMD and its subsidiaries of up to the amount specifically reserved in accordance with GAAP with respect to those legal proceedings or claims on the RFMD balance sheet; or (b) that results solely in a monetary obligation involving only the payment of monies by RFMD and its subsidiaries of not more than $5,000,000 in the aggregate;

•	enter into any contract covering any RFMD employee, or make any payment to any RFMD employee, that, considered individually or considered collectively with any other such contracts or payments, will, or would reasonably be expected to, be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code or give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 162(m) of the Code (or any comparable provision under state or foreign tax laws);

•	except as otherwise set forth in the merger agreement, take any action that would reasonably be expected to cause the mergers to fail to qualify as a “reorganization” under Section 368(a) of the Code or fail to take any commercially reasonable action necessary to cause the mergers to so qualify;

•	convene any special meeting (or any adjournment or postponement thereof) of RFMD’s shareholders other than the RFMD special meeting; or

•	agree or commit to take any of the foregoing summarized actions.

No Solicitation

Each of TriQuint and RFMD has agreed not to, directly or indirectly, and to cause its subsidiaries and certain of its and its subsidiaries’ representatives not to, directly or indirectly, and to use its reasonable best efforts to ensure that its and its subsidiaries’ other representatives do not, directly or indirectly:

•	solicit, initiate, knowingly encourage or knowingly facilitate the making, submission or announcement of any Acquisition Proposal (as defined below) or Acquisition Inquiry (as defined below);

•	furnish any information regarding, or afford any person access to, the business, properties, assets, books or records of the party or any of its subsidiaries to any person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry;

•	engage in discussions or negotiations with any person relating to any Acquisition Proposal or Acquisition Inquiry;

•	approve, endorse or recommend (a) any Acquisition Proposal or Acquisition Inquiry or (b) (i) with respect to RFMD or its subsidiaries, any person or group becoming an “Interested Shareholder” (as defined in RFMD’s restated articles of incorporation) and (ii) with respect to TriQuint or its subsidiaries, any person or group becoming an “interested stockholder” under Section 203 of the DGCL or waive the applicability of Section 203 of the DGCL with respect to any person or group; or

•	enter into any letter of intent or similar document or any contract (other than a confidentiality agreement on the terms described below) contemplating or otherwise relating to any Acquisition Transaction.

Prior to the approval of the merger agreement by a party’s shareholders, however, the party may furnish nonpublic information regarding the party and any of its subsidiaries to, or enter into discussions and negotiations with, any person in response to an Acquisition Proposal that is submitted after the date of the merger agreement (and not withdrawn) and that the party’s board of directors concludes in good faith, after consulting with its outside legal counsel and financial advisors, is reasonably expected to result in a Superior Offer (as defined below) if:

•	the Acquisition Proposal did not result from any breach of, or any action inconsistent with the restrictions described above or the provisions of the merger agreement relating to the party’s recommendation of the mergers;

•	the party’s board of directors concludes in good faith, after having consulted with its outside legal counsel, that failure to take such action would be a breach of the fiduciary duties of the board of directors to its shareholders or stockholders under applicable legal requirements;

•	prior to furnishing any nonpublic information or public access to, or entering into discussions or negotiations with, that person, the party receives from that person an executed confidentiality agreement containing provisions (including nondisclosure provisions, use restrictions and non-solicitation) at least as favorable to the party as the provisions of the Confidentiality Agreement, dated as of September 9, 2013, between RFMD and TriQuint (the “Confidentiality Agreement”) as in effect immediately prior to the execution of the merger agreement, and does not include any provisions that would prevent or restrict the party or its representatives from providing any information to the other party to which the other party would be entitled under any provision of the merger agreement; and

•	the party furnishes the nonpublic information to the other party (to the extent the nonpublic information has not been previously furnished by the party) as promptly as reasonably practicable (and in no event later than 24 hours) after it is furnished to the person.

For the purposes of the merger agreement, an “Acquisition Proposal” means a bona fide offer or proposal (other than an offer or proposal made or submitted by the other party) contemplating or otherwise relating to any transaction or series of transactions involving:

•	any merger, exchange, consolidation, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, takeover offer, tender offer, exchange offer or other similar transaction (a) in which the party or any of its significant subsidiaries is a constituent corporation and which would result in a third party beneficially owning 15% or more of any class of equity or voting securities of the party or any of its significant subsidiaries; (b) in which a person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of the party or any of its significant subsidiaries; or (c) in which the party or any of its significant subsidiaries issues securities representing more than 15% of the outstanding securities of any class of voting securities of the party or any of its significant subsidiaries;

•	any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 15% or more of the consolidated net revenues or consolidated net income (measured based on the 12 months prior to the date of determination) or consolidated assets (measured based on the 12 months prior to the date of determination) of the party or any of its significant subsidiaries; or

•	any liquidation or dissolution of the party or any of its significant subsidiaries.

For purposes of the merger agreement, an “Acquisition Inquiry” means an inquiry, indication of interest or request for nonpublic information (other than by the other party) that would reasonably be expected to lead to an Acquisition Proposal.

For the purposes of the merger agreement, a “Superior Offer” means an unsolicited bona fide written offer by a third party to purchase 50% or more of the outstanding shares of a party’s common stock (whether through a tender offer, merger or otherwise) or 50% or more of the assets of the party and its subsidiaries, on a consolidated basis, that is determined by the party’s board, in its good faith judgment, after consulting with an independent financial advisor and outside legal counsel, and after taking into account all legal, financial, regulatory, timing and other aspects of the offer deemed relevant by the party’s board of directors (including the likelihood and anticipated timing of completion), and all other factors the party’s board of directors is permitted to consider under the NCBCA or DGCL, as applicable, to be more favorable to the party and its shareholders than the transactions contemplated by the merger agreement.

Each of TriQuint and RFMD has agreed to promptly (and in no event later than 24 hours after receipt of any Acquisition Proposal or Acquisition Inquiry) advise the other party orally and in writing of any Acquisition Proposal or Acquisition Inquiry (including the identity of the person making or submitting the Acquisition Proposal or Acquisition Inquiry and the terms thereof and copies of all correspondence and other written material sent or provided to the party in connection therewith) that is made or submitted by any person following the date of the merger agreement (including copies of any written offer). Each party receiving an Acquisition Proposal or Acquisition Inquiry must keep the other party reasonably informed with respect to (a) the status of the Acquisition Proposal or Acquisition Inquiry; and (b) the status and terms of any material modification or proposed material modification thereto.

Each of TriQuint and RFMD agreed to immediately cease and cause to be terminated any discussions existing as of the date of the merger agreement that relate to any Acquisition Proposal or Acquisition Inquiry.

Each of TriQuint and RFMD agreed not to release or permit the release of any person from, or to waive or permit the waiver of any provision of, any confidentiality, non-solicitation, no hire, “standstill” or similar contract to which the party or any of its subsidiaries is a party or under which the party or any of its subsidiaries has any rights, and will use its reasonable best efforts to cause each such agreement to be enforced in accordance with its terms at the request of the other party to the merger agreement.

Shareholder Meetings

The merger agreement requires each of TriQuint and RFMD to, as promptly as practicable following effectiveness of the Form S-4 Registration Statement, duly call, give notice of, convene and hold a meeting of their respective stockholders or shareholders for the purpose of seeking stockholder adoption or shareholder approval of the merger agreement, the mergers and the other transactions contemplated by the merger agreement, including TriQuint stockholders’ approval of the absence of a majority voting provision in Rocky Holding’s amended and restated certificate of incorporation. If the party’s board of directors has not made a Change in Recommendation (as defined below), the party will recommend that its stockholders adopt or its shareholders approve the merger agreement and include that recommendation in this document.

Each of RFMD and TriQuint also agreed that, subject to the provisions of the following paragraph (a) this document would include a statement to the effect that the party’s board of directors recommends that its stockholders or shareholders vote to adopt or approve the merger agreement at its stockholders’ or shareholders’ meeting (the recommendation of the party’s board of directors that the party’s stockholders or shareholders vote to adopt or approve the merger agreement is referred to in this section as such party’s “Board Recommendation”); (b) the party’s Board Recommendation will not be withdrawn or modified in a manner adverse to the other party; (c) the party’s board of directors will not (i) fail to reaffirm that party’s Board Recommendation, or fail to publicly state that the mergers and the merger agreement are in the best interest of the party’s stockholders or shareholders within 10 business days after the other party requests in writing that such action be taken; (ii) fail to publicly announce, within 10 business days after a tender offer or exchange offer relating to the securities of the party has commenced, a statement disclosing that the party’s board of directors recommends rejection of the tender or exchange offer; (iii) fail to issue, within ten business days after an Acquisition Proposal with respect to the party or its subsidiaries is publicly announced, a press release announcing the party’s opposition to the Acquisition Proposal; or (iv) resolve or publicly propose to take any action described in clauses (b) or (c) of this sentence (each of the foregoing actions described in clauses (b) and (c) taken by a party is referred to in this section as a “Change in Recommendation” by the party).

At any time before the adoption or approval of the merger agreement by a party’s stockholders or shareholders, however, the party’s board of directors may effect, or cause the party to effect, a Change in Recommendation and, in the case of subclause “a.” below, terminate the merger agreement to enter into a contract with respect to a Superior Offer, if:

a.

(i) the party has not breached its obligations described in the preceding paragraph or above under “— No Solicitation” in connection with the Acquisition Proposal referred to in the following clause (ii); (ii) after the date of the merger agreement, an unsolicited, bona fide, written Acquisition Proposal is made to the party; (iii) the party’s board of directors determines in its good faith judgment, after consulting with an independent financial advisor and outside legal counsel, that the Acquisition Proposal constitutes a Superior Offer; (iv) the party’s board of directors does not effect, or cause the party to effect, a Change in Recommendation at any time within five business days after the other party receives written notice from the party confirming that the party’s board of directors has determined that the Acquisition Proposal is a Superior Offer (together with a written summary of the Superior Offer and setting forth the identity of the person making the Superior Offer and all the material terms and conditions of the Superior Offer in reasonable detail) (with any revision or modification in any material respect to the Superior Offer requiring a new written notice by the party to the other party in compliance with this clause (iv) and a new matching period under clause (v) below, except that the notice and matching period will be three business days); (v) during the five-business-day period, if requested by the other party, the party engages in good faith negotiations, the intent and purpose of which is to amend the merger agreement in such a manner that the Acquisition Proposal that was determined to constitute a Superior Offer no longer constitutes a Superior Offer, so that the transactions contemplated by the merger agreement may be effected; (vi) at the end of the five-business-day period, the Acquisition Proposal has not been withdrawn and continues to constitute a Superior Offer (taking into account any changes to the terms of the merger agreement proposed by the other party as a result of the negotiations required by clause (v) or otherwise); and (vii) the party’s board of directors determines in good faith, after having consulted with its outside legal counsel, that, in light of the Superior Offer, the failure to make a Change in Recommendation would be a breach of the fiduciary duties of the party’s board of directors to its shareholders under applicable legal requirements; or

b.	(i) a material development or change in circumstances with respect to a party that is not related to an Acquisition Proposal (to the extent the development or change in circumstances is disproportionately more favorable to the recurring financial condition and results of operations of the party when compared to other businesses operating in the industries in which the party operates) occurs or arises after the date of the merger agreement that was neither known to the party and its subsidiaries or any representative of the party nor reasonably foreseeable to the party and its subsidiaries as of the date of the merger agreement (which we refer to in this document as an “Intervening Event”) (however, changes in the market price or trading volume of the party’s common stock or the fact that the party meets or exceeds internal or published projections, forecasts or revenue or earnings predictions for any period will not constitute an Intervening Event, except that the underlying causes of the change or fact will not be excluded from the determination of whether an Intervening Event occurred); (ii) at least five business days prior to any meeting of the party’s board of directors at which the board will consider whether the Intervening Event requires a Change in Recommendation, the party provides the other party with a written notice specifying the date and time of the meeting and the reasons for holding the meeting; (iii) during the five-business-day period, if requested by the other party, the party engages in good faith negotiations with the other party to amend the merger agreement in such a manner that obviates the need for a Change in Recommendation as a result of the Intervening Event; and (iv) the party’s board of directors determines in good faith, after having consulted with its outside legal counsel, that, in light of the Intervening Event, the failure to make a Change in Recommendation would be a breach of the fiduciary duties of the party’s board of directors to its shareholders under applicable legal requirements.

Regulatory Approvals and Related Matters

Each party has agreed to use reasonable best efforts to file, as soon as practicable after the date of the merger agreement, all notices, reports and other documents required to be filed by the party with any governmental body with respect to the mergers and the other transactions contemplated by the merger agreement, and to submit promptly any additional information requested by any governmental body, including under applicable antitrust laws. RFMD and TriQuint have agreed to use reasonable best efforts to respond as promptly as practicable to any inquiries or requests received from any state attorney general, antitrust authority or other governmental body in connection with antitrust matters.

Subject to compliance with applicable legal requirements, each of TriQuint and RFMD has agreed to use their reasonable best efforts to provide to the other, as promptly as practicable, any information that is required in order to effect any filings or applications by the other party pursuant to the merger agreement. Except where prohibited by applicable legal requirements or applicable agreements, each of RFMD and TriQuint has also agreed to use their reasonable best efforts to:

•	consult with and consider the views of the other regarding material positions being taken in material filings to be made under antitrust laws in connection with the transactions contemplated by the merger agreement;

•	provide the other (and its counsel) as promptly as practicable with copies of all material filings and material written submissions made by the party with any governmental body under any antitrust law in connection with the transactions contemplated by the merger agreement; and

•	consult with the other in advance of any meeting or conference with any governmental body under any antitrust law in connection with the transactions contemplated by the merger agreement and give the other the opportunity to attend and participate in the meeting or conference.

Notwithstanding the foregoing, the parties have also agreed that none of TriQuint, Trident Merger Sub, Rocky Holding, RFMD or Rocky Merger Sub (or any of their respective subsidiaries) will have any obligation under the merger agreement or in connection with the transactions contemplated by the merger agreement:

•	to divest or agree to divest (or cause any of their respective subsidiaries to divest or agree to divest) any of their respective businesses, product lines or assets, or to take or agree to take (or cause any of their respective subsidiaries to take or agree to take) any other action or agree (or cause any of their respective subsidiaries to agree) to any limitation or restriction on any of their respective businesses, product lines or assets; or

•	to license or otherwise make available (or cause any of their respective subsidiaries to license or otherwise make available) to any person, any technology, software or other intellectual property or intellectual property right.

The merger agreement provides, however, that the parties will be required to take (and to cause their respective subsidiaries to take) the actions set forth in the immediately preceding paragraph only if those actions, considered collectively, are not reasonably expected to result in a reduction of the combined annual consolidated revenues of the parties and their subsidiaries, collectively, of more than $50,000,000 (using revenues for the 12 months ending December 31, 2013 in determining whether the threshold set forth in this sentence is reasonably expected to be exceeded), and would not reasonably be expected to result in a material and adverse effect on the benefits TriQuint and RFMD intend to achieve through the transactions contemplated by the merger agreement.

Employee Benefits

The merger agreement provides that with respect to employee benefit plans of RFMD and TriQuint assumed and maintained by Rocky Holding or any subsidiary of Rocky Holding in which any employee of RFMD, TriQuint or any of their respective subsidiaries who continues employment with Rocky Holding or any of its subsidiaries after the effective time will participate after the effective time, all service of the continuing employees with RFMD, TriQuint or their respective subsidiaries, as the case may be, will be recognized for purposes of determining eligibility to participate, vesting and accrual and level of benefits, except to the extent the recognition would result in the duplication of benefits.

The merger agreement also provides that Rocky Holding or Rocky Holding’s subsidiaries, as applicable, will use commercially reasonable efforts to cause each employee benefit plan of Rocky Holding or its subsidiaries that is a welfare benefit plan to:

•	waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements other than preexisting condition limitations, exclusions or waiting periods that are already in effect with respect to those continuing employees and that have not been satisfied or waived as of the effective time under the analogous welfare benefit plan maintained for the continuing employees immediately prior to the effective time; and

•	recognize for each continuing employee and his or her spouse, domestic partner and dependents for purposes of applying annual deductible, co-payment and out-of-pocket maximums under the Rocky Holding benefit plan any deductible, co-payment and out-of-pocket expenses paid by the continuing employee and his or her spouse, domestic partner and dependents under an analogous RFMD employee plan or TriQuint employee plan during the plan year of the plan in which occurs the later of the effective time and the date on which the continuing employee begins participation in the Rocky Holding benefit plan.

The parties have also agreed to cooperate with one another to determine whether any RFMD employee plan or TriQuint employee plan, as applicable, that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code will be terminated effective prior to the initial effective time. If RFMD is required to terminate any 401(k) plan, then RFMD will provide to TriQuint prior to the closing date written evidence of the adoption by the RFMD board of director resolutions authorizing the termination of the 401(k) plan (the form and substance of which resolutions will be subject to the reasonable review of TriQuint). If TriQuint is required to terminate any 401(k) plan, then TriQuint will provide to RFMD prior to the closing date written evidence of the adoption by the TriQuint board of director resolutions authorizing the termination of the 401(k) plan (the form and substance of which resolutions will be subject to the reasonable review of RFMD).

To the extent any employee notification or consultation requirements are imposed by applicable legal requirements with respect to any of the transactions contemplated by the merger agreement, RFMD, TriQuint and Rocky Holding have agreed to cooperate to ensure that the requirements are complied with prior to the initial effective time. Prior to the effective time, RFMD and TriQuint have agreed not to communicate with any of their respective employees regarding post-closing employment matters, including post-closing employee benefits and compensation, without the prior written approval of the other party, which approval will not be unreasonably withheld.

RFMD and TriQuint also acknowledged in the merger agreement that the transactions contemplated by the merger agreement constitute a “change of control” (or words of similar meaning) under any TriQuint employee plan, TriQuint employee agreement, RFMD employee plan or RFMD employee agreement that provides for the potential payment of benefits in connection with a “change of control” (or phrases of similar meaning), and benefits will only be payable under those plans and agreements in the event that the employment or service of affected participants is terminated without cause or for good reason within certain specific time periods related to the “change of control” event.

The merger agreement provides that as of or following the initial effective time, Rocky Holding may adopt and implement a stock plan or plans pursuant to which Rocky Holding will have the authority to grant equity awards with respect to shares of Rocky Holding common stock. Pursuant to the terms of the merger agreement, RFMD and TriQuint will, prior to the initial effective time, mutually agree on the terms of the plan or plans, including the number of shares of Rocky Holding common stock to be reserved for issuance under the plan or plans. The merger agreement also provides that at the initial effective time, Rocky Holding may assume any or all RFMD equity plans and TriQuint equity plans.

Indemnification of Officers and Directors

The merger agreement provides that, for a period of six years after the effective time, Rocky Holding will cause the surviving corporations and their subsidiaries to indemnify their respective current or former directors and officers and any person who becomes a director or officer of RFMD and any of its subsidiaries or TriQuint and any of its subsidiaries prior to the effective time to the fullest extent that applicable legal requirements permit a company to indemnify its own directors and officers.

The merger agreement also provides that, for a period of six years following the effective time, Rocky Holding and the surviving corporations will cause to be maintained in effect the existing policies of each of TriQuint’s and RFMD’s directors’ and officers’ liability insurance (or a comparable replacement policy) covering claims arising from facts or events that occurred at or prior to the effective time to the extent that the claims are of the type covered by such insurance policies (including for acts or omissions occurring in connection with the merger agreement and the completion of the transactions contemplated by the merger agreement to the extent that the acts or omissions are covered by such insurance policies) and covering each indemnified party who is covered as of the effective time by the applicable directors’ and officers’ liability insurance policy, in any case on terms with respect to coverage and amounts that are no less favorable in the aggregate than those terms in effect on the date of the merger agreement. Neither Rocky Holding nor the surviving corporations, however, will be required to pay in any one year an amount in excess of 200% of the larger of the current annual premium paid by RFMD or TriQuint for their respective directors’ and officers’ liability insurance policies.

The merger agreement provides that if Rocky Holding, the surviving corporations or any of their respective subsidiaries (or any of their respective successors or assigns) consolidates or merges with any other person and is not the continuing or surviving corporation or entity in that consolidation or merger, then in each case, to the extent necessary to protect the rights of the indemnified parties, proper provision will be made so that the continuing or surviving corporation or entity (or its successors or assigns, if applicable) will assume the obligations set forth above.

Litigation

Each of TriQuint and RFMD has agreed to give the other the opportunity to participate in the defense or settlement of any shareholder claim or legal proceeding (including any class action or derivative litigation) against the party or its officers or directors relating to the mergers and the other transactions contemplated in connection with the mergers, and no settlement will be agreed to, and no agreement or arrangement with any shareholder will be entered into by TriQuint or RFMD outside the ordinary course of business, without the written consent of the other, which consent with respect to any settlement will not be unreasonably withheld, conditioned or delayed. Each of TriQuint and RFMD has also agreed to cooperate and use its reasonable best efforts to cause its representatives to cooperate in the defense against the claim or legal proceeding.

Disclosure

Subject to specified exceptions, the parties have agreed to consult with each other before issuing any press release or otherwise making any public statement with respect to the mergers or any transactions contemplated in connection with the mergers, and will not issue any press release or make any public statement without the written consent of the other parties to the merger agreement, which consent will not be unreasonably withheld, conditioned or delayed. Each party will consult with the other party and consider the views and comments of the other party before the party or any of its representatives sends any emails or other documents to the party’s employees generally or otherwise communicates with the party’s employees generally, with respect to the mergers or any transactions contemplated in connection with the mergers.

Section 16 Matters

The merger agreement provides that, subject to specified conditions, prior to the initial effective time, each party will take all steps that may be required to cause any dispositions of the party’s common stock (including derivative securities with respect to the party’s common stock) or acquisitions of Rocky Holding common stock (including derivative securities with respect to Rocky Holding common stock) resulting from the mergers by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the party or will become subject to those reporting requirements with respect to Rocky Holding, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Access and Investigation

The merger agreement provides that during the period commencing on the date of the merger agreement and ending as of the earlier of the effective time or the termination of the merger agreement (which we refer to as the “Pre-Closing Period”), subject to applicable legal requirements and the terms of any confidentiality restrictions under contracts of the party as of the date of the merger agreement, upon reasonable notice each party will, and will cause each of its subsidiaries to, provide the representatives of the other party with reasonable access during normal business hours to its personnel, tax and accounting advisors and assets and to all existing books, records, tax returns, work papers and other documents and information relating to the party or any of its subsidiaries, in each case as reasonably requested by the other party, and provide the representatives of the other party with copies of the existing books, records, tax returns, work papers and other documents and information relating to the party and its subsidiaries as reasonably requested by the other party. The merger agreement further provides that during the Pre-Closing Period, each of TriQuint and RFMD will, and will cause its representatives to, permit the other party’s senior officers to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers of the party responsible for the party’s financial statements and the internal controls of the party to discuss those matters that the other party may deem necessary or appropriate in order to enable the other party to satisfy its post-closing obligations under the Sarbanes-Oxley Act and the rules and regulations relating thereto. Subject to applicable legal requirements, RFMD and TriQuint have also agreed to promptly provide the other with copies of any notice, report or other document filed with or sent to any governmental body on behalf of any party to the mergers or any of the other transactions contemplated in connection with the mergers.

Conditions to the Merger

Conditions to RFMD’s and TriQuint’s Obligations to Complete the Merger

The obligations of each party to cause the mergers to be effected and otherwise cause the transactions contemplated by the merger agreement to be completed are subject to the satisfaction or waiver of various conditions that include the following:

•	the merger agreement has been approved by the RFMD shareholders and adopted by the TriQuint stockholders;

•	TriQuint stockholders have approved the absence of a majority voting provision in Rocky Holding’s amended and restated certificate of incorporation;

•	the shares of Rocky Holding common stock issuable to TriQuint’s stockholders and RFMD’s shareholders pursuant to the merger agreement have been approved for listing on NASDAQ subject to official notice of issuance;

•	no temporary restraining order, preliminary or permanent injunction or other order preventing the completion of the mergers has been issued by any court of competent jurisdiction or other governmental body and remains in effect, and no legal requirement has been enacted or deemed applicable to the mergers that makes completion of the mergers illegal;

•	effectiveness of the Registration Statement on Form S-4 for the Rocky Holding common stock being issued in the mergers (of which this joint proxy statement/prospectus forms a part) and the absence of any stop order suspending such effectiveness;

•	any waiting period applicable to the completion of the mergers under any applicable antitrust law (including the HSR Act) has expired or been terminated;

•	any governmental authorization or other consent required to be obtained with respect to the mergers under any applicable antitrust law or other legal requirement has been obtained and remains in full force and effect (other than any governmental authorization or consent under legal requirements other than antitrust laws, the failure to obtain which would not reasonably be expected to have a material adverse effect with respect to either RFMD or TriQuint), and no governmental authorization or other consent so obtained requires, contains or contemplates any term, limitation, condition or restriction that has or would reasonably be expected to have or result in a material adverse effect with respect to either RFMD or TriQuint;

•	the representations and warranties of the other party set forth in the merger agreement with respect to:

a.	the authorized, issued and outstanding shares of common stock of the other party and its subsidiaries;

b.	the shares of the other party subject to issuance pursuant to stock options, stock awards and equity compensation plans;

c.	the absence of any other outstanding rights to acquire capital stock of the other party or other contract or plan under which the other party is or may become obligated to sell or otherwise issue any share of its capital stock or any other securities;

d.	the due authorization and the binding nature of the merger agreement;

e.	the required vote by the RFMD shareholders and TriQuint stockholders necessary to approve or adopt the merger agreement, as applicable;

f.	the opinions of the other party’s financial advisors; and

g.	the absence of any brokerage, finder’s or other fee or commission in connection with the mergers or any of the transactions contemplated by the merger agreement;

in each case, were accurate in all material respects as of the date of the merger agreement and are accurate in all material respects as of the closing date as though made on or as of that date (or, in the case of representations and warranties that address matters only as of a particular date, as of that date), except that for purposes of determining the accuracy of the representations and warranties as of the foregoing dates, all materiality qualifications limiting the scope of the representations and warranties will be disregarded;

•	all other representations and warranties of the other party set forth in the merger agreement were accurate in all respects as of the date of the merger agreement and are accurate in all respects as of the closing date as if made on and as of the closing date (except for any of those representations and warranties made as of a specific date, which must have been accurate in all respects as of that date), except that (a) for purposes of determining the accuracy of those representations and warranties as of the foregoing dates all materiality qualifications limiting the scope of those representations and warranties will be disregarded; and (b) any inaccuracies in those representations and warranties will be disregarded if the circumstances giving rise to all the inaccuracies (considered collectively) do not constitute, and would not reasonably be expected to have or result in, a material adverse effect on the other party;

•	the party has received a certificate executed by an executive officer of the other party confirming that specified conditions have been satisfied;

•	the other party has complied with or performed in all material respects all of its covenants and obligations under the merger agreement required to be complied with or performed at or prior to the closing;

•	the party has received a legal opinion to the effect that the mergers will constitute a reorganization within the meaning of Section 368(a) of the Code;

•	since the date of the merger agreement, no material adverse effect with respect to the other party has occurred that has not been cured, and no other event exists that, in combination with any other events or circumstances, is reasonably expected to have or result in a material adverse effect with respect to the other party;

•	there is no pending suit, action or judicial proceeding brought by, or overtly threatened any suit, action or judicial proceeding by, a governmental body:

a.	challenging or seeking to restrain, prohibit, rescind or unwind the completion of the mergers or any of the other transactions contemplated by the merger agreement;

b.	seeking to prohibit or limit in any material respect Rocky Holding’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of either surviving corporation;

c.	relating to the mergers or the other transactions contemplated by the merger agreement and would reasonably be expected to materially and adversely affect the right or ability of TriQuint, RFMD or any of their respective subsidiaries to own any material asset or materially limit the operation of their respective businesses;

d.	seeking to compel RFMD, TriQuint or any of their respective subsidiaries to dispose of or hold separate any material asset or business as a result of the mergers or any of the other transactions contemplated by the merger agreement; or

e.	relating to the mergers or the other transactions contemplated by the merger agreement and seeking to impose (or that would reasonably be expected to result in the imposition of) any criminal sanctions or criminal liability on Rocky Holding, RFMD, TriQuint or any of their respective subsidiaries; and

•	the other party has filed all statements, reports, schedules, forms and other documents required to be filed with the SEC since the date of the merger agreement.

Termination

The merger agreement may be terminated prior to the effective time, whether before or after approval or adoption of the merger agreement by RFMD’s shareholders or TriQuint’s stockholders:

•	by the mutual written consent of TriQuint and RFMD;

•	by either of TriQuint or RFMD:

•	if the mergers have not have been completed by the End Date (as defined below); provided, however, that a party will not be permitted to terminate the merger agreement pursuant to this provision if the failure to complete the mergers by the End Date is attributable to a failure on the part of the party to perform any covenant or obligation in the merger agreement required to be performed by the party at or prior to the effective time;

•	if a court of competent jurisdiction or other governmental body has issued a final and nonappealable order, or has taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the mergers;

•	if (a) the RFMD shareholders’ special meeting (including any adjournments and postponements thereof) has been held and completed and RFMD’s shareholders have taken a final vote on a proposal to approve the merger agreement; and (b) the merger agreement was not approved at the RFMD shareholders’ special meeting (and was not approved at any adjournment or postponement thereof) by the required RFMD shareholder vote; or

•	if (a) the TriQuint stockholders’ special meeting (including any adjournments and postponements thereof) has been held and completed and TriQuint’s stockholders have taken a final vote on a proposal to adopt the merger agreement, and a proposal to approve the absence of a majority voting provision in Rocky Holding’s amended and restated certificate of incorporation; and (b) either the merger agreement was not adopted at the TriQuint stockholders’ special meeting or the absence of a majority voting provision in Rocky Holding’s amended and restated certificate of incorporation was not approved at the TriQuint stockholders’ special meeting (and was not adopted at any adjournment or postponement thereof) by the required TriQuint stockholder vote.

•	By TriQuint:

•	if at any time prior to the approval of the merger agreement by the required RFMD shareholder vote, a Triggering Event (as defined below) has occurred with respect to RFMD;

•

if (a) any of RFMD’s representations and warranties contained in the merger agreement were inaccurate as of the date of the merger agreement such that the closing conditions regarding the accuracy of RFMD’s representations and warranties are not satisfied, or have become inaccurate as of a date subsequent to the date of the merger agreement (as if made on that subsequent date) such that the conditions regarding the accuracy of RFMD’s representations and warranties would not be satisfied (it being understood that, for purposes of determining the accuracy of those representations and warranties as of the date of the merger agreement or as of any subsequent date, all materiality qualifications limiting the scope of those representations and warranties will be disregarded); or (b) any of RFMD’s covenants or obligations contained in the merger agreement have been breached such that the closing condition regarding the performance of covenants would not be satisfied; provided, however, that, for purposes of clauses (a) and (b) above, if an inaccuracy in any of RFMD’s representations and warranties (as of the date of the merger agreement or as of a date subsequent to the date of the merger agreement) or a breach of a covenant or obligation by RFMD is curable by RFMD by the End Date and RFMD continues to exercise its reasonable best efforts to cure the inaccuracy or breach, then TriQuint may not terminate the merger agreement on account of the inaccuracy or breach unless the inaccuracy or breach remains uncured for a period of 30 days commencing on the date that TriQuint gives RFMD notice of such inaccuracy or breach; or

•	if at any time prior to the adoption of the merger agreement by the required TriQuint stockholder vote, the TriQuint board effects, or causes TriQuint to effect, a Change in Recommendation and terminates the merger agreement to enter a contract with respect to a Superior Offer.

•	By RFMD:

•	if at any time prior to the adoption of the merger agreement by the required TriQuint stockholder vote, a Triggering Event has occurred with respect to TriQuint;

•	if (a) any of TriQuint’s representations and warranties contained in the merger agreement were inaccurate as of the date of the merger agreement such that the closing conditions regarding the accuracy of TriQuint’s representations and warranties are not satisfied, or have become inaccurate as of a date subsequent to the date of the merger agreement (as if made on that subsequent date) such that the conditions regarding the accuracy of TriQuint’s representations and warranties would not be satisfied (it being understood that, for purposes of determining the accuracy of those representations and warranties as of the date of the merger agreement or as of any subsequent date, all materiality qualifications limiting the scope of those representations and warranties will be disregarded); or (b) any of TriQuint’s covenants or obligations contained in the merger agreement have been breached such that the closing condition regarding the performance of covenants would not be satisfied; provided, however, that, for purposes of clauses (a) and (b) above, if an inaccuracy in any of TriQuint’s representations and warranties (as of the date of the merger agreement or as of a date subsequent to the date of the merger agreement) or a breach of a covenant or obligation by TriQuint is curable by TriQuint by the End Date and TriQuint continues to exercise its reasonable best efforts to cure the inaccuracy or breach, then RFMD may not terminate the merger agreement on account of such inaccuracy or breach unless the inaccuracy or breach remains uncured for a period of 30 days commencing on the date that RFMD gives TriQuint notice of the inaccuracy or breach; or

•	if at any time prior to the approval of the merger agreement by the required RFMD shareholder vote, the RFMD board effects, or causes RFMD to effect, a Change in Recommendation and terminates the merger agreement to enter a contract with respect to a Superior Offer.

For the purposes of the merger agreement, the “End Date” means November 22, 2014; provided, however, that the End Date may be extended by either RFMD or TriQuint to February 22, 2015 if, on November 22, 2014, each of the conditions to the other party’s obligation to close has been satisfied, other than as a result of a challenge to the mergers under antitrust laws.

For the purposes of the merger agreement, a “Triggering Event” is deemed to have occurred with respect to a party if

•	the board of the party fails to make the party’s Board Recommendation, or withdraws or modifies the party’s Board Recommendation in a manner adverse to the other party;

•	the party fails to include in the party’s Board Recommendation a statement to the effect that the party’s board of directors has determined and believes that the mergers are advisable to, and in the best interests of, the party’s stockholders or shareholders;

•	the party’s board of directors fails to reaffirm its Board Recommendation, or fails to reaffirm its determination that the mergers are in best interests of the party’s shareholders, within 10 business days after the other party requests in writing that the recommendation or determination be reaffirmed;

•	the party’s board of directors approves, endorses or recommends any Acquisition Proposal;

•	the party enters into any letter of intent or similar document or any contract relating to any Acquisition Proposal;

•	a tender or exchange offer relating to securities of the party has commenced and the party has not sent to its securityholders, within 10 business days after the commencement of the tender or exchange offer, a statement disclosing that the party recommends rejection of the tender or exchange offer;

•	an Acquisition Proposal with respect to the party and its subsidiaries has been publicly announced, and the party fails to issue a press release announcing its opposition to the Acquisition Proposal within 10 business days after the Acquisition Proposal has been announced; or

•	the party breaches in any material respect any material obligation described above in “— No Solicitation” or with respect to the party’s stockholder or shareholder meeting.

Effect of Termination

The merger agreement provides that if the merger agreement is terminated as described in “— Termination” above, the merger agreement will be void and have no effect, without any liability or obligation on the part of any party, except that:

•	no termination will affect the obligations of the parties contained in the Confidentiality Agreement;

•	no termination will relieve any party to the merger agreement of any liability for any intentional breach of the merger agreement or fraud; and

•	various other provisions of the merger agreement, including (a) provisions with respect to the ability of TriQuint and RFMD to pursue damages against the other party for a willful breach of the merger agreement and (b) provisions with respect to the allocation of fees and expenses, including, if applicable, the termination fees and expense reimbursements described below, will survive termination.

Termination Fees; Expenses

All fees and expenses incurred by the parties are to be paid by the party that has incurred the fees and expenses except that the parties have agreed to share equally the fees and expenses associated with the filing, printing and mailing of the Form S-4 Registration Statement and this document and any amendments or supplements to either document, and the filing of any notice or other document under any applicable antitrust law.

The merger agreement provides that RFMD will pay TriQuint a cash termination fee in the following circumstances:

•	if (a) the merger agreement is terminated by TriQuint or RFMD due to the failure of RFMD’s shareholders to approve the merger agreement at the RFMD shareholders’ meeting, (b) no Acquisition Proposal with respect to RFMD or its subsidiaries has been disclosed, announced, commenced, submitted or made between the date of the merger agreement and the time of the termination of the merger agreement, and (c) no Triggering Event with respect to RFMD has occurred between the date of the merger agreement and the time of the termination of the merger agreement, then RFMD will pay TriQuint, in cash within two business days after termination of the merger agreement, a nonrefundable fee in the amount of $17.1 million; and

•

if the merger agreement is terminated (a) at any time after the occurrence of a Triggering Event with respect to RFMD; (b) by RFMD in order to enter into a contract with respect to a Superior Offer; or (c) by TriQuint or RFMD because the mergers have not been completed by the End Date or due to RFMD’s failure to secure the required shareholder vote at the RFMD shareholder meeting, and in the case of clause “c) of this sentence only: (i) at or prior to the time of the termination of the merger agreement an Acquisition Proposal with respect to RFMD or its subsidiaries has been disclosed, announced, commenced, submitted or made and has not been withdrawn; and (ii) within nine months of the termination of the merger agreement, either (A) an acquisition transaction with respect to RFMD or its subsidiaries is completed; or (B) a definitive agreement relating to an acquisition transaction with respect to RFMD or its subsidiaries is entered into by RFMD or its subsidiaries, then RFMD will pay TriQuint a nonrefundable fee in the amount of $66.7 million.

The merger agreement provides that TriQuint will pay RFMD a cash termination fee under the following circumstances:

•	if (a) the merger agreement is terminated by TriQuint or RFMD due to a failure of TriQuint’s stockholders to adopt the merger agreement at the TriQuint stockholders’ meeting or a failure of TriQuint’s stockholders to approve the absence of a majority voting provision in Rocky Holding’s amended and restated certificate of incorporation, (b) no Acquisition Proposal with respect to TriQuint and its subsidiaries has been disclosed, announced, commenced, submitted or made between the date of the merger agreement and the time of the termination of the merger agreement, and (c) no Triggering Event with respect to TriQuint has occurred between the date of the merger agreement and the time of the termination of the merger agreement, then TriQuint will pay RFMD, in cash within two business days after the termination of the merger agreement, a nonrefundable fee in the amount of $17.1 million; and

•	if the merger agreement is terminated (a) at any time after the occurrence of a Triggering Event with respect to TriQuint; (b) by TriQuint in order to enter into a contract with respect to a Superior Offer; or (c) by TriQuint or RFMD because the mergers have not been completed by the End Date or due to TriQuint’s failure to secure the required stockholder vote at the TriQuint stockholder meeting, and in the case of clause (c) of this sentence only (i) at or prior to the time of the termination of the merger agreement an Acquisition Proposal with respect to TriQuint or its subsidiaries has been disclosed, announced, commenced, submitted or made and has not been withdrawn; and (ii) within nine months of the termination of the merger agreement, either (A) an acquisition transaction with respect to TriQuint or its subsidiaries is completed; or (B) a definitive agreement relating to an acquisition transaction with respect to TriQuint or its subsidiaries is entered into by TriQuint or its subsidiaries, then TriQuint will pay RFMD a nonrefundable fee in the amount of $66.7 million.

The merger agreement also provides that in no circumstances will TriQuint or RFMD be entitled to receive more than $66.7 million in non-refundable fees; provided, however, that TriQuint or RFMD, as the case may be, is obligated to pay any amounts required to be paid by the party in connection with fees and expenses incurred in connection with the merger agreement or other agreements executed in connection with the transactions contemplated by the merger agreement, in addition to any nonrefundable fee required to be paid by the party.

The merger agreement provides that if a party fails to pay any non-refundable fee when due, then (a) the party will reimburse the other party for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of the overdue amount and the enforcement by the other party of its rights; and (b) the party will pay to the other party interest on the overdue amount (for the period commencing as of the date the overdue amount was originally required to be paid through the date the overdue amount is actually paid to the other party in full) at a rate per annum equal to the lower of (i) 350 basis points over the “prime rate” (as announced by Citibank, N.A. or any successor thereto) in effect on the date the overdue amount was originally required to be paid; or (ii) the maximum rate permitted by applicable legal requirements.

Amendment and Waiver

Amendment

The merger agreement may be amended with the approval of the respective boards of directors of Rocky Holding, RFMD and TriQuint at any time (whether before or after the approval or adoption of the merger agreement by RFMD’s shareholders or TriQuint’s stockholders); provided, however, that after the approval of the merger agreement by RFMD’s shareholders, no amendment will be made which by applicable legal requirement or regulation of NASDAQ requires further approval of the RFMD’s shareholders without the further approval of the RFMD shareholders, and after the adoption of the merger agreement by TriQuint’s stockholders, no amendment will be made which by applicable legal requirement or regulation of NASDAQ requires further approval of TriQuint’s stockholders without the further approval of the TriQuint stockholders. The merger agreement may not be amended except by an instrument in writing signed on behalf of each of the parties to the merger agreement.

Waiver

Subject to specified limitations, at any time prior to the effective time, any party to the merger agreement may:

•	extend the time for the performance of any of the obligations or other acts of the other parties to the merger agreement;

•	waive any inaccuracy in or breach of any representation, warranty, covenant or obligation of the other party in the merger agreement or in any document delivered pursuant to the merger agreement; and

•	waive compliance with any covenant, obligation or condition for the benefit of the party contained in the merger agreement.

Any agreement on the part of a party to any extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of the party, and any waiver will not be applicable or have any effect except in the specific instance in which it is given.

Specific Performance; Third-Party Beneficiaries

Specific Performance

The parties are entitled to an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement, in addition to any other remedy to which they are entitled at law or in equity. If, prior to the End Date, any party brings any action to enforce specifically the performance of the other terms and provisions of the merger agreement by any other party, the End Date will automatically be extended by the amount of time during which the action is pending plus 20 business days or any other time period established by the Chancery Court of the State of Delaware.

Third-Party Beneficiaries

The merger agreement is not intended to confer upon any person other than the parties to the merger agreement any rights or remedies, except after the effective time pursuant to various provisions of the merger agreement relating to indemnification and exculpation from liability for the directors and officers of RFMD, TriQuint or any of their respective subsidiaries.

Treatment of RFMD Equity Compensation Plans Following the Mergers

RFMD 2012 Stock Incentive Plan-Awards Following Mergers

In connection with the mergers, Rocky Holding will assume and continue the RF Micro Devices, Inc. 2012 Stock Incentive Plan, or the 2012 Plan, except that following the effective time:

•	stock covered by awards granted under the 2012 Plan will be shares of Rocky Holding common stock;

•	all references in the 2012 Plan to a number of shares of RFMD common stock will be amended to refer instead to that number of shares of Rocky Holding common stock as adjusted by the RFMD Exchange Ratio;

•	employees, directors and independent contractors of Rocky Holding, RFMD and TriQuint (or any other affiliate of Rocky Holding) shall be eligible to receive awards under the 2012 Plan;

•	the Rocky Holding board, or any committee of the Rocky Holding board as described below, will succeed to the authority and responsibility of the RFMD board or a committee of the RFMD board with respect to the administration of the 2012 Plan; and

•	certain other minor technical revisions may also be made.

This section describes in more detail the key terms of the 2012 Plan, as proposed to be amended in connection with the mergers and the 2012 Plan’s assumption by Rocky Holding as described above. Except for the changes described in this joint proxy statement/prospectus due to the mergers and assumption of the 2012 Plan by Rocky Holding, this discussion is qualified in all respects by reference to the terms of the 2012 Plan. See Exhibit 99 to RFMD’s Form S-8 (SEC File No. 333-183356) Registration Statement filed with the SEC on August 16, 2012. A VOTE “FOR” THE PROPOSAL TO APPROVE THE MERGER AGREEMENT BY THE SHAREHOLDERS OF RFMD AND THE STOCKHOLDERS OF TRIQUINT WILL BE CONSIDERED A VOTE “FOR” APPROVAL OF THE 2012 PLAN AS ASSUMED BY ROCKY HOLDING AND AS DESCRIBED IN THIS JOINT PROXY STATEMENT/PROSPECTUS AND THE 2012 PLAN FOR CERTAIN REGULATORY PURPOSES (SUCH AS SECTION 422 OF THE CODE).

Purpose and Eligibility

Following the mergers, the purposes of the 2012 Plan as assumed by Rocky Holding will be to encourage and enable selected employees, directors and independent contractors of Rocky Holding and its affiliates (including both RFMD and TriQuint) to acquire or increase their holdings of Rocky Holding common stock and other equity-based interests in Rocky Holding in order to promote a closer identification of their interests with those of Rocky Holding and its stockholders, and to provide flexibility to Rocky Holding in its ability to motivate, attract and retain the services of participants upon whose judgment, interest and special effort the successful conduct of its operation largely depends. Awards may be granted to selected employees, directors and independent contractors of Rocky Holding or its affiliates (including both RFMD and TriQuint) in the discretion of the 2012 Plan administrator. In connection with the mergers, Rocky Holding will amend and restate the 2012 Plan to reflect the effect of the mergers by modifying eligibility as described above, to reflect Rocky Holding’s assumption of the 2012 Plan, to clarify that Rocky Holding common stock will be issued under the 2012 Plan, to adjust the number of shares issuable under the 2012 Plan by the RFMD Exchange Ratio and to make other minor technical revisions.

Rocky Holding’s assumption and continuation of the 2012 Plan as described in this joint proxy statement/prospectus is intended to provide the flexibility needed to use equity compensation to attract, retain and motivate a large group of talented employees, directors and independent contractors who are important to the long-term growth and success of Rocky Holding, RFMD and TriQuint following the mergers.

Share Limitations

The maximum number of shares of RFMD common stock that may be issued pursuant to awards granted under the 2012 Plan may not exceed the sum of (a) 17,000,000 shares, plus (b) any shares of common stock (i) remaining available for the grant of awards as of the 2012 Plan effective date under RFMD’s 2003 Plan, 2006 Directors Plan, 1999 Plan, 1997 Key Employees’ Stock Option Plan, 1992 Stock Option Plan and any other stock incentive plans maintained by RFMD immediately before the mergers, each of which we refer to as a “prior plan,” and/or (ii) subject to an award granted under a prior plan if the award is forfeited, canceled, terminated, expires or lapses for any reason. Of the amount described in the preceding sentence, no more than 17,000,000 shares may be issued under the 2012 Plan pursuant to the grant of incentive stock options. As described above, as a consequence of the mergers, these limits will be adjusted by the RFMD Exchange Ratio. As of June 30, 2014, approximately 14,246,132 shares were subject to outstanding awards, and 19,654,237 shares of RFMD common stock remained available for the grant of awards (which numbers are subject to adjustment based on the RFMD Exchange Ratio).

In addition, under the 2012 Plan, in any 12-month period, (a) no participant may be granted options and stock appreciation rights, or SARs, that are not related to an option for more than 2,000,000 shares of common stock (or the equivalent value thereof based on the fair market value per share of the common stock on the date of grant of an award); and (b) no participant may be granted awards other than options or SARs that are settled in shares of RFMD common stock for more than 2,000,000 shares of RFMD common stock (or the equivalent value thereof based on the fair market value per share of the common stock on the date of grant of an award), with, in each case, such share limits being adjusted in accordance with the RFMD Exchange Ratio.

The following are not included in calculating the 2012 Plan share limitations described above:

•	dividends, including dividends paid in shares, or dividend equivalents paid in cash in connection with outstanding awards;

•	awards which are settled in cash;

•	any shares subject to an award under the 2012 Plan if the award is forfeited, canceled, terminated, expires or lapses for any reason or shares subject to an award which are forfeited to, repurchased or reacquired by RFMD prior to the mergers or by Rocky Holding following the mergers; and

•	any shares surrendered by a participant or withheld by RFMD (prior to the mergers) or Rocky Holding (following the mergers) to pay the option price or purchase price for an award or to satisfy any tax withholding requirement in connection with the exercise, vesting or earning of an award if, in accordance with plan terms, a participant pays the option or purchase price or satisfies the tax withholding by either tendering previously owned shares or having RFMD (prior to the mergers) or Rocky Holding (following the mergers) withhold shares.

In addition, (a) shares issued under the 2012 Plan through the settlement, assumption or substitution of outstanding awards granted by another entity or obligations to grant future awards as a condition of or in connection with any subsequent merger, acquisition or similar transaction involving Rocky Holding acquiring another entity will not reduce the maximum number of shares of common stock available for delivery under the 2012 Plan, and (b) available shares under a shareholder approved plan of an acquired company (as appropriately adjusted to reflect the transaction) may be used for awards under the 2012 Plan (subject to applicable stock exchange listing requirements) and will not reduce the maximum number of shares available under the 2012 Plan.

The number of shares reserved for issuance under the 2012 Plan, the participant award limitations and the terms of awards may be further adjusted in the event of an adjustment in the capital structure of Rocky Holding (due to a subsequent merger, stock split, stock dividend or similar event). On July 16, 2014, the closing sales price of the RFMD common stock as reported on NASDAQ was $9.89 per share.

Administration; Amendment and Termination

Following the mergers, the 2012 Plan will be administered by the Rocky Holding board or, upon its delegation, by the compensation committee of the Rocky Holding board. To the extent required under Rule 16b-3 of the Exchange Act, the compensation committee shall consist solely of two or more “non-employee directors” as that term is defined in Rule 16b-3, or as may otherwise be permitted under Rule 16b-3. To the extent required by Section 162(m) of the Code, the 2012 Plan shall be administered by a committee consisting of two or more “outside directors” (as that term is defined in Section 162(m) of the Code) or as may otherwise be permitted under Section 162(m) of the Code. In addition, Rocky Holding compensation committee members shall qualify as “independent directors” under applicable stock exchange rules if and to the extent required.

The 2012 Plan and awards may be amended or terminated at any time by the Rocky Holding board, subject to the following: (a) shareholder approval will be required of any 2012 Plan amendment if approval is required by applicable law, rule or regulation; and (b) an amendment or termination of an award may not materially adversely affect the rights of a participant without the participant’s consent. In addition, except for anti-dilution adjustment permitted under the 2012 plan, shareholder approval will be required to amend the terms of outstanding options or SARs to reduce the option price or base price of such outstanding options or SARs; exchange outstanding options or SARs for cash, for options or SARs with an option price or base price that is less than the option price or base price of the original option or SAR, or for other equity awards at a time when the original option or SAR has an option price or base price, as the case may be, above the fair market value of the common stock; or take other action with respect to options or SARs that would be treated as a repricing under the rules of the principal stock exchange on which shares of Rocky Holding common stock are listed. The administrator may adjust awards upon the occurrence of certain unusual or nonrecurring events, if the administrator determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the 2012 Plan or necessary or appropriate to comply with applicable laws, rules or regulations.

Awards

A summary of the material terms of the types of awards that may be granted by Rocky Holding under the 2012 Plan following the mergers is provided below.

Options. The 2012 Plan authorizes the grant of both incentive stock options and nonqualified options, both of which will be exercisable for shares of Rocky Holding common stock, although incentive stock options may only be granted to employees. The administrator will determine the option price at which a participant may exercise an option. The option price must be no less than 100% of the fair market value per share of Rocky Holding common stock on the date of grant, or 110% of the fair market value with respect to incentive stock options granted to an employee who owns stock representing more than 10% of the total voting power of all classes of Rocky Holding stock or stock of Rocky Holding’s parent or subsidiary corporation, if any (except for certain options assumed or substituted in a merger or other transaction where the option price is adjusted in accordance with applicable tax regulations). Unless an individual award agreement provides otherwise, the option price may be paid in the form of cash or cash equivalent; in addition, except where prohibited by the administrator or applicable laws, rules and regulations, payment may also be made by:

•	delivery of shares of common stock owned by the participant;

•	shares of common stock withheld upon exercise;

•	delivery of written notice of exercise to Rocky Holding and delivery to a broker of written notice of exercise and irrevocable instructions to promptly deliver to Rocky Holding the amount of sale or loan proceeds to pay the option price;

•	any other payment methods that may be approved by the administrator and which are acceptable under applicable law; or

•	any combination of these methods.

The administrator will determine the term and conditions of an option and the period or periods during which, and conditions pursuant to which, a participant may exercise an option. The option term may not exceed 10 years, or five years with respect to an employee who possesses more than 10% of the total combined voting power of all classes of Rocky Holding stock. Options are generally subject to various restrictions on exercise if the participant terminates employment or service unless an award agreement or the administrator provides otherwise.

Stock Appreciation Rights. Under the terms of the 2012 Plan, SARs may be granted to the holder of an option (a “related option”) with respect to all or a portion of the shares of Rocky Holding common stock subject to the related option (a “related SAR”) or may be granted separately (a “freestanding SAR”). The consideration to be received by the holder of an SAR may be paid in cash, shares of Rocky Holding common stock (valued at fair market value on the date of the SAR exercise), or a combination of cash and shares of Rocky Holding common stock, as determined by the administrator. The holder of an SAR is entitled to receive from Rocky Holding, for each share of common stock with respect to which the SAR is being exercised, consideration equal in value to the excess of the fair market value of a share of Rocky Holding common stock on the date of exercise over the base price per share of the SAR. The base price may be no less than the fair market value per share of the Rocky Holding common stock on the date the SAR is granted (except for specified SARs assumed or substituted in a merger or other transaction where the base price is adjusted in accordance with applicable tax regulations).

SARs are exercisable according to the terms established by the administrator and stated in the applicable award agreement. Upon the exercise of a related SAR, the related option is deemed to be surrendered to the extent of the number of shares of Rocky Holding common stock for which the related SAR is exercised. An SAR may not be exercised more than 10 years after it was granted, or any shorter period that may apply to related options in the case of related SARs. SARs generally are subject to various restrictions on exercise if the participant terminates employment or service unless an award agreement provides otherwise.

Restricted Awards. Under the terms of the 2012 Plan, the administrator may grant restricted awards to participants in numbers, upon terms and at times that the administrator determines. Restricted awards may be in the form of restricted stock awards or restricted stock units that are subject to specified conditions, which conditions must be met in order for the award to vest or be earned, in whole or in part, and no longer subject to forfeiture. Restricted stock awards are payable in shares of Rocky Holding common stock. Restricted stock units may be payable in cash or shares of Rocky Holding common stock, or partly in cash and partly in shares of Rocky Holding common stock, in accordance with the terms of the 2012 Plan and the discretion of the administrator.

The administrator will determine the restriction period for each restricted award and will determine the conditions that must be met in order for a restricted award to be granted or to vest or be earned (in whole or in part). These conditions may include attainment of performance objectives, continued service or employment for a specified period of time (or a combination of attainment of performance objectives and continued service), retirement, displacement, disability, death or any combination of conditions. In the case of restricted awards based upon performance criteria, or a combination of performance criteria and continued service, the administrator will determine the performance factors to be used in valuing restricted awards, and these performance factors may vary from participant to participant and between groups of participants and will be based upon those company, business unit or division or individual performance factors and criteria as the administrator determines. However, with respect to restricted awards payable to “covered employees” (generally the chief executive officer or one of the three next highest compensated named executive officers other than the chief financial officer) that are intended to qualify for the compensation deduction limitation exception available under Section 162(m) of the Code, to the extent required under Section 162(m) of the Code, the performance measures are limited to one or more of the performance factors described below under “— Performance-Based Compensation — Section 162(m) of the Code Requirements.” In addition, with respect to participants who are not covered employees, the administrator may approve performance objectives based on other criteria, which may or may not be objective.

The administrator has authority to determine whether and to what degree restricted awards have vested and been earned and are payable, as well as to determine the forms and terms of payment of restricted awards. If a participant’s employment or service is terminated for any reason and all or any part of a restricted award has not vested or been earned pursuant to the terms of the 2012 Plan and the individual award agreement, the award will be forfeited, unless an award agreement provides otherwise or the administrator determines otherwise.

Performance Awards. Under the terms of the 2012 Plan, the administrator may grant performance awards to participants upon terms and conditions and at times that the administrator determines. Performance awards may be in the form of performance shares or performance units. An award of a performance share is a grant of a right to receive shares of Rocky Holding common stock or the cash value thereof (or a combination of both) that is contingent upon the achievement of performance or other objectives during a specified period and that has a value on the date of grant equal to the fair market value (as determined in accordance with the 2012 Plan) of a share of Rocky Holding common stock. An award of a performance unit is a grant of a right to receive shares of common stock or a designated dollar value amount of common stock that is contingent upon the achievement of performance or other objectives during a specified period and that has an initial value established by the administrator at the time of grant.

The administrator will determine the performance period for each performance award and will determine the conditions that must be met in order for a performance award to be granted or to vest or be earned (in whole or in part). These conditions may include attainment of performance objectives, continued service or employment for a specified period of time or a combination of conditions. In the case of performance awards based upon specified performance objectives, the administrator will determine the performance factors to be used in valuing performance awards, and these performance factors may vary from participant to participant and between groups of participants and will be based upon those company, business unit or division or individual performance factors and criteria as the administrator determines. However, with respect to performance awards payable to covered employees that are intended to qualify for the compensation deduction limitation exception available under Section 162(m) of the Code, to the extent required under Section 162(m) of the Code, the performance factors are limited to one or more of the performance factors described below under “— Performance-Based Compensation — Section 162(m) of the Code Requirements.” In addition, with respect to participants who are not covered employees, the administrator may approve performance objectives based on other criteria, which may or may not be objective. The administrator has authority to determine whether and to what degree performance awards have been earned and are payable, as well as to determine the forms and terms of payment of performance awards. If a participant’s employment or service is terminated for any reason and all or any part of a performance award has not been earned pursuant to the terms of the 2012 Plan and the individual award agreement, the award will be forfeited, unless an award agreement or the administrator provides otherwise.

Phantom Stock Awards. Under the terms of the 2012 Plan, the administrator may grant phantom stock awards to participants in numbers, upon terms and at times that the administrator may determine. An award of phantom stock is an award of a number of hypothetical share units with respect to shares of Rocky Holding common stock, with a value based on the fair market value of a share of Rocky Holding common stock.

Subject to the terms of the 2012 Plan, the administrator has authority to determine whether and to what degree phantom stock awards have vested and are payable and to interpret the terms and conditions of phantom stock awards. Upon vesting of all or part of a phantom stock award and satisfaction of other terms and conditions that the administrator establishes, the holder of a phantom stock award will be entitled to a payment of an amount equal to the fair market value of one share of Rocky Holding common stock with respect to each phantom stock unit that has vested and is payable. Rocky Holding may make payment in cash, shares of Rocky Holding common stock, or a combination of cash and stock, as determined by the administrator. If a participant’s employment or service is terminated for any reason and all or any part of a phantom stock award has not vested and become payable pursuant to the terms of the 2012 Plan and the individual award, the participant will forfeit the award unless an award agreement or the administrator provides otherwise.

Other Stock-Based Awards. The administrator may grant other stock-based awards, which may be valued in whole or in part by reference to, or otherwise based on or related to, shares of Rocky Holding common stock or awards for shares of common stock. These other stock-based awards include awards granted in lieu of bonus, salary or other compensation, awards granted with vesting or performance conditions, and awards granted without being subject to vesting or performance conditions. Subject to the provisions of the 2012 Plan, the administrator will determine the number of shares of Rocky Holding common stock to be awarded to a participant under (or otherwise related to) these other stock-based awards, whether the awards may be settled in cash or shares of common stock (or a combination of both), and the other terms and conditions of the awards.

Dividends and Dividend Equivalent Rights. The administrator may provide that awards granted under the 2012 Plan (other than options and SARs) earn dividends or dividend equivalent rights; however, dividends and dividend equivalents, if any, on unearned or unvested performance-based awards may not be paid (even if accrued) unless and until the underlying award (or portion thereof) has vested or been earned. Rocky Holding may pay these dividends or dividend equivalent rights currently or credit the dividends or dividend equivalent rights to a participant’s account, subject to any additional restrictions and conditions that the administrator may establish. Any dividends or dividend equivalent rights related to an award will be structured in a manner so as to avoid causing the award or related dividends or dividend equivalent rights to be subject to Section 409A of the Code or will otherwise be structured so that the award and dividends and dividend equivalent rights are in compliance with Section 409A of the Code.

Subsequent Change of Control

Under the terms of the 2012 Plan, unless an individual award agreement provides otherwise, the following provisions will apply in the event of a change in control after the effective date:

•	To the extent that the successor or surviving company in the change of control event does not assume or substitute for an award (or in which Rocky Holding is the ultimate parent corporation and does not continue the award) on substantially similar terms or with substantially equivalent economic benefits as awards outstanding under the 2012 Plan (as determined by the administrator), (a) all outstanding options and SARs will become fully vested and exercisable, whether or not then otherwise vested and exercisable; and (b) any restrictions, including but not limited to the restriction period, performance period and/or performance criteria applicable to any award other than options or SARs will be deemed to have been met, and the awards will become fully vested, earned and payable to the fullest extent of the original grant of the applicable award.

•	In addition, if an award is substituted, assumed or continued, the award will become vested (and, in the case of options and SARs, exercisable) in full if the employment or service of the participant is terminated within six months before (in which case vesting shall not occur until the effective date of the change of control) or one year (or any other period of time that may be stated in a change in control or similar agreement) after the effective date of a change of control if the termination of employment or service (a) is by the company not for cause or (b) is by the participant for good reason.

Forfeiture and Recoupment

Under the 2012 Plan, the administrator may require forfeiture and recoupment of plan benefits if a participant engages in certain types of detrimental conduct and may require that a participant be subject to any compensation recovery policy or similar policies that may apply to the participant or be imposed under applicable laws.

Performance-Based Compensation — Section 162(m) Requirements of the Code

The 2012 Plan is structured to comply with the requirements imposed by Section 162(m) of the Code and related regulations in order to preserve, to the extent practicable, Rocky Holding’s tax deduction for awards made under the 2012 Plan to “covered employees” (as described above, the chief executive officer and the three next highest compensated named executive officers other than the chief financial officer). Section 162(m) of the Code generally denies a public corporation a deduction for compensation in excess of $1,000,000 paid to each of the covered employees of the corporation unless the compensation is exempt from the $1,000,000 limitation because it qualifies as performance-based compensation. In order to qualify as performance-based compensation, the compensation paid under a plan to covered employees must be paid under pre-established objective performance goals determined and certified by a committee comprised of outside directors. All of the members of the Rocky Holding compensation committee will be outside directors under the standards of Section 162(m) of the Code.

In addition to other requirements for the performance-based compensation exception, shareholders must be advised of, and must approve, the material terms (or changes in material terms) of the performance goals under which compensation is to be paid. Material terms include (a) the employees eligible to receive compensation; (b) a description of the business criteria on which the performance goal is based; and (c) either the maximum amount of the compensation to be paid if the performance goal is met or the formula used to calculate the amount of compensation if the performance goal is met. The eligibility and participant award limitations are described above. With respect to awards payable to covered employees that are intended to qualify for the compensation deduction limitation exception under Section 162(m) of the Code, to the extent required under Section 162(m) of the Code, the performance measures are limited to one or more of the following: (i) revenues or sales; (ii) gross margins; (iii) earnings per share; (iv) net bookings; (v) product production or shipments; (vi) consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (vii) net income; (viii) operating income; (ix) book value per share; (x) return on shareholders’ equity; (xi) return on investment; (xii) return on capital; (xiii) improvements in capital structure; (xiv) expense management; (xv) operating margins; (xvi) maintenance or improvement of gross margins or operating margins; (xvii) stock price or total shareholder return; (xviii) market share; (xix) profitability; (xx) costs; (xxi) cash flow or free cash flow; (xxii) working capital; (xxiii) return on assets; (xxiv) economic wealth created; and (xxv) strategic business criteria, based on meeting specified goals or objectives related to market penetration, geographic business expansion, cost targets, customer satisfaction, employee satisfaction, management of employment practices and employee benefits, management of litigation, management of information technology, goals relating to acquisitions or divestitures of products, product lines, subsidiaries, affiliates or joint ventures, quality matrices, customer service matrices and/or execution of pre-approved corporate strategy.

RFMD Employee Stock Purchase Plan

Current Offering under RFMD ESPP

The right to acquire shares of RFMD common stock under the RF Micro Devices, Inc. Employee Stock Purchase Plan, which we refer to as the RFMD ESPP, is not treated as an RFMD stock option for purposes of the merger agreement. Instead, each individual participating in the offering period in progress as of the effective time, which we refer to as the current RFMD ESPP offering, will receive a notice of the mergers prior to the effective time, and the current RFMD ESPP offering will end on a date set by RFMD that will be no later than the effective time. Each RFMD ESPP participant’s accumulated contributions under the RFMD ESPP will be used to purchase shares of RFMD common stock in accordance with the terms of the RFMD ESPP as of the end of the current RFMD ESPP offering. Following the mergers, any employee stock purchase plan offering periods will be conducted under the employee stock purchase plan, which we refer to as the ESPP, that is assumed and continued by Rocky Holding and will proceed in accordance with the terms and dates selected by Rocky Holding in connection with its assumption and continuation of the ESPP.

RFMD ESPP Following the Mergers

In connection with the mergers, Rocky Holding will assume either the RFMD ESPP or the TriQuint Employee Stock Purchase Plan, which we refer to as the TriQuint ESPP, or both of them. In the event that Rocky Holding assumes both the RFMD ESPP and the TriQuint ESPP, only one of the ESPPs will be continued, and the remaining shares under the non-continued ESPP will be made available under the ESPP that is continued (subject to adjustment by the appropriate exchange ratio in connection with the mergers). Each of Rocky Holding, RFMD, and TriQuint has taken the necessary actions under the merger agreement to provide for such treatment.

This section discusses the RFMD ESPP and the potential changes or amendments to the RFMD ESPP that would result if Rocky Holding were to assume and continue the RFMD ESPP following the mergers. For a similar discussion of the TriQuint ESPP, see “The Merger Agreement — Treatment of the TriQuint Employee Stock Purchase Plan Following the Mergers” beginning at page 172.

If Rocky Holding assumes and continues the RFMD ESPP, the RFMD ESPP will retain its current features and terms following the effective date, except that:

•	participants will have the opportunity to acquire shares of Rocky Holding common stock;

•	all references in the RFMD ESPP to a number of shares of RFMD common stock will be amended to refer instead to that number of shares of Rocky Holding common stock as adjusted by the RFMD

Exchange Ratio and as further adjusted by any decision of Rocky Holding to make available under the RFMD ESPP shares underlying the TriQuint ESPP (as adjusted by the TriQuint Exchange Ratio);

•	employees of Rocky Holding, RFMD and TriQuint (and any other designated subsidiary of Rocky Holding) shall be eligible to purchase common stock under the RFMD ESPP;

•	Rocky Holding’s board, or any committee of the Rocky Holding board as described below, will succeed to the authority and responsibility of RFMD’s board or a committee of the RFMD board with respect to the administration of the RFMD ESPP; and

•	various other modifications will be made to facilitate plan administration (including potential changes to the timing of the purchase periods and the aggregate limits on purchases per purchase period described below).

The purpose of the RFMD ESPP, if and as assumed and continued by Rocky Holding, will be to give eligible designated employees of Rocky Holding, RFMD and TriQuint (and any other designated subsidiary of Rocky Holding) an opportunity to acquire shares of Rocky Holding common stock and to promote Rocky Holding’s best interests and enhance its long-term performance. This purpose will be carried out through the granting of options to purchase shares of Rocky Holding’s common stock through payroll deductions. The RFMD ESPP is intended to continue to qualify as an “employee stock purchase plan” under Section 423 of the Code, and thus to permit participants to be eligible to receive favorable tax treatment with respect to shares acquired under the RFMD ESPP. In addition, Rocky Holding may structure a portion of the continued RFMD ESPP in a manner that is not intended to meet the requirements set forth in Section 423 of the Code to permit employees of certain foreign entities to participate.

A VOTE “FOR” THE PROPOSAL TO APPROVE THE MERGER AGREEMENT BY THE SHAREHOLDERS OF RFMD AND THE STOCKHOLDERS OF TRIQUINT WILL BE CONSIDERED A VOTE “FOR” APPROVAL OF EACH OF THE RFMD ESPP AND THE TRIQUINT ESPP FOR CERTAIN REGULATORY PURPOSES (SUCH AS SECTION 423 OF THE CODE).

Except for the changes described in this joint proxy statement/prospectus due to the mergers and assumption of the RFMD ESPP by Rocky Holding, this discussion is qualified in all respects by reference to the terms of the RFMD ESPP, a copy of which was filed as Exhibit 99 to RFMD’s Registration Statement on Form S-8 (SEC File No. 333-183354) filed with the SEC on August 16, 2012.

Shares Reserved for the RFMD ESPP.

If the RFMD ESPP is assumed and continued following the mergers, the aggregate number of shares of Rocky Holding common stock that may be purchased under the RFMD ESPP currently may not exceed 15,000,000 shares, which number shall be adjusted based on the RFMD Exchange Ratio as a result of the mergers and the assumption of the RFMD ESPP by Rocky Holding. As of June 30, 2014, 3,811,817 shares remain available for issuance under the RFMD ESPP (which number is subject to adjustment based on the RFMD Exchange Ratio as a result of the mergers). In addition, in the event that shares underlying the TriQuint ESPP are made available under the RFMD ESPP as assumed and continued by Rocky Holding, the limitations described in the immediately preceding sentence will be increased by an additional number of shares of TriQuint common stock, not to exceed 1,970,963 (which number is subject to adjustment based on the TriQuint Exchange Ratio as a result of the mergers) to account for the shares underlying the TriQuint ESPP due to its discontinuance. Accordingly, if the RFMD ESPP is assumed and continued by Rocky Holding and the shares underlying the TriQuint ESPP are made available for issuance under the RFMD ESPP, the maximum aggregate number of shares that may become available for issuance under the RFMD ESPP (including shares currently underlying the RFMD ESPP and the TriQuint ESPP and taking into account the RFMD Exchange Ratio and the TriQuint Exchange Ratio, as applicable) is 6,654,420 shares of Rocky Holding common stock.

In addition, the number of Rocky Holding shares issuable under the RFMD ESPP and the terms of purchase rights, or “options,” to acquire the shares are subject to adjustment in the event of any subsequent mergers, consolidations, stock dividends, stock splits, or other changes in Rocky Holding’s capital stock structure in accordance with plan terms. If an option expires or is terminated, surrendered or cancelled without being exercised, the number of shares subject to the option will again be available for grant and will not reduce the aggregate number of shares of Rocky Holding common stock available under the RFMD ESPP.

Administration; Amendment and Termination.

The RFMD ESPP, if assumed and continued by Rocky Holding, will be administered by the compensation committee of the Rocky Holding board unless the Rocky Holding board elects to assume administration of the RFMD ESPP in whole or in part. The Rocky Holding Board, without action by the stockholders of Rocky Holding, may from time to time amend or suspend the RFMD ESPP or may terminate the RFMD ESPP except to the extent stockholder approval is required by Section 423 of the Code or other applicable law. No action of the Rocky Holding Board may materially or adversely affect any outstanding option without the consent of the holder.

Eligible Participants.

Generally, under the RFMD ESPP (if assumed and continued by Rocky Holding), any eligible employee who has completed 90 days’ employment and who is employed on the date his or her participation is to become effective is eligible to enroll as a participant in the RFMD ESPP for any purchase periods which start on or after the 90-day period has concluded. An “eligible employee” will be any employee of Rocky Holding or a designated subsidiary (including either or both RFMD and TriQuint) except for any employee whose customary employment is 20 hours or less per week, or any employee whose customary employment is for not more than five months in any calendar year. However, an employee is ineligible to participate if, immediately after the option grant, the employee would own stock (including any stock the employee may purchase under outstanding options) representing 5% or more of the total combined voting power or value of Rocky Holding’s common stock. Non-employee directors and consultants are not eligible to participate in the RFMD ESPP.

Material Features of the RFMD ESPP.

Under the terms of the RFMD ESPP (if assumed and continued by Rocky Holding following the mergers), a participant will acquire common stock of Rocky Holding by authorizing the use of payroll deductions to purchase shares of common stock. Payroll deductions must be at a rate of not less than 1% nor more than 15% of the participant’s total compensation. Once a payroll deduction has been made, the amount of the deduction is credited (without interest) to the participant’s account. A participant may discontinue plan participation as provided in the RFMD ESPP, but a participant may not alter the amount of his or her payroll deductions during a purchase period. A participant may not make separate cash payments into his or her account except in limited circumstances when the participant is on leave of absence. A participant may withdraw payroll deductions credited to his or her account during a purchase period at any time before the applicable purchase date. If assumed and continued by Rocky Holding, the RFMD ESPP will provide for two six-month purchase periods in each year. The first purchase period generally will begin on the first business day on or after the first day of Rocky Holding’s fiscal year and end on the last business day falling within the six-month period of such purchase period, and the second purchase period generally will start on the first business day on or after the date that is six months following the first day of Rocky Holding’s fiscal year and end on the last business day falling within the six-month period of such purchase period, although the administrator may alter the initial purchase periods to enable participants to enroll after the mergers and facilitate plan administration. The administrator will have the general authority to change the duration of a purchase period, provided that the change is announced a reasonable period of time prior to its effective date.

On the first day of a purchase period, a participant will be granted an option to purchase on the purchase date, at the applicable option price, the number of shares of common stock of Rocky Holding that is determined by dividing the amount of the participant’s payroll deductions accumulated as of the last day of the purchase period by the applicable option price; provided that (a) no participant may purchase shares of common stock of Rocky Holding with a fair market value (as of the date of option grant) in excess of $25,000 per calendar year; and (b) in no event will the aggregate number of shares subject to options during a purchase period exceed the number of shares then available under the RFMD ESPP or the maximum number of shares available for any single purchase period (as described below). In addition, under restrictions imposed by the administrator (which may be changed from time to time), a participant will be unable to purchase more than 5,000 shares per purchase period, which number shall be adjusted based on the RFMD Exchange Ratio as a result of the mergers. The number of shares subject to options will be adjusted as necessary to conform to these limitations. The option price will be the lesser of (a) 85% of the fair market value per share of Rocky Holding common stock as determined on the date of option grant or (b) 85% of the fair market value per share of Rocky Holding common stock on the date of exercise.

A participant’s option to purchase shares of common stock of Rocky Holding during a purchase period will be exercised automatically on the exercise date for that purchase period unless the participant withdraws or his or her participation is terminated. On the exercise date, a participant’s option will be exercised to purchase that number of full shares which the accumulated payroll deductions in his or her account at that time will purchase at the applicable option price, but not in excess of the number of shares subject to the option or other RFMD ESPP terms. An option will terminate on the earlier of the date of the participant’s termination of employment or the purchase date of the applicable purchase period. Options are not transferable other than by will or the laws of descent and distribution.

In addition to the overall plan share limitation described above, various other share limitations apply. If, on any purchase date, the number of shares with respect to which options are to be exercised exceeds the number of shares then available under the RFMD ESPP, the administrator will make a pro rata allocation of the shares remaining available for purchase in as uniform a manner as practicable and equitable, so that the number of shares offered for purchase during any purchase period may not exceed the number of shares then available under the RFMD ESPP. In addition, the maximum number of shares that may be purchased during any single purchase period may not exceed 500,000 shares (subject to adjustment as provided in the RFMD ESPP and as further adjusted based on the RFMD Exchange Ratio as a result of the mergers). If the number of shares subject to options that would otherwise be granted during a purchase period based on accumulated payroll deductions exceeds 500,000 shares (as that number is adjusted as provided in the RFMD ESPP and as further adjusted based on the RFMD Exchange Ratio as a result of the mergers), then the administrator will make a pro rata allocation of the number of shares subject to each participant’s option for that purchase period in as uniform a manner as practicable and equitable so as not to exceed the 500,000 share limitation (as that number is adjusted as provided in the RFMD ESPP and as further adjusted based on the RFMD Exchange Ratio as a result of the mergers) for any purchase period. In addition, the administrator will have authority to impose limitations on the number of shares of common stock of Rocky Holding that may be purchased by a participant during any particular purchase period. If any pro rata allocation is made as described in this paragraph, any payroll deductions of a participant not applied to the purchase of shares during the purchase period shall either be returned to the participant (without interest) or applied to purchases in a future purchase period as determined by the administrator in a manner consistent with Section 423 of the Code.

Treatment of the TriQuint Employee Stock Purchase Plan Following the Mergers

TriQuint Employee Stock Purchase Plan

Current Offering under TriQuint ESPP

The right to acquire shares of TriQuint common stock under the TriQuint Employee Stock Purchase Plan, which we refer to as the TriQuint ESPP, is not treated as a TriQuint stock option for purposes of the merger agreement. Instead, each individual participating in the offering period in progress as of the initial effective time, which we refer to as the current TriQuint ESPP offering, will receive a notice of the mergers prior to the initial effective time, and the current TriQuint ESPP offering will end on a date set by TriQuint that will be no later than the initial effective time. Each TriQuint ESPP participant’s accumulated contributions under the TriQuint ESPP will be used to purchase shares of TriQuint common stock in accordance with the terms of the TriQuint ESPP as of the end of the current TriQuint ESPP offering. Following the mergers, any employee stock purchase plan offering periods will be conducted under the ESPP that is assumed and continued by Rocky Holding and will proceed in accordance with the terms and dates selected by Rocky Holding in connection with its assumption and continuation of the ESPP.

TriQuint ESPP Following the Mergers

In connection with the mergers, Rocky Holding will assume either the RFMD ESPP or the TriQuint ESPP, or both of them. In the event that Rocky Holding assumes both the RFMD ESPP and the TriQuint ESPP, only one of the ESPPs will be continued, and the remaining shares under the non-continued ESPP will be made available under the ESPP that is continued (subject to adjustment by the appropriate exchange ratio in connection with the mergers). Each of Rocky Holding, RFMD, and TriQuint has taken the necessary actions under the merger agreement to provide for such treatment.

This section discusses the TriQuint ESPP and the potential changes or amendments to the TriQuint ESPP that would result if Rocky Holding were to assume and continue the TriQuint ESPP following the mergers. For a similar discussion of the RFMD ESPP, see “The Merger Agreement — Treatment of RFMD Equity Compensation Plans Following the Mergers — RFMD Employee Stock Purchase Plan” beginning at page 169.

If Rocky Holding assumes and continues the TriQuint ESPP, the TriQuint ESPP will retain its current features and terms following the initial effective date, except that:

•	participants will have the opportunity to acquire shares of Rocky Holding common stock;

•	all references in the TriQuint ESPP to a number of shares of TriQuint common stock will be amended to refer instead to that number of shares of Rocky Holding common stock as adjusted by the TriQuint Exchange Ratio and as further adjusted by any decision of Rocky Holding to make available under the TriQuint ESPP shares underlying the RFMD ESPP (as adjusted by the RFMD Exchange Ratio);

•	employees of Rocky Holding, RFMD and TriQuint (and any other designated subsidiary of Rocky Holding) shall be eligible to purchase common stock under the TriQuint ESPP;

•	Rocky Holding’s board, or any committee of the Rocky Holding board as described below, will succeed to the authority and responsibility of TriQuint’s board or a committee of the TriQuint board with respect to the administration of the TriQuint ESPP; and

•	various other modifications will be made to facilitate plan administration (including potential changes to the timing of the purchase periods and the aggregate limits on purchases per purchase period described below).

The purpose of the TriQuint ESPP, if and as assumed and continued by Rocky Holding, will be to give eligible designated employees of Rocky Holding, RFMD and TriQuint (and any other designated subsidiary of Rocky Holding) an opportunity to acquire shares of Rocky Holding common stock and to promote Rocky Holding’s best interests and enhance its long-term performance. This purpose will be carried out through the granting of options to purchase shares of Rocky Holding’s common stock through payroll deductions. A portion of the TriQuint ESPP is intended to continue to qualify as an “employee stock purchase plan” under Section 423 of the Code. In addition, Rocky Holding may continue to structure a portion of the TriQuint ESPP that is not intended to meet the requirements set forth in Section 423(b) of the Code to permit employees of certain foreign entities to participate.

A VOTE “FOR” THE PROPOSAL TO APPROVE THE MERGER AGREEMENT BY THE SHAREHOLDERS OF RFMD AND THE STOCKHOLDERS OF TRIQUINT WILL BE CONSIDERED A VOTE “FOR” APPROVAL OF EACH OF THE RFMD ESPP AND THE TRIQUINT ESPP FOR CERTAIN REGULATORY PURPOSES (SUCH AS SECTION 423 OF THE CODE).

Except for the changes described in this joint proxy statement/prospectus due to the mergers and assumption of the TriQuint ESPP by Rocky Holding, this discussion is qualified in all respects by reference to the terms of the TriQuint ESPP, a copy of which was filed as an exhibit to TriQuint’s Amendment No. 1 to Annual Report on Form 10-K filed with the SEC on April 10, 2014. See “Where You Can Find More Information” beginning on page 217.

Principal Features of TriQuint ESPP

The following is a summary of the principal features of the TriQuint ESPP and its operation if assumed and continued by Rocky Holding following the mergers.

Administration. The Rocky Holding board or a committee appointed by the Rocky Holding board will administer the TriQuint ESPP. All questions of interpretation or application of the TriQuint ESPP will be determined by the administrator and its decisions will be final, conclusive and binding upon all participants.

Maximum Number of Shares. The current maximum aggregate number of shares of TriQuint common stock that may be purchased under the TriQuint ESPP is 20,353,896 shares (plus up to an additional 11,646,104 shares previously approved by the TriQuint stockholders that may be added to the TriQuint ESPP by the TriQuint board), which number will be adjusted based on the TriQuint Exchange Ratio as a result of the mergers and the assumption of the TriQuint ESPP by Rocky Holding and which number may be further adjusted by any decision of Rocky Holding to make available under the TriQuint ESPP shares underlying the RFMD ESPP (as adjusted by the RFMD Exchange Ratio) due to its discontinuance. As of June 30, 2014, 1,970,963 shares remain available for issuance under the TriQuint ESPP (which number is subject to adjustment based on the TriQuint Exchange Ratio as a result of the mergers and further adjustment by any decision of Rocky Holding to make available under the TriQuint ESPP shares underlying the RFMD ESPP (as adjusted by the RFMD Exchange Ratio) and does not include any of the additional 11,646,104 shares previously approved by the TriQuint stockholders that may be added to the TriQuint ESPP by the TriQuint board). Accordingly, if the TriQuint ESPP is assumed and continued by Rocky Holding and the shares underlying the RFMD ESPP are made available for issuance under the TriQuint ESPP, the maximum aggregate number of shares that may become available for issuance under the TriQuint ESPP following the mergers (including shares currently underlying the TriQuint ESPP and the RFMD ESPP and the additional shares previously approved by the TriQuint stockholders that may be added to the TriQuint ESPP and taking into account the TriQuint Exchange Ratio and the RFMD Exchange Ratio, as applicable) is 6,654,420 shares of Rocky Holding common stock.

Eligibility. Under the TriQuint ESPP, each of Rocky Holding’s employees or the employees of designated subsidiaries of Rocky Holding, including both TriQuint and RFMD, who is a common law employee and whose customary employment with Rocky Holding or one of Rocky Holding’s designated subsidiaries is at least 20 hours per week and more than five months in a calendar year will be eligible to participate in the TriQuint ESPP; except that no employee will be granted an option under the TriQuint ESPP (i) to the extent that, immediately after the grant, such employee would own 5% or more of the total combined voting power of all classes of Rocky Holding capital stock or the capital stock of one of Rocky Holding’s subsidiaries, or (ii) to the extent that his or her rights to purchase stock under all of Rocky Holding’s employee stock purchase plans accrues at a rate which exceeds $25,000 worth of stock (determined at the fair market value of the shares at the time such option is granted) for each calendar year. Certain eligible employees who participate in the component of the TriQuint ESPP that is not intended to comply with the requirements of Section 423(b) of the Code may have different eligibility requirements.

Offering Period. If assumed and continued by Rocky Holding, the TriQuint ESPP will provide for two six-month purchase periods in each year. The first purchase period generally will begin on the first business day on or after May 1st and end on the first business day on or after November 1st, and the second purchase period generally will start on the first business day on or after November 1st and end on the first business day on or after May 1st, although the administrator may alter the initial purchase periods to enable participants to enroll after the mergers and facilitate plan administration.

Purchase Price. Unless and until the administrator provides otherwise, the purchase price will be the lower of 85% of the fair market value of Rocky Holding common stock (a) on the first trading day of the offering period and (b) on the exercise date. The fair market value will be determined by the administrator as provided in the TriQuint ESPP, but generally is the closing sale price of Rocky Holding common stock on the applicable date.

Enrollment. Generally, participants may enroll in the TriQuint ESPP by completing a subscription agreement or by following an electronic or other enrollment procedure prescribed by the administrator and submitting it to the Rocky Holding payroll office prior to the applicable enrollment date. A participant’s subscription agreement (or other electronic enrollment agreement) will remain in effect for subsequent offering periods unless the participant revises or revokes it.

Payment of Purchase Price; Payroll Deductions. The purchase price of the shares under the TriQuint ESPP is accumulated by payroll deductions throughout each offering period. The number of shares of Rocky Holding common stock that a participant may purchase in each offering period will be determined by dividing the total amount of payroll deductions withheld from the participant’s compensation during that offering period by the purchase price; provided, however, that a participant may not purchase more than 20,000 shares each offering period; which number will be adjusted based on the TriQuint Exchange Ratio as a result of the mergers. During an offering period, a participant may discontinue his or her participation in the TriQuint ESPP, and may decrease or increase the rate of payroll deductions in an offering period within limits set by the administrator.

All payroll deductions made for a participant are credited to the participant’s account under the TriQuint ESPP, will be withheld in whole percentages only and included with Rocky Holding’s general funds. Funds received by Rocky Holding pursuant to purchases under the TriQuint ESPP also will be used for general corporate purposes. A participant will not be permitted make any additional payments into his or her account.

Withdrawal. Generally, a participant may withdraw from an offering period under the TriQuint ESPP at any time by written or electronic notice without affecting his or her eligibility to participate in future offering periods. Once a participant withdraws from a particular offering period, however, that participant may not participate again in the same offering period. To participate in a subsequent offering period under the TriQuint ESPP, the participant must deliver a new subscription agreement to Rocky Holding or follow an electronic or other enrollment procedure prescribed by the administrator and submit it to the payroll office prior to the applicable enrollment date.

Termination of Employment. Upon termination of a participant’s employment for any reason, including disability or death, he or she will be deemed to have elected to withdraw from the TriQuint ESPP and the payroll deductions credited to the participant’s account (to the extent not used to make a purchase of Rocky Holding common stock) will be returned to him or her or, in the case of death, to any designated beneficiary, or if no beneficiary is designated, to the executor or administrator, if appointed, and otherwise as provided in the TriQuint ESPP, and such participant’s option will automatically be terminated.

Changes in Capitalization. In the event that any subsequent dividend or other distribution (whether in the form of cash, common stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of common stock or other securities of Rocky Holding, or other change in the corporate structure of Rocky Holding affecting the common stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the TriQuint ESPP, then the administrator will adjust the number and class of common stock which may be delivered under the TriQuint ESPP, the purchase price per share and the number of shares of common stock covered by each option under the TriQuint ESPP which has not yet been exercised, and the maximum number of shares a participant can purchase during an offering period.

Dissolution or Liquidation. In the event of a proposed dissolution or liquidation of Rocky Holding, the administrator will shorten the offering period then in progress by setting a new exercise date and any offering periods will end on the new exercise date. The new exercise date will be prior to the dissolution or liquidation. If the administrator shortens any offering periods then in progress, the administrator will notify each participant in writing, at least 10 business days prior to the new exercise date, that the exercise date has been changed to the new exercise date and that the option will be exercised automatically on the new exercise date, unless the participant has already withdrawn from the offering period.

Merger or Change in Control. In the event of a subsequent merger or “change in control” of Rocky Holding as defined in the TriQuint ESPP, each option under the TriQuint ESPP will be assumed or an equivalent option will be substituted by the successor corporation or a parent or subsidiary of such successor corporation. In the event the successor corporation refuses to assume or substitute for the options, the administrator will shorten any offering periods then in progress by setting a new exercise date and any offering periods will end on the new exercise date. The new exercise date will be prior to the merger or change in control. If the administrator shortens any offering periods then in progress, the administrator will notify each participant in writing, prior to the new exercise date, that the exercise date has been changed to the new exercise date and that the option will be exercised automatically on the new exercise date, unless the participant has already withdrawn from the offering period.

Amendment and Termination of the Plan. The administrator may at any time terminate or amend the TriQuint ESPP including the term of any offering period then outstanding. Generally, no such termination can adversely affect options previously granted.

TRIQUINT PROPOSAL NO. 2: APPROVAL OF THE ABSENCE OF A MAJORITY VOTING PROVISION IN ROCKY HOLDING’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION (WHICH PROVISION IS INSTEAD LOCATED IN ROCKY HOLDING’S AMENDED AND RESTATED BYLAWS)

Upon completion of the mergers, Rocky Holding will be governed by the DGCL and by Rocky Holding’s amended and restated certificate of incorporation and amended and restated bylaws, as set forth in Annexes D and E of this joint proxy statement/prospectus. The amended and restated certificate of incorporation differs from TriQuint’s current amended and restated certificate of incorporation in several respects (see “Comparison of Stockholder Rights” beginning on page 189), including one key difference that requires the separate approval of TriQuint stockholders in order to complete the mergers.

Article Eighth of TriQuint’s amended and restated certificate of incorporation currently provides that directors shall be elected by a majority vote (which means that the votes cast in favor of a nominee exceed the votes cast against such nominee) of the stockholders present at a meeting at which there is a quorum, if the number of nominees equals the number of open board positions. This provision is absent from Rocky Holding’s amended and restated certificate of incorporation and instead appears in Section 3.3 of Rocky Holding’s amended and restated bylaws.

Pursuant to the merger agreement, approval of this TriQuint Proposal No. 2 regarding the absence of a majority voting provision in Rocky Holding’s amended and restated certificate of incorporation is a condition to completion of the mergers.

The completion of the mergers is contingent upon approval of both TriQuint Proposal No. 1 and this TriQuint Proposal No. 2. Accordingly, if this TriQuint Proposal No. 2 is not approved, the mergers will not be completed, even if the merger proposal (TriQuint Proposal No. 1) is approved. If the mergers are not completed as a result of the TriQuint stockholders’ failure to approve this TriQuint Proposal No. 2 and either TriQuint or RFMD terminate the merger agreement for this reason, TriQuint will be required to pay RFMD, in cash within two business days after the termination of the merger agreement, a nonrefundable fee of $17.1 million.

The approval of this TriQuint Proposal No. 2 regarding the absence of a majority voting provision in Rocky Holding’s amended and restated certificate of incorporation (which provision is instead located in Rocky Holding’s amended and restated bylaws) requires the affirmative vote of holders of a majority of the shares of TriQuint common stock present, in person or represented by proxy, at the special meeting and entitled to vote.

THE TRIQUINT BOARD UNANIMOUSLY RECOMMENDS THAT TRIQUINT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THIS TRIQUINT PROPOSAL NO. 2 REGARDING THE ABSENCE OF A MAJORITY VOTING PROVISION IN ROCKY HOLDING’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION (WHICH PROVISION IS INSTEAD LOCATED IN ROCKY HOLDING’S AMENDED AND RESTATED BYLAWS).

RFMD PROPOSAL NO. 3: ADVISORY VOTE TO APPROVE MERGER-RELATED COMPENSATION FOR RFMD NAMED EXECUTIVE OFFICERS

Golden Parachute Compensation

This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each named executive officer of RFMD that is based on or otherwise relates to the mergers. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section we use this term to describe the merger-related compensation payable to RFMD’s named executive officers. The “golden parachute” compensation payable to these individuals is subject to a non-binding advisory vote of RFMD’s shareholders, as described below in this section.

Severance protection is provided to RFMD’s named executive officers under certain of RFMD’s compensation plans, policies and agreements, all of which were established prior to the transactions contemplated by the merger agreement. RFMD believes this protection fosters a long term perspective in line with competitive industry practices. Under RFMD’s change in control agreements with its named executive officers, severance payments and benefits are increased if certain executive officers are terminated without cause or voluntarily resign for good reason within two years after a change in control. See “The Mergers — Interests of Officers and Directors in the Mergers — Interests of RFMD Executive Officers and Directors in the Mergers — Change in Control Agreements” beginning on page 123. Similarly, under RFMD’s equity compensation plans (and/or RFMD’s obligations under the merger agreement), unless an award agreement provides otherwise, if within six months prior to (but contingent on) or one year following a “change in control” event, the employment of a participant, including the named executive officers, is involuntarily terminated by Rocky Holding for any reason other than for “cause” (as defined in the 2012 Plan) or by the named executive officer for “good reason” (as defined in the 2012 Plan), then all of such named executive officer’s outstanding equity awards which have not vested will immediately vest and become exercisable (if applicable). See “The Mergers — Interests of Officers and Directors in the Mergers — Interests of RFMD Executive Officers and Directors in the Mergers — Stock Options, Restricted Stock Units and Other Stock-Based Awards” beginning on page 121. These protections provide a number of important benefits to RFMD. First, they permit each named executive officer to evaluate a potential change in control transaction relatively free of concern for his or her own situation, and mitigate any conflict between his or her own interests and those of RFMD’s shareholders. Second, they help to preserve a stable management team and to avoid the distraction and loss of key management personnel that may occur in connection with rumored or actual fundamental corporate organizational changes. Provision of these severance payments is conditioned upon the named executive officer executing a general release of claims in favor of RFMD and in each case complying with non-competition and non-solicitation provisions that apply for a period of two years after the executive’s employment terminates. See “The Mergers — Interests of Officers and Directors in the Mergers — Interests of RFMD Executive Officers and Directors in the Mergers — Change in Control Agreements” beginning on page 123. RFMD believes the potential cost of its severance payments and benefits is well within the range of reasonable industry practice and represents an appropriate cost relative to the benefits to RFMD and its shareholders as discussed in this paragraph. In addition, each named executive officer of RFMD is entitled to certain indemnification and insurance benefits, stock options and other stock-based awards and other benefits as described in “The Mergers — Interests of Officers and Directors in the Mergers — Interests of RFMD Executive Officers and Directors in the Mergers” beginning on page 120.

Given that RFMD’s compensation committee and/or board has determined that the mergers qualify as a change in control as defined in each applicable agreement and/or plan, and assuming that the RFMD merger was completed and the employment of each of the named executive officers was terminated on June 30, 2014 (the last practicable date prior to filing this joint proxy statement/prospectus), each named executive officer would receive approximately the amounts set forth in the table below, based on a $6.968 share price of RFMD common stock, which is the average closing market price of RFMD’s common stock on NASDAQ over the first five business days following the February 24, 2014 public announcement of the merger agreement. This equates to $27.872 per RFMD share based on the 0.2500 RFMD Exchange Ratio. The amounts reported below are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in this joint proxy statement/prospectus, and do not reflect certain compensation actions occurring before completion of the RFMD merger. As a result, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.

Golden Parachute Compensation

Name	Cash[1]	Equity[2]	Pension/ NQDC[3]	Perquisites/ Benefits[4]	Tax Reimbursements[5]	Other	Total
Robert A. Bruggeworth	$3,297,957	$8,506,507	—	$31,338	$26,110	—	$11,861,912
William A. Priddy, Jr.	$1,440,975	$3,359,900	—	$20,194	$16,826	—	$4,837,895
Steven E. Creviston	$878,697	$4,418,778	—	$10,226	$8,520	—	$5,316,221
James D. Stilson	$682,380	$2,159,766	—	$9,707	$8,087	—	$2,859,940
Norman A. Hilgendorf	$584,347	$2,010,296	—	$15,193	$12,658	—	$2,622,494

(1)	The amounts in this column represent cash severance payments under the change in control agreements and are attributable to “double-trigger” arrangements. None of the amounts shown in this column will be payable to a named executive officer unless a qualifying termination of employment occurs in connection with the merger. The amounts in this column consist of:

Name	Base Salary(a)	Target Bonus(b)	Pro Rata Bonus(c)	Accrued Vacation(d)	Total
Robert A. Bruggeworth	$1,406,612	$1,617,604	$206,078	$67,663	$3,297,957
William A. Priddy, Jr.	$760,950	$570,713	$72,707	$36,605	$1,440,975
Steven E. Creviston	$434,457	$325,843	$83,023	$35,374	$878,697
James D. Stilson	$334,941	$251,206	$64,006	$32,227	$682,380
Norman A. Hilgendorf	$317,307	$190,384	$48,509	$28,147	$584,347

(a)	For Mr. Bruggeworth and Mr. Priddy, represents payment of two times their annual base salary. For all other named executive officers, represents payment of one times the officer’s annual base salary.
(b)	For Mr. Bruggeworth and Mr. Priddy, represents payment of two times their target annual performance bonus. For all other named executive officers, represents payment of one times the officer’s target annual performance bonus.
(c)	Represents a portion of the named executive officer’s annual performance bonus for the fiscal year in which termination occurs, prorated to the date of termination.
(d)	Represents estimated accrued vacation earned but not utilized, which would be payable in a lump sum within 30 days following the date of termination.

(2)	The amounts in this column represent the value of accelerated vesting of equity-based awards held by the named executive officers, which awards will be converted into RFMD equity-based awards as described above. These amounts are attributable to “double-trigger” arrangements, and the awards will not become vested in connection with the merger unless a qualifying termination of employment occurs in connection with the merger. The amounts in this column consist of:

Name	Restricted Stock Units(a)	Performance Based Restricted Stock Units(b)	Total Shareholder Return Restricted Stock Units(c)	Total
Robert A. Bruggeworth	$3,817,071	$1,974,759	$2,714,677	$8,506,507
William A. Priddy, Jr.	$1,528,083	$771,441	$1,060,376	$3,359,900
Steven E. Creviston	$1,983,093	$1,025,850	$1,409,835	$4,418,778
James D. Stilson	$969,248	$501,313	$689,205	$2,159,766
Norman A. Hilgendorf	$910,620	$462,954	$636,722	$2,010,296

(a)	Represents the value of accelerated vesting of unvested service-based restricted stock unit awards held by the named executive officer. Value has been calculated by multiplying the shares issuable under the unvested restricted stock unit awards by $6.968, which is the average closing market price of RFMD common stock on NASDAQ over the first five business days following the first public announcement of the merger on February 24, 2014.
(b)	Represents the value of accelerated vesting of unvested performance-based restricted stock unit awards held by the named executive officer. Value has been calculated by multiplying the shares issuable under the unvested restricted stock unit awards by $6.968, which is the average closing market price of RFMD common stock on NASDAQ over the first five business days following the first public announcement of the merger on February 24, 2014.
(c)	Represents the value of accelerated vesting of unvested market-based restricted stock unit awards held by the named executive officer. Value has been calculated by multiplying the shares issuable under the unvested restricted stock unit awards by $6.968, which is the average closing market price of RFMD common stock on NASDAQ over the first five business days following the first public announcement of the merger on February 24, 2014.

(3)	RFMD does not offer any pension or nonqualified deferred compensation benefit enhancements.
(4)	The amounts in this column represent the value of payments in respect of health, welfare and other personal benefits that the named executive officers may become entitled to receive upon a qualifying termination of employment. These amounts are attributable to “double-trigger” arrangements. None of the amounts shown in this column will be payable to a named executive officer in connection with the merger unless a qualifying termination of employment occurs following the merger. The amounts in this column consist of:

Name	Insurance(a)	COBRA Premiums(b)	Total
Robert A. Bruggeworth	$2,520	$28,818	$31,338
William A. Priddy, Jr.	$1,883	$18,311	$20,194
Steven E. Creviston	$1,070	$9,156	$10,226
James D. Stilson	$551	$9,156	$9,707
Norman A. Hilgendorf	$784	$14,409	$15,193

(a)	For Mr. Bruggeworth and Mr. Priddy, represents payment of twenty-four times the monthly premium payment paid by RFMD to provide them with life insurance, basic accidental death & dismemberment, and short-term disability benefits during the month prior to the assumed qualifying termination. For all other named executive officers, represents twelve times the monthly premium payment paid by RFMD to provide the named executive officer with basic accidental death & dismemberment and short-term disability benefits during the month prior to the assumed qualifying termination.
(b)	For Mr. Bruggeworth and Mr. Priddy, represents reimbursement for twenty-four months of premium costs necessary for the named executive officer and the named executive officer’s covered dependents to continue participating in RFMD’s medical and dental plans, based on the cost per month as of the date of the assumed qualifying termination. For all other named executive officers, represents reimbursement for twelve months of premium costs necessary for the named executive officer and the named executive officer’s covered dependents to continue participating in RFMD’s medical and dental plans, based on the cost per month as of the date of the assumed qualifying termination.

(5)	The amounts in this column represent the tax gross-up payments that the named executive officers may become entitled to receive upon a qualifying termination of employment. These amounts are attributable to “double-trigger” arrangements. None of the amounts shown in this column will be payable to a named executive officer in connection with the merger unless a qualifying termination of employment occurs in connection with the merger. The amounts in this column consist of:

Name	Continued Coverage Under Benefit Plans	Tax Gross-ups Associated With 280G	Total
Robert A. Bruggeworth	$26,110	—	$26,110
William A. Priddy, Jr.	$16,826	—	$16,826
Steven E. Creviston	$8,520	—	$8,520
James D. Stilson	$8,087	—	$8,087
Norman A. Hilgendorf	$12,658	—	$12,658

Merger-Related Compensation Proposal

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Rule 14a-21(c) of the Securities Exchange Act of 1934, RFMD is seeking non-binding, advisory shareholder approval of the compensation of RFMD named executive officers that is based on or otherwise relates to the RFMD merger as disclosed above in this section. Accordingly, RFMD is requesting its shareholders to adopt the following resolution, on a non-binding, advisory basis:

“RESOLVED, that the compensation that may be paid or become payable to RFMD’s named executive officers in connection with the RFMD merger, and the agreements or understandings pursuant to which such compensation may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in ‘Advisory Vote to Approve Merger-Related Compensation for RFMD Named Executive Officers — Golden Parachute Compensation,’ including the associated narrative disclosure, are hereby APPROVED.”

Vote Required and RFMD Board Recommendation

The vote on this proposal is a vote separate and apart from the vote to approve the merger agreement. Accordingly, you may vote to not approve this proposal on merger-related executive compensation and vote to approve the merger agreement and vice versa. Because the approval is advisory in nature, it will not be binding on RFMD, regardless of whether the merger agreement is adopted. Approval of the non-binding, advisory proposal with respect to the compensation that may be received by RFMD’s named executive officers in connection with the RFMD merger is not a condition to completion of the RFMD merger, and failure to approve this advisory proposal will have no effect on the vote to approve the merger agreement. Because the merger-related executive compensation to be paid in connection with the RFMD merger is based on contractual arrangements with RFMD named executive officers, such compensation will be payable, regardless of the outcome of this advisory vote, if the merger agreement is approved (subject only to the contractual conditions applicable thereto).

The advisory vote on the compensation that may be received by RFMD named executive officers in connection with the RFMD merger will be approved if the votes cast “FOR” the proposal exceed the votes cast “AGAINST” the proposal.

THE RFMD BOARD UNANIMOUSLY RECOMMENDS THAT RFMD SHAREHOLDERS VOTE “FOR” THE APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION THAT MAY BE RECEIVED BY RFMD NAMED EXECUTIVE OFFICERS IN CONNECTION WITH THE RFMD MERGER.

TRIQUINT PROPOSAL NO. 4: ADVISORY VOTE TO APPROVE MERGER-RELATED COMPENSATION FOR TRIQUINT NAMED EXECUTIVE OFFICERS

Golden Parachute Compensation

This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each named executive officer of TriQuint that is based on or otherwise relates to the TriQuint merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section we use that term to describe the compensation payable to TriQuint named executive officers that is based on, or relates to, the TriQuint merger. TriQuint’s stockholders are being asked to approve, by a non-binding advisory vote, the “golden parachute” compensation payable to these individuals, as described below in this section.

Upon completion of the TriQuint merger, all outstanding TriQuint stock options and TriQuint RSUs and MSUs with respect to which shares of TriQuint common stock remain unvested or unissued as of the effective time of the TriQuint merger will be converted into equity awards with respect to Rocky Holding common stock. Pursuant to the terms of TriQuint’s Automatic Stock Option Grant Program for Non-Employee Directors, all TriQuint stock options held by each non-employee director at the initial effective time of the TriQuint merger will become fully vested and exercisable immediately prior to the initial effective time of the TriQuint merger. None of the remaining outstanding TriQuint equity awards will vest solely based on the completion of the TriQuint merger. Instead, as we discuss under “The Merger — Interests of Officers and Directors in the Mergers” beginning on page 116, if the employment or service of an executive officer, other than Mr. Quinsey, is terminated by TriQuint (or by Rocky Holding following the completion of the mergers) on or after April 1, 2014 and before the date that is 12 months after the closing of the mergers without cause, or by the executive officer for good reason (or before the date that is 24 months after the closing of the mergers for any reason, for Mr. Buhaly), the outstanding TriQuint stock options and restricted stock unit awards held by that executive officer will become fully vested and immediately exercisable or payable, and all applicable restrictions or forfeiture provisions shall lapse, effective at the time the termination is effective, for a termination that occurs after the completion of the mergers, or immediately prior to the initial effective time of the TriQuint merger for a termination that occurs before the completion of the mergers, and stock options will generally remain exercisable for 12 months (or for the remainder of the stock option term for executive officers who are eligible for retirement). Mr. Quinsey’s outstanding and unexercised stock options and outstanding restricted stock unit awards granted in 2013 or earlier will accelerate in full and become fully exercisable or payable when he ceases to serve as Chief Executive Officer of TriQuint, and the stock options will remain exercisable for the remainder of their original terms, and Mr. Quinsey’s stock options granted in 2014 will accelerate with respect to the portion that would be equal to an annual non-employee director option award under TriQuint’s non-employee director stock option grant program (and the remainder will terminate).

Each named executive officer of TriQuint is also entitled to various “double-trigger” severance payments and benefits upon a termination of employment by TriQuint or Rocky Holding without “cause” or a resignation by the named executive officer for “good reason”, or for any reason for Mr. Buhaly (in either case, we refer to such termination as a “qualifying termination”), as described in “The Mergers — Interests of Officers and Directors in the Mergers.” Under TriQuint’s Change of Control Policy, a qualifying termination must occur within the period beginning 90 days before, and ending 12 months after (24 months for Mr. Buhaly), the effective date of any Change of Control in order for an eligible executive officer to qualify to receive these severance payments and benefits. Provision of these severance payments and benefits is conditioned upon the executive officer executing a general release of claims in favor of TriQuint and complying with non-competition and non-solicitation terms that apply for a period of one year after the executive officer’s employment terminates.

Assuming that the TriQuint merger was completed and the employment of each of the TriQuint named executive officers was terminated on June 30, 2014 (the last practicable date prior to the filing of this joint proxy statement/prospectus), each TriQuint named executive officer would receive approximately the amounts set forth in the table below, based on a $11.95 share price of TriQuint’s common stock, which is the average closing market price of TriQuint’s common stock over the first five business days following the February 24, 2014 public announcement of the merger agreement. This equates to merger consideration with a value of $28.54 per share of TriQuint common stock based on the 0.4187 TriQuint Exchange Ratio. The amounts reported below are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in this joint proxy statement/prospectus, and do not reflect various compensation actions that may occur after June 30, 2014 and before completion of the TriQuint merger (such as the grant of stock options and restricted stock units based on 2014 performance and payment of 2014 bonuses). As a result, the actual amounts, if any, to be received by a TriQuint named executive officer may materially differ from the amounts set forth below.

GOLDEN PARACHUTE COMPENSATION

Name	Cash[1]	Equity[2]	Pension/ NQDC[3]	Perquisites/ Benefits[4]	Total
Ralph G. Quinsey	$906,000	$4,075,565	$390,629	$17,975	$5,390,169
Steven J. Buhaly	$595,000	$2,347,831	$192,006	$22,709	$3,157,546
Todd A. DeBonis	$618,000	$1,884,209	$857,942	$25,206	$3,385,357
James L. Klein	$518,400	$1,905,575	$5,758	$25,206	$2,484,939
Steven R. Grant	$550,800	$1,884,209	$304,592	$28,686	$2,768,287

(1)	The amounts in this column represent cash severance payments under the TriQuint change of control policy and are attributable to “double-trigger” arrangements. None of the amounts shown in this column will be payable to a named executive officer unless a qualifying termination of employment occurs in connection with the merger. The amounts in this column consist of:

Name	Base Salary(a)	Target Bonus(b)	Total
Ralph G. Quinsey	$453,000	$453,000	$906,000
Steven J. Buhaly	$350,000	$245,000	$595,000
Todd A. DeBonis	$309,000	$309,000	$618,000
James L. Klein	$324,000	$194,400	$518,400
Steven R. Grant	$324,000	$226,800	$550,800

(a)	The amounts in this column represent continuation of the officer’s base salary for 12 months.
(b)	The amounts in this column represent a cash payment equivalent to the officer’s target bonus for the previous 12 months, payable in 26 installments at regular payroll intervals.

(2)	The amounts in this column represent the value of accelerated vesting of equity-based awards held by the named executive officers, which awards will be converted into equity-based awards with respect to Rocky Holding stock as described above. These amounts are attributable to “double-trigger” arrangements, and the awards will not become vested in connection with the merger unless a qualifying termination of employment occurs in connection with the merger. The amounts in this column consist of:

Name	Stock Options(a)	Restricted Stock Units(b)	Total
Ralph G. Quinsey	$2,396,674	$1,678,891	$4,075,565
Steven J. Buhaly	$1,393,199	$954,632	$2,347,831
Todd A. DeBonis	$1,111,516	$772,693	$1,884,209
James L. Klein	$1,153,729	$751,846	$1,905,575
Steven R. Grant	$1,111,516	$772,693	$1,884,209

(a)	The amount listed represents the estimated potential incremental value of accelerated vesting of the stock options under the termination scenario described above, which is calculated as the difference between the aggregate exercise price of all accelerated stock options and the aggregate market value of the underlying shares calculated based on a price per share of $11.95, which is the average closing market price of TriQuint’s common stock over the first five business days following the February 24, 2014 public announcement of the merger agreement.
(b)	The amount listed represents the estimated potential value of the portion of the restricted stock units that would vest and become payable in connection with the applicable triggering event as described above, which is calculated based on the number of shares vesting multiplied by the average closing market price of TriQuint’s common stock over the first five business days following the February 24, 2014 public announcement of the merger agreement of $11.95 per share.

(3)	The amounts in this column represent the total balance of deferred compensation in each named executive officer’s account as of June 30, 2014 that would be distributed to such executive officer upon a change of control under the circumstances described above.
(4)	The amount listed represents the total annual obligation for premiums, to be paid monthly, for a maximum of 12 months following termination.

Name	Life Insurance(a)	COBRA Premiums(b)	Total
Ralph G. Quinsey	$5,820	$12,155	$17,975
Steven J. Buhaly	$5,820	$16,889	$22,709
Todd A. DeBonis	$2,340	$22,866	$25,206
James L. Klein	$2,340	$22,866	$25,206
Steven R. Grant	$5,820	$22,866	$28,686

(a)	The amount listed represents the total annual obligation for life insurance premiums, to be paid monthly, for a maximum of 12 months following termination.
(b)	The amount listed represents the total amount of all COBRA premiums for 12 months, which TriQuint is obligated to pay under the Change of Control Policy for each executive officer who is eligible for, and properly elects, COBRA coverage under the circumstances described above.

Merger-Related Compensation Proposal

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Rule 14a-21(c) of the Securities Exchange Act of 1934, TriQuint is seeking non-binding advisory stockholder approval of the compensation of TriQuint named executive officers that is based on or otherwise relates to the TriQuint merger as disclosed above in this section. Accordingly, TriQuint is requesting its stockholders to adopt the following resolution, on a non-binding advisory basis:

“RESOLVED, that the compensation that may be paid or become payable to TriQuint’s named executive officers in connection with the TriQuint merger, and the agreements or understandings pursuant to which such compensation may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in ‘Advisory Vote to Approve Merger-Related Compensation for TriQuint Named Executive Officers — Golden Parachute Compensation,’ including the associated narrative disclosure, are hereby APPROVED.”

Vote Required and TriQuint Board Recommendation

The vote on this proposal is a vote separate and apart from the vote to adopt the merger agreement. Accordingly, you may vote to not approve this proposal on merger-related executive compensation and vote to adopt the merger agreement and vice versa. Because the approval is advisory in nature, it will not be binding on TriQuint, regardless of whether the merger agreement is adopted. Approval of the non-binding advisory proposal with respect to the compensation that may be received by TriQuint’s named executive officers in connection with the TriQuint merger is not a condition to completion of the TriQuint merger, and failure to approve this advisory proposal will have no effect on the vote to adopt the merger agreement. Because the merger-related executive compensation to be paid in connection with the TriQuint merger is based on contractual arrangements with TriQuint named executive officers, the compensation will be payable, regardless of the outcome of this advisory vote, if the merger agreement is adopted (subject only to the contractual conditions applicable thereto).

The advisory vote on the compensation that may be received by TriQuint named executive officers in connection with the TriQuint merger will be approved if a majority of the votes cast on such proposal vote “FOR” such proposal.

THE TRIQUINT BOARD UNANIMOUSLY RECOMMENDS THAT TRIQUINT STOCKHOLDERS VOTE “FOR” THE APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION THAT MAY BE RECEIVED BY TRIQUINT NAMED EXECUTIVE OFFICERS IN CONNECTION WITH THE TRIQUINT MERGER.

DESCRIPTION OF ROCKY HOLDING’S CAPITAL STOCK

The following is a summary of the material terms of Rocky Holding’s capital stock. This summary is not complete. You should also refer to (1) Rocky Holding’s amended and restated certificate of incorporation, which is included as Annex D to this joint proxy statement/prospectus and is incorporated herein by reference, (2) Rocky Holding’s amended and restated bylaws, which are included as Annex E to this joint proxy statement/prospectus and are incorporated herein by reference and (3) the applicable provisions of the DGCL. The following summary should be read in conjunction with the section entitled “Comparison of Stockholder Rights” beginning on page 189.

Rocky Holding has adopted an amended and restated certificate of incorporation and amended and restated bylaws, each of which reflect the terms of the transaction and the intent of the parties. See “Comparison of Stockholder Rights” beginning on page 189, which includes key terms in Rocky Holding’s amended and restated certificate of incorporation and amended and restated bylaws.

Rocky Holding is currently authorized to issue up to 405,000,000 shares of common stock under the amended and restated certificate of incorporation. Holders of Rocky Holding common stock will be entitled to receive dividends when, as and if declared by Rocky Holding’s board of directors out of funds legally available for payment.

Subject to the rights, if any, of the holders of any series of preferred stock if and when issued and subject to applicable law, each holder of Rocky Holding common stock will be entitled to one vote per share and all voting rights will be vested in the Rocky Holding common stock. Holders of shares of Rocky Holding common stock will have noncumulative voting rights, which means that the holders of more than 50% of the shares voting for the election of directors can elect 100% of the directors and the holders of the remaining shares will not be able to elect any directors.

In the event of a voluntary or involuntary liquidation, dissolution or winding up of Rocky Holding, the holders of Rocky Holding common stock will be entitled to share equally in any of the assets available for distribution after Rocky Holding has paid in full all of its debts. Holders of shares of Rocky Holding common stock will not be entitled to preemptive rights. Shares of Rocky Holding common stock will not be convertible into shares of any other class of capital stock.

American Stock Transfer & Trust Company is expected to be the transfer agent for the Rocky Holding common stock. Rocky Holding may from time to time engage another transfer agent for its stock as business circumstances warrant.

CERTAIN BENEFICIAL OWNERS OF RFMD COMMON STOCK

The following table sets forth information with respect to the beneficial ownership of RFMD common stock as of July 16, 2014 (unless otherwise indicated) by (a) each person known by RFMD to own beneficially more than five percent of the outstanding shares of RFMD common stock, (b) each member of the RFMD board, (c) the named executive officers identified in RFMD’s definitive proxy statement filed with the SEC on June 28, 2013, and (d) all current RFMD directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of RFMD common stock subject to options or warrants held by that person that are currently exercisable or that are or may become exercisable within 60 days of July 16, 2014, and shares of restricted stock or restricted stock units that have vested or that will vest within 60 days of July 16, 2014, are deemed outstanding. These shares, however, are not deemed outstanding for purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table and under applicable community property laws, each shareholder named in the table has sole voting and dispositive power with respect to the shares set forth opposite the shareholder’s name. Unless otherwise indicated, the address of all listed shareholders is c/o RF Micro Devices, Inc., 7628 Thorndike Road, Greensboro, North Carolina 27409-9421. As of July 16, 2014, none of RFMD’s directors or executive officers has pledged RFMD common stock.

	Beneficial Ownership
Name of Beneficial Owner	Number of Shares(1)	Percent of Class
BlackRock, Inc. and affiliates(2)	28,837,053	10.03%
Citadel Advisors LLC and affiliates(3)	16,917,026	5.88%
The Vanguard Group, Inc.(4)	16,850,570	5.86%
Robert A. Bruggeworth(5)	1,580,436	*
Steven E. Creviston(6)	1,210,132	*
William A. Priddy, Jr.(7)	455,201	*
James D. Stilson(8)	504,677	*
Walter H. Wilkinson, Jr.(9)	389,892	*
Daniel A. DiLeo(10)	326,700	*
John R. Harding(11)	50,000	*
Masood A. Jabbar(12)	253,550	*
Casimir S. Skrzypczak	77,707	*
Jeffery R. Gardner(13)	129,900	*
Norman A. Hilgendorf	187,511	*
Directors and executive officers as a group (13 persons)(14)	5,243,601	1.60%

*	Indicates less than one percent
(1)	As noted above, shares of RFMD common stock subject to options exercisable within 60 days of July 16, 2014 and shares of restricted stock or restricted stock units that have vested or that will vest within 60 days of July 16, 2014, are included.
(2)	Based upon information set forth in a Schedule 13G/A filed with the SEC on January 10, 2014 by BlackRock, Inc. (“BlackRock”) reporting the sole power to vote or to direct the vote of 27,894,957 shares and sole power to dispose or to direct the disposition of 28,837,053 shares. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, RFMD common stock. No one person’s interest in such RFMD common stock is more than 5% of the total outstanding common shares. The address of BlackRock is 40 East 52nd Street, New York, NY 10022.
(3)	Based upon information set forth in a Schedule 13G filed with the SEC on February 4, 2014 by Citadel Advisors LLC and affiliates (“Citadel”) reporting the shared power to vote or direct the vote of 16,917,026 shares and shared power to dispose or direct the disposition of 16,917,026 shares. The address of Citadel is c/o Citadel LLC, 131 S. Dearborn Street, 32nd Floor, Chicago, IL 60603.
(4)

Based upon information set forth in a Schedule 13G/A filed with the SEC on February 12, 2014 by The Vanguard Group, Inc. (“Vanguard”) reporting the sole power to vote or direct the vote of 386,849 shares, sole power to dispose or direct the disposition of 16,484,021, and shared power to dispose or direct the disposition of 366,549 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 366,549 shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard, is the beneficial owner of 20,300 shares as a result of its serving as investment manager of Australian investment offerings. The address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.
(5)	Includes 962,717 shares of RFMD common stock issuable upon exercise of stock options.
(6)	Includes 422,647 shares of RFMD common stock issuable upon exercise of stock options.
(7)	Includes 107,647 shares of RFMD common stock issuable upon exercise of stock options.
(8)	Includes 125,111 shares of RFMD common stock issuable upon exercise of stock options and 1,634 shares of RFMD common stock owned by Mr. Stilson’s wife, of which 1,220 are shares of RFMD common stock issuable upon exercise of stock options.
(9)	Includes 143,700 shares of RFMD common stock issuable upon exercise of stock options.
(10)	Includes 265,900 shares of RFMD common stock issuable upon exercise of stock options.
(11)	Includes 50,000 shares of RFMD common stock issuable upon exercise of stock options.
(12)	Includes 221,450 shares of RFMD common stock issuable upon exercise of stock options.
(13)	Includes 37,900 shares of RFMD common stock issuable upon exercise of stock options.
(14)	Includes 2,338,292 shares of RFMD common stock issuable upon exercise of stock options.

CERTAIN BENEFICIAL OWNERS OF TRIQUINT COMMON STOCK

The following table provides information regarding the beneficial ownership of TriQuint common stock as of July 16, 2014, by: (a) each stockholder known by TriQuint to beneficially own more than 5% of TriQuint’s common stock; (b) each of TriQuint’s directors; (c) each of TriQuint’s named executive officers; and (d) all of TriQuint’s directors and executive officers as a group.

Except as otherwise indicated below and subject to applicable community property laws, each owner has sole voting and sole investment powers with respect to the common stock listed.

Beneficial Owners(1)	Number of Outstanding Shares Beneficially Owned	Number of Shares Underlying Options Exercisable(2)	Total Shares Beneficially Owned and Shares Underlying Exercisable Options	Percent of Outstanding Shares (%)(3)
5% Stockholders

Capital Research Global Investors(4) 333 South Hope Street Los Angeles, CA 90071	18,668,488	—	18,668,488	10.8%

BlackRock, Inc. 40 East 52nd Street New York, NY 10022	14,267,136	—	14,267,136	8.2%

Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Rd Austin, Texas, 78746	11,130,803	—	11,130,803	6.4%

The Vanguard Group Inc.(5) 100 Vanguard Blvd Malvern, PA 19355	10,352,469	—	10,352,469	6.0%

Directors and Named Executive Officers
Charles Scott Gibson	6,350	25,462	31,812	*
David H.Y. Ho	30,000	140,084	170,084	*
Nicolas Kauser	50,000	92,007	142,007	*
Roderick Nelson	10,000	74,819	84,819	*
Ralph G. Quinsey	160,844	1,923,750	2,084,594	1.2%
Dr. Walden C. Rhines	67,500	133,545	201,045	*
Steven J. Sharp(6)	394,122	153,452	547,574	*
Willis C. Young	25,609	92,007	117,616	*
Steven Buhaly	81,514	506,250	587,764	*
Deborah E. Burke	17,730	183,750	201,480	*
Todd A. DeBonis	20,080	150,000	170,080	*
Timothy A. Dunn	11,300	50,000	61,300	*
Steven R. Grant	45,121	592,504	637,625	*
Sean Riley	0	33,750	33,750	*
James Klein	5,716	58,750	64,466	*

All directors and executive officers as a group (14 persons)	925,886	4,210,130	5,136,016	3.0%

*	Less than 1%
(1)

The address of all directors and named executive officers is TriQuint’s address: 2300 N.E. Brookwood Parkway, Hillsboro, Oregon 97124. Information for greater than 5% stockholders is based solely on the information reported by these stockholders on Schedule 13D or 13G filed with the Securities and Exchange Commission.
(2)	Includes shares of common stock subject to options currently exercisable or exercisable within 60 days after June 30, 2014.
(3)	Applicable percentage of ownership is based on 174,060,403 shares of common stock outstanding as of June 30, 2014, together with applicable options held by each stockholder. Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting and investment power with respect to shares. Shares of common stock subject to options currently exercisable or exercisable within 60 days after June 30, 2014, are deemed outstanding for computing the percentage ownership of the person holding the options, but are not deemed outstanding for computing the percentage ownership of any other person.
(4)	Pursuant to a Schedule 13G filed with the SEC on June 10, 2014, reflecting ownership as of May 30, 2014, Capital Research Global Investors reported having sole voting power over 18,668,488 shares, shared voting power over no shares, sole dispositive power over 18,668,488 shares and shared dispositive power over no shares. In the same filing, Capital Research Global Investors disclaimed beneficial ownership of 18,668,488 shares pursuant to Rule 13d-4 and also indicated that it holds more than 5% of the outstanding common stock of TriQuint on behalf of SMALLCAP World Fund, Inc.
(5)	Pursuant to a Schedule 13G/A filed with the SEC on February 12, 2014, The Vanguard Group, Inc. reported having sole voting power over 256,935 shares, shared voting power over no shares, sole dispositive power over 10,109,834 shares and shared dispositive power over 242,635 shares.
(6)	Includes 321,574 shares held in the Sharp Family 2012 Irrevocable Trust, of which Mr. Sharp’s spouse is the trustee, and 13,600 shares are held by a not-for-profit charitable foundation for which Mr. Sharp disclaims beneficial ownership.

COMPARISON OF STOCKHOLDER RIGHTS

This section of the joint proxy statement/prospectus describes the material differences between the rights of RFMD shareholders, TriQuint stockholders and Rocky Holding stockholders.

The rights of RFMD shareholders are governed by the NCBCA and the Articles of Incorporation of RF Micro Devices, Inc., as amended, and the Bylaws of RF Micro Devices, Inc., as amended and restated, which we refer to in this joint proxy statement/prospectus as RFMD’s articles of incorporation and bylaws. The rights of TriQuint stockholders are governed by the DGCL and the Amended and Restated Certificate of Incorporation of TriQuint Semiconductor, Inc., and the Second Amended and Restated Bylaws of TriQuint Semiconductor, Inc., which we refer to in this joint proxy statement/prospectus as TriQuint’s certificate of incorporation and bylaws. Upon completion of the mergers, the rights of RFMD shareholders and TriQuint stockholders who become stockholders of Rocky Holding in the mergers will be governed by the DGCL and the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of Rocky Holding, which we refer to in this joint proxy statement/prospectus as Rocky Holding’s amended and restated certificate of incorporation and amended and restated bylaws.

Rocky Holding has adopted an amended and restated certificate of incorporation and amended and restated bylaws contain provisions regarding stockholder rights that are substantially similar to corresponding provisions in TriQuint’s certificate of incorporation and bylaws, with the following exceptions:

•	the Rocky Holding amended and restated certificate of incorporation does not include any provisions with respect to the election of directors, all of which are contained in the Rocky Holding amended and restated bylaws; and

•	the Rocky Holding amended and restated bylaws provide that stockholders may propose business to be conducted at an annual meeting of stockholders if the stockholder (a) is a stockholder of record at the time of giving notice, (b) is entitled to vote at the meeting and (c) gives notice of the proposal in writing to the secretary of the corporation not more than 120 calendar days, nor less than 90 calendar days, in advance of the estimated mailing date from the proxy statement relating to Rocky Holding’s next annual meeting as specified in Rocky Holding’s proxy statement released to stockholders in connection with the previous year’s annual meeting of stockholders.

This section does not include a complete description of all of the existing or anticipated differences between the rights of RFMD shareholders, TriQuint stockholders and Rocky Holding stockholders, nor does it include a complete description of the specific rights of these stockholders. Furthermore, the identification of some of the differences in the rights of these stockholders as material is not intended to indicate that other differences do not exist.

You are urged to read carefully the relevant provisions of the NCBCA and the DGCL, as well as the articles or certificates of incorporation and bylaws of RFMD, TriQuint and Rocky Holding. Copies of the articles or certificate of incorporation and bylaws of RFMD and TriQuint are filed as exhibits to the reports of RFMD and TriQuint incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 217. The amended and restated certificate of incorporation and amended and restated bylaws of Rocky Holding are included as Annex D and E, respectively, to this joint proxy statement/prospectus.

	RFMD	TriQuint	Rocky Holding
Authorized Capital Stock	RFMD’s articles of incorporation authorize the issuance of 505,000,000 shares, consisting of two classes: 500,000,000 shares of common stock, no par value, and 5,000,000 shares of preferred stock, no par value. The RFMD board is authorized to issue the preferred shares in one or more series, to fix the number of shares of any such series, and to fix the designation of any such series as well as the preferences, limitations, and rights of the preferred shares. As of the date of this joint proxy statement/prospectus, no shares of RFMD preferred stock are outstanding.	TriQuint’s certificate of incorporation authorizes the issuance of 605,000,000 shares, consisting of two classes: 600,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share. The TriQuint board is authorized to fix the designations, powers, preferences and rights, and the qualifications, limitations and restrictions of the same, of series of preferred stock, including the number of shares in each such series. As of the date of this joint proxy statement/prospectus, no shares of TriQuint preferred stock are outstanding.

Rocky Holding’s proposed certificate of incorporation authorizes the issuance of 410,000,000 shares, consisting of two classes: 405,000,000 shares of common stock, par value $0.0001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share. The Rocky Holding board is authorized to fix the designations, powers, preferences and rights, and the qualifications, limitations and restrictions of the same, of series of preferred stock, including the number of shares in each such series.

Voting Rights	RFMD’s bylaws provide that, unless otherwise provided by the articles of incorporation or by applicable law, each outstanding share of voting capital stock of RFMD having voting rights, regardless of class, shall be entitled to one vote on each matter submitted to a vote at a meeting of the shareholders. However, absent special circumstances, the shares of RFMD are not entitled to vote if they are owned, directly or indirectly, by a second corporation and RFMD owns, directly or indirectly, a majority of the shares entitled to vote for directors of the second corporation, except that RFMD is not limited in its ability to vote any shares held by it in a fiduciary capacity. RFMD’s certificate of incorporation provides that each holder of a share of Series A Junior Participating Preferred Stock is entitled to 1,000 votes on all matters submitted to a vote of the shareholders. As of the date of this joint proxy statement/prospectus, no shares of RFMD’s Series A Junior Participating Preferred Stock are outstanding.	TriQuint’s bylaws provide that, except as may be otherwise provided in the certificate of incorporation or the bylaws, each stockholder is entitled to one vote for each share of capital stock registered in such stockholder’s name on the books of the corporation on the applicable record date. TriQuint’s certificate of incorporation provides that each holder of a share of Series A Participating Preferred Stock is entitled to 1,000 votes on all matters submitted to a vote of the stockholders. As of the date of this joint proxy statement/prospectus, no shares of TriQuint’s Series A Participating Preferred Stock are outstanding.	Same as for TriQuint, except with respect to preferred stock.

	RFMD	TriQuint	Rocky Holding
Number and Election of Directors

RFMD’s bylaws provide that the number of directors shall be not less than seven nor more than eleven individuals, as determined from time to time by resolution adopted by the board of directors or by the shareholders. In the absence of such resolution, the number of directors elected at the annual meeting of shareholders shall constitute the number of directors of RFMD until the next annual meeting of shareholders, unless the number is changed prior to such meeting by action of the board.

Under the NCBCA, unless otherwise provided in RFMD’s articles of incorporation or in a valid shareholders’ agreement, directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. As RFMD’s articles of incorporation are silent on the issue of director elections, plurality voting is required.

TriQuint’s bylaws provide that the board of directors must consist of at least one director, and that the actual number of directors may be fixed from time to time by (a) the board of directors, (b) an amendment to the TriQuint bylaws that the board of directors or TriQuint’s stockholders have duly adopted, or (c) a duly adopted amendment to TriQuint’s certificate of incorporation. As of the date of this joint proxy statement/prospectus, TriQuint’s board of directors has eight directors and no vacancies. Each director on TriQuint’s board of directors holds office until the next annual meeting of stockholders, and until such director’s successor has been elected and qualified.

TriQuint’s certificate of incorporation and bylaws provide that directors shall be elected by a majority vote (which means that the votes cast in favor of a nominee exceed the votes cast against such nominee) of the stockholders present at a meeting at which there is a quorum, if the number of nominees equals the number of open board positions.

Alternatively, if (a) stockholder nominees for director have been properly submitted and (b) there are more nominees for director than open board positions, TriQuint’s certificate of incorporation and bylaws provide that directors shall be elected by plurality, up to the number of open board positions, and votes against each director shall be disregarded.

Same as for TriQuint, except that Rocky Holding’s bylaws (but not its certificate of incorporation) provides that directors shall be elected by a majority vote of the stockholders.

Cumulative Voting	If corporations desire to allow for cumulative voting, the NCBCA requires such corporations, if incorporated in North Carolina after July 1, 1990, to include a provision in their articles of incorporation expressly allowing for cumulative voting. RFMD’s	The DGCL permits any corporation to provide for the election of directors by cumulative voting in its certificate of incorporation, but TriQuint’s certificate of incorporation does not provide for cumulative voting.	Same as for TriQuint.

	RFMD	TriQuint	Rocky Holding
articles of incorporation do not provide for cumulative voting rights in connection with the election of directors.

Vacancies on the Board of Directors	RFMD’s bylaws provide that a vacancy occurring in the board of directors, including, without limitation, a vacancy resulting from an increase in the number of directors or from the failure by the shareholders to elect the full authorized number of directors, may be filled by a majority of the remaining directors or by the sole director remaining in office. The shareholders may elect a director at any time to fill a vacancy not filled by the directors. A director elected to fill a vacancy shall be elected for the unexpired term of his predecessor in office.	TriQuint’s bylaws provide that newly created directorships and any vacancies in the board of directors, including unfilled vacancies resulting from the removal of directors with or without cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum, or by a sole remaining director. The stockholders may elect a director to fill a vacancy resulting from the removal of a director. Each director so elected shall hold office until the next annual meeting of stockholders and until a successor has been elected and qualified.	Same as for TriQuint, except that stockholders may not elect a director to fill a vacancy resulting from the removal of a director.

Removal of Directors	RFMD’s bylaws provide that a director may be removed from office with or without cause, provided that the notice of the shareholder meeting at which such action is to be taken states that a purpose of the meeting is removal of the director, and the number of votes cast to remove the director exceeds the number of votes cast not to remove the director.

Under TriQuint’s bylaws, TriQuint’s stockholders may remove any director (or the whole board of directors) for cause by a majority vote of the shares then entitled to vote at an election of the directors. The bylaws define “cause” to include: (a) continued willful failure to perform the obligations of a director; (b) gross negligence by the director; (c) engaging in transactions that defraud TriQuint; (d) fraud or intentional misrepresentation, including falsifying use of funds and intentional misstatements made in financial statements, books, records or reports to stockholders or governmental agencies; (e) material violation of any agreement between the director and TriQuint; (f) knowingly causing TriQuint to commit violations of applicable law (including by failure to act); (g) acts of moral turpitude; or (h) conviction of a felony.

TriQuint’s bylaws prohibit the removal of a director prior to the end of his or her current term by a reduction in the number of authorized directors.

Same as for TriQuint.

	RFMD	TriQuint	Rocky Holding

Classified Board	RFMD’s articles of incorporation and bylaws do not provide for classification or staggered terms for directors.	TriQuint’s certificate of incorporation and bylaws do not provide for classification or staggered terms for directors.	Same as for TriQuint and RFMD.

Stockholder Action by Written Consent	The NCBCA provides that action required or permitted to be taken at a shareholders’ meeting may be taken without a meeting if the action is taken by all of the shareholders entitled to vote on the action.	The DGCL provides that stockholders may take any action by written consent that is required or permitted to be taken at a stockholder meeting, unless the corporation’s certificate of incorporation provides otherwise. TriQuint’s certificate of incorporation provides that TriQuint’s stockholders may not take action by written consent.	Same as for TriQuint.

Amendments to Articles or Certificate of Incorporation	In general, any amendment to RFMD’s articles of incorporation must be adopted by the board of directors and approved by the affirmative vote of a majority of outstanding shares entitled to vote thereon. In certain limited circumstances involving an interested shareholder, amendment of certain provisions of the articles requires the affirmative vote of the holders of 60% of RFMD’s voting securities, other than securities held by an interested shareholder. Furthermore, RFMD’s articles of incorporation may not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Junior Participating Preferred Stock of RFMD so as to affect them adversely, except in accordance with the NCBCA. As of the date of this joint proxy statement/prospectus, no shares of RFMD’s Series A Junior Participating Preferred Stock are outstanding.	In general, the DGCL requires that both the board of directors and a majority of the stockholders entitled to vote approve any amendment to TriQuint’s certificate of incorporation. Additionally, TriQuint’s certificate of incorporation reserves to TriQuint the right to amend, alter, change or repeal any provision of the certificate, in any manner prescribed by the laws of the State of Delaware, subject to the following limitation: The certificate may not be amended in any manner which would materially alter or change the powers, preferences or special rights of the preferred stock so as to affect them adversely without the affirmative vote of the holders of a majority of the outstanding shares of preferred stock, voting separately as a class. Furthermore, TriQuint’s certificate of incorporation specifically provides that it may not be amended in any manner that would materially and adversely alter or change the powers, preference or special rights of the Series A Participating Preferred Stock, without the affirmative vote of the holders of a majority of the outstanding shares of Series A Participating Preferred Stock,	Same as for TriQuint, except without the limitations on any amendment that would affect the rights, powers or preferences of the preferred stock.

	RFMD	TriQuint	Rocky Holding

voting separately as a class. As of the date of this joint proxy statement/prospectus, no shares of TriQuint’s Series A Participating Preferred Stock are outstanding.

Amendments to Bylaws	Both the RFMD board and shareholders may amend the bylaws, except that any amendment to certain provisions of the bylaws relating to the size and composition of the board of directors and meetings of shareholders must be approved by shareholders. In addition, in certain limited circumstances involving an interested shareholder, amendment of certain provisions of the bylaws requires the affirmative vote of 60% of RFMD’s voting securities, other than securities held by an interested shareholder.	The DGCL provides that the stockholders entitled to vote have the power to adopt, amend, or repeal the bylaws of the corporation, and that the board of directors may have the power to do the same if authorized by the certificate of corporation. Pursuant to this statute, TriQuint’s certificate of incorporation grants the board of directors such authority.	Same as for TriQuint.

Ability to Call Special Meeting of Stockholders	RFMD’s bylaws provide that special meetings of shareholders may be called at any time by the chairman of the board of directors, the president, the secretary or the board of directors.	TriQuint’s bylaws provide that the board of directors may call a special meeting of the stockholders at any time, and that the board of directors shall fix the place for such a meeting.	Same as for TriQuint.

Notice of Stockholder Meetings	RFMD’s bylaws require that notice of a meeting shall be given to shareholders not less than 10 nor more than 60 days before the date of the meeting.	The DGCL and TriQuint’s bylaws require TriQuint to provide written notice of all stockholder meetings to stockholders (unless waived) not less than 10 nor more than 60 days before the date of such meeting. Additionally, notice of a special meeting must state the purpose or purposes for which the meeting is called; only the business specified in the notice may be transacted at such special meeting.	Same as for TriQuint.

Notice Required for Stockholder Nominations and other Proposals	Nominations: Nominations of persons for election to the RFMD board may be made at a meeting of the shareholders only (a) by or at the direction of the board of directors (or a properly authorized committee of the board) or (b) by a shareholder (i) who is a shareholder of record at the time of giving of notice, (ii) who shall	Nominations: Nominations of persons for election to the TriQuint board of directors may be made at an annual meeting of stockholders or at a special meeting at which directors are to be elected (a) by or at the direction of the board of directors or (b) by any stockholder of the corporation who (i) is entitled to

Nominations: Nominations of persons for election to the Rocky Holding board of directors may be made at an annual meeting of stockholders or at a special meeting at which directors are to be elected (a) pursuant to the corporation’s notice of meeting, (b) by or at the direction of the board of directors or (c) by any

RFMD	TriQuint	Rocky Holding

be entitled to vote for the election of directors at the meeting, (iii) who complies with the notice and other procedures required for shareholder proposals generally (as described below), and (iv) whose nominee is determined by the board of directors (or a properly authorized committee of the board) to satisfy all applicable director qualification standards. Any shareholder desiring to nominate a person for election as a director of RFMD shall deliver to the secretary a written notice at such time and containing (a) such information as required for a shareholder proposal (as described below), (b) such additional information concerning the nominee as would be required, pursuant to Regulation 14A under the Exchange Act, to be disclosed in the proxy materials concerning all persons nominated (by RFMD or otherwise) for election as a director, and (c) such additional information concerning the nominee as is deemed sufficient by the board of directors (or a properly authorized committee of the board) to establish that the nominee meets all minimum qualification standards or other criteria as may have been established by the RFMD board (or any properly authorized committee of the board) or pursuant to applicable law, rule or regulation for service as a director. In addition, such notice shall be accompanied by a consent signed by each nominee to serve as a director if elected.

Other Proposals: RFMD’s bylaws provide that, in addition to the requirements of any applicable law with respect to any proposal presented by a shareholder for action at a meeting of the shareholders, any shareholder desiring to introduce any business before any meeting of the vote in the election of directors at the meeting and (ii) complies with the following notice procedures. The stockholder must give timely notice (as described in the next paragraph) in writing to TriQuint’s secretary, which shall set forth (A) as to each person whom the stockholder proposes to nominate for election or reelection as a director: (1) the name, age, business address and residence address of such person; (2) the principal occupation or employment of such person; (3) the class and number of shares of the corporation which are beneficially owned by such person; (4) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder; (5) any other information relating to such person that is required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including without limitation such person’s written consent to being named in the proxy statement, if any, as a nominee and to serving as a director if elected); and (6) a written statement executed by such nominee acknowledging that, as a director of the corporation, he or she will owe a fiduciary duty, under the DGCL, exclusively to the corporation and its stockholders; and (B) as to such stockholder giving notice, the information a stockholder would be required to disclose when proposing any other business to be conducted at the meeting, as described below.

Other Proposals: TriQuint’s bylaws provide that stockholders may stockholder of the corporation who (i) is a stockholder of record at the time of giving notice, (ii) is entitled to vote in the election of directors at the meeting and (iii) complies with the following notice procedures. The stockholder must give timely notice (as described below) in writing to Rocky Holding’s secretary, which shall set forth (A) as to each proposed nominee for election or reelection as a director: (1) all information relating to the nominee that would be required to be disclosed in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; (2) a description of all compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among the nominating stockholder (including its affiliates and associates) and each proposed nominee (including the nominee’s affiliates and associates); and (3) a completed and signed questionnaire, representation and agreement required by Section 2.4(b) of Rocky Holding’s bylaws; and (B) as to the stockholder giving notice, the information a stockholder would be required to disclose when proposing any other business to be conducted at the meeting, as described below.

Other Proposals: Rocky Holding’s bylaws provide that stockholders may propose business (other than the nomination of directors) to be conducted at an annual or special meeting of stockholders if the stockholder (a) is a stockholder of record at the time of giving notice, (b) is entitled to vote at the

RFMD	TriQuint	Rocky Holding

shareholders shall be required to deliver to the secretary written notice containing specified information: (a) in the case of an annual meeting, at least 60 days but no more than 90 days in advance of the first anniversary of the notice date of RFMD’s proxy statement for the preceding year’s annual meeting, and (b) in the case of a special meeting, no later than the tenth day following the notice date for such meeting. As to each matter the shareholder proposes to bring before the meeting, the written notice shall contain the following information (in addition to any information required by applicable law): (a) the name and address of the shareholder who intends to present the proposal and the beneficial owner, if any, on whose behalf the proposal is made; (b) the number of shares of each class of capital stock owned by the shareholder and such beneficial owner; (c) a description of the business proposed to be introduced to the shareholders; (d) any material interest, direct or indirect, which the shareholder or beneficial owner may have in the business described in the notice; and (e) a representation that the shareholder is a holder of record of shares of the corporation entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to present the proposal.	propose business to be conducted at an annual or special meeting of stockholders if the stockholder (a) is a stockholder of record at the time of giving notice, (b) is entitled to vote at the meeting and (c) complies with the following notice procedures (which also apply to stockholders’ nominations for director): (i) The stockholder gives notice of the proposal in writing to the secretary of the corporation (A) in the case of an annual meeting of stockholders, not less than 120 calendar days in advance of the estimated mailing date from the proxy statement relating to TriQuint’s next annual meeting as specified in TriQuint’s proxy statement released to stockholders in connection with the previous year’s annual meeting of stockholders. If TriQuint did not hold an annual meeting in the previous year or the date of the annual meeting has been changed by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, notice by the stockholder must be so received no later than the 90th day prior to the annual meeting. (B) In the case of a special meeting, TriQuint’s bylaws do not specify the deadline by which the stockholder must deliver such notice to the secretary. (ii) For each matter such stockholder proposes to bring before a meeting, the stockholder includes in his or her notice (A) a brief description of the business he or she desires to bring before the meeting (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend TriQuint’s bylaws, the language of the proposed amendment) and the reasons for meeting and (c) gives timely notice (as described below) of the proposal to the secretary of the corporation. For each matter the stockholder proposes to bring before a meeting, the stockholder must include in his or her notice: (i) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest of the stockholder in the business proposed and (ii) a description of all agreements, arrangements and understandings between the stockholder and any other person or persons in connection with the stockholder’s proposal of the business. Notwithstanding the foregoing, in order to include information with respect to a stockholder proposal in the proxy statement and form of proxy for a meeting of stockholders, stockholders must provide notice as required by the regulations promulgated under the Exchange Act.

Time for Giving Notice: A stockholder’s nominee for election as a director or proposal for other business to be conducted at a meeting of stockholders will be considered timely if the stockholder gives notice of the nomination or proposal in writing to the secretary of the corporation (a) in the case of an annual meeting of stockholders, (i) not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting; or (ii) if no annual meeting was held in the previous year or the date of the annual meeting is more than 30 days before or more than 60 days after the first anniversary of the preceding year’s annual meeting,

RFMD	TriQuint	Rocky Holding

conducting such business at the meeting, (B) the name and address of the stockholder proposing such business as they appear on TriQuint’s books, (C) the class and number of shares of TriQuint stock that the stockholder beneficially owns, (D) any material interest the stockholder has in such business, (E) a representation that the stockholder intends to appear in person or by proxy at the meeting to propose such business, (F) a description of any agreement, arrangement or understanding with respect to the business between or among the stockholder and any other person, (G) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the stockholder’s notice by or on behalf of the stockholder or beneficial owner, the effect or intent of which is to mitigate loss, manage risk or benefit from changes in the share price of any class of shares of the corporation, or increase or decrease the voting power of the stockholder or beneficial owner with respect to shares of the corporation, (H) the stockholder’s agreement to notify the corporation in writing within five business days after the record date for such meeting of the class and number of shares of the corporation beneficially owned as of the record date and of any agreement, arrangement or understanding of the type described in effect as of the record date, and (I) any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Exchange Act, in his or her capacity as a proponent to a

(A) not earlier than the close of business on the 120th day prior to the date of that year’s annual meeting and (B) not later than the close of business on the later of (1) the 90th day prior to the date of the annual meeting or, (2) if the first public announcement of the date of the annual meeting is less than 100 days prior to the meeting date, the 10th day following the day of the public announcement. (b) In the case of a special meeting (at which stockholders may only make nominations for director), (i) not earlier than the close of business on the 120th day prior to the date of the special meeting and (ii) not later than the close of business on the later of (A) the 90th day prior to the date of the special meeting or, (B) if the first public announcement of the date of the annual meeting is less than 100 days prior to the meeting date, the 10th day following the day of the public announcement of the meeting date and of the nominees proposed by the board of directors.

	RFMD	TriQuint	Rocky Holding

stockholder proposal. Notwithstanding the foregoing, in order to include information with respect to a stockholder proposal in the proxy statement and form of proxy for a stockholder’s meeting, stockholders must provide notice as required by the regulations promulgated under the Exchange Act.

Limitations on Personal Liability of Directors and Officers

Under the NCBCA, a director is generally protected from liability to RFMD or its shareholders for actions taken in good faith, in the exercise of the care an ordinarily prudent person would exercise and in a manner he or she reasonably believes to be in the best interests of RFMD. The NCBCA creates personal liability for directors for (a) distributions made in violation of statutory provisions or the articles of incorporation and (b) certain conflict of interest transactions.

In addition, the NCBCA provides that a provision limiting or eliminating the personal liability of any director shall not be effective with respect to, (a) acts or omissions that the director at the time of such act or omission knew or believed were clearly in conflict with the best interests of RFMD; (b) liability for unlawful distributions; (c) any transaction from which the director derived an improper personal benefit; or (d) acts or omissions occurring prior to the date such provision became effective.

RFMD’s articles of incorporation provide that, to the fullest extent permitted by applicable law, no person who is serving or has served as a director of RFMD shall have any personal liability arising out of any action whether by or in the right of RFMD or otherwise for monetary damages for breach of any duty as director.

The DGCL provides that a corporation may, in its certificate of incorporation, eliminate or limit the liability of a director to the corporation or its shareholders for money damages arising out of a breach of fiduciary duty as a director, except for liability arising from (a) breach of the duty of loyalty, (b) acts or omissions not in good faith or involving intentional misconduct or a knowing violation of the law, (c) the improper payment of a dividend or repurchase or redemption of stock, or (d) any transaction from which the director derived an improper personal benefit.

In addition, the DGCL provides that the certificate of incorporation may not eliminate a director’s liability retroactively, to cover acts or omissions occurring prior to the time when the certificate containing such a provision becomes effective.

The TriQuint certificate provides that, to the fullest extent permitted by the DGCL, no director may be held personally liable to TriQuint or its stockholders for monetary damages for breach of fiduciary duty as a director.

Same as for TriQuint.

	RFMD	TriQuint	Rocky Holding

Indemnification of Directors and Officers	RFMD’s bylaws provide that any person who at any time serves or has served as a director or officer of RFMD or of any wholly owned subsidiary of RFMD, or in such capacity at the request of RFMD for any other foreign or domestic corporation, partnership, joint venture, trust or other enterprise, or as a trustee or administrator under any employee benefit plan of RFMD or of any wholly owned subsidiary thereof, shall have the right to be indemnified and held harmless by RFMD to the fullest extent from time to time permitted by law against all liabilities and litigation expenses in the event a claim shall be made or threatened against that person in, or that person is made or threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether or not brought by or on behalf of RFMD, including all appeals therefrom, arising out of such service. However, indemnification shall not be effective with respect to, (a) that portion of any liabilities or litigation expenses with respect to which the claimant is entitled to receive payment under any insurance policy, or (b) any liabilities or litigation expenses incurred on account of any of the director’s or officer’s activities that were at the time taken known or believed by the director or officer to be clearly in conflict with the best interests of the corporation. Further, RFMD shall not be liable to indemnify a director or officer for any amounts paid in settlement of any proceeding effected without the corporation’s written consent. Except as provided in the bylaws, all litigation expenses shall be

TriQuint’s bylaws provide that TriQuint will, to the maximum extent and in the manner permitted by the DGCL, indemnify any person against expenses, liabilities and losses (including attorney’s fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) actually and reasonably incurred in connection with any threatened, pending or completed action, suit, or proceeding in which such person was or is a party or is threatened to be made a party because such person is or was a director or officer of the corporation. However, TriQuint’s bylaws provide that TriQuint shall only be required to indemnify a director or officer in connection with an action, suit, or proceeding (or part thereof) such director or officer has initiated if the board of directors authorized the initiation of such action, suit, or proceeding (or part thereof). For purposes of this indemnification provision, TriQuint’s bylaws define “directors” and “officers” to include any person (a) who is or was a director or officer of TriQuint; (b) who is or was serving at TriQuint’s request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise; or (c) who was a director or officer of a corporation which was a predecessor corporation of TriQuint or of another enterprise at the request of such predecessor corporation.

Further, the TriQuint bylaws obligate TriQuint to pay the expenses (including attorney’s fees) that a director or officer who is entitled to indemnification incurs before the final disposition of the action, suit or proceeding in

Same as for TriQuint.

	RFMD	TriQuint	Rocky Holding

	advanced to any director or officer within 30 days of the receipt by the secretary of RFMD of a demand therefore, together with an undertaking by or on behalf of the director or officer to repay to RFMD such amount unless it is ultimately determined that the director or officer is entitled to be indemnified by RFMD against such expenses.	defending any action, suit or proceeding for which TriQuint may be obligated to indemnify such officer or director. To receive expenses in advance, such director or officer must provide TriQuint with an undertaking by such officer or director to repay all amounts advanced if it should ultimately be determined that the director or officer is not entitled to indemnification from TriQuint.

State Anti-Takeover Statutes	The NCBCA has two anti-takeover statutes, The North Carolina Shareholder Protection Act and The North Carolina Control Share Acquisition Act. In accordance with the provisions of these statutes, RFMD elected not to be covered by the restrictions imposed by these statutes.	Section 203 of the DGCL generally prohibits “business combinations,” including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary with an interested stockholder who beneficially owns 15% or more of a corporation’s voting stock, within three years after the person or entity becomes an interested stockholder, unless (a) the board of directors of the target corporation has approved, before the acquisition date, either the business combination or the transaction that resulted in the person becoming an interested stockholder; (b) upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owns at least 85% of the corporation’s voting stock (excluding shares owned by directors who are officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer); or (c) after the person or entity becomes an interested stockholder, the business combination is approved by the board of directors and authorized by the vote of at least 66 2/3 % of	Same as for TriQuint and RFMD.

	RFMD	TriQuint	Rocky Holding

the outstanding voting stock not owned by the interested stockholder at an annual or special meeting.

The DGCL authorizes corporations to make an election in their certificate of incorporation or bylaws not to be covered by Section 203 of the DGCL, but TriQuint has not made such an election and is therefore covered by the anti-takeover protections of that statute.

Transactions Involving Officers or Directors	Section 55-8-31 of the NCBCA provides that a transaction with RFMD in which a director of RFMD has a direct or indirect interest is not voidable by RFMD solely because of the director’s interest in the transaction if any one of the following is true: (a) the material facts of the transaction and the director’s interest were disclosed or known to the board of directors or a committee of the board of directors and the board of directors or committee authorized, approved or ratified the transaction; (b) the material facts of the transaction and the director’s interest were disclosed or known to the shareholders entitled to vote and they authorized, approved, or ratified the transaction; or (c) the transaction was fair to the corporation.	Section 144 of the DGCL provides that a director’s or officer’s direct or indirect interest in a transaction involving TriQuint will not make the transaction void or voidable, even if the director or officer participated in the meeting where the transaction was authorized, and the director or officer’s vote was counted in approving the transaction if (a) a majority of the disinterested directors cast affirmative votes in good faith to authorize the transaction, after the board or a committee had been made aware of the material facts regarding the director’s or officer’s relationship or interest in the transaction; (b) the stockholders vote in good faith to approve the transaction after the stockholders entitled to vote on the transaction know the material facts about it and the director’s or officer’s relationship or interest in the transaction (or the same has been disclosed to such stockholders); or (c) the contract or transaction was fair to the corporation at the time it was authorized, approved or ratified.	Same as for TriQuint.

Appraisal Rights	Under the NCBCA, RFMD shareholders are entitled to exercise certain appraisal rights in the event of: (a) certain mergers requiring shareholder approval or	Under the DGCL, TriQuint stockholders are entitled to exercise certain appraisal rights in the event of a merger or consolidation in which TriQuint is	Same as for TriQuint.

RFMD	TriQuint	Rocky Holding

between a corporation and a subsidiary; (b) a share exchange requiring shareholder approval; (c) a sale, lease, exchange or any other disposition of all or substantially all of the property of RFMD; (d) certain amendments to RFMD’s articles of incorporation that would change RFMD into a nonprofit corporation or cooperative organization or that would reduce the number of shares of a class or series owned by a shareholder to a fraction of a share if RFMD has an obligation or right to repurchase the fractional share so created; (e) any other amendment to the articles of incorporation, merger, share exchange or disposition of assets to the extent provided by RFMD’s articles of incorporation, bylaws or a resolution of the board of directors; or (f) consummation of certain conversions of RFMD into another form of entity.

However, except as provided in RFMD’s articles of incorporation, bylaws or a resolution of the board of directors, appraisal rights are not available for the holders of shares of any class or series of shares that are any of the following: (a) “covered securities” under section 18(b)(1)(A) or (B) of the Securities Act; (b) traded in an organized market and have at least 2,000 shareholders and a market value of at least $20 million (exclusive of the value of shares held by RFMD’s subsidiaries, senior executives, directors and shareholders owning more than 10% of such shares); or (c) issued by an open-end management investment company registered with the SEC under the Investment Company Act of 1940, as amended, and may be redeemed at the option of the holder at net asset value. However, the previous a constituent, if such a transaction meets the requirements outlined below. Appraisal rights are available to TriQuint’s stockholders if (a) in the merger or consolidation, TriQuint’s stockholders are required to accept consideration other than (i) shares of stock in the surviving corporation, (ii) shares of stock in a corporation that are listed on a national securities exchange or are held of record by more than 2,000 holders, (iii) cash in lieu of fractional shares, or (iv) any combination of the foregoing; or (b) the surviving corporation in the merger or consolidation will be a public benefit corporation and TriQuint’s stockholders will become stockholders of that corporation.

Appraisal rights are not available to TriQuint’s stockholders if (a) at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, TriQuint’s stock was listed on a national securities exchange or held of record by more than 2,000 holders, or (b) TriQuint was the surviving corporation in the merger or consolidation, and the merger or consolidation did not require stockholder approval.

The DGCL also outlines the procedures that stockholders must follow to exercise their appraisal rights.

	RFMD	TriQuint	Rocky Holding

exceptions do not apply, and appraisal rights shall be available, for the holders of any class or series of shares who are required by the terms of the corporate action requiring appraisal rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth above. Finally, the exceptions discussed above are not applicable and appraisal rights shall be available for the holders of any class or series of shares where the corporate action is an interested transaction.

The NCBCA also contains limitations as to when and how record and beneficial shareholders may exercise their appraisal rights.

Vote on Business Combinations	RFMD’s articles of incorporation require that any business combination, as defined in the RFMD articles, to be entered into by RFMD with a person or entity beneficially owing 15% or more of the outstanding voting shares of RFMD (an “interested shareholder”) be approved by a majority of certain members of the board of directors not affiliated with the interested shareholder and that a fairness opinion from a reputable investment banking firm be obtained to the effect that the financial terms of such business combination are fair from a financial point of view to the holders of voting shares other than the interested shareholder. If such procedures are not satisfied, the business combination must be approved by the affirmative vote of the holders of at least 60% of the outstanding voting shares, other than shares held by such interested shareholder.

TriQuint’s certificate of incorporation does not impose a specific approval requirement on business combinations. However, as described above under “State Anti-Takeover Statutes,” Section 203 of the DGCL does impose such a requirement, and TriQuint has elected not to opt out of that statute.

Additionally, the DGCL provides that 90% of TriQuint’s stockholders must approve a merger or consolidation, or amendment to the certificate of incorporation that would result in TriQuint’s stockholders owning shares in a public benefit corporation.

Same as for TriQuint.

	RFMD	TriQuint	Rocky Holding

Proxy	RFMD’s bylaws provide that shares may be voted either in person or by one or more proxies authorized by a written appointment of proxy signed by the shareholder or his duly authorized attorney-in-fact. In addition, an appointment in the form of an electronic record that bears the shareholder’s signature and that may be directly reproduced in paper form by an automated process shall be deemed a valid appointment form, and RFMD may also permit a shareholder to appoint one or more proxies by telephonic transmission even if not accompanied by a written communication in circumstances in which RFMD can reasonably assume the appointment was made or authorized by the shareholder. An appointment of proxy is valid for 11 months from the date of its execution, unless a different period is expressly provided in the appointment form.	TriQuint’s bylaws provide that every person entitled to vote may do so either in person or by one or more agents authorized by a written proxy signed by the person and filed with TriQuint’s secretary. A proxy is deemed to be signed if the stockholder’s name is placed on the proxy (whether by manual signature, typewriting, telegraphic transmission, facsimile or otherwise) by the stockholder or the stockholder’s attorney-in-fact, and is good for 11 months, unless the proxy itself provides for a longer period.	Same as for TriQuint.

Preemptive Rights	Neither RFMD’s articles of incorporation nor its bylaws provide for any preemptive rights.	Neither TriQuint’s certificate of incorporation nor its bylaws provide for any preemptive rights.	Same as for TriQuint.

Dividends	RFMD’s bylaws provide that the board of directors may from time to time declare and RFMD may pay dividends and make other distributions with respect to its outstanding shares in the manner and upon the terms and conditions provided by the articles of incorporation or the bylaws. The provisions of RFMD’s articles of incorporation that set forth the rights of the holders of Series A Junior Participating Preferred Stock restrict the board of directors’ authority to declare dividends. As of the date of this joint proxy statement/prospectus, no shares of RFMD’s Series A Junior Participating Preferred Stock are outstanding.	The DGCL provides that TriQuint’s board of directors may declare and pay dividends upon the shares of its capital stock, subject to the restrictions contained in its certificate of incorporation. The provisions of TriQuint’s certificate of incorporation that set forth the rights of the holders of Series A Participating Preferred Stock restrict the board of directors’ authority to declare dividends. As of the date of this joint proxy statement/prospectus, no shares of TriQuint’s Series A Participating Preferred Stock are outstanding.	Same as for TriQuint, except with respect to preferred stock.

TRIQUINT PROPOSAL NO. 5: APPROVE THE AMENDED TRIQUINT 2013 INCENTIVE PLAN

The TriQuint board is seeking stockholder approval of the amended TriQuint 2013 Incentive Plan, which we refer to in this proposal as the 2013 Plan. TriQuint’s board recently amended the 2013 Plan, upon recommendation of TriQuint’s compensation committee and subject to stockholder approval, to increase the number of shares of TriQuint’s common stock reserved for issuance under the 2013 Plan by 9,500,000 shares and to reduce the maximum permitted term of a stock option to seven years.

Based on an estimated usage rate, TriQuint anticipates depleting the shares currently available for issuance under the 2013 Plan in fiscal 2014, leaving an insufficient number of shares available for TriQuint’s annual refresh grants in the first quarter of 2015. In order to continue to have an appropriate supply of shares for equity incentives to recruit, hire and retain the talent required to successfully execute TriQuint’s business plans, the TriQuint board believes that TriQuint will need the additional 9,500,000 new shares to be available under the 2013 Plan.

Although the additional 9,500,000 new shares to be available under the 2013 Plan will increase the potential dilution to TriQuint’s stockholders, the TriQuint board believes TriQuint’s equity compensation plans are well-managed and below norms for its industry. We expect that with the additional 9,500,000 new shares to be available under the 2013 Plan that are subject to stockholder approval pursuant to this proposal, TriQuint will have sufficient shares for its equity compensation program through the first quarter of 2016.

If the mergers are completed, Rocky Holding will assume the 2013 Plan and shares available under the 2013 Plan will continue to be available for grants to participants who provided services to TriQuint prior to the mergers and to newly hired service providers of Rocky Holding, but, as is required under applicable NASDAQ listing rules, will not be available for grants to participants who provided services to RFMD prior to the mergers. In addition, in connection with Rocky Holding’s assumption of the 2013 Plan following the mergers, (a) stock covered by awards granted under the 2013 Plan will be shares of Rocky Holding common stock; (b) all references in the 2013 Plan to a number of shares of TriQuint common stock will be amended to refer instead to that number of shares of Rocky Holding common stock as adjusted by the TriQuint Exchange Ratio; (c) the compensation committee of the Rocky Holding board will succeed to the authority and responsibility of the compensation committee of the TriQuint board with respect to administration of the 2013 Plan; and (d) certain other minor technical revisions may also be made. It is anticipated that Rocky Holding will assume the RF Micro Devices, Inc. 2012 Stock Incentive Plan and that the equity compensation program of Rocky Holding will primarily consist of grants made under that plan going forward, at least until the Rocky Holding 2015 annual meeting of stockholders.

If TriQuint’s stockholders do not approve the 2013 Plan pursuant to this proposal, the existing 2013 Plan (prior to the amendments recently approved by TriQuint’s board) will remain available for new grants to the extent shares are available. As of July 16, 2014, 673,235 shares were reserved and available for issuance under the existing 2013 Plan, not including the additional 9,500,000 new shares added to the existing 2013 Plan pursuant to the amendments recently approved by TriQuint’s board and subject to stockholder approval. As of July 16, 2014, TriQuint had total outstanding 174,143,368 shares of its common stock.

The 2013 Plan authorizes the issuance of 9,500,000 new shares of TriQuint common stock. In addition, as of July 16, 2014, up to 5,167,197 shares are currently subject to outstanding stock options and unvested restricted stock unit awards granted under the existing 2013 Plan, 4,013,629 shares are currently subject to outstanding stock options and unvested restricted stock unit awards granted under the TriQuint 2012 Incentive Plan, and 15,053,168 shares are currently subject to outstanding stock options granted under the TriQuint 2009 Incentive Plan or the TriQuint 1996 Stock Incentive Program (this proposal refers to the TriQuint 2012 Incentive Plan, the TriQuint 2009 Incentive Plan, and the TriQuint 1996 Stock Incentive Program as the “Prior Incentive Plans”), and these shares will also become available for grant under the 2013 Plan to the extent these stock options or restricted stock unit awards expire without being exercised or vested, or are canceled or forfeited without shares actually being issued and delivered.

Under the applicable rules of NASDAQ, TriQuint is required to obtain stockholder approval of the 2013 Plan. In addition, stockholder approval of the 2013 Plan is necessary to provide the compensation committee of the TriQuint board with the flexibility to grant incentive stock options to employees under the 2013 Plan and certain awards that qualify as performance-based compensation under Section 162(m) of the Code. Stockholder approval of the 2013 Plan pursuant to this proposal will also constitute re-approval of the 2013 Plan for purposes of Section 162(m). In general, this re-approval is required at least once every five years to comply with certain requirements under Section 162(m). See “— U.S. Federal Income Tax Information” below for more information about these issues.

A copy of the 2013 Plan, as amended by the TriQuint board, upon recommendation of its compensation committee and subject to approval from TriQuint’s stockholders, is attached to this joint proxy statement/prospectus as Annex F and is incorporated by reference. The following description of the 2013 Plan is a summary and does not purport to be a complete description. See Annex F for more detailed information.

Description of the 2013 Plan

Purpose

The purpose of the 2013 Plan is to attract, retain and motivate TriQuint’s employees, officers and directors by providing them with the opportunity to acquire a proprietary interest in TriQuint and to align their interests and efforts to the long-term interests of TriQuint’s stockholders. The 2013 Plan also allows TriQuint to provide the same opportunity to consultants, agents, advisors and independent contractors.

Administration

The compensation committee of the TriQuint board administers the 2013 Plan. The board or the committee may delegate administration of the 2013 Plan in accordance with its terms. References to the “committee” in this proposal are, as applicable, to the compensation committee of the TriQuint board, the TriQuint board or other delegate, including an officer of TriQuint authorized by the TriQuint board or compensation committee to make grants to certain eligible employees of TriQuint.

Eligibility

Awards may be granted under the 2013 Plan to employees, officers, directors, consultants, agents, advisors and independent contractors of TriQuint and its subsidiaries and affiliates. As of June 30, 2014, approximately 2,450 employees, no consultants, 8 executive officers, and 7 non-employee directors were eligible to receive awards under the 2013 Plan.

Number of Shares

The number of shares of common stock authorized for issuance under the 2013 Plan is 14,500,000 shares (taking into account the proposed addition of 9,500,000 shares). In addition, any shares that are currently subject to outstanding awards under the 2013 Plan or the Prior Incentive Plans up to an aggregate maximum of 31,798,297 shares, that cease to be subject to these awards (other than from exercise or settlement of the awards in shares) automatically become available for issuance under the 2013 Plan. Including the number of shares that may become available for issuance under the 2013 Plan from the Prior Incentive Plans as of July 16, 2014, the total number of shares that may be issued under the 2013 Plan is 38,733,994 shares. The maximum number of shares of TriQuint common stock that may be issued pursuant to the exercise of incentive stock options is the same as the total number of shares authorized under the 2013 Plan. Any shares of TriQuint common stock subject to awards other than stock options or SARs will count against the numerical limits of the plan as 1.5 shares of TriQuint common stock for every one share of common stock subject to the award.

The following shares will be available again for issuance under the 2013 Plan:

•	shares subject to awards that lapse, expire, terminate or are canceled prior to issuance of the underlying shares;

•	shares subject to awards that are subsequently forfeited to or otherwise reacquired by us; and

•	shares related to an award that is settled in cash or in another manner where some or all of the shares covered by the award are not issued.

Awards granted in assumption of or substitution for previously granted awards in acquisition transactions will not reduce the number of shares authorized for issuance under the 2013 Plan.

Shares withheld by or tendered to TriQuint or, upon completion of the mergers, Rocky Holding, as payment for the purchase price of an award or to satisfy tax withholding obligations related to an award, or shares covered by a stock-settled SAR that are not issued in settlement of the SAR, will not be available again for issuance under the 2013 Plan.

If any change in TriQuint’s common stock occurs by reason of any stock dividend, stock split, spin-off, recapitalization, merger, consolidation, combination or exchange of shares, distribution to TriQuint’s stockholders other than a normal cash dividend or other change in TriQuint’s corporate or capital structure, the committee will make proportional adjustments to the maximum number and kind of securities (a) available for issuance under the 2013 Plan, (b) issuable as incentive stock options, (c) issuable to certain individuals subject to Section 162(m) of the Code, and (d) subject to any outstanding award, including the per share price of such securities.

Types of Awards

The 2013 Plan permits the grant of any or all of the following types of awards.

Stock Options. The committee may grant either incentive stock options, which must comply with Section 422 of the Code, or nonqualified stock options. The committee sets option exercise prices and terms, except that the exercise price of stock options granted under the 2013 Plan must be at least 100% of the fair market value of the common stock on the date of grant, except in the case of options granted in connection with assuming or substituting options in acquisition transactions. At the time of grant, the committee determines when stock options are exercisable and when they expire, except that the term of a stock option cannot exceed seven years. Unless the committee otherwise determines, fair market value means, as of a given date, the closing price of TriQuint’s common stock during regular session trading on NASDAQ.

Stock Appreciation Rights. The committee may grant SARs as a right in tandem with the number of shares underlying stock options granted under the 2013 Plan or on a stand-alone basis. SARs are the right to receive payment per share of an exercised SAR in stock or cash, or a combination of stock and cash, equal to the excess of the share’s fair market value on the date of exercise over its fair market value on the date the SAR was granted. Exercise of a SAR issued in tandem with stock options will result in the reduction of the number of shares underlying the related SAR to the extent of the SAR exercised. The term of a stand-alone SAR cannot be more than ten years, and the term of a tandem SAR will not exceed the term of the related option.

Stock Awards, Restricted Stock and Stock Units. The committee may grant awards of shares of common stock, or awards designated in units of common stock, under the 2013 Plan. These awards may be made subject to repurchase or forfeiture restrictions at the committee’s discretion. The restrictions may be based on continuous service or the achievement of specified performance criteria, as determined by the committee.

Performance Awards. The committee may grant performance awards in the form of performance shares or performance units. Performance shares are units valued by reference to a designated number of shares of common stock, and performance units are units valued by reference to a designated amount of cash. Either may be payable in stock or cash, or a combination of stock and cash, upon the attainment of performance criteria and other terms and conditions as established by the committee.

Other Stock or Cash-Based Awards. The committee may grant other incentives payable in cash or in shares of common stock, subject to the terms of the 2013 Plan and any other terms and conditions determined by the committee.

Minimum Vesting Requirements. The committee may not grant awards with respect to more than 10% of the shares authorized under the plan (subject to adjustment) that (a) are not stock options or SARs and (b) vest based solely on continuous service over fewer than three years or based on other factors over less than one year.

Repricing

The 2013 Plan prohibits the cancellation or amendment of outstanding options or stock appreciation rights for the purpose of repricing, replacing or regranting the awards with options or stock appreciation rights that have a purchase or grant price that is less than the purchase or grant price for the original option or stock appreciation right, except in connection with adjustments to reflect certain changes in TriQuint’s capitalization. The 2013 Plan also prohibits the issuance of an option or amendment of an outstanding option to provide for the grant or issuance of a new option on exercise of the original option.

Performance-Based Compensation under Section 162(m) of the Code

Performance Goals and Criteria. If the committee intends to qualify an award under the 2013 Plan as “qualified performance-based compensation” under Section 162(m) of the Code, the performance goals selected by the committee may be based on the attainment of specified levels of one, or any combination, of the following performance criteria for TriQuint as a whole or any business unit, as reported or calculated by TriQuint: cash flows (including, but not limited to, operating cash flow, free cash flow or cash flow return on capital); cash position; working capital; earnings per share; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; book value per share; operating income (including or excluding depreciation, amortization, extraordinary items, restructuring charges or other expenses); revenues; operating margins; operating earnings; economic profit; profit before tax; return on assets; return on equity; debt; debt plus equity; ratio of debt to debt plus equity; ratio of operating earnings to capital spending; sales growth; market or economic value added; equity or stockholder’s equity; stock price appreciation; total stockholder return; cost control; strategic initiatives; market share; net income; net profit; net sales; return on invested capital; improvements in capital structure; or customer satisfaction, employee satisfaction, services performance, subscriber, cash management or asset management metrics.

The performance goals also may be based on the achievement of specified levels of performance for TriQuint as a whole or any business unit or applicable affiliate under one or more of the performance goals described above relative to the performance of other corporations.

The committee may provide in any award that any evaluation of performance may include or exclude any of the following events that occur during a performance period: asset write-downs; litigation or claim judgments or settlements; the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results; any reorganization and restructuring programs; extraordinary nonrecurring items as described in FASB Accounting Standards Codification 225-20-45 and/or in Management’s Discussion and Analysis of Financial Condition and Results of Operations appearing in TriQuint’s or Rocky Holding’s, as applicable, annual report to stockholders for the applicable year; acquisitions or divestitures; foreign exchange gains and losses; and gains and losses on asset sales.

Adjustments and Certification. The committee may adjust the amount payable pursuant to an award under the 2013 Plan that is intended to qualify as “performance-based compensation” under Section 162(m) downward but not upward. The committee may not waive the achievement of performance goals related to an award except in the case of a participant’s death or disability. Section 162(m) requires that the committee certify that performance goals were achieved before the payment of the “performance-based compensation.”

Limitations. Subject to certain adjustments, participants who are granted awards intended to qualify as “performance-based compensation” under Section 162(m) may not be granted awards, other than performance units, for more than 750,000 shares of common stock in any calendar year, except that additional awards for up to 750,000 shares may be granted to newly hired or promoted individuals in any calendar year. The maximum dollar value payable to any participant with respect to performance units or other awards payable in cash that are intended to qualify as “performance-based compensation” cannot exceed $1,000,000 in any calendar year.

Change of Control

Under the 2013 Plan, unless otherwise provided in the instrument evidencing an award or in a written employment, services or other agreement between the participant and us, in the event of a change of control:

•	All outstanding awards, other than performance shares and performance units, will become fully and immediately exercisable and all applicable deferral and restriction limitations or forfeiture provisions will lapse, immediately prior to the change of control and the awards will terminate at the effective time of the change of control. However, upon certain changes of control, such as specified reorganizations, mergers or consolidations, the awards will become fully and immediately exercisable, and all applicable deferral and restriction limitations or forfeiture provisions will lapse, only if and to the extent the awards are not converted, assumed or replaced by a successor company.

•	All performance shares and performance units will be payable based on targeted performance being attained as of the effective date of the change of control and will be paid in accordance with the payout schedule for the award.

•	In the event of certain reorganizations, mergers or consolidations, the committee may in its discretion instead provide that a participant’s outstanding awards will be cashed out.

Definition of Change of Control. Unless the committee determines otherwise with respect to an award at the time it is granted or unless otherwise defined for purposes of an award in a written employment, services or other agreement between a participant and TriQuint, a change of control generally means the occurrence of any of the following events with respect to TriQuint:

•	an acquisition by any individual, entity or group of beneficial ownership of 50% or more of either (a) the then outstanding shares of TriQuint’s common stock or (b) the combined voting power of the then outstanding voting securities of TriQuint entitled to vote generally in the election of directors (excluding generally any acquisition directly from TriQuint, any acquisition by TriQuint, any acquisition by any employee benefit plan of TriQuint or an affiliate, or the completion of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of TriQuint’s assets pursuant to which specific requirements are met);

•	a change in the composition of the TriQuint board in any two-year period with the result that the incumbent board members cease to constitute at least a majority of the board (not including directors whose election, or nomination for election by stockholders, was approved by a majority of the incumbent board);

•	completion of specified reorganizations, mergers or consolidations or other disposition of all or substantially all of the assets of TriQuint; or

•	completion of a complete liquidation or dissolution of TriQuint.

In connection with the TriQuint board’s approval of the merger agreement, the compensation committee of the TriQuint board amended the terms of all outstanding TriQuint equity awards (but excluding equity awards held by Mr. Quinsey and by TriQuint board members) to provide for double-trigger acceleration of vesting. The TriQuint board separately acted to amend the outstanding equity awards held by Mr. Quinsey in the same manner.

Amendment and Termination

The TriQuint board or the committee may amend the 2013 Plan, except that if any applicable statute, rule or regulation requires stockholder approval for an amendment to the 2013 Plan, then to the extent so required, stockholder approval will be obtained. The TriQuint board or the committee may also suspend or terminate all or any portion of the 2013 Plan at any time, but any suspension or termination may not, without a participant’s consent, materially adversely affect any rights under any outstanding award. Unless sooner terminated by the TriQuint board or committee, the 2013 Plan will terminate ten years after the date of stockholder approval of the 2013 Plan.

U.S. Federal Income Tax Information

The following is a brief summary of the U.S. federal income tax consequences of the 2013 Plan generally applicable to TriQuint and to participants in the 2013 Plan who are subject to U.S. federal taxes. The summary is based on the applicable Treasury Regulations and administrative and judicial interpretations thereof, each as in effect on the date of this joint proxy statement/prospectus and is, therefore, subject to future changes in the law, possibly with retroactive effect. The summary is general in nature and does not purport to be legal or tax advice. Furthermore, the summary does not address issues relating to any U.S. gift or estate tax consequences or the consequences of any state, local or foreign tax laws.

Nonqualified Stock Options. A participant generally will not recognize income upon the grant or vesting of a nonqualified stock option with an exercise price at least equal to the fair market value of TriQuint common stock on the date of grant and no additional deferral feature. When a nonqualified stock option is exercised, a participant generally will recognize compensation taxable as ordinary income in an amount equal to the difference between the fair market value of the shares underlying the option on the date of exercise and the option exercise price. When a participant sells the shares, the participant will have short-term or long-term capital gain or loss, as the case may be, equal to the difference between the amount the participant received from the sale and the tax basis of the shares sold. The tax basis of the shares generally will be equal to the greater of the fair market value of the shares on the exercise date or the option exercise price.

Incentive Stock Options. A participant generally will not recognize income upon the grant of an incentive stock option. If a participant exercises an incentive stock option during employment as an employee or within three months after his or her employment ends (12 months in the case of permanent and total disability), the participant will not recognize income at the time of exercise for regular U.S. federal income tax purposes (although the participant generally will recognize income for alternative minimum tax purposes at that time as if the option were a nonqualified stock option). If a participant sells or otherwise disposes of the shares acquired upon exercise of an incentive stock option after the later of (a) one year from the date the participant exercised the option and (b) two years from the grant date of the option, the participant generally will recognize long-term capital gain or loss equal to the difference between the amount the participant received in the disposition and the option exercise price. If a participant sells or otherwise disposes of shares acquired upon exercise of an incentive stock option before these holding period requirements are satisfied, the disposition will constitute a “disqualifying disposition,” and the participant generally will recognize taxable ordinary income in the year of disposition equal to the excess of the fair market value of the shares on the date of exercise over the option exercise price (or, if less, the excess of the amount realized on the disposition of the shares over the option exercise price). The balance of the participant’s gain on a disqualifying disposition, if any, will be taxed as short-term or long-term capital gain, as the case may be.

With respect to both nonqualified stock options and incentive stock options, special rules apply if a participant uses shares of common stock already held by the participant to pay the exercise price.

Stock Appreciation Rights. A participant generally will not recognize income upon the grant or vesting of an SAR with a grant price at least equal to the fair market value of TriQuint common stock on the date of grant and no additional deferral feature. Upon the exercise of an SAR, a participant generally will recognize compensation taxable as ordinary income in an amount equal to the difference between the fair market value of the shares underlying the SAR on the date of exercise and the grant price of the SAR.

Unrestricted Stock Awards. Upon receipt of an unrestricted stock award, a participant generally will recognize compensation taxable as ordinary income in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid by the participant with respect to the shares.

Restricted Stock Awards. Upon receipt of a restricted stock award, a participant generally will recognize compensation taxable as ordinary income when the shares cease to be subject to restrictions in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for the shares. Instead of postponing the federal income tax consequences of a restricted stock award until the restrictions lapse, a participant may elect to recognize compensation taxable as ordinary income in the year of the award in an amount equal to the fair market value of the shares at the time of receipt. This election is made under Section 83(b) of the Code. In general, a Section 83(b) election is made by filing a written notice with the Internal Revenue Service within 30 days of the date of grant of the restricted stock award for which the election is made and must meet certain technical requirements.

The tax treatment of a subsequent disposition of restricted stock will depend upon whether a participant has made a timely and proper Section 83(b) election. If a participant makes a timely and proper Section 83(b) election, when the participant sells the restricted shares, the participant generally will recognize short-term or long-term capital gain or loss, as the case may be, equal to the difference between the amount the participant receives from the sale and the tax basis of the shares sold. If no Section 83(b) election is made, any disposition after the restriction lapses generally will result in short-term or long-term capital gain or loss, as the case may be, equal to the difference between the amount the participant received from the sale and the tax basis of the shares sold. The tax basis of the shares generally will be equal to the amount, if any, the participant paid for the shares plus the amount of taxable ordinary income recognized either at the time the restrictions lapsed or at the time of the Section 83(b) election, if an election was made. If a participant has to forfeit the shares to TriQuint (e.g., upon the participant’s termination prior to expiration of the restriction period), the participant may not claim a deduction for the amount of compensation income recognized as a result of making the Section 83(b) election, and the participant generally will have a capital loss equal to the amount, if any, paid for the shares.

Restricted Stock Units. A participant generally will not recognize income at the time a restricted stock unit is granted. When any part of a restricted stock unit is issued or paid, the participant generally will recognize compensation taxable as ordinary income at the time of such issuance or payment in an amount equal to the then fair market value of any shares, cash or property the participant receives.

Performance Shares and Performance Units. A participant generally will not recognize income upon the grant of performance shares or performance units. Upon the distribution of cash, shares or other property to the participant pursuant to the terms of the performance shares or units, the participant generally will recognize compensation taxable as ordinary income equal to the excess of the amount of cash or the fair market value of any property transferred to the participant over any amount paid by the participant with respect to the performance shares or units.

Tax Consequences to TriQuint. In the foregoing cases, TriQuint generally will be entitled to a deduction at the same time and in the same amount as a participant recognizes ordinary income, subject to certain limitations imposed under the Code.

Code Section 409A of the Code. TriQuint intends that awards granted under the 2013 Plan comply with, or otherwise be exempt from, Section 409A of the Code, but makes no representation or warranty to that effect.

Code Section 162(m) of the Code. Under Section 162(m) of the Code, TriQuint is generally prohibited from deducting compensation paid to “covered employees” in excess of $1,000,000 per person in any year. “Covered employees” are defined as the principal executive officer and any one of the three highest paid executive officers (other than the principal executive officer or the principal financial officer) as of the close of the applicable taxable year. Compensation that qualifies as “performance-based” is excluded for purposes of calculating the amount of compensation subject to the $1,000,000 limit. In general, one of the requirements that must be satisfied to qualify as performance-based compensation under Section 162(m) of the Code is that the material terms of the performance goals under which the compensation may be paid must be disclosed to and approved by a majority vote of TriQuint’s stockholders. Accordingly, stockholder approval of the 2013 Plan is necessary to ensure that TriQuint has the ability to exclude taxable compensation attributable to stock options, stock appreciation rights and performance-based awards under the 2013 Plan that are intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code from the limits on tax deductibility imposed by Section 162(m).

Tax Withholding. TriQuint is authorized to deduct or withhold from any award granted or payment due under the 2013 Plan, or require a participant to remit to us, the amount of any withholding taxes due in respect of the award or payment and to take such other action as may be necessary to satisfy all obligations for the payment of applicable withholding taxes. TriQuint is not required to issue any shares of common stock or otherwise settle an award under the 2013 Plan until all tax withholding obligations are satisfied.

Plan Benefits

All awards to employees, officers, directors and consultants under the 2013 Plan are made at the discretion of the committee. Therefore, the benefits and amounts that will be received or allocated under the 2013 Plan are generally not determinable at this time. TriQuint’s board and compensation committee have approved equity compensation awards to TriQuint’s named executive officers that will be granted under the 2013 Plan if the stockholders approve the 2013 Plan pursuant to this proposal, as follows:

New Plan Benefits

TriQuint 2013 Incentive Plan
Name and position	Dollar Value ($)(1)	Number of units(2)
Ralph G. Quinsey, President and Chief Executive Officer	—	42,000 shares
Steven J. Buhaly, Chief Financial Officer	—	24,000 shares
Todd A. DeBonis, Vice President, Worldwide Sales	—	21,000 shares
Steven R. Grant, Vice President, Operations	—	21,000 shares
James L. Klein, Vice President, Infrastructure & Defense Products	—	21,000 shares
Executive Group	—	174,000 shares
Non-Executive Director Group	—	—
Non-Executive Officer Employee Group	—	—

(1)	The dollar value of these equity compensation awards will not be determinable unless and until the grants become effective following stockholder approval of the 2013 plan. If the stockholders approve the 2013 Plan, TriQuint anticipates that these equity compensation awards will be granted effective on the first trading day following the date on which stockholders approve the 2013 Plan.
(2)	These equity compensation awards will consist of a combination of stock options and performance-vesting restricted stock units, which we refer to as Market Stock Units, to be granted, subject to stockholder approval of the 2013 Plan pursuant to this proposal, as follows:

	Stock Options	Market Stock Units
Ralph G. Quinsey	27,000 shares	15,000 shares
Steven J. Buhaly	15,000 shares	9,000 shares
Todd A. DeBonis	13,500 shares	7,500 shares
Steven R. Grant	13,500 shares	7,500 shares
James L. Klein	13,500 shares	7,500 shares

If the stockholders approve the 2013 Plan, TriQuint anticipates that these equity compensation awards will be granted effective on the first trading day following the date on which stockholders approve the 2013 Plan.

The stock options will have an exercise price equal to the closing price of TriQuint’s common stock on the grant date, will vest and become exercisable in four quarterly installments commencing the ninth quarter after grant (subject to continued employment), and will expire on the seventh anniversary of the grant date (or earlier as provided by the 2013 Plan). The Market Stock Unit (MSUs) awards will vest with respect to between 0 and 150% of the target number of shares based on TriQuint’s Total Shareholder Return (TSR) as compared to the SPDR S&P Semiconductor ETF Index over a three-year performance period and are reported based on target level performance.

For additional information on awards made at the discretion of the committee in the last fiscal year, please refer to the information regarding grants made to TriQuint’s named executive officers in the last fiscal year included under the caption “2013 Grants of Plan-Based Awards Table” and grants made to TriQuint’s non-employee directors in the last fiscal year included under the caption “Director Compensation” in TriQuint’s Amendment No. 1 to Annual Report on Form 10-K/A for the year ended December 31, 2013, which was filed with the SEC on April 10, 2014. The closing price of TriQuint’s common stock, as reported on NASDAQ on July 16, 2014, was $16.40 per share.

THE TRIQUINT BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE AMENDED TRIQUINT 2013 INCENTIVE PLAN.

TRIQUINT EQUITY COMPENSATION PLAN INFORMATION

As of July 16, 2014, 974,384 shares were reserved and available for issuance under all of TriQuint’s equity compensation plans referred to in the table below. As of July 16, 2014, 23,977,564 shares were subject to issuance upon exercise of outstanding options at a weighted average exercise price of $7.15, and with a weighted average remaining life of 6.78 years. As of July 16, 2014, 1,110,250 shares were subject to issuance upon vesting of restricted stock units at a weighted average grant date fair value of $10.85, and with a weighted average remaining life of 2.37 years. No shares were subject to outstanding restricted stock or other stock based awards that remain subject to forfeiture.

The following table provides information as of December 31, 2013 concerning securities authorized for issuance under equity compensation plans of the company.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders	33,628,265	(1)	$6.60	(2)	5,561,177	(3)
Equity compensation plans not approved by security holders	1,484,742	(4)	$6.29	(2)	277,549

Total	35,113,007		$6.59	(2)	5,838,726

(1)	Of these shares of common stock, 3,060,901 shares and 234,083 shares were subject to outstanding options and RSUs respectively under the 2013 Plan, 4,566,007 shares and 110,133 shares were subject to outstanding options and RSUs respectively under the 2012 Plan, 16,284,913 shares were subject to outstanding options under the 2009 Plan and 9,372,228 shares were subject to outstanding options under the 1996 Program.
(2)

The weighted average exercise price excludes the shares subject to outstanding RSUs because there is no exercise price. The weighted average exercise price also excludes the shares in the 2007 Employee Stock Purchase Plan (“2007 ESPP”). We are unable to ascertain with specificity the number of securities to be issued upon exercise of outstanding rights under the 2007 ESPP or the weighted average exercise price of outstanding rights under the 2007 ESPP. The 2007 ESPP provides that shares of TriQuint common stock may be purchased at a per share price equal to 85% of the fair market value of the common stock on the beginning of the offering period or a purchase date applicable to such offering period, whichever is lower.
(3)	Consists of 2,345,323 shares of TriQuint common stock reserved for issuance under the 2013 Plan and 3,215,854 shares of TriQuint common stock reserved for future issuance under the 2007 ESPP. Shares available for issuance under the 2013 Plan can be granted pursuant to stock options, stock appreciation rights, restricted stock or units, performance units, performance shares and any other stock based award selected by the plan administrator. We are unable to ascertain with specificity the number of securities to be issued upon exercise of outstanding rights under the 2007 ESPP or the weighted average exercise price of outstanding rights under the 2007 ESPP. The 2007 ESPP provides that shares of TriQuint common stock may be purchased at a per share price equal to 85% of the fair market value of the common stock on the beginning of the offering period or a purchase date applicable to such offering period, whichever is lower.
(4)	Of these shares of common stock, 1,440,162 shares and 44,580 shares are subject to outstanding options and RSUs, respectively, under the 2008 Inducement Award Program.

2008 INDUCEMENT AWARD PROGRAM

In May 2008, the board adopted the 2008 Inducement Award Program (the “2008 Program”). The 2008 Program initially provided for the issuance of up to 1,250,000 shares of the company’s common stock. In August 2009, the board approved the issuance of an additional 350,000 shares of the company’s common stock; in February 2011, the board approved the issuance of an additional 200,000 shares of the company’s common stock; and in July 2013, the board approved the issuance of an additional 400,000 shares of the company’s common stock. As of July 16, 2014, options to acquire 813,890 shares and 39,930 RSU’s were outstanding. Most of these options were granted in connection with the acquisition of WJ Communications and the acquisition of TriAccess Technologies. A small number of the options were granted in connection with select new employee hire grants. Stockholder approval of the 2008 Program was not required under the rules of NASDAQ. The material terms of the 2008 Program are summarized below.

The purposes of the 2008 Program are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees and consultants and to promote the success of TriQuint’s business.

The 2008 Program authorizes the grant of nonstatutory stock options, restricted stock, restricted stock units, stock appreciation rights and other stock or cash awards at the discretion of the compensation committee to new employees.

The terms of options that may be granted under the 2008 Program are as follows. The exercise price of an option may not be less than the fair market value of TriQuint common stock on the date of grant and the term of each option will be stated in the stock option agreement. All of the options that are currently outstanding under the 2008 Program vest and become exercisable over a four year period. Payment of the exercise price may be made by cash, check, cashless exercise, other shares of TriQuint common stock, any other form of consideration permitted by applicable law or any combination of the foregoing methods of payment. Options may be made exercisable only under the conditions the board of directors or its appointed committee may establish. If an optionee’s employment terminates for any reason, the option remains exercisable for a fixed period of three months or such longer period as may be fixed by the board or the compensation committee up to the remainder of the option’s term.

The number of shares available for future grant and the number of shares subject to previously granted but unexercised options are subject to adjustment for any future stock dividends, splits, mergers, combinations, reclassification of the common stock or other changes in capitalization as described in the 2008 Program.

In the event of a merger of TriQuint with or into another corporation, or the sale of substantially all of TriQuint’s assets, each outstanding option under the 2008 Program must be assumed or an equivalent option or right substituted by the successor corporation or a parent or subsidiary of such successor corporation. If the successor corporation refuses to assume or substitute for the option, the optionee will fully vest in and have the right to exercise the option as to all of the shares subject to the option, including shares which would not otherwise be vested or exercisable.

The 2008 Program provides that the board of directors may amend or terminate the 2008 Program without stockholder approval, but no amendment or termination of the 2008 Program or any award agreement may adversely affect any award previously granted under the 2008 Program without the written consent of the optionee.

EXPERTS

The consolidated financial statements of RF Micro Devices, Inc. and Subsidiaries appearing in RF Micro Devices, Inc.’s Annual Report (Form 10-K) for the year ended March 29, 2014 (including the schedule appearing therein), and the effectiveness of RF Micro Devices, Inc. and Subsidiaries’ internal control over financial reporting as of March 29, 2014 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of TriQuint Semiconductor, Inc. as of December 31, 2013 and 2012 and for each of the years in the three year period ended December 31, 2013 and management’s assessment of the effectiveness of internal control over financial reporting have been incorporated by reference herein in reliance on the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

Womble Carlyle Sandridge & Rice, LLP, counsel to Rocky Holding and RFMD, will pass upon the validity of the Rocky Holding common stock offered by this joint proxy statement/prospectus.

It is a condition to the completion of the mergers that RFMD receive an opinion from Weil, Gotshal & Manges LLP, counsel to RFMD, to the effect that the mergers will constitute a reorganization within the meaning of Section 368(a) of the Code, and that TriQuint receive an opinion from Perkins Coie LLP, counsel to TriQuint, to the effect that the mergers will constitute a reorganization within the meaning of Section 368(a) of the Code. Please see the sections entitled “The Merger Agreement — Conditions to the Mergers” and “The Mergers — Material U.S. Federal Income Tax Consequences.”

FUTURE STOCKHOLDER PROPOSALS

RFMD

If the 2014 annual meeting of RFMD shareholders is held, any shareholder desiring to present a proposal to be acted upon at the 2014 annual meeting of shareholders and included in the proxy materials must ensure that RFMD receives the proposal at its principal executive office in Greensboro, North Carolina by February 28, 2014 in order for the proposal to be eligible for inclusion in RFMD’s proxy statement and proxy card relating to such meeting. Under the RFMD bylaws, to be timely, a shareholder’s notice generally must be delivered to the RFMD Secretary not later than the 60th day before the first anniversary of the date of the notice date for the preceding year’s annual meeting and no earlier than the 90th day prior to such date. In the event that the date of the annual meeting is more than 30 days before or more than 60 days after the first anniversary date of the preceding year’s annual meeting, then notice by the shareholder must be delivered not earlier than the 90th day prior to the annual meeting and not later than the later of the 60th day prior to the annual meeting or the 10th day following the notice date for such meeting. Each item of business must be made in accordance with the bylaws, RFMD’s Corporate Governance Guidelines and any other applicable law, rule or regulation.

In addition, any notice of a proposed director candidate must also comply with RFMD’s bylaws. If written notice is not given in accordance with these requirements, the proposal or proposed director candidate will be considered untimely and RFMD may exclude such business from consideration at the meeting.

If the proposal or proposed director candidate is permitted to be considered at the meeting, the proxies appointed pursuant to the proxy card will have discretionary authority to vote for or against the matter even if the proposal or proposed director candidate was not discussed in the proxy statement. Assuming that the date of RFMD’s annual meeting of shareholders is not advanced or delayed in the manner described above, appropriate notice of such a proposal or proposed director candidate for the RFMD 2014 annual meeting would need to have been delivered to RFMD’s principal executive office (7628 Thorndike Road, Greensboro, North Carolina 27409-9421) no earlier than March 30, 2014 and no later than April 29, 2014 to be considered timely.

TriQuint

If the mergers are completed in 2014, TriQuint will become a wholly owned subsidiary of Rocky Holding and, consequently, TriQuint will not hold an annual meeting of its stockholders in 2014. If the mergers are not completed in 2014 for any reason, then TriQuint may hold an annual meeting of stockholders in 2014. If TriQuint holds an annual meeting of stockholders in 2014, TriQuint will set a deadline by which stockholders must submit proposals to be included in its proxy materials for that meeting, which will be a reasonable time before TriQuint begins to print and send its proxy materials. The deadline for stockholders to otherwise propose business or nominations for the annual meeting will be 90 days prior the date of the meeting.

WHERE YOU CAN FIND MORE INFORMATION

RFMD and TriQuint each file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by RFMD or TriQuint at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the operation of the Public Reference Room.

You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates, or from commercial document retrieval services.

The SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including RFMD and TriQuint, at www.sec.gov. You may also access the SEC filings and obtain other information about RFMD and TriQuint through the websites maintained by RFMD and TriQuint, which are www.rfmd.com and www.triquint.com, respectively. The information contained in those websites is not incorporated by reference in this joint proxy statement/prospectus.

The SEC allows RFMD and TriQuint to “incorporate by reference” information in this joint proxy statement/prospectus, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this joint proxy statement/prospectus, except for any information superseded by information in this joint proxy statement/prospectus. This joint proxy statement/prospectus incorporates by reference the documents set forth below that RFMD (Commission file number 0-22511) and TriQuint (Commission file number 0-22660) have previously filed with the SEC. These documents contain important information about the companies and their financial condition.

RFMD’s Filings with the SEC	Period and/or Filing Date
Annual Report on Form 10-K	Year ended March 29, 2014, as filed May 21, 2014
Current Reports on Form 8-K	April 14, 2014, April 29, 2014, May 20, 2014, June 17, 2014, and July 16, 2014

TriQuint’s Filings with the SEC	Period and/or Filing Date
Annual Report on Form 10-K	Year ended December 31, 2013, as filed February 21, 2014
Amendment No. 1 to Annual Report on Form 10-K/A	Year ended December 31, 2013, as filed April 10, 2014
Quarterly Report on Form 10-Q	Quarter ended March 29, 2014, as filed May 2, 2014
Current Reports on Form 8-K	Filed February 24, 2014, April 14, 2014, June 17, 2014, and July 16, 2014

All documents filed by RFMD and TriQuint pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this joint proxy statement/prospectus to the date of the special meetings shall also be deemed to be incorporated in this joint proxy statement/prospectus by reference.

You may also obtain copies of any document incorporated in this joint proxy statement/prospectus, without charge, by requesting them in writing, by telephone or by e-mail from the appropriate company at the following addresses:

RF Micro Devices, Inc. 7628 Thorndike Road Greensboro, North Carolina 27409-9421 Attention: Investor Relations (336) 678-7088 www.rfmd.com (“Investor Relations” page)	TriQuint Semiconductor, Inc. 2300 N.E. Brookwood Parkway Hillsboro, Oregon 97124 Attention: Investor Relations (503) 615-9413 www.triquint.com (“Investor Relations” page)

None of RFMD, TriQuint or Rocky Holding has authorized anyone to give any information or make any representation about the mergers or the special meetings that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that are incorporated by reference into this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this joint proxy statement/prospectus are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this joint proxy statement/prospectus does not extend to you. The information contained in this joint proxy statement/prospectus speaks only as of the date of this document unless the information specifically indicates that another date applies.

Annex A

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

among:

TRIQUINT SEMICONDUCTOR, INC.

a Delaware corporation;

ROCKY HOLDING, INC.,

a Delaware corporation;

and

RF MICRO DEVICES, INC.

a North Carolina corporation

Dated as of February 22, 2014

A-i

(continued)

A-ii

(continued)

A-iii

(continued)

A-iv

(continued)

A-v

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (“Agreement”) is made and entered into as of February 22, 2014, by and among: TriQuint Semiconductor, Inc., a Delaware corporation (“TriQuint”), RF Micro Devices, Inc., a North Carolina corporation (“RFMD”), and ROCKY HOLDING, INC., a Delaware corporation and a wholly owned subsidiary of RFMD (“Parent”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. RFMD has organized Parent, and Parent will organize Trident Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Trident Merger Sub”), and Rocky Merger Sub Inc., a North Carolina corporation and a wholly owned subsidiary of Parent (“Rocky Merger Sub”), for the purpose of effecting the transactions contemplated by this Agreement. Upon the terms and subject to the conditions set forth in this Agreement, Rocky Merger Sub will be merged with and into RFMD, the separate corporate existence of Rocky Merger Sub will thereupon cease and RFMD will continue as the surviving corporation and a wholly owned Subsidiary of Parent (the “RFMD Merger”), and Trident Merger Sub will be merged with and into TriQuint, the separate corporate existence of Trident Merger Sub will thereupon cease and TriQuint will continue as the surviving corporation and a wholly owned subsidiary of Parent (the “TriQuint Merger”, and together with the RFMD Merger, the “Mergers”).

B. It is intended that the Mergers qualify as reorganizations within the meaning of Section 368(a) of the Code.

C. The respective boards of directors of RFMD, TriQuint and Parent have approved and adopted this Agreement and the Mergers.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

Section 1. THE MERGERS

1.1 The TriQuint Merger.

(a) At the Initial Effective Time (as defined in Section 1.3), Trident Merger Sub shall be merged with and into TriQuint in accordance with the DGCL, and upon the terms set forth in this Agreement, whereupon the separate existence of Trident Merger Sub shall cease and TriQuint shall be the surviving corporation (the “TriQuint Surviving Corporation”).

(b) From and after the Initial Effective Time, the TriQuint Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of TriQuint and Trident Merger Sub, all as provided under the DGCL.

1.2 The RFMD Merger.

(a) At the Effective Time (as defined in Section 1.3), Rocky Merger Sub shall be merged with and into RFMD in accordance with the NCBCA, and upon the terms set forth in this Agreement, whereupon the separate existence of Rocky Merger Sub shall cease and RFMD shall be the surviving corporation (the “RFMD Surviving Corporation” and, together with the TriQuint Surviving Corporation, the “Surviving Corporations”).

(b) From and after the Effective Time, the RFMD Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of RFMD and Rocky Merger Sub, all as provided under the NCBCA.

1.3 Closing. The consummation of the Mergers (the “Closing”) shall be held at the offices of Weil, Gotshal & Manges LLP, 201 Redwood Shores Parkway, Redwood Shores, California, unless another place is agreed to in writing by the parties hereto, on a date to be designated jointly by RFMD and TriQuint, which shall be as soon as practicable (and, in any event, within five business days) after the satisfaction or, to the extent permitted hereunder, waiver of the last to be satisfied or waived of all conditions to the Mergers set forth in Section 7 and Section 8, other than conditions that by their nature are to be satisfied at the Closing and will in fact be satisfied or waived at the Closing, unless another time or date is agreed to in writing by RFMD and TriQuint. The date on which the Closing actually takes place is referred to as the “Closing Date.” Subject to the provisions of this Agreement, concurrently with or as soon as practicable following the Closing, (a) TriQuint shall duly execute and file a certificate of merger (the “TriQuint Merger Filing”) with the Delaware Secretary of State and make all other filings or recordings required by the DGCL in connection with the TriQuint Merger; and (b) RFMD shall duly execute and file articles of merger (the “RFMD Merger Filing”) with the North Carolina Secretary of State and make all other filings or recordings required by the NCBCA in connection with the RFMD Merger. The TriQuint Merger shall become effective on the date and at such time as set forth in the TriQuint Merger Filing (the “Initial Effective Time”), which shall be no later than 11:58 p.m., Eastern Time on the Closing Date, or at any other time indicated therein and mutually agreed to by TriQuint and RFMD. The RFMD Merger shall become effective on the date and at such time (the “Effective Time”) as set forth in the RFMD Merger Filing, which shall be one minute later than the Initial Effective Time, or at any other later time indicated therein and mutually agreed to by RFMD and TriQuint.

1.4 Certificates and Articles of Incorporation and Bylaws.

(a) As of the Initial Effective Time, by virtue of the TriQuint Merger and without any action on the part of TriQuint, Trident Merger Sub or any other Person, the certificate of incorporation of the TriQuint Surviving Corporation shall be amended and restated to conform to the certificate of incorporation of Trident Merger Sub as in effect immediately prior to the Initial Effective Time, until thereafter changed or amended as provided therein or by applicable Legal Requirements.

(b) As of the Effective Time, by virtue of the RFMD Merger and without any action on the part of RFMD, Rocky Merger Sub or any other Person, the articles of incorporation of the RFMD Surviving Corporation shall be amended and restated to conform to the articles of incorporation of Rocky Merger Sub as in effect immediately prior to the Effective Time, until thereafter changed or amended as provided therein or by applicable Legal Requirements.

(c) As of the Initial Effective Time, by virtue of the TriQuint Merger and without any action on the part of TriQuint, Trident Merger Sub or any other Person, the bylaws of the TriQuint Surviving Corporation shall be amended and restated to conform to the bylaws of Trident Merger Sub as in effect immediately prior to the Initial Effective Time, until thereafter changed or amended as provided therein or by applicable Legal Requirements.

(d) As of the Effective Time, by virtue of the RFMD Merger and without any action on the part of RFMD, Rocky Merger Sub or any other Person, the bylaws of the RFMD Surviving Corporation shall be amended and restated to conform to the bylaws of Rocky Merger Sub as in effect immediately prior to the Effective Time, until thereafter changed or amended as provided therein or by applicable Legal Requirements.

(e) Immediately before the Initial Effective Time, (and after the effectiveness of the appointments to Parent’s board of directors referred to in Section 1.5(c)), RFMD and Parent shall cause the certificate of incorporation and bylaws of Parent to be amended and restated in their entirety to be in the forms mutually agreed to by TriQuint and RFMD, and the name of Parent immediately after the Initial Effective Time shall be the name mutually agreed to by TriQuint and RFMD.

1.5 Directors and Officers of the Surviving Corporations.

(a) From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable Legal Requirements, (i) the directors of Rocky Merger Sub at the Effective Time shall be the directors of the RFMD Surviving Corporation and (ii) the officers of Rocky Merger Sub at the Effective Time shall be the officers of the RFMD Surviving Corporation.

(b) From and after the Initial Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable Legal Requirements, (i) the directors of Trident Merger Sub at the Initial Effective Time shall be the directors of the TriQuint Surviving Corporation and (ii) the officers of Trident Merger Sub at the Initial Effective Time shall be the officers of the TriQuint Surviving Corporation.

(c) The parties shall take all actions necessary to ensure that, effective immediately prior to the Initial Effective Time (and prior to the effectiveness of the amendment and restatement of Parent’s certificate of incorporation and bylaws referred to in Section 1.4(e)), the directors of Parent shall consist of five appointees of each of RFMD and TriQuint (unless otherwise agreed between the parties in writing prior to the Initial Effective Time), each of whom shall be a member of the respective boards of directors of RFMD and TriQuint on the date hereof and, subject to the following proviso, be an “independent director”, as such term is defined in NASDAQ Equity Rule 5605(a)(2), to hold office until the earliest to occur of the appointment of his or her respective successor, resignation or proper removal; provided, however, that (i) unless otherwise agreed to in writing by RFMD, the Chief Executive Officer and the lead outside director of Parent will be the individuals identified as such on Schedule 1.5(c), and (ii) unless otherwise agreed to in writing by TriQuint, the non-executive Chairman of the Board of Parent will be the individual identified as such on Schedule 1.5(c).

Section 2. CONVERSION OF SECURITIES

2.1 RFMD and Rocky Merger Sub. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the RFMD Merger and without any further action on the part of RFMD, Parent, Rocky Merger Sub or any shareholder of RFMD:

(a) All shares of RFMD Common Stock that are held by RFMD or Rocky Merger Sub immediately prior to the Effective Time shall be cancelled and cease to exist and no consideration shall be paid or payable in respect thereof.

(b) Subject to Section 2.1(a), 2.3, 2.7 and 2.8 each share of RFMD Common Stock that is outstanding immediately prior to the Effective Time shall be converted into the right to receive 0.2500 of a share of Parent Common Stock (as such number may be adjusted in accordance with Section 2.3, the “RFMD Exchange Ratio”).

(c) Each share of Rocky Merger Sub common stock issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of RFMD Surviving Corporation.

2.2 TriQuint and Trident Merger Sub. At the Initial Effective Time, by virtue of the TriQuint Merger and without any action on the part of TriQuint, Parent, Trident Merger Sub or any stockholder of TriQuint:

(a) All shares of TriQuint Common Stock that are held by TriQuint or Trident Merger Sub immediately prior to the Initial Effective Time shall be cancelled and cease to exist and no consideration shall be paid or payable in respect thereof.

(b) Subject to Sections 2.2(a), 2.3, 2.7 and 2.8, each share of TriQuint Common Stock that is outstanding immediately prior to the Initial Effective Time shall be converted into the right to receive 0.4187 of a share of Parent Common Stock (as such number may be adjusted in accordance with Section 2.3, the “TriQuint Exchange Ratio”, together with the RFMD Exchange Ratio, the “Exchange Ratios”).

(c) Each share of Trident Merger Sub common stock issued and outstanding immediately prior to the Initial Effective Time shall be converted into one share of common stock of TriQuint Surviving Corporation.

2.3 Certain Adjustments. If, during the period from the date of this Agreement and the Effective Time, the outstanding shares of TriQuint Common Stock or RFMD Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reorganization, reclassification, recapitalization or other similar transaction, or a record date with respect to any such event shall occur during such period, then the Exchange Ratios shall be adjusted to the extent appropriate to provide to the holders of TriQuint Common Stock and RFMD Common Stock the same economic effect as contemplated by this Agreement prior to such action.

2.4 Effect on Parent Common Stock. Immediately following the Effective Time, shares of the capital stock of Parent owned by the RFMD Surviving Corporation shall be cancelled by Parent without payment therefor.

2.5 TriQuint Stock Options and Stock Awards.

(a) Effective as of the Initial Effective Time, each TriQuint Option that is outstanding immediately prior to the Initial Effective Time, whether or not then vested or exercisable, shall cease to represent a right to acquire TriQuint Common Stock and shall be converted automatically into an option to purchase shares of Parent Common Stock on substantially the same terms and conditions (including vesting schedule except to the extent that such vesting schedule is accelerated or otherwise affected as a result of the Contemplated Transactions) as applied to such TriQuint Option immediately prior to the Initial Effective Time, except that (i) the number of shares of Parent Common Stock subject to each assumed TriQuint Option shall be determined by multiplying (A) the number of shares of TriQuint Common Stock subject to such TriQuint Option by (B) the TriQuint Exchange Ratio, and rounding such product down to the nearest whole share, and (ii) the per share exercise price for the Parent Common Stock issuable upon exercise of each assumed TriQuint Option shall be determined by dividing (A) the per share exercise price for the shares of TriQuint Common Stock otherwise purchasable pursuant to such TriQuint Option, by (B) the TriQuint Exchange Ratio, and rounding such quotient up to the nearest whole cent.

(b) Effective as of the Initial Effective Time, each TriQuint RSU and TriQuint MSU with respect to which shares of TriQuint Common Stock remain unvested or unissued as of the Initial Effective Time shall be converted automatically into a substantially similar award for Parent Common Stock and shall remain subject to the vesting and other conditions in effect on such date with respect to such award, except to the extent that such vesting schedule is accelerated or otherwise affected as a result of the Contemplated Transactions and that the number of shares of Parent Common Stock subject to each such assumed award shall be determined by multiplying (i) the number of shares of TriQuint Common Stock subject to such TriQuint RSU and TriQuint MSU, as applicable, by (ii) the TriQuint Exchange Ratio, and rounding such product down to the nearest whole share.

(c) Prior to the Initial Effective Time, TriQuint shall provide to RFMD a schedule that identifies as of the Initial Effective Time with respect to each TriQuint Option, TriQuint RSU and TriQuint MSU to be assumed or converted as set forth in this Section 2.5: (i) the name of the holder of such award; (ii) the number of shares of Parent Common Stock subject to such award; (iii) the TriQuint Employee Plan under which the award was issued; (iv) the exercise price per share of Parent Common Stock of each such assumed TriQuint Option; (v) the number of shares of Parent Common Stock that is then vested; (vi) the vesting schedule of such award; (vii) the grant date; and (viii) the expiration date of such award.

(d) TriQuint shall take further actions, as approved by RFMD in writing, as may be required to cause the conversion of each TriQuint Option, TriQuint RSU and TriQuint MSU as is set forth in this Section 2.5 to comply with or be exempt from Section 409A of the Code and if applicable, with respect to any incentive stock options, Reg. Section 1.424-1(a).

2.6 RFMD Stock Options and Stock Awards.

(a) Effective as of the Effective Time, each RFMD Option that is outstanding immediately prior to the Effective Time, whether or not then vested or exercisable, shall cease to represent a right to acquire RFMD Common Stock and shall be converted automatically into an option to purchase shares of Parent Common Stock, on substantially the same terms and conditions (including vesting schedule except to the extent that such vesting schedule is accelerated or otherwise affected as a result of the Contemplated Transactions) as applied to such RFMD Option immediately prior to the Effective Time, except that (i) the number of shares of Parent Common Stock subject to each assumed RFMD Option shall be determined by multiplying (A) the number of shares of RFMD Common Stock subject to such RFMD Option by (B) the RFMD Exchange Ratio, and rounding such product down to the nearest whole share, and (ii) the per share exercise price for the Parent Common Stock issuable upon exercise of each assumed RFMD Option shall be determined by dividing (A) the per share exercise price for the shares of RFMD Common Stock otherwise purchasable pursuant to such RFMD Option, by (B) the RFMD Exchange Ratio, and rounding such quotient up to the nearest whole cent.

(b) Effective as of the Effective Time, each RFMD RSU and RFMD PSU with respect to which shares of RFMD Common Stock remain unvested or unissued as of the Effective Time shall be converted automatically into a substantially similar award for Parent Common Stock and shall remain subject to the vesting and other conditions in effect on such date with respect to such award, except to the extent that such vesting schedule is accelerated or otherwise affected as a result of the Contemplated Transactions and that the number of shares of Parent Common Stock subject to each such assumed award shall be determined by multiplying (i) the number of shares of RFMD Common Stock subject to such RFMD RSU and RFMD PSU, as applicable, by (ii) the RFMD Exchange Ratio, and rounding such product down to the nearest whole share.

(c) Prior to the Effective Time, RFMD shall provide to TriQuint a schedule that identifies as of the Effective Time with respect to each RFMD Option, RFMD RSU and RFMD PSU to be converted as set forth in this Section 2.6: (i) the name of the holder of such award; (ii) the number of shares of Parent Common Stock subject to such award; (iii) the RFMD Employee Plan under which the award was issued; (iv) the exercise price per share of Parent Common Stock of each such assumed RFMD Option; (v) the number of shares of Parent Common Stock that is then vested; (vi) the vesting schedule of such award; (vii) the grant date; and (viii) the expiration date of such award.

(d) RFMD shall take further actions, as approved by TriQuint in writing, as may be required to cause the conversion of each RFMD Option, RFMD RSU and RFMD PSU as is set forth in this Section 2.6 to comply with or be exempt from Section 409A of the Code and if applicable, with respect to any incentive stock options, Reg. Section 1.424-1(a).

2.7 Treatment of Certain Common Stock.

(a) If any shares of RFMD Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other Contract with RFMD or under which RFMD has any rights, then (except to the extent provided in any binding agreement between RFMD and the holder thereof): (i) the shares of Parent Common Stock issued in exchange for such shares of RFMD Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition; and (ii) the certificates representing such shares of Parent Common Stock (or non-certificated shares of Parent Common Stock represented by book entry) may accordingly be marked with appropriate legends. Prior to the Effective Time, RFMD shall use commercially reasonable efforts to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other Contract.

(b) If any shares of TriQuint Common Stock outstanding immediately prior to the Initial Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other Contract with TriQuint or under which TriQuint has any rights, then

(except to the extent provided in any binding agreement between TriQuint and the holder thereof): (i) the shares of Parent Common Stock issued in exchange for such shares of TriQuint Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition; and (ii) the certificates representing such shares of Parent Common Stock (or non-certificated shares of Parent Common Stock represented by book entry) may accordingly be marked with appropriate legends. Prior to the Initial Effective Time, TriQuint shall use commercially reasonable efforts to ensure that, from and after the Initial Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other Contract.

2.8 No Fractional Shares.

(a) No fractional shares of Parent Common Stock shall be issued in connection with the Mergers, and no certificates or scrip for any such fractional shares shall be issued.

(b) Any holder of TriQuint Common Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, in lieu of such fraction of a share and upon surrender of such holder’s TriQuint Stock Certificate(s) (as defined in Section 2.9(a)) or non-certificated shares of TriQuint Common Stock represented by book entry (“TriQuint Book Entry Shares”), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by dividing such fraction by the TriQuint Exchange Ratio, and multiplying the result by the average closing price of a share of TriQuint Common Stock on the NASDAQ Global Select Market for the 10 most recent trading days that such TriQuint Common Stock has traded ending on the trading day one day prior to the Closing Date.

(c) Any holder of RFMD Common Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, in lieu of such fraction of a share and upon surrender of such holder’s RFMD Stock Certificate(s) (as defined in Section 2.9(b)) or non-certificated shares of RFMD Common Stock represented by book entry (“RFMD Book Entry Shares”), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by dividing such fraction by the RFMD Exchange Ratio, and multiplying the result by the average closing price of a share of RFMD Common Stock on the NASDAQ Global Select Market for the 10 most recent trading days that such RFMD Common Stock has traded ending on the trading day one day prior to the Closing Date.

2.9 Closing of Transfer Books.

(a) At the Initial Effective Time:

(i) all shares of TriQuint Common Stock outstanding immediately prior to the Initial Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of TriQuint Book Entry Shares or of certificates representing shares of TriQuint Common Stock that were outstanding immediately prior to the Initial Effective Time shall cease to have any rights as stockholders of TriQuint, except the right to receive shares of Parent Common Stock as contemplated by Section 2.2, cash in lieu of any fractional share of Parent Common Stock pursuant to Section 2.8 and any dividends or other distributions pursuant to Section 2.10(c)(i); and

(ii) the stock transfer books of TriQuint shall be closed with respect to all shares of TriQuint Common Stock outstanding immediately prior to the Initial Effective Time. No further transfer of any such shares of TriQuint Common Stock shall be made on such stock transfer books after the Initial Effective Time. If, after the Initial Effective Time, a valid certificate previously representing any shares of TriQuint Common Stock outstanding immediately prior to the Initial Effective Time (a “TriQuint Stock Certificate”) or a TriQuint Book Entry Share is presented to the Exchange Agent (as defined in Section 2.10(a)) or to the TriQuint Surviving Corporation or Parent, such TriQuint Stock Certificate or TriQuint Book Entry Share shall be canceled and shall be exchanged as provided in Section 2.10.

(b) At the Effective Time:

(i) all shares of RFMD Common Stock outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of RFMD Book Entry Shares or of certificates representing shares of RFMD Common Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as shareholders of RFMD, except the right to receive shares of Parent Common Stock as contemplated by Section 2.1, cash in lieu of any fractional share of Parent Common Stock pursuant to Section 2.8 and any dividends or other distributions pursuant to Section 2.10(c)(ii); and

(ii) the stock transfer books of RFMD shall be closed with respect to all shares of RFMD Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of RFMD Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of RFMD Common Stock outstanding immediately prior to the Effective Time (an “RFMD Stock Certificate”) or an RFMD Book Entry Share is presented to the Exchange Agent or to the RFMD Surviving Corporation or Parent, such RFMD Stock Certificate or RFMD Book Entry Share shall be canceled and shall be exchanged as provided in Section 2.10.

2.10 Exchange of Certificates.

(a) Prior to the Closing Date, Parent shall select American Stock Transfer & Trust Company, LLC, Parent’s transfer agent or another bank or trust company reasonably satisfactory to TriQuint and RFMD to act as exchange agent in the Mergers (the “Exchange Agent”).

(i) Promptly after the Initial Effective Time, Parent shall cause to be deposited with the Exchange Agent: (A) subject to Section 2.7, certificates representing the shares of Parent Common Stock issuable pursuant to Section 2.2; and (B) cash sufficient to make payments in lieu of fractional shares in accordance with Section 2.8. The shares of Parent Common Stock and cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares of Parent Common Stock, are referred to collectively as the “TriQuint Exchange Fund.”

(ii) Promptly after the Effective Time, Parent shall cause to be deposited with the Exchange Agent: (A) subject to Section 2.7, certificates representing the shares of Parent Common Stock issuable pursuant to Section 2.1; and (B) cash sufficient to make payments in lieu of fractional shares in accordance with Section 2.8. The shares of Parent Common Stock and cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares of Parent Common Stock, are referred to collectively as the “RFMD Exchange Fund” (and, together with the TriQuint Exchange Fund, the “Exchange Funds”).

(b)

(i) Promptly after the Initial Effective Time, Parent shall cause the Exchange Agent to mail to the Persons who were record holders of TriQuint Stock Certificates or TriQuint Book Entry Shares immediately prior to the Initial Effective Time: (A) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify and TriQuint shall reasonably approve prior to the Initial Effective Time (including a provision confirming that delivery of TriQuint Stock Certificates or TriQuint Book Entry Shares shall be effected, and risk of loss and title to TriQuint Stock Certificates or TriQuint Book Entry Shares shall pass, only upon delivery of such TriQuint Stock Certificates or TriQuint Book Entry Shares to the Exchange Agent); and (B) instructions for use in effecting the surrender of TriQuint Stock Certificates or TriQuint Book Entry Shares in exchange for certificates representing Parent Common Stock, cash in lieu of any fractional shares pursuant to Section 2.8 and any dividends or other distributions pursuant to Section 2.10(c)(i). Upon surrender of a TriQuint Stock Certificate or TriQuint Book Entry Shares to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent: (1) the holder of such TriQuint Stock Certificate or TriQuint Book Entry Shares shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of Section 2.2 (and cash in lieu of any fractional share of Parent Common Stock pursuant to Section 2.8 and any dividends or other distributions pursuant to Section 2.10(c)(ii)); and (2) the TriQuint Stock Certificate or TriQuint Book Entry Shares so surrendered shall be canceled. Until surrendered as contemplated by this Section 2.10(b)(i), each TriQuint Stock Certificate or TriQuint Book Entry Shares shall be deemed, from and after the Initial Effective Time, to represent only the right to receive shares of Parent Common Stock (and cash in lieu of any fractional share of Parent Common Stock pursuant to Section 2.8 and any dividends or other distributions pursuant to Section 2.10(c)(i) as contemplated by Section 2.2. If any TriQuint Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its reasonable discretion and as a condition to the issuance of any certificate representing Parent Common Stock, require the owner of such lost, stolen or destroyed TriQuint Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against the Exchange Agent, Parent or the TriQuint Surviving Corporation with respect to such TriQuint Stock Certificate.

(ii) Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to the Persons who were record holders of RFMD Stock Certificates or RFMD Book Entry Shares immediately prior to the Effective Time: (A) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify and RFMD shall reasonably approve prior to the Effective Time (including a provision confirming that delivery of RFMD Stock Certificates or RFMD Book Entry Shares shall be effected, and risk of loss and title to RFMD Stock Certificates or RFMD Book Entry Shares shall pass, only upon delivery of such RFMD Stock Certificates or RFMD Book Entry Shares to the Exchange Agent); and (B) instructions for use in effecting the surrender of RFMD Stock Certificates or RFMD Book Entry Shares in exchange for certificates representing Parent Common Stock, cash in lieu of any fractional shares pursuant to Section 2.8 and any dividends or other distributions pursuant to Section 2.10(c)(ii). Upon surrender of an RFMD Stock Certificate or RFMD Book Entry Shares to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent: (1) the holder of such RFMD Stock Certificate or RFMD Book Entry Shares shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of Section 2.1 (and cash in lieu of any fractional shares pursuant to Section 2.8 and any dividends or other distributions pursuant to Section 2.10(c)(ii)); and (2) the RFMD Stock Certificate or RFMD Book Entry Shares so surrendered shall be canceled. Until surrendered as contemplated by this Section 2.10(b)(ii), each RFMD Stock Certificate or RFMD Book Entry Shares shall be deemed, from and after the Effective Time, to represent only the right to receive shares of Parent Common Stock (and cash in lieu of any fractional shares pursuant to Section 2.8 and any dividends or other distributions pursuant to Section 2.10(c)(ii)) as contemplated by Section 2.1. If any RFMD Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its reasonable discretion and as a condition to the issuance of any certificate representing Parent Common Stock, require the owner of such lost, stolen or destroyed RFMD Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against the Exchange Agent, Parent or the RFMD Surviving Corporation with respect to such RFMD Stock Certificate.

(c)

(i) No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Initial Effective Time shall be paid or otherwise delivered to the holder of any unsurrendered TriQuint Stock Certificate or TriQuint Book Entry Shares with respect to the shares of Parent Common Stock that such holder has the right to receive in the TriQuint Merger until such holder surrenders such TriQuint Stock Certificate or TriQuint Book Entry Shares in accordance with this Section 2.10 (at which time such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar laws, to receive all such dividends and distributions, without interest).

(ii) No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid or otherwise delivered to the holder of any unsurrendered RFMD Stock Certificate or RFMD Book Entry Shares with respect to the shares of Parent Common Stock that such holder has the right to receive in the RFMD Merger until such holder surrenders such RFMD Stock Certificate or RFMD Book Entry Shares in accordance with this Section 2.10 (at which time such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar laws, to receive all such dividends and distributions, without interest).

(d) Any portion of the Exchange Funds that remains undistributed to holders of RFMD Stock Certificates, RFMD Book Entry Shares, TriQuint Stock Certificates or TriQuint Book Entry Shares as of the date that is one year after the date on which the Mergers become effective shall be delivered to Parent upon demand, and any holders of RFMD Stock Certificates, RFMD Book Entry Shares, TriQuint Stock Certificates or TriQuint Book Entry Shares who have not theretofore surrendered their RFMD Stock Certificates, RFMD Book Entry Shares, TriQuint Stock Certificates or TriQuint Book Entry Shares in accordance with this Section 2.10shall thereafter look only to Parent for, and be entitled to receive from Parent, satisfaction of their claims for Parent Common Stock, cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to shares of Parent Common Stock.

(e) Each of the Exchange Agent, Parent, the RFMD Surviving Corporation and the TriQuint Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of RFMD Common Stock or RFMD Book Entry Shares or TriQuint Common Stock or TriQuint Book Entry Shares, as applicable, such amounts as may be required to be deducted or withheld from such consideration under the Code or any provision of state, local or foreign Tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld and timely paid over to the appropriate Governmental Body, (i) such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid, and (ii) Parent, the Exchange Agent, the RFMD Surviving Corporation or the TriQuint Surviving Corporation, as the case may be, shall promptly deliver the amounts so deducted or withheld to the applicable taxing or other authority.

(f) None of Parent, the RFMD Surviving Corporation or the TriQuint Surviving Corporation shall be liable to any holder or former holder of RFMD Common Stock or TriQuint Common Stock, as applicable, or to any other Person with respect to any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property law, escheat law or other similar Legal Requirement.

2.11 Tax Consequences. For U.S. federal income tax purposes, the Mergers are intended to constitute reorganizations within the meaning of Section 368(a) of the Code. The parties to this Agreement adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

2.12 Further Action.

(a) If, at any time after the Initial Effective Time, any further action is determined by Parent or the TriQuint Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the TriQuint Surviving Corporation with full right, title and possession of and to all rights and property of Trident Merger Sub and TriQuint, the officers and directors of the TriQuint Surviving Corporation and Parent shall be fully authorized (in the name of Trident Merger Sub, in the name of TriQuint and otherwise) to take such action.

(b) If, at any time after the Effective Time, any further action is determined by Parent or the RFMD Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the RFMD Surviving Corporation with full right, title and possession of and to all rights and property of Rocky Merger Sub and RFMD, the officers and directors of the RFMD Surviving Corporation and Parent shall be fully authorized (in the name of Rocky Merger Sub, in the name of RFMD and otherwise) to take such action.

Section 3. REPRESENTATIONS AND WARRANTIES OF RFMD

Except as set forth or incorporated by reference in the RFMD SEC Documents (excluding: (x) any disclosure in any such RFMD SEC Document set forth in any risk factor section or in any section relating to forward-looking statements; and (y) any statements or disclosures that are predictive or forward-looking in nature, including statements about potential future risks or liabilities arising from existing facts and circumstances), RFMD represents and warrants to TriQuint as follows (it being understood that each representation and warranty contained in this Section 3 is subject to: (a) the exceptions and disclosures set forth in the part or subpart of the RFMD Disclosure Schedule corresponding to the particular Section or subsection in this Section 3 in which such representation and warranty appears; and (b) any exception or disclosure set forth in any other part or subpart of the RFMD Disclosure Schedule to the extent it is reasonably apparent from the wording of such exception or disclosure that such exception or disclosure applies to such representation and warranty):

3.1 Subsidiaries; Due Organization; Etc.

(a) Part 3.1(a) of the RFMD Disclosure Schedule identifies each Subsidiary of RFMD and indicates its jurisdiction of organization. Neither RFMD nor any of the Entities identified in Part 3.1(a) of the RFMD Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Part 3.1(a) of the RFMD Disclosure Schedule. No Subsidiary of RFMD has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

(b) Each of the RFMD Corporations is a corporation (or other Entity) duly organized, validly existing and in good standing (or equivalent status) under the laws of the jurisdiction of its incorporation or formation and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound, except, in the case of clauses (i) through (iii) of this sentence, as would not have and would not reasonably be expected to have or result in an RFMD Material Adverse Effect.

(c) Each of the RFMD Corporations (in jurisdictions that recognize the following concepts) is qualified to do business as a foreign corporation or other foreign Entity, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification, except for jurisdictions in which the failure to be so qualified, individually or in the aggregate, would not have an RFMD Material Adverse Effect.

3.2 Articles of Incorporation and Bylaws. RFMD has Made Available to TriQuint accurate and complete copies of the articles of incorporation and bylaws of RFMD, including all amendments thereto. RFMD has Made Available to TriQuint accurate and complete copies of the charters of all committees of the RFMD Board.

3.3 Capitalization, Etc.

(a) As of February 19, 2014, the authorized capital stock of RFMD consists of: (i) 500,000,000 shares of RFMD Common Stock, of which 282,549,192 shares have been issued and were outstanding; and (ii) 5,000,000 shares of RFMD Preferred Stock, of which no shares have been issued or were outstanding. All of the outstanding shares of RFMD Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. None of the RFMD Corporations (other than RFMD) holds any shares of RFMD Common Stock or any rights to acquire shares of RFMD Common Stock.

(b) Except as set forth in Part 3.3(b) of the RFMD Disclosure Schedule, (i) none of the outstanding shares of RFMD Common Stock is entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right, except that the RFMD Restricted Stock is subject to a right of repurchase in favor of RFMD; (ii) none of the outstanding shares of RFMD Common Stock is subject to any right of first refusal in favor of RFMD; and (iii) there is no RFMD Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of RFMD Common Stock or any securities of any Significant Subsidiary of any of the RFMD Corporations. None of the RFMD Corporations is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of RFMD Common Stock or other securities.

(c) Except as set forth in Part 3.3(c) of the RFMD Disclosure Schedule, as of February 19, 2014: (i) 8,800,094 shares of RFMD Common Stock are subject to issuance pursuant to RFMD Options; (ii) 8,458,636 shares of RFMD Common Stock are reserved for future issuance pursuant to RFMD RSUs; (iii) 1,320,691 shares of RFMD Common Stock are reserved for future settlement of RFMD PSUs; (iv) 4,298,253 shares of RFMD Common Stock are reserved for future issuance pursuant to the RFMD ESPP; (v) approximately 8,400,000 shares of RFMD Common Stock are reserved for future issuance pursuant to RFMD’s 1.00% subordinated notes due 2014; and (vi) 19,697,676 shares of RFMD Common Stock are reserved for future issuance pursuant to equity awards not yet granted under the RFMD Equity Plans.

(d) [Reserved]

(e) Except as set forth in Sections 3.3(a), 3.3(b) and 3.3(c) or in Part 3.3(e) of the RFMD Disclosure Schedule, as of the date of this Agreement, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of any of the RFMD Corporations; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the RFMD Corporations; (iii) outstanding or authorized stock appreciation rights, phantom stock, profit participation or similar rights or equity-based awards with respect to any of the RFMD Corporations; or (iv) shareholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which any of the RFMD Corporations is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

(f) All outstanding shares of RFMD Common Stock, and all options and other securities of the RFMD Corporations, have been issued and granted in compliance in all material respects with: (i) all applicable securities laws and other applicable Legal Requirements; and (ii) all requirements set forth in applicable Contracts.

(g) All of the outstanding shares of capital stock of each of RFMD’s Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and free of preemptive rights, and are owned beneficially and of record by RFMD (except with respect to those RFMD Subsidiaries organized under the laws of foreign jurisdictions where shares of capital stock are required under applicable Legal Requirements to be held by one or more directors, employees or agents of such Subsidiary, in each case as disclosed in Part 3.3(g) of the RFMD Disclosure Schedule), free and clear of any Encumbrances (other than restrictions on transfer imposed by applicable securities laws).

3.4 SEC Filings; Financial Statements.

(a) RFMD has Made Available to TriQuint accurate and complete copies of all registration statements, proxy statements, RFMD Certifications (as defined below) and other statements, reports, schedules, forms and other documents filed by RFMD with the SEC since January 1, 2011, including all amendments thereto (collectively, the “RFMD SEC Documents”). All statements, reports, schedules, forms and other documents required to have been filed by RFMD or its officers with the SEC have been so filed on a timely basis. None of RFMD’s Subsidiaries is required to file any documents with the SEC. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the RFMD SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the RFMD SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected: (A) in the case of RFMD SEC Documents filed or furnished on or prior to the date of this Agreement that were amended or superseded on or prior to the date of this Agreement, by the filing or furnishing of the applicable amending or superseding RFMD SEC Document; and (B) in the case of RFMD SEC Documents filed or furnished after the date of this Agreement that are amended or superseded prior to the Effective Time, by the filing or furnishing of the applicable amending or superseding RFMD SEC Document. The certifications and statements relating to the RFMD SEC Documents required by: (A) Rule 13a-14 or Rule 15d-14 under the Exchange Act; (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act); or (C) any other rule or regulation promulgated by the SEC or applicable to the RFMD SEC Documents (collectively, the “RFMD Certifications”) are accurate and complete, and comply as to form and content with all applicable Legal Requirements. As used in this Section 3.4, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is filed, furnished, submitted, supplied or otherwise made available to the SEC or any member of its staff.

(b) RFMD maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that all material information concerning the RFMD Corporations required to be disclosed by RFMD in the reports that it is required to file, submit or furnish under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. RFMD has Made Available to TriQuint accurate and complete copies of all written descriptions of, and all policies, manuals and other documents promulgating, such disclosure controls and procedures. As of the date of this Agreement, RFMD is in compliance in all material respects with the applicable listing requirements of the NASDAQ Global Select Market, and has not since January 1, 2011 received any written (or, to the Knowledge of RFMD, written or verbal) notice asserting any non-compliance with the listing requirements of the NASDAQ Global Select Market.

(c) The financial statements (including any related notes) contained or incorporated by reference in the RFMD SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments); and (iii) fairly present in all material respects the consolidated financial position of RFMD and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of RFMD and its consolidated Subsidiaries for the periods covered thereby. No financial statements of any Person other than the RFMD Corporations are required by GAAP to be included in the consolidated financial statements of RFMD contained or incorporated by reference in the RFMD SEC Documents.

(d) RFMD’s auditor has at all times since the date of enactment of the Sarbanes-Oxley Act been, to the Knowledge of RFMD: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) “independent” with respect to RFMD within the meaning of Regulation S-X under the Exchange Act; and (iii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder. To the Knowledge of RFMD, all non-audit services performed by RFMD’s auditors for the RFMD Corporations that were required to be approved in accordance with Section 202 of the Sarbanes-Oxley Act were so approved.

(e) RFMD maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the RFMD Corporations; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and directors of RFMD; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the RFMD Corporations that could have a material effect on the financial statements. RFMD’s management has completed an assessment of the effectiveness of RFMD’s system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended March 30, 2013, and such assessment concluded that such controls were effective and RFMD’s independent registered accountant has issued (and not subsequently withdrawn or qualified) an attestation report concluding that RFMD maintained effective internal control over financial reporting as of March 30, 2013. To the Knowledge of RFMD, since March 30, 2013, neither RFMD nor any of its Subsidiaries nor RFMD’s independent registered accountant has identified or been made aware of: (A) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by the RFMD Corporations; (B) any illegal act or fraud, whether or not material, that involves RFMD’s management or other employees; or (C) any claim or allegation regarding any of the foregoing.

(f) Part 3.4(f) of the RFMD Disclosure Schedule lists, and RFMD has Made Available to TriQuint accurate and complete copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K under the Exchange Act) currently in effect or effected by any of the RFMD Corporations since January 1, 2011. None of the RFMD Corporations has any obligation or other commitment to become a party to any such “off-balance sheet arrangements” in the future.

3.5 Absence of Changes. Between December 28, 2013 and the date of this Agreement:

(a) there has not been any RFMD Material Adverse Effect, and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, would reasonably be expected to have or result in an RFMD Material Adverse Effect;

(b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the material assets of any of the RFMD Corporations (whether or not covered by insurance);

(c) none of the RFMD Corporations has: (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock; or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities (other than (A) repurchase or forfeiture of RFMD Restricted Stock in connection with termination of employment of the previous holder of such RFMD Restricted Stock that were made in the ordinary course of business and consistent with past practices, and (B) pursuant to RFMD’s net share settlement program);

(d) none of the RFMD Corporations has sold, issued or granted, or authorized the issuance of: (i) any capital stock or other security (except for RFMD Common Stock issued upon the valid exercise of outstanding RFMD Options, upon the vesting of outstanding RFMD RSUs and RFMD PSUs and pursuant to the RFMD ESPP in the ordinary course of business); (ii) any option, warrant or right to acquire any capital stock or any other security (except for RFMD Options, RFMD RSUs and RFMD PSUs identified in Part 3.3(d) of the RFMD Disclosure Schedule); or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

(e) RFMD has not amended or waived any of its rights under, or permitted the acceleration of vesting under: (i) any provision of any RFMD Equity Plan; (ii) any provision of any Contract evidencing any outstanding RFMD Option, RFMD RSU or RFMD PSU; (iii) any restricted stock or restricted stock unit agreement; or (iv) any other Contract evidencing or relating to any equity award (whether payable in cash or stock);

(f) there has been no amendment to the articles of incorporation or bylaws of RFMD, and none of the RFMD Corporations has effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(g) the RFMD Corporations have not made any capital expenditures that in the aggregate exceed $5,000,000 in excess of the approved budgets of RFMD Corporations Made Available to TriQuint;

(h) none of the RFMD Corporations has written off as uncollectible, or established any extraordinary reserve with respect to, any material account receivable or other material indebtedness;

(i) none of the RFMD Corporations has: (i) lent any money to any Person (other than extensions of credit to trade creditors, intercompany indebtedness, short-term advances made to non-executive officer employees which have subsequently been repaid and routine travel and business expense advances made to employees, in each case in the ordinary course of business); or (ii) incurred or guaranteed any indebtedness for borrowed money, other than to trade creditors in the ordinary course of business;

(j) none of the RFMD Corporations has: (i) adopted, established or entered into any RFMD Employee Plan or RFMD Employee Agreement; (ii) caused or permitted any RFMD Employee Plan to be amended in any material respect; or (iii) materially increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to any of its directors, officers, statutory auditors or other employees;

(k) none of the RFMD Corporations has changed any of its methods of accounting or accounting practices in any material respect except as required by concurrent changes in GAAP or SEC rules and regulations;

(l) none of the RFMD Corporations has made any material Tax election;

(m) none of the RFMD Corporations has commenced or settled any material Legal Proceeding, and there has been no judgment in favor of a plaintiff in any material Legal Proceeding in which an RFMD Corporation is a defendant;

(n) none of the RFMD Corporations has entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with past practices; and

(o) none of the RFMD Corporations has agreed or committed to take any of the actions referred to in clauses “(c)” through “(n)” above.

3.6 Title to Assets. The RFMD Corporations own, and have good and valid title to, all assets purported to be owned by them, including: (a) all material assets reflected on the RFMD Balance Sheet (except for inventory sold or otherwise disposed of in the ordinary course of business since the date of the RFMD Balance Sheet); and (b) all other material assets reflected in the books and records of the RFMD Corporations as being owned by the RFMD Corporations. All of said assets are owned by the RFMD Corporations free and clear of any Encumbrances, except for RFMD Permitted Encumbrances. The RFMD Corporations are the lessees of, and hold valid leasehold interests in, all assets purported to have been leased by them, including: (A) all assets reflected as leased on the RFMD Balance Sheet; and (B) all other assets reflected in the books and records of the RFMD Corporations as being leased to the RFMD Corporations, and the RFMD Corporations enjoy undisturbed possession of such leased assets.

3.7 Loans; Customers.

(a) Part 3.7(a) of the RFMD Disclosure Schedule contains an accurate and complete list as of the date of this Agreement of all outstanding loans and advances made by any of the RFMD Corporations to any RFMD Associate, other than routine travel and business expense advances made to directors or officers or other employees in the ordinary course of business.

(b) Part 3.7(b) of the RFMD Disclosure Schedule accurately identifies the greater of either (i) the RFMD Corporations’ top 10 customers by segment, or (ii) the customers that together contribute 75% of the RFMD Corporations’ consolidated revenue by segment, in each case, in each of the fiscal years ended in March 30, 2012 and March 30, 2013 based on the revenues received by the RFMD Corporations in such years, and provides an accurate and complete breakdown of the revenues received from each such customer in each of such fiscal years. RFMD has not received any written notice (or, to the Knowledge of RFMD, any other communication, whether written or otherwise, other than ordinary course negotiations) indicating that any customer or other Person identified or required to be identified in Part 3.7(b) of the RFMD Disclosure Schedule may cease dealing with or materially reduce its orders from any of the RFMD Corporations or materially reduce its overall future business with the RFMD Corporations from the current level of business.

3.8 Equipment; Real Property; Leasehold.

(a) All material items of equipment and other tangible assets owned by or leased to and necessary for the operation of the RFMD Corporations are adequate for the uses to which they are being put, are in good and safe condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the businesses of the RFMD Corporations in the manner in which such businesses are currently being conducted.

(b) RFMD has Made Available to TriQuint accurate and complete legal descriptions of all parcels of real property owned by the respective RFMD Corporations. (The real property and all buildings, structures, fixtures and other improvements described in the immediately preceding sentence are referred to as the “RFMD Owned Real Property.”) Except as set forth in Part 3.8(b) of the RFMD Disclosure Schedule, the RFMD Corporations have good, marketable and indefeasible fee title to the RFMD Owned Real Property, free and clear of any Encumbrances, except for RFMD Permitted Encumbrances. All water, sewer, gas, electricity, telephone and other utilities and utility services necessary for the conduct of the businesses of the RFMD Corporations at or upon the RFMD Owned Real Property are being supplied to the RFMD Owned Real Property and are presently installed and operating properly.

(c) RFMD has Made Available accurate and complete copies of each lease pursuant to which any of the RFMD Corporations leases real property from any other Person for annual rent payments in excess of $200,000. (All real property leased to the RFMD Corporations pursuant to the real property leases described in the immediately preceding sentence, including all buildings, structures, fixtures and other improvements leased to the RFMD Corporations, is referred to as the “RFMD Leased Real Property.”) To the Knowledge of RFMD, there is no existing plan or study by any Governmental Authority or by any other Person that challenges or otherwise adversely affects the continuation of the use or operation of any RFMD Leased Real Property. Part 3.8(c) of the RFMD Disclosure Schedule contains an accurate and complete list of all subleases, occupancy agreements and other RFMD Contracts granting to any Person (other than any RFMD Corporation) a right of use or occupancy of any of the RFMD Leased Real Property. Except as set forth in the leases or subleases identified in Part 3.8(c) of the RFMD Disclosure Schedule, there is no Person in possession of any RFMD Leased Real Property other than an RFMD Corporation. Since January 1, 2009, none of the RFMD Corporations has received any written notice (or, to the Knowledge of RFMD, any other communication, whether written or otherwise) of a default, alleged failure to perform, or any offset or counterclaim with respect to any occupancy agreement with respect to any RFMD Leased Real Property which has not been fully remedied and withdrawn.

3.9 Intellectual Property.

(a) Part 3.9(a) of the RFMD Disclosure Schedule accurately identifies:

(i) in Part 3.9(a)(i) of the RFMD Disclosure Schedule: (A) each item of Registered IP, other than trademarks, that is material to the business of the RFMD Corporations as conducted on the date of this Agreement, in which any of the RFMD Corporations has or purports to have an ownership interest of any nature (whether solely, jointly with another Person or otherwise) (the “RFMD Material Registered IP”);

(B) the jurisdiction in which such RFMD Material Registered IP has been registered or filed and the applicable registration or serial number; and (C) the owner(s) of record of such item of RFMD Material Registered IP;

(ii) in Part 3.9(a)(ii) of the RFMD Disclosure Schedule, each Contract pursuant to which any Intellectual Property Rights or Intellectual Property, in each case that is material to the business of the RFMD Corporations as conducted on the date of this Agreement, is licensed to any RFMD Corporation (other than software license agreements for third party software that is neither: (1) bundled, included, used in, licensed or distributed with any RFMD Product or RFMD Product Software or part of any RFMD Product or RFMD Product Software; nor (2) used to manufacture, develop, support, maintain or test any RFMD Product or RFMD Product Software having an annual license fee of more than $100,000) (for purposes of this Agreement, a covenant not to sue or not to assert infringement claims shall be deemed to be equivalent to a license); and

(iii) in Part 3.9(a)(iii) of the RFMD Disclosure Schedule, each Contract pursuant to which any of the RFMD Corporations has granted any license under, or otherwise transferred or conveyed any material right or interest in, any material RFMD IP (other than nonexclusive licenses granted in the ordinary course of business).

(b) One or more of the RFMD Corporations, as applicable, own all right, title and interest to and in the RFMD IP (other than Intellectual Property Rights or Intellectual Property licensed to one or more of the RFMD Corporations or which one or more of the RFMD Corporations otherwise has the right to use) free and clear of any Encumbrances (other than licenses identified in Part 3.9(a)(a)(iii) of the RFMD Disclosure Schedule, RFMD Permitted Encumbrances, or any other licenses granted by any RFMD Corporation), in each case except as would not have or result in and would not reasonably be expected to have or result in an RFMD Material Adverse Effect; provided, however, the foregoing representation is subject to the Knowledge of RFMD with respect to patents owned by third parties under which a license may be needed to practice the RFMD IP. Each RFMD Corporation has taken reasonable steps to maintain the confidentiality of the material trade secrets owned by any of the RFMD Corporations, except as would not have or result in and would not reasonably be expected to have or result in an RFMD Material Adverse Effect.

(c) All RFMD Material Registered IP that has been registered or issued is, to the Knowledge of RFMD, valid, subsisting and enforceable, in each case except as would not have or result in and would not reasonably be expected to have or result in an RFMD Material Adverse Effect.

(d) Neither the execution, delivery or performance of this Agreement nor the consummation of any of the Contemplated Transactions will, or would reasonably be expected to, with or without notice or the lapse of time, result in or give any other Person the right or option to cause, create, impose or declare: (i) loss of, or Encumbrance (other than any RFMD Permitted Encumbrance) on, any material RFMD IP; or (ii) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the RFMD IP, in each case pursuant to any Contract to which any RFMD Corporation is bound prior to the Closing, in each case except as would not have or result in and would not reasonably be expected to have or result in an RFMD Material Adverse Effect.

(e) To the Knowledge of RFMD, none of the RFMD Corporations and none of the RFMD Products or RFMD Product Software has, since January 1, 2007, infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated any Intellectual Property Right of any other Person, except as would not have or result in and would not reasonably be expected to have or result in an RFMD Material Adverse Effect.

(f) No Legal Proceeding asserting that any RFMD Corporation, RFMD Product or RFMD Product Software has infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated any Intellectual Property Right of any other Person is or, since January 1, 2010, has been pending or, to the Knowledge of RFMD, threatened against any RFMD Corporation or against any other Person who is, or has asserted or could reasonably be expected to assert that such Person is, entitled to be indemnified, defended, held harmless or reimbursed by any RFMD Corporation with respect to such Legal Proceeding (including any Legal Proceeding that has been settled, dismissed or otherwise concluded), except for any Legal Proceedings as would not have or result in and would not reasonably be expected to have or result in an RFMD Material Adverse Effect.

(g) Since January 1, 2010, none of the RFMD Corporations has received any written notice (or, to the Knowledge of RFMD, any other communication, whether written or otherwise) relating to any actual, alleged or suspected infringement (directly, contributorily, by inducement or otherwise), misappropriation or violation of any Intellectual Property Right of another Person by any of the RFMD Corporations, the RFMD Products or the RFMD Product Software except for any infringements, misappropriations, or violations as would not have or result in and would not reasonably be expected to have or result in an RFMD Material Adverse Effect.

3.10 Contracts.

(a) For purposes of this Agreement, each of the following RFMD Contracts shall be deemed to constitute an “RFMD Material Contract”:

(i) any Contract: (A) constituting an RFMD Employee Agreement; (B) pursuant to which any of the RFMD Corporations is or may become obligated to grant or accelerate the vesting of, or otherwise modify, any stock option, restricted stock, restricted stock unit, stock appreciation right or other equity interest in any of the RFMD Corporations; (C) pursuant to which any of the RFMD Corporations is or may become obligated to make any bonus or similar payment to any RFMD Associate as a result of the Mergers or any of the other Contemplated Transactions, alone or in combination with any other event; or (D) with any works council, labor union or similar organization or body;

(ii) any Contract identified or required to be identified in Part 3.9 of the RFMD Disclosure Schedule;

(iii) any Contract: (A) granting exclusive or preferential rights to license, market, sell or deliver any of the RFMD Products or RFMD IP (other than exclusive reseller agreements, a form of which has been Made Available to TriQuint); (B) with any Material Customer (as defined in 3.10(a)(vi)) containing any “most favored nation” or “most favored customer” or similar provision in favor of the other party; or (C) otherwise contemplating an exclusive or preferential relationship between any RFMD Corporation and any other Person;

(iv) any Contract with any Material Supplier where “Material Supplier” shall mean the top 20, by annual spend for the most recent twelve-month period, manufacturers, vendors, foundries, or other suppliers of the RFMD Corporations;

(v) any Contract relating to the ownership of RFMD Owned Property or the lease or sublease of RFMD Owned Property or RFMD Leased Real Property for annual rent payments in excess of $200,000;

(vi) any Contract with any Material Customer, where “Material Customer” shall mean the lesser of (A) the top ten customers for each business segment of RFMD, by total revenue on a consolidated basis for the most recent twelve-month period, or (B) the customers representing 75% of RFMD’s total revenue on a consolidated basis for the most recent twelve-month period;

(vii) any Contract that is otherwise an RFMD Material Contract pursuant to Section 3.10(a)(i)-(vi) above and that imposes any restriction on the right or ability of any RFMD Corporation: (A) to compete with any other Person; (B) to acquire any product or other asset or any services from any other Person; (C) to solicit, hire or retain any Person as a director, an officer or other employee, a consultant or an independent contractor; (D) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person; (E) to perform services for any other

Person; or (F) to transact business with any other Person, in each case which restriction would or would reasonably be expected to materially and adversely affect: (x) the conduct of the business of the RFMD Corporations as currently conducted or as currently proposed by the RFMD Corporations to be conducted; or (y) the design, development, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, performance, display, creation of derivative works by any RFMD Corporation with respect to and/or use of any RFMD Product;

(viii) any Contract that would reasonably be expected to have a material effect on the ability of RFMD to perform any of its obligations under this Agreement, or to consummate any of the Contemplated Transactions; and

(ix) any other Contract not otherwise disclosed pursuant to this Section 3.10(a), the termination of which would, individually or in the aggregate, reasonably be expected to have or result in an RFMD Material Adverse Effect.

RFMD has Made Available to TriQuint an accurate and complete copy of each RFMD Contract that constitutes an RFMD Material Contract (or where applicable a form of such Contract).

(b) Each RFMD Contract that constitutes an RFMD Material Contract is valid and in full force and effect, and is enforceable in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(c)(i) None of the RFMD Corporations has violated or breached in any material respect, or committed any default in any material respect under, any RFMD Contract; (ii) to the Knowledge of RFMD, no other Person has violated or breached in any material respect, or committed any default in any material respect under, any RFMD Contract; (iii) to the Knowledge of RFMD, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to: (A) result in a violation or breach in any material respect of any of the provisions of any RFMD Contract; (B) give any Person the right to declare a default in any material respect under any RFMD Contract; (C) give any Person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any RFMD Contract; (D) give any Person the right to accelerate the maturity or performance of any RFMD Contract that constitutes an RFMD Material Contract; (E) result in the disclosure, release or delivery of any RFMD Source Code; or (F) give any Person the right to cancel, terminate or modify any RFMD Contract that constitutes an RFMD Material Contract; and (iv) since January 1, 2012, none of the RFMD Corporations has received any written notice (or, to the Knowledge of RFMD, any other communication, whether written or otherwise) regarding any actual or possible violation or breach of, or default under, any RFMD Material Contract.

(d) Except as set forth in Part 3.10(d) of the Disclosure Schedule:

(i) none of the RFMD Corporations has had any determination of noncompliance, entered into any consent order or undertaken any internal investigation relating directly or indirectly to any Government Contract or Government Bid;

(ii) the RFMD Corporations have complied in all material respects with all Legal Requirements with respect to all Government Contracts and Government Bids;

(iii) none of the RFMD Corporations has, in obtaining or performing any Government Contract, violated: (A) the Truth in Negotiations Act of 1962, as amended; (B) the False Claims Act; (C) the Anti-Kickback Act; (D) the International Traffic in Arms Regulations; (E) the Export Administration Regulations; (E) the Byrd Amendment; (F) the Buy American Act; (G) the Trade Agreements Act; (H) the Service Contract Act of 1963, as amended; (I) the Procurement Integrity Act, as amended; (J) the Federal Acquisition Regulation (“FAR”) or any applicable agency supplement thereto, including FAR 52.222-26 (Equal Opportunity), FAR 52.222-35 (Equal Opportunity for Special Disabled Veterans, Veterans of the Vietnam Era, and Other Eligible Veterans), FAR 52.222-36 (Affirmative Action for Workers with

Disabilities, and FAR 52.222-37 (Employment Reports on Special Disabled Veterans, Veterans of the Vietnam Era, and Other Eligible Veterans); (K) the Cost Accounting Standards; (L) the National Industrial Security Program Operating Manual (DOD 5220.22 M); (M) the Defense Industrial Security Regulation (DOD 5220.22-R) or any related security regulations; or (N) any other applicable procurement law or regulation or other Legal Requirement;

(iv) all facts set forth in or acknowledged by any RFMD Corporation in any certification, representation or disclosure statement submitted by such RFMD Corporation with respect to any Government Contract or Government Bid were current, accurate and complete as of the date of submission;

(v) none of the RFMD Corporations and no employee of any of the RFMD Corporations has been debarred or suspended from doing business with any Governmental Body, and, to the Knowledge of RFMD, no circumstances exist that would warrant the institution of debarment or suspension proceedings against any RFMD Corporation or any employee of any RFMD Corporation;

(vi) no negative determinations of responsibility have been issued against any RFMD Corporation in connection with any Government Contract or Government Bid;

(vii) no direct or indirect costs incurred by any RFMD Corporation have been questioned or disallowed as a result of a finding or determination of any kind by any Governmental Body;

(viii) there is not and has not been any (A) outstanding claim against any RFMD Corporation by, or dispute involving any RFMD Corporation with, any Governmental Body, prime contractor, subcontractor, vendor or other Person arising under or relating to the award or performance of any Government Contract; (B) fact known by RFMD upon which any such claim could reasonably be expected to be based or which may give rise to any such dispute; (C) termination for default, termination for cause, show cause notice, or cure notice issued by any Governmental Body, prime contractor or higher-tier subcontractor related to any Government Contract; or (D) final decision of any Governmental Body against any RFMD Corporation;

(ix) none of the RFMD Corporations is undergoing and none of the RFMD Corporations has undergone any audit, and RFMD has no Knowledge of any basis for any impending audit, arising under or relating to any Government Contract (other than normal routine audits conducted in the ordinary course of business);

(x) none of the RFMD Corporations has entered into any financing arrangement or assignment of proceeds with respect to the performance of any Government Contract;

(xi) the RFMD Corporations have complied with all applicable regulations and other Legal Requirements and with all applicable contractual requirements relating to the placement of legends or restrictive markings on technical data, computer software and other Intellectual Property;

(xii) none of the RFMD Corporations has made any disclosure to any Governmental Body pursuant to any voluntary disclosure agreement;

(xiii) the responsible government representatives have agreed with each RFMD Corporation on the “forward pricing rates” that such RFMD Corporation is charging on cost-type Government Contracts and including in Government Bids; and

(xiv) RFMD has a Contractor Code of Business Ethics and Conduct as described in FAR Subpart 3.10.

3.11 Liabilities. None of the RFMD Corporations has any accrued, contingent or other liabilities of any nature, either matured or unmatured, except for: (a) liabilities identified as such, or specifically reserved against, in the RFMD Balance Sheet; (b) liabilities that have been incurred by the RFMD Corporations since the date of the RFMD Balance Sheet in the ordinary course of business and consistent with past practices; (c) liabilities for performance of obligations of the RFMD Corporations pursuant to the express terms of RFMD Contracts; (d) liabilities under this Agreement or incurred in connection with the Contemplated Transactions; and

(e) liabilities that, individually or in aggregate, have not had and are not reasonably expected to have an RFMD Material Adverse Effect.

3.12 Compliance with Legal Requirements. Each of the RFMD Corporations is, and has at all times since January 1, 2012 been, in compliance in all material respects with all applicable Legal Requirements, including Environmental Laws (as defined in Section 3.17(e)) and Legal Requirements relating to employment, privacy law matters, exportation of goods and services, securities law matters and Taxes. Since January 1, 2012, none of the RFMD Corporations has received any written notice (or, to the Knowledge of RFMD, any other communication, whether written or otherwise) from any Governmental Body or other Person regarding any actual or possible violation in any material respect of, or failure to comply in any material respect with, any Legal Requirement.

3.13 Certain Business Practices. None of the RFMD Corporations, and (to the Knowledge of RFMD) no Representative of any of the RFMD Corporations with respect to any matter relating to any of the RFMD Corporations, has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or otherwise violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, as amended; or (c) made any other unlawful payment.

3.14 Governmental Authorizations; Grants.

(a) The RFMD Corporations hold all material Governmental Authorizations necessary to enable the RFMD Corporations to conduct their respective businesses in the manner in which such businesses are currently being conducted, including all export licenses and other approvals required for their exports of products and technologies from the United States. All such Governmental Authorizations are valid and in full force and effect. Each RFMD Corporation is, and at all times since January 1, 2010 has been, in compliance in all material respects with the terms and requirements of such Governmental Authorizations. Except as set forth on Part 3.14(a) of the RFMD Disclosure Schedule, since January 1, 2012, none of the RFMD Corporations has received any written notice (or, to the Knowledge of RFMD, any other communication, whether written or otherwise) from any Governmental Body regarding: (i) any actual or possible material violation of or failure to comply in any material respect with any term or requirement of any material Governmental Authorization; or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization.

(b) Each of the RFMD Corporations is in compliance in all material respects with all material terms and requirements of each grant, incentive and subsidy provided or made available to or for the benefit of any of the RFMD Corporations by any U.S. federal, state or local Governmental Body or any foreign Governmental Body or otherwise. Neither the execution or delivery of this Agreement, nor the consummation of the Mergers or any of the other Contemplated Transactions, does, will or would reasonably be expected to (with or without notice or lapse of time) give any Person the right to revoke, withdraw, suspend, cancel, terminate or modify any grant, incentive or subsidy identified or required to be identified in Part 3.14(b) of the RFMD Disclosure Schedule.

3.15 Tax Matters.

(a) Each of the material Tax Returns required to be filed by or on behalf of the respective RFMD Corporations with any Governmental Body (the “RFMD Corporation Returns”): (i) has been filed on or before the applicable due date (including any extensions of such due date); and (ii) has been prepared in all material respects in compliance with all applicable Legal Requirements. All amounts shown on the RFMD Corporation Returns to be due have been timely paid.

(b) Each RFMD Corporation has timely withheld and paid all material Taxes required to have been withheld and paid in connection with any payment to an employee, independent contractor, creditor, shareholder, or other third party.

(c) The RFMD Balance Sheet accrues all liabilities for Taxes with respect to all periods through the date of the RFMD Balance Sheet in accordance with GAAP, and none of the RFMD Corporations has incurred any liabilities for Taxes since the date of the RFMD Balance Sheet other than in the operation of the business of the RFMD Corporations in the ordinary course.

(d) No RFMD Corporation and no RFMD Corporation Return is currently under (or since January 1, 2010 has been under) audit by any Governmental Body, and to the Knowledge of RFMD, no Governmental Body has delivered to any RFMD Corporation a notice or request to conduct a proposed audit or examination with respect to Taxes. No extension or waiver of the limitation period applicable to any RFMD Corporation Returns has been granted (by RFMD or any other Person), and no such extension or waiver has been requested from any RFMD Corporation.

(e) No claim or Legal Proceeding is pending or, to the Knowledge of RFMD, has been threatened against or with respect to any RFMD Corporation in respect of any material Tax. There are no unsatisfied liabilities for material Taxes with respect to any notice of deficiency or similar document received by any RFMD Corporation with respect to any material Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the RFMD Corporations and with respect to which reserves for payment have been established on the RFMD Balance Sheet in accordance with GAAP). There are no liens for material Taxes upon any of the assets of any of the RFMD Corporations except liens for current Taxes not yet due and payable or being contested in good faith by appropriate proceedings and for which reserves have been established in accordance with GAAP. None of the RFMD Corporations has been, and none of the RFMD Corporations will be, required to include any material adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code (or any comparable provision of state or foreign Tax laws) as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

(f) No claim which has resulted or could reasonably be expected to result in an obligation to pay material Taxes has ever been made by any Governmental Body in a jurisdiction where an RFMD Corporation does not file a Tax Return that it is or may be subject to taxation by that jurisdiction.

(g) There are no Contracts relating to allocating or sharing of Taxes to which any RFMD Corporation is a party (except for customary agreements not primarily related to Taxes). None of the RFMD Corporations is liable for Taxes of any other Person (other than another RFMD Corporation), or is currently under any contractual obligation to indemnify any Person with respect to any amounts of such Person’s Taxes or is a party to any Contract providing for payments by an RFMD Corporation with respect to any amount of Taxes of any other Person (in each case, except for customary agreements not primarily related to Taxes).

(h) No RFMD Corporation has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code. No RFMD Corporation is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(i) Except as set forth on Part 3.15(i) of the RFMD Disclosure Schedule, no RFMD Corporation has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or within the meaning of any similar Legal Requirement to which an RFMD Corporation may be subject, other than the affiliated group of which RFMD is the common parent.

(j) RFMD has Made Available to TriQuint accurate and complete copies of all federal and state income Tax Returns of the RFMD Corporations for all Tax years that remain open or are otherwise subject to audit (other than years that remain open solely because of the carry forward of net operating losses or other Tax attributes), and all other RFMD Corporation Returns filed since December 31, 2010.

(k) RFMD has disclosed on its federal income Tax Returns all positions that could give rise to a material understatement penalty within the meaning of Section 6662 of the Code or any similar Legal Requirement.

(l) No RFMD Corporation has participated in, or is currently participating in, a “Listed Transaction” or a “Reportable Transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) or similar transaction under any corresponding or similar Legal Requirement.

(m) No RFMD Corporation has taken any action or knows of any fact that would reasonably be expected to cause the Mergers to fail to qualify as a “reorganization” under Section 368(a) of the Code.

3.16 Employee and Labor Matters; Benefit Plans.

(a) Except as set forth in Part 3.16(a) of the RFMD Disclosure Schedule, the employment of each of the RFMD Employees (i) in the United States is terminable by the applicable RFMD Corporation at will and without material liability for any severance, termination or similar post-termination payment or benefit except as required by applicable Legal Requirements, and (ii) outside of the United States can be terminated without material liability for any severance, termination, pension or similar post-termination payment or benefits in excess of amounts (including notice pay) strictly required by applicable Legal Requirements.

(b) Except as set forth in Part 3.16(b) of the RFMD Disclosure Schedule, none of the RFMD Corporations is a party to, or has a duty to bargain for, any collective bargaining agreement or other Contract with a labor organization or works council representing any of its employees and there are no labor organizations or works councils representing, purporting to represent or, to the Knowledge of RFMD, seeking to represent any employees of any of the RFMD Corporations. Since January 1, 2012, there has not been any strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, question concerning representation, union organizing activity, or any threat thereof, or any similar activity or dispute, affecting any of the RFMD Corporations or any of their employees. There is not now pending, and no Person has threatened to commence, any such strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, question regarding representation or union organizing activity or any similar activity or dispute. Except as set forth in Part 3.16(b) of the RFMD Disclosure Schedule, there is no claim or grievance pending or, to the Knowledge of RFMD, threatened relating to any employment Contract, wages and hours, leave of absence, plant closing notification, employment statute or regulation, work rule (together with all policies and supplements related thereto), privacy right, labor dispute, workers’ compensation policy or long-term disability policy, safety, retaliation, immigration or discrimination matters involving any RFMD Associate, including charges of unfair labor practices or harassment complaints.

(c) RFMD has Made Available to TriQuint an accurate and complete list, by country and as of the date hereof, of each RFMD Employee Plan and each RFMD Employee Agreement. None of the RFMD Corporations or RFMD Affiliates intends, and none of the RFMD Corporations or RFMD Affiliates has committed, to establish or enter into any new RFMD Employee Plan or RFMD Employee Agreement, or to modify any RFMD Employee Plan or RFMD Employee Agreement (except to conform any such RFMD Employee Plan or RFMD Employee Agreement to the requirements of any applicable Legal Requirements, in each case as previously disclosed to TriQuint in writing or as required by this Agreement).

(d) RFMD has Made Available to TriQuint accurate and complete copies of, to the extent applicable,: (i) all documents setting forth the terms of each RFMD Employee Plan and each RFMD Employee Agreement, including all amendments thereto and all related trust documents; (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under applicable Legal Requirements in connection with each RFMD Employee Plan; (iii) if the RFMD Employee Plan is subject to the minimum funding standards of Section 302 of ERISA, the most recent annual and periodic accounting of RFMD Employee Plan assets, if any; (iv) the most recent summary plan description together with the summaries of material modifications thereto, if any, required under ERISA or any similar Legal Requirement with respect to each RFMD Employee Plan; (v) all material written Contracts relating to each RFMD Employee Plan, including administrative service agreements and group insurance contracts; (vi) all discrimination tests required under the Code for each RFMD Employee Plan intended to be qualified under Section 401(a) of the Code for the three most recent plan years; and (vii) the most recent IRS determination, opinion or advisory letter issued with respect to each RFMD Employee Plan intended to be qualified under Section 401(a) of the Code.

(e) Each of the RFMD Corporations and RFMD Affiliates has performed in all material respects all obligations required to be performed by it under each RFMD Employee Plan, and each RFMD Employee Plan has been established, maintained, administered and funded in all material respects in accordance with its terms and in compliance with all applicable Legal Requirements. Any RFMD Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter as to its qualified status under the Code or is a prototype or volume submitter plan entitled, under applicable IRS guidance, to rely on the favorable opinion or advisory letter issued to the sponsor of such prototype or volume submitter plan. To the Knowledge of RFMD, no event has occurred and no circumstance or condition exists that could reasonably be expected to result in the disqualification of any such RFMD Employee Plan. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any RFMD Employee Plan. Each RFMD Employee Plan (other than any RFMD Employee Plan to be terminated prior to the Effective Time in accordance with this Agreement) can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to TriQuint, any of the RFMD Corporations or any RFMD Affiliate (other than any liability for ordinary administration expenses and benefits accrued as of the date of amendment, termination or discontinuance). There are no audits or inquiries pending or, to the Knowledge of RFMD, threatened by the IRS, the DOL or any other Governmental Body with respect to any RFMD Employee Plan. None of the RFMD Corporations, and no RFMD Affiliate, has ever incurred: (i) any material penalty or Tax with respect to any RFMD Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code; or (ii) any material penalty or Tax under applicable Legal Requirements with respect to any RFMD Employee Plan or RFMD Employee Agreement. Each of the RFMD Corporations and RFMD Affiliates has made all contributions and other payments required by and due under the terms of each RFMD Employee Plan. Neither the terms nor the performance of any RFMD Employee Agreement or RFMD Employee Plan could reasonably be expected to result in gross income inclusion after the Effective Time pursuant to Section 409A(a)(1)(A) of the Code. All RFMD Foreign Plans required to have been approved by any Governmental Body have been so approved, no such approval has been revoked (or, to the Knowledge of RFMD, has revocation been threatened) and no event has occurred to the Knowledge of RFMD since the date of the most recent approval or application therefor relating to any such RFMD Foreign Plan that would reasonably be expected to materially affect any such approval relating thereto or materially increase the costs relating thereto.

(f) None of the RFMD Corporations, and no RFMD Affiliate, has ever maintained, established, sponsored, participated in or contributed to any: (i) employee benefit plan that is (or was) subject to Section 302 or Title IV of ERISA or Section 412 of the Code; (ii) “multiemployer plan” within the meaning of Section 3(37) or 4001(a)(3) of ERISA; or (iii) plan described in Section 413(c) of the Code. No RFMD Employee Plan is or has been funded by, associated with or related to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code. None of the RFMD Corporations, and no RFMD Affiliate, has ever maintained, established, sponsored, participated in or contributed to any RFMD Pension Plan in which stock of any of the RFMD Corporations or any RFMD Affiliate is or was held as a plan asset. Except as set forth in Part 3.16(f) of the RFMD Disclosure Schedule, the fair market value of the assets of each funded RFMD Foreign Plan, the liability of each insurer for any RFMD Foreign Plan funded through insurance, or the book reserve established for any RFMD Foreign Plan, together with any accrued contributions, is sufficient to procure or provide in full for the accrued benefit obligations, with respect to all current and former participants in such RFMD Foreign Plan according to the reasonable actuarial assumptions and valuations most recently used to determine employer contributions to and obligations under such RFMD Foreign Plan, and no Contemplated

Transaction will cause any such assets or insurance obligations to be less than such benefit obligations. There are no material liabilities of the RFMD Corporations with respect to any RFMD Employee Plan that are not properly accrued and reflected in the financial statements of RFMD in accordance with GAAP.

(g) Except as set forth in Part 3.16(g) of the RFMD Disclosure Schedule, none of the RFMD Corporations, and no RFMD Affiliate, maintains, sponsors or contributes to any RFMD Employee Plan that is a “group health plan,” as defined in Section 5000(b)(1) of the Code, and that is, in whole or in part, self-funded or self-insured. No RFMD Employee Plan provides (except at no cost to the RFMD Corporations or any RFMD Affiliate), or reflects or represents any liability of any of the RFMD Corporations or any RFMD Affiliate to provide, post-termination or retiree life insurance, post-termination or retiree health benefits or other post-termination or retiree employee welfare benefits to any Person for any reason, except (i) as may be required by COBRA or other applicable Legal Requirements, (ii) benefits through the end of the month of termination of employment, (iii) death benefits attributable to deaths occurring at or prior to termination of employment, (iv) disability benefits attributable to disabilities occurring at or prior to termination of employment, and (v) conversion rights. Other than commitments made that involve no future costs to any of the RFMD Corporations or any RFMD Affiliate, none of the RFMD Corporations nor any RFMD Affiliate has ever represented, promised or contracted (whether in oral or written form) to any RFMD Associate (either individually or to RFMD Associates as a group) or any other Person that such RFMD Associate(s) or other Person would be provided with post-termination or retiree life insurance, post-termination or retiree health benefit or other post-termination or retiree employee welfare benefits, except (i) to the extent required by applicable Legal Requirements, (ii) benefits through the end of the month of termination of employment, (iii) death benefits attributable to deaths occurring at or prior to termination of employment, (iv) disability benefits attributable to disabilities occurring at or prior to termination of employment, and (v) conversion rights.

(h) Except as set forth in Part 3.16(h) of the RFMD Disclosure Schedule, neither the execution of this Agreement nor the consummation of the Contemplated Transactions will or could reasonably be expected to (either alone or upon the occurrence of termination of employment) constitute an event under any RFMD Employee Plan, RFMD Employee Agreement, trust or loan that will or may result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any RFMD Associate.

(i) Except as set forth in Part 3.16(i) of the RFMD Disclosure Schedule, each of the RFMD Corporations and RFMD Affiliates: (i) is, and at all times has been, in compliance in all material respects with any Order or arbitration award of any court, arbitrator or any Governmental Body respecting employment, employment practices, terms and conditions of employment, wages, hours or other labor related matters; (ii) has withheld and reported all amounts required by applicable Legal Requirements or by Contract to be withheld and reported with respect to wages, salaries and other payments to RFMD Associates; (iii) is not liable for any arrears of wages or any Taxes or any interest or penalty for failure to comply with the Legal Requirements applicable of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security, social charges or other benefits or obligations for RFMD Associates (other than routine payments to be made in the normal course of business and consistent with past practice).

(j) Except as set forth on Part 3.16(j) of the RFMD Disclosure Schedule, there is no agreement, plan, arrangement or other Contract covering any RFMD Associate, and no payments have been made or will be made to any RFMD Associate, that, considered individually or considered collectively with any other such Contracts or payments, will, or could reasonably be expected to, be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code or give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 162(m) of the Code (or any comparable provision under state or foreign Tax laws). No RFMD Corporation is a party to or has any obligation under any Contract to compensate any Person for excise taxes payable pursuant to Section 4999 of the Code or for additional taxes payable pursuant to Section 409A of the Code.

(k) Since January 1, 2012, none of the RFMD Corporations has effectuated a “plant closing,” partial “plant closing,” “relocation”, “mass layoff” or “termination” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar Legal Requirement) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any of the RFMD Corporations.

3.17 Environmental Matters.

(a) Since January 1, 2012, none of the RFMD Corporations has received any written notice (or, to the Knowledge of RFMD, any other communication, whether written or otherwise), whether from a Governmental Body, citizens group, RFMD Associate or otherwise, that alleges that any of the RFMD Corporations is not or might not be in compliance in any material respect with any Environmental Law (as defined in Section 3.17(e)), which non-compliance has not been cured or for which there is any remaining material liability.

(b) Except as set forth on Part 3.17(b) of the RFMD Disclosure Schedule, to the Knowledge of RFMD, (i) All RFMD Owned Real Property, RFMD Leased Real Property and any other property that is or was leased to or controlled or used by any of the RFMD Corporations, and all surface water, groundwater and soil associated with or adjacent to such property, is free of any Materials of Environmental Concern (as defined in Section 3.17(e)) or material environmental contamination except as would not reasonably be expected to require any corrective action or other remedial obligations under Environmental Laws; (ii) none of the RFMD Owned Real Property, RFMD Leased Real Property or any other property that is or was leased to or controlled or used by any of the RFMD Corporations contains any underground storage tanks, asbestos, equipment using PCBs or underground injection wells; and (iii) none of the RFMD Owned Real Property, RFMD Leased Real Property or any other property that is or was leased to or controlled or used by any of the RFMD Corporations contains any septic tanks in which process wastewater or any Materials of Environmental Concern have been Released (as defined in Section 3.17(e)).

(c) To the Knowledge of RFMD, no RFMD Corporation has ever sent or transported, or arranged to send or transport, any Materials of Environmental Concern to a site that, pursuant to any applicable Environmental Law: (i) has been placed on the “National Priorities List” of hazardous waste sites or any similar state list; (ii) is otherwise designated or identified as a potential site for remediation, cleanup, closure or other environmental remedial activity; or (iii) is subject to a Legal Requirement to take “removal” or “remedial” action as detailed in any applicable Environmental Law or to make payment for the cost of cleaning up any site.

(d) None of the RFMD Corporations has entered into any RFMD Contract that may require any of them to guarantee, reimburse, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws, or the activities of the RFMD Corporations or any other Person relating to Materials of Environmental Concern.

(e) For purposes of this Agreement: (i) “Environmental Law” means any Legal Requirement relating to pollution, worker safety, exposure of any individual to Materials of Environmental Concern or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any Legal Requirement relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern, including any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any product take-back or product content requirements such as European Directive 2002/96/EC on waste electrical and electronic equipment or European Directive 2002/95/EC on the restriction of the use of certain hazardous substances in electrical and electronic equipment and other similar Legal Requirements; (ii) “Materials of Environmental Concern” include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment; and (iii) “Release” means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping or other releasing into the environment, whether intentional or unintentional.

3.18 Insurance. Each material insurance policy and self-insurance program and arrangement relating to the business, assets and operations of the RFMD Corporations is in full force and effect. Since January 1, 2012, none of the RFMD Corporations has received any written notice (or, to the Knowledge of RFMD, any other communication, whether written or otherwise) regarding any actual or possible: (a) cancellation or invalidation of any material insurance policy; (b) refusal of any coverage or rejection of any material claim under any material insurance policy; or (c) material adjustment in the amount of the premiums payable with respect to any material insurance policy. There is no pending workers’ compensation or other claim under or based upon any material insurance policy of any of the RFMD Corporations involving an amount in excess of $100,000 in any individual case or $500,000 in the aggregate.

3.19 Transactions with Affiliates. Except as set forth in the RFMD SEC Documents filed prior to the date of this Agreement, during the period commencing on the date of RFMD’s last proxy statement filed with the SEC through the date of this Agreement, no event has occurred that would be required to be reported by RFMD pursuant to Item 404 of Regulation S-K promulgated by the SEC.

3.20 Legal Proceedings; Orders.

(a) Except as set forth in Part 3.20(a) of the RFMD Disclosure Schedule, there is no pending Legal Proceeding, and (to the Knowledge of RFMD) no Person has threatened to commence any material Legal Proceeding: (i) that involves any of the RFMD Corporations, or any business of any of the RFMD Corporations, any of the assets owned, leased or used by any of the RFMD Corporations; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Mergers or any of the other Contemplated Transactions.

(b) There is no Order to which any of the RFMD Corporations, or any of the assets owned or used by any of the RFMD Corporations, is subject. To the Knowledge of RFMD, no officer or other key employee of any of the RFMD Corporations is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the RFMD Corporations.

3.21 Authority; Binding Nature of Agreement. RFMD has the corporate right, power and authority to enter into and, subject to obtaining the Required RFMD Shareholder Vote (as defined in Section 3.22), to perform its obligations under this Agreement. The RFMD Board (at a meeting duly called and held) has: (a) unanimously determined that the RFMD Merger is advisable and fair to, and in the best interests of, RFMD and its shareholders; (b) unanimously adopted this Agreement, and approved the execution, delivery and performance of this Agreement by RFMD and the RFMD Merger; and (c) unanimously recommended the approval of this Agreement by the holders of RFMD Common Stock and directed that this Agreement and the RFMD Merger be submitted for consideration by RFMD’s shareholders at the RFMD Shareholders’ Meeting (as defined in Section 6.2). Assuming the due authorization, execution and delivery of this Agreement by TriQuint, this Agreement constitutes the legal, valid and binding obligation of RFMD, enforceable against RFMD in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency, the relief of debtors and creditors’ rights generally; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.22 Vote Required. The affirmative vote of the holders of a majority of the voting power of the shares of RFMD Common Stock outstanding on the record date for the RFMD Shareholders’ Meeting (the “Required RFMD Shareholder Vote”) is the only vote of the holders of any class or series of RFMD’s capital stock necessary to approve this Agreement.

3.23 Inapplicability of Article 9 of the NCBCA and other Anti-takeover Statutes. The RFMD Board has taken all actions necessary to ensure that the restrictions applicable to business combinations contained in Article 9 of the NCBCA are not, and will not be, applicable to the execution, delivery or performance of this Agreement or to the consummation of the Mergers or any of the other Contemplated Transactions. To the Knowledge of RFMD, no state takeover statute or similar Legal Requirement applies or purports to apply to the Mergers, this Agreement or any of the Contemplated Transactions.

3.24 Non-Contravention; Consents. Assuming compliance with the applicable provisions of the NCBCA, the HSR Act, any foreign antitrust Legal Requirements and the listing requirements of the NASDAQ Global Select Market, neither (1) the execution and delivery of this Agreement by RFMD, nor (2) the consummation of the Mergers or any of the other Contemplated Transactions, would reasonably be expected to, directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of: (i) any of the provisions of the articles of incorporation, bylaws or other charter or organizational documents of any of the RFMD Corporations; or (ii) any resolution approved by the shareholders, the board of directors or any committee of the board of directors of any of the RFMD Corporations;

(b) contravene, conflict with or result in a violation of, any Legal Requirement or any Order to which any of the RFMD Corporations, or any of the assets owned or used by any of the RFMD Corporations, is subject;

(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the RFMD Corporations or that otherwise relates to the business of any of the RFMD Corporations or to any of the assets owned or used by any of the RFMD Corporations;

(d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any RFMD Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any such RFMD Material Contract; (ii) a rebate, chargeback, penalty or change in delivery schedule under any such RFMD Material Contract; (iii) accelerate the maturity or performance of any such RFMD Material Contract; or (iv) cancel, terminate or modify any right, benefit, obligation or other term of such RFMD Material Contract;

(e) result in the imposition or creation of any Encumbrance upon or with respect to any tangible asset owned or used by any of the RFMD Corporations (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of any of the RFMD Corporations); or

(f) result in the disclosure or delivery to any escrowholder or other Person of any RFMD IP (including RFMD Source Code), or the transfer of any material asset of any of the RFMD Corporations to any Person.

Except as may be required by the Exchange Act, the NCBCA, the HSR Act, any foreign antitrust Legal Requirement and the listing requirements of the NASDAQ Global Select Market (as they relate to the Joint Proxy Statement/Prospectus), none of the RFMD Corporations was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with: (x) the execution, delivery or performance of this Agreement; or (y) the consummation of the Mergers or any of the other Contemplated Transactions.

3.25 Opinion of Financial Advisor. The RFMD Board has received the opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated (“BofA Merrill Lynch”), financial advisor to RFMD, to the effect that, as of the date of such opinion and subject to the assumptions, qualifications and limitations set forth in such opinion, taking into account the Mergers, the RFMD Exchange Ratio is fair, from a financial point of view, to the holders of RFMD Common Stock (excluding RFMD, TriQuint and their respective affiliates).

3.26 Financial Advisor. Except for BofA Merrill Lynch, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Mergers or any of the other Contemplated Transactions based upon arrangements made by or on behalf of any of the RFMD Corporations.

3.27 Disclosure. None of the information to be supplied by or on behalf of RFMD for inclusion or incorporation by reference in the Form S-4 Registration Statement will, at the time the Form S-4 Registration Statement is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of RFMD for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus will, at the time the Joint Proxy Statement/Prospectus is mailed to the shareholders of RFMD or the stockholders of TriQuint or at the time of the RFMD Shareholders’ Meeting (or any adjournment or postponement thereof) or the TriQuint Stockholders’ Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Joint Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. No representation or warranty is made by RFMD with respect to statements made or incorporated by reference in the Form S-4 Registration Statement or the Joint Proxy Statement/Prospectus based on information supplied by any party other than any RFMD Corporation for inclusion or incorporation by reference in the Form S-4 Registration Statement or the Joint Proxy Statement/Prospectus.

Section 4. REPRESENTATIONS AND WARRANTIES OF TRIQUINT

Except as set forth or incorporated by reference in the TriQuint SEC Documents (excluding: (x) any disclosure in any such TriQuint SEC Document set forth in any risk factor section or in any section relating to forward-looking statements; and (y) any statements or disclosures that are predictive or forward-looking in nature, including statements about potential future risks or liabilities arising from existing facts and circumstances), TriQuint represents and warrants to RFMD as follows (it being understood that each statement contained in this Section 4 is subject to: (a) the exceptions and disclosures set forth in the part or subpart of the TriQuint Disclosure Schedule corresponding to the particular Section or subsection in this Section 4 in which such representation and warranty appears; and (b) any exception or disclosure set forth in any other part or subpart of the TriQuint Disclosure Schedule to the extent it is reasonably apparent from the wording of such exception that such exception or disclosure applies to such representation and warranty):

4.1 Subsidiaries; Due Organization; Etc.

(a) Part 4.1(a) of the TriQuint Disclosure Schedule identifies each Subsidiary of the TriQuint and indicates its jurisdiction of organization. Neither TriQuint nor any of the Entities identified in Part 4.1(a) of the TriQuint Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Part 4.1(a) of the TriQuint Disclosure Schedule. No Subsidiary of TriQuint has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

(b) Each of the TriQuint Corporations is a corporation or other Entity duly organized, validly existing and in good standing (or equivalent status) under the laws of the jurisdiction of its incorporation or formation and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound, except, in the case of clauses (i) through (iii) of this sentence, as would not have and would not reasonably be expected to have or result in a TriQuint Material Adverse Effect.

(c) Each of the TriQuint Corporations (in jurisdictions that recognize the following concepts) is qualified to do business as a foreign corporation or other foreign Entity, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification, except for jurisdictions in which the failure to be so qualified, individually or in the aggregate, would not have a TriQuint Material Adverse Effect.

4.2 Certificate of Incorporation and Bylaws. TriQuint has Made Available to RFMD accurate and complete copies of the certificate of incorporation and bylaws of TriQuint, including all amendments thereto. TriQuint has Made Available to RFMD accurate and complete copies of the charters of all committees of the TriQuint Board.

4.3 Capitalization, Etc.

(a) As of February 18, 2014, the authorized capital stock of TriQuint consists of: (i) 600,000,000 shares of TriQuint Common Stock, of which 163,762,526 shares have been issued and were outstanding; and (ii) 5,000,000 shares of TriQuint Preferred Stock, of which (i) 25,000 have been designated Series A Participating Preferred Stock and (ii) no shares have been issued or were outstanding. TriQuint holds no shares of its capital stock in its treasury as of February 18, 2014. All of the outstanding shares of TriQuint Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. None of the TriQuint Corporations (other than TriQuint) holds any shares of TriQuint Common Stock or any rights to acquire shares of TriQuint Common Stock.

(b) Except as set forth on Part 4.3(b) of the TriQuint Disclosure Schedule, (i) none of the outstanding shares of TriQuint Common Stock is entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right, except that the TriQuint Restricted Stock is subject to a right of repurchase in favor of TriQuint; (ii) none of the outstanding shares of TriQuint Common Stock is subject to any right of first refusal in favor of TriQuint; and (iii) there is no TriQuint Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of TriQuint Common Stock or any securities of any Significant Subsidiary of any of the TriQuint Corporations. None of the TriQuint Corporations is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of TriQuint Common Stock or other securities.

(c) As of February 18, 2014: (i) 32,281,939 shares of TriQuint Common Stock are subject to issuance pursuant to TriQuint Options; (ii) 3,215,854 shares of TriQuint Common Stock are reserved for future issuance pursuant to the TriQuint ESPP; (iii) 239,826 shares of TriQuint Common Stock are reserved for future issuance pursuant to TriQuint RSUs; (iv) 199,236 shares of TriQuint Common Stock are reserved for future issuance pursuant to TriQuint MSUs; and (v) 2,725,520 shares of TriQuint Common Stock are reserved for future issuance pursuant to equity awards not yet granted under the TriQuint Equity Plans.

(d) [Reserved]

(e) Except as set forth in Sections 4.3(a), 4.3(b) and 4.3(c) or in Part 4.3(e) of the TriQuint Disclosure Schedule, as of the date of this Agreement, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of any of the TriQuint Corporations; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the TriQuint Corporations; (iii) outstanding or authorized stock appreciation rights, phantom stock, profit participation or similar rights or equity-based awards with respect to any of the TriQuint Corporations; or (iv) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which any of the TriQuint Corporations is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

(f) All outstanding shares of TriQuint Common Stock, and all options and other securities of the TriQuint Corporations, have been issued and granted in compliance in all material respects with: (i) all applicable securities laws and other applicable Legal Requirements; and (ii) all requirements set forth in applicable Contracts.

(g) All of the outstanding shares of capital stock of each of TriQuint’s Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and free of preemptive rights, and are owned beneficially and of record by TriQuint (except with respect to those TriQuint Subsidiaries organized under the laws of foreign jurisdictions where shares of capital stock are required under applicable Legal Requirements to be held by one or more directors, employees or agents of such Subsidiary, in each case as disclosed in Part 4.3(g) of the TriQuint Disclosure Schedule), free and clear of any Encumbrances (other than restrictions on transfer imposed by applicable securities laws).

4.4 SEC Filings; Financial Statements.

(a) TriQuint has Made Available to RFMD accurate and complete copies of all registration statements, proxy statements, TriQuint Certifications (as defined below) and other statements, reports, schedules, forms and other documents filed by TriQuint with the SEC since January 1, 2011, including all amendments thereto (collectively, the “TriQuint SEC Documents”). All statements, reports, schedules, forms and other documents required to have been filed by TriQuint or its officers with the SEC have been so filed on a timely basis. None of TriQuint’s Subsidiaries is required to file any documents with the SEC. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the TriQuint SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the TriQuint SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected: (A) in the case of TriQuint SEC Documents filed or furnished on or prior to the date of this Agreement that were amended or superseded on or prior to the date of this Agreement, by the filing or furnishing of the applicable amending or superseding TriQuint SEC Document; and (B) in the case of TriQuint SEC Documents filed or furnished after the date of this Agreement that are amended or superseded prior to the Initial Effective Time, by the filing or furnishing of the applicable amending or superseding TriQuint SEC Document. The certifications and statements relating to the TriQuint SEC Documents required by: (A) Rule 13a-14 or Rule 15d-14 under the Exchange Act; (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act); or (C) any other rule or regulation promulgated by the SEC or applicable to the TriQuint SEC Documents (collectively, the “TriQuint Certifications”) are accurate and complete, and comply as to form and content with all applicable Legal Requirements. As used in this Section 4.4, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is filed, furnished, submitted, supplied or otherwise made available to the SEC or any member of its staff.

(b) TriQuint maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that all material information concerning the TriQuint Corporations required to be disclosed by TriQuint in the reports that it is required to file, submit or furnish under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. TriQuint has Made Available to RFMD accurate and complete copies of all written descriptions of, and all policies, manuals and other documents promulgating, such disclosure controls and procedures. As of the date of this Agreement, TriQuint is in compliance in all material respects with the applicable listing requirements of the NASDAQ Global Select Market, and has not since January 1, 2011 received any written (or, to the Knowledge of TriQuint, written or verbal) notice asserting any non-compliance with the listing requirements of the NASDAQ Global Select Market.

(c) The financial statements (including any related notes) contained or incorporated by reference in the TriQuint SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments); and (iii) fairly present all material respects the consolidated financial position of TriQuint and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of TriQuint and its consolidated Subsidiaries for the periods covered thereby. No financial statements of any Person other than the TriQuint Corporations are required by GAAP to be included in the consolidated financial statements of TriQuint contained or incorporated by reference in TriQuint SEC Documents.

(d) TriQuint’s auditor has at all times since the date of enactment of the Sarbanes-Oxley Act been, to the Knowledge of TriQuint: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) “independent” with respect to TriQuint within the meaning of Regulation S-X under the Exchange Act; and (iii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder. To the Knowledge of TriQuint, all non-audit services performed by TriQuint’s auditors for the TriQuint Corporations that were required to be approved in accordance with Section 202 of the Sarbanes-Oxley Act were so approved.

(e) TriQuint maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the TriQuint Corporations; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and directors of TriQuint; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the TriQuint Corporations that could have a material effect on the financial statements. TriQuint’s management has completed an assessment of the effectiveness of TriQuint’s system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2013, and such assessment concluded that such controls were effective and TriQuint’s independent registered accountant has issued (and not subsequently withdrawn or qualified) an attestation report concluding that TriQuint maintained effective internal control over financial reporting as of December 31, 2013. To the Knowledge of TriQuint, since December 31, 2013, neither TriQuint nor any of its Subsidiaries nor TriQuint’s independent registered accountant has identified or been made aware of: (A) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by the TriQuint Corporations; (B) any illegal act or fraud, whether or not material, that involves TriQuint’s management or other employees; or (C) any claim or allegation regarding any of the foregoing.

(f) Part 4.4(f) of the TriQuint Disclosure Schedule lists, and TriQuint has Made Available to RFMD accurate and complete copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K under the Exchange Act) currently in effect or effected by any of the TriQuint Corporations since January 1, 2011. None of the TriQuint Corporations has any obligation or other commitment to become a party to any such “off-balance sheet arrangements” in the future.

4.5 Absence of Changes. Between December 31, 2013 and the date of this Agreement:

(a) there has not been any TriQuint Material Adverse Effect, and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, would reasonably be expected to have or result in a TriQuint Material Adverse Effect;

(b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the material assets of any of the TriQuint Corporations (whether or not covered by insurance);

(c) none of the TriQuint Corporations has: (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock; or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities (other than (A) any repurchase or forfeiture of TriQuint Restricted Stock in connection with termination of employment of the previous holder of such TriQuint Common Stock that were made in the ordinary course of business and consistent with past practices, and (B) pursuant to TriQuint’s net share settlement program);

(d) none of the TriQuint Corporations has sold, issued or granted, or authorized the issuance of: (i) any capital stock or other security (except for TriQuint Common Stock issued upon the valid exercise of outstanding TriQuint Options, upon the vesting of outstanding TriQuint RSUs and TriQuint MSUs and pursuant to the TriQuint ESPP in the ordinary course of business); (ii) any option, warrant or right to acquire any capital stock or any other security (except for TriQuint Options, TriQuint RSUs and TriQuint MSUs identified in Part 4.3(d) of the TriQuint Disclosure Schedule); or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

(e) TriQuint has not amended or waived any of its rights under, or permitted the acceleration of vesting under: (i) any provision of any of TriQuint Equity Plans; (ii) any provision of any Contract evidencing any outstanding TriQuint Option; (iii) any restricted stock or restricted stock unit agreement; or (iv) any other Contract evidencing or relating to any equity award (whether payable in cash or stock);

(f) there has been no amendment to the certificate of incorporation or bylaws of TriQuint, and none of the TriQuint Corporations has effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(g) the TriQuint Corporations have not made any capital expenditures that in the aggregate exceed $5,000,000 in excess of the approved budgets of TriQuint Corporations Made Available to RFMD;

(h) none of the TriQuint Corporations has written off as uncollectible, or established any extraordinary reserve with respect to, any material account receivable or other material indebtedness;

(i) none of the TriQuint Corporations has: (i) lent any money to any Person (other than extensions of credit to trade creditors, intercompany indebtedness, short-term advances made to non-executive officer employees which have subsequently been repaid and routine travel and business expense advances made to employees, in each case in the ordinary course of business); or (ii) incurred or guaranteed any indebtedness for borrowed money, other than to trade creditors in the ordinary course of business;

(j) none of the TriQuint Corporations has: (i) adopted, established or entered into any TriQuint Employee Plan or TriQuint Employee Agreement; (ii) caused or permitted any TriQuint Employee Plan to be amended in any material respect; or (iii) materially increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to any of its directors, officers, statutory auditors or other employees;

(k) none of the TriQuint Corporations has changed any of its methods of accounting or accounting practices in any material respect except as required by concurrent changes in GAAP or SEC rules and regulations;

(l) none of the TriQuint Corporations has made any material Tax election;

(m) none of the TriQuint Corporations has commenced or settled any material Legal Proceeding, and there has been no judgment in favor of a plaintiff in any material Legal Proceeding in which a TriQuint Corporation is a defendant;

(n) none of the TriQuint Corporations has entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with past practices; and

(o) none of the TriQuint Corporations has agreed or committed to take any of the actions referred to in clauses “(c)” through “(n)” above.

4.6 Title to Assets. The TriQuint Corporations own, and have good and valid title to, all assets purported to be owned by them, including: (a) all material assets reflected on the TriQuint Balance Sheet (except for inventory sold or otherwise disposed of in the ordinary course of business since the date of the TriQuint Balance Sheet); and (b) all other material assets reflected in the books and records of the TriQuint Corporations as being owned by the TriQuint Corporations. All of said assets are owned by the TriQuint Corporations free and clear of any Encumbrances, except for TriQuint Permitted Encumbrances. The TriQuint Corporations are the lessees of, and hold valid leasehold interests in, all assets purported to have been leased by them, including: (A) all assets reflected as leased on the TriQuint Balance Sheet; and (B) all other assets reflected in the books and records of the TriQuint Corporations as being leased to the TriQuint Corporations, and the TriQuint Corporations enjoy undisturbed possession of such leased assets.

4.7 Loans; Customers.

(a) Part 4.7(a) of the TriQuint Disclosure Schedule contains an accurate and complete list as of the date of this Agreement of all outstanding loans and advances made by any of the TriQuint Corporations to any TriQuint Associate, other than routine travel and business expense advances made to directors or officers or other employees in the ordinary course of business.

(b) Part 4.7(b) of the TriQuint Disclosure Schedule accurately identifies greater of either (i) the TriQuint Corporations’ top 10 customers by segment, or (ii) the customers that together contribute 75% of the TriQuint Corporations’ consolidated revenue by segment, in each case, in each of the fiscal years ended in December 31, 2011 and December 31, 2012 based on the revenues received by TriQuint Corporations in such years, and provides an accurate and complete breakdown of the revenues received from each such customer in each of such fiscal years. TriQuint has not received any written notice (or, to the Knowledge of TriQuint, any other communication, whether written or otherwise, other than ordinary course negotiations) indicating that any customer or other Person identified or required to be identified in Part 3.7(b) of the TriQuint Disclosure Schedule may cease dealing with or materially reduce its orders from any of the TriQuint Corporations or materially reduce its overall future business with the TriQuint Corporations from the current level of business.

4.8 Equipment; Real Property; Leasehold.

(a) All material items of equipment and other tangible assets owned by or leased to and necessary for the operation of the TriQuint Corporations are adequate for the uses to which they are being put, are in good and safe condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the businesses of the TriQuint Corporations in the manner in which such businesses are currently being conducted.

(b) TriQuint has Made Available to RFMD accurate and complete legal descriptions of all parcels of real property owned by the respective TriQuint Corporations. (The real property and all buildings, structures, fixtures and other improvements described in the immediately preceding sentence are referred to as the “TriQuint Owned Real Property.”) Except as set forth on Part 4.8(b) of the TriQuint Disclosure Schedule, the TriQuint Corporations have good, marketable and indefeasible fee title to the TriQuint Owned Real Property, free and clear of any Encumbrances, except for TriQuint Permitted Encumbrances. All water, sewer, gas, electricity, telephone and other utilities and utility services necessary for the conduct of the businesses of the TriQuint Corporations at or upon the TriQuint Owned Real Property are being supplied to the TriQuint Owned Real Property and are presently installed and operating properly.

(c) TriQuint has Made Available accurate and complete copies of each lease pursuant to which any of the TriQuint Corporations leases real property from any other Person for annual rent payments in excess of $200,000. (All real property leased to the TriQuint Corporations pursuant to the real property leases described in the immediately preceding sentence, including all buildings, structures, fixtures and other improvements leased to the TriQuint Corporations, is referred to as the “TriQuint Leased Real Property.”) To the Knowledge of TriQuint, there is no existing plan or study by any Governmental Authority or by any other Person that challenges or otherwise adversely affects the continuation of the use or operation of any TriQuint Leased Real Property. Part 4.8(c) of the TriQuint Disclosure Schedule contains an accurate and complete list of all subleases, occupancy agreements and other TriQuint Contracts granting to any Person (other than any TriQuint Corporation) a right of use or occupancy of any of the TriQuint Leased Real Property. Except as set forth in the leases or subleases identified in Part 4.8(c) of the TriQuint Disclosure Schedule, there is no Person in possession of any TriQuint Leased Real Property other than a TriQuint Corporation. Since January 1, 2009, none of the TriQuint Corporations has received any written notice (or, to the Knowledge of TriQuint, any other communication, whether written or otherwise) of a default, alleged failure to perform, or any offset or counterclaim with respect to any occupancy agreement with respect to any TriQuint Leased Real Property which has not been fully remedied and withdrawn.

4.9 Intellectual Property.

(a) Part 4.9(a) of the TriQuint Disclosure Schedule accurately identifies:

(i) in Part 4.9(a)(i) of the TriQuint Disclosure Schedule: (A) each item of Registered IP, other than trademarks, that is material to the business of the TriQuint Corporations as conducted on the date of this Agreement, in which any of the TriQuint Corporations has or purports to have an ownership interest of any nature (whether solely, jointly with another Person or otherwise) (the “TriQuint Material Registered IP”); (B) the jurisdiction in which such TriQuint Material Registered IP has been registered or filed and the applicable registration or serial number; and (C) the owner(s) of record of such item of TriQuint Material Registered IP;

(ii) in Part 4.9(a)(ii) of the TriQuint Disclosure Schedule, each Contract pursuant to which any Intellectual Property Rights or Intellectual Property, in each case that is material to the business of the TriQuint Corporations as conducted on the date of this Agreement, is licensed to any TriQuint Corporation (other than software license agreements for third party software that is neither: (1) bundled, included, used in, licensed or distributed with any TriQuint Product or TriQuint Product Software or part of any TriQuint Product or TriQuint Product Software; nor (2) used to manufacture, develop, support, maintain or test any TriQuint Product or TriQuint Product Software having an annual license fee of more than $100,000) (for purposes of this Agreement, a covenant not to sue or not to assert infringement claims shall be deemed to be equivalent to a license); and

(iii) in Part 4.9(a)(ii) of the TriQuint Disclosure Schedule, each Contract pursuant to which any of the TriQuint Corporations has granted any license under, or otherwise transferred or conveyed any material right or interest in, any material TriQuint IP (other than nonexclusive licenses granted in the ordinary course of business).

(b) One or more of the TriQuint Corporations, as applicable, own all right, title and interest to and in the TriQuint IP (other than Intellectual Property Rights or Intellectual Property licensed to one or more of the TriQuint Corporations or that one or more of the TriQuint Corporations otherwise has the right to use) free and clear of any Encumbrances (other than licenses identified in Part4.9(a)(a)(ii) of the TriQuint Disclosure Schedule, TriQuint Permitted Encumbrances, or any other licenses granted by any TriQuint Corporation), in each case except as would not have or result in and would not reasonably be expected to have or result in a TriQuint Material Adverse Effect; provided, however, the foregoing representation is subject to the Knowledge of TriQuint with respect to patents owned by third parties under which a license may be need to practice the

TriQuint IP. Each TriQuint Corporation has taken reasonable steps to maintain the confidentiality of the material trade secrets owned by any of the TriQuint Corporations, except as would not have or result in and would not reasonably be expected to have or result in a TriQuint Material Adverse Effect.

(c) All TriQuint Material Registered IP that has been registered or issued is, to the Knowledge of TriQuint, valid, subsisting and enforceable, in each case except as would not have or result in and would not reasonably be expected to have or result in a TriQuint Material Adverse Effect.

(d) Neither the execution, delivery or performance of this Agreement nor the consummation of any of the Contemplated Transactions will, or would reasonably be expected to, with or without notice or the lapse of time, result in or give any other Person the right or option to cause, create, impose or declare: (i) loss of, or Encumbrance (other than any TriQuint Permitted Encumbrance) on, any material TriQuint IP; or (ii) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the TriQuint IP, in each case pursuant to any Contract to which any TriQuint Corporation is bound prior to the Closing, in each case except as would not have or result in and would not reasonably be expected to have or result in a TriQuint Material Adverse Effect.

(e) To the Knowledge of TriQuint, none of the TriQuint Corporations and none of the TriQuint Products or TriQuint Product Software has, since January 1, 2007, infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated any Intellectual Property Right of any other Person, except as would not have or result in and would not reasonably be expected to have or result in a TriQuint Material Adverse Effect.

(f) No Legal Proceeding asserting that any TriQuint Corporation, TriQuint Product or TriQuint Product Software has infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated any Intellectual Property Right of any other Person is or, since January 1, 2010, has been pending or, to the Knowledge of TriQuint, threatened against any TriQuint Corporation or against any other Person who is, or has asserted or could reasonably be expected to assert that such Person is, entitled to be indemnified, defended, held harmless or reimbursed by any TriQuint Corporation with respect to such Legal Proceeding (including any Legal Proceeding that has been settled, dismissed or otherwise concluded), except for any Legal Proceedings as would not have or result in and would not reasonably be expected to have or result in a TriQuint Material Adverse Effect.

(g) Since January 1, 2010, none of the TriQuint Corporations has received any written notice (or, to the Knowledge of TriQuint, any other communication, whether written or otherwise) relating to any actual, alleged or suspected infringement (directly, contributorily, by inducement or otherwise), misappropriation or violation of any Intellectual Property Right of another Person by any of the TriQuint Corporations, the TriQuint Products or the TriQuint Product Software, except for any infringements, misappropriations, or violations as would not have or result in and would not reasonably be expected to have or result in a TriQuint Material Adverse Effect.

4.10 Contracts.

(a) For purposes of this Agreement, each of the following TriQuint Contracts shall be deemed to constitute a “TriQuint Material Contract”:

(i) any Contract: (A) constituting a TriQuint Employee Agreement; (B) pursuant to which any of the TriQuint Corporations is or may become obligated to grant or accelerate the vesting of, or otherwise modify, any stock option, restricted stock, restricted stock unit, stock appreciation right or other equity interest in any of the TriQuint Corporations; (C) pursuant to which any of the TriQuint Corporations is or may become obligated to make any bonus or similar payment to any TriQuint Associate as a result of the Mergers or any of the other Contemplated Transactions, alone or in combination with any other event; or (D) with any works council, labor union or similar organization or body;

(ii) any Contract identified or required to be identified in Part 4.9 of the TriQuint Disclosure Schedule;

(iii) any Contract: (A) granting exclusive or preferential rights to license, market, sell or deliver any of the TriQuint Products or TriQuint IP (other than exclusive reseller agreements, a form of which has been Made Available to RFMD); (B) with any Material Customer (as defined in Section 4.10(a)(vi)) containing any “most favored nation” or “most favored customer” or similar provision in favor of the other party; or (C) otherwise contemplating an exclusive or preferential relationship between any TriQuint Corporation and any other Person;

(iv) any Contract with any Material Supplier where “Material Supplier” shall mean the top 20, by annual spend for the most recent twelve-month period, manufacturers, vendors, foundries, or other suppliers of the TriQuint Corporations;

(v) any Contract relating to the ownership of TriQuint Owned Property or the lease or sublease of TriQuint Owned Property or TriQuint Leased Real Property for annual rent payments in excess of $200,000;

(vi) any Contract with any Material Customer, where “Material Customer” shall mean the lesser of (A) the top ten customers for each business segment of TriQuint, by total revenue on a consolidated basis for the most recent twelve-month period, or (B) the customers representing 75% of TriQuint’s total revenue on a consolidated basis for the most recent twelve-month period;

(vii) any Contract that is otherwise an TriQuint Material Contract pursuant to Section 4.10(a)(i)-(vi) above and that imposes any restriction on the right or ability of any TriQuint Corporation: (A) to compete with any other Person; (B) to acquire any product or other asset or any services from any other Person; (C) to solicit, hire or retain any Person as a director, an officer or other employee, a consultant or an independent contractor; (D) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person; (E) to perform services for any other Person; or (F) to transact business with any other Person, in each case which restriction would or would reasonably be expected to materially and adversely affect: (x) the conduct of the business of the TriQuint Corporations as currently conducted or as currently proposed by the TriQuint Corporations to be conducted; or (y) the design, development, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, performance, display, creation of derivative works by any TriQuint Corporation with respect to and/or use of any TriQuint Product;

(viii) any Contract that would reasonably be expected to have a material effect on the ability of TriQuint to perform any of its obligations under this Agreement, or to consummate any of the Contemplated Transactions; and

(ix) any Contract not otherwise disclosed pursuant to this Section 4.10(a), the termination of which would, individually or in the aggregate, reasonably be expected to have or result in a TriQuint Material Adverse Effect.

TriQuint has Made Available to RFMD an accurate and complete copy of each TriQuint Contract that constitutes a TriQuint Material Contract (or where applicable a form of such Contract).

(b) Each TriQuint Contract that constitutes a TriQuint Material Contract is valid and in full force and effect, and is enforceable in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(c)(i) None of the TriQuint Corporations has violated or breached in any material respect, or committed any default in any material respect under, any TriQuint Contract; (ii) to the Knowledge of TriQuint, no other Person has violated or breached in any material respect, or committed any default in any material respect under, any TriQuint Contract; (iii) to the Knowledge of TriQuint, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to: (A) result in a violation or breach in any material respect of any of the provisions of any TriQuint Contract; (B) give any Person the right to declare a default in any material respect under any TriQuint Contract; (C) give any Person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any TriQuint Contract; (D) give any Person the right to accelerate the maturity or performance of any TriQuint Contract that constitutes a TriQuint Material Contract; (E) result in the disclosure, release or delivery of any TriQuint Source Code; or (F) give any Person the right to cancel, terminate or modify any TriQuint Contract that constitutes a TriQuint Material Contract; and (iv) since January 1, 2012, none of the TriQuint Corporations has received any written notice (or, to the Knowledge of TriQuint, any other communication, whether written or otherwise) regarding any actual or possible violation or breach of, or default under, any TriQuint Material Contract.

(d) Except as set forth in Part 4.10(d) of the Disclosure Schedule:

(i) none of the TriQuint Corporations has had any determination of noncompliance, entered into any consent order or undertaken any internal investigation relating directly or indirectly to any Government Contract or Government Bid;

(ii) the TriQuint Corporations have complied in all material respects with all Legal Requirements with respect to all Government Contracts and Government Bids;

(iii) none of the TriQuint Corporations has, in obtaining or performing any Government Contract, violated: (A) the Truth in Negotiations Act of 1962, as amended; (B) the False Claims Act; (C) the Anti-Kickback Act; (D) the International Traffic in Arms Regulations; (E) the Export Administration Regulations; (E) the Byrd Amendment; (F) the Buy American Act; (G) the Trade Agreements Act; (H) the Service Contract Act of 1963, as amended; (I) the Procurement Integrity Act, as amended; (J) the FAR or any applicable agency supplement thereto, including FAR 52.222-26 (Equal Opportunity), FAR 52.222-35 (Equal Opportunity for Special Disabled Veterans, Veterans of the Vietnam Era, and Other Eligible Veterans), FAR 52.222-36 (Affirmative Action for Workers with Disabilities, and FAR 52.222-37 (Employment Reports on Special Disabled Veterans, Veterans of the Vietnam Era, and Other Eligible Veterans); (K) the Cost Accounting Standards; (L) the National Industrial Security Program Operating Manual (DOD 5220.22 M); (M) the Defense Industrial Security Regulation (DOD 5220.22-R) or any related security regulations; or (N) any other applicable procurement law or regulation or other Legal Requirement;

(iv) all facts set forth in or acknowledged by any TriQuint Corporation in any certification, representation or disclosure statement submitted by such TriQuint Corporation with respect to any Government Contract or Government Bid were current, accurate and complete as of the date of submission;

(v) none of the TriQuint Corporations and no employee of any of the TriQuint Corporations has been debarred or suspended from doing business with any Governmental Body, and, to the Knowledge of TriQuint, no circumstances exist that would warrant the institution of debarment or suspension proceedings against any TriQuint Corporation or any employee of any TriQuint Corporation;

(vi) no negative determinations of responsibility have been issued against any TriQuint Corporation in connection with any Government Contract or Government Bid;

(vii) no direct or indirect costs incurred by any TriQuint Corporation have been questioned or disallowed as a result of a finding or determination of any kind by any Governmental Body;

(viii) there is not and has not been any (A) outstanding claim against any TriQuint Corporation by, or dispute involving any TriQuint Corporation with, any Governmental Body, prime contractor, subcontractor, vendor or other Person arising under or relating to the award or performance of any Government Contract; (B) fact known by TriQuint upon which any such claim could reasonably be expected to be based or which may give rise to any such dispute; (C) termination for default, termination for cause, show cause notice, or cure notice issued by any Governmental Body, prime contractor or higher-tier subcontractor related to any Government Contract; or (D) final decision of any Governmental Body against any TriQuint Corporation;

(ix) none of the TriQuint Corporations is undergoing and none of the TriQuint Corporations has undergone any audit, and TriQuint has no Knowledge of any basis for any impending audit, arising under or relating to any Government Contract (other than normal routine audits conducted in the ordinary course of business);

(x) none of the TriQuint Corporations has entered into any financing arrangement or assignment of proceeds with respect to the performance of any Government Contract;

(xi) the TriQuint Corporations have complied with all applicable regulations and other Legal Requirements and with all applicable contractual requirements relating to the placement of legends or restrictive markings on technical data, computer software and other Intellectual Property;

(xii) none of the TriQuint Corporations has made any disclosure to any Governmental Body pursuant to any voluntary disclosure agreement;

(xiii) the responsible government representatives have agreed with each TriQuint Corporation on the “forward pricing rates” that such TriQuint Corporation is charging on cost-type Government Contracts and including in Government Bids; and

(xiv) TriQuint has a Contractor Code of Business Ethics and Conduct as described in FAR Subpart 3.10.

4.11 Liabilities. None of the TriQuint Corporations has any accrued, contingent or other liabilities of any nature, either matured or unmatured, except for: (a) liabilities identified as such, or specifically reserved against, in the TriQuint Balance Sheet; (b) liabilities that have been incurred by the TriQuint Corporations since the date of the TriQuint Balance Sheet in the ordinary course of business and consistent with past practices; (c) liabilities for performance of obligations of the TriQuint Corporations pursuant to the express terms of TriQuint Contracts; (d) liabilities under this Agreement or incurred in connection with the Contemplated Transactions; and (e) liabilities that, individually or in aggregate, have not had and are not reasonably expected to have a TriQuint Material Adverse Effect.

4.12 Compliance with Legal Requirements. Each of the TriQuint Corporations is, and has at all times since January 1, 2012 been, in compliance in all material respects with all applicable Legal Requirements, including Environmental Laws and Legal Requirements relating to employment, privacy law matters, exportation of goods and services, securities law matters and Taxes. Since January 1, 2012, none of the TriQuint Corporations has received any written notice (or, to the Knowledge of TriQuint, any other communication, whether written or otherwise) from any Governmental Body or other Person regarding any actual or possible violation in any material respect of, or failure to comply in any material respect with, any Legal Requirement.

4.13 Certain Business Practices. None of the TriQuint Corporations, and (to the Knowledge of TriQuint) no Representative of any of the TriQuint Corporations with respect to any matter relating to any of the TriQuint Corporations, has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or otherwise violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, as amended; or (c) made any other unlawful payment.

4.14 Governmental Authorizations; Grants.

(a) The TriQuint Corporations hold all material Governmental Authorizations necessary to enable the TriQuint Corporations to conduct their respective businesses in the manner in which such businesses are currently being conducted, including all export licenses and other approvals required for their exports of products and technologies from the United States. All such Governmental Authorizations are valid and in full force and effect. Each TriQuint Corporation is, and at all times since January 1, 2010 has been, in compliance in all material respects with the terms and requirements of such Governmental Authorizations. Except as set forth on Part 4.14(a) of the TriQuint Disclosure Schedule, since January 1, 2012, none of the TriQuint Corporations has received any written notice (or, to the Knowledge of TriQuint, any other communication, whether written or otherwise) from any Governmental Body regarding: (i) any actual or possible material violation of or failure to comply in any material respect with any term or requirement of any material Governmental Authorization; or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization.

(b) Each of the TriQuint Corporations is in compliance in all material respects with all material terms and requirements of each grant, incentive and subsidy provided or made available to or for the benefit of any of the TriQuint Corporations by any U.S. federal, state or local Governmental Body or any foreign Governmental Body or otherwise. Neither the execution or delivery of this Agreement, nor the consummation of the Mergers or any of the other Contemplated Transactions, does, will or would reasonably be expected to (with or without notice or lapse of time) give any Person the right to revoke, withdraw, suspend, cancel, terminate or modify any grant, incentive or subsidy identified or required to be identified in Part 4.14(b) of the TriQuint Disclosure Schedule.

4.15 Tax Matters.

(a) Each of the material Tax Returns required to be filed by or on behalf of the respective TriQuint Corporations with any Governmental Body (the “TriQuint Corporation Returns”): (i) has been filed on or before the applicable due date (including any extensions of such due date); and (ii) has been prepared in all material respects in compliance with all applicable Legal Requirements. All amounts shown on the TriQuint Corporation Returns to be due have been timely paid.

(b) Each TriQuint Corporation has timely withheld and paid all material Taxes required to have been withheld and paid in connection with any payment to an employee, independent contractor, creditor, shareholder, or other third party.

(c) The TriQuint Balance Sheet accrues all liabilities for Taxes with respect to all periods through the date of the TriQuint Balance Sheet in accordance with GAAP, and none of the TriQuint Corporations has incurred any liabilities for Taxes since the date of the TriQuint Balance Sheet other than in the operation of the business of the TriQuint Corporations in the ordinary course.

(d) No TriQuint Corporation and no TriQuint Corporation Return is currently under (or since January 1, 2010 has been under) an audit by any Governmental Body, and to the Knowledge of TriQuint, no Governmental Body has delivered to any TriQuint Corporation a notice or request to conduct a proposed audit or examination with respect to Taxes. No extension or waiver of the limitation period applicable to any TriQuint Corporation Returns has been granted (by TriQuint or any other Person), and no such extension or waiver has been requested from any TriQuint Corporation.

(e) No claim or Legal Proceeding is pending or, to the Knowledge of TriQuint, has been threatened against or with respect to any TriQuint Corporation in respect of any material Tax. There are no unsatisfied liabilities for material Taxes with respect to any notice of deficiency or similar document received by any TriQuint Corporation with respect to any material Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the TriQuint Corporations and with respect to which reserves for payment have been established on the TriQuint Balance Sheet in accordance with GAAP). There are no liens for material Taxes upon any of the assets of any of the TriQuint Corporations except liens for current Taxes not yet due and payable or being contested in good faith by appropriate proceedings and for which reserves have been established in accordance with GAAP. None of the TriQuint Corporations has been, and none of the TriQuint Corporations will be, required to include any material adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code (or any comparable provision of state or foreign Tax laws) as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

(f) No claim which has resulted or could reasonably be expected to result in an obligation to pay material Taxes has ever been made by any Governmental Body in a jurisdiction where a TriQuint Corporation does not file a Tax Return that it is or may be subject to taxation by that jurisdiction.

(g) There are no Contracts relating to allocating or sharing of Taxes to which any TriQuint Corporation is a party (except for customary agreements not primarily related to Taxes). None of the TriQuint Corporations is liable for Taxes of any other Person (other than another TriQuint Corporation), or is currently under any contractual obligation to indemnify any Person with respect to any amounts of such Person’s Taxes or is a party to any Contract providing for payments by a TriQuint Corporation with respect to any amount of Taxes of any other Person (in each case, except for customary agreements not primarily related to Taxes).

(h) No TriQuint Corporation has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code. No TriQuint Corporation is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(i) Except as set forth on Part 4.15(i) of the TriQuint Disclosure Schedule, no TriQuint Corporation has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or within the meaning of any similar Legal Requirement to which a TriQuint Corporation may be subject, other than the affiliated group of which TriQuint is the common parent.

(j) TriQuint has Made Available to RFMD accurate and complete copies of all federal and state income Tax Returns of the TriQuint Corporations for all Tax years that remain open or are otherwise subject to audit (other than years that remain open solely because of the carry forward of net operating losses or other Tax attributes), and all other TriQuint Corporation Returns filed since December 31, 2010.

(k) TriQuint has disclosed on its federal income Tax Returns all positions that could give rise to a material understatement penalty within the meaning of Section 6662 of the Code or any similar Legal Requirement.

(l) No TriQuint Corporation has participated in, or is currently participating in, a “Listed Transaction” or a “Reportable Transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) or similar transaction under any corresponding or similar Legal Requirement.

(m) No TriQuint Corporation has taken any action or knows of any fact that would reasonably be expected to cause the Mergers to fail to qualify as a “reorganization” under Section 368(a) of the Code.

4.16 Employee and Labor Matters; Benefit Plans.

(a) Except as set forth on Part 4.16(a) of the TriQuint Disclosure Schedule, the employment of each of the TriQuint Employees (i) in the United States is terminable by the applicable TriQuint Corporation at will and without material liability for any severance, termination or similar post-termination payment or benefit except as required by applicable Legal Requirements, and (ii) outside of the United States can be terminated without material liability for any severance, termination, pension or similar post-termination payment or benefits in excess of amounts (including notice pay) strictly required by applicable Legal Requirements.

(b) Except as set forth on Part 4.16(b)(i) of the TriQuint Disclosure Schedule, none of the TriQuint Corporations is a party to, or has a duty to bargain for, any collective bargaining agreement or other Contract with a labor organization or works council representing any of its employees and there are no labor organizations or works councils representing, purporting to represent or, to the Knowledge of TriQuint, seeking to represent any employees of any of the TriQuint Corporations. Since January 1, 2012, there has not been any strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, question concerning representation, union organizing activity, or any threat thereof, or any similar activity or dispute, affecting any of the TriQuint Corporations or any of their employees. There is not now pending, and no Person has threatened to commence, any such strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, question regarding representation or union organizing activity or any similar activity or dispute. Except as set forth on 4.16(b)(ii) of the TriQuint Disclosure Schedule, there is no claim or grievance pending or, to the Knowledge of TriQuint, threatened relating to any employment Contract, wages and hours, leave of absence, plant closing notification, employment statute or regulation, work rule (together with all policies and supplements related thereto), privacy right, labor dispute, workers’ compensation policy or long-term disability policy, safety, retaliation, immigration or discrimination matters involving any TriQuint Associate, including charges of unfair labor practices or harassment complaints.

(c) TriQuint has Made Available to RFMD an accurate and complete list, by country and as of the date hereof, of each TriQuint Employee Plan and each TriQuint Employee Agreement. None of the TriQuint Corporations or TriQuint Affiliates intends, and none of the TriQuint Corporations or TriQuint Affiliate has committed, to establish or enter into any new TriQuint Employee Plan or TriQuint Employee Agreement, or to modify any TriQuint Employee Plan or TriQuint Employee Agreement (except to conform any such TriQuint Employee Plan or TriQuint Employee Agreement to the requirements of any applicable Legal Requirements, in each case as previously disclosed to RFMD in writing or as required by this Agreement).

(d) TriQuint has Made Available to RFMD accurate and complete copies of, to the extent applicable,: (i) all documents setting forth the terms of each TriQuint Employee Plan and each TriQuint Employee Agreement, including all amendments thereto and all related trust documents; (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under applicable Legal Requirements in connection with each TriQuint Employee Plan; (iii) if the TriQuint Employee Plan is subject to the minimum funding standards of Section 302 of ERISA, the most recent annual and periodic accounting of TriQuint Employee Plan assets, if any; (iv) the most recent summary plan description together with the summaries of material modifications thereto, if any, required under ERISA or any similar Legal Requirement with respect to each TriQuint Employee Plan; (v) all material written Contracts relating to each TriQuint Employee Plan, including administrative service agreements and group insurance contracts; (vi) all discrimination tests required under the Code for each TriQuint Employee Plan intended to be qualified under Section 401(a) of the Code for the three most recent plan years; and (vii) the most recent IRS determination, opinion or advisory letter issued with respect to each TriQuint Employee Plan intended to be qualified under Section 401(a) of the Code.

(e) Each of the TriQuint Corporations and TriQuint Affiliates has performed in all material respects all obligations required to be performed by it under each TriQuint Employee Plan, and each TriQuint Employee Plan has been established, maintained, administered and funded in all material respects in accordance with its terms and in compliance with all applicable Legal Requirements. Any TriQuint Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter as to its qualified status under the Code or is a prototype or volume submitter plan entitled, under applicable IRS guidance, to rely on the favorable opinion or advisory letter issued to the sponsor of such prototype or volume submitter plan. To the Knowledge of TriQuint, no event has occurred and no circumstance or condition exists that could reasonably be expected to result in the disqualification of any such TriQuint Employee Plan. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any TriQuint Employee Plan. Each TriQuint Employee Plan (other than any TriQuint Employee Plan to be terminated prior to the Initial Effective Time in accordance with this Agreement) can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to TriQuint, any of the TriQuint Corporations or any TriQuint Affiliate (other than any liability for ordinary administration expenses and benefits accrued as of the date of amendment, termination or discontinuance). There are no audits or inquiries pending or, to the Knowledge of TriQuint, threatened by the IRS, the DOL or any other Governmental Body with respect to any TriQuint Employee Plan. None of the TriQuint Corporations, and no TriQuint Affiliate, has ever incurred: (i) any material penalty or Tax with respect to any TriQuint Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code; or (ii) any material penalty or Tax under applicable Legal Requirements with respect to any TriQuint Employee Plan or TriQuint Employee Agreement. Each of the TriQuint Corporations and TriQuint Affiliates has made all contributions and other payments required by and due under the terms of each TriQuint Employee Plan. Neither the terms nor the performance of any TriQuint Employee Agreement or TriQuint Employee Plan could reasonably be expected to result in gross income inclusion after the Initial Effective Time pursuant to Section 409A(a)(1)(A) of the Code. All TriQuint Foreign Plans required to have been approved by any Governmental Body have been so approved, no such approval has been revoked (or, to the Knowledge of TriQuint, has revocation been threatened) and no event has occurred to the Knowledge of TriQuint since the date of the most recent approval or application therefor relating to any such TriQuint Foreign Plan that would reasonably be expected to materially affect any such approval relating thereto or materially increase the costs relating thereto.

(f) None of the TriQuint Corporations, and no TriQuint Affiliate, has ever maintained, established, sponsored, participated in or contributed to any: (i) employee benefit plan that is (or was) subject to Section 302 or Title IV of ERISA or Section 412 of the Code; (ii) “multiemployer plan” within the meaning of Section 3(37) or 4001(a)(3) of ERISA; or (iii) plan described in Section 413(c) of the Code. No TriQuint Employee Plan is or has been funded by, associated with or related to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code. None of the TriQuint Corporations, and no TriQuint Affiliate, has ever maintained, established, sponsored, participated in or contributed to any TriQuint Pension Plan in which stock of any of the TriQuint Corporations or any TriQuint Affiliate is or was held as a plan asset. Except as set forth on Part 4.16(f) of the TriQuint Disclosure Schedule, the fair market value of the assets of each funded TriQuint Foreign Plan, the liability of each insurer for any TriQuint Foreign Plan funded through insurance, or the book reserve established for any TriQuint Foreign Plan, together with any accrued contributions, is sufficient to procure or provide in full for the accrued benefit obligations, with respect to all current and former participants in such TriQuint Foreign Plan according to the reasonable actuarial assumptions and valuations most recently used to determine employer contributions to and obligations under such TriQuint Foreign Plan, and no Contemplated Transaction will cause any such assets or insurance obligations to be less than such benefit obligations. There are no material liabilities of the TriQuint Corporations with respect to any TriQuint Employee Plan that are not properly accrued and reflected in the financial statements of TriQuint in accordance with GAAP.

(g) Except as set forth on Part 4.16(g) of the TriQuint Disclosure Schedule, none of the TriQuint Corporations, and no TriQuint Affiliate, maintains, sponsors or contributes to any TriQuint Employee Plan that is a “group health plan,” as defined in Section 5000(b)(1) of the Code, and that is, in whole or in part, self-funded or self-insured. No TriQuint Employee Plan provides (except at no cost to the TriQuint Corporations or any TriQuint Affiliate), or reflects or represents any liability of any of the TriQuint Corporations or any TriQuint Affiliate to provide, post-termination or retiree life insurance, post-termination or retiree health benefits or other post-termination or retiree employee welfare benefits to any Person for any reason, except (i) as may be required by COBRA or other applicable Legal Requirements, (ii) benefits through the end of the month of termination of employment, (iii) death benefits attributable to deaths occurring at or prior to termination of employment, (iv) disability benefits attributable to disabilities occurring at or prior to termination of employment, and (v) conversion rights. Other than commitments made that involve no future costs to any of the TriQuint Corporations or any TriQuint Affiliate, none of the TriQuint Corporations nor any TriQuint Affiliate has ever represented, promised or contracted (whether in oral or written form) to any TriQuint Associate (either individually or to TriQuint Associates as a group) or any other Person that such TriQuint Associate(s) or other Person would be provided with post-termination or retiree life insurance, post-termination or retiree health benefit or other post-termination or retiree employee welfare benefits, except (i) to the extent required by applicable Legal Requirements, (ii) benefits through the end of the month of termination of employment,

(iii) death benefits attributable to deaths occurring at or prior to termination of employment, (iv) disability benefits attributable to disabilities occurring at or prior to termination of employment, and (v) conversion rights.

(h) Except as set forth on Part 4.16(h) of the TriQuint Disclosure Schedule, neither the execution of this Agreement nor the consummation of the Contemplated Transactions will or could reasonably be expected to (either alone or upon the occurrence of termination of employment) constitute an event under any TriQuint Employee Plan, TriQuint Employee Agreement, trust or loan that will or may result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any TriQuint Associate.

(i) Except as set forth in Part 4.16(i) of the TriQuint Disclosure Schedule, each of the TriQuint Corporations and TriQuint Affiliates: (i) is, and at all times has been, in compliance in all material respects with any Order or arbitration award of any court, arbitrator or any Governmental Body respecting employment, employment practices, terms and conditions of employment, wages, hours or other labor related matters; (ii) has withheld and reported all amounts required by applicable Legal Requirements or by Contract to be withheld and reported with respect to wages, salaries and other payments to TriQuint Associates; (iii) is not liable for any arrears of wages or any Taxes or any interest or penalty for failure to comply with the Legal Requirements applicable of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security, social charges or other benefits or obligations for TriQuint Associates (other than routine payments to be made in the normal course of business and consistent with past practice).

(j) Except as set forth on Part 4.16(j) of the TriQuint Disclosure Schedule, there is no agreement, plan, arrangement or other Contract covering any TriQuint Associate, and no payments have been made or will be made to any TriQuint Associate, that, considered individually or considered collectively with any other such Contracts or payments, will, or could reasonably be expected to, be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code or give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 162(m) of the Code (or any comparable provision under state or foreign Tax laws). No TriQuint Corporation is a party to or has any obligation under any Contract to compensate any Person for excise taxes payable pursuant to Section 4999 of the Code or for additional taxes payable pursuant to Section 409A of the Code.

(k) Since January 1, 2012, none of the TriQuint Corporations has effectuated a “plant closing,” partial “plant closing,” “relocation”, “mass layoff” or “termination” (as defined in the WARN Act or any similar Legal Requirement) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any of the TriQuint Corporations.

4.17 Environmental Matters.

(a) Since January 1, 2012, none of the TriQuint Corporations has received any written notice (or, to the Knowledge of TriQuint, any other communication, whether written or otherwise), whether from a Governmental Body, citizens group, TriQuint Associate or otherwise, that alleges that any of the TriQuint Corporations is not or might not be in compliance in any material respect with any Environmental Law, which non-compliance has not been cured or for which there is any remaining material liability.

(b) Except as set forth on Part 4.17(b) of the TriQuint Disclosure Schedule, to the Knowledge of TriQuint: (i) all TriQuint Owned Real Property, TriQuint Leased Real Property and any other property that is or was leased to or controlled or used by any of the TriQuint Corporations, and all surface water, groundwater and soil associated with or adjacent to such property, is free of any Materials of Environmental Concern or material environmental contamination except as would not reasonably be expected to require any corrective action or other remedial obligations under Environmental Laws; (ii) none of the TriQuint Owned Real Property, TriQuint

Leased Real Property or any other property that is or was leased to or controlled or used by any of the TriQuint Corporations contains any underground storage tanks, asbestos, equipment using PCBs or underground injection wells; and (iii) none of the TriQuint Owned Real Property, TriQuint Leased Real Property or any other property that is or was leased to or controlled or used by any of the TriQuint Corporations contains any septic tanks in which process wastewater or any Materials of Environmental Concern have been Released.

(c) To the Knowledge of TriQuint, no TriQuint Corporation has ever sent or transported, or arranged to send or transport, any Materials of Environmental Concern to a site that, pursuant to any applicable Environmental Law: (i) has been placed on the “National Priorities List” of hazardous waste sites or any similar state list; (ii) is otherwise designated or identified as a potential site for remediation, cleanup, closure or other environmental remedial activity; or (iii) is subject to a Legal Requirement to take “removal” or “remedial” action as detailed in any applicable Environmental Law or to make payment for the cost of cleaning up any site.

(d) None of the TriQuint Corporations has entered into any TriQuint Contract that may require any of them to guarantee, reimburse, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws, or the activities of the TriQuint Corporations or any other Person relating to Materials of Environmental Concern.

4.18 Insurance. Each material insurance policy and self-insurance program and arrangement relating to the business, assets and operations of the TriQuint Corporations is in full force and effect. Since January 1, 2012, none of the TriQuint Corporations has received any written notice (or, to the Knowledge of TriQuint, any other communication, whether written or otherwise) regarding any actual or possible: (a) cancellation or invalidation of any material insurance policy; (b) refusal of any coverage or rejection of any material claim under any material insurance policy; or (c) material adjustment in the amount of the premiums payable with respect to any material insurance policy. There is no pending workers’ compensation or other claim under or based upon any material insurance policy of any of the TriQuint Corporations involving an amount in excess of $100,000 in any individual case or $500,000 in the aggregate.

4.19 Transactions with Affiliates. Except as set forth in the TriQuint SEC Documents filed prior to the date of this Agreement, during the period commencing on the date of TriQuint’s last proxy statement filed with the SEC through the date of this Agreement, no event has occurred that would be required to be reported by TriQuint pursuant to Item 404 of Regulation S-K promulgated by the SEC.

4.20 Legal Proceedings; Orders.

(a) Except as set forth on Part 4.20 of the TriQuint Disclosure Schedule, there is no pending Legal Proceeding, and (to the Knowledge of TriQuint) no Person has threatened to commence any material Legal Proceeding: (i) that involves any of the TriQuint Corporations, or any business of any of the TriQuint Corporations, any of the assets owned, leased or used by any of the TriQuint Corporations; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Mergers or any of the other Contemplated Transactions.

(b) There is no Order to which any of the TriQuint Corporations, or any of the assets owned or used by any of the TriQuint Corporations, is subject. To the Knowledge of TriQuint, no officer or other key employee of any of the TriQuint Corporations is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the TriQuint Corporations.

4.21 Authority; Binding Nature of Agreement. TriQuint has the corporate right, power and authority to enter into and, subject to obtaining the Required TriQuint Stockholder Vote (as defined in Section 4.22), to perform its obligations under this Agreement. The TriQuint Board (at a meeting duly called and held) has: (a) unanimously determined that the TriQuint Merger is advisable and fair to, and in the best interests of,

TriQuint and its stockholders; and (b) unanimously adopted this Agreement, and approved the execution, delivery and performance of this Agreement by TriQuint and the TriQuint Merger, (c) unanimously recommended the adoption of this Agreement by the holders of TriQuint Common Stock and directed that this Agreement and the TriQuint Merger be submitted for consideration by TriQuint’s stockholders at the TriQuint Stockholders’ Meeting (as defined in Section 6.3). Assuming the due authorization, execution and delivery of this Agreement by RFMD, this Agreement constitutes the legal, valid and binding obligation of TriQuint, enforceable against TriQuint in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency, the relief of debtors and creditors’ rights generally; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

4.22 Vote Required. The affirmative vote of the holders of a majority of the voting power of the shares of TriQuint Common Stock outstanding on the record date for the TriQuint Stockholders’ Meeting (the “Required TriQuint Stockholder Vote”) is the only vote of the holders of any class or series of TriQuint’s capital stock necessary to adopt this Agreement.

4.23 Inapplicability of Section 203 of the DGCL and other Anti-takeover Statutes. The TriQuint Board has taken all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are not, and will not be, applicable to the execution, delivery or performance of this Agreement or to the consummation of the Mergers or any of the other Contemplated Transactions. To the Knowledge of TriQuint, except for Section 203 of the DGCL, no state takeover statute or similar Legal Requirement applies or purports to apply to the Mergers, this Agreement or any of the Contemplated Transactions.

4.24 Non-Contravention; Consents. Assuming compliance with the applicable provisions of the DGCL, the HSR Act, any foreign antitrust Legal Requirements and the listing requirements of the NASDAQ Global Select Market, neither (1) the execution and delivery of this Agreement by TriQuint, nor (2) the consummation of the Mergers or any of the other Contemplated Transactions, would reasonably be expected to, directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of: (i) any of the provisions of the certificate of incorporation, bylaws or other charter or organizational documents of any of the TriQuint Corporations; or (ii) any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of any of the TriQuint Corporations;

(b) contravene, conflict with or result in a violation of, any Legal Requirement or any Order to which any of the TriQuint Corporations, or any of the assets owned or used by any of the TriQuint Corporations, is subject;

(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the TriQuint Corporations or that otherwise relates to the business of any of the TriQuint Corporations or to any of the assets owned or used by any of the TriQuint Corporations;

(d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any TriQuint Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any such TriQuint Material Contract; (ii) a rebate, chargeback, penalty or change in delivery schedule under any such TriQuint Material Contract; (iii) accelerate the maturity or performance of any such TriQuint Material Contract; or (iv) cancel, terminate or modify any right, benefit, obligation or other term of such TriQuint Material Contract;

(e) result in the imposition or creation of any Encumbrance upon or with respect to any tangible asset owned or used by any of the TriQuint Corporations (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of any of the TriQuint Corporations); or

(f) result in the disclosure or delivery to any escrowholder or other Person of any TriQuint IP (including TriQuint Source Code), or the transfer of any material asset of any of the TriQuint Corporations to any Person.

Except as may be required by the Exchange Act, the DGCL, the HSR Act, any foreign antitrust Legal Requirement and the listing requirements of the NASDAQ Global Select Market (as they relate to the Joint Proxy Statement/Prospectus), none of the TriQuint Corporations was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with: (x) the execution, delivery or performance of this Agreement; or (y) the consummation of the Mergers or any of the other Contemplated Transactions.

4.25 Opinion of Financial Advisor. The TriQuint Board has received the opinion of Goldman, Sachs & Co. (“Goldman Sachs”), financial advisor to TriQuint, dated February 22, 2014, to the effect that, as of the date of such opinion and taking into account the RFMD Merger and subject to the assumptions, qualifications and limitations set forth in such opinion, the TriQuint Exchange Ratio pursuant to this Agreement is fair from a financial point of view to the holders (other than RFMD and its affiliates) of shares of TriQuint Common Stock.

4.26 Financial Advisor. Except for Goldman Sachs, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Mergers or any of the other Contemplated Transactions based upon arrangements made by or on behalf of any of the TriQuint Corporations.

4.27 Disclosure. None of the information to be supplied by or on behalf of TriQuint for inclusion or incorporation by reference in the Form S-4 Registration Statement will, at the time the Form S-4 Registration Statement is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information to be supplied by or on behalf of TriQuint for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus will, at the time the Joint Proxy Statement/Prospectus is mailed to the shareholders of RFMD or the stockholders of TriQuint or at the time of the RFMD Shareholders’ Meeting (or any adjournment or postponement thereof) or the TriQuint Stockholders’ Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Joint Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. No representation or warranty is made by TriQuint with respect to statements made or incorporated by reference in the Form S-4 Registration Statement or the Joint Proxy Statement/Prospectus based on information supplied by any party other than any TriQuint Corporation for inclusion or incorporation by reference in the Form S-4 Registration Statement or the Joint Proxy Statement/Prospectus.

Section 5. CERTAIN COVENANTS OF THE PARTIES

5.1 Access and Investigation. During the period commencing on the date of this Agreement and ending as of the earlier of the Effective Time or the termination of this Agreement (the “Pre-Closing Period”), subject to applicable Legal Requirements and the terms of any confidentiality restrictions under Contracts of a party as of the date hereof, upon reasonable notice RFMD and TriQuint shall each, and shall cause each of their respective Subsidiaries to: (a) provide the Representatives of the other party with reasonable access during normal business hours to its personnel, tax and accounting advisers and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such Entity or any of its Subsidiaries, in each case as reasonably requested by TriQuint or RFMD, as the case may be; and (b) provide the Representatives of the other party with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to such Entity and its Subsidiaries as reasonably requested by TriQuint or RFMD, as the case may be. During the Pre-Closing Period, RFMD shall, and shall cause the Representatives of each of the RFMD Corporations to, permit TriQuint’s senior officers to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers of RFMD responsible for RFMD’s financial statements and the internal controls of the RFMD Corporations to discuss such matters as TriQuint may deem necessary or appropriate in order to enable TriQuint to satisfy its post-Closing obligations under the Sarbanes-Oxley Act and the rules and regulations relating thereto. During the Pre-Closing Period, TriQuint shall, and shall cause the Representatives of each of the TriQuint Corporations to, permit RFMD’s senior officers to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers of TriQuint responsible for TriQuint’s financial statements and the internal controls of the TriQuint Corporations to discuss such matters as RFMD may deem necessary or appropriate in order to enable RFMD to satisfy its post-Closing obligations under the Sarbanes-Oxley Act and the rules and regulations relating thereto. Without limiting the generality of any of the foregoing, during the Pre-Closing Period, subject to applicable Legal Requirements, RFMD and TriQuint shall each promptly provide the other with copies of any notice, report or other document filed with or sent to any Governmental Body on behalf of any of the RFMD Corporations or the TriQuint Corporations with the Mergers or any of the other Contemplated Transactions.

5.2 Operation of the Business of the RFMD Corporations.

(a) During the Pre-Closing Period, except as set forth in Part 5.2(a) of the RFMD Disclosure Schedule, as otherwise contemplated by this Agreement, as required by Legal Requirements or to the extent that TriQuint shall otherwise consent in writing: (i) RFMD shall ensure that each of the RFMD Corporations conducts its business and operations in the ordinary course and in accordance in all material respects with past practices; and (ii) RFMD shall use commercially reasonable efforts to attempt to ensure that each of the RFMD Corporations preserves intact the material components of its current business organization, keeps available the services of its current officers and key employees and maintains its relations and goodwill with all material suppliers, material customers, material licensors and Governmental Bodies.

(b) Except as set forth in Part 5.2(b) of the RFMD Disclosure Schedule, as otherwise contemplated by this Agreement or as required by Legal Requirements, during the Pre-Closing Period, RFMD shall not (without the prior written consent of TriQuint, which consent shall not be unreasonably withheld, conditioned or delayed), and RFMD shall ensure that each of the other RFMD Corporations does not (without the prior written consent of TriQuint, which consent shall not be unreasonably withheld or delayed):

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities, other than: (A) dividends or distributions between or among any of the RFMD Corporations to the extent consistent with past practices; (B) pursuant to RFMD’s net share settlement program; or (C) pursuant to RFMD’s right to repurchase RFMD Restricted Stock held by an employee of RFMD upon termination of such employee’s employment;

(ii) sell, issue, grant or authorize the sale, issuance or grant of: (A) any capital stock or other security; (B) any option, call, warrant or right to acquire any capital stock or other security (or whose value is directly related to shares of RFMD Common Stock); or (C) any instrument convertible into or exchangeable for any capital stock or other security (except that: (1) RFMD may issue shares of RFMD Common Stock (aa) upon the valid exercise of RFMD Options or upon the vesting of RFMD RSUs and RFMD PSUs, in each case outstanding as of the date of this Agreement; (bb) pursuant to the RFMD ESPP; and (cc) upon the conversion of any of its 1.00% convertible subordinated notes due 2014; and (2) RFMD may, in the ordinary course of business and consistent with past practices grant RFMD Options, RFMD PSUs and RFMD RSUs (and issue shares of RFMD Restricted Stock) (x) to any newly hired employee or service provider of an RFMD Corporation under an RFMD Equity Plan commensurate with his or her position with such RFMD Corporation, and (y) to current RFMD Associates in connection with RFMD’s ordinary course equity award grant process as described on Part 5.2(b)(ii) of the RFMD Disclosure Schedule; provided, however, that (aa) any such RFMD Options shall have an exercise price equal to the fair market value of RFMD Common Stock covered by such RFMD Options determined as of the time of the grant of such options; (bb) except as set forth in any RFMD Equity Plan or RFMD Employee Agreement in effect as of the date of this Agreement, no such RFMD Options, RFMD PSUs, RFMD RSUs or shares of RFMD Restricted Stock shall contain any “single-trigger,” “double-trigger” or other vesting acceleration provisions or shall otherwise be subject to acceleration (in whole or in part) as a result of the Merger, any of the other Contemplated Transactions or any other similar transaction (whether alone or in combination with any termination of employment or other event); (cc) subject to the foregoing, such RFMD Options, RFMD PSUs, RFMD RSUs and shares of RFMD Restricted Stock shall be granted or issued pursuant to RFMD’s applicable standard agreement and shall contain RFMD’s standard vesting schedule; and (dd) no such RFMD Options shall be “non-plan” options;

(iii) amend or waive any of its rights under, or accelerate the vesting under, any provision of any RFMD Equity Plan or any provision of any agreement evidencing any outstanding RFMD Equity Award, or otherwise modify any of the terms of any outstanding RFMD Equity Award, warrant or other security or any related Contract, other than any acceleration of vesting that is contemplated in any RFMD Equity Plan or RFMD Employee Agreement in effect as of the date hereof;

(iv) amend or permit the adoption of any amendment to its articles of incorporation or bylaws or other charter or organizational documents;

(v)(A) except in the ordinary course of business and consistent with past practices, acquire any equity interest or other interest in any other Entity or Entities other than such acquisition(s) for which consideration paid, individually or in the aggregate, does not exceed $5,000,000; (B) except in the ordinary course of business and consistent with past practices, form any Subsidiary; or (C) effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;

(vi) make any capital expenditure (except that the RFMD Corporations may make any capital expenditure that: (A) is provided for in RFMD’s calendar year 2014 projected cash flows Made Available to TriQuint prior to the date of this Agreement; or (B) when added to all other capital expenditures made on behalf of all of the RFMD Corporations since the date of this Agreement but not provided for in RFMD’s calendar year 2014 projected cash flows Made Available to TriQuint prior to the date of this Agreement, does not exceed $10,000,000 in the aggregate);

(vii) other than in the ordinary course of business and consistent with past practices: (A) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any RFMD Material Contract or any other Contract that is material to the RFMD Corporations (taken as a whole); or (B) amend, terminate, or waive any material right or remedy under, any RFMD Material Contract or any other Contract that is material to the RFMD Corporations (taken as a whole);

(viii) acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, or lease or license, any right or other asset to any other Person (except in each case for assets: (A) acquired, leased, licensed or disposed of by RFMD in the ordinary course of business and consistent with past practices; or (B) that are, in the aggregate, immaterial to the business of the RFMD Corporations);

(ix) make any pledge of any of its material assets or permit any of its material assets to become subject to any Encumbrances, except for Encumbrances (A) that are required by or automatically effected by Contracts in place as of the date hereof, (B) that do not materially detract from the value of such assets, or (C) that do not materially impair the operations of any of the RFMD Corporations;

(x) lend money to any Person (other than extensions of credit to trade creditors, intercompany indebtedness and routine travel and business expense advances made to directors or employees, in each case in the ordinary course of business), forgive any loan to any employee, officer or director of any RFMD Corporation or, except in the ordinary course of business and consistent with past practices, incur or guarantee any indebtedness;

(xi) establish, adopt, enter into or amend any RFMD Employee Plan or RFMD Employee Agreement, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation (including equity-based compensation, whether payable in stock, cash or other property) or remuneration payable to, or adopt or agree to any retention arrangements with or for the benefit of, any of its directors or any of its officers or other employees (except that RFMD: (A) may provide routine, reasonable salary increases to employees in the ordinary course of business and in accordance with past practices in connection with RFMD’s customary employee review process; (B) may make customary bonus payments and profit sharing payments consistent with past practices in accordance with bonus and profit sharing plans existing on the date of this Agreement; and (C) may enter into offer letters with any newly hired employees in the ordinary course of business and consistent with past practices);

(xii) hire any employee at the level of Vice President or above or with an annual base salary in excess of $200,000, or promote any employee to the level of Vice President or above (except in order to fill a position vacated after the date of this Agreement);

(xiii) other than in the ordinary course of business and consistent with past practices or as required by concurrent changes in GAAP or SEC rules and regulations, change any of its methods of accounting or accounting practices in any respect;

(xiv) make any material Tax election;

(xv) commence any Legal Proceeding, except with respect to: (A) routine matters in the ordinary course of business and consistent with past practices; (B) in such cases where RFMD reasonably determines in good faith that the failure to commence suit would result in a material impairment of a valuable aspect of its business (provided that RFMD consults with TriQuint and considers the views and comments of TriQuint with respect to such Legal Proceedings prior to commencement thereof); or (C) in connection with a breach of this Agreement or the other agreements listed in the definition of “Contemplated Transactions;”

(xvi) settle any Legal Proceeding or other material claim, other than pursuant to a settlement: (A) that results solely in monetary obligation involving payment by the RFMD Corporations of up to the amount specifically reserved in accordance with GAAP with respect to such Legal Proceedings or claim on the RFMD Balance Sheet; or (B) that results solely in monetary obligation involving only the payment of monies by the RFMD Corporations of not more than $5,000,000 in the aggregate;

(xvii) enter into any Contract covering any RFMD Employee, or make any payment to any RFMD Employee, that, considered individually or considered collectively with any other such Contracts or payments, will, or would reasonably be expected to, be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code or give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 162(m) of the Code (or any comparable provision under state or foreign Tax laws);

(xviii) except for actions taken pursuant to Section 6.7, take any action that would reasonably be expected to cause the Mergers to fail to qualify as a “reorganization” under Section 368(a) of the Code (whether or not otherwise permitted by the provisions of this Section 4) or fail to take any commercially reasonable action necessary to cause the Mergers to so qualify;

(xix) convene any special meeting (or any adjournment or postponement thereof) of RFMD’s shareholders other than the RFMD Shareholders’ Meeting; or

(xx) agree or commit to take any of the actions described in clauses “(i)” through “(xix)” of this Section 5.2(b).

(c) During the Pre-Closing Period, RFMD shall promptly notify TriQuint in writing of any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in Section 7 impossible or unlikely or that has had or would reasonably be expected to have or result in an RFMD Material Adverse Effect. Without limiting the generality of the foregoing, RFMD shall promptly advise TriQuint in writing of any material Legal Proceeding or material claim threatened, commenced or asserted against or with respect to any of the RFMD Corporations. No notification given to TriQuint pursuant to this Section 5.2(c) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of RFMD contained in this Agreement.

5.3 Operation of the Business of the TriQuint Corporations.

(a) During the Pre-Closing Period, except as set forth in Part 5.3(a) of the TriQuint Disclosure Schedule, as otherwise contemplated by this Agreement, as required by Legal Requirements or to the extent that RFMD shall otherwise consent in writing: (i) TriQuint shall ensure that each of the TriQuint Corporations conducts its business and operations in the ordinary course and in accordance in all material respects with past practices; and (ii) TriQuint shall use commercially reasonable efforts to attempt to ensure that each of the TriQuint Corporations preserves intact the material components of its current business organization, keeps available the services of its current officers and key employees and maintains its relations and goodwill with all material suppliers, material customers, material licensors, and Governmental Bodies.

(b) Except as set forth in Part 5.3(b) of the TriQuint Disclosure Schedule, as otherwise contemplated by this Agreement or as required by Legal Requirements, during the Pre-Closing Period, TriQuint shall not (without the prior written consent of RFMD, which consent shall not be unreasonably withheld, conditioned or delayed), and TriQuint shall ensure that each of the other TriQuint Corporations does not (without the prior written consent of RFMD, which consent shall not be unreasonably withheld or delayed):

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities, other than: (A) dividends or distributions between or among any of the TriQuint Corporations to the extent consistent with past practices; (B) pursuant to TriQuint’s net share settlement program; or (C) pursuant to TriQuint’s right to repurchase shares of TriQuint Restricted Stock held by an employee of TriQuint upon termination of such employee’s employment;

(ii) sell, issue, grant or authorize the sale, issuance or grant of: (A) any capital stock or other security; (B) any option, call, warrant or right to acquire any capital stock or other security (or whose value is directly related to shares of TriQuint Common Stock); or (C) any instrument convertible into or exchangeable for any capital stock or other security (except that: (1) TriQuint may issue shares of TriQuint Common Stock: (aa) upon the valid exercise of TriQuint Options or upon the vesting of any TriQuint RSUs and TriQuint MSUs, in each case outstanding as of the date of this Agreement and (bb) pursuant to the TriQuint ESPP; and (2) TriQuint may, in the ordinary course of business and consistent with past practices grant TriQuint Options, TriQuint RSUs and TriQuint MSUs (and issue shares of TriQuint Restricted Stock) (x) to any newly hired employee or service provider of a TriQuint Corporation under the TriQuint Equity Plans commensurate with his or her position with such TriQuint Corporation, and (y) to current TriQuint Associates in connection with TriQuint’s ordinary course equity award grant process as described on Part 5.3(b)(ii) of the TriQuint Disclosure Schedule; provided, however, that (aa) any TriQuint Options shall have an exercise price equal to the fair market value of the TriQuint Common Stock covered by such TriQuint Options determined as of the time of the grant of such options; (bb) except as set forth in any TriQuint Equity Plan or TriQuint Employee Agreement in effect as of the date of this Agreement, no such TriQuint Options, TriQuint RSUs, TriQuint MSUs or shares of TriQuint Restricted Stock shall contain any “single-trigger,” “double-trigger” or other vesting acceleration provisions or shall otherwise be subject to acceleration (in whole or in part) as a result of the Merger, any of the other Contemplated Transactions or any other similar transaction (whether alone or in combination with any termination of employment or other event); (cc) subject to the foregoing, such TriQuint Options, TriQuint RSUs, TriQuint MSUs and shares of TriQuint Restricted Stock shall be granted or issued pursuant to TriQuint’s applicable standard agreement and shall contain TriQuint’s standard vesting schedule; and (dd) no such TriQuint Options shall be “non-plan” options;

(iii) amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the TriQuint Equity Plans or any provision of any agreement evidencing any outstanding TriQuint Equity Award, or otherwise modify any of the terms of any outstanding TriQuint Equity Award, warrant or other security or any related Contract, other than any acceleration of vesting that is contemplated in any TriQuint Equity Plan or TriQuint Employee Agreement in effect as of the date hereof;

(iv) amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents;

(v)(A) except in the ordinary course of business and consistent with past practices, acquire any equity interest or other interest in any other Entity or Entities other than such acquisition(s) for which consideration paid, individually or in the aggregate, does not exceed $5,000,000; (B) except in the ordinary course of business and consistent with past practices, form any Subsidiary; or (C) effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;

(vi) make any capital expenditure (except that the TriQuint Corporations may make any capital expenditure that: (A) is provided for in TriQuint’s calendar year 2014 projected cash flows Made Available to RFMD prior to the date of this Agreement; or (B) when added to all other capital expenditures made on behalf of all of the TriQuint Corporations since the date of this Agreement but not provided for in TriQuint’s calendar year 2014 projected cash flows Made Available to RFMD prior to the date of this Agreement, does not exceed $10,000,000 in the aggregate));

(vii) other than in the ordinary course of business and consistent with past practices: (A) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any TriQuint Material Contract or any other Contract that is material to the TriQuint Corporations (taken as a whole); or (B) amend, terminate, or waive any material right or remedy under, any TriQuint Material Contract or any other Contract that is material to the TriQuint Corporations (taken as a whole);

(viii) acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, or lease or license, any right or other asset to any other Person (except in each case for assets: (A) acquired, leased, licensed or disposed of by TriQuint in the ordinary course of business and consistent with past practices; or (B) that are, in the aggregate, immaterial to the business of the TriQuint Corporations);

(ix) make any pledge of any of its material assets or permit any of its material assets to become subject to any Encumbrances, except for Encumbrances (A) that are required by or automatically effected by Contracts in place as of the date hereof, (B) that do not materially detract from the value of such assets or (C) that do not materially impair the operations of any of the TriQuint Corporations;

(x) lend money to any Person (other than extensions of credit to trade creditors, intercompany indebtedness and routine travel and business expense advances made to directors or employees in the ordinary course of business), forgive any loan to any employee, officer or director of any TriQuint Corporation or, except in the ordinary course of business and consistent with past practices, incur or guarantee any indebtedness;

(xi) establish, adopt, enter into or amend any TriQuint Employee Plan or TriQuint Employee Agreement, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation (including equity-based compensation, whether payable in stock, cash or other property) or remuneration payable to, or adopt or agree to any retention arrangements with or for the benefit of, any of its directors or any of its officers or other employees (except that TriQuint: (A) may provide routine, reasonable salary increases to employees in the ordinary course of business and in accordance with past practices in connection with TriQuint’s customary employee review process; (B) may make customary bonus payments and profit sharing payments consistent with past practices in accordance with bonus and profit sharing plans existing on the date of this Agreement; and (C) may enter into offer letters with any newly hired employees in the ordinary course of business and consistent with past practices);

(xii) hire any employee at the level of Vice President or above or with an annual base salary in excess of $200,000, or promote any employee to the level of Vice President or above (except in order to fill a position vacated after the date of this Agreement);

(xiii) other than in the ordinary course of business and consistent with past practices or as required by concurrent changes in GAAP or SEC rules and regulations, change any of its methods of accounting or accounting practices in any respect;

(xiv) make any material Tax election;

(xv) commence any Legal Proceeding, except with respect to: (A) routine matters in the ordinary course of business and consistent with past practices; (B) in such cases where TriQuint reasonably determines in good faith that the failure to commence suit would result in a material impairment of a valuable aspect of its business (provided that TriQuint consults with RFMD and considers the views and comments of RFMD with respect to such Legal Proceedings prior to commencement thereof); or (C) in connection with a breach of this Agreement or the other agreements listed in the definition of “Contemplated Transactions;”

(xvi) settle any Legal Proceeding or other material claim, other than pursuant to a settlement: (A) that results solely in monetary obligation involving payment by the TriQuint Corporations of up to the amount specifically reserved in accordance with GAAP with respect to such Legal Proceedings or claim on the TriQuint Balance Sheet; or (B) that results solely in monetary obligation involving only the payment of monies by the TriQuint Corporations of not more than $5,000,000 in the aggregate;

(xvii) enter into any Contract covering any TriQuint Employee, or make any payment to any TriQuint Employee, that, considered individually or considered collectively with any other such Contracts or payments, will, or would reasonably be expected to, be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code or give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 162(m) of the Code (or any comparable provision under state or foreign Tax laws);

(xviii) except for actions taken pursuant to Section 6.7, take any action that would reasonably be expected to cause the Mergers to fail to qualify as a “reorganization” under Section 368(a) of the Code (whether or not otherwise permitted by the provisions of this Section 5) or fail to take any commercially reasonable action necessary to cause the Mergers to so qualify;

(xix) convene any special meeting (or any adjournment or postponement thereof) of TriQuint’s stockholders other than the TriQuint Stockholders’ Meeting; or

(xx) agree or commit to take any of the actions described in clauses “(i)” through “(xix)” of this Section 5.3(b).

(c) During the Pre-Closing Period, TriQuint shall promptly notify RFMD in writing of any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in Section 8 impossible or unlikely or that has had or would reasonably be expected to have or result in a TriQuint Material Adverse Effect. Without limiting the generality of the foregoing, TriQuint shall promptly advise RFMD in writing of any material Legal Proceeding or material claim threatened, commenced or asserted against or with respect to any of the TriQuint Corporations. No notification given to RFMD pursuant to this Section 5.3(c) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of TriQuint contained in this Agreement.

5.4 No Solicitation.

(a) RFMD shall not, directly or indirectly, shall cause its Subsidiaries and the respective officers, directors, financial advisers, attorneys and accountants of the RFMD Corporations to not, directly or indirectly, and shall use its reasonable best efforts to ensure that the other Representatives of the RFMD Corporations do not, directly or indirectly:

(i) solicit, initiate, knowingly encourage or knowingly facilitate the making, submission or announcement of any Acquisition Proposal with respect to an RFMD Corporation or Acquisition Inquiry with respect to an RFMD Corporation;

(ii) furnish any information regarding, or afford any Person access to, the business, properties, assets, books or records of the RFMD Corporations to any Person in connection with or in response to an Acquisition Proposal with respect to an RFMD Corporation or Acquisition Inquiry with respect to an RFMD Corporation;

(iii) engage in discussions or negotiations with any Person relating to any Acquisition Proposal with respect to an RFMD Corporation or Acquisition Inquiry with respect to an RFMD Corporation;

(iv) approve, endorse or recommend any Acquisition Proposal with respect to an RFMD Corporation or Acquisition Inquiry with respect to an RFMD Corporation or any Person or group becoming an “Interested Shareholder” (as defined in RFMD’s restated articles of incorporation); or

(v) enter into any letter of intent or similar document or any Contract (other than a confidentiality agreement on the terms described below) contemplating or otherwise relating to any Acquisition Transaction with respect to an RFMD Corporation;

provided, however, that prior to the approval of this Agreement by the Required RFMD Shareholder Vote, neither this Section 5.4(a) nor any other provision of this Agreement shall prohibit RFMD from furnishing nonpublic information regarding the RFMD Corporations to, or entering into discussions and negotiations with, any Person in response to an Acquisition Proposal with respect to an RFMD Corporation that the RFMD Board concludes in good faith, after consulting with its outside legal counsel and financial advisors, is reasonably expected to result in an RFMD Superior Offer that is submitted to RFMD by such Person after the date hereof (and not withdrawn) if: (A) such Acquisition Proposal did not result from any breach of, or any action inconsistent with, any of the provisions set forth in this Section 5.4(a) or Section 6.2(b); (B) the RFMD Board concludes in good faith, after having consulted with its outside legal counsel, that failure to take such action would be a breach of the fiduciary duties of the RFMD Board to RFMD’s shareholders under applicable Legal Requirements; (C) prior to furnishing any such nonpublic information or public access to, or entering into discussions or negotiations with, such Person, RFMD receives from such Person an executed confidentiality agreement containing provisions (including nondisclosure provisions, use restrictions and non-solicitation) at least as favorable to RFMD as the provisions of the Confidentiality Agreement as in effect immediately prior to the execution of this Agreement, which confidentiality agreement shall not include any provisions that would prevent or restrict RFMD or RFMD’s Representatives from providing any information to TriQuint to which TriQuint would be entitled under any provision of this Agreement (provided, however, that no such confidentiality agreement need include “standstill” provisions); and (D) RFMD furnishes such nonpublic information to TriQuint (to the extent such nonpublic information has not been previously furnished by RFMD to TriQuint) as promptly as reasonably practicable (and in no event later than 24 hours) after it is furnished to such Person.

(b) TriQuint shall not, directly or indirectly, shall cause its Subsidiaries and the respective officers, directors, financial advisers, attorneys and accountants of the TriQuint Corporations to not, directly or indirectly, and shall use its reasonable best efforts to ensure that the other Representatives of the TriQuint Corporations do not, directly or indirectly

(i) solicit, initiate, knowingly encourage or knowingly facilitate the making, submission or announcement of any Acquisition Proposal with respect to a TriQuint Corporation or Acquisition Inquiry with respect to a TriQuint Corporation;

(ii) furnish any information regarding, or afford any Person access to, the business, properties, assets, books or records any of the TriQuint Corporations to any Person in connection with or in response to an Acquisition Proposal with respect to a TriQuint Corporation or Acquisition Inquiry with respect to a TriQuint Corporation;

(iii) engage in discussions or negotiations with any Person relating to any Acquisition Proposal with respect to a TriQuint Corporation or Acquisition Inquiry with respect to a TriQuint Corporation;

(iv) approve, endorse or recommend any Acquisition Proposal with respect to a TriQuint Corporation or Acquisition Inquiry with respect to a TriQuint Corporation or any Person or group becoming an “interested stockholder” under Section 203 of the DGCL or waive the applicability of Section 203 of the DGCL with respect to any Person or group; or

(v) enter into any letter of intent or similar document or any Contract (other than a confidentiality agreement on the terms described below) contemplating or otherwise relating to any Acquisition Transaction with respect to a TriQuint Corporation;

provided, however, prior to the adoption of this Agreement by the Required TriQuint Stockholder Vote, neither this Section 5.4(b) nor any other provision of this Agreement shall prohibit TriQuint from furnishing nonpublic information regarding the TriQuint Corporations to, or entering into discussions and negotiations with, any Person in response to an Acquisition Proposal with respect to a TriQuint Corporation that the TriQuint Board concludes in good faith, after consulting with its outside legal counsel and financial advisors, is reasonably expected to result in a TriQuint Superior Offer that is submitted to TriQuint by such Person after the date hereof (and not withdrawn) if: (A) such Acquisition Proposal did not result from any breach of, or any action inconsistent with, any of the provisions set forth in this Section 5.4(b) or 6.3(b); (B) the TriQuint Board concludes in good faith, after having consulted with its outside legal counsel, that failure to take such action would be a breach of the fiduciary duties of the TriQuint Board to TriQuint’s stockholders under applicable Legal Requirements; (C) prior to furnishing any such nonpublic information or public access to, or entering into discussions or negotiations with, such Person, TriQuint receives from such Person an executed confidentiality agreement containing provisions (including nondisclosure provisions, use restrictions or non-solicitation provisions) at least as favorable to TriQuint as the provisions of the Confidentiality Agreement as in effect immediately prior to the execution of this Agreement, which confidentiality agreement shall not include any provisions that would prevent or restrict TriQuint or TriQuint’s Representatives from providing any information to RFMD to which RFMD would be entitled under any provision of this Agreement (provided, however, that no such confidentiality agreement need include “standstill” provisions); and (D) TriQuint furnishes such nonpublic information to RFMD (to the extent such nonpublic information has not been previously furnished by TriQuint to RFMD) as promptly as reasonably practicable (and in no event later than 24 hours) after it is furnished to such Person.

(c) Each of TriQuint and RFMD shall promptly (and in no event later than 24 hours after receipt of any Acquisition Proposal with respect to an RFMD Corporation or a TriQuint Corporation, as the case may be, or Acquisition Inquiry with respect to an RFMD Corporation or a TriQuint Corporation, as the case may be) advise the other party to this Agreement orally and in writing of any such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry and the terms thereof and copies of all correspondence and other written material sent or provided to such party in connection therewith) that is made or submitted by any Person during the Pre-Closing Period (including copies of any written offer). Each party receiving an Acquisition Proposal or Acquisition Inquiry with respect to such party or any of its Subsidiaries, as the case may be shall keep the other party reasonably informed with respect to: (i) the status of any such Acquisition Proposal or Acquisition Inquiry; and (ii) the status and terms of any material modification or proposed material modification thereto.

(d) Each of TriQuint and RFMD shall immediately cease and cause to be terminated any discussions existing as of the date of this Agreement between any of the TriQuint Corporations or any of their Representatives, or any of the RFMD Corporations or any of their Representatives, and any other Person that relate to any Acquisition Proposal or Acquisition Inquiry with respect to an RFMD Corporation or a TriQuint Corporation, as the case may be.

(e) Each of TriQuint and RFMD agrees not to release or permit the release of any Person from, or to waive or permit the waiver of any provision of, any confidentiality, non-solicitation, no hire, “standstill” or similar Contract to which any such party or any of its Subsidiaries is a party or under which any such party or any of its Subsidiaries has any rights, and will use its reasonable best efforts to cause each such agreement to be enforced in accordance with its terms at the request of the other party to this Agreement.

Section 6. ADDITIONAL COVENANTS OF THE PARTIES

6.1 Registration Statement; Joint Proxy Statement/Prospectus.

(a) As promptly as practicable after the date of this Agreement, Parent, TriQuint and RFMD shall prepare and cause to be filed with the SEC the Joint Proxy Statement/Prospectus and Parent shall prepare and cause to be filed with the SEC the Form S-4 Registration Statement, in which the Joint Proxy Statement/Prospectus will be included as a prospectus. Each of the parties shall use reasonable best efforts: (i) to cause the Form S-4 Registration Statement and the Joint Proxy Statement/Prospectus to comply with the applicable rules and regulations promulgated by the SEC; (ii) to promptly notify the other of, cooperate with each other with respect to and respond promptly to any comments of the SEC or its staff; (iii) to have the Form S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC; and (iv) to keep the Form S-4 Registration Statement effective through the Closing in order to permit the consummation of the Merger. TriQuint shall use reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to TriQuint’s stockholders, and RFMD shall use reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to RFMD’s shareholders, as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. Each of the parties shall promptly furnish the other parties all information concerning such party, its Subsidiaries and shareholders or stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 6.1. If any party becomes aware of any information that should be disclosed in an amendment or supplement to the Form S-4 Registration Statement or the Joint Proxy Statement/Prospectus, then such party: (i) shall promptly inform the other parties thereof; (ii) shall provide the other parties (and their counsel) with a reasonable opportunity to review and comment on any amendment or supplement to the Form S-4 Registration Statement or the Joint Proxy Statement/Prospectus prior to it being filed with the SEC; (iii) shall provide the other parties with a copy of such amendment or supplement promptly after it is filed with the SEC; and (iv) shall cooperate, if appropriate, in mailing such amendment or supplement to the shareholders of RFMD or the stockholders of TriQuint.

(b) Prior to the Effective Time, Parent shall use reasonable best efforts to obtain all regulatory approvals needed to ensure that the Parent Common Stock to be issued in the exchanges of RFMD Common Stock and TriQuint Common Stock for Parent Common Stock pursuant to the Mergers will (to the extent required) be registered or qualified or exempt from registration or qualification under the securities laws of every state of the United States in which any registered holder of RFMD Common Stock or TriQuint Common Stock has an address of record on the record date for determining the shareholders entitled to notice of and to vote at the RFMD Shareholders’ Meeting and the stockholders entitled to notice of and to vote at the TriQuint Stockholders’ Meeting; provided, however, that Parent shall not be required to file a general consent to service of process in any jurisdiction.

6.2 RFMD Shareholders’ Meeting.

(a) RFMD: (i) shall take all action necessary under all applicable Legal Requirements to call, give notice of and hold a meeting of the holders of RFMD Common Stock to vote on a proposal to approve this

Agreement (the “RFMD Shareholders’ Meeting”); and (ii) shall submit such proposal to such holders at the RFMD Shareholders’ Meeting and shall not submit any other proposal to such holders in connection with the RFMD Shareholders’ Meeting without the prior written consent of TriQuint. RFMD in consultation with TriQuint shall set a record date for Persons entitled to notice of, and to vote at, the RFMD Shareholders’ Meeting and shall not change such record date without the prior written consent of TriQuint. The RFMD Shareholders’ Meeting shall be held (on a date selected by RFMD in consultation with TriQuint) as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. RFMD shall ensure that all proxies solicited in connection with the RFMD Shareholders’ Meeting are solicited in compliance with all applicable Legal Requirements. Notwithstanding anything to the contrary contained in this Agreement, RFMD after consultation with TriQuint may, or if requested by TriQuint shall, adjourn or postpone the RFMD Shareholders’ Meeting: (A) to the extent necessary to ensure that any supplement or amendment to the Joint Proxy Statement/Prospectus that is required by applicable Legal Requirements is timely provided to RFMD’s shareholders; (B) if as of the time for which the RFMD Shareholders’ Meeting is originally scheduled there are insufficient shares of RFMD Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the RFMD Shareholders’ Meeting; (C) if additional time is reasonably required (taking into account the likelihood of success in light of the ongoing existence of any RFMD Superior Offer) to solicit proxies in favor of the approval of this Agreement; or (D) TriQuint has postponed or adjourned the TriQuint Stockholders’ Meeting.

(b) Subject to Section 6.2(c): (i) the Joint Proxy Statement/Prospectus shall include a statement to the effect that the RFMD Board recommends that RFMD’s shareholders vote to approve this Agreement at the RFMD Shareholders’ Meeting (the recommendation of the RFMD Board that RFMD’s shareholders vote to approve this Agreement being referred to as the “RFMD Board Recommendation”); (ii) the RFMD Board Recommendation shall not be withdrawn or modified in a manner adverse to TriQuint; (iii) neither the RFMD Board nor any committee thereof shall: (A) fail to reaffirm the RFMD Board Recommendation, or fail to publicly state that the Mergers and this Agreement are in the best interest of RFMD’s shareholders, within ten business days after TriQuint requests in writing that such action be taken; (B) fail to publicly announce, within ten business days after a tender offer or exchange offer relating to the securities of RFMD shall have been commenced, a statement disclosing that the RFMD Board recommends rejection of such tender or exchange offer; (C) fail to issue, within ten business days after an Acquisition Proposal with respect to an RFMD Corporation is publicly announced, a press release announcing its opposition to such Acquisition Proposal; or (D) resolve or publicly propose to take any action described in clauses “(ii)” or “(iii)” of this sentence (each of the foregoing actions described in clauses “(ii)” and “(iii)” being referred to as an “RFMD Change in Recommendation”).

(c) Notwithstanding anything to the contrary contained in Section 6.2(b) or elsewhere in this Agreement, at any time prior to the approval of this Agreement by the Required RFMD Shareholder Vote, the RFMD Board may effect, or cause RFMD to effect, as the case may be, an RFMD Change in Recommendation and, in the case of subclause “(i)” below, terminate this Agreement to enter into a Contract with respect to an RFMD Superior Offer:

(i) if: (A) RFMD has not breached its obligations under Section 5.4(a) or Section 6.2(b) in connection with the Acquisition Proposal referred to in the following clause “(B);” (B) after the date of this Agreement, an unsolicited, bona fide, written Acquisition Proposal is made to RFMD; (C) the RFMD Board determines in its good faith judgment, after consulting with an independent financial advisor and outside legal counsel, that such Acquisition Proposal constitutes an RFMD Superior Offer; (D) the RFMD Board does not effect, or cause RFMD to effect, an RFMD Change in Recommendation at any time within five business days after TriQuint receives written notice from RFMD confirming that the RFMD Board has determined that such Acquisition Proposal is an RFMD Superior Offer (together with a written summary of RFMD Superior Offer and setting forth the identity of the Person making such RFMD Superior Offer and all the material terms and conditions of such RFMD Superior Offer in reasonable detail) (it being understood and agreed that any revision or modification in any material respect to such RFMD Superior Offer shall require a new written notice by RFMD to TriQuint in compliance with this clause “(D)” and a new matching period under clause “(E)” below, except that such notice and matching period shall be three business days); (E) during such five business day period, if requested by TriQuint, RFMD engages in good faith negotiations, the intent and purpose of which is to amend this Agreement in such a manner that the Acquisition Proposal that was determined to constitute an RFMD Superior Offer no longer constitutes an RFMD Superior Offer, so that the transactions contemplated hereby may be effected; (F) at the end of such five business day period, such Acquisition Proposal has not been withdrawn and continues to constitute an RFMD Superior Offer (taking into account any changes to the terms of this Agreement proposed by TriQuint as a result of the negotiations required by clause “(E)” or otherwise); and (G) the RFMD Board determines in good faith, after having consulted with its outside legal counsel, that, in light of such RFMD Superior Offer, the failure to make an RFMD Change in Recommendation would be a breach of the fiduciary duties of the RFMD Board to RFMD’s shareholders under applicable Legal Requirements; or

(ii) if: (A) a material development or change in circumstances that is not related to an Acquisition Proposal with respect to an RFMD Corporation, to the extent such development or change in circumstances is disproportionately more favorable to the recurring financial condition and results of operations of RFMD and its Subsidiaries, taken as a whole, when compared to other businesses operating in the industries in which RFMD operates, occurs or arises after the date of this Agreement that was neither known to any RFMD Corporation or any Representative of any RFMD Corporation nor reasonably foreseeable to any RFMD Corporation as of the date of this Agreement (such material development or change in circumstances being referred to as an “RFMD Intervening Event”); provided, however, that changes in the market price or trading volume of RFMD Common Stock or the fact that RFMD meets or exceeds internal or published projections, forecasts or revenue or earnings predictions for any period shall not constitute an Intervening Event, except that the underlying causes of such change or fact shall not be excluded from this clause “(A)”; (B) at least five business days prior to any meeting of the RFMD Board at which the RFMD Board will consider whether such RFMD Intervening Event requires the RFMD Board to effect, or cause RFMD to effect, an RFMD Change in Recommendation, RFMD provides TriQuint with a written notice specifying the date and time of such meeting and the reasons for holding such meeting; (C) during such five business day period, if requested by TriQuint, RFMD engages in good faith negotiations with TriQuint to amend this Agreement in such a manner that obviates the need for the RFMD Board to effect, or cause RFMD to effect, an RFMD Change in Recommendation as a result of such RFMD Intervening Event; and (D) the RFMD Board determines in good faith, after having consulted with its outside legal counsel, that, in light of such RFMD Intervening Event, the failure to make an RFMD Change in Recommendation would be a breach of the fiduciary duties of the RFMD Board to RFMD’s shareholders under applicable Legal Requirements.

(d) Notwithstanding any RFMD Change in Recommendation, unless earlier terminated in accordance with Section 9.1, this Agreement shall be submitted to the holders of RFMD’s Common Stock at the RFMD Shareholders’ Meeting for the purpose of voting on the approval of this Agreement and nothing contained in this Agreement shall be deemed to relieve RFMD of such obligation.

6.3 TriQuint Stockholders’ Meeting.

(a) TriQuint: (i) shall take all action necessary under all applicable Legal Requirements to call, give notice of and hold a meeting of the holders of TriQuint Common Stock to vote on a proposal to adopt this Agreement (the “TriQuint Stockholders’ Meeting”); and (ii) shall submit such proposal to such holders at the TriQuint Stockholders’ Meeting and, except as otherwise contemplated by this Agreement, shall not submit any other proposal to such holders in connection with the TriQuint Stockholders’ Meeting without the prior written consent of RFMD. TriQuint in consultation with RFMD shall set a record date for Persons entitled to notice of, and to vote at, the TriQuint Stockholders’ Meeting and shall not change such record date without the prior written consent of RFMD. The TriQuint Stockholders’ Meeting shall be held on the date that (or, to the extent that TriQuint and RFMD agree, as promptly as practicable after) this Agreement shall have been adopted by RFMD’s shareholders at the RFMD Shareholders’ Meeting. TriQuint shall ensure that all proxies solicited in connection with the TriQuint Stockholders’ Meeting are solicited in compliance with all applicable Legal Requirements. Notwithstanding anything to the contrary contained in this Agreement, TriQuint after consultation with RFMD may, or if requested by RFMD shall, adjourn or postpone the TriQuint Stockholders’ Meeting: (A) to the extent necessary to ensure that any supplement or amendment to the Joint Proxy Statement/Prospectus that is required by applicable Legal Requirements is timely provided to TriQuint’s stockholders; (B) if as of the time for which the TriQuint Stockholders’ Meeting is originally scheduled there are insufficient shares of TriQuint Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the TriQuint Stockholders’ Meeting; (C) if additional time is reasonably required (taking into account the likelihood of success in light of the ongoing existence of any TriQuint Superior Offer) to solicit proxies in favor of the adoption of this Agreement; or (D) RFMD has postponed or adjourned the RFMD Shareholders’ Meeting.

(b) Subject to Section 6.3(c): (i) the Joint Proxy Statement/Prospectus shall include a statement to the effect that the TriQuint Board recommends that TriQuint’s stockholders vote to adopt this Agreement at the TriQuint Stockholders’ Meeting (the recommendation of the TriQuint Board that TriQuint’s stockholders vote to adopt this Agreement being referred to as the “TriQuint Board Recommendation”); (ii) the TriQuint Board Recommendation shall not be withdrawn or modified in a manner adverse to RFMD; (iii) neither the TriQuint Board nor any committee thereof shall: (A) fail to reaffirm the TriQuint Board Recommendation, or fail to publicly state that the Mergers and this Agreement are in the best interest of TriQuint’s stockholders, within ten business days after RFMD requests in writing that such action be taken; (B) fail to publicly announce, within ten business days after a tender offer or exchange offer relating to the securities of TriQuint shall have been commenced, a statement disclosing that the TriQuint Board recommends rejection of such tender or exchange offer; (C) fail to issue, within ten business days after an Acquisition Proposal with respect to a TriQuint Corporation is publicly announced, a press release announcing its opposition to such Acquisition Proposal; or (D) resolve or publicly propose to take any action described in clauses “(ii)” or “(iii)” of this sentence (each of the foregoing actions described in clauses “(ii)” and “(iii)” being referred to as a “TriQuint Change in Recommendation”).

(c) Notwithstanding anything to the contrary contained in Section 6.3(b) or elsewhere in this Agreement, at any time prior to the adoption of this Agreement by the Required TriQuint Stockholder Vote, the TriQuint Board may effect, or cause TriQuint to effect, as the case may be, a TriQuint Change in Recommendation and, in the case of subclause “(i)” below, terminate this Agreement to enter into a Contract with respect to a TriQuint Superior Offer:

(i) if: (A) TriQuint has not breached its obligations under Section 5.4(b) or Section 6.3(b) in connection with the Acquisition Proposal referred to in the following clause “(B);” (B) after the date of this Agreement, an unsolicited, bona fide, written Acquisition Proposal is made to TriQuint; (C) the TriQuint Board determines in its good faith judgment, after consulting with an independent financial advisor and outside legal counsel, that such Acquisition Proposal constitutes a TriQuint Superior Offer; (D) the TriQuint Board does not effect, or cause TriQuint to effect, a TriQuint Change in Recommendation at any time within five business days after RFMD receives written notice from TriQuint confirming that the TriQuint Board has determined that such Acquisition Proposal is a TriQuint Superior Offer (together with a written summary of the TriQuint Superior Offer and setting forth the identity of the Person making such TriQuint Superior Offer and all the material terms and conditions of such TriQuint Superior Offer in reasonable detail) (it being understood and agreed that any revision or modification in any material respect to such TriQuint Superior Offer shall require a new written notice by TriQuint to RFMD in compliance with this clause “(D)” and a new matching period under clause “(E)” below, except that such notice and matching period shall be three business days); (E) during such five business day period, if requested by RFMD, TriQuint engages in good faith negotiations, the intent and purpose of which is to amend this Agreement in such a manner that the Acquisition Proposal that was determined to constitute a TriQuint Superior Offer no longer constitutes a TriQuint Superior Offer, so that the transactions contemplated hereby may be effected; (F) at the end of such five business day period, such Acquisition Proposal has not been withdrawn and continues to constitute a TriQuint Superior Offer (taking into account any changes to the terms of this Agreement proposed by RFMD as a result of the negotiations required by clause “(E)” or otherwise); and (G) the TriQuint Board determines in good faith, after having consulted with its outside legal counsel, that, in light of such TriQuint Superior Offer, the failure to make a TriQuint Change in Recommendation would be a breach of the fiduciary duties of the TriQuint Board to TriQuint’s stockholders under applicable Legal Requirements; or

(ii) if: (A) a material development or change in circumstances that is not related to an Acquisition Proposal with respect to a TriQuint Corporation, to the extent such development or change in circumstances is disproportionately more favorable to the recurring financial condition and results of operations of TriQuint and its Subsidiaries, taken as a whole, when compared to other businesses operating in the industries in which TriQuint operates, occurs or arises after the date of this Agreement that was neither known to any TriQuint Corporation or any Representative of any TriQuint Corporation nor reasonably foreseeable to any TriQuint Corporation as of the date of this Agreement (such material development or change in circumstances being referred to as a “TriQuint Intervening Event”); provided, however, that changes in the market price or trading volume of TriQuint Common Stock or the fact that TriQuint meets or exceeds internal or published projections, forecasts or revenue or earnings predictions for any period shall not constitute an Intervening Event, except that the underlying causes of such change or fact shall not be excluded from this clause “(A)”; (B) at least five business days prior to any meeting of the TriQuint Board at which the TriQuint Board will consider whether such TriQuint Intervening Event requires the TriQuint Board to effect, or cause TriQuint to effect, a TriQuint Change in Recommendation, TriQuint provides RFMD with a written notice specifying the date and time of such meeting and the reasons for holding such meeting; (C) during such five business day period, if requested by RFMD, TriQuint engages in good faith negotiations with RFMD to amend this Agreement in such a manner that obviates the need for the TriQuint Board to effect, or cause TriQuint to effect, a TriQuint Change in Recommendation as a result of such TriQuint Intervening Event; and (D) the TriQuint Board determines in good faith, after having consulted with its outside legal counsel, that, in light of such TriQuint Intervening Event, the failure to make a TriQuint Change in Recommendation would be a breach of the fiduciary duties of the TriQuint Board to TriQuint’s stockholders under applicable Legal Requirements.

(d) Notwithstanding any TriQuint Change in Recommendation, unless earlier terminated in accordance with Section 9.1, this Agreement shall be submitted to the holders of TriQuint Common Stock at the TriQuint Stockholders’ Meeting for the purpose of voting on the adoption of this Agreement and nothing contained in this Agreement shall be deemed to relieve TriQuint of such obligation.

6.4 RFMD ESPP; TriQuint ESPP; Parent Equity Plans.

(a) RFMD shall take the necessary actions with respect to the RFMD ESPP so that (i) the ending date of the current offering period shall occur prior to the Effective Time (the “RFMD Final Purchase Date”) and all outstanding purchase rights (if any) shall be automatically exercised on the RFMD Final Purchase Date by applying the payroll deductions of each then current participant to the purchase of whole shares of RFMD Common Stock in accordance with the terms of the RFMD ESPP, (ii) as of the RFMD Final Purchase Date, the RFMD ESPP shall be suspended, and no offering periods or purchase periods shall be thereafter commenced and no payroll deductions or other contributions shall be thereafter made or effected with respect to the RFMD ESPP, (iii) notice shall be given to participants in the RFMD ESPP prior to the RFMD Final Purchase Date describing the treatment of the RFMD ESPP pursuant to this Section 6.4(a) and Section 2.6, and (iv) conditional upon the occurrence of the Effective Time, the RFMD ESPP shall terminate effective upon the Effective Time.

(b) TriQuint shall take the necessary actions with respect to the TriQuint ESPP so that (i) the ending date of the current offering period shall occur prior to the Initial Effective Time (the “TriQuint Final Purchase Date”) and all outstanding purchase rights (if any) shall be automatically exercised on the TriQuint Final Purchase Date by applying the payroll deductions of each then current participant to the purchase of whole shares of TriQuint Common Stock in accordance with the terms of the TriQuint ESPP, (ii) as of the TriQuint

Final Purchase Date, the TriQuint ESPP shall be suspended, and no offering periods or purchase periods shall be thereafter commenced and no payroll deductions or other contributions shall be thereafter made or effected with respect to the TriQuint ESPP, (iii) notice shall be given to participants in the TriQuint ESPP prior to the TriQuint Final Purchase Date describing the treatment of the TriQuint ESPP pursuant to this Section 6.4(b) and Section 2.5, and (iv) conditional upon the occurrence of the Initial Effective Time, the TriQuint ESPP shall terminate effective upon the Initial Effective Time.

(c) Parent shall file with the SEC, no later than 15 days after the date on which the Mergers become effective, a registration statement on Form S-8, if available for use by Parent, relating to the shares of Parent Common Stock issuable with respect to the TriQuint Options, TriQuint RSUs and TriQuint MSUs converted in accordance with Section 2.5 and the RFMD Options, RFMD RSUs and RFMD PSUs converted in accordance with Section 2.6.

(d) As of the Initial Effective Time, Parent shall adopt and implement a stock plan or plans pursuant to which Parent will have the authority to grant equity awards including, but not limited to, options to acquire shares of Parent Common Stock. Prior to the Initial Effective Time, RFMD and TriQuint will mutually agree on the terms of such plan or plans, including, but not limited to, the number of shares of Parent Common Stock to be reserved for issuance thereunder.

(e) At the Initial Effective Time, Parent may (if Parent determines that it desires to do so) assume any or all RFMD Equity Plans and TriQuint Equity Plans. If Parent elects to assume an RFMD Equity Plan or TriQuint Equity Plan, then, under such RFMD Equity Plan or TriQuint Equity Plan, as applicable, Parent shall be entitled to grant stock awards, to the extent permissible under applicable Legal Requirements, using the share reserves of such RFMD Equity Plan or TriQuint Equity Plan, as applicable, as of the Initial Effective Time (including any shares returned to such share reserves as a result of the termination of TriQuint Equity Awards or RFMD Equity Awards that are assumed and converted by Parent pursuant to Section 2.5 or Section 2.6), except that: (i) stock covered by such awards shall be shares of Parent Common Stock; (ii) all references in such RFMD Equity Plan to a number of shares of RFMD Common Stock or TriQuint Equity Plan to a number of shares of TriQuint Common Stock, as applicable, shall be deemed amended to refer instead to a number of shares of Parent Common Stock determined by multiplying the number of referenced shares of RFMD Common Stock by the RFMD Exchange Ratio or the number of referenced shares of TriQuint Common Stock by the TriQuint Exchange Ratio, as applicable, and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; and (iii) the Parent Board or a committee thereof shall succeed to the authority and responsibility of the RFMD Board or any committee thereof with respect to the administration of such RFMD Equity Plan and the TriQuint Board or any committee thereof with respect to the administration of such TriQuint Equity Plan.

(f) Prior to (i) the Effective Time, RFMD shall take all action that may be necessary (under RFMD Equity Plans and otherwise) to effectuate the provisions of Section 2.6 and to ensure that, from and after the Effective Time, holders of RFMD Options, RFMD RSUs and RFMD PSUs have only those rights with respect thereto specifically provided in Section 2.6; and (ii) prior to the Initial Effective Time, TriQuint shall take all action that may be necessary (under TriQuint Equity Plans and otherwise) to effectuate the provisions of Section 2.5 and to ensure that, from and after the Initial Effective Time, holders of TriQuint Options, TriQuint RSUs and TriQuint MSUs have only those rights with respect thereto specifically provided in Section 2.5.

6.5 Employee Benefits.

(a) With respect to each “employee benefit plan,” as defined in Section 3(3) of ERISA, and each vacation, sick leave, paid time off and severance plan (that is not an “employee benefit plan” as defined in Section 3(3) of ERISA) maintained by Parent or any Subsidiary of Parent (each, a “Parent Benefit Plan”) in which any employee of any RFMD Corporation or any TriQuint Corporation who continues employment with Parent or any of its Subsidiaries (including the TriQuint Surviving Corporation, the RFMD Surviving

Corporation or any of their respective Subsidiaries) after the Effective Time (“Continuing Employees”) will participate after the Effective Time, all service of the Continuing Employees with the RFMD Corporations or the TriQuint Corporations, as the case may be, shall be recognized for purposes of determining eligibility to participate, vesting and accrual and level of benefits, except to the extent such recognition would result in the duplication of benefits. In addition, Parent or Parent’s Subsidiaries (including the TriQuint Surviving Corporation, the RFMD Surviving Corporation and their respective Subsidiaries), as applicable, shall use commercially reasonable efforts to cause each Parent Benefit Plan that is a welfare benefit plan, within the meaning of Section 3(1) of ERISA to: (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements other than preexisting condition limitations, exclusions or waiting periods that are already in effect with respect to such Continuing Employees and that have not been satisfied or waived as of the Effective Time under the analogous welfare benefit plan maintained for the Continuing Employees immediately prior to the Effective Time; and (ii) recognize for each Continuing Employee and his or her spouse, domestic partner and dependents for purposes of applying annual deductible, co-payment and out-of-pocket maximums under such Parent Benefit Plan any deductible, co-payment and out-of-pocket expenses paid by the Continuing Employee and his or her spouse, domestic partner and dependents under an analogous RFMD Employee Plan or TriQuint Employee Plan during the plan year of such plan in which occurs the later of the Effective Time and the date on which the Continuing Employee begins participation in such Parent Benefit Plan.

(b) Nothing in this Section 6.5 or elsewhere in this Agreement shall be construed to create: (i) a right in any RFMD Associate or TriQuint Associate to employment with Parent, the Surviving Corporations or any of their Subsidiaries; or (ii) with any RFMD Associate or TriQuint Associate any third-party rights, benefits or remedies of any nature whatsoever. Nothing herein shall be construed to limit the right of Parent, the Surviving Corporations or any of their Subsidiaries to amend or terminate any Parent Benefit Plan, any RFMD Employee Plan, any TriQuint Employee Plan or any other employee benefit plan. Except for Indemnified Parties (as defined in Section 6.6) to the extent of their respective rights pursuant to Section 6.6, no RFMD Associate, no TriQuint Associate, and no Continuing Employee, shall be deemed to be a third party beneficiary of this Agreement. No provision of this Section 6.5 shall modify or amend any other agreement, plan, program or document unless this Agreement expressly states that the provision “amends” that other agreement, plan, program or document.

(c) The Parties shall cooperate with one another to determine whether any RFMD Employee Plan or TriQuint Employee Plan, as applicable, that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (a “401(k) Plan”) will be terminated effective prior to the Initial Effective Time. If RFMD is required to terminate any 401(k) Plan, then RFMD shall provide to TriQuint prior to the Closing Date written evidence of the adoption by the RFMD Board of resolutions authorizing the termination of such 401(k) Plan (the form and substance of which resolutions shall be subject to the reasonable review of TriQuint); if TriQuint is required to terminate any 401(k) Plan, then TriQuint shall provide to RFMD prior to the Closing Date written evidence of the adoption by the TriQuint Board of resolutions authorizing the termination of such 401(k) Plan (the form and substance of which resolutions shall be subject to the reasonable review of RFMD).

(d) To the extent any employee notification or consultation requirements are imposed by applicable Legal Requirements with respect to any of the Contemplated Transactions, RFMD, TriQuint and Parent shall cooperate to ensure that such requirements are complied with prior to the Initial Effective Time. Prior to the Effective Time, neither RFMD nor TriQuint shall, and each shall ensure that its Subsidiaries and the respective Representatives of the RFMD Corporations and TriQuint Corporations do not, communicate with any employees of the RFMD Corporations or TriQuint Corporations regarding post-Closing employment matters, including post-Closing employee benefits and compensation, without the prior written approval of RFMD or TriQuint, as applicable, which approval shall not be unreasonably withheld.

(e) It is the intent of RFMD and TriQuint that (i) the Contemplated Transactions constitute a “change in control” (or words of similar meaning) under any TriQuint Employee Plan, TriQuint Employee Agreement, RFMD Employee Plan or RFMD Employee Agreement that provides for the potential payment of benefits in connection with a “change in control” (or phrases of similar meaning), whether such benefits are payable in the form of equity (including accelerated vesting of equity) or cash, and (ii) benefits shall only be payable under such plans and agreements in the event that the employment or service of affected participants is terminated without cause or for good reason within certain specific time periods following the “change in control” event (that is, that benefits are intended to be payable upon a “double trigger”). Unless otherwise agreed in writing by RFMD and TriQuint, RFMD and TriQuint shall take any and all further actions, including amendment of such plans and/or agreements, if required (with the terms of such amendments or other actions being subject to the written consent of the other party), as may be reasonably practicable to effectuate the intent stated herein.

6.6 Indemnification of Officers and Directors.

(a) For a period of six years after the Effective Time, Parent shall cause the Surviving Corporations, and their Subsidiaries to indemnify their respective current or former directors and officers and any person who becomes a director or officer of any of the RFMD Corporations or TriQuint Corporations prior to the Effective Time (the “Indemnified Parties”) to the fullest extent that applicable Legal Requirements permit a company to indemnify its own directors and officers.

(b) For a period of six years following the Effective Time, Parent and the Surviving Corporations shall cause to be maintained in effect the existing policies of each of TriQuint’s and RFMD’s directors’ and officers’ liability insurance (or a comparable replacement policy) (the “D&O Policies”) covering claims arising from facts or events that occurred at or prior to the Effective Time to the extent that such claims are of the type covered by the D&O Policies (including for acts or omissions occurring in connection with this Agreement and the consummation of the Contemplated Transactions to the extent that such acts or omissions are covered by the D&O Policies) and covering each Indemnified Party who is covered as of the Effective Time by the applicable D&O Policy, in any case on terms with respect to coverage and amounts that are no less favorable in the aggregate than those terms in effect on the date hereof; provided, however, that in no event shall Parent or the Surviving Corporations be required to expend in any one year an amount in excess of 200% of the larger of the current annual premium paid by RFMD or TriQuint (which annual premiums are set forth on Part 6.6(b) of the RFMD Disclosure Schedule and the TriQuint Disclosure Schedule) for such insurance (the larger such 200% amount, the “Maximum Annual Premium”); and provided further, however, that if the annual premiums of such insurance coverage exceed the Maximum Annual Premium, Parent and the Surviving Corporations shall be obligated to obtain a policy with the greatest comparable coverage available for a cost not exceeding the Maximum Annual Premium. Notwithstanding anything to the contrary in this Agreement, in lieu of its obligations under the first sentence of this Section 6.6(b), Parent may purchase a six-year “tail” prepaid policy on each of the D&O Policies on terms with respect to coverage and amounts no less favorable in the aggregate than the applicable D&O Policy, and in the event that Parent shall purchase such a “tail” policy or policies, Parent and the Surviving Corporations shall maintain such “tail” policy or policies in full force and effect and continue to honor their respective obligations thereunder, in lieu of all other applicable obligations of Parent and the Surviving Corporations under the first sentence of this Section 6.6(b) for so long as such “tail” policy or policies shall be maintained in full force and effect.

(c) The obligations under this Section 6.6 shall not be terminated, amended or otherwise modified in such a manner as to adversely affect any Indemnified Party (or any other person who is a beneficiary under the D&O Policies or the applicable “tail” policy referred to in Section 6.6(b)) (and any of such person’s heirs and representatives)) without the prior written consent of such affected Indemnified Party or other person who is a beneficiary under the D&O Policies or the applicable “tail” policy referred to in Section 6.6(b) (and, after the death of any of the foregoing persons, such person’s heirs and representatives). Each of the Indemnified Parties or other persons who are beneficiaries under the D&O Policies or the applicable “tail” policy referred to in Section 6.6(b) (and, after the death of any of the foregoing persons, such person’s heirs and representatives) are intended to be third party beneficiaries of this Section 6.6, with full rights of enforcement as if a party thereto. The rights of the Indemnified Parties (and other persons who are beneficiaries under the D&O Policies or the applicable “tail” policy referred to in Section 6.6(b) (and their heirs and representatives)) under this Section 6.6 shall be in addition to, and not in substitution for, any other rights that such persons may have under the certificate or articles of incorporation, bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by TriQuint, RFMD or any of their respective Subsidiaries, or applicable Legal Requirement (whether at law or in equity).

(d) In the event that Parent, the Surviving Corporations or any of their respective Subsidiaries (or any of their respective successors or assigns) shall consolidate or merge with any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, then in each case, to the extent necessary to protect the rights of the Indemnified Parties, proper provision shall be made so that the continuing or surviving corporation or entity (or its successors or assigns, if applicable) shall assume the obligations set forth in this Section 6.6.

6.7 Regulatory Approvals and Related Matters.

(a) Each party shall use reasonable best efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Body with respect to the Mergers and the other Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, RFMD and TriQuint shall, promptly after the date of this Agreement, prepare and file the notifications required under any Legal Requirement that is designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”) in connection with the Merger. RFMD and TriQuint shall use reasonable best efforts to respond as promptly as practicable to any inquiries or requests received from any state attorney general, antitrust authority or other Governmental Body in connection with antitrust or related matters.

(b) Subject to compliance with applicable Legal Requirements, TriQuint shall use reasonable best efforts to provide to RFMD, and RFMD shall use reasonable best efforts to provide to TriQuint, as promptly as practicable, any information that is required in order to effectuate any filings or applications by TriQuint or RFMD, as the case may be, pursuant to Section 6.7(a). Except where prohibited by applicable Legal Requirements, and subject to the Confidentiality Agreement and the Common Interest Agreement, each of RFMD and TriQuint shall use reasonable best efforts to: (i) consult with and consider the views of the other party regarding material positions being taken in material filings to be made under Antitrust Laws in connection with the Contemplated Transactions; (ii) provide the other (and its counsel) as promptly as practicable with copies of all material filings and material written submissions made by such party with any Governmental Body under any Antitrust Law in connection with the Contemplated Transactions; and (iii) consult with the other in advance of any meeting or conference with any Governmental Body under any Antitrust Law in connection with the Contemplated Transactions and give the other the opportunity to attend and participate in such meeting or conference.

(c) Subject to Section 6.7(d), TriQuint and RFMD shall use reasonable best efforts to take, or cause to be taken, all actions necessary to consummate the Mergers and make effective the other Contemplated Transactions. Without limiting the generality of the foregoing, but subject to Section 6.7(d), each party to this Agreement: (i) shall make all filings and give all notices required to be made and given by such party in connection with the Mergers and the other Contemplated Transactions; (ii) shall use reasonable best efforts to obtain each Consent required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Mergers or any of the other Contemplated Transactions; and (iii) shall use reasonable best efforts to defend against (or, if imposed, lift) any restraint, injunction or other legal bar to the Merger, including any request for preliminary relief.

(d) Notwithstanding anything to the contrary contained in this Section 6.7, none of TriQuint, Trident Merger Sub, Parent, RFMD or Rocky Merger Sub (or any of their respective Subsidiaries) shall have any obligation under this Agreement or in connection with the Contemplated Transactions: (i) to divest or agree to divest (or cause any of their respective Subsidiaries to divest or agree to divest) any of their respective businesses, product lines or assets, or to take or agree to take (or cause any of their respective Subsidiaries to take or agree to take) any other action or agree (or cause any of their respective Subsidiaries to agree) to any limitation or restriction on any of their respective businesses, product lines or assets; or (ii) to license or otherwise make available (or cause any of their respective Subsidiaries to license or otherwise make available) to any Person, any technology, software or other Intellectual Property or Intellectual Property Right; provided, however, that TriQuint and RFMD shall be required to take (and to cause their respective Subsidiaries to take) the actions set forth in clauses “(i)” and “(ii)” of this Section 6.7(d) if, but only if, such actions, considered collectively, (A) are not reasonably expected to result in a reduction of the combined annual consolidated revenues of the TriQuint Corporations and the RFMD Corporations, collectively, of more than $50,000,000 (using the applicable revenues of the TriQuint Corporations and the RFMD Corporations for the 12 months ending December 31, 2013 in determining whether the threshold set forth in this sentence is reasonably expected to be exceeded), and (B) would not reasonably be expected to result in a material and adverse effect on the benefits TriQuint and RFMD intend to achieve through the transactions contemplated by this Agreement.

6.8 Disclosure. TriQuint and RFMD: (a) have agreed to the text of the joint press release announcing the signing of this Agreement; and (b) shall consult with each other before issuing any further press release or otherwise making any public statement, and shall not issue any such press release or make any such public statement without the prior written consent of the other parties hereto, which consent shall not be unreasonably withheld, conditioned or delayed. RFMD shall consult with TriQuint and consider the views and comments of TriQuint before any of the RFMD Corporations or any of their Representatives sends any emails or other documents to RFMD Associates generally or otherwise communicates with RFMD Associates generally, with respect to the Mergers or any of the other Contemplated Transactions. TriQuint shall consult with RFMD and consider the views and comments of RFMD before any of the TriQuint Corporations or any of their Representatives sends any emails or other documents to TriQuint Associates generally or otherwise communicates with TriQuint Associates generally, with respect to the Mergers or any of the other Contemplated Transactions. Notwithstanding the foregoing: (i) each party may, without such consultation or consent, make any public statement in response to questions from the press, analysts, investors or those attending industry conferences and make internal announcements to employees, so long as such statements are consistent with previous press releases, public disclosures or public statements made jointly by the parties (or individually, if approved by the other parties), (ii) a party may, without the prior consent of the other parties hereto, issue any such press release or make any such public announcement or statement as may be required by a Legal Requirement or the rules and regulations of the NASDAQ Global Select Market if it first notifies and consults with the other parties hereto prior to issuing any such press release or making any such public announcement or statement; (iii) RFMD need not consult with TriQuint in connection with any press release, public statement or filing to be issued or made with respect to any Acquisition Proposal relating to any RFMD Corporation or any RFMD Change in Recommendation; and (iv) TriQuint need not consult with RFMD in connection with any press release, public statement or filing to be issued or made with respect to any Acquisition Proposal relating to any TriQuint Corporation or any TriQuint Change in Recommendation.

6.9 Tax Matters. Prior to the filing of the Form S-4 Registration Statement, RFMD, TriQuint and Parent shall execute and deliver to Weil, Gotshal & Manges LLP and to Perkins Coie LLP tax representation letters substantially in the form set forth in Schedule 6.9. To the extent requested by TriQuint or RFMD, each of TriQuint, RFMD and Parent shall confirm to Weil, Gotshal & Manges LLP and to Perkins Coie LLP the accuracy and completeness as of the Initial Effective Time and the Effective Time, as applicable, of the tax representation letters delivered pursuant to the immediately preceding sentence. Following the delivery of the tax representation letters pursuant to the first sentence of this Section 6.9: (a) RFMD shall use commercially reasonable efforts to cause Weil, Gotshal & Manges LLP to deliver to it a tax opinion satisfying the requirements of Item 601 of Regulation S-K under the Securities Act; and (b) TriQuint shall use commercially reasonable efforts to cause Perkins Coie LLP to deliver to it a tax opinion satisfying the requirements of Item 601 of Regulation S-K under the Securities Act. In rendering such opinions, each of such counsel shall be entitled to rely on the tax representation letters referred to in this Section 6.9.

6.10 Obligations of Parent, Trident Merger Sub and Rocky Merger Sub.

(a) Prior to the Effective Time, Parent shall take all action necessary to cause Rocky Merger Sub and Trident Merger Sub to perform their respective obligations under this Agreement and to consummate the Contemplated Transactions upon the terms and subject to the conditions set forth in this Agreement.

(b) Following the Effective Time, Parent shall take all action necessary to cause the RFMD Surviving Corporation and the TriQuint Surviving Corporation to perform their respective obligations under this Agreement and to consummate the Contemplated Transactions upon the terms and subject to the conditions set forth in this Agreement.

6.11 Listing. The parties shall use their respective reasonable best efforts to cause the shares of Parent Common Stock to be issued in the exchanges of RFMD Common Stock and TriQuint Common Stock for Parent Common Stock pursuant to the Mergers, including the Parent Common Stock to be issued upon the exercise of converted RFMD Options and TriQuint Options, and upon the vesting of converted RFMD RSUs, RFMD PSUs, TriQuint RSUs and TriQuint MSUs to be approved for listing (subject to notice of issuance) on the NASDAQ Global Select Market at or prior to the Initial Effective Time.

6.12 Resignation of Officers and Directors. Each of RFMD and TriQuint shall use commercially reasonable efforts to obtain and deliver to Parent at or prior to the Initial Effective Time (in the case of TriQuint) and the Effective Time (in the case of RFMD) the resignation of each corporate officer and director of each of the RFMD Corporations and the TriQuint Corporations, respectively, effective as of the Initial Effective Time (in the case of TriQuint) and the Effective Time (in the case of RFMD) (it being understood that such resignation shall not constitute a voluntary termination of employment under any RFMD Employee Agreement or RFMD Employee Plan applicable to such individual’s status as a corporate officer or director of an RFMD Corporation, or under any TriQuint Employee Agreement or TriQuint Employee Plan applicable to such individual’s status as a corporate officer or director of a TriQuint Corporation).

6.13 Section 16 Matters.

(a) Subject to Sections 6.13(b) and 6.13(c), prior to the Initial Effective Time, RFMD and TriQuint will take all steps that may be required to cause any dispositions of TriQuint Common Stock or RFMD Common Stock (including derivative securities with respect to TriQuint Common Stock or RFMD Common Stock) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transaction contemplated by Section 2 of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to RFMD and TriQuint or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

(b) At least 30 days prior to the Closing Date, RFMD shall furnish the following information to TriQuint for each individual who, immediately after the Effective Time, will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent: (i) the number of shares of RFMD Common Stock held by such individual and expected to be exchanged for shares of Parent Common Stock pursuant to the RFMD Merger; (ii) the number of RFMD Options, RFMD RSUs and RFMD PSUs held by such individual and expected to be converted into options, restricted stock units or stock appreciation rights, as the case may be, with respect to shares of Parent Common Stock in connection with the RFMD Merger; and (c) the number of other derivative securities (if any) with respect to RFMD Common Stock held by such individual and expected to be converted into shares of Parent Common Stock or derivative securities with respect to Parent Common Stock in connection with the RFMD Merger.

(c) At least 30 days prior to the Closing Date, TriQuint shall furnish the following information to RFMD for each individual who, immediately after the Effective Time, will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent: (i) the number of shares of TriQuint

Common Stock held by such individual and expected to be exchanged for shares of Parent Common Stock pursuant to the TriQuint Merger; (ii) the number of TriQuint Options, TriQuint RSUs and TriQuint MSUs held by such individual and expected to be converted into options, restricted stock units or stock appreciation rights, as the case may be, with respect to shares of Parent Common Stock in connection with the TriQuint Merger; and (c) the number of other derivative securities (if any) with respect to TriQuint Common Stock held by such individual and expected to be converted into shares of Parent Common Stock or derivative securities with respect to Parent Common Stock in connection with the TriQuint Merger.

6.14 Internal Controls. If, during the Pre-Closing Period, RFMD or RFMD’s auditors identify any material weaknesses (or a series of control deficiencies that collectively are deemed to constitute a material weakness) in the effectiveness of RFMD’s internal control over financial reporting, then RFMD shall promptly notify TriQuint thereof and use its commercially reasonable efforts during the Pre-Closing Period to rectify such material weakness or series of control deficiencies, as the case may be. If, during the Pre-Closing Period, TriQuint or TriQuint’s auditors identify any material weaknesses (or a series of control deficiencies that collectively are deemed to constitute a material weakness) in the effectiveness of TriQuint’s internal control over financial reporting, then TriQuint shall promptly notify RFMD thereof and use its commercially reasonable efforts during the Pre-Closing Period to rectify such material weakness or series of control deficiencies, as the case may be.

6.15 Litigation. Without limiting in any way the respective obligations of TriQuint and RFMD under Section 5.2, Section 5.3 and Section 6.7, each of TriQuint and RFMD shall give the other the opportunity to participate in the defense or settlement of any shareholder or stockholder claim or Legal Proceeding (including any class action or derivative litigation) against such party or its officers or directors relating to the Mergers and the other Contemplated Transactions, and no such settlement shall be agreed to, and no agreement or arrangement with any shareholder or stockholder shall be entered into by TriQuint or RFMD outside the ordinary course of business, without the prior written consent of the other, which consent with respect to any such settlement shall not be unreasonably withheld, conditioned or delayed. Each of TriQuint and RFMD shall cooperate and shall use its reasonable best efforts to cause its Representatives to cooperate, in the defense against such claim or Legal Proceeding.

Section 7. CONDITIONS PRECEDENT TO OBLIGATIONS OF TRIQUINT

The obligations of TriQuint to cause the Mergers to be effected and otherwise cause the Contemplated Transactions to be consummated are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

7.1 Accuracy of Representations.

(a) Each of the RFMD Designated Representations shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (except for any such representations and warranties made as of a specific date, which shall have been accurate in all material respects as of such date); provided, however, that, for purposes of determining the accuracy of such representations and warranties as of the foregoing dates, all materiality qualifications limiting the scope of such representations and warranties shall be disregarded.

(b) Each of the representations and warranties of RFMD (other than the RFMD Designated Representations) shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (except for any such representations and warranties made as of a specific date, which shall have been accurate in all respects as of such date); provided, however, that: (i) for purposes of determining the accuracy of such representations and warranties as of the foregoing dates all materiality qualifications limiting the scope of such representations and warranties shall be disregarded; and (ii) any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and would not reasonably be expected to have or result in, an RFMD Material Adverse Effect.

7.2 Performance of Covenants. The covenants and obligations in this Agreement that RFMD is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

7.3 Effectiveness of Registration Statement. The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act; no stop order shall have been issued by the SEC and shall remain in effect with respect to the Form S-4 Registration Statement; and no proceeding seeking such a stop order shall have been initiated by the SEC and remain pending or shall be threatened by the SEC.

7.4 Stockholder Approval.

(a) This Agreement shall have been duly approved by the Required RFMD Shareholder Vote; and

(b) This Agreement shall have been duly adopted by the Required TriQuint Stockholder Vote.

7.5 Documents. TriQuint shall have received the following documents, each of which shall be in full force and effect:

(a) a legal opinion of Perkins Coie LLP, dated as of the Closing Date and addressed to TriQuint, to the effect that the Mergers will constitute a reorganization within the meaning of Section 368(a) of the Code (it being understood that: (i) in rendering such opinion, Perkins Coie LLP may rely upon the tax representation letters referred to in Section 6.9; and (ii) if Perkins Coie LLP does not render such opinion or withdraws or modifies such opinion, this condition shall nonetheless be deemed to be satisfied if Weil, Gotshal & Manges LLP renders such opinion to TriQuint); and

(b) a certificate executed by the Chief Executive Officer and Chief Financial Officer of RFMD confirming that the conditions set forth in Sections 7.1, 7.2, 7.4(a), 7.6, 7.10 and 7.11 have been duly satisfied.

7.6 No RFMD Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any RFMD Material Adverse Effect which has not been cured, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances then in existence, would reasonably be expected to have or result in an RFMD Material Adverse Effect.

7.7 Governmental Approvals.

(a) Any waiting period applicable to the consummation of the Mergers under any applicable Antitrust Law (including the HSR Act) shall have expired or been terminated.

(b) Any Governmental Authorization or other Consent required to be obtained with respect to the Mergers under any applicable Antitrust Law or other Legal Requirement shall have been obtained and shall remain in full force and effect (other than any such Governmental Authorization or Consent under Legal Requirements other than Antitrust Laws, the failure to obtain which would not reasonably be expected to have an RFMD Material Adverse Effect or a TriQuint Material Adverse Effect), and no such Governmental Authorization or other Consent so obtained shall require, contain or contemplate any term, limitation, condition or restriction that has or would reasonably be expected to have or result in an RFMD Material Adverse Effect or a TriQuint Material Adverse Effect.

7.8 Listing. The shares of Parent Common Stock to be issued in exchange for TriQuint Common Stock pursuant to the Mergers, including the Parent Common Stock to be issued upon the exercise of converted TriQuint Options, and upon vesting of converted TriQuint RSUs and TriQuint MSUs, shall have been approved for listing (subject to notice of issuance) on the NASDAQ Global Select Market.

7.9 No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Mergers shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Mergers that makes consummation of the Mergers illegal.

7.10 No Governmental Litigation. There shall not be pending any suit, action or judicial proceeding brought by, or overtly threatened any suit, action or judicial proceeding by, a Governmental Body: (a) challenging or seeking to restrain, prohibit, rescind or unwind the consummation of the Mergers or any of the other Contemplated Transactions; (b) seeking to prohibit or limit in any material respect Parent’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of either Surviving Corporation; (c) relating to the Mergers or the other Contemplated Transactions and that would reasonably be expected to materially and adversely affect the right or ability of any of the TriQuint Corporations or any of the RFMD Corporations to own any material asset or materially limit the operation of the business of any of the TriQuint Corporations or the RFMD Corporations; (d) seeking to compel any of the RFMD Corporations or any of the TriQuint Corporations to dispose of or hold separate any material asset or business as a result of the Mergers or any of the other Contemplated Transactions; or (e) relating to the Mergers or the other Contemplated Transactions and seeking to impose (or that would reasonably be expected to result in the imposition of) any criminal sanctions or criminal liability on Parent or any of the RFMD Corporations or TriQuint Corporations.

7.11 Current SEC Reports. RFMD shall have filed all statements, reports, schedules, forms and other documents required to be filed with the SEC since the date of this Agreement.

Section 8. CONDITIONS PRECEDENT TO OBLIGATION OF RFMD

The obligation of RFMD to effect the Mergers and otherwise consummate the Contemplated Transactions is subject to the satisfaction, at or prior to the Closing, of the following conditions:

8.1 Accuracy of Representations.

(a) Each of the TriQuint Designated Representations shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (except for any such representations and warranties made as of a specific date, which shall have been accurate in all material respects as of such date); provided, however, that, for purposes of determining the accuracy of such representations and warranties as of the foregoing dates, all materiality qualifications limiting the scope of such representations and warranties shall be disregarded.

(b) Each of the representations and warranties of TriQuint (other than the TriQuint Designated Representations) shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (except for any such representations and warranties made as of a specific date, which shall have been accurate in all respects as of such date); provided, however, that: (i) for purposes of determining the accuracy of such representations and warranties as of the foregoing dates all materiality qualifications limiting the scope of such representations and warranties shall be disregarded; and (ii) any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and would not reasonably be expected to have or result in, a TriQuint Material Adverse Effect.

8.2 Performance of Covenants. The covenants and obligations in this Agreement that TriQuint is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

8.3 Effectiveness of Registration Statement. The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act; no stop order shall have been issued by the SEC and shall remain in effect with respect to the Form S-4 Registration Statement; and no proceeding seeking such a stop order shall have been initiated by the SEC and remain pending or shall be threatened by the SEC.

8.4 Stockholder Approval.

(a) This Agreement shall have been duly approved by the Required RFMD Shareholder Vote; and

(b) This Agreement shall have been duly adopted by the Required TriQuint Stockholder Vote.

8.5 Documents. RFMD shall have received the following documents:

(a) a legal opinion of Weil, Gotshal & Manges LLP, dated as of the Closing Date, to the effect that the Mergers will constitute a reorganization within the meaning of Section 368(a) of the Code (it being understood that: (i) in rendering such opinion, Weil, Gotshal & Manges LLP may rely upon the tax representation letters referred to in Section 6.9; and (ii) if Weil, Gotshal & Manges LLP does not render such opinion or withdraws or modifies such opinion, this condition shall nonetheless be deemed to be satisfied if Perkins Coie LLP renders such opinion to RFMD); and

(b) a certificate executed by an executive officer of TriQuint confirming that the conditions set forth in Sections 8.1, 8.2, 8.4(b), 8.6, 8.8, 8.10 and 8.11 have been duly satisfied.

8.6 No TriQuint Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any TriQuint Material Adverse Effect which has not been cured, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, then in existence would reasonably be expected to have or result in a TriQuint Material Adverse Effect.

8.7 Governmental Approvals.

(a) Any waiting period applicable to the consummation of the Mergers under any applicable Antitrust Law (including the HSR Act) shall have expired or been terminated.

(b) Any Governmental Authorization or other Consent required to be obtained with respect to the Mergers under any applicable Antitrust Law or other Legal Requirement shall have been obtained and shall remain in full force and effect (other than any such Governmental Authorization or Consent under other Legal Requirements, the failure to obtain which would not reasonably be expected to have an RFMD Material Adverse Effect or a TriQuint Material Adverse Effect), and no such Governmental Authorization or other Consent so obtained shall require, contain or contemplate any term, limitation, condition or restriction that has or would reasonably be expected to have or result in an RFMD Material Adverse Effect or a TriQuint Material Adverse Effect.

8.8 Listing. The shares of Parent Common Stock to be issued in exchange for RFMD Common Stock pursuant to the Mergers, including the Parent Common Stock to be issued upon the exercise of converted RFMD Options, and upon vesting of converted RFMD RSUs and RFMD PSUs, shall have been approved for listing (subject to notice of issuance) on the NASDAQ Global Select Market.

8.9 No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Mergers shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Mergers that makes consummation of the Mergers illegal.

8.10 No Governmental Litigation. There shall not be pending any suit, action or judicial proceeding brought by, or overtly threatened any suit, action or judicial proceeding by, a Governmental Body: (a) challenging or seeking to restrain, prohibit, rescind or unwind the consummation of the Mergers or any of the other Contemplated Transactions; (b) seeking to prohibit or limit in any material respect Parent’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of either Surviving Corporation; (c) relating to the Mergers or the other Contemplated Transactions and that would reasonably be expected to materially and adversely affect the right or ability of any of the TriQuint Corporations or any of the RFMD Corporations to own any material asset or materially limit the operation of the business of any of the TriQuint Corporations or the RFMD Corporations; (d) seeking to compel any of the RFMD Corporations or any of the TriQuint Corporations to dispose of or hold separate any material asset or business as a result of the Mergers or any of the other Contemplated Transactions; or (e) relating to the Mergers or the other Contemplated Transactions and seeking to impose (or that would reasonably be expected to result in the imposition of) any criminal sanctions or criminal liability on Parent or any of the RFMD Corporations or TriQuint Corporations.

8.11 Current SEC Reports. TriQuint shall have filed all statements, reports, schedules, forms and other documents required to be filed with the SEC since the date of this Agreement.

Section 9. TERMINATION

9.1 Termination. This Agreement may be terminated prior to the Effective Time (whether before or after approval or adoption of this Agreement by RFMD’s shareholders or TriQuint’s stockholders):

(a) by mutual written consent of TriQuint and RFMD;

(b) by either TriQuint or RFMD if the Mergers shall not have been consummated by the End Date (as defined below); provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 9.1(b) if the failure to consummate the Mergers by the End Date is attributable to a failure on the part of such party to perform any covenant or obligation in this Agreement required to be performed by such party at or prior to the Effective Time;

(c) by either TriQuint or RFMD if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable Order, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

(d) by either TriQuint or RFMD if: (i) the RFMD Shareholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and RFMD’s shareholders shall have taken a final vote on a proposal to approve this Agreement; and (ii) this Agreement shall not have been approved at the RFMD Shareholders’ Meeting (and shall not have been approved at any adjournment or postponement thereof) by the Required RFMD Shareholder Vote;

(e) by either TriQuint or RFMD if: (i) the TriQuint Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and TriQuint’s stockholders shall have taken a final vote on a proposal to adopt this Agreement; and (ii) this Agreement shall not have been adopted at the TriQuint Stockholders’ Meeting (and shall not have been adopted at any adjournment or postponement thereof) by the Required TriQuint Stockholder Vote;

(f) by TriQuint (at any time prior to the approval of this Agreement by the Required RFMD Shareholder Vote) if an RFMD Triggering Event shall have occurred;

(g) by RFMD (at any time prior to the adoption of this Agreement by the Required TriQuint Stockholder Vote) if a TriQuint Triggering Event shall have occurred;

(h) by TriQuint if: (i) any of RFMD’s representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement such that the condition set forth in Section 7.1(a) or the condition set forth in Section 7.1(b) would not be satisfied, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date) such that the condition set forth in Section 7.1(a) or the condition set forth in Section 7.1(b) would not be satisfied (it being understood that, for purposes of determining the accuracy of such representations and warranties as of the date of this Agreement or as of any subsequent date all materiality qualifications limiting the scope of such representations and warranties shall be disregarded); or (ii) any of RFMD’s covenants or obligations contained in this Agreement shall have been breached such that the condition set forth in Section 7.2 would not be satisfied; provided, however, that, for purposes of clauses “(i)” and “(ii)” above, if an inaccuracy in any of RFMD’s representations and warranties (as of the date of this Agreement or as of a date subsequent to the date of this Agreement) or a breach of a covenant or obligation by RFMD is curable by RFMD by the End Date and RFMD is continuing to exercise its reasonable best efforts to cure such inaccuracy or breach, then TriQuint may not terminate this Agreement under this Section 9.1(h) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date that TriQuint gives RFMD notice of such inaccuracy or breach;

(i) by RFMD if: (i) any of TriQuint’s representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement such that the condition set forth in Section 8.1(a) or the condition set forth in Section 8.1(b) would not be satisfied, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date) such that the condition set forth in Section 8.1(a) or the condition set forth in Section 8.1(b) would not be satisfied (it being understood that, for purposes of determining the accuracy of such representations and warranties as of the date of this Agreement or as of any subsequent date all materiality qualifications limiting the scope of such representations and warranties shall be disregarded); or (ii) any of TriQuint’s covenants or obligations contained in this Agreement shall have been breached such that the condition set forth in Section 8.2 would not be satisfied; provided, however, that, for purposes of clauses “(i)” and “(ii)” above, if an inaccuracy in any of TriQuint’s representations and warranties (as of the date of this Agreement or as of a date subsequent to the date of this Agreement) or a breach of a covenant or obligation by TriQuint is curable by TriQuint by the End Date and TriQuint is continuing to exercise its reasonable best efforts to cure such inaccuracy or breach, then RFMD may not terminate this Agreement under this Section 9.1(i) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date that RFMD gives TriQuint notice of such inaccuracy or breach;

(j) by RFMD (at any time prior to the approval of this Agreement by the Required RFMD Shareholder Vote) pursuant to and in accordance with the terms and conditions of Section 6.2(c); or

(k) by TriQuint (at any time prior to the approval of this Agreement by the Required TriQuint Stockholder Vote) pursuant to and in accordance with the terms and conditions of Section 6.3(c).

The “End Date” shall be November 22, 2014; provided, however, that: (A) if, on November 22, 2014, a Specified Circumstance exists and each of the conditions set forth in Sections 7.1, 7.2, 7.3, 7.4, 7.6, 7.8, 7.9 (other than with respect to the Specified Circumstance), 7.10 (other than with respect to the Specified Circumstance) and 7.11 is satisfied or has been waived, then RFMD may, by providing written notice thereof to TriQuint on or prior to November 22, 2014, extend the End Date to February 22, 2015; and (B) if, on November 22, 2014, a Specified Circumstance exists and each of the conditions set forth in Sections 8.1, 8.2, 8.3, 8.4, 8.6, 8.8, 8.9 (other than with respect to the Specified Circumstance), 8.10 (other than with respect to the Specified Circumstance) and 8.11 is satisfied or has been waived, then TriQuint may, by providing written notice thereof to RFMD on or prior to November 22, 2014, extend the End Date to February 22, 2015.

9.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect; provided, however, that: (i) this Section 9.2, Section 9.3 and Section 10 shall survive the termination of this Agreement and shall remain in full force and effect; (ii) the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms; and (iii) the termination of this Agreement shall not relieve any party from any liability for any intentional breach of this Agreement or fraud.

9.3 Expenses; Termination Fees.

(a) Except as set forth in this Section 9.3, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the party incurring such expenses, whether or not the Mergers are consummated; provided, however, that TriQuint and RFMD shall share equally all fees and expenses, other than attorneys’ fees, incurred in connection with: (i) the filing, printing and mailing of the Form S-4 Registration Statement and the Joint Proxy Statement/Prospectus and any amendments or supplements thereto; and (ii) the filing by the parties hereto of any notice or other document under any applicable Antitrust Law.

(b) If (i) this Agreement is terminated by TriQuint or RFMD pursuant to Section 9.1(d), (ii) no Acquisition Proposal with respect to an RFMD Corporation shall have been disclosed, announced, commenced, submitted or made between the date of this Agreement and the time of the termination of this Agreement, and (iii) no RFMD Triggering Event shall have occurred between the date of this Agreement and the time of the termination of this Agreement, then RFMD shall pay to TriQuint, in cash within two business days after termination of this Agreement, a nonrefundable fee in the amount of $17,100,000.

(c) If (i) this Agreement is terminated by TriQuint or RFMD pursuant to Section 9.1(e), (ii) no Acquisition Proposal with respect to a TriQuint Corporation shall have been disclosed, announced, commenced, submitted or made between the date of this Agreement and the time of the termination of this Agreement, and (iii) no TriQuint Triggering Event shall have occurred between the date of this Agreement and the time of the termination of this Agreement, then TriQuint shall pay to RFMD, in cash within two business days after the termination of this Agreement, a nonrefundable fee in the amount of $17,100,000.

(d) If this Agreement is terminated: (i) by TriQuint pursuant to Section 9.1(f), by RFMD pursuant to Section 9.1(j), or if this Agreement is terminated by TriQuint or RFMD pursuant to any other provision of Section 9.1 at any time after the occurrence of an RFMD Triggering Event; or (ii) by TriQuint or RFMD pursuant to Section 9.1(b) or Section 9.1(d), and in the case of clause “(ii)” of this sentence: (A) at or prior to the time of the termination of this Agreement an Acquisition Proposal with respect to an RFMD Corporation shall have been disclosed, announced, commenced, submitted or made and shall not have been withdrawn; and (B) within nine months of such termination of this Agreement, either: (1) an Acquisition Transaction with respect to an RFMD Corporation is consummated; or (2) a definitive agreement relating to an Acquisition Transaction with respect to an RFMD Corporation is entered into by an RFMD Corporation, then RFMD shall pay to TriQuint, in cash at the time specified in the following sentence, a nonrefundable fee in the amount of $66,700,000 (the “RFMD Termination Fee”). The RFMD Termination Fee shall be paid as follows: (x) in the case of clause “(i)” of the preceding sentence, within two business days after the termination of this Agreement; and (y) in the case of clause “(ii)” of the preceding sentence, within two business days after the first to occur of the consummation of the Acquisition Transaction or the entering into by an RFMD Corporation of the definitive agreement.

(e) If this Agreement is terminated: (i) by RFMD pursuant to Section 9.1(g), by TriQuint pursuant to 9.1(k), or if this Agreement is terminated by TriQuint or RFMD pursuant to any other provision of Section 9.1 at any time after the occurrence of a TriQuint Triggering Event; or (ii) by TriQuint or RFMD pursuant to Section 9.1(b) or Section 9.1(e), and in the case of clause “(ii)” of this sentence: (A) at or prior to the time of the termination of this Agreement an Acquisition Proposal with respect to a TriQuint Corporation shall have been publicly disclosed or announced, and shall not have been withdrawn; and (B) within nine months of such termination of this Agreement, either: (1) an Acquisition Transaction with respect to a TriQuint Corporation is consummated; or (2) a definitive agreement relating to an Acquisition Transaction with respect to a TriQuint Corporation is entered into by a TriQuint Corporation, then TriQuint shall pay to RFMD, in cash at the time specified in the following sentence, a nonrefundable fee in the amount of $66,700,000 (the “TriQuint Termination Fee”). The TriQuint Termination Fee shall be paid as follows: (x) in the case of clause “(i)” of the preceding sentence, within two business days after the termination of this Agreement; and (y) in the case of clause “(ii)” of the preceding sentence, within two business days after the first to occur of the consummation of the Acquisition Transaction or the entering into by a TriQuint Corporation of the definitive agreement.

(f) Under no circumstances shall TriQuint or RFMD be entitled to receive more than $66,700,000 in non-refundable fees pursuant to this Section 9.3; provided, however, that nothing in this Section 9.3(f) shall limit the obligations of TriQuint or RFMD, as the case may be, to pay any amounts required to be paid by such party under Section 9.3(a) in addition to any nonrefundable fee required to be paid by such party. If a party fails to pay when due any amount payable by such party under this Section 9.3, then: (i) such party shall reimburse the other party for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other party of its rights under this Section 9.3; and (ii) such party shall pay to the other party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid through the date such overdue amount is actually paid to the other party in full) at a rate per annum equal to the lower of: (i) 350 basis points over the “prime rate” (as announced by Citibank, N.A. or any successor thereto) in effect on the date such overdue amount was originally required to be paid; or (ii) the maximum rate permitted by applicable Legal Requirements.

Section 10. MISCELLANEOUS PROVISIONS

10.1 Amendment. This Agreement may be amended with the approval of the respective boards of directors of Parent, RFMD and TriQuint at any time (whether before or after the approval or adoption of this Agreement by RFMD’s shareholders or TriQuint’s stockholders); provided, however, that: (a) after any such approval of this Agreement by RFMD’s shareholders, no amendment shall be made which by applicable Legal Requirement or regulation of the NASDAQ Global Select Market requires further approval of the shareholders of RFMD without the further approval of such shareholders; and (b) after any such adoption of this Agreement by TriQuint’s stockholders, no amendment shall be made which by applicable Legal Requirement or regulation of the NASDAQ Global Select Market requires further approval of TriQuint’s stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

10.2 Waiver.

(a) Subject to Sections 10.2(b) and 10.2(c), at any time prior to the Effective Time, any party hereto may: (i) extend the time for the performance of any of the obligations or other acts of the other parties to this Agreement; (ii) waive any inaccuracy in or breach of any representation, warranty, covenant or obligation of the other party in this Agreement or in any document delivered pursuant to this Agreement; and (iii) waive compliance with any covenant, obligation or condition for the benefit of such party contained in this Agreement.

(b) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(c) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10.3 No Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Mergers.

10.4 Entire Agreement; Counterparts; Exchanges by Facsimile or Electronic Delivery. This Agreement and the other agreements, exhibits and disclosure schedules referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof; provided, however, that, except as otherwise expressly set forth in this Agreement, the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms (it being understood that (a) the eighth paragraph of the Confidentiality Agreement is being superseded by this Agreement and shall cease to have any force or effect, and (b) no provision in this Agreement or in the Confidentiality Agreement shall limit any party’s rights or remedies in the case of fraud). This Agreement may be executed in separate counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by other electronic delivery shall be sufficient to bind the parties to the terms and conditions of this Agreement.

10.5 Applicable Law; Jurisdiction; Specific Performance; Remedies. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between any of the parties arising out of or relating to this Agreement or any of the Contemplated Transactions: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware; and (b) each of the parties irrevocably waives the right to trial by jury. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, prior to the valid termination of this Agreement in accordance with Section 8, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity. If, prior to the End Date, any party brings any action to enforce specifically the performance of the other terms and provisions of this Agreement by any other party, the End Date shall automatically be extended by (i) the amount of time during which such action is pending plus 20 business days or (ii) such other time period established by the Chancery Court of the State of Delaware.

10.6 Disclosure Schedules. The RFMD Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Section 3. The TriQuint Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Section 4. For purposes of this Agreement: (a) each statement or other item of information set forth in the RFMD Disclosure Schedule shall be deemed to be a representation and warranty made by RFMD in Section 3; and (b) each statement or other item of information set forth in the TriQuint Disclosure Schedule shall be deemed to be a representation and warranty made by TriQuint in Section 4. The RFMD Disclosure Schedule and TriQuint Disclosure Schedule shall each be delivered as of the date hereof, and no amendments or modifications thereto shall be made. Any purported update or modification to the RFMD Disclosure Schedule or the TriQuint Disclosure Schedule after the date hereof shall be disregarded.

10.7 Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

10.8 Assignability; No Third Party Rights. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any party’s rights or obligations hereunder may be assigned or delegated by such party without the prior written consent of the other parties, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by any party without the prior written consent of the other parties shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except, after the Effective Time. as specifically provided in Section 6.6.

10.9 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent designated for overnight delivery by a nationally recognized overnight air courier (such as Federal Express), one business day after mailing; (c) if sent by facsimile transmission before 5:00 p.m. Eastern Time on a business day, when transmitted and receipt is confirmed; (d) if sent by facsimile transmission after 5:00 p.m. Eastern Time on a business day and receipt is confirmed, or on a day other than a business day and receipt is confirmed, on the following business day; and (e) if otherwise actually personally delivered, when delivered, provided that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:

if to RFMD or Parent:

RF Micro Devices, Inc.

7628 Thorndike Road

Greensboro, North Carolina 27409-9421

Attention: Robert A. Bruggeworth

Facsimile: (363) 931-7667

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

201 Redwood Shores Parkway,

Redwood Shores, California 94065

Attention: Keith Flaum

                 Jane Ross

Facsimile: (650) 802-3090

And with a copy (which shall not constitute notice) to:

Womble Carlyle & Sandridge Rice, LLP

One West Fourth Street

Winston Salem, North Carolina 27101

Attention: Jeffrey Howland

Facsimile: (336) 733-8371

if to TriQuint:

TriQuint Semiconductor, Inc.

2300 N.E. Brookwood Parkway

Hillsboro, Oregon 97124

Attention: Ralph G. Quinsey

Facsimile: (503) 615-8901

with a copy (which shall not constitute notice) to:

Perkins Coie LLP

1120 NW Couch Street, Tenth Floor

Portland, Oregon 97209-4128

Attention: Roy Tucker

                 John Thomas

Facsimile: (503) 727-2222

10.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. Upon such determination that any term or provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Contemplated Transactions are fulfilled to the fullest extent possible.

10.11 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement.

(e) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(f) All references in this Agreement to “dollars” or “$” shall mean United States Dollars.

(g) For purposes of disclosures required by Section 3 and Section 4 and the restrictions set forth in Sections 5.2 and 5.3, any references to amounts in dollars shall include foreign currency equivalents.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

TRIQUINT SEMICONDUCTOR, INC.

By:	/s/ Ralph G. Quinsey
Name:	Ralph G. Quinsey
Title:	President and Chief Executive Officer

ROCKY HOLDING, INC.

By:	/s/ Robert A. Bruggeworth
Name:	Robert A. Bruggeworth
Title:	President and Chief Executive Officer

RF MICRO DEVICES, INC.

By:	/s/ Robert A. Bruggeworth
Name:	Robert A. Bruggeworth
Title:	President and Chief Executive Officer

Merger Agreement Signature Page

EXHIBITS

Exhibit A - Certain Definitions

SCHEDULES

Schedule 1.5(c) - Certain Parent Board Positions Following the Effective Time

Schedule 6.9 - Form of Tax Representation Letters

TriQuint Disclosure Schedule

RFMD Disclosure Schedule

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

Acquisition Inquiry. “Acquisition Inquiry” shall mean an inquiry, indication of interest or request for nonpublic information (other than an inquiry, indication of interest or request for nonpublic information made or submitted by TriQuint or RFMD) that would reasonably be expected to lead to an Acquisition Proposal.

Acquisition Proposal. “Acquisition Proposal” shall mean any bona fide offer or proposal (other than an offer or proposal made or submitted by TriQuint or RFMD) contemplating or otherwise relating to any Acquisition Transaction.

Acquisition Transaction. “Acquisition Transaction” with respect to an Entity shall mean any transaction or series of transactions (other than the Contemplated Transactions) involving:

(a) any merger, exchange, consolidation, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, takeover offer, tender offer, exchange offer or other similar transaction: (i) in which such Entity or any of its Significant Subsidiaries is a constituent corporation and which would result in a third party beneficially owning 15% or more of any class of equity or voting securities of such Entity or any of its Significant Subsidiaries; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of such Entity or any of its Significant Subsidiaries; or (iii) in which such Entity or any of its Significant Subsidiaries issues securities representing more than 15% of the outstanding securities of any class of voting securities of such Entity or any of its Significant Subsidiaries;

(b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 15% or more of the consolidated net revenues or consolidated net income (measured based on the twelve months prior to the date of determination) or consolidated assets (measured based on the twelve months prior to the date of determination) of such Entity or any of its Significant Subsidiaries; or

(c) any liquidation or dissolution of such Entity or any of its Significant Subsidiaries.

Agreement. “Agreement” shall mean the Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached, as it may be amended from time to time.

COBRA. “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

Code. “Code” shall mean the United States Internal Revenue Code of 1986, as amended.

Common Interest Agreement. “Common Interest Agreement” shall mean that certain letter agreement from RFMD to TriQuint, dated as of November 25, 2013, as acknowledged and agreed by TriQuint.

Confidentiality Agreement. “Confidentiality Agreement” shall mean that certain Confidentiality Agreement dated as of September 9, 2013, between RFMD and TriQuint.

Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

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Contemplated Transactions. “Contemplated Transactions” shall mean the Mergers and the other transactions contemplated by the Agreement.

Contract. “Contract” shall mean any agreement, contract, subcontract, lease, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking, written or oral.

DGCL. “DGCL” shall mean the Delaware General Corporation Law.

DOL. “DOL” shall mean the United States Department of Labor.

Encumbrance. “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, easement, encroachment, imperfection of title, title exception, title defect, right of possession, lease, tenancy license, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

Form S-4 Registration Statement. “Form S-4 Registration Statement” shall mean the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock in the Mergers, as said registration statement may be amended prior to the time it is declared effective by the SEC.

GAAP. “GAAP” shall mean generally accepted accounting principles in the United States.

Government Bid. “Government Bid” shall mean any quotation, bid or proposal submitted to any Governmental Body or any proposed prime contractor or higher-tier subcontractor of any Governmental Body.

Government Contract. “Government Contract” shall mean any prime contract, subcontract, letter contract, basic ordering agreement, blanket purchase agreement, purchase order, task order, teaming agreement, delivery order, grant, cooperative agreement, cooperative research and development agreement or other Contract that is or has been executed or submitted to or on behalf of any Governmental Body or any prime contractor or higher-tier subcontractor, or under which any Governmental Body or any such prime contractor or subcontractor otherwise has or may acquire any right or interest.

Governmental Authorization. “Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

Governmental Body. “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal,

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foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal); or (d) self-regulatory organization (including the NASDAQ Global Select Market).

HSR Act. “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Intellectual Property. “Intellectual Property” shall mean algorithms, apparatus, databases, data collections, designs, diagrams, formulae, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos, and slogans), methods, processes, proprietary information, protocols, schematics, specifications, software code (in any form, including source code and executable or object code), techniques, user interfaces, URLs, web sites, works of authorship and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).

Intellectual Property Rights. “Intellectual Property Rights” shall mean all past, present and future rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights and mask works; (b) trademark, trade name and domain name rights and similar rights; (c) trade secret rights; (d) patent and industrial property rights; (e) other proprietary rights in Intellectual Property; and (f) rights in or relating to registrations, renewals, extensions, combinations, divisions and reissues of, and applications for, any of the rights referred to in clauses “(a)” through “(e)” above.

IRS. “IRS” shall mean the United States Internal Revenue Service.

Joint Proxy Statement/Prospectus. “Joint Proxy Statement/Prospectus” shall mean the joint proxy statement/prospectus to be sent to RFMD’s shareholders in connection with the RFMD Shareholders’ Meeting and to TriQuint’s stockholders in connection with the TriQuint Stockholders’ Meeting.

Knowledge. “Knowledge” of a party shall mean: (a) with respect to RFMD, the actual knowledge of: Robert A. Bruggeworth; Suzanne B. Rudy; Norman A. Hilgendorf; Eric Creviston; William A. Priddy, Jr.; Jim Stillson and Ralph Knupp; and (b) with respect to TriQuint, the actual knowledge of: Ralph G. Quinsey; Steve Buhaly; Tim Dunn; James Klein; Joe Pugh; Todd Debonis; Steve Grant; and Debbie Burke.

Legal Proceeding. “Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

Legal Requirement. “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, order, award, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the NASDAQ Global Select Market), and the provisions of the current organizational documents and internal rules of the applicable Entity.

Made Available. Any statement in the Agreement to the effect that any information, document or other material has been “Made Available” shall mean that such document was: (a) made available on the SEC website; or (b) (i) with respect to such information, document or other material Made Available by RFMD, such information, document or material was made available by RFMD for review by TriQuint or TriQuint’s Representatives for a reasonable period of time prior to the execution of the Agreement in the virtual data room maintained by RFMD with Merrill DataSite in connection with the Contemplated Transactions; and (ii) with

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respect to information, document or other material Made Available by TriQuint, such information, document or material was made available by TriQuint for review by RFMD or RFMD’s Representatives for a reasonable period of time prior to the execution of the Agreement in the virtual data room maintained by TriQuint with Merrill DataSite in connection with the Contemplated Transactions.

NCBCA. “NCBCA” shall mean the North Carolina Business Corporation Act.

Order. “Order” shall mean any order, writ, injunction, judgment or decree.

Parent Board. “Parent Board” shall mean Parent’s board of directors.

Parent Common Stock. “Parent Common Stock” shall mean the common stock, par value $0.0001 per share, of Parent.

Person. “Person” shall mean any individual, Entity or Governmental Body.

Registered IP. “Registered IP” shall mean all Intellectual Property Rights that are registered, filed or issued with, by or under the authority of any Governmental Body (or other registrar in the case of internet domain names), including all patents, registered copyrights, registered mask works, registered domain names, and registered trademarks and all applications for any of the foregoing.

Representatives. “Representatives” shall mean directors, officers, employees, agents, attorneys, accountants, investment bankers, other advisors and representatives.

RFMD Affiliate. “RFMD Affiliate” shall mean any Person under common control with any of the RFMD Corporations within the meaning of Section 414(b), Section 414(c), Section 414(m) or Section 414(o) of the Code, and the regulations issued thereunder.

RFMD Associate. “RFMD Associate” shall mean any current or former officer, employee (full-time or part-time), independent contractor, consultant, director or statutory auditor of or to any of the RFMD Corporations or any RFMD Affiliate.

RFMD Balance Sheet. “RFMD Balance Sheet” shall mean the unaudited consolidated balance sheet of RFMD and its consolidated Subsidiaries as of December 28, 2013 included in RFMD’s Quarterly Report on Form 10-Q for the quarter ended December 28, 2013.

RFMD Board. “RFMD Board” shall mean RFMD’s board of directors.

RFMD Common Stock. “RFMD Common Stock” shall mean the Common Stock, no par value per share, of RFMD.

RFMD Contract. “RFMD Contract” shall mean any Contract: (a) to which any of the RFMD Corporations is a party; (b) by which any of the RFMD Corporations is bound or under which any of the RFMD Corporations has any obligation; or (c) under which any of the RFMD Corporations has any right or interest.

RFMD Corporations. “RFMD Corporations” shall mean: (a) RFMD; and (b) each of RFMD’s Subsidiaries.

RFMD Designated Representations. “RFMD Designated Representations” shall mean the representations and warranties set forth in Sections 3.3(a) (the first sentence only), 3.3(c), 3.3(e), 3.21, 3.22, 3.25 and 3.26.

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RFMD Disclosure Schedule. “RFMD Disclosure Schedule” shall mean the RFMD Disclosure Schedule that has been prepared by RFMD in accordance with the requirements of Section 10.6 of the Agreement and that has been delivered by RFMD to TriQuint on the date of the Agreement.

RFMD Employee. “RFMD Employee” shall mean any director or any officer or other employee (full-time or part-time) of any of the RFMD Corporations.

RFMD Employee Agreement. “RFMD Employee Agreement” shall mean each material management, employment, severance, retention, transaction bonus, change in control, consulting, relocation, repatriation or expatriation agreement or other Contract between: (a) any of the RFMD Corporations or any RFMD Affiliate; and (b) any domestic RFMD Associate, other than any such Contract that is terminable “at will” (or following a notice period imposed by applicable Legal Requirements) without any obligation on the part of any RFMD Corporation or any RFMD Affiliate to make any severance, termination, change in control or similar payment or to provide any benefit.

RFMD Employee Plan. “RFMD Employee Plan” shall mean any plan, program, policy, practice or Contract (including any RFMD Foreign Plan) providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits, retirement benefits or other benefits or remuneration of any kind, whether or not in writing and whether or not funded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan): (a) that is maintained or contributed to, or required to be maintained or contributed to, by any of the RFMD Corporations or any RFMD Affiliate for the benefit of any RFMD Associate; or (b) with respect to which any of the RFMD Corporations or any RFMD Affiliate has or may incur or become subject to any liability or obligation; provided, however, that an RFMD Employee Agreement shall not be considered an RFMD Employee Plan.

RFMD Equity Award. “RFMD Equity Award” shall mean any RFMD Option, share of RFMD Restricted Stock, RFMD RSU or RFMD PSU.

RFMD Equity Plan. “RFMD Equity Plan” shall mean each of: (a) RFMD’s 2003 Stock Incentive Plan, as amended; (b) RFMD’s Amended and Restated 2006 Directors Stock Option Plan; (c) RFMD’s Amended and Restated Nonemployee Directors’ Stock Option Plan; (d) the Amended and Restated Sirenza Microdevices, Inc. Amended and Restated 1998 Stock Plan; and (e) RFMD’s 2012 Stock Incentive Plan.

RFMD ESPP. “RFMD ESPP” shall mean RFMD’s Employee Stock Purchase Plan.

RFMD Foreign Plan. “RFMD Foreign Plan” shall mean any: (a) plan, program, policy, practice, Contract or other arrangement of any RFMD Corporation mandated by a Governmental Body outside the United States; (b) RFMD Employee Plan that is subject to any of the Legal Requirements of any jurisdiction outside the United States; or (c) RFMD Employee Plan that covers or has covered any RFMD Associate whose services are or have been performed primarily outside the United States.

RFMD IP. “RFMD IP” shall mean: (a) all Intellectual Property Rights in or to RFMD Products and all Intellectual Property Rights in or to RFMD Product Software; and (b) all other Intellectual Property Rights with respect to which any of the RFMD Corporations has (or purports to have) an ownership interest.

RFMD Material Adverse Effect. “RFMD Material Adverse Effect” shall mean any effect, change, claim, event or circumstance (collectively, “Effect”) that, considered together with all other Effects, is or would reasonably be expected to be or to become materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on: (a) the business, financial condition or results of operations of the RFMD Corporations, taken as a whole; provided, however, that, in no event shall any Effects resulting from any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether

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there has occurred, an RFMD Material Adverse Effect: (i) conditions generally affecting the industries in which RFMD participates or the U.S. or global economy as a whole, to the extent that such conditions do not have a disproportionate impact on the RFMD Corporations, taken as a whole; (ii) general conditions in the financial markets, and any changes therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events), to the extent that such conditions do not have a disproportionate impact on the RFMD Corporations, taken as a whole; (iii) changes in the trading price or trading volume of RFMD Common Stock, or the suspension of trading in or delisting of RFMD’s securities on the NASDAQ Global Select Market (it being understood, however, that, except as otherwise provided in clauses “(i),” “(ii),” “(iv),” “(v),” “(vi)” or “(vii)” of this sentence, any Effect giving rise to or contributing to such changes in the trading price or trading volume, or suspension or delisting, of RFMD Common Stock may give rise to an RFMD Material Adverse Effect and may be taken into account in determining whether an RFMD Material Adverse Effect has occurred); (iv) changes in GAAP (or any interpretations of GAAP) applicable to RFMD or any of its Subsidiaries; (v) the failure to meet public estimates or forecasts of revenues, earnings of other financial metrics, in and of itself, or the failure to meet internal projections, forecasts or budgets of revenues, earnings or other financial metrics, in and of itself (it being understood, however, that, except as otherwise provided in clauses “(i),” “(ii),” “(iii),” “(iv),” “(vi),” or “(vii)” of this sentence, any Effect giving rise to or contributing to any such failure may give rise to an RFMD Material Adverse Effect and may be taken into account in determining whether an RFMD Material Adverse Effect has occurred); (vi) any lawsuit commenced by a shareholder of RFMD (in his, her or its capacity as a shareholder) resulting from the execution of this Agreement or the performance of the Contemplated Transactions; or (vii) loss of employees, suppliers or customers (including customer orders or Contracts) resulting from the announcement or pendency of this Agreement or the Contemplated Transactions; or (b) the ability of RFMD to consummate the RFMD Merger or any of the other Contemplated Transactions or to perform any of its covenants or obligations under the Agreement.

RFMD Options. “RFMD Options” shall mean options to purchase shares of RFMD Common Stock from RFMD. whether granted by RFMD pursuant to an RFMD Equity Plan, assumed by RFMD in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested.

RFMD Pension Plan. “RFMD Pension Plan” shall mean each: (a) RFMD Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA; or (b) other occupational pension plan, including any final salary or money purchase plan.

RFMD Permitted Encumbrances. “RFMD Permitted Encumbrances” shall mean: (a) any Encumbrance for current Taxes not yet due and payable, or being contested in good faith by appropriate proceeding and for which reserves have been established in accordance with GAAP; (b) mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s and other Encumbrances arising by operation of law; (c) Encumbrances that arise or are incurred in the ordinary course of business relating to obligations not yet due on the part of the RFMD Corporations or secure a liquidated amount that are being contested in good faith by appropriate proceeding and for which reserves have been established in accordance with GAAP; (d) pledges or deposits to secure obligations under workers’ compensation laws or similar laws or to secure public or statutory obligations; (e) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (f) easements, encroachments, declarations, covenants, conditions, reservations, limitations and rights of way (unrecorded and of record) and other similar restrictions or encumbrances of record, zoning, building and other similar ordinances, regulations, variances and restrictions, and all defects or irregularities in title, including any condition or other matter, if any, that may be shown or disclosed by a current and accurate survey or physical inspection; (g) pledges or deposits to secure the obligations under existing indebtedness of the RFMD Corporations; (h) all Encumbrances created or incurred by any owner, landlord, sublandlord or other person in title; (i) any license of Intellectual Property or Intellectual Property Rights; (j) and restriction or covenant associated with any license of Intellectual Property or Intellectual Property Rights; (k) minor Encumbrances that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of any of the RFMD Corporations; and (l) liens described in Part 3.6 of the RFMD Disclosure Schedule.

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RFMD Preferred Stock. “RFMD Preferred Stock” shall mean the Preferred Stock, no par value per share, of RFMD.

RFMD Product. “RFMD Product” shall mean any product or service: (a) developed, manufactured, marketed, distributed, provided, leased, licensed or sold, directly or indirectly, by or on behalf of any RFMD Corporation; or (b) currently under development by or for any RFMD Corporation (whether or not in collaboration with another Person).

RFMD Product Software. “RFMD Product Software” shall mean any software (regardless of whether such software is owned by an RFMD Corporation or licensed to an RFMD Corporation by a third party) contained or included in or provided with any RFMD Product.

RFMD PSU. “RFMD PSU” shall mean each performance stock unit representing the right to vest in and be issued shares of RFMD Common Stock by RFMD, whether granted by RFMD pursuant to an RFMD Equity Plan, assumed by RFMD in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested.

RFMD Restricted Stock. “RFMD Restricted Stock” shall mean each share of RFMD Common Stock that is subject to forfeiture or a right of repurchase by RFMD.

RFMD RSU. “RFMD RSU” shall mean each restricted stock unit (other than an RFMD PSU) representing the right to vest in and be issed shares of RFMD Common Stock by RFMD, whether granted by RFMD pursuant to an RFMD Equity Plan, assumed by RFMD in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested.

RFMD Source Code. “RFMD Source Code” shall mean any source code, or any portion, aspect or segment of any source code, relating to any Intellectual Property owned by or licensed to any of the RFMD Corporations or otherwise used by any of the RFMD Corporations, including RFMD Product Software.

RFMD Superior Offer. “RFMD Superior Offer” shall mean an unsolicited bona fide written offer by a third party to purchase 50% or more of the outstanding shares of RFMD Common Stock (whether through a tender offer, merger or otherwise) or 50% or more of the assets of RFMD and its Subsidiaries, on a consolidated basis, that is determined by the RFMD Board, in its good faith judgment, after consulting with an independent financial advisor and outside legal counsel, and after taking into account (a) all legal, financial, regulatory, timing and other aspects of the offer deemed relevant by the RFMD Board (including the likelihood and anticipated timing of consummation) and (b) all other factors the RFMD Board is permitted to consider under the NCBCA, to be more favorable to RFMD and RFMD’s shareholders than the Contemplated Transactions.

RFMD Triggering Event. An “RFMD Triggering Event” shall be deemed to have occurred if: (a) the RFMD Board shall have failed to recommend that RFMD’s shareholders vote to approve the Agreement, or shall have withdrawn or shall have modified in a manner adverse to TriQuint, the RFMD Board Recommendation; (b) RFMD shall have failed to include in the Joint Proxy Statement/Prospectus the RFMD Board Recommendation or a statement to the effect that the RFMD Board has determined and believes that the Mergers are advisable to, and in the best interests of, RFMD’s shareholders; (c) the RFMD Board fails to reaffirm the RFMD Board Recommendation, or fails to reaffirm its determination that the Mergers are in the best interests of RFMD’s shareholders, within 10 business days after TriQuint requests in writing that such recommendation or determination be reaffirmed; (d) the RFMD Board shall have approved, endorsed or recommended any Acquisition Proposal with respect to an RFMD Corporation; (e) RFMD shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal with respect to an RFMD Corporation; (f) a tender or exchange offer relating to securities of RFMD shall have been commenced and RFMD shall not have sent to its securityholders, within 10 business days after the commencement of such tender or exchange offer, a statement disclosing that RFMD recommends rejection of such tender or exchange offer; (g) an

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Acquisition Proposal with respect to an RFMD Corporation shall have been publicly announced, and RFMD shall have failed to issue a press release announcing its opposition to such Acquisition Proposal within 10 business days after such Acquisition Proposal has been announced; or (h) RFMD shall have breached in any material respect any material provision of Section 5.4(a) or Section 6.2 of the Agreement.

Sarbanes-Oxley Act. “Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as it may be amended from time to time.

SEC. “SEC” shall mean the United States Securities and Exchange Commission.

Securities Act. “Securities Act” shall mean the Securities Act of 1933, as amended.

Significant Subsidiary. “Significant Subsidiary” with respect to an Entity shall mean any Subsidiary of such Entity that owns assets that constitute or account for 10% or more of the consolidated net revenues, consolidated net income or consolidated assets of such Entity and all of its Subsidiaries taken as a whole.

Specified Circumstance. A “Specified Circumstance” shall be deemed to exist if: (a) any of the conditions set forth in Section 7.7 or Section 8.7 of the Agreement is not satisfied and has not been waived; or (b) as a result of a challenge by a Governmental Body under any Antitrust Law, any of the conditions set forth in Section 7.9, Section 7.10, Section 8.9 or Section 8.10 of the Agreement is not satisfied and has not been waived.

Subsidiary. An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record: (a) an amount of voting securities of or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body; or (b) at least 50% of the outstanding equity, voting or financial interests in such Entity.

Tax. “Tax” shall mean any federal, state, local, foreign or other tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

Tax Return. “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

TriQuint Affiliate. “TriQuint Affiliate” shall mean any Person under common control with any of the TriQuint Corporations within the meaning of Section 414(b), Section 414(c), Section 414(m) or Section 414(o) of the Code, and the regulations issued thereunder.

TriQuint Associate. “TriQuint Associate” shall mean any current or former officer, employee (full-time or part-time), independent contractor, consultant, director or statutory auditor of or to any of the TriQuint Corporations or any TriQuint Affiliate.

TriQuint Balance Sheet. “TriQuint Balance Sheet” shall mean the audited consolidated balance sheet of TriQuint and its consolidated Subsidiaries as of December 31, 2013 included in TriQuint’s Annual Report on Form 10-K for the year ended December 31, 2013.

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TriQuint Board. “TriQuint Board” shall mean TriQuint’s board of directors.

TriQuint Common Stock. “TriQuint Common Stock” shall mean the Common Stock, $0.001 par value per share, of TriQuint.

TriQuint Contract. “TriQuint Contract” shall mean any Contract: (a) to which any of the TriQuint Corporations is a party; (b) by which any of the TriQuint Corporations or any asset of any of the TriQuint Corporations is bound or under which any of the TriQuint Corporations has any obligation; or (c) under which any of the TriQuint Corporations has any right or interest.

TriQuint Corporations. “TriQuint Corporations” shall mean: (a) TriQuint; and (b) each of TriQuint’s Subsidiaries.

TriQuint Designated Representations. “TriQuint Designated Representations” shall mean the representations and warranties set forth in Sections 4.3(a) (the first sentence only), 4.3(c), 4.3(e), 4.21, 4.22, 4.25 and 4.26.

TriQuint Disclosure Schedule. “TriQuint Disclosure Schedule” shall mean the TriQuint Disclosure Schedule that has been prepared by TriQuint in accordance with the requirements of Section 10.6 of the Agreement and that has been delivered by TriQuint to RFMD on the date of the Agreement.

TriQuint Employee. “TriQuint Employee” shall mean any director or any officer or any other employee (full-time or part-time) of any of the TriQuint Corporations.

TriQuint Employee Agreement. “TriQuint Employee Agreement” shall mean any material management, employment, severance, retention, transaction bonus, change in control, consulting, relocation, repatriation or expatriation agreement or other Contract between: (a) any of the TriQuint Corporations or any TriQuint Affiliate; and (b) any domestic TriQuint Associate, other than any such Contract that is terminable “at will” (or following a notice period imposed by applicable Legal Requirements) without any obligation on the part of any TriQuint Corporation to make any severance, termination, change in control or similar payment or to provide any benefit.

TriQuint Employee Plan. “TriQuint Employee Plan” shall mean any plan, program, policy, practice or Contract (including any TriQuint Foreign Plan) providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits, retirement benefits or other benefits or remuneration of any kind, whether or not in writing and whether or not funded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan): (a) that is maintained or contributed to, or required to be maintained or contributed to, by any of the TriQuint Corporations for the benefit of any TriQuint Employee; or (b) with respect to which any of the TriQuint Corporations has or may incur or become subject to any liability or obligation; provided, however, that a TriQuint Employee Agreement shall not be considered a TriQuint Employee Plan.

TriQuint Equity Award. “TriQuint Equity Award” shall mean any TriQuint Option, share of TriQuint Restricted Stock, TriQuint RSU or TriQuint MSU.

TriQuint Equity Plans. “TriQuint Equity Plan” shall mean each of: (a) TriQuint’s 1996 Stock Incentive Program, as amended; (b) TriQuint’s 1998 Nonstatutory Stock Option Plan; (c) TriQuint’s 2008 Inducement Award Plan; (d) TriQuint’s 2009 Incentive Plan; (e) TriQuint’s 2012 Incentive Plan; and (f) TriQuint’s 2013 Incentive Plan.

TriQuint ESPP. “TriQuint ESPP” shall mean TriQuint’s 2007 Employee Stock Purchase Plan, as amended.

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TriQuint Foreign Plan. “TriQuint Foreign Plan” shall mean any: (a) plan, program, policy, practice, Contract or other arrangement of any TriQuint Corporation mandated by a Governmental Body outside the United States; (b) TriQuint Employee Plan that is subject to any of the Legal Requirements of any jurisdiction outside the United States; or (c) TriQuint Employee Plan that covers or has covered any TriQuint Associate whose services are or have been performed primarily outside the United States.

TriQuint IP. “TriQuint IP” shall mean: (a) all Intellectual Property Rights in or to the TriQuint Products and all Intellectual Property Rights in or to TriQuint Product Software; and (b) all other Intellectual Property Rights with respect to which any of the TriQuint Corporations has (or purports to have) an ownership interest.

TriQuint Material Adverse Effect. “TriQuint Material Adverse Effect” shall mean any Effect that, considered together with all other Effects, is or would reasonably be expected to be or to become materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on: (a) the business, financial condition or results of operations of the TriQuint Corporations, taken as a whole; provided, however, that, in no event shall any Effects resulting from any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has occurred, a TriQuint Material Adverse Effect: (i) conditions generally affecting the industries in which TriQuint participates or the U.S. or global economy as a whole, to the extent that such conditions do not have a disproportionate impact on the TriQuint Corporations, taken as a whole; (ii) general conditions in the financial markets, and any changes therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events), to the extent that such conditions do not have a disproportionate impact on the TriQuint Corporations, taken as a whole; (iii) changes in the trading price or trading volume of TriQuint Common Stock, or the suspension of trading in or delisting of TriQuint’s securities on the NASDAQ Global Select Market (it being understood, however, that, except as otherwise provided in clauses “(i),” “(ii),” “(iv),” “(v),” “(vi),” or “(vii)” of this sentence, any Effect giving rise to or contributing to such changes in the trading price or trading volume, or suspension or delisting, of TriQuint Common Stock may give rise to a TriQuint Material Adverse Effect and may be taken into account in determining whether a TriQuint Material Adverse Effect has occurred); (iv) changes in GAAP (or any interpretations of GAAP) applicable to TriQuint or any of its Subsidiaries; (v) the failure to meet public estimates or forecasts of revenues, earnings of other financial metrics, in and of itself, or the failure to meet internal projections, forecasts or budgets of revenues, earnings or other financial metrics, in and of itself (it being understood, however, that, except as otherwise provided in clauses “(i),” “(ii),” “(iii),” “(iv),” “(vi),” or “(vii)” of this sentence, any Effect giving rise to or contributing to any such failure may give rise to a TriQuint Material Adverse Effect and may be taken into account in determining whether a TriQuint Material Adverse Effect has occurred); (vi) any lawsuit commenced by a stockholder of TriQuint (in his, her or its capacity as a stockholder) resulting from the execution of this Agreement or the performance of the Contemplated Transactions; or (vii) loss of employees, suppliers or customers (including customer orders or Contracts) resulting from the announcement or pendency of this Agreement or the Contemplated Transactions; or (b) the ability of TriQuint to consummate the TriQuint Merger or any of the other Contemplated Transactions or to perform any of its covenants or obligations under the Agreement.

TriQuint MSU. “TriQuint MSU” shall mean each market-based restricted stock unit representing the right to vest in and be issued shares of TriQuint Common Stock by TriQuint, whether granted by TriQuint pursuant to a TriQuint Equity Plan, assumed by TriQuint in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested.

TriQuint Options. “TriQuint Options” shall mean options to purchase shares of TriQuint Common Stock from TriQuint, whether granted by TriQuint pursuant to the TriQuint Equity Plans, assumed by TriQuint in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested.

TriQuint Pension Plan. “TriQuint Pension Plan” shall mean each: (a) TriQuint Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA; or (b) other occupational pension plan, including any final salary or money purchase plan.

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TriQuint Permitted Encumbrances. “TriQuint Permitted Encumbrances” shall mean: (a) any Encumbrance for current Taxes not yet due and payable, or being contested in good faith by appropriate proceeding and for which reserves have been established in accordance with GAAP; (b) mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s and other Encumbrances arising by operation of law; (c) Encumbrances that arise or are incurred in the ordinary course of business relating to obligations not yet due on the part of the TriQuint Corporations or secure a liquidated amount that are being contested in good faith by appropriate proceeding and for which reserves have been established in accordance with GAAP; (d) pledges or deposits to secure obligations under workers’ compensation laws or similar laws or to secure public or statutory obligations; (e) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (f) easements, encroachments, declarations, covenants, conditions, reservations, limitations and rights of way (unrecorded and of record) and other similar restrictions or encumbrances of record, zoning, building and other similar ordinances, regulations, variances and restrictions, and all defects or irregularities in title, including any condition or other matter, if any, that may be shown or disclosed by a current and accurate survey or physical inspection; (g) pledges or deposits to secure the obligations under existing indebtedness of the TriQuint Corporations; (h) all Encumbrances created or incurred by any owner, landlord, sublandlord or other person in title; (i) any license of Intellectual Property or Intellectual Property Rights; (j) and restriction or covenant associated with any license of Intellectual Property or Intellectual Property Rights; (k) minor Encumbrances that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of any of the TriQuint Corporations; and (l) liens described in Part 4.6 of the TriQuint Disclosure Schedule.

TriQuint Preferred Stock. “TriQuint Preferred Stock” shall mean the Preferred Stock, $0.001 par value per share, of TriQuint.

TriQuint Product. “TriQuint Product” shall mean any product or service: (a) developed, manufactured, marketed, distributed, provided, leased, licensed or sold, directly or indirectly, by or on behalf of any TriQuint Corporation; or (b) currently under development by or for any TriQuint Corporation (whether or not in collaboration with another Person).

TriQuint Product Software. “TriQuint Product Software” shall mean any software (regardless of whether such software is owned by a TriQuint Corporation or licensed to a TriQuint Corporation by a third party) contained or included in or provided with any TriQuint Product.

TriQuint Restricted Stock. “TriQuint Restricted Stock” shall mean each share of TriQuint Common Stock that is subject to forfeiture or a right of repurchase by TriQuint.

TriQuint RSU. “TriQuint RSU” shall mean each restricted stock unit representing the right to vest in and be issued shares of TriQuint Common Stock by TriQuint, whether granted by TriQuint pursuant to a TriQuint Equity Plan, assumed by TriQuint in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested.

TriQuint Source Code. “TriQuint Source Code” shall mean any source code, or any portion, aspect or segment of any source code, relating to any Intellectual Property owned by or licensed to any of the TriQuint Corporations or otherwise used by any of the TriQuint Corporations, including the TriQuint Product Software.

TriQuint Superior Offer. “TriQuint Superior Offer” shall mean an unsolicited bona fide written offer by a third party to purchase 50% or more of the outstanding shares of TriQuint Common Stock (whether through a tender offer, merger or otherwise) or 50% or more of the assets of TriQuint and its Subsidiaries, on a consolidated basis, that is determined by the TriQuint Board, in its good faith judgment, after consulting with an independent financial advisor and outside legal counsel, and after taking into account (a) all legal, financial, regulatory, timing and other aspects of the offer deemed relevant by the TriQuint Board (including the likelihood

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and anticipated timing of consummation) and (b) all other factors the TriQuint Board is permitted to consider under the DGCL, to be more favorable to TriQuint and TriQuint’s stockholders than the Contemplated Transactions.

TriQuint Triggering Event. A “TriQuint Triggering Event” shall be deemed to have occurred if: (a) the TriQuint Board shall have failed to recommend that TriQuint’s stockholders vote to adopt this Agreement, or shall have withdrawn or shall have modified in a manner adverse to RFMD the TriQuint Board Recommendation; (b) TriQuint shall have failed to include in the Joint Proxy Statement/Prospectus the TriQuint Board Recommendation or a statement to the effect that the TriQuint Board has determined and believes that the Mergers are advisable to, and in the best interests of, TriQuint’s stockholders; (c) the TriQuint Board fails to reaffirm the TriQuint Board Recommendation, or fails to reaffirm its determination that the Mergers are in the best interests of TriQuint’s stockholders, within 10 business days after RFMD requests in writing that such recommendation or determination be reaffirmed; (d) the TriQuint Board shall have approved, endorsed or recommended any Acquisition Proposal with respect to a TriQuint Corporation; (e) TriQuint shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal with respect to a TriQuint Corporation; (f) a tender or exchange offer relating to securities of TriQuint shall have been commenced and TriQuint shall not have sent to its securityholders, within 10 business days after the commencement of such tender or exchange offer, a statement disclosing that TriQuint recommends rejection of such tender or exchange offer; (g) an Acquisition Proposal with respect to a TriQuint Corporation shall have been publicly announced, and TriQuint shall have failed to issue a press release announcing its opposition to such Acquisition Proposal within 10 business days after such Acquisition Proposal has been announced; or (h) TriQuint shall have breached in any material respect any material provision of Section 5.4(b) or Section 6.3 of the Agreement.

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ANNEX AA

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

This FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION, dated July 15, 2014 (this “Amendment”) amends the Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), dated as of February 22, 2014, by and among RF Micro Devices, Inc., a North Carolina corporation (“RFMD”), TriQuint Semiconductor, Inc., a Delaware corporation (“TriQuint”), and Rocky Holding, Inc., a Delaware corporation (“Parent”), providing for the Contemplated Transactions (as defined in the Merger Agreement; each capitalized term used herein, but otherwise not defined, shall have the meaning ascribed to such term in the Merger Agreement).

RECITALS

WHEREAS, Parent, TriQuint, and RFMD have determined that it is in the best interests of Parent, TriQuint, RFMD and their respective stockholders and shareholders to amend the Merger Agreement as set forth in this Amendment; and

WHEREAS, pursuant to Section 10.1 of the Merger Agreement, the Merger Agreement may be amended with the approval of the respective boards of directors of Parent, RFMD and TriQuint.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth in the Merger Agreement and this Amendment, and intending to be legally bound, Parent, RFMD and TriQuint hereby agree as follows:

1. Amendment to Section 6.4(a) of the Merger Agreement. The parties agree that Section 6.4(a) of the Merger Agreement shall be amended and restated in its entirety and replaced with the following:

“(a) RFMD shall take the necessary actions with respect to the RFMD ESPP so that (i) the ending date of the current offering period shall occur prior to the Effective Time (the “RFMD Final Purchase Date”) and all outstanding purchase rights (if any) shall be automatically exercised on the RFMD Final Purchase Date by applying the payroll deductions of each then current participant to the purchase of whole shares of RFMD Common Stock in accordance with the terms of the RFMD ESPP, (ii) as of the RFMD Final Purchase Date, the RFMD ESPP shall be suspended, and no offering periods or purchase periods shall be thereafter commenced and no payroll deductions or other contributions shall be thereafter made or effected with respect to the RFMD ESPP except as otherwise provided in clause (iv) below, (iii) notice shall be given to participants in the RFMD ESPP prior to the RFMD Final Purchase Date describing the treatment of the RFMD ESPP pursuant to this Section 6.4(a) and Section 2.6, and (iv) conditional upon the occurrence of the Effective Time, Parent shall assume the RFMD ESPP and may choose to continue either the RFMD ESPP or the TriQuint ESPP, but not both ESPPs (such continuing ESPP, the “Continuing ESPP”), and grant awards, to the extent permissible under applicable Legal Requirements, to employees of Parent, RFMD, TriQuint or any other designated Subsidiary of Parent, using the share reserves of the Continuing ESPP as increased by an additional number of shares underlying the non-Continuing ESPP due to its discontinuance (in each case as adjusted by the applicable exchange ratio), as of the Effective Time, except that: (A) stock covered by such awards shall be shares of Parent Common Stock and (B) to the extent that the RFMD ESPP is the Continuing ESPP, (1) all references in the RFMD ESPP to a number of shares of RFMD Common Stock shall be deemed amended to refer instead to a number of shares of Parent Common Stock determined by multiplying the number of referenced shares of RFMD Common Stock by the RFMD Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock and (2) the Parent Board or a committee thereof shall succeed to the authority and responsibility of the RFMD Board or any committee thereof with respect to the administration of the RFMD ESPP.”

2. Amendment to Section 6.4(b) of the Merger Agreement. The parties agree that Section 6.4(b) of the Merger Agreement shall be amended and restated in its entirety and replaced with the following:

“(b) TriQuint shall take the necessary actions with respect to the TriQuint ESPP so that (i) the ending date of the current offering period shall occur prior to the Initial Effective Time (the “TriQuint Final Purchase Date”) and all outstanding purchase rights (if any) shall be automatically exercised on the TriQuint Final Purchase Date by applying the payroll deductions of each then current participant to the purchase of whole shares of TriQuint Common Stock in accordance with the terms of the TriQuint ESPP, (ii) as of the TriQuint Final Purchase Date, the TriQuint ESPP shall be suspended, and no offering periods or purchase periods shall be thereafter commenced and no payroll deductions or other contributions shall be thereafter made or effected with respect to the TriQuint ESPP except as otherwise provided in clause (iv) below, (iii) notice shall be given to participants in the TriQuint ESPP prior to the TriQuint Final Purchase Date describing the treatment of the TriQuint ESPP pursuant to this Section 6.4(b) and Section 2.5, and (iv) conditional upon the occurrence of the Initial Effective Time, Parent shall assume the TriQuint ESPP and may choose to continue either the TriQuint ESPP or the RFMD ESPP, but not both ESPPs, and grant awards, to the extent permissible under applicable Legal Requirements, to employees of Parent, RFMD, TriQuint or any other designated Subsidiary of Parent, using the share reserves of the Continuing ESPP as increased by an additional number of shares underlying the non-Continuing ESPP due to its discontinuance (in each case as adjusted by the applicable exchange ratio), as of the Initial Effective Time, except that: (A) stock covered by such awards shall be shares of Parent Common Stock and (B) to the extent that the TriQuint ESPP is the Continuing ESPP, (1) all references in the TriQuint ESPP to a number of shares of TriQuint Common Stock shall be deemed amended to refer instead to a number of shares of Parent Common Stock determined by multiplying the number of referenced shares of TriQuint Common Stock by the TriQuint Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock and (2) the Parent Board or a committee thereof shall succeed to the authority and responsibility of the TriQuint Board or any committee thereof with respect to the administration of the TriQuint ESPP.”

3. Amendment to Section 6.4(c) of the Merger Agreement. The parties agree that Section 6.4(c) of the Merger Agreement shall be amended and restated in its entirety and replaced with the following:

“(c) Parent shall file with the SEC, no later than 15 days after the date on which the Mergers become effective, a registration statement on Form S-8, if available for use by Parent, relating to the shares of Parent Common Stock issuable with respect to the TriQuint Options, TriQuint RSUs and TriQuint MSUs converted in accordance with Section 2.5, the RFMD Options, RFMD RSUs and RFMD PSUs converted in accordance with Section 2.6, and pursuant to the Continuing ESPP assumed by Parent in accordance with Section 6.4(a) and (b).”

4. Amendment to Section 6.4(d) of the Merger Agreement. The parties agree that Section 6.4(d) of the Merger Agreement shall be amended and restated in its entirety and replaced with the following:

“(d) As of or following the Initial Effective Time, Parent may adopt and implement a stock plan or plans pursuant to which Parent will have the authority to grant equity awards including, but not limited to, options to acquire shares of Parent Common Stock. Prior to the Initial Effective Time, RFMD and TriQuint will mutually agree on the terms of any such plan or plans, including, but not limited to, the number of shares of Parent Common Stock to be reserved for issuance thereunder.”

5. Amendment to Section 4.21 of the Merger Agreement. The parties agree that Section 4.21 of the Merger Agreement shall be amended and restated in its entirety and replaced with the following:

“4.21 Authority; Binding Nature of Agreement. TriQuint has the corporate right, power and authority to enter into and, subject to (a) the adoption of this Agreement by the affirmative vote of the holders of a majority of the voting power of the shares of TriQuint Common Stock outstanding on the record date for the TriQuint Stockholders’ Meeting and (b) the approval of certain aspects of Parent’s amended and restated certificate of incorporation that will be in effect after the Mergers by the affirmative vote of the holders of a majority of the voting power of the shares of TriQuint Common Stock outstanding on the record date for the TriQuint Stockholders’ Meeting ((a) and (b) collectively, the “Required TriQuint Stockholder Vote”), to perform its obligations under this Agreement. The TriQuint Board (at a meeting duly called and held) has: (i) unanimously determined that the TriQuint Merger is advisable and fair to, and in the best interests of, TriQuint and its stockholders; (ii) unanimously adopted this Agreement, and approved the execution, delivery and performance of this Agreement by TriQuint and the TriQuint Merger; and (iii) unanimously recommended the adoption of this Agreement by the holders of TriQuint Common Stock and directed that this Agreement and the TriQuint Merger be submitted for consideration by TriQuint’s stockholders at the TriQuint Stockholders’ Meeting (as defined in Section 6.3). Assuming the due authorization, execution and delivery of this Agreement by RFMD, this Agreement constitutes the legal, valid and binding obligation of TriQuint, enforceable against TriQuint in accordance with its terms, subject to: (A) laws of general application relating to bankruptcy, insolvency, the relief of debtors and creditors’ rights generally; and (B) rules of law governing specific performance, injunctive relief and other equitable remedies.”

6. Amendment to Section 4.22 of the Merger Agreement. The parties agree that Section 4.22 of the Merger Agreement shall be amended and restated in its entirety and replaced with the following:

“4.22 Vote Required. The Required TriQuint Stockholder Vote is the only vote of the holders of any class or series of TriQuint’s capital stock necessary to adopt this Agreement and complete the Mergers.”

7. Amendment to Section 6.3(a) of the Merger Agreement. The parties agree that Section 6.3(a) of the Merger Agreement shall be amended and restated in its entirety and replaced with the following:

“(a) TriQuint: (i) shall take all action necessary under all applicable Legal Requirements to call, give notice of and hold a meeting of the holders of TriQuint Common Stock to vote on a proposal to adopt this Agreement and to approve certain aspects of Parent’s amended and restated certificate of incorporation that will be in effect after the Mergers (the “TriQuint Stockholders’ Meeting”); and (ii) shall submit such proposals to such holders at the TriQuint Stockholders’ Meeting and, except as otherwise contemplated by this Agreement, shall not submit any other proposal to such holders in connection with the TriQuint Stockholders’ Meeting without the prior written consent of RFMD. TriQuint in consultation with RFMD shall set a record date for Persons entitled to notice of, and to vote at, the TriQuint Stockholders’ Meeting and shall not change such record date without the prior written consent of RFMD. The TriQuint Stockholders’ Meeting shall be held on the date that (or, to the extent that TriQuint and RFMD agree, as promptly as practicable after) this Agreement shall have been adopted by RFMD’s shareholders at the RFMD Shareholders’ Meeting. TriQuint shall ensure that all proxies solicited in connection with the TriQuint Stockholders’ Meeting are solicited in compliance with all applicable Legal Requirements. Notwithstanding anything to the contrary contained in this Agreement, TriQuint after consultation with RFMD may, or if requested by RFMD shall, adjourn or postpone the TriQuint Stockholders’ Meeting: (A) to the extent necessary to ensure that any supplement or amendment to the Joint Proxy Statement/Prospectus that is required by applicable Legal Requirements is timely provided to TriQuint’s stockholders; (B) if as of the time for which the TriQuint Stockholders’ Meeting is originally scheduled there are insufficient shares of TriQuint Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the TriQuint Stockholders’ Meeting; (C) if additional time is reasonably required (taking into account the likelihood of success in light of the ongoing existence of any TriQuint Superior Offer) to solicit proxies in favor of the adoption of this Agreement or the approval of certain aspects of Parent’s amended and restated certificate of incorporation that will be in effect after the Mergers; or (D) RFMD has postponed or adjourned the RFMD Shareholders’ Meeting.”

8. Amendment to Section 6.3(b) of the Merger Agreement. The parties agree that clause “(i)” of Section 6.3(b) of the Merger Agreement shall be amended and restated in its entirety and replaced with the following:

“(i) the Joint Proxy Statement/Prospectus shall include a statement to the effect that the TriQuint Board recommends that TriQuint’s stockholders vote to adopt this Agreement and vote to approve certain aspects of Parent’s amended and restated certificate of incorporation that will be in effect after the Mergers at the TriQuint Stockholders’ Meeting (the recommendation of the TriQuint Board that TriQuint’s stockholders vote to adopt this Agreement and vote to approve certain aspects of Parent’s amended and restated certificate of incorporation that will be in effect after the Mergers being referred to as the “TriQuint Board Recommendation”);”

9. Amendment to Section 7.4(b) of the Merger Agreement. The parties agree that Section 7.4(b) of the Merger Agreement shall be amended and restated in its entirety and replaced with the following:

“(b) This Agreement shall have been duly adopted and certain aspects of Parent’s amended and restated certificate of incorporation that will be in effect after the Mergers shall have been duly approved by the Required TriQuint Stockholder Vote.”

10. Amendment to Section 8.4(b) of the Merger Agreement. The parties agree that Section 8.4(b) of the Merger Agreement shall be amended and restated in its entirety and replaced with the following:

“(b) This Agreement shall have been duly adopted and certain aspects of Parent’s amended and restated certificate of incorporation that will be in effect after the Mergers shall have been duly approved by the Required TriQuint Stockholder Vote.”

11. Amendment to Section 9.1(e) of the Merger Agreement. The parties agree that Section 9.1(e) of the Merger Agreement shall be amended and restated in its entirety and replaced with the following:

“(e) by either TriQuint or RFMD if: (i) the TriQuint Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and TriQuint’s stockholders shall have taken a final vote on a proposal to adopt this Agreement and a proposal to approve certain aspects of Parent’s amended and restated certificate of incorporation that will be in effect after the Mergers; and (ii) either this Agreement shall not have been adopted or certain aspects of Parent’s amended and restated certificate of incorporation that will be in effect after the Mergers shall not have been approved at the TriQuint Stockholders’ Meeting (and shall not have been adopted or approved, respectively, at any adjournment or postponement thereof) by the Required TriQuint Stockholder Vote;”

12. Limited Effect. Except as specifically amended hereby, the terms and provisions of the Merger Agreement shall continue and remain in full force and effect and the valid and binding obligation of the parties thereto in accordance with its terms. All references in the Merger Agreement to the “Agreement” shall be deemed for all purposes to refer to the Merger Agreement, as amended by this Amendment.

13. Counterparts. This Amendment may be executed in separate counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Amendment (in counterparts or otherwise) by facsimile or by other electronic delivery shall be sufficient to bind the parties to the terms and conditions of this Amendment.

14. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the date first above written.

TRIQUINT SEMICONDUCTOR, INC.

By:	/s/ Ralph Quinsey
Name:	Ralph Quinsey
Title:	President and Chief Executive Officer

ROCKY HOLDING, INC.

By:	/s/ Robert A. Bruggeworth
Name:	Robert A. Bruggeworth
Title:	President and Chief Executive Officer

RF MICRO DEVICES, INC.

By:	/s/ Robert A. Bruggeworth
Name:	Robert A. Bruggeworth
Title:	President and Chief Executive Officer

ANNEX B

PERSONAL AND CONFIDENTIAL

February 22, 2014

Board of Directors

TriQuint Semiconductor, Inc.

2300 N.E. Brookwood Parkway

Hillsboro, Oregon 97124

Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders (other than RF Micro Devices, Inc. (“RFMD”) and its affiliates) of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of TriQuint Semiconductor, Inc. (the “Company”), taking into account the RFMD Merger (as defined below), of the TriQuint Exchange Ratio (as defined below) pursuant to the Agreement and Plan of Merger and Reorganization, dated as of February 22, 2014 (the “Agreement”), by and among RFMD, Rocky Holding, Inc. (“Parent”), and the Company. The Agreement provides, among other things, that Parent will organize subsidiaries (“Rocky Merger Sub” and “Trident Merger Sub”) for the purpose of effecting the merger of Rocky Merger Sub with and into RFMD (the “RFMD Merger”) and the merger of Trident Merger Sub with and into the Company (the “TriQuint Merger”). As a result of the TriQuint Merger, each issued and outstanding share of Common Stock, $0.001 par value per share (the “TriQuint Common Stock”), of the Company will be converted into the right to receive 0.4187 shares of common stock, par value $0.0001 per share (each, a “Parent Share”), of Parent (the “TriQuint Exchange Ratio”).

Goldman, Sachs & Co. and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman, Sachs & Co. and its affiliates and employees, and funds or other entities in which they invest or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, RFMD, Parent and any of their respective affiliates and third parties, or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”) for the accounts of Goldman, Sachs & Co. and its affiliates and employees and their customers. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, all of which are contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We may in the future provide investment banking services to the Company, RFMD, Parent and their respective affiliates for which our Investment Banking Division may receive compensation.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended December 31, 2013; annual reports to stockholders and Annual Reports on Form 10-K of RFMD for the five fiscal years ended March 30, 2013; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and RFMD; certain other communications from the Company and RFMD to their respective shareholders; certain publicly available research analyst reports for the Company and RFMD; certain internal financial analyses and forecasts for RFMD prepared by its management; and certain internal financial analyses and forecasts for the Company and certain financial analyses and forecasts for RFMD, in each case as prepared by the management of the Company and approved for our use by the Company (the “Forecasts”), and certain cost savings and operating synergies projected by the management of the Company to result from the Transaction, as approved for our use by the Company (the “Synergies”). We have also held discussions with members of the senior managements of the Company and RFMD regarding their assessment of the strategic rationale for, and the potential benefits of, the Transaction and the past and current business operations, financial condition and future prospects of the

Board of Directors

TriQuint Semiconductor, Inc.

February 22, 2014

Company and RFMD; reviewed the reported price and trading activity for the Shares and the shares of common stock, no par value, of RFMD; compared certain financial and stock market information for the Company and RFMD with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the semiconductor industry and in other industries; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts and the Synergies have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company, RFMD or Parent or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company, RFMD or Parent or on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the holders (other than RFMD and its affiliates) of Shares, as of the date hereof and taking into account the RFMD Merger, of the TriQuint Exchange Ratio pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company or RFMD, or class of such persons, in connection with the Transaction, whether relative to the TriQuint Exchange Ratio pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which Parent Shares will trade at any time or as to the impact of the Transaction on the solvency or viability of the Company, RFMD or Parent or the ability of the Company, RFMD or Parent to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.

Board of Directors

TriQuint Semiconductor, Inc.

February 22, 2014

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof and taking into account the RFMD Merger, the TriQuint Exchange Ratio pursuant to the Agreement is fair from a financial point of view to the holders (other than RFMD and its affiliates) of Shares.

Very truly yours,

/s/ GOLDMAN, SACHS & CO.
(GOLDMAN, SACHS & CO.)

ANNEX C

[BANK OF AMERICA MERRILL LYNCH LETTERHEAD]

February 22, 2014

Members of the Board of Directors

RF Micro Devices, Inc.

7628 Thorndike Road

Greensboro, North Carolina 27409

Members of the Board of Directors:

We understand that RF Micro Devices, Inc. (“RFMD”) proposes to enter into an Agreement and Plan of Merger and Reorganization (the “Agreement”), among RFMD, TriQuint Semiconductor, Inc. (“TriQuint”) and Rocky Holding, Inc., a wholly owned subsidiary of RFMD (“Parent”), and that Parent will form a wholly owned subsidiary organized in Delaware (“Trident Merger Sub”) and a wholly owned subsidiary organized in North Carolina (“Rocky Merger Sub”). The Agreement provides, among other things, that (i) Rocky Merger Sub will merge with and into RFMD (the “RFMD Merger”), pursuant to which RFMD will continue as the surviving corporation and a wholly owned subsidiary of Parent and each outstanding share of the common stock, no par value per share, of RFMD (“RFMD Common Stock”) will be converted into the right to receive 0.2500 of a share (the “RFMD Exchange Ratio”) of the common stock of Parent (“Parent Common Stock”) and (ii) Trident Merger Sub will merge with and into TriQuint (the “TriQuint Merger” and, together with the RFMD Merger, the “Transaction”), pursuant to which TriQuint will continue as the surviving corporation and a wholly owned subsidiary of Parent and each outstanding share of the common stock, par value $0.001 per share, of TriQuint (“TriQuint Common Stock”) will be converted into the right to receive 0.4187 of a share (the “TriQuint Exchange Ratio”) of Parent Common Stock. The terms and conditions of the Transaction are more fully set forth in the Agreement.

You have requested our opinion as to, taking into account the Transaction, the fairness, from a financial point of view, to the holders of RFMD Common Stock (excluding RFMD, TriQuint and their respective affiliates) of the RFMD Exchange Ratio provided for in the Agreement. You have not asked us to express an opinion or view regarding, and our opinion does not address, the relative fairness of the RFMD Exchange Ratio as compared with the TriQuint Exchange Ratio.

In connection with this opinion, we have, among other things:

(i)	reviewed certain publicly available business and financial information relating to RFMD and TriQuint;

(ii)	reviewed certain internal financial and operating information with respect to the business, operations and prospects of RFMD furnished to or discussed with us by the management of RFMD, including certain financial forecasts relating to RFMD prepared by the management of RFMD (such forecasts, “RFMD Forecasts”);

(iii)	reviewed certain internal financial and operating information with respect to the business, operations and prospects of TriQuint furnished to or discussed with us by the management of TriQuint, including certain financial forecasts relating to TriQuint prepared by the management of TriQuint, as adjusted by the management of RFMD (such forecasts, “TriQuint Forecasts”);

(iv)	reviewed certain publicly available financial forecasts relating to RFMD (the “RFMD Street Forecasts”) and certain publicly available financial forecasts relating to TriQuint (the “TriQuint Street Forecasts”);

(v)	reviewed certain estimates as to the amount and timing of cost savings (collectively, the “Cost Savings”) anticipated by the management of RFMD to result from the Transaction;

(vi)	discussed the past and current business, operations, financial condition and prospects of RFMD with members of senior managements of RFMD and TriQuint, and discussed the past and current business, operations, financial condition and prospects of TriQuint with members of senior managements of RFMD and TriQuint;

Members of the Board of Directors

RF Micro Devices, Inc.

(vii)	reviewed the trading histories for RFMD Common Stock and TriQuint Common Stock and a comparison of such trading histories with each other and with the trading histories of other companies we deemed relevant;

(viii)	compared certain financial and stock market information of RFMD and TriQuint with similar information of other companies we deemed relevant;

(ix)	reviewed the relative financial contributions of RFMD and TriQuint to the future financial performance of the combined company on a pro forma basis;

(x)	reviewed a draft, dated February 21, 2014, of the Agreement (the “Draft Agreement”); and

(xi)	performed such other analyses and studies and considered such other information and factors as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and have relied upon the assurances of the managements of RFMD and TriQuint that they are not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the RFMD Forecasts, we have been advised by RFMD, and have assumed, with the consent of RFMD, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of RFMD as to the future financial performance of RFMD. With respect to the TriQuint Forecasts, we have been advised by TriQuint and RFMD, and have assumed, with the consent of RFMD, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the managements of TriQuint and RFMD as to the future financial performance of TriQuint. With respect to the RFMD Street Forecasts and TriQuint Street Forecasts, we have been advised by RFMD, and have assumed, that the RFMD Street Forecasts are a reasonable basis upon which to evaluate the future financial performance of RFMD and that the TriQuint Street Forecasts are a reasonable basis upon which to evaluate the future financial performance of TriQuint. With respect to the Cost Savings, we have been advised by RFMD, and have assumed, with the consent of RFMD, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of RFMD as to such Cost Savings. We have relied, at the direction of RFMD, on the assessment of the management of RFMD as to RFMD’s and TriQuint’s ability to achieve the Cost Savings and have been advised by RFMD, and have assumed, with the consent of RFMD, that the Cost Savings will be realized in the amounts and at the times projected. We have not made or been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of RFMD, TriQuint or any other entity, nor have we made any physical inspection of the properties or assets of RFMD, TriQuint or any other entity, and we have assumed, with the consent of RFMD, that there are no material undisclosed liabilities of or relating to RFMD, TriQuint or any other entity for which appropriate reserves or other provisions have not been made. We have not evaluated the solvency or fair value of RFMD, TriQuint or any other entity under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We have assumed, at the direction of RFMD, that the Transaction will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transaction, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on RFMD, TriQuint or any other entity or the Transaction (including the contemplated benefits thereof) in any respect meaningful to our analyses or opinion. We also have assumed, at the direction of RFMD, that the Transaction will qualify for federal income tax purposes as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended. We further have assumed, at the direction of RFMD, that the final executed Agreement will not differ in any material respect from the Draft Agreement reviewed by us.

Members of the Board of Directors

RF Micro Devices, Inc.

We express no view or opinion as to any terms or other aspects or implications of the Transaction (other than the RFMD Exchange Ratio to the extent expressly specified herein), including, without limitation, the form or structure of the Transaction or any terms, aspects or implications of any other agreement, arrangement or understanding entered into in connection with or related to the Transaction or otherwise. Our opinion is limited to, taking into account the Transaction, the fairness, from a financial point of view, to the holders of RFMD Common Stock (excluding RFMD, TriQuint and their respective affiliates) of the RFMD Exchange Ratio provided for in the Agreement, and no opinion or view is expressed with respect to any consideration received in connection with the Transaction by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view is expressed with respect to the relative fairness of the RFMD Exchange Ratio as compared with the TriQuint Exchange Ratio. Furthermore, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Transaction, or class of such persons, relative to the RFMD Exchange Ratio or otherwise. Furthermore, no opinion or view is expressed as to the relative merits of the Transaction in comparison to other strategies or transactions that might be available to RFMD or in which RFMD might engage or as to the underlying business decision of RFMD to proceed with or effect the Transaction. In addition, we are not expressing any view or opinion with respect to, and have relied, with the consent of RFMD, upon the assessments of representatives of RFMD regarding, legal, regulatory, accounting, tax and similar matters relating to RFMD, TriQuint or any other entity and the Transaction (including the contemplated benefits thereof) as to which we understand that RFMD obtained such advice as it deemed necessary from qualified professionals. We also are not expressing any opinion as to what the value of Parent Common Stock actually will be when issued or the prices at which RFMD Common Stock, TriQuint Common Stock or Parent Common Stock will trade at any time, including following announcement or consummation of the Transaction. In addition, we express no opinion or recommendation as to how any stockholder or shareholder should vote or act in connection with the Transaction or any related matter.

We have acted as financial advisor to RFMD in connection with the Transaction and will receive a fee for our services, a portion of which is payable upon the rendering of this opinion and a significant portion of which is contingent upon consummation of the Transaction. In addition, RFMD has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.

We and our affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of our businesses, we and our affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of RFMD, TriQuint and certain of their respective affiliates.

We and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to RFMD and certain of its affiliates and have received or in the future may receive compensation for the rendering of these services, including having acted or acting as administrative agent, book manager and lead arranger for, and/or as a lender under, certain credit facilities, letters of credit and other credit arrangements of RFMD and certain of its affiliates.

In addition, we and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to TriQuint and certain of its affiliates and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as administrative agent, book manager and lead arranger for, and/or as a

Members of the Board of Directors

RF Micro Devices, Inc.

lender under, certain term loans, credit and leasing facilities, letters of credit and other credit arrangements of TriQuint and certain of its affiliates, (ii) having provided or providing certain foreign exchange trading services to TriQuint and certain of its affiliates and (iii) having provided or providing certain treasury management services and products to TriQuint and certain of its affiliates.

It is understood that this letter is for the benefit and use of the Board of Directors of RFMD (in its capacity as such) in connection with and for purposes of its evaluation of the Transaction.

Our opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion. The issuance of this opinion was approved by our Americas Fairness Opinion Review Committee.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof, taking into account the Transaction, that the RFMD Exchange Ratio provided for in the Agreement is fair, from a financial point of view, to the holders of RFMD Common Stock (excluding RFMD, TriQuint and their respective affiliates).

Very truly yours,

/s/ Merrill Lynch, Pierce, Fenner & Smith

                             Incorporated

MERRILL LYNCH, PIERCE, FENNER & SMITH

                               INCORPORATED

ANNEX D

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ROCKY HOLDING, INC.

The name under which the Corporation was originally incorporated is Rocky Holding, Inc., and the original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 13, 2013. Prior to the date on which this Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware, Rocky Holding, Inc. has not received any payment for any of its stock. This Amended and Restated Certificate of Incorporation of Rocky Holding, Inc. was duly adopted in accordance with sections 241 and 245 of the Delaware General Corporation Law.

FIRST:	The name of the Corporation is Rocky Holding, Inc. (the “Corporation”).

SECOND:	The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD:	The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH:	A. Classes of Stock. The Corporation is authorized to issue two classes of stock to be designated respectively Common Stock and Preferred Stock. The total number of shares of all classes of stock which the Corporation has authority to issue is Four Hundred Ten Million (410,000,000), consisting of Four Hundred Five Million (405,000,000) shares of Common Stock, $0.0001 par value (the “Common Stock”), and Five Million (5,000,000) shares of Preferred Stock, $0.0001 par value (the “Preferred Stock”).

B. Rights and Preferences of Preferred Stock. The Preferred Stock authorized by this Certificate of Incorporation may be issued from time to time in one or more series. The Board of Directors is hereby authorized subject to limitations prescribed by law, to fix by resolution or resolutions the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of each such series of Preferred Stock, including without limitation authority to fix by resolution or resolutions, the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of the foregoing.

The Board of Directors is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series, the number of which was fixed by it, subsequent to the issue of shares of such series then outstanding, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof stated in the resolution of the Board of Directors originally fixing the number of shares of such series. If the number of shares of any series is so decreased, then the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

FIFTH:	The Corporation shall have perpetual existence.

SIXTH:	The election of directors need not be by written ballot unless a stockholder demands election by written ballot at a meeting of stockholders and before voting begins or unless the Bylaws of the Corporation shall so provide.

SEVENTH:	The number of directors which constitute the whole Board of Directors of the Corporation shall be designated as provided in the Bylaws of the Corporation.

EIGHTH:	In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, alter, amend or repeal the Bylaws of the Corporation.

NINTH:	To the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to any action or proceeding, whether criminal, civil, administrative or investigative by reason of the fact that he, his testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation.

Neither any amendment nor repeal of this Article, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

TENTH:	Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. No action shall be taken by the stockholders of the corporation except at an annual or special meeting of stockholders called in accordance with the Bylaws and no action shall be taken by the stockholders by written consent. The books of the Corporation may be kept (subject to any provision contained in the laws of the state of Delaware) outside of the State of Delaware at such places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ELEVENTH:	The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred herein are granted subject to this reservation.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its President, this 10th day of July, 2014.

ROCKY HOLDING, INC.

By:	/s/ Robert A. Bruggeworth
Name:	Robert A. Bruggeworth
Title:	President

ANNEX E

AMENDED AND RESTATED

BYLAWS

OF

ROCKY HOLDING, INC.

a Delaware Corporation

Adopted July 10, 2014,

to be effective on adoption of

Amended and Restated Certificate of Incorporation

E-i

-ii-

AMENDED AND RESTATED

BYLAWS

OF

ROCKY HOLDING, INC.

(a Delaware corporation)

ARTICLE I.

CORPORATE OFFICES

1.1 REGISTERED OFFICE

The registered office of the corporation shall be fixed in the certificate of incorporation of the corporation.

1.2 OTHER OFFICES

The corporation may at any time have offices at any place or places within or outside the State of Delaware as the Board of Directors may determine or as the business or affairs of the corporation may require.

ARTICLE II.

MEETINGS OF STOCKHOLDERS

2.1 PLACE OF MEETINGS

Meetings of stockholders shall be held at any place within or outside the State of Delaware designated by the board of directors. In lieu of holding a stockholders’ meeting at a designated place, the board of directors, in its sole discretion, may determine that any stockholders’ meeting may be held solely by means of remote communication. In the absence of any such designation, stockholders’ meetings shall be held at the principal executive office of the corporation.

2.2 ANNUAL MEETING

(a) The annual meeting of stockholders shall be held each year on a date and at a time designated by the board of directors. At the meeting, directors shall be elected, and any other proper business may be transacted.

(b) Nominations of persons for election to the board of directors and the proposal of other business to be considered by the stockholders may be made at an annual meeting of stockholders (i) pursuant to the corporation’s notice of meeting, (ii) by or at the direction of the board of directors or (iii) by any stockholder of the corporation who (A) was a stockholder of record at the time of giving of notice provided for in this bylaw and at the time of the annual meeting, (B) is entitled to vote at the meeting and (C) complies with the notice procedures set forth in this bylaw as to such business or nomination; clause (iii) shall be the exclusive means for a stockholder to make nominations or submit other business (other than matters properly brought under Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and included in the corporation’s notice of meeting) before an annual meeting of stockholders.

(c) Without qualification, for any nominations or any other business to be properly brought before an annual meeting by a stockholder pursuant to Section 2.2(b)(iii) of these bylaws, the stockholder must have given timely notice thereof in writing to the Secretary and such other business must otherwise be a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the corporation not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date (or if no annual meeting was held in the previous year), notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by the corporation. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above. To be in proper form, a stockholder’s notice (whether given pursuant to this Section 2.2(c) or Section 2.3(b)) to the Secretary must: (i) set forth, as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (A) the name and address of such stockholder, as they appear on the corporation’s books, and of such beneficial owner, if any, (B) (1) the class or series and number of shares of the corporation that are, directly or indirectly, owned beneficially and of record by such stockholder and such beneficial owner, (2) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the corporation or with a value derived in whole or in part from the value of any class or series of shares of the corporation, whether or not such instrument or right is subject to settlement in the underlying class or series of capital stock of the corporation or otherwise (a “Derivative Instrument”) directly or indirectly owned beneficially by such stockholder, and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the corporation, (3) any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder has a right to vote any shares of any security of the corporation, (4) any short interest in any security of the corporation (for purposes of this Section 2.2 a person shall be deemed to have a short interest in a security if such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security), (5) any rights to dividends on the shares of the corporation owned beneficially by such stockholder that are separated or separable from the underlying shares of the corporation, (6) any proportionate interest in shares of the corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner and (7) any performance-related fees (other than an asset-based fee) that such stockholder is entitled to based on any increase or decrease in the value of shares of the corporation or Derivative Instruments, if any, as of the date of such notice, including without limitation any such interests held by members of such stockholder’s immediate family sharing the same household, provided that such stockholder and beneficial owner, if any, shall supplement the information described in this Section 2.2(c)(i)(B) not later than 10 days after the record date for the meeting to disclose such ownership as of the record date), and (C) any other information relating to such stockholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; (ii) if the notice relates to any business other than a nomination of a director or directors that the stockholder proposes to bring before the meeting, set forth (A) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest of such stockholder and beneficial owner, if any, in such business and (B) a description of all agreements, arrangements and understandings between such stockholder and beneficial owner, if any, and any other person or persons (including their names) in connection with the proposal of such business by such stockholder; (iii) set forth, as to each person, if any, whom the stockholder proposes to nominate for election or reelection to the board of directors (A) all information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected) and (B) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such stockholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 promulgated under Regulation S-K under the Exchange Act if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant; and (iv) with respect to each nominee for election or reelection to the board of directors, include a completed and signed questionnaire, representation and agreement required by Section 2.4(b) of these bylaws. The corporation may require any proposed nominee to furnish such other information as may reasonably be required by the corporation to determine the eligibility of such proposed nominee to serve as an independent director of the corporation or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee.

(d) Notwithstanding anything in the second sentence of Section 2.2(c) of these bylaws to the contrary, in the event that the number of directors to be elected to the board of directors is increased and there is no public announcement by the corporation naming all of the nominees for director or specifying the size of the increased board of directors at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this bylaw shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the corporation.

2.3 SPECIAL MEETING

(a) A special meeting of stockholders may be called at any time by the board of directors.

(b) Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the corporation’s notice of meeting. Nominations of persons for election to the board of directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the corporation’s notice of meeting (i) by or at the direction of the board of directors or (ii) provided that the board of directors has determined that directors shall be elected at such meeting, by any stockholder of the corporation who (A) is a stockholder of record at the time of giving of notice provided for in these bylaws and at the time of the special meeting, (B) is entitled to vote at the meeting, and (C) complies with the notice procedures set forth in this bylaw as to such nomination. In the event the corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the board of directors, any such stockholder may nominate a person or persons (as the case may be) for election to such position(s) as specified in the corporation’s notice of meeting, if the stockholder’s notice required by Section 2.2(c) of these bylaws with respect to any nomination (including the completed and signed questionnaire, representation and agreement required by Section 2.4(b) of these bylaws) shall be delivered to the Secretary at the principal executive offices of the corporation not earlier than the close of business on the 120th day prior to the date of such special meeting and not later than the close of business on the later of the 90th day prior to the date of such special meeting or, if the first public announcement of the date of such special meeting is less than 100 days prior to the date of such special meeting, the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the board of directors to be elected at such meeting. In no event shall any adjournment or postponement of a special meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above.

2.4 GENERAL PROVISIONS REGARDING STOCKHOLDER NOMINATIONS AND PROPOSALS; ELIGIBILITY OF NOMINEES

(a) Only such persons who are nominated in accordance with the procedures set forth in Sections 2.2 through this Section 2.4 of these bylaws shall be eligible to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in these bylaws. Except as otherwise provided by law, the certificate of incorporation or these bylaws, the Chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in these bylaws and, if any proposed nomination or business is not in compliance with this bylaw, to declare that such defective proposal or nomination shall be disregarded.

(b) To be eligible to be a nominee for election or reelection as a director of the corporation, a person must deliver (in accordance with the time periods prescribed for delivery of notice under Section 2.2(c) of these bylaws) to the Secretary at the principal executive offices of the corporation a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request) and a written representation and agreement (in the form provided by the Secretary upon written request) that such person (i) is not and will not become a party to (A) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the corporation, will act or vote on any issue or question (a “Voting Commitment”) except as has been disclosed to the corporation or (B) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the corporation, with such person’s fiduciary duties under applicable law, (ii) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein, and (iii) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the corporation, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the corporation.

(c) Notwithstanding the foregoing provisions of Sections 2.2 and 2.3, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in those Sections; provided, however, that any references in those Sections to the Exchange Act or the rules promulgated thereunder are not intended to and shall not limit the requirements applicable to nominations or proposals as to any other business to be considered pursuant to Section 2.2(b)-(c) or Section 2.3(b) of these bylaws. Nothing in these bylaws shall be deemed to affect any rights (i) of stockholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or (ii) of the holders of any series of Preferred Stock if and to the extent provided for under law, the certificate of incorporation or these bylaws.

(d) For purposes of these bylaws, “public announcement” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act and the rules and regulations promulgated thereunder.

2.5 NOTICE OF MEETINGS OF STOCKHOLDERS

All notices of meetings of stockholders shall be sent or otherwise given in accordance with Section 2.6 of these bylaws not less than ten (10) nor more than sixty (60) days before the date of the meeting. The notice shall specify the place (if any), date and hour of the meeting and the means of remote communications, if any, by which stockholders may be deemed to be present, in person or by proxy, and vote at the meeting and (a) in the case of a special meeting, the purpose or purposes for which the meeting is called (no business other than that specified in the notice may be transacted) or (b) in the case of the annual meeting, those matters which the board of directors, at the time of giving the notice, intends to present for action by the stockholders (but any proper matter may be presented at the meeting for such action). The notice of any meeting at which directors are to be elected shall include the name of any nominee or nominees who, at the time of the notice, the board intends to present for election.

2.6 MANNER OF GIVING NOTICE; AFFIDAVIT OF NOTICE

Written notice of any meeting of stockholders shall be given either personally or by first-class mail, express mail, courier service, by telegraphic or other written communication, including, with the actual or constructive consent of the stockholder entitled to receive such notice, by facsimile, electronic mail or other means of electronic transmission. If sent by mail, express mail or courier service, such notice will be sent charges prepaid and shall be addressed to the stockholder at the address of that stockholder appearing on the books of the corporation or given by the stockholder to the corporation for the purpose of notice. Notice shall be deemed given as set forth in Article IX.

An affidavit of the mailing or other means of giving any notice of any stockholders’ meeting, executed by the secretary, assistant secretary or any transfer agent of the corporation giving the notice, shall be prima facie evidence of the giving of such notice.

2.7 QUORUM

The holders of a majority in voting power of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute or by the certificate of incorporation. If, however, such quorum is not present or represented at any meeting of the stockholders, then either (a) the chairman of the meeting or (b) the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting in accordance with Section 2.8 of these bylaws, each without notice other than announcement at the meeting, until a quorum is present or represented. At such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.

When a quorum is present at any meeting, the vote of the holders of a majority of the stock having voting power present in person or represented by proxy shall decide any question brought before such meeting, unless (a) the question is one upon which, by express provision of the laws of the State of Delaware or of the certificate of incorporation or these bylaws, a different vote is required, in which case such express provision shall govern and control the decision of the question; or (b) the matter is brought pursuant to the rules of an exchange upon which the securities of the corporation are listed, in which case such rules will determine the required vote.

If a quorum be initially present, the stockholders may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

2.8 ADJOURNED MEETING; NOTICE

When a meeting is adjourned to another time or place (if any), unless these bylaws otherwise require, notice need not be given of the adjourned meeting if the time and place, if any, thereof and the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the adjourned meeting. At the adjourned meeting the corporation may transact any business that might have been transacted at the original meeting.

2.9 VOTING

The stockholders entitled to vote at any meeting of stockholders shall be determined in accordance with the provisions of Section 2.12 of these bylaws, subject to the provisions of Sections 217 and 218 of the Delaware General Corporation Law (relating to voting rights of fiduciaries, pledgors and joint owners, and to voting trusts and other voting agreements).

Except as may be otherwise provided in the certificate of incorporation or these bylaws, each stockholder will be entitled to one vote for each share of capital stock registered in such stockholder’s name on the books of the corporation on the record date fixed for determination of stockholders entitled to vote at such meeting.

Any stockholder entitled to vote on any matter may vote part of such stockholder’s shares in favor of the proposal and refrain from voting part or all of such stockholder’s remaining shares or, except when the matter is the election of directors and plurality voting applies, may vote part or all of the shares against the proposal; but if the stockholder fails to specify the number of shares which the stockholder is voting affirmatively, it will be conclusively presumed that the stockholder’s vote is with respect to all shares which the stockholder is entitled to vote.

2.10 VALIDATION OF MEETINGS; WAIVER OF NOTICE; CONSENT

The transactions of any meeting of stockholders, either annual or special, however called and noticed, and wherever held, will be as valid as though they had been taken at a meeting duly held after regular call and notice, if a quorum be present either in person or by proxy.

Attendance by a person at a meeting also will constitute a waiver of notice of and presence at that meeting, except when the person objects at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Attendance at a meeting is not a waiver of any right to object to the consideration of matters required by law to be included in the notice of the meeting but not so included, if that objection is expressly made at the meeting.

2.11 STOCKHOLDER ACTION BY WRITTEN CONSENT

The stockholders of the corporation may not take action by written consent without a meeting. Any such actions must be taken at a duly called annual or special meeting.

2.12 RECORD DATE FOR STOCKHOLDER NOTICE; VOTING

For purposes of determining the stockholders entitled to notice of any meeting or to vote thereat, the board of directors may fix, in advance, a record date, which shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors and which shall not be more than sixty (60) days nor less than ten (10) days before the date of any such meeting, and in such event only stockholders of record on the date so fixed are entitled to notice and to vote, notwithstanding any transfer of any shares on the books of the corporation after the record date.

If the board of directors does not so fix a record date, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the business day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the business day next preceding the day on which the meeting is held.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting unless the board of directors fixes a new record date for the adjourned meeting, but the board of directors shall fix a new record date if the meeting is adjourned for more than thirty (30) days from the date set for the original meeting.

The record date for any other purpose shall be as provided in Section 8.1 of these bylaws.

2.13 PROXIES

Every person entitled to vote for directors, or on any other matter, shall have the right to do so either in person or by one or more agents authorized by a written proxy signed by the person and filed with the secretary of the corporation, but no such proxy shall be voted or acted upon after 11 months from its date, unless the proxy provides for a longer period. A proxy shall be deemed signed if the stockholder’s name is placed on the proxy (whether by manual signature, typewriting, telegraphic transmission, facsimile or otherwise) by the stockholder or the stockholder’s attorney-in-fact. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212(e) of the Delaware General Corporation Law.

2.14 ORGANIZATION

The board of directors shall designate a representative to preside over all annual meetings or special meetings of stockholders, provided that if the board of directors does not so designate such a presiding officer, then the chairman of the board, if one is elected, shall preside over such meetings. If the board of directors does not so designate such a presiding officer and there is no chairman of the board or the chairman of the board is unable to so preside or is absent, then the chief executive officer shall preside over such meetings, provided further that if there is no chief executive officer or the chief executive officer is unable to so preside or is absent, then the president shall preside over such meetings. The chairman of any meeting of stockholders shall determine the order of business and the procedures at the meeting, including such matters as the regulation of the manner of voting and the conduct of business. The secretary of the corporation, or a person designated by the chairman of the meeting, shall act as secretary of the meeting.

2.15 LIST OF STOCKHOLDERS ENTITLED TO VOTE

The officer who has charge of the stock ledger of the corporation (which will ordinarily be the secretary of the corporation pursuant to Section 5.9) shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

2.16 REMOTE COMMUNICATION

For the purposes of these bylaws, if authorized by the board of directors in its sole discretion, and subject to such guidelines and procedures as the board of directors may adopt, the stockholders and proxyholders may, by means of remote communications:

(a) participate in a meeting of stockholders; and

(b) be deemed present in person and vote at a meeting of stockholders whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (i) the corporation will implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxyholder, (ii) the corporation will implement reasonable measures to provide such stockholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholder, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (iii) if any stockholder or proxyholder votes or takes other action at the meeting by means of remote communication, the corporation or its agent will maintain a record of such vote or other action.

ARTICLE III.

DIRECTORS

3.1 POWERS

Subject to the provisions of the Delaware General Corporation Law and to any limitations in the certificate of incorporation or these bylaws relating to action required to be approved by the stockholders, the business and affairs of the corporation shall be managed and all corporate powers shall be exercised by or under the direction of the board of directors.

3.2 NUMBER OF DIRECTORS

The number of directors may be set by resolution duly adopted by the board of directors, or by an amendment to this bylaw duly adopted by the board of directors or by the stockholders, or by a duly adopted amendment to the certificate of incorporation, at one or more directors.

3.3 ELECTION AND TERM OF OFFICE OF DIRECTORS

Except as provided in Section 3.4 of these bylaws, directors shall be elected at each annual meeting of stockholders to hold office until the next annual meeting. Each director, including a director elected or appointed to fill a vacancy, shall hold office until the expiration of the term for which elected and until a successor has been elected and qualified.

Each director shall be elected by the vote of the majority of votes cast with respect to the nominee at any meeting for the election of directors at which a quorum is present. For purposes of this Section, a majority of votes cast means that the number of shares voted “for” a nominee exceeds the votes cast “against” a nominee’s election. However, in the case in which stockholder nominees have been properly submitted in compliance with the advance notice requirements for stockholder nominees for director set forth in these bylaws and not withdrawn, and there are more nominees than open board positions, those nominees for director who receive the highest plurality of votes “for” shall be elected, up to the number of open board positions, and votes against shall be disregarded.

3.4 RESIGNATION AND VACANCIES

Any director may resign effective on giving written notice to the chairman of the board, the president, the secretary or the board of directors, unless the notice specifies a later time for that resignation to become effective. If the resignation of a director is effective at a future time, the board of directors may elect a successor to take office when the resignation becomes effective.

Vacancies in the board of directors may be filled by a majority of the remaining directors, even if less than a quorum, or by a sole remaining director. Each director so elected shall hold office until the next annual meeting of the stockholders and until a successor has been elected and qualified.

Unless otherwise provided in the certificate of incorporation or these bylaws:

i. Vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

ii. Whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors by the provisions of the certificate of incorporation, vacancies and newly created directorships of such class or classes or series may be filled by a majority of the directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected.

iii. A vacancy created by the removal of a director may be filled by a majority of directors then in office or by a sole remaining director.

If at any time, by reason of death or resignation or other cause, the corporation should have no directors in office, then any officer or any stockholder or an executor, administrator, trustee or guardian of a stockholder, or other fiduciary entrusted with like responsibility for the person or estate of a stockholder, may call a special meeting of stockholders in accordance with the provisions of the certificate of incorporation or these bylaws, or may apply to the Court of Chancery for a decree summarily ordering an election as provided in Section 211 of the Delaware General Corporation Law.

3.5 REMOVAL OF DIRECTORS

Unless otherwise restricted by statute, by the certificate of incorporation or by these bylaws, any director or the entire board of directors may be removed, with cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

For purposes of the foregoing paragraph, “cause” shall mean (i) continued willful failure to perform the obligations of a director, (ii) gross negligence by the director, (iii) engaging in transactions that defraud the corporation, (iv) fraud or intentional misrepresentation, including falsifying use of funds and intentional misstatements made in financial statements, books, records or reports to stockholders or governmental agencies, (v) material violation of any agreement between the director and the corporation, (vi) knowingly causing the corporation to commit violations of applicable law (including by failure to act), (vii) acts of moral turpitude or (viii) conviction of a felony.

No reduction of the authorized number of directors shall have the effect of removing any director prior to the expiration of such director’s term of office.

3.6 PLACE OF MEETINGS; MEETINGS BY TELEPHONE

Regular meetings of the board of directors may be held at any place within or outside the State of Delaware that has been designated from time to time by the board. In the absence of such a designation, regular meetings shall be held at the principal executive office of the corporation. Special meetings of the board may be held at any place within or outside the State of Delaware that has been designated in the notice of the meeting or, if not stated in the notice or if there is no notice, at the principal executive office of the corporation.

Any meeting of the board, regular or special, may be held by conference telephone or similar communication equipment, so long as all directors participating in the meeting can hear one another; and all such participating directors shall be deemed to be present in person at the meeting.

3.7 REGULAR MEETINGS

Regular meetings of the board of directors may be held without notice at such time as shall from time to time be determined by the board of directors. If any regular meeting day shall fall on a legal holiday, then the meeting shall be held at the same time and place on the next succeeding full business day.

3.8 SPECIAL MEETINGS; NOTICE

Special meetings of the board of directors for any purpose or purposes may be called at any time by the chairman of the board, the president, any vice president, the secretary or any two directors.

Notice of the time and place of special meetings shall be delivered personally or by telephone to each director or sent by first-class mail, express mail, courier service, facsimile or telegram, charges prepaid, or electronic mail, addressed to each director at that director’s address, telephone number, facsimile number or electronic mail address, as the case may be, as it is shown on the records of the corporation. If the notice is mailed, it shall be deposited in the United States mail at least four (4) days before the time of the holding of the meeting. If the notice is delivered personally or by telephone, facsimile, electronic mail or telegram, it shall be delivered personally or by telephone or to the telegraph company at least forty-eight (48) hours before the time of the holding of the meeting. Any oral notice given personally or by telephone may be communicated either to the director or to a person at the office of the director who the person giving the notice has reason to believe will promptly communicate it to the director. The notice need not specify the purpose or the place of the meeting, if the meeting is to be held at the principal executive office of the corporation or by conference telephone or similar communications equipment. Moreover, a notice of meeting need not state the purpose of such meeting, and, unless indicated in the notice thereof, any and all business may be transacted at a meeting.

3.9 QUORUM

A majority of the authorized number of directors shall constitute a quorum for the transaction of business, except to adjourn as provided in Section 3.11 of these bylaws. Every act or decision done or made by a majority of the directors present at a duly held meeting at which a quorum is present shall be regarded as the act of the board of directors, subject to the provisions of the certificate of incorporation and applicable law.

A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of directors.

3.10 WAIVER OF NOTICE

Notice of a meeting need not be given to any director (i) who signs a waiver of notice, whether before or after the meeting, or (ii) who attends the meeting other than for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. All such waivers shall be filed with the corporate records or made part of the minutes of the meeting. A waiver of notice need not specify the purpose of any regular or special meeting of the board of directors.

3.11 ADJOURNMENT

A majority of the directors present, whether or not constituting a quorum, may adjourn any meeting of the board to another time and place.

3.12 NOTICE OF ADJOURNMENT

Notice of the time and place of holding an adjourned meeting of the board of directors need not be given unless the meeting is adjourned for more than twenty-four (24) hours. If the meeting is adjourned for more than twenty-four (24) hours, then notice of the time and place of the adjourned meeting shall be given before the adjourned meeting takes place, in the manner specified in Section 3.8 of these bylaws, to the directors who were not present at the time of the adjournment.

3.13 BOARD ACTION BY WRITTEN CONSENT WITHOUT A MEETING

Unless otherwise restricted by the certificate of incorporation or these bylaws, any action required or permitted to be taken at any meeting of the board of directors, or of any committee thereof, may be taken without a meeting if all members of the board of directors or committee, as the case may be, consent thereto in writing or by electronic transmission and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the board of directors or committee. Such action by written consent will have the same force and effect as a unanimous vote of the board of directors. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

3.14 FEES AND COMPENSATION OF DIRECTORS

Directors and members of committees may receive such compensation, if any, for their services and such reimbursement of expenses as may be fixed or determined by resolution of the board of directors. This Section 3.14 shall not be construed to preclude any director from serving the corporation in any other capacity as an officer, agent, employee or otherwise and receiving compensation for those services.

3.15 SOLE DIRECTOR PROVIDED BY CERTIFICATE OF INCORPORATION

In the event only one director is required by these bylaws or the certificate of incorporation, then any reference herein to notices, waivers, consents, meetings or other actions by a majority or quorum of the directors shall be deemed to refer to such notice, waiver, etc., by such sole director, who shall have all the rights and duties and shall be entitled to exercise all of the powers and shall assume all the responsibilities otherwise herein described as given to the board of directors.

ARTICLE IV.

COMMITTEES

4.1 COMMITTEES OF DIRECTORS

The board of directors may, by resolution adopted by a majority of the authorized number of directors, designate one (1) or more committees, each consisting of one or more directors, to serve at the pleasure of the board. The board may designate one (1) or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. The appointment of members or alternate members of a committee requires the vote of a majority of the authorized number of directors. Any committee, to the extent provided in the resolution of the board, shall have and may exercise all the powers and authority of the board, but no such committee shall have the power or authority to (i) amend the certificate of incorporation (except that a committee may, to the extent authorized in the resolution or resolutions providing for the issuance of shares of stock adopted by the board of directors as provided in Section 151(a) of the Delaware General Corporation Law, fix the designations and any of the preferences or rights of such shares relating to dividends, redemption, dissolution, any distribution of assets of the corporation or the conversion into, or the exchange of such shares for, shares of any other class or classes or any other series of the same or any other class or classes of stock of the corporation), (ii) adopt an agreement of merger or consolidation under Sections 251 or 252 of the Delaware General Corporation Law, (iii) recommend to the stockholders the sale, lease or exchange of all or substantially all of the corporation’s property and assets, (iv) recommend to the stockholders a dissolution of the corporation or a revocation of a dissolution or (v) amend the bylaws of the corporation; and, unless the board resolution establishing the committee, the bylaws or the certificate of incorporation expressly so provide, no such committee shall have the power or authority to declare a dividend, to authorize the issuance of stock, or to adopt a certificate of ownership and merger pursuant to Section 253 of the Delaware General Corporation Law.

4.2 MEETINGS AND ACTION OF COMMITTEES

Meetings and actions of committees shall be governed by, and held and taken in accordance with, the following provisions of Article III of these bylaws: Section 3.6 (place of meetings; meetings by telephone), Section 3.7 (regular meetings), Section 3.8 (special meetings; notice), Section 3.9 (quorum), Section 3.10 (waiver of notice), Section 3.11 (adjournment), Section 3.12 notice of adjournment) and Section 3.13 (board action by written consent without meeting), with such changes in the context of those bylaws as are necessary to substitute the committee and its members for the board of directors and its members; provided, however, that the time of regular meetings of committees may be determined either by resolution of the board of directors or by resolution of the committee, that special meetings of committees may also be called by resolution of the board of directors, and that notice of special meetings of committees shall also be given to all alternate members, who shall have the right to attend all meetings of the committee. The board of directors may adopt rules for the government of any committee not inconsistent with the provisions of these bylaws.

4.3 COMMITTEE MINUTES

Each committee shall keep regular minutes of its meetings and report the same to the board of directors when required.

ARTICLE V.

OFFICERS

5.1 OFFICERS

The Corporate Officers of the corporation shall be a chief executive officer, a president, a secretary and a chief financial officer. The corporation may also have, at the discretion of the board of directors, a chairman of the board, a treasurer, one or more vice presidents (however denominated), one or more assistant secretaries, one or more assistant treasurers, and such other officers as may be appointed in accordance with the provisions of Section 5.3 of these bylaws. Any number of offices may be held by the same person.

In addition to the Corporate Officers of the corporation described above, there may also be such Administrative Officers of the corporation as may be designated and appointed from time to time by the president of the corporation in accordance with the provisions of Section 5.13 of these bylaws.

5.2 ELECTION OF OFFICERS

The Corporate Officers of the corporation, except such officers as may be appointed in accordance with the provisions of Section 5.3 or Section 5.5 of these bylaws, shall be chosen by the board of directors, subject to the rights, if any, of an officer under any contract of employment, and shall hold their respective offices for such terms as the board of directors may from time to time determine.

5.3 SUBORDINATE OFFICERS

The board of directors may appoint, or may empower the president to appoint, such other Corporate Officers as the business of the corporation may require, each of whom shall hold office for such period, have such power and authority, and perform such duties as are provided in these bylaws or as the board of directors, may from time to time determine.

The president may from time to time designate and appoint Administrative Officers of the corporation in accordance with the provisions of Section 5.13 of these bylaws.

5.4 REMOVAL AND RESIGNATION OF OFFICERS

Any Corporate Officer may be removed, either with or without cause, by the board of directors at any regular or special meeting of the board or, except in case of a Corporate Officer chosen by the board of directors, by any Corporate Officer upon whom such power of removal may be conferred by the board of directors.

Any Corporate Officer may resign at any time by giving written notice to the corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice; and, unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the corporation under any contract to which the Corporate Officer is a party.

Any Administrative Officer designated and appointed by the president may be removed, either with or without cause, at any time by the president. Any Administrative Officer may resign at any time by giving written notice to the president or to the secretary of the corporation.

5.5 VACANCIES IN OFFICES

A vacancy in any office because of death, resignation, removal, disqualification or any other cause shall be filled in the manner prescribed in these bylaws for regular appointments to that office.

5.6 CHAIRMAN OF THE BOARD

The chairman of the board, if such an officer be elected, shall, if present, preside at meetings of the board of directors and exercise such other powers and perform such other duties as may from time to time be assigned to him by the board of directors or as may be prescribed by these bylaws. If there is no president, then the chairman of the board shall also be the chief executive officer of the corporation and shall have the powers and duties prescribed in Section 5.7 of these bylaws.

5.7 CHIEF EXECUTIVE OFFICER; PRESIDENT

Subject to (i) such supervisory powers, if any, as may be given by the board of directors to the chairman of the board, if there be such an officer, and (ii) the contrary determination of the board of directors, the president shall be the chief executive officer of the corporation and shall, subject to the control of the board of directors, have general supervision, direction and control of the business and the officers of the corporation. He or she shall have the general powers and duties of management usually vested in the office of president of a corporation, and shall have such other powers and perform such other duties as may be prescribed by the board of directors or these bylaws.

5.8 VICE PRESIDENTS

In the absence or disability of the president, and if there is no chairman of the board, the vice presidents, if any, in order of their rank as fixed by the board of directors or, if not ranked, a vice president designated by the board of directors, shall perform all the duties of the president and when so acting shall have all the powers of, and be subject to all the restrictions upon, the president. The vice presidents shall have such other powers and perform such other duties as from time to time may be prescribed for them respectively by the board of directors, these bylaws, the president or the chairman of the board.

5.9 SECRETARY

The secretary shall keep or cause to be kept, at the principal executive office of the corporation or such other place as the board of directors may direct, a book of minutes of all meetings and actions of the board of directors, committees of directors and stockholders. The minutes shall show the time and place of each meeting, whether regular or special (and, if special, how authorized and the notice given), the names of those present at directors’ meetings or committee meetings, the number of shares present or represented at stockholders’ meetings and the proceedings thereof.

The secretary shall keep, or cause to be kept, at the principal executive office of the corporation or at the office of the corporation’s transfer agent or registrar, as determined by resolution of the board of directors, a stock ledger or a duplicate stock ledger, showing the names of all stockholders and their addresses, the number and classes of shares held by each, the number and date of certificates evidencing such shares and the number and date of cancellation of every certificate surrendered for cancellation.

The secretary shall give, or cause to be given, notice of all meetings of the stockholders and of the board of directors required to be given by law or by these bylaws. He or she shall keep the seal of the corporation, if one be adopted, in safe custody and shall have such other powers and perform such other duties as may be prescribed by the board of directors or by these bylaws.

5.10 CHIEF FINANCIAL OFFICER

The chief financial officer shall keep and maintain, or cause to be kept and maintained, adequate and correct books and records of accounts of the properties and business transactions of the corporation, including accounts of its assets, liabilities, receipts, disbursements, gains, losses, capital, retained earnings and shares. The books of account shall at all reasonable times be open to inspection by any director for a purpose reasonably related to his position as a director.

The chief financial officer shall deposit all money and other valuables in the name and to the credit of the corporation with such depositaries as may be designated by the board of directors. He or she shall disburse the funds of the corporation as may be ordered by the board of directors, shall render to the president and directors, whenever they request it, an account of all of his or her transactions as chief financial officer and of the financial condition of the corporation, and shall have such other powers and perform such other duties as may be prescribed by the board of directors or these bylaws. The president may direct the treasurer or any assistant treasurer to assume and perform the duties of the chief financial officer in the absence or disability of the chief financial officer, and the treasurer and each assistant treasurer shall perform other duties commonly incident to his or her office and shall also perform such other duties and have such other powers as the board of directors or the president shall designate from time to time.

5.11 ASSISTANT SECRETARY

The assistant secretary, if any, or, if there is more than one, the assistant secretaries in the order determined by the board of directors (or if there be no such determination, then in the order of their election) shall, in the absence of the secretary or in the event of his or her inability or refusal to act, perform the duties and exercise the powers of the secretary and shall perform such other duties and have such other powers as the board of directors may from time to time prescribe.

5.12 ADMINISTRATIVE OFFICERS

In addition to the Corporate Officers of the corporation as provided in Section 5.1 of these bylaws and such subordinate Corporate Officers as may be appointed in accordance with Section 5.3 of these bylaws, there may also be such Administrative Officers of the corporation as may be designated and appointed from time to time by the president or chief executive officer of the corporation. Administrative Officers shall perform such duties and have such powers as from time to time may be determined by the president, chief executive officer or board of directors in order to assist the Corporate Officers in the furtherance of their duties. In the performance of such duties and the exercise of such powers, however, such Administrative Officers shall have limited authority to act on behalf of the corporation as the board of directors, or president or chief executive officer, as applicable, shall establish, including but not limited to limitations on the dollar amount and on the scope of agreements or commitments that may be made by such Administrative Officers on behalf of the corporation, which limitations may not be exceeded by such individuals or altered without further approval by the board of directors, president or chief executive officer, as applicable.

5.13 AUTHORITY AND DUTIES OF OFFICERS

In addition to the foregoing powers, authority and duties, all officers of the corporation shall respectively have such authority and powers and perform such duties in the management of the business of the corporation as may be designated from time to time by the board of directors.

ARTICLE VI.

INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES

AND OTHER AGENTS

6.1 INDEMNIFICATION OF DIRECTORS AND OFFICERS

The corporation shall, to the maximum extent and in the manner permitted by the Delaware General Corporation Law as the same now exists or may hereafter be amended, indemnify any person against expenses, liabilities and losses (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) actually and reasonably incurred in connection with any threatened, pending or completed action, suit, or proceeding in which such person was or is a party or is threatened to be made a party by reason of the fact that such person is or was a director or officer of the corporation. For purposes of this

Section 6.1, a “director” or “officer” of the corporation shall mean any person (i) who is or was a director or officer of the corporation, (ii) who is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or (iii) who was a director or officer of a corporation which was a predecessor corporation of the corporation or of another enterprise at the request of such predecessor corporation.

The corporation shall be required to indemnify a director or officer in connection with an action, suit, or proceeding (or part thereof) initiated by such director or officer only if the initiation of such action, suit, or proceeding (or part thereof) by the director or officer was authorized by the board of directors of the corporation.

The corporation shall pay the expenses (including attorney’s fees) incurred by a director or officer of the corporation entitled to indemnification hereunder in defending any action, suit or proceeding referred to in this Section 6.1 in advance of its final disposition; provided, however, that payment of expenses incurred by a director or officer of the corporation in advance of the final disposition of such action, suit or proceeding shall be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should ultimately be determined that the director or officer is not entitled to be indemnified under this Section 6.1 or otherwise.

The rights conferred on any person by this Article shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the corporation’s certificate of incorporation, these bylaws, agreement, vote of the stockholders or disinterested directors or otherwise.

Any repeal or modification of the foregoing provisions of this Article shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

6.2 INDEMNIFICATION OF OTHERS

The corporation shall have the power, to the maximum extent and in the manner permitted by the Delaware General Corporation Law as the same now exists or may hereafter be amended, to indemnify any person (other than directors and officers) against expenses, liabilities and losses (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) actually and reasonably incurred in connection with any threatened, pending or completed action, suit, or proceeding, in which such person was or is a party or is threatened to be made a party by reason of the fact that such person is or was an employee or agent of the corporation. For purposes of this Section 6.2, an “employee” or “agent” of the corporation shall mean any person (other than a director or officer) (i) who is or was an employee or agent of the corporation, (ii) who is or was serving at the request of the corporation as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or (iii) who was an employee or agent of a corporation which was a predecessor corporation of the corporation or of another enterprise at the request of such predecessor corporation.

6.3 INSURANCE

The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of the Delaware General Corporation Law.

6.4 EXPENSES

The corporation will advance to any person eligible for indemnification pursuant to Section 6.1 hereof, and may advance to any person eligible for indemnification pursuant to Section 6.2 hereof, prior to the final disposition of the proceeding, all expenses reasonably incurred by any such person in connection with defending such proceeding, upon receipt of a request therefor and an undertaking by or on behalf of such person to repay such amounts if it should be determined ultimately that such person is not entitled to be indemnified under this Article VI or otherwise, such advances to be paid by the corporation within twenty (20) days after the receipt by the corporation of a statement or statements from the claimant requesting such advance or advances from time to time. Notwithstanding the foregoing, the corporation will not be required to advance expenses in connection with any proceeding (or part thereof) initiated by any person unless the proceeding was authorized in advance by the board of directors of the corporation.

Notwithstanding the foregoing, unless otherwise determined pursuant to Section 6.5, the corporation will not advance or continue to advance expenses to any person (except by reason of the fact that such person is or was a director of the corporation in which event this paragraph will not apply) in any proceeding if a determination is reasonably and promptly made (i) by the board of directors by a majority vote of Disinterested Directors, even though less than a quorum (ii) if there are no Disinterested Directors or the Disinterested Directors so direct, by Independent Counsel in a written opinion or (iii) by a majority vote of a committee of Disinterested Directors designated by a majority vote of Disinterested Directors, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation.

6.5 NON-EXCLUSIVITY OF RIGHTS

The rights conferred on any person by this Article VI will not be exclusive of any other right which such person may have or hereafter acquire under any statute, provision of the certificate of incorporation, bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding office. The corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the Delaware General Corporation Law.

6.6 SURVIVAL OF RIGHTS

The rights conferred on any person by this Article VI will continue as to a person who has ceased to be a director, officer, employee or other agent and will inure to the benefit of the heirs, executors and administrators of such a person.

6.7 AMENDMENTS

Any repeal or modification of this Article VI will only be prospective and will not affect the rights under this Article VI in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any proceeding against any agent of the corporation.

6.8 SEVERABILITY

If any provision or provisions of this Article VI will be held to be invalid, illegal or unenforceable for any reason whatsoever: (i) the validity, legality and enforceability of the remaining provisions of this Article VI (including, without limitation, each portion of any paragraph of this Article VI containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) will not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of this Article VI (including, without limitation, each such portion of any paragraph of this Article VI containing any such provision held to be invalid, illegal or unenforceable) will be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

6.9 NOTICE

Any notice, request or other communication required or permitted to be given to the corporation under this Article VI will be in writing and either delivered in person or sent by confirmed telecopy, electronic mail, overnight mail or courier service, or certified or registered mail, postage or charges prepaid, return copy requested, to the secretary of the corporation and will be effective only upon receipt by the secretary.

6.10 DEFINITIONS

For purposes of this Bylaw:

“Disinterested Director” will mean a director of the corporation who is not and was not a party to the matter in respect of which indemnification is sought by the claimant.

“Independent Counsel” will mean a law firm, a member of a law firm, or an independent practitioner, that is experienced in matters of corporation law and will include any person who, under the applicable standards of professional conduct then prevailing, would not have a conflict of interest in representing either the corporation or the claimant in an action to determine the claimant’s rights under this Article VI.

ARTICLE VII.

RECORDS AND REPORTS

7.1 MAINTENANCE AND INSPECTION OF RECORDS

The corporation shall, either at its principal executive office or at such place or places as designated by the board of directors, keep a record of its stockholders listing their names and addresses and the number and class of shares held by each stockholder, a copy of these bylaws as amended to date, accounting books and other records of its business and properties.

Any stockholder of record, in person or by attorney or other agent, shall, upon written demand under oath stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose the corporation’s stock ledger, a list of its stockholders, and its other books and records and to make copies or extracts therefrom. A proper purpose shall mean a purpose reasonably related to such person’s interest as a stockholder. In every instance where the stockholder is other than a record holder of stock in the corporation, the demand under oath will state the person’s status as a stockholder, be accompanied by documentary evidence of beneficial ownership of the stock and state that such documentary evidence is a true and correct copy of what it purports to be. In every instance where an attorney or other agent is the person who seeks the right to inspection, the demand under oath shall be accompanied by a power of attorney or such other writing that authorizes the attorney or other agent to so act on behalf of the stockholder. The demand under oath shall be directed to the corporation at its registered office in Delaware or at its principal place of business.

7.2 INSPECTION BY DIRECTORS

Any director shall have the right to examine the corporation’s stock ledger, a list of its stockholders and its other books and records for a purpose reasonably related to his or her position as a director. The Court of Chancery is hereby vested with the exclusive jurisdiction to determine whether a director is entitled to the inspection sought. The Court may summarily order the corporation to permit the director to inspect any and all books and records, the stock ledger, and the stock list and to make copies or extracts therefrom. The Court may, in its discretion, prescribe any limitations or conditions with reference to the inspection, or award such other relief as the Court may deem just and proper.

7.3 REPRESENTATION OF SHARES OF OTHER CORPORATIONS

The chairman of the board, if any, the president, the chief executive officer, any vice president, the chief financial officer, the secretary or any assistant secretary of this corporation, or any other person authorized by the board of directors or the president, the chief executive officer or a vice president, is authorized to vote, represent and exercise on behalf of this corporation all rights incident to any and all shares of the stock of any other corporation or corporations standing in the name of this corporation. The authority herein granted may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.

7.4 CERTIFICATION AND INSPECTION OF BYLAWS

The original or a copy of these bylaws, as amended or otherwise altered to date, certified by the secretary, shall be kept at the corporation’s principal executive office and shall be open to inspection by the stockholders of the corporation, at all reasonable times during office hours.

ARTICLE VIII.

GENERAL MATTERS

8.1 RECORD DATE FOR PURPOSES OTHER THAN NOTICE AND VOTING

For purposes of determining the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the board of directors may fix, in advance, a record date, which shall not precede the date upon which the resolution fixing the record date is adopted and which shall not be more than sixty (60) days before any such action. In that case, only stockholders of record at the close of business on the date so fixed are entitled to receive the dividend, distribution or allotment of rights, or to exercise such rights, as the case may be, notwithstanding any transfer of any shares on the books of the corporation after the record date so fixed, except as otherwise provided by law.

If the board of directors does not so fix a record date, then the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the board of directors adopts the applicable resolution.

8.2 CHECKS; DRAFTS; EVIDENCES OF INDEBTEDNESS

From time to time, the board of directors shall determine by resolution which person or persons may sign or endorse all checks, drafts, other orders for payment of money, notes or other evidences of indebtedness that are issued in the name of or payable to the corporation, and only the persons so authorized shall sign or endorse those instruments.

8.3 CORPORATE CONTRACTS AND INSTRUMENTS: HOW EXECUTED

The board of directors, except as otherwise provided in these bylaws, may authorize and empower any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the corporation; such power and authority may be general or confined to specific instances. Unless so authorized or ratified by the board of directors or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

8.4 STOCK CERTIFICATES; TRANSFER; PARTLY PAID SHARES

The shares of the corporation shall be represented by certificates, provided that the board of directors of the corporation may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the corporation. Notwithstanding the adoption of such a resolution by the board of directors, every holder of stock represented by certificates and, upon request, every holder of uncertificated shares, shall be entitled to have a certificate signed by, or in the name of the corporation by, the chairman or vice-chairman of the board of directors, or the president or vice-president, and by the treasurer or an assistant treasurer, or the secretary or an assistant secretary of such corporation representing the number of shares registered in certificate form. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

Certificates for shares shall be of such form and device as the board of directors may designate and shall state the name of the record holder of the shares represented thereby; its number; date of issuance; the number of shares for which it is issued; a summary statement or reference to the powers, designations, preferences or other special rights of such stock and the qualifications, limitations or restrictions of such preferences and/or rights, if any; a statement or summary of liens, if any; a conspicuous notice of restrictions upon transfer or registration of transfer, if any; a statement as to any applicable voting trust agreement; if the shares be assessable, or, if assessments are collectible by personal action, a plain statement of such facts.

In the case of certificated shares of stock, upon surrender to the secretary or transfer agent of the corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it shall be the duty of the corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books. In the case of uncertificated shares of stock, upon delivery to the secretary or transfer agent of the corporation of proper transfer instructions from the registered holder of the shares or by such person’s attorney lawfully constituted in writing and upon compliance with appropriate procedures for transferring shares in uncertificated form, it shall be the duty of the corporation to record the transaction upon its books.

The corporation may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor. Upon the face or back of each stock certificate issued to represent any such partly paid shares, or upon the books and records of the corporation in the case of uncertificated partly paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated. Upon the declaration of any dividend on fully paid shares, the corporation shall declare a dividend upon partly paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.

8.5 SPECIAL DESIGNATION ON CERTIFICATES

If the corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate that the corporation shall issue to represent such class or series of stock; provided, however, that, except as otherwise provided in Section 202 of the Delaware General Corporation Law, in lieu of the foregoing requirements there may be set forth on the face or back of the certificate that the corporation shall issue to represent such class or series of stock a statement that the corporation will furnish without charge to each stockholder who so requests the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

8.6 LOST CERTIFICATES

Except as provided in this Section 8.6, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the corporation and canceled at the same time. The board of directors may, in case any share certificate or certificate for any other security is lost, stolen or destroyed, authorize the issuance of replacement certificates on such terms and conditions as the board may require; the board may require indemnification of the corporation secured by a bond or other adequate security sufficient to protect the corporation against any claim that may be made against it, including any expense or liability, on account of the alleged loss, theft or destruction of the certificate or the issuance of the replacement certificate.

8.7 TRANSFER AGENTS AND REGISTRARS

The board of directors may appoint one or more transfer agents or transfer clerks, and one or more registrars, at such times and places as the requirements of the corporation may necessitate.

8.8 CONSTRUCTION; DEFINITIONS

Unless the context requires otherwise, the general provisions, rules of construction and definitions in the Delaware General Corporation Law shall govern the construction of these bylaws. Without limiting the generality of this provision, as used in these bylaws, the singular number includes the plural, the plural number includes the singular, and the term “person” includes both an entity and a natural person.

ARTICLE IX.

MANNER OF GIVING NOTICE AND WAIVER

9.1 NOTICE OF STOCKHOLDERS’ MEETINGS

Notice of any meeting of stockholders, if mailed, is given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the corporation’s records. An affidavit of the secretary or an assistant secretary of the corporation or of the transfer agent or other agent of the corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

9.2 NOTICE BY ELECTRONIC TRANSMISSION

Without limiting the manner by which notice otherwise may be given effectively to stockholders pursuant to the Delaware General Corporation Law, the certificate of incorporation or these bylaws, any notice to stockholders given by the corporation under any provision of the Delaware General Corporation Law, the certificate of incorporation or these bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice to the corporation. Any such consent shall be deemed revoked if:

(i) the corporation is unable to deliver by electronic transmission two consecutive notices given by the corporation in accordance with such consent; and

(ii) such inability becomes known to the secretary or an assistant secretary of the corporation or to the transfer agent, or other person responsible for the giving of notice.

However, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action.

Any notice given pursuant to the preceding paragraph shall be deemed given:

(i) if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice;

(ii) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice;

(iii) if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and

(iv) if by any other form of electronic transmission, when directed to the stockholder.

An affidavit of the secretary or an assistant secretary or of the transfer agent or other agent of the corporation that the notice has been given by a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

An “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved, and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

Notice by a form of electronic transmission shall not apply to Sections 164, 296, 311, 312 or 324 of the Delaware General Corporation Law.

9.3 NOTICE TO STOCKHOLDERS SHARING AN ADDRESS

Except as otherwise prohibited under the Delaware General Corporation Law, without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the corporation under the provisions of the Delaware General Corporation Law, the certificate of incorporation or these bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Any such consent shall be revocable by the stockholder by written notice to the corporation. Any stockholder who fails to object in writing to the corporation, within 60 days of having been given written notice by the corporation of its intention to send the single notice, shall be deemed to have consented to receiving such single written notice.

9.4 NOTICE TO PERSON WITH WHOM COMMUNICATION IS UNLAWFUL

Whenever notice is required to be given, under the Delaware General Corporation Law, the certificate of incorporation or these bylaws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting which shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the corporation is such as to require the filing of a certificate under the Delaware General Corporation Law, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

9.5 WAIVER OF NOTICE

Whenever notice is required to be given under any provision of the Delaware General Corporation Law, the certificate of incorporation or these bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the certificate of incorporation or these bylaws.

ARTICLE X.

AMENDMENTS

The original or other bylaws of the corporation may be adopted, amended or repealed by the affirmative vote of the holders of a majority in voting power of the stock issued and outstanding and entitled to vote at meetings of stockholders as of the record date; provided, however, that the corporation may, in its certificate of incorporation, confer the power to adopt, amend or repeal bylaws upon the directors. The fact that such power has been so conferred upon the directors shall not divest the stockholders of the power, nor limit their power to adopt, amend or repeal bylaws.

Whenever an amendment or new bylaw is adopted, it shall be copied in the book of bylaws with the original bylaws, in the appropriate place. If any bylaw is repealed, the fact of repeal with the date of the meeting at which the repeal was enacted or the filing of the operative written consent(s) shall be stated in said book.

ARTICLE XI.

FORUM FOR ADJUDICATION OF DISPUTES

Unless the corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or employee of the corporation to the corporation or the stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, the certificate of incorporation or these bylaws or (iv) any action asserting a claim governed by the internal affairs doctrine.

ANNEX F

TRIQUINT SEMICONDUCTOR, INC.

2013 INCENTIVE PLAN

SECTION 1. PURPOSE

The purpose of the TriQuint Semiconductor, Inc. 2013 Incentive Plan is to attract, retain and motivate employees, officers, directors, consultants, agents, advisors and independent contractors of the Company and its Related Companies by providing them the opportunity to acquire a proprietary interest in the Company and to align their interests and efforts to the long-term interests of the Company’s stockholders.

SECTION 2. DEFINITIONS

Certain capitalized terms used in the Plan have the meanings set forth in Appendix A.

SECTION 3. ADMINISTRATION

3.1	Administration of the Plan

The Plan shall be administered by the Board or the Compensation Committee, which shall be composed of two or more directors, each of whom is a “non-employee director” within the meaning of Rule 16b-3(b)(3) promulgated under the Exchange Act, or any successor definition adopted by the Securities and Exchange Commission, and an “outside director” within the meaning of Section 162(m) of the Code, or any successor provision thereto.

3.2	Delegation

Notwithstanding the foregoing, the Board or Compensation Committee may delegate concurrent responsibility for administering the Plan, including with respect to designated classes of Eligible Persons, to different committees consisting of one or more members of the Board, subject to such limitations as the Board deems appropriate, including limitations with respect to grants of Awards to Participants who are subject to Section 16 of the Exchange Act or pursuant to Section 16 of the Plan. Members of any committee shall serve for such term as the Board may determine, subject to removal by the Board at any time. To the extent consistent with applicable law, the Board or the Compensation Committee may authorize one or more officers of the Company to grant Awards to designated classes of Eligible Persons, within limits specifically prescribed by the Board or the Compensation Committee; provided, however, that no such officer shall have or obtain authority to grant Awards to himself or herself or to any person subject to Section 16 of the Exchange Act. All references in the Plan to the “Committee” shall be, as applicable, to the Board, the Compensation Committee or any other committee or any officer to whom the Board or the Compensation Committee has delegated authority to administer the Plan.

3.3	Administration and Interpretation by Committee

(a) Except for the terms and conditions explicitly set forth in the Plan and to the extent permitted by applicable law, the Committee shall have full power and exclusive authority, subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board or a Committee composed of members of the Board, to (i) select the Eligible Persons to whom Awards may from time to time be granted under the Plan; (ii) determine the type or types of Awards to be granted to each Participant under the Plan; (iii) determine the number of shares of Common Stock to be covered by each Award granted under the

Plan; (iv) determine the terms and conditions of any Award granted under the Plan; (v) approve the forms of notice or agreement for use under the Plan; (vi) determine whether, to what extent and under what circumstances Awards may be settled in cash, shares of Common Stock or other property or canceled or suspended; (vii) interpret and administer the Plan and any instrument evidencing an Award, notice or agreement executed or entered into under the Plan; (viii) establish such rules, regulations and sub-plans as it shall deem appropriate for the proper administration and operation of the Plan; (ix) delegate ministerial duties to such of the Company’s employees as it so determines; and (x) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan.

(b) In no event, however, shall the Committee have the right, without stockholder approval, to (i) lower the exercise or grant price of an Option or SAR after it is granted, except in connection with adjustments provided in Section 15; (ii) cancel an Option or SAR at a time when its exercise or grant price exceeds the Fair Market Value of the underlying stock, in exchange for cash, another option or stock appreciation right, restricted stock, or other equity award; (iii) take any other action that is treated as a repricing under generally accepted accounting principles, or (iv) issue an Option or SAR or amend an outstanding Option or SAR to provide for the grant or issuance of a new Option or SAR on exercise of the original Option or SAR.

(c) The effect on the vesting of an Award of a Company-approved leave of absence or a Participant’s reduction in hours of employment or service shall be determined by the Company’s chief human resources officer or other person performing that function or, with respect to directors or executive officers, by the Compensation Committee, whose determination shall be final.

(d) Decisions of the Committee shall be final, conclusive and binding on all persons, including the Company, any Participant, any stockholder and any Eligible Person. A majority of the members of the Committee may determine its actions.

SECTION 4. SHARES SUBJECT TO THE PLAN

4.1	Authorized Number of Shares

Subject to adjustment from time to time as provided in Section 15.1, the aggregate maximum number of shares of Common Stock available for issuance under the Plan shall be:

(a) 14,500,000 shares; plus

(b) any shares subject to outstanding awards under the Company’s 2012 Incentive Plan, 2009 Incentive Plan and 1996 Stock Incentive Program (the “Prior Plans”) as of the Effective Date that cease to be subject to such awards following the Effective Date (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested or nonforfeitable shares) shall cease to be set aside or reserved for issuance pursuant to the applicable Prior Plan, effective on the date upon which they cease to be so subject to such awards, and shall instead be set aside and reserved for issuance pursuant to the Plan, up to an aggregate maximum of 31,798,297 shares pursuant to this paragraph (b).

Shares issued under the Plan shall be drawn from authorized and unissued shares or shares now held or subsequently acquired by the Company as treasury shares.

4.2	Share Usage

(a) Any shares of Common Stock subject to Stock Awards, Restricted Stock, Stock Units, Performance Shares and Performance Units shall count against the numerical limits of Section 4.1 as 1.5 shares of Common Stock for every one share of Common Stock subject thereto. If any such Award lapses, expires, terminates or is canceled prior to the issuance of shares thereunder or if shares of Common Stock are issued under the Plan to a Participant and thereafter are forfeited to or otherwise reacquired by the Company and would otherwise return to the Plan pursuant to Section 4.2(b), 1.5 times the number of shares of Common Stock covered by such Award shall return to the Plan and shall again be available for issuance.

(b) Shares of Common Stock covered by an Award shall not be counted as used unless and until they are actually issued and delivered to a Participant. If any Award lapses, expires, terminates or is canceled prior to the issuance of shares thereunder, is settled in cash in lieu of shares of Common Stock, or if shares of Common Stock are issued under the Plan to a Participant and thereafter are forfeited to or otherwise reacquired by the Company, the shares subject to such Awards and the forfeited or reacquired shares shall again be available for issuance under the Plan. Any shares of Common Stock (i) tendered by a Participant or retained by the Company as full or partial payment to the Company for the purchase price of an Award or to satisfy tax withholding obligations in connection with an Award, or (ii) covered by a stock-settled Stock Appreciation Right that is settled in such a manner that some or all of the shares of Common Stock covered by the Stock Appreciation Right are not issued upon exercise, shall not again be made available for Awards under the Plan. The number of shares of Common Stock available for issuance under the Plan shall not be reduced to reflect any dividends or dividend equivalents that are reinvested into additional shares of Common Stock or credited as additional shares of Common Stock subject or paid with respect to an Award.

(c) The Committee shall also, without limitation, have the authority to grant Awards as an alternative to or as the form of payment for grants or rights earned or due under other compensation plans or arrangements of the Company.

(d) Notwithstanding any other provision of the Plan to the contrary, the Committee may grant Substitute Awards under the Plan. Substitute Awards shall not reduce the number of shares authorized for issuance under the Plan. In the event that an Acquired Entity has shares available for awards or grants under one or more preexisting plans not adopted in contemplation of such acquisition or combination and previously approved by the Acquired Entity’s stockholders, then, to the extent determined by the Board or the Compensation Committee, the shares available for grant pursuant to the terms of such preexisting plans (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to holders of securities of the entities that are parties to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the number of shares of Common Stock authorized for issuance under the Plan; provided, however, that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of such preexisting plans, absent the acquisition or combination, and shall only be made to individuals who were not employees or directors of the Company or a Related Company prior to such acquisition or combination. In the event that a written agreement between the Company and an Acquired Entity pursuant to which a merger or consolidation is completed is approved by the Board and that agreement sets forth the terms and conditions of the substitution for or assumption of outstanding awards of the Acquired Entity, those terms and conditions shall be deemed to be the action of the Committee without any further action by the Committee, except as may be required for compliance with Rule 16b-3 under the Exchange Act, and the persons holding such awards shall be deemed to be Participants.

(e) Notwithstanding any other provision of this Section 4.2 to the contrary, the maximum number of shares that may be issued upon the exercise of Incentive Stock Options shall equal the aggregate share number stated in Section 4.1, subject to adjustment as provided in Section 15.1.

4.3	Limitations

Subject to adjustment as provided in Section 15.1, the aggregate number of shares that may be issued pursuant to Awards granted under the Plan (other than Awards of Options or Stock Appreciation Rights) that either (a) contain no restrictions or restrictions based solely on continuous employment or services over fewer than three years (except if accelerated pursuant to a Change in Control or in the event of a Termination of Service) or (b) vest over less than one year (except if accelerated pursuant to a Change in Control or in the event of a Termination of Service) based on factors other than solely continuous employment or services shall not exceed 10% of the aggregate maximum number of shares specified in Section 4.1. In addition, if and to the extent the Committee accelerates vesting or exercisability of an Award or otherwise acts to waive or lapse any restriction on an Award, other than in connection with a Participant’s death, Disability or Retirement or a Change of Control, the shares covered by such Committee action shall similarly count towards the foregoing 10% limitation.

SECTION 5. ELIGIBILITY

An Award may be granted to any employee, officer or director of the Company or a Related Company whom the Committee from time to time selects. An Award may also be granted to any consultant, agent, advisor or independent contractor for bona fide services rendered to the Company or any Related Company that (a) are not in connection with the offer and sale of the Company’s securities in a capital-raising transaction and (b) do not directly or indirectly promote or maintain a market for the Company’s securities.

SECTION 6. AWARDS

6.1	Form, Grant and Settlement of Awards

The Committee shall have the authority, in its sole discretion, to determine the type or types of Awards to be granted under the Plan. Such Awards may be granted either alone or in addition to or in tandem with any other type of Award. Any Award settlement may be subject to such conditions, restrictions and contingencies as the Committee shall determine.

6.2	Evidence of Awards

Awards granted under the Plan shall be evidenced by a written, including an electronic, instrument that shall contain such terms, conditions, limitations and restrictions as the Committee shall deem advisable and that are not inconsistent with the Plan.

6.3	Dividends and Distributions

Participants may, if the Committee so determines, be credited with dividends or dividend equivalents paid with respect to shares of Common Stock underlying an Award in a manner determined by the Committee in its sole discretion. The Committee may apply any restrictions to the dividends or dividend equivalents that the Committee deems appropriate. The Committee, in its sole discretion, may determine the form of payment of dividends or dividend equivalents, including cash, shares of Common Stock, Restricted Stock or Stock Units. Notwithstanding the foregoing, the right to any dividends or dividend equivalents declared and paid on the number of shares underlying an Option or a Stock Appreciation Right may not be contingent, directly or indirectly, on the exercise of the Option or Stock Appreciation Right, and must comply with or qualify for an exemption under Section 409A. Also notwithstanding the foregoing, the right to any dividends or dividend equivalents declared and paid on Restricted Stock must (i) be paid at the same time such dividends or dividend equivalents are paid to other stockholders and (ii) comply with or qualify for an exemption under Section 409A.

SECTION 7. OPTIONS

7.1	Grant of Options

The Committee may grant Options designated as Incentive Stock Options or Nonqualified Stock Options.

7.2	Option Exercise Price

Options shall be granted with an exercise price per share not less than 100% of the Fair Market Value of the Common Stock on the Grant Date (and such exercise price shall not be less than the minimum exercise price required by Section 422 of the Code with respect to Incentive Stock Options), except in the case of Substitute Awards.

7.3	Term of Options

Subject to earlier termination in accordance with the terms of the Plan and the instrument evidencing the Option, the maximum term of an Option shall be seven years from the Grant Date.

7.4	Exercise of Options

(a) The Committee shall establish and set forth in each instrument that evidences an Option the time at which, or the installments in which, the Option shall vest and become exercisable, any of which provisions may be waived or modified by the Committee at any time.

(b) To the extent an Option has vested and become exercisable, the Option may be exercised in whole or from time to time in part by delivery to or as directed or approved by the Company of a properly executed stock option exercise agreement or notice, in a form and in accordance with procedures established by the Committee, setting forth the number of shares with respect to which the Option is being exercised, the restrictions imposed on the shares purchased under such exercise agreement or notice, if any, and such representations and agreements as may be required by the Committee, accompanied by payment in full as described in Sections 7.5. An Option may be exercised only for whole shares and may not be exercised for less than a reasonable number of shares at any one time, as determined by the Committee.

7.5	Payment of Exercise Price

The exercise price for shares purchased under an Option shall be paid in full to the Company by delivery of consideration equal to the product of the Option exercise price and the number of shares purchased. Such consideration must be paid before the Company will issue the shares being purchased and must be in a form or a combination of forms acceptable to the Committee for that purchase, which forms may include:

(a) cash;

(b) check or wire transfer;

(c) having the Company withhold shares of Common Stock that would otherwise be issued on exercise of the Option that have an aggregate Fair Market Value equal to the aggregate exercise price of the shares being purchased under the Option;

(d) tendering (either actually or, so long as the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, by attestation) shares of Common Stock owned by the Participant that have an aggregate Fair Market Value equal to the aggregate exercise price of the shares being purchased under the Option;

(e) so long as the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, and to the extent permitted by law, delivery of a properly executed exercise agreement or notice, together with irrevocable instructions to a brokerage firm designated or approved by the Company to deliver promptly to the Company the aggregate amount of proceeds to pay the Option exercise price and any withholding tax obligations that may arise in connection with the exercise, all in accordance with the regulations of the Federal Reserve Board; or

(f) such other consideration as the Committee may permit.

7.6	Effect of Termination of Service

(a) The Committee shall establish and set forth in each instrument that evidences an Option whether the Option shall continue to be exercisable, and the terms and conditions of such exercise, after a Termination of Service, any of which provisions may be waived or modified by the Committee at any time.

(b) If the exercise of the Option following a Participant’s Termination of Service, but while the Option is otherwise exercisable, would be prohibited solely because the issuance of Common Stock would violate either the registration requirements under the Securities Act or the Company’s insider trading policy, then the Option shall remain exercisable until the earlier of (i) the Option Expiration Date and (ii) the expiration of a period of three months (or such longer period of time as determined by the Committee in its sole discretion) after the Participant’s Termination of Service during which the exercise of the Option would not be in violation of such Securities Act or insider trading policy requirements.

SECTION 8. INCENTIVE STOCK OPTION LIMITATIONS

Notwithstanding any other provision of the Plan to the contrary, the terms and conditions of any Incentive Stock Options shall in addition comply in all respects with Section 422 of the Code, or any successor provision, and any applicable regulations thereunder. If the shareholders of the Company do not approve the Plan within 12 months after the Board’s adoption of the Plan (or the Board’s adoption of any amendment to the Plan that constitutes the adoption of a new plan for purposes of Section 422 of the Code) Incentive Stock Options granted under the Plan after the date of the Board’s adoption (or approval) will be treated as Nonqualified Stock Options. No Incentive Stock Options may be granted more than ten years after the earlier of the approval by the Board or the shareholders of the Plan (or any amendment to the Plan that constitutes the adoption of a new plan for purposes of Section 422 of the Code).

SECTION 9. STOCK APPRECIATION RIGHTS

9.1	Grant of Stock Appreciation Rights

The Committee may grant Stock Appreciation Rights to Participants at any time on such terms and conditions as the Committee shall determine in its sole discretion. An SAR may be granted in tandem with an Option (a “tandem SAR”) or alone (a “freestanding SAR”). The grant price of a tandem SAR shall be equal to the exercise price of the related Option. The grant price of a freestanding SAR shall be established in accordance with procedures for Options set forth in Section 7.2. A SAR may be exercised upon such terms and conditions and for such term as the Committee determines in its sole discretion; provided, however, that, subject to earlier termination in accordance with the terms of the Plan and the instrument evidencing the SAR, the maximum term of a freestanding SAR shall be ten years, and in the case of a tandem SAR, (a) the term shall not exceed the term of the related Option and (b) the tandem SAR may be exercised for all or part of the shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option, except that the tandem SAR may be exercised only with respect to the shares for which its related Option is then exercisable.

9.2	Payment of SAR Amount

Upon the exercise of an SAR, a Participant shall be entitled to receive payment in an amount determined by multiplying: (a) the difference between the Fair Market Value of the Common Stock on the date of exercise over the grant price of the SAR by (b) the number of shares with respect to which the SAR is exercised. At the discretion of the Committee as set forth in the instrument evidencing the Award, the payment upon exercise of an SAR may be in cash, in shares, in some combination thereof or in any other manner approved by the Committee in its sole discretion.

9.3	Waiver of Restrictions

The Committee, in its sole discretion, may waive any other terms, conditions or restrictions on any SAR under such circumstances and subject to such terms and conditions as the Committee shall deem appropriate.

SECTION 10. STOCK AWARDS, RESTRICTED STOCK AND STOCK UNITS

10.1	Grant of Stock Awards, Restricted Stock and Stock Units

The Committee may grant Stock Awards, Restricted Stock and Stock Units on such terms and conditions and subject to such repurchase or forfeiture restrictions, if any, which may be based on continuous employment or service with the Company or a Related Company or the achievement of any performance goals, as the Committee shall determine in its sole discretion, which terms, conditions and restrictions shall be set forth in the instrument evidencing the Award.

10.2	Vesting of Restricted Stock and Stock Units

Upon the satisfaction of any terms, conditions and restrictions prescribed with respect to Restricted Stock or Stock Units, or upon a Participant’s release from any terms, conditions and restrictions on Restricted Stock or Stock Units, as determined by the Committee, and subject to the provisions of Section 13, (a) the shares covered by each Award of Restricted Stock shall become freely transferable by the Participant, and (b) Stock Units shall be paid in shares of Common Stock or, if set forth in the instrument evidencing the Awards, in cash or a combination of cash and shares of Common Stock. Any fractional shares subject to such Awards shall be paid to the Participant in cash.

10.3	Waiver of Restrictions

The Committee, in its sole discretion, may waive the repurchase or forfeiture period and any other terms, conditions or restrictions on any Restricted Stock or Stock Units under such circumstances and subject to such terms and conditions as the Committee shall deem appropriate.

SECTION 11. PERFORMANCE AWARDS

11.1	Performance Shares

The Committee may grant Awards of Performance Shares, designate the Participants to whom Performance Shares are to be awarded and determine the number of Performance Shares and the terms and conditions of each such Award. Performance Shares shall consist of a unit valued by reference to a designated number of shares of Common Stock, the value of which may be paid to the Participant by delivery of shares of Common Stock or, if set forth in the instrument evidencing the Award, of such property as the Committee shall determine, including, without limitation, cash, shares of Common Stock, other property, or any combination thereof, upon the attainment of performance goals, as established by the Committee, and other terms and conditions specified by the Committee. The amount to be paid under an Award of Performance Shares may be adjusted on the basis of such further consideration as the Committee shall determine in its sole discretion.

11.2	Performance Units

The Committee may grant Awards of Performance Units, designate the Participants to whom Performance Units are to be awarded and determine the number of Performance Units and the terms and conditions of each such Award. Performance Units shall consist of a unit valued by reference to a designated amount of property other than shares of Common Stock, which value may be paid to the Participant by delivery of such property as the

Committee shall determine, including, without limitation, cash, shares of Common Stock, other property, or any combination thereof, upon the attainment of performance goals, as established by the Committee, and other terms and conditions specified by the Committee. The amount to be paid under an Award of Performance Units may be adjusted on the basis of such further consideration as the Committee shall determine in its sole discretion.

SECTION 12. OTHER STOCK OR CASH-BASED AWARDS

Subject to the terms of the Plan and such other terms and conditions as the Committee deems appropriate, the Committee may grant other incentives payable in cash or in shares of Common Stock under the Plan.

SECTION 13. WITHHOLDING

13.1	Payment of Tax Withholding and Other Obligations

The Company may require the Participant to pay to the Company or a Related Company, as applicable, the amount of (a) any taxes that the Company or a Related Company is required by applicable federal, state, local or foreign law to withhold with respect to the grant, vesting or exercise of an Award or any other taxable or tax withholding event related to an Award (“tax withholding obligations”) and (b) any amounts due from the Participant to the Company or to any Related Company (“other obligations”). Notwithstanding any other provision of the Plan to the contrary, the Company shall not be required to issue any shares of Common Stock or otherwise settle an Award under the Plan until such tax withholding obligations and other obligations are satisfied.

13.2	Payment Methods

The Committee, in its sole discretion, may permit or require a Participant to satisfy all or part of the Participant’s tax withholding obligations and other obligations by one or a combination of any of the following: (a) paying cash to the Company, (b) having the Company or a Related Company, as applicable, withhold an amount from any cash amounts otherwise due or to become due from the Company or a Related Company to the Participant, (c) having the Company withhold a number of shares of Common Stock that would otherwise be issued to the Participant (or become vested, in the case of Restricted Stock) having a Fair Market Value equal to the tax withholding obligations and other obligations, (d) surrendering a number of shares of Common Stock the Participant already owns having a value equal to the tax withholding obligations and other obligations, (e) selling shares of Common Stock issued under an Award on the open market or to the Company, or (f) taking such other action as may be necessary in the opinion of the Committee to satisfy any applicable tax withholding obligations. The value of the shares so withheld or tendered may not exceed the employer’s applicable minimum required tax withholding rate or such other applicable rate as is necessary to avoid adverse treatment for financial accounting purposes, as determined by the Committee in its sole discretion.

SECTION 14. ASSIGNABILITY

No Award or interest in an Award may be sold, assigned, pledged (as collateral for a loan or as security for the performance of an obligation or for any other purpose) or transferred by a Participant or made subject to attachment or similar proceedings otherwise than by will or by the applicable laws of descent and distribution, except to the extent, at the discretion of the Committee, the instrument evidencing the Award permits the Participant to designate one or more beneficiaries on a Company-approved form who may exercise the Award or receive payment under the Award after the Participant’s death. During a Participant’s lifetime, an Award may be exercised only by the Participant. Notwithstanding the foregoing and to the extent permitted by Section 422 of the Code, the Committee, in its sole discretion, may permit a Participant to assign or transfer an Award subject to such terms and conditions as the Committee shall specify.

SECTION 15. ADJUSTMENTS

15.1	Adjustment of Shares

In the event that, at any time or from time to time, a stock dividend, stock split, spin-off, combination or exchange of shares, recapitalization, merger, consolidation, distribution to stockholders other than a normal cash dividend, or other change in the Company’s corporate or capital structure results in (a) the outstanding shares of Common Stock, or any securities exchanged therefor or received in their place, being exchanged for a different number or kind of securities of the Company or (b) new, different or additional securities of the Company or any other company being received by the holders of shares of Common Stock, then the Committee shall make proportional adjustments in (i) the maximum number and kind of securities available for issuance under the Plan; (ii) the maximum number and kind of securities issuable as Incentive Stock Options as set forth in Section 4.2; (iii) the maximum numbers and kind of securities set forth in Section 16.3; (iv) the maximum number and kind of securities set forth in Section 4.3; and (v) the number and kind of securities that are subject to any outstanding Award and the per share price of such securities, without any change in the aggregate price to be paid therefor. The determination by the Committee as to the terms of any of the foregoing adjustments shall be conclusive and binding.

Notwithstanding the foregoing, the issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services rendered, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, outstanding Awards. Also notwithstanding the foregoing, a dissolution or liquidation of the Company or a Company Transaction shall not be governed by this Section 15.1 but shall be governed by Sections 15.2 and 15.3, respectively.

15.2	Dissolution or Liquidation

To the extent not previously exercised or settled, and unless otherwise determined by the Committee in its sole discretion, Awards shall terminate immediately prior to the dissolution or liquidation of the Company. To the extent a vesting condition, forfeiture provision or repurchase right applicable to an Award has not been waived by the Committee, the Award shall be forfeited immediately prior to the consummation of the dissolution or liquidation.

15.3	Change in Control

Notwithstanding any other provision of the Plan to the contrary, unless the Committee shall determine otherwise in the instrument evidencing the Award or in a written employment, services or other agreement between the Participant and the Company or a Related Company, in the event of a Change in Control:

(a) All outstanding Awards that are subject to vesting based on continued employment or service with the Company or a Related Company shall become fully vested and immediately exercisable or payable, and all applicable restrictions or forfeiture provisions shall lapse, immediately prior to the Change in Control and such Awards shall terminate at the effective time of the Change in Control; provided, however, that with respect to a Change in Control that is a Company Transaction in which such Awards could be converted, assumed, substituted for or replaced by the Successor Company, such Awards shall become fully vested and exercisable or payable, and all applicable restrictions or forfeiture provisions shall lapse, only if and to the extent such Awards are not converted, assumed, substituted for or replaced by the Successor Company. If and to the extent that the Successor Company converts, assumes, substitutes for or replaces an Award, the vesting restrictions and/or forfeiture provisions applicable to such Award shall not be accelerated or lapse, and all such vesting restrictions and/or forfeiture provisions shall continue with respect to any shares of the Successor Company or other consideration that may be received with respect to such Award.

For the purposes of this Section 15.3(a), an Award shall be considered converted, assumed, substituted for or replaced by the Successor Company if following the Company Transaction the Award confers the right to purchase or receive, for each share of Common Stock subject to the Award immediately prior to the Company Transaction, the consideration (whether stock, cash or other securities or property) received in the Company Transaction by holders of Common Stock for each share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the Company Transaction is not solely common stock of the Successor Company, the Committee may, with the consent of the Successor Company, provide for the consideration to be received pursuant to the Award, for each share of Common Stock subject thereto, to be solely common stock of the Successor Company substantially equal in fair market value to the per share consideration received by holders of Common Stock in the Company Transaction. The determination of such substantial equality of value of consideration shall be made by the Committee, and its determination shall be conclusive and binding.

(b) All Performance Shares, Performance Units and other outstanding Awards that are subject to vesting based on the achievement of specified performance goals and that are earned and outstanding as of the date the Change in Control is determined to have occurred and for which the payout level has been determined shall be payable in full in accordance with the payout schedule pursuant to the instrument evidencing the Award. Any remaining outstanding Performance Shares, Performance Units and other outstanding Awards that are subject to vesting based on the achievement of specified performance goals (including any applicable performance period) for which the payout level has not been determined shall be prorated at the target payout level up to and including the date of such Change in Control and shall be payable in accordance with the payout schedule pursuant to the instrument evidencing the Award. Any existing deferrals or other restrictions not waived by the Committee in its sole discretion shall remain in effect.

(c) Notwithstanding the foregoing, the Committee, in its sole discretion, may instead provide in the event of a Change in Control that is a Company Transaction that a Participant’s outstanding Awards shall terminate upon or immediately prior to such Company Transaction and that such Participant shall receive, in exchange therefor, a cash payment equal to the amount (if any) by which (x) the value of the per share consideration received by holders of Common Stock in the Company Transaction, or, in the event the Company Transaction is one of the transactions listed under subsection (c) in the definition of Company Transaction or otherwise does not result in direct receipt of consideration by holders of Common Stock, the value of the deemed per share consideration received, in each case as determined by the Committee in its sole discretion, multiplied by the number of shares of Common Stock subject to such outstanding Awards (to the extent then vested and exercisable or whether or not then vested and exercisable, as determined by the Committee in its sole discretion) exceeds (y) if applicable, the respective aggregate exercise price or grant price for such Awards.

(d) For the avoidance of doubt, nothing in this Section 15.3 requires all outstanding Awards to be treated similarly.

15.4	Further Adjustment of Awards

Subject to Sections 15.2 and 15.3, the Committee shall have the discretion, exercisable at any time before a sale, merger, consolidation, reorganization, liquidation, dissolution or change of control of the Company, as defined by the Committee, to take such further action as it determines to be necessary or advisable with respect to Awards. Such authorized action may include (but shall not be limited to) establishing, amending or waiving the type, terms, conditions or duration of, or restrictions on, Awards so as to provide for earlier, later, extended or additional time for exercise, lifting restrictions and other modifications, and the Committee may take such actions with respect to all Participants, to certain categories of Participants or only to individual Participants. The Committee may take such action before or after granting Awards to which the action relates and before or after any public announcement with respect to such sale, merger, consolidation, reorganization, liquidation, dissolution or change of control that is the reason for such action.

15.5	No Limitations

The grant of Awards shall in no way affect the Company’s right to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

15.6	No Fractional Shares

In the event of any adjustment in the number of shares covered by any Award, each such Award shall cover only the number of full shares resulting from such adjustment, and any fractional shares resulting from such adjustment shall be disregarded.

15.7	Section 409A

Notwithstanding any other provision of the Plan to the contrary, (a) any adjustments made pursuant to this Section 15 to Awards that are considered “deferred compensation” within the meaning of Section 409A shall be made in compliance with the requirements of Section 409A and (b) any adjustments made pursuant to this Section 15 to Awards that are not considered “deferred compensation” subject to Section 409A shall be made in such a manner as to ensure that after such adjustment the Awards either (i) continue not to be subject to Section 409A or (ii) comply with the requirements of Section 409A.

SECTION 16. CODE SECTION 162(m) PROVISIONS

Notwithstanding any other provision of the Plan to the contrary, if the Committee determines, at the time Awards are granted to a Participant who is, or is likely to be as of the end of the tax year in which the Company would claim a tax deduction in connection with such Award, a Covered Employee, then the Committee may provide that this Section 16 is applicable to such Award.

16.1	Performance Criteria

(a) If an Award is subject to this Section 16, then the lapsing of restrictions thereon and the distribution of cash, shares of Common Stock or other property pursuant thereto, as applicable, shall be subject to the achievement of one or more objective performance goals established by the Committee, which shall be based on the attainment of specified levels of one of or any combination of the following “performance criteria” for the Company as a whole or any business unit of the Company, as reported or calculated by the Company: cash flows (including, but not limited to, operating cash flow, free cash flow or cash flow return on capital); cash position; working capital; earnings per share; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; book value per share; operating income (including or excluding depreciation, amortization, extraordinary items, restructuring charges or other expenses); revenues; operating margins; operating earnings; economic profit; profit before tax; return on assets; return on equity; debt; debt plus equity; ratio of debt to debt plus equity; ratio of operating earnings to capital spending; sales growth; market or economic value added; equity or stockholder’s equity; stock price appreciation; total stockholder return; cost control; strategic initiatives; market share; net income; net profit; net sales; return on invested capital; improvements in capital structure; or customer satisfaction, employee satisfaction, services performance, subscriber, cash management or asset management metrics (together, the “Performance Criteria”).

(b) Such performance goals also may be based on the achievement of specified levels of Company performance (or performance of an applicable affiliate or business unit of the Company) under one or more of the Performance Criteria described above relative to the performance of other corporations. Such performance goals shall be set by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m) of the Code, or any successor provision thereto, and the regulations thereunder.

(c) The Committee may provide in any such Award that any evaluation of performance may include or exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (iv) any reorganization and restructuring programs, (v) extraordinary nonrecurring items as described in Accounting Standards Codification 225-20 and/or in Management’s Discussion and Analysis of Financial Condition and Results of Operations appearing in the Company’s annual report to stockholders for the applicable year, (vi) acquisitions or divestitures, (vii) foreign exchange gains and losses, and (viii) gains and losses on asset sales. To the extent such inclusions or exclusions affect Awards to Covered Employees, they shall be prescribed in a form that satisfies the requirements for “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code, or any successor provision thereto.

16.2	Compensation Committee Certification; Adjustment of Awards

(a) After the completion of each performance period, the Compensation Committee shall certify the extent to which any performance goal established under this Section 16 has been satisfied, and the amount payable as a result thereof, prior to payment, settlement or vesting, as applicable, of any Award subject to this Section 16.

(b) Notwithstanding any provision of the Plan other than Section 15, with respect to any Award that is subject to this Section 16, the Committee may adjust downwards, but not upwards, the amount payable pursuant to such Award, and the Committee may not waive the achievement of the applicable performance goals except in the case of the death or disability of the Covered Employee.

16.3	Limitations

(a) Subject to adjustment from time to time as provided in Section 15.1, no Covered Employee may be granted Awards other than Performance Units subject to this Section 16 in any calendar year period with respect to more than 750,000 shares of Common Stock for such Awards, except that the Company may make additional onetime grants of such Awards for up to 750,000 shares to newly hired or newly promoted individuals, and the maximum dollar value payable with respect to Performance Units or other awards payable in cash subject to this Section 16 granted to any Covered Employee in any one calendar year is $1,000,000.

(b) The Committee shall have the power to impose such other restrictions on Awards subject to this Section 16 as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code, or any successor provision thereto.

SECTION 17. AMENDMENT AND TERMINATION

17.1	Amendment, Suspension or Termination

The Board or the Compensation Committee may amend, suspend or terminate the Plan or any portion of the Plan at any time and in such respects as it shall deem advisable; provided, however, that, to the extent required by applicable law, regulation or stock exchange rule, stockholder approval shall be required for any amendment to the Plan; and provided, further, that any amendment that requires stockholder approval may be made only by the Board. Subject to Section 17.3, the Committee may amend the terms of any outstanding Award, prospectively or retroactively.

17.2	Term of the Plan

Unless sooner terminated as provided herein, the Plan shall automatically terminate ten years from the Effective Date. After the Plan is terminated, no future Awards may be granted, but Awards previously granted shall remain outstanding in accordance with their terms and conditions and the Plan’s terms and conditions.

17.3	Consent of Participant

The amendment, suspension or termination of the Plan or a portion thereof or the amendment of an outstanding Award shall not, without the Participant’s consent, materially adversely affect any rights under any Award theretofore granted to the Participant under the Plan. Any change or adjustment to an outstanding Incentive Stock Option shall not, without the consent of the Participant, be made in a manner so as to constitute a “modification” that would cause such Incentive Stock Option to fail to continue to qualify as an Incentive Stock Option. Notwithstanding the foregoing, any adjustments made pursuant to Section 15 shall not be subject to these restrictions.

SECTION 18. GENERAL

18.1	No Individual Rights

(a) No individual or Participant shall have any claim to be granted any Award under the Plan, and the Company has no obligation for uniformity of treatment of Participants under the Plan.

(b) Furthermore, nothing in the Plan or any Award granted under the Plan shall be deemed to constitute an employment contract or confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or any Related Company or limit in any way the right of the Company or any Related Company to terminate a Participant’s employment or other relationship at any time, with or without cause.

18.2	Issuance of Shares

(a) Notwithstanding any other provision of the Plan, the Company shall have no obligation to issue or deliver any shares of Common Stock under the Plan or make any other distribution of benefits under the Plan unless, in the opinion of the Company’s counsel, such issuance, delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act or the laws of any state or foreign jurisdiction) and the applicable requirements of any securities exchange or similar entity.

(b) The Company shall be under no obligation to any Participant to register for offering or resale or to qualify for exemption under the Securities Act, or to register or qualify under the laws of any state or foreign jurisdiction, any shares of Common Stock, security or interest in a security paid or issued under, or created by, the Plan, or to continue in effect any such registrations or qualifications if made.

(c) The inability of the Company or impracticability for the Company, as determined by the Committee in its sole discretion, to obtain or maintain approval from any regulatory body having jurisdiction or to comply with applicable requirements, which approval and compliance are deemed by the Company’s counsel to be necessary to the lawful issuance, delivery, and sale of any shares of Common Stock, shall relieve the Company of any liability in respect of the failure to issue, deliver, or sell such shares as to which the requisite approval has not been obtained or as to which any necessary requirements are not met.

(d) As a condition to the exercise of an Option or any other receipt of Common Stock pursuant to an Award under the Plan, the Company may require (i) the Participant to represent and warrant at the time of any such exercise or receipt that such shares are being purchased or received only for the Participant’s own account and without any present intention to sell or distribute such shares and (ii) such other action or agreement by the Participant as may from time to time be necessary to comply with federal, state and foreign securities laws. At the option of the Company, a stop-transfer order against any such shares may be placed on the official stock books and records of the Company, and a legend indicating that such shares may not be pledged, sold or otherwise transferred, unless an opinion of counsel is provided (concurred in by counsel for the Company) stating that such transfer is not in violation of any applicable law or regulation, may be stamped on stock certificates to ensure exemption from registration. The Committee may also require the Participant to execute and deliver to the Company a purchase agreement or such other agreement as may be in use by the Company at such time that describes certain terms and conditions applicable to the shares.

(d) To the extent the Plan or any instrument evidencing an Award provides for issuance of stock certificates to reflect the issuance of shares of Common Stock, the issuance may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

18.3	Indemnification

(a) Each person who is or shall have been a member of the Board, the Compensation Committee or a committee of the Board, or an officer of the Company to whom authority was delegated in accordance with Section 3, shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit or proceeding to which such person may be a party or in which such person may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by such person in settlement thereof, with the Company’s approval, or paid by such person in satisfaction of any judgment in any such claim, action, suit or proceeding against such person; provided, however, unless such loss, cost, liability or expense is a result of such person’s own willful misconduct or except as expressly provided by statute, that such person shall give the Company an opportunity, at its own expense, to handle and defend the same before such person undertakes to handle and defend it on such person’s own behalf.

(b) The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such person may be entitled under the Company’s certificate of incorporation or bylaws, as a matter of law, or otherwise, or of any power that the Company may have to indemnify or hold harmless.

18.4	No Rights as a Stockholder

Unless otherwise provided by the Committee or in the instrument evidencing the Award or in a written employment, services or other agreement, no Award, other than a Stock Award or Restricted Stock Award, shall entitle the Participant to any cash dividend, voting or other right of a stockholder unless and until the date of issuance under the Plan of the shares that are the subject of such Award.

18.5	Compliance with Laws and Regulations

(a) In interpreting and applying the provisions of the Plan, any Option granted as an Incentive Stock Option pursuant to the Plan shall, to the extent permitted by law, be construed as an “incentive stock option” within the meaning of Section 422 of the Code.

(b) The Plan and Awards granted under the Plan are intended to be exempt from the requirements of Section 409A to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4), the exclusion applicable to stock options, stock appreciation rights and certain other equity-based compensation under Treasury Regulation Section 1.409A-1(b)(5), or otherwise. To the extent Section 409A is applicable to the Plan or any Award granted under the Plan, it is intended that the Plan and any Awards granted under the Plan comply with the deferral, payout and other limitations and restrictions imposed under Section 409A. Notwithstanding any other provision of the Plan or any Award granted under the Plan to the contrary, the Plan and any Award granted under the Plan shall be interpreted, operated and administered in a manner consistent with such intentions. Without limiting the generality of the foregoing, and notwithstanding any other provision of the Plan or any Award granted under the Plan to the contrary, with respect to any payments and benefits under the Plan or any Award granted under the Plan to which Section 409A applies, all references in the Plan or any Award granted under the Plan to the termination of the Participant’s employment or service are intended to mean the Participant’s “separation from service,” within the meaning of Section 409A(a)(2)(A)(i) of the Code. In addition, if the Participant is a “specified employee,” within the meaning of

Section 409A, then to the extent necessary to avoid subjecting the Participant to the imposition of any additional tax under Section 409A, amounts that would otherwise be payable under the Plan or any Award granted under the Plan during the six-month period immediately following the Participant’s “separation from service,” within the meaning of Section 409A(a)(2)(A)(i) of the Code, shall not be paid to the Participant during such period, but shall instead be accumulated and paid to the Participant (or, in the event of the Participant’s death, the Participant’s estate) in a lump sum on the first business day after the earlier of the date that is six months following the Participant’s separation from service or the Participant’s death. Notwithstanding any other provision of the Plan to the contrary, the Committee, to the extent it deems necessary or advisable in its sole discretion, reserves the right, but shall not be required, to unilaterally amend or modify the Plan and any Award granted under the Plan so that the Award qualifies for exemption from or complies with Section 409A of the Code; provided, however, that the Committee makes no representations that Awards granted under the Plan shall be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to Awards granted under the Plan.

(c) Also notwithstanding any other provision of the Plan to the contrary, the Board or the Compensation Committee shall have broad authority to amend the Plan or any outstanding Award without the consent of the Participant to the extent the Board or the Compensation Committee deems necessary or advisable to comply with, or take into account, changes in applicable tax laws, securities laws, accounting rules or other applicable laws, rules or regulations.

18.6	Participants in Other Countries or Jurisdictions

Without amending the Plan, the Committee may grant Awards to Eligible Persons who are foreign nationals on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of the Plan and shall have the authority to adopt such modifications, procedures, subplans and the like as may be necessary or desirable to comply with provisions of the laws or regulations of other countries or jurisdictions in which the Company or any Related Company may operate or have employees to ensure the viability of the benefits from Awards granted to Participants employed in such countries or jurisdictions, meet the requirements that permit the Plan to operate in a qualified or tax-efficient manner, comply with applicable foreign laws or regulations and meet the objectives of the Plan.

18.7	No Trust or Fund

The Plan is intended to constitute an “unfunded” plan. Nothing contained herein shall require the Company to segregate any monies or other property, or shares of Common Stock, or to create any trusts, or to make any special deposits for any immediate or deferred amounts payable to any Participant, and no Participant shall have any rights that are greater than those of a general unsecured creditor of the Company.

18.8	Successors

All obligations of the Company under the Plan with respect to Awards shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all the business and/or assets of the Company.

18.9	Severability

If any provision of the Plan or any Award is determined to be invalid, illegal or unenforceable in any jurisdiction, or as to any person, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or, if it cannot be so construed or deemed amended without, in the Committee’s determination, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

18.10	Choice of Law and Venue

The Plan, all Awards granted thereunder and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of Delaware without giving effect to principles of conflicts of law. Participants irrevocably consent to the nonexclusive jurisdiction and venue of the state and federal courts located in the State of Oregon.

18.11	Legal Requirements

The granting of Awards and the issuance of shares of Common Stock under the Plan are subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required, whether located in the United States or a foreign jurisdiction.

SECTION 19. EFFECTIVE DATE

The effective date (the “Effective Date”) is the date on which the Plan is approved by the stockholders of the Company.

APPENDIX A

DEFINITIONS

As used in the Plan,

“Acquired Entity” means any entity acquired by the Company or a Related Company or with which the Company or a Related Company merges or combines.

“Award” means any Option, Stock Appreciation Right, Stock Award, Restricted Stock, Stock Unit, Performance Share, Performance Unit, cash-based award or other incentive payable in cash or in shares of Common Stock as may be designated by the Committee from time to time.

“Board” means the Board of Directors of the Company.

“Cause,” unless otherwise defined in the instrument evidencing an Award or in a written employment, services or other agreement between the Participant and the Company or a Related Company, means dishonesty, fraud, serious or willful misconduct, unauthorized use or disclosure of confidential information or trade secrets, or conduct prohibited by law (except minor violations), in each case as determined by the Company’s chief human resources officer or other person performing that function or, in the case of directors and executive officers, the Compensation Committee, whose determination shall be conclusive and binding.

“Change in Control,” unless the Committee determines otherwise with respect to an Award at the time the Award is granted or unless otherwise defined for purposes of an Award in a written employment, services or other agreement between the Participant and the Company or a Related Company, means the occurrence of any of the following events:

(a) an acquisition by any Entity of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (1) the number of then outstanding shares of Common Stock (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”), provided, however, that the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege where the security being so converted was not acquired directly from the Company by the party exercising the conversion privilege, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Related Company, or (iv) an acquisition by any Entity pursuant to a transaction that meets the conditions of clauses (i), (ii) and (iii) set forth in the definition of Company Transaction;

(b) a change in the composition of the Board during any two-year period such that the individuals who, as of the beginning of such two-year period, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that for purposes of this definition, any individual who becomes a member of the Board subsequent to the beginning of the two-year period, whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; and provided further, however, that any such individual whose initial assumption of office occurs as a result of or in connection with an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of an Entity other than the Board shall not be considered a member of the Incumbent Board; or

(c) consummation of a Company Transaction.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

“Committee” has the meaning set forth in Section 3.1.

“Common Stock” means the common stock, par value $0.001 per share, of the Company.

“Company” means TriQuint Semiconductor, Inc., a Delaware corporation.

“Company Transaction,” unless the Committee determines otherwise with respect to an Award at the time the Award is granted or unless otherwise defined for purposes of an Award in a written employment, services or other agreement between the Participant and the Company or a Related Company, means consummation of:

(a) a merger or consolidation of the Company with or into any other company;

(b) a sale in one transaction or a series of transactions undertaken with a common purpose of at least 50% of the Company’s outstanding voting securities; or

(c) a sale, lease, exchange or other transfer in one transaction or a series of related transactions undertaken with a common purpose of all or substantially all of the Company’s assets,

excluding, however, in each case, a transaction pursuant to which

(i) the Entities who are the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Company Transaction will beneficially own, directly or indirectly, at least 50% of the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, of the Successor Company in substantially the same proportions as their ownership, immediately prior to such Company Transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities;

(ii) no Entity (other than the Company, any employee benefit plan (or related trust) of the Company, a Related Company or a Successor Company) will beneficially own, directly or indirectly, 50% or more of, respectively, the outstanding shares of common stock of the Successor Company or the combined voting power of the outstanding voting securities of the Successor Company entitled to vote generally in the election of directors unless such ownership resulted solely from ownership of securities of the Company prior to the Company Transaction; and

(iii) individuals who were members of the Incumbent Board will immediately after the consummation of the Company Transaction constitute at least a majority of the members of the board of directors of the Successor Company.

Where a series of transactions undertaken with a common purpose is deemed to be a Company Transaction, the date of such Company Transaction shall be the date on which the last of such transactions is consummated.

“Compensation Committee” means the Compensation Committee of the Board.

“Covered Employee” means a “covered employee” as that term is defined for purposes of Section 162(m)(3) of the Code or any successor provision.

“Disability,” unless otherwise defined by the Committee for purposes of the Plan in the instrument evidencing an Award or in a written employment, services or other agreement between the Participant and the Company or a Related Company, means a mental or physical impairment of the Participant that is expected to result in death or that has lasted or is expected to last for a continuous period of 12 months or more and that causes the Participant to be unable to perform his or her material duties for the Company or a Related Company and to be engaged in any substantial gainful activity, in each case as determined by the Company’s chief human resources officer or other person performing that function or, in the case of directors and executive officers, the Compensation Committee, whose determination shall be conclusive and binding.

“Effective Date” has the meaning set forth in Section 19.

“Eligible Person” means any person eligible to receive an Award as set forth in Section 5.

“Entity” means any individual, entity or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act).

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Fair Market Value” means the closing price for the Common Stock on any given date during regular trading, or if not trading on that date, such price on the last preceding date on which the Common Stock was traded, unless determined otherwise by the Committee using such methods or procedures as it may establish.

“Grant Date” means the later of (a) the date on which the Committee completes the corporate action authorizing the grant of an Award or such later date specified by the Committee and (b) the date on which all conditions precedent to an Award have been satisfied, provided that conditions to the exercisability or vesting of Awards shall not defer the Grant Date.

“Incentive Stock Option” means an Option granted with the intention that it qualify as an “incentive stock option” as that term is defined for purposes of Section 422 of the Code or any successor provision.

“Incumbent Board” has the meaning set forth in the definition of “Change in Control.”

“Nonqualified Stock Option” means an Option other than an Incentive Stock Option.

“Option” means a right to purchase Common Stock granted under Section 7.

“Option Expiration Date” means the last day of the maximum term of an Option.

“Outstanding Company Common Stock” has the meaning set forth in the definition of “Change in Control.”

“Outstanding Company Voting Securities” has the meaning set forth in the definition of “Change in Control.”

“Parent Company” means a company or other entity which as a result of a Company Transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries.

“Participant” means any Eligible Person to whom an Award is granted.

“Performance Award” means an Award of Performance Shares or Performance Units granted under Section 11.

“Performance Criteria” has the meaning set forth in Section 16.1.

“Performance Share” means an Award of units denominated in shares of Common Stock granted under Section 11.1.

“Performance Unit” means an Award of units denominated in cash or property other than shares of Common Stock granted under Section 11.2.

“Plan” means the TriQuint Semiconductor, Inc. 2013 Incentive Plan.

“Prior Plan” has the meaning set forth in Section 4.1(c).

“Related Company” means any entity that is directly or indirectly controlled by, in control of or under common control with the Company, as determined by the Committee in its sole discretion.

“Restricted Stock” means an Award of shares of Common Stock granted under Section 10, the rights of ownership of which are subject to restrictions prescribed by the Committee.

“Restricted Stock Unit” means a Stock Unit subject to restrictions prescribed by the Committee.

“Retirement,” unless otherwise defined in the instrument evidencing the Award or in a written employment, services or other agreement between the Participant and the Company or a Related Company, means “Retirement” as defined for purposes of the Plan by the Committee or the Company’s chief human resources officer or other person performing that function or, if not so defined, means Termination of Service on or after the date the Participant reaches “normal retirement age,” as that term is defined in Section 411(a)(8) of the Code.

“Section 409A” means Section 409A of the Code.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Stock Appreciation Right” or “SAR” means a right granted under Section 9.1 to receive the excess of the Fair Market Value of a specified number of shares of Common Stock over the grant price.

“Stock Award” means an Award of shares of Common Stock granted under Section 10, the rights of ownership of which are not subject to restrictions prescribed by the Committee.

“Stock Unit,” including a Restricted Stock Unit, means an Award denominated in units of Common Stock granted under Section 10.

“Substitute Awards” means Awards granted or shares of Common Stock issued by the Company in substitution or exchange for awards previously granted by an Acquired Entity.

“Successor Company” means the surviving company, the successor company or Parent Company, as applicable, in connection with a Company Transaction.

“Termination of Service,” unless the Committee determines otherwise with respect to an Award, means a termination of employment or service relationship with the Company or a Related Company for any reason, whether voluntary or involuntary, including by reason of death, Disability or Retirement. Any question as to whether and when there has been a Termination of Service for the purposes of an Award and the cause of such Termination of Service shall be determined by the Company’s chief human resources officer or other person performing that function or, with respect to directors and executive officers, by the Compensation Committee, whose determination shall be conclusive and binding. Transfer of a Participant’s employment or service relationship between the Company and any Related Company shall not be considered a Termination of Service for purposes of an Award. Unless the Compensation Committee determines otherwise, a Termination of Service shall be deemed to occur if the Participant’s employment or service relationship is with an entity that has ceased to be a Related Company. A Participant’s change in status from an employee of the Company or a Related Company to a nonemployee director, consultant, advisor, or independent contractor of the Company or a Related Company or a change in status from a nonemployee director, consultant, advisor or independent contractor of the Company or a Related Company to an employee of the Company or a Related Company, shall not be considered a Termination of Service.

“Vesting Commencement Date” means the Grant Date or such other date selected by the Committee as the date from which an Award begins to vest.

VOTE BY INTERNET - www.proxyvote.comUse the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic RF MICRO DEVICES, INC. voting instruction form.7628 THORNDIKE ROADELECTRONIC DELIVERY OF FUTURE PROXY MATERIALSGREENSBORO, NC 27409 If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.VOTE BY PHONE - 1-800-690-6903Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.VOTE BY MAILMark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:M77760-S21842 KEEP THIS PORTION FOR YOUR RECORDSTHIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLYRF MICRO DEVICES, INC.The RFMD Board of Directors recommends you vote “FOR” the following proposals, each of which has been proposed by the For Against Abstain RFMD Board of Directors:1. To approve the Agreement and Plan of Merger and Reorganization, dated as of February 22, 2014 and amended as of July 15, 2014 (the “merger agreement”), by and among RF Micro Devices, Inc. (“RFMD”), TriQuint Semiconductor, Inc., and Rocky Holding, Inc., a newly formed Delaware corporation.2. To approve the adjournment of the RFMD special meeting (if necessary or appropriate to solicit additional proxies if there are not sufficient votes to approve the merger agreement).3. To approve, by non-binding advisory vote, the compensation arrangements for RFMD’s named executive officers in connection with the mergers.In their discretion, the proxies are authorized to vote on any other business that may properly come before the RFMD Special Meeting or any adjournment or postponement of the RFMD Special Meeting.Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice and Proxy Statement is available at www.proxyvote.com.M77761-S21842RF MICRO DEVICES, INC. Special Meeting of Shareholders September 5, 2014This proxy is solicited on behalf of the Board of Directors The undersigned shareholder of RF Micro Devices, Inc., a North Carolina corporation (“RFMD”), appoints Robert A. Bruggeworth and William A. Priddy, Jr., or either of them, with full power to act alone, the true and lawful attorneys in fact of the undersigned, with full power of substitution and revocation, to vote all shares of common stock of RFMD that the undersigned is entitled to vote at the special meeting of shareholders of RFMD to be held at the office of Womble Carlyle Sandridge & Rice, LLP, One West Fourth Street, Winston-Salem, North Carolina, on Friday, September 5, 2014 at 9:00 a.m. Eastern time and at any adjournment or postponement thereof, with all powers the undersigned would possess if personally present, as follows:The shares represented by this proxy will be voted in accordance with the instructions of the undersigned shareholder(s) when instructions are given in accordance with the procedures described herein and the accompanying proxy statement. This proxy, if duly executed and returned, will be voted “FOR” each of proposals 1, 2 and 3, if no instruction to the contrary is indicated. If any other business is properly presented at the special meeting, this proxy will be voted in accordance with the best judgment of the proxies identified above.PLEASE PROMPTLY COMPLETE, DATE, SIGN AND MAIL THIS PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR PROVIDE YOUR INSTRUCTION TO VOTE VIA THE INTERNET OR BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS ON THE REVERSE SIDE.Continued and to be signed on reverse side